As Filed with the Securities and Exchange Commission on January 3, 2008

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

M&F BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

North Carolina	6022	56-1980549
(State or Other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

2634 Durham-Chapel Hill Boulevard

Durham, North Carolina 27707

(919) 683-1521

(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Kim D. Saunders

Chief Executive Officer

M&F Bancorp, Inc.

2634 Durham-Chapel Hill Boulevard

Durham, North Carolina 27707

(919) 683-1521

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With Copies To:

Iain MacSween, Esq. Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. 230 N. Elm Street, Suite 2000 Greensboro, North Carolina 27401	Edward B. Crosland, Jr., Esq. Jones, Walker, Waechter, Poitevent, Carrere & Denègre, LLP 2600 Virginia Avenue, Suite 1113 Washington, DC 20037

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share or Unit	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(3)
Common Stock, no par value per share	363,719	N/A	$1,836,781	$73.00

(1)	Based upon an estimate of the maximum number of shares of common stock of M&F Bancorp, Inc. expected to be issued pursuant to the Agreement and Plan of Reorganization and Merger, dated as of August 9, 2007, among M&F Bancorp, Inc., Mechanics & Farmers Bank and Mutual Community Savings Bank, Inc., SSB (363,719 shares). Also based on an exchange ratio of one share of M&F Bancorp, Inc. common stock for each share of Mutual Community Savings Bank, Inc., SSB common stock.

(2)	Pursuant to Rule 457(c) and 457(f) under the Securities Act of 1933, as amended, and solely for the purpose of calculating the registration fee, the proposed maximum aggregate offering price is based on the last sale reported ($5.05) for shares of Mutual Community Savings Bank, Inc., SSB common stock on the OTC Bulletin Board, and an estimate of the maximum number of shares (363,719 shares) of Mutual Community Savings Bank, Inc., SSB common stock to be exchanged in the merger.

(3)	Determined in accordance with Section 6(b) of the Securities Act of 1933, as amended, at a rate equal to $39.30 per $1,000,000 of the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY – SUBJECT TO COMPLETION – DATED JANUARY 3, 2008

PROPOSED MERGER — YOUR VOTE IS VERY IMPORTANT

On August 9, 2007, we entered into the Agreement and Plan of Reorganization and Merger (the “Merger Agreement”) with M&F Bancorp, Inc. (“Bancorp”) and Mechanics & Farmers Bank, a subsidiary of Bancorp, (“M&F Bank”), providing for the merger of Mutual Community Savings Bank, Inc., SSB (“Mutual”) with and into M&F Bank (the “Merger”). Before we can complete the Merger, we must obtain the approval of the shareholders of Mutual. We are sending you this proxy statement/prospectus to ask you to vote in favor of the approval of the Merger Agreement.

If the Merger is completed, Mutual shareholders will be entitled to receive one share of Bancorp common stock in exchange for each share of Mutual common stock they hold immediately prior to the Merger, i.e., an aggregate of 363,719 shares of Bancorp common stock.

The exchange ratio in the Merger is fixed and will not be adjusted to reflect stock price changes prior to completion of the Merger. Based on the closing price of Bancorp common stock on August 9, 2007, the last trading day before public announcement of the Merger, the exchange ratio represented approximately $8.75 in value for each share of Mutual common stock.

You should obtain current market quotations for both Bancorp common stock and Mutual common stock. Bancorp common stock is listed on the OTC Bulletin Board under the symbol “MFBP.” Mutual common stock is listed on the OTC Bulletin Board under the symbol “MTUC.”

The Merger is intended to be generally tax-free to Mutual shareholders.

Your vote is important. We cannot complete the Merger unless Mutual shareholders approve the Merger Agreement. Your failure to vote will have the same effect as voting against the Merger. The special meeting of the shareholders of Mutual will be held at Mutual’s Main Office, 315 East Chapel Hill Street, Durham, North Carolina, on [date, time]. The Mutual Board unanimously recommends that Mutual shareholders vote FOR approval of the Merger Agreement.

This proxy statement/prospectus gives you detailed information about the Mutual shareholder meeting and the Merger and includes a copy of the Merger Agreement. It also provides important information regarding Bancorp. We urge you to read this proxy statement/prospectus carefully, including the section headed “ Risk Factors” beginning on page [11] for a discussion of the risks relating to the Merger. You also can obtain information about Bancorp from documents that it has filed with the Securities and Exchange Commission by following the instructions under “Where You Can Find More Information.” Whether or not you plan to attend the special meeting, to ensure your shares are represented at the meeting, please vote as soon as possible by completing and submitting the enclosed proxy card.

/s/ William V. Bell
William V. Bell
Chairman of the Board

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued are not savings or deposit accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated [            ], 2008, and is being first mailed to Mutual  shareholders on or about [            ], 2008.

315 East Chapel Hill Street,

Durham, NC 27701

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [    ], 2008

To the Shareholders of Mutual Community Savings Bank Inc, SSB (“Mutual”):

We will hold a special meeting of Mutual shareholders on [                    ], 2008, at [            ] local time, at Mutual’s Main Office, 315 East Chapel Hill Street, Durham, North Carolina for the following purposes:

1.	To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization and Merger, dated as of August 9, 2007, among M&F Bancorp, Inc. (“Bancorp”), Mechanics & Farmers Bank (“M&F Bank”) and Mutual, as it may be amended from time to time (the “Merger Agreement”), pursuant to which Mutual will merge with and into M&F Bank (the “Merger”);

2.	To vote upon an adjournment of the Mutual special meeting, if necessary, to solicit additional proxies; and

3.	To transact any other business as may properly be brought before the Mutual special meeting or any adjournment of the Mutual special meeting.

Upon completion of the Merger, M&F Bank will be the surviving bank, and each share of Mutual common stock will be converted into the right to receive one share of Bancorp common stock. Your attention is directed to the proxy statement/prospectus accompanying this notice for a complete discussion of the Merger. A copy of the Merger Agreement is included as Appendix A to the proxy statement/prospectus.

The Board of Directors of Mutual (the “Mutual Board”) has fixed the close of business on [            ], 2008 as the record date for the Mutual special meeting. Mutual shareholders of record at such time are entitled to notice of, and to vote at, the Mutual special meeting or any adjournment thereof.

Whether or not you plan to attend the Mutual special meeting, please submit your proxy with voting instructions. To submit your proxy by mail, please complete, sign, date and return the accompanying proxy card in the enclosed self-addressed, stamped envelope. This will not prevent you from voting in person, but it will help to secure a quorum and avoid added solicitation costs. Any holder of Mutual common stock who is present at the Mutual special meeting may vote in person instead of by proxy, thereby canceling any previous proxy. Also, a proxy may be revoked in writing at any time before the Mutual special meeting.

The Mutual Board unanimously recommends that Mutual shareholders vote “FOR” the proposal to approve the Merger Agreement.

By Order of the Board of Directors,

/s/ Beverly W. Jones
Beverly W. Jones
Secretary

Durham, North Carolina

[                    ], 2008

YOUR VOTE IS IMPORTANT

Please complete, sign, date and return your proxy card, whether or not you plan to attend the Mutual special meeting.

ADDITIONAL INFORMATION

Additional information relating to Bancorp, including information about its directors, executive officers, executive compensation, corporate governance and related party transactions, is found in Bancorp’s Annual Report on Form 10-KSB/A (Amendment No. 1) for the year ended December 31, 2006, which is attached as Appendix D, its proxy statement for the Annual Meeting of Shareholders held on May 17, 2007, which is attached as Appendix E and its Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007, which is attached as Appendix F. These appendices are incorporated by reference herein. See “Where You Can Find More Information.”

If you have any questions relating to Bancorp, you may contact Bancorp as follows:

Valerie Quiett, Esq.

M&F Bancorp, Inc.

2634 Durham-Chapel Hill Boulevard

Durham, North Carolina 27707

(919) 683-1521

If you have any questions relating to Mutual, you may contact Mutual as follows:

William G. Smith

President and Chief Executive Officer

Mutual Community Savings Bank, Inc., SSB

315 East Chapel Hill Street

Durham, North Carolina 27701

(919) 688-1308

In order to receive timely delivery of the documents in advance of the Mutual special meeting, you must request the information no later than [insert date no later than 5 business days prior to meeting date], 2008.

You may also obtain the documents filed by Bancorp with the SEC at the SEC’s website, “www.sec.gov,” and you may obtain certain of these documents at Bancorp’s website, “www.mfbonline.com”. Information contained on the Bancorp website is expressly not incorporated by reference into this proxy statement/prospectus.

You should rely only on the information contained in or incorporated by reference into this proxy statement/prospectus to vote on the Merger. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this proxy statement/prospectus. This proxy statement/prospectus is dated [                    ], 2008. You should not assume that the information contained in, or incorporated by reference into, this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to Mutual shareholders nor the issuance by Bancorp of Bancorp common stock in connection with the Merger will create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this proxy statement/prospectus regarding Bancorp and M&F Bank has been provided by Bancorp and information contained in this proxy statement/prospectus regarding Mutual has been provided by Mutual.

TABLE O F CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:	What matters will be considered at the Mutual special meeting?

A:	At the Mutual special meeting, Mutual shareholders will be asked to vote in favor of approving the Merger Agreement. Under the Merger Agreement, Mutual will be merged with and into M&F Bank.

Q:	What will I receive in the Merger?

A:	For each of your shares of Mutual common stock, you will receive one share of Bancorp common stock.

Q:	Why is my vote important?

A:	The Merger Agreement must be approved by the holders of a majority of the outstanding shares of Mutual common stock. Accordingly, if a Mutual shareholder abstains or fails to vote that will have the same effect as a vote “AGAINST” approval of the Merger Agreement.

Q:	What do I need to do now in order to vote?

A:	After you have carefully read this proxy statement/prospectus, please complete, sign and date the enclosed proxy card and return it in the postage-paid envelope as soon as possible so that your shares will be represented and voted at the Mutual special meeting.

Q:	When and where is the Mutual special meeting?

A:	The Mutual special meeting will take place at Mutual’s Main Office, 315 East Chapel Hill Street, Durham, North Carolina at local time on [ ], 2008.

Q:	Should I send in my Mutual stock certificate(s) with my proxy card?

A:	No. Please DO NOT send your Mutual stock certificate(s) with your proxy card. Shortly after the Merger is completed you will receive a letter of transmittal with instructions, which you should carefully review and follow, regarding how to surrender your Mutual stock certificate(s).

Q:	How do I vote my shares if my shares are held in “street name” by broker?

A:	You should contact your broker. Your broker can give you directions on how to instruct it to vote your shares. Your broker will not vote your shares unless it receives appropriate instructions from you.

Q:	What if I fail to instruct my broker?

A:	If you fail to instruct your broker to vote shares held in “street name”, this will have the same effect as a vote “AGAINST” approval of the Merger Agreement. You should therefore provide your broker with instructions as to how to vote your shares.

Q:	What if I want to change my vote after I have delivered my proxy card?

A:	You may change your vote at any time before your proxy is voted at the special meeting. If you are the record holder of your shares, you can do this in any of the three following ways:

•	by sending a written revocation to the Secretary of Mutual in time to be received before the special meeting, stating that you would like to revoke your proxy;

•	by properly completing another proxy card that is dated later than the original proxy and returning it in time to be received before the special meeting; or

•	by voting in person at the special meeting if your shares of Mutual common stock are registered in your name rather than in the name of a broker.

If you hold your shares in “street name,” you should contact your broker to give it instructions to change your vote.

Q:	Are Mutual shareholders entitled to dissenters’ rights?

A:	As a holder of Mutual common stock, you have the right to dissent from the Merger and demand payment of the fair value of your shares of Mutual common stock. Your right to dissent is conditioned on your strict compliance with the requirements of Article 13 of the North Carolina Business Corporation Act (the “NCBCA”), a copy of which is included as Appendix C to this proxy statement/prospectus. The fair value of the shares of Mutual common stock of dissenting shareholders may be more than, less than or equal to the value of the Merger consideration. If you desire to preserve your statutory dissenters’ rights, you must carefully follow the procedures described in the section entitled “The Merger—Dissenters’ Rights” beginning on page [__]. Your failure to comply precisely with all procedures required by North Carolina law may result in the loss of your dissenters’ rights.

In order to exercise dissenters’ rights, a shareholder must not vote in favor of the Merger Agreement and must give the written notice required by Article 13 of the NCBCA. Mutual shareholders should note that the return of a signed unmarked proxy will be considered a vote in favor of the Merger Agreement and a shareholder vote against the Merger Agreement alone will not satisfy the Article 13 NCBCA written notice requirements.

Q:	What are the tax consequences of the Merger to me?

A:	Bancorp and Mutual expect that for United States federal income tax purposes, the Merger will be considered a tax-free reorganization, which means that Mutual shareholders generally will not recognize any taxable gain or loss with respect to the exchange of their shares of Mutual common stock for shares of Bancorp common stock, and will have a carry-over basis and holding period from their Mutual shares.

SINCE TAX MATTERS CAN BE COMPLICATED, AND TAX RESULTS MAY VARY AMONG SHAREHOLDERS, WE URGE YOU TO CONTACT YOUR OWN TAX ADVISORS TO UNDERSTAND FULLY HOW THE MERGER WILL AFFECT YOU. IRS CIRCULAR 230 NOTICE: TO ENSURE COMPLIANCE WITH REQUIREMENTS IMPOSED BY THE IRS, WE INFORM YOU THAT ANY FEDERAL TAX ADVICE PROVIDED IN THIS COMMUNICATION MAY NOT BE USED TO AVOID ANY FEDERAL TAX PENALTY. SUCH ADVICE IS PROVIDED ON THE BASIS AND WITH THE INTENT THAT THE ADVICE NOT BE USED TO AVOID ANY FEDERAL TAX PENALTY.

Q:	When do you expect to complete the Merger?

A:	We currently expect to complete the Merger during the first quarter of 2008. However, we cannot assure you when or if the Merger will occur. We must first obtain the approval of Mutual’s shareholders at the special meeting and the remaining necessary regulatory approval from the Federal Deposit Insurance Corporation (“FDIC”).

Q:	How does the Mutual Board recommend that I vote?

A:	The Mutual Board has UNANIMOUSLY adopted the Merger Agreement and recommends that their shareholders vote FOR approval of the Merger Agreement.

Q:	What happens if I transfer my Mutual shares after the record date for the special meeting?

A:	The record date for the special meeting ( , 2008) is earlier than the expected date of completion of the Merger. Therefore, if you transfer your shares of Mutual common stock after the record date, but prior to the Merger, you will retain the right to vote at the special meeting, but the right to receive the Merger consideration will transfer with the shares of Mutual common stock.

Q:	Who conducts the proxy solicitation, and how much will it cost?

A:	Mutual is asking for your proxy for the special meeting and will pay all costs of asking for shareholder proxies. Mutual has hired Georgeson, Inc. to help send out the proxy materials and ask for proxies. Georgeson’s fee for these services is $5,500 plus reasonable out-of-pocket expenses. Mutual can ask for proxies through the mail or personally by telephone, telegram, fax or other electronic means. Mutual can use directors, officers and other regular employees to ask for proxies. These people will not receive additional compensation for these services. Mutual will reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding solicitation materials to beneficial owners of Mutual common stock.

Q:	Whom can I call with questions about the special meeting or the Merger?

A:	If you have questions about the special meeting or the Merger or you need additional copies of this proxy statement/prospectus, or if you have questions about the process for voting or if you need a replacement proxy card, you should contact:

Mutual Community Savings Bank, Inc., SSB

315 East Chapel Hill Street,

Durham, NC 27701

Attention: [                    ]

Telephone: (919) 688-1308

OR

Georgeson, Inc.

Telephone: (888) 897-6096

SUMMARY

This summary highlights selected information from this proxy statement/prospectus and may not contain all of the information that is important to you. You should carefully read this entire proxy statement/prospectus and the other documents to which this proxy statement/prospectus refers to fully understand the Merger. Capitalized terms not defined in this summary shall have the meaning set forth in the Merger Agreement. See “Where You Can Find More Information” on page [__]. Most items in this summary include a page reference directing you to a more complete description of those items.

Mutual will merge into M&F Bank (see pages [    ]-[    ])

We encourage you to read the Merger Agreement, which is attached as Appendix A to this proxy statement/prospectus. The Merger Agreement provides that Mutual will merge with and into M&F Bank. As a result, M&F Bank will continue as the resulting bank.

The Banks

Mutual Community Savings Bank, Inc., SSB

315 East Chapel Hill Street

Durham, North Carolina 27701

(919) 688-1308

Mutual is a North Carolina chartered stock savings bank, headquartered in Durham, North Carolina. Mutual operates two offices in Durham, North Carolina and one office in Greensboro, North Carolina (See page [            ]).

Mechanics & Farmers Bank

2634 Durham-Chapel Hill Boulevard

Durham, North Carolina 27707

(919) 683-1521

M&F Bank is a North Carolina chartered commercial bank, headquartered in Durham, North Carolina. M&F Bank operates a total of ten offices in Durham, Charlotte, Raleigh and Winston-Salem, North Carolina. (See page [            ]).

Mutual shareholders will receive shares of Bancorp common stock in the Merger (see pages [    ]-[    ])

If the Merger is completed, each share of Mutual common stock outstanding prior to the Merger will automatically be converted in the Merger into one share of Bancorp common stock. See page [            ].

The value of the Merger consideration will fluctuate with the market price of Bancorp common stock. As an example, based on the closing price of $[    ] of Bancorp common stock on the OTC Bulletin Board on [            ], 2008, each share of Mutual common stock would be converted into the right to receive one share of Bancorp common stock, having a market value of approximately $[    ] per share.

The market prices of both Bancorp common stock and Mutual common stock will fluctuate prior to the Merger. You should obtain current stock price quotations for Bancorp common stock and Mutual common stock.

What holders of Mutual common stock options will receive (see page [    ])

When we complete the Merger, options to acquire shares of Mutual common stock (the “Mutual Stock Options”) that are outstanding immediately before the completion of the Merger will be cancelled and the holders will not have any further rights with respect to such options. In exchange for each Mutual Stock Option, the holders shall receive a cash payment equal to the average closing price for Bancorp common stock, as reported on the OTC Bulletin Board for the 20 trading days ending on the fifth business day prior to the Effective Time, less the exercise price per share.

The Merger has been structured to be generally tax-free to holders of shares of Mutual common stock (see pages [    ])

The exchange by U.S. holders of shares of Mutual common stock for Bancorp common stock has been structured to be generally tax free for U.S. federal income tax purposes.

Dividend policy of Bancorp (see page [    ])

Bancorp shareholders receive dividends if and when declared by the Board of Directors of Bancorp (the “Bancorp Board”) out of legally available funds. Bancorp declared quarterly cash dividends of $0.05 per share of Bancorp common stock for each of the first three quarters of 2007 and each quarter of 2006. Following the completion of the Merger, Bancorp expects to continue paying quarterly cash dividends on a basis consistent with past practice. However, the declaration and payment of dividends will depend upon business conditions, operating results, capital and reserve requirements and consideration by the Bancorp Board of other relevant factors.

Prior to completion of the Merger, Mutual shareholders will not receive any regular dividends declared and paid by Bancorp. See “The Merger Agreement—Conversion of Shares; Exchange of Certificates—Dividends and Distributions” beginning on page [        ].

Mutual’s financial advisor has provided an opinion as to the fairness of the Exchange Ratio, from a financial point of view, to Mutual’s shareholders (see pages [    ])

In deciding to approve the Merger Agreement, the Mutual Board considered the opinion of its financial advisor, Howe Barnes Hoefer & Arnett, Inc. (“Howe Barnes”), a draft of which was given to the Mutual Board on July 26, 2007 followed by a final opinion on August 9, 2007, that, as of the date of such opinion, the Exchange Ratio was fair from a financial point of view to the holders of Mutual common stock. A copy of the final opinion is attached to this proxy statement/prospectus as Appendix B. Mutual shareholders should read the opinion completely and carefully to understand the assumptions made, matters considered and limitations of the review undertaken by Howe Barnes in providing its opinion. The opinion of Howe Barnes is addressed to the Mutual Board and is among many factors considered by the Mutual Board in deciding to adopt the Merger Agreement and the transactions contemplated by the Merger Agreement, is directed only to the Exchange Ratio to be paid in the Merger and does not constitute a recommendation to any shareholder as to how that shareholder should vote on the Merger Agreement. Pursuant to an engagement letter between Mutual and Howe Barnes, Mutual has agreed to pay Howe Barnes a fee, a substantial portion of which is payable only upon completion of the Merger.

The Mutual Board recommends that Mutual shareholders vote “FOR” approval of the Merger Agreement (see page [    ])

The Mutual Board has unanimously determined that the Merger and the Merger Agreement are advisable to, and in the best interests of, Mutual shareholders and unanimously recommends that Mutual shareholders vote “FOR” the proposal to approve the Merger Agreement.

In reaching its decision to approve the Merger Agreement, the Mutual Board consulted with certain of its senior management and with its legal and financial advisors and also considered the factors described under “The Merger—Mutual’s Reasons for the Merger; Recommendation of The Mutual Board.”

Interests of Mutual executive officers and directors in the Merger (see pages [    ]-[    ])

In considering the information contained in this proxy statement/prospectus, you should be aware that Mutual’s executive officers and directors have financial interests in the Merger that may be different from, or in addition to, the interests of Mutual shareholders. These additional interests of Mutual’s executive officers and directors may create potential conflicts of interest and cause some of these persons to view the proposed transaction differently than you may view it as a shareholder.

The Mutual Board was aware of these interests and considered them, among other matters, in adopting the Merger Agreement. For information concerning these interests, please see the discussion under the caption “The Merger—Interests of Mutual Executive Officers and Directors in the Merger.”

Conditions to completion of the Merger (see pages [    ]-[    ])

Each of Bancorp, M&F Bank and Mutual’s obligations to complete the Merger is subject to the satisfaction or waiver of a number of mutual conditions including:

•	the approval of the Merger Agreement by Mutual shareholders;

•	the absence of any legal proceeding that seeks to enjoin or prohibit completion of the transactions contemplated by the Merger Agreement;

•	the receipt of fairness opinions of Mutual and Bancorp’s financial advisors;

•	the receipt of a tax opinion from Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. (“Brooks Pierce”) in substance and form reasonably acceptable to each of them;

•	the receipt and effectiveness of all regulatory approvals, registrations and consents, and the expiration of all waiting periods required to complete the Merger;

•

the other party’s representations and warranties in the Merger Agreement being true and correct, subject to the materiality standards contained in the Merger Agreement, and the performance by the other party in all material respects of its obligations under the Merger Agreement; and

•	the absence of a Material Adverse Effect with respect to the other party.

M&F Bank and Bancorp’s obligation to complete the Merger is further subject to satisfaction or waiver of additional conditions including:

•	immediately prior to the Closing, not more than 15% of the then outstanding shares of Mutual common stock shall be held by persons entitled to exercise dissenters’ rights;

•

Mutual shall have terminated the Management and Director Compensation Agreements, and delivered to Bancorp the executed Mutual Senior Management Severance Agreements, Mutual Senior Management Waivers, Director Waivers, Stock Option Surrender Agreements and Affiliate Agreements (as such terms are defined in the Merger Agreement); and

•	Mutual’s Merger expenses shall not have exceeded $275,000.

Termination of the Merger Agreement (see page [    ])

Bancorp, M&F Bank and Mutual may all agree at any time to terminate the Merger Agreement without completing the Merger, even if shareholders have already approved the Merger Agreement. Also, any of Bancorp, M&F Bank or Mutual can terminate the Merger Agreement in various circumstances, including the following:

•

if there is any nonappealable denial of a required regulatory approval or nonappealable order prohibiting the Merger, unless the failure to receive such regulatory approval shall be due to the fault of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth in the Merger Agreement;

•

if the Merger is not consummated on or before March 31, 2008, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth in the Merger Agreement; or

•

if there is a breach of the other party’s representations, warranties, or covenants that is not cured within 45 days or curable prior to the Closing Date and that, individually or together with any other such breaches, would (if occurring on the Closing Date) relieve the party seeking to terminate its obligations to consummate the Merger.

Consequences of wrongful termination of the Merger Agreement (see pages [    ])

If the Merger fails to be consummated because of the wrongful termination of the Merger Agreement or a willful or grossly negligent breach by Bancorp and/or M&F Bank or by Mutual of any representation, warranty, covenant, undertaking, term, agreement or restriction contained in the Merger Agreement, then the party wrongfully terminating or breaching the Merger Agreement shall pay the other party $350,000 as liquidated damages in full compensation of all expenses, damages, costs and other harm suffered by such party as a result thereof. Alternatively, if the Merger Agreement is terminated because Mutual has entered theretofore into a letter of intent or an agreement with a person or entity other than Bancorp that provides for an entity to acquire Mutual, merge with or into Mutual, or purchase all or substantially all of the assets of Mutual, or prior to termination of the Merger Agreement, Mutual engages in negotiations relating to any such transaction and a letter of intent or agreement with respect thereto is entered into within twelve months following the termination of the Merger Agreement, and Bancorp has not consented in writing to such negotiations by Mutual, then Mutual shall pay to Bancorp a termination fee of $350,000.

Dissenters’ rights (see pages [    ])

Under North Carolina law, as a Mutual shareholder you may dissent from the Merger and demand the fair value of your shares of Mutual common stock. Your right to dissent is conditioned on your strict compliance with the requirements of Article 13 of the NCBCA, a copy of which is included as Appendix C to this proxy statement/prospectus.

In order to exercise dissenters’ rights, you must not vote in favor of the Merger Agreement and must give the written notice required by Article 13 of the NCBCA. Mutual shareholders should note that the return of a signed unmarked proxy will be considered a vote in favor of the Merger Agreement and a vote against the Merger Agreement alone will not satisfy the Article 13 NCBCA written notice requirements.

Mutual will hold its special meeting on [    ], 2008 (see page [    ])

The Mutual special meeting will be held at Mutual’s Main Office, 315 East Chapel Hill Street, Durham, North Carolina, on [ ] at [ ] local time. At the special meeting, Mutual shareholders will be asked:

•	to approve the Merger Agreement;

•	to vote upon an adjournment of the Mutual special meeting, if necessary, to solicit additional proxies; and

•	to transact any other business as may properly be brought before the Mutual special meeting or any adjournment thereof.

Record date for Mutual’s special meeting is [            ], 2008 (“Record Date”)

You are entitled to vote at the Mutual special meeting if you owned Mutual common stock at the close of business on [ ], 2008. On that date, there were 363,719 shares of Mutual common stock outstanding and entitled to vote, approximately [ ]% of which were owned and entitled to be voted by Mutual directors and executive officers and their affiliates. You are entitled to cast one vote for each share of Mutual common stock you owned on that date. In order to approve the Merger Agreement, the holders of a majority of the outstanding shares of Mutual common stock entitled to vote must vote in favor of doing so.

Mutual’s directors have agreed to vote in favor of the Merger Agreement (page [    ])

In consideration of Bancorp and M&F Bank agreeing to enter into the Merger Agreement, each of the members of the Mutual Board agreed to vote their shares of Mutual common stock in favor of the Merger Agreement. The shares subject to such agreement represent approximately [ ]% of the outstanding shares of Mutual common stock as of the Record Date.

Regulatory approvals required for the Merger (see pages [    ])

Completion of the transactions contemplated by the Merger Agreement is subject to various regulatory approvals, including approval from the FDIC and the North Carolina Commissioner of Banks (the “Commissioner”). Bancorp and Mutual have filed all of the required applications and notices with regulatory authorities. In addition, Bancorp has requested confirmation from the Federal Reserve Bank of Richmond, on behalf of the Board of Governors of the Federal Reserve System (the “FRB”) that the transactions contemplated by the Merger Agreement are exempt from the application requirements of the Bank Holding Company Act of 1956, as amended. On November 14, 2007 the North Carolina Banking Commission met and approved the Commissioner’s Order recommending approval of the Merger transaction, which Order is subject to certain conditions, including receipt of all other necessary supervisory approvals. On December 7, 2007, the FRB advised Bancorp that it had no objection to the Merger, which may proceed without the filing of a formal application. Although we do not know of any reason why we would not be able to obtain the remaining necessary regulatory approval from the FDIC in a timely manner, we cannot be certain when or if we will receive such approval.

Majority vote of shares of Mutual common stock required to approve the Merger Agreement (See pages [        ])

Approval of the Merger Agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of Mutual common stock. Your failure to vote will have the effect of a vote against approval of the Merger Agreement.

Brokers who hold shares of Mutual common stock as nominees, or in “street name,” will not have authority to vote those shares on the Merger unless they receive instructions from the shareholders owning their shares beneficially.

Purchase accounting method to be used (See pages [        ])

The Merger will be accounted for under U.S. generally accepted accounting principles (“GAAP”) using the “purchase” method of accounting. Under the purchase method of accounting, at the time the Merger becomes effective as specified in Articles of Merger (the “Effective Time”), Mutual’s assets and liabilities will be recorded at their respective fair values and added to those of M&F Bank. The excess (if any) of the value of Bancorp common stock exchanged for the shares of Mutual common stock over the fair value of net assets of Mutual (if any) will be recorded on Bancorp’s balance sheet as intangible assets, including a core deposit intangible and “goodwill.” This goodwill will not be amortized but instead will be tested for impairment at least annually by Bancorp. Other intangible assets such as the core deposit intangible will be amortized. In the event that the aggregate value of the Bancorp common stock exchanged is less than the fair value of the net assets of Mutual, this “credit excess” will be allocable on a pro rata basis against amounts assigned to the acquired assets except (i) financial assets other than investments accounted for by the equity method, (ii) assets to be disposed of by sale, (iii) deferred tax assets, (iv) prepaid assets relating to pension or other postretirement benefits, and (v) any other current assets. In accordance with the purchase method of accounting, Bancorp’s financial statements for periods before consummation of the Merger will not be restated to reflect Mutual’s historical financial position or results of operations.

Operations after the Merger (See pages [        ])

Following the completion of the Merger, Mutual will no longer exist. Mutual’s offices will operate as branch offices of M&F Bank.

Exchange of stock certificates (See pages [        ])

Certificates representing shares of Mutual common stock will not automatically represent shares of Bancorp common stock. Mutual shareholders will need to deliver their certificates to American Stock Transfer & Trust Company, acting as the exchange agent for the Merger, who will distribute Bancorp stock certificates after the Merger is completed.

After the date the Merger is completed, Mutual shareholders will receive information and transmittal materials for their use. PLEASE DO NOT send your stock certificate(s) with your proxy card.

COMPARATIVE PER SHARE MARKET PRICE INFORMATION

Bancorp common stock and Mutual common stock are quoted on the OTC Bulletin Board under the symbols “MFBP” and “MTUC”, respectively. The following table sets forth the high and low trading prices of shares of Bancorp common stock and Mutual common stock, as reported on the OTC Bulletin Board, and the quarterly cash dividends declared per share for the periods indicated. Bancorp and Mutual shareholders are advised to obtain current market quotations for Bancorp and Mutual common stock. The market price of Bancorp and Mutual common stock will fluctuate between the date of this proxy statement/prospectus and the completion of the Merger. No assurance can be given concerning the market price of Bancorp common stock and Mutual common stock before the effective date of the registration statement, of which this proxy statement/prospectus is a part, or the market price of Bancorp common stock and Mutual common stock after the date of this proxy statement/prospectus.

	Bancorp Common Stock			Mutual Common Stock
	High	Low	Dividend[1]	High	Low	Dividend[1,2]
2005
First Quarter	$13.23	$10.35	$0.05	$13.65	$12.60	$—
Second Quarter	19.50	11.30	0.05	13.65	12.30	—
Third Quarter	13.00	11.35	0.05	13.25	12.30	—
Fourth Quarter	14.99	10.50	0.05	13.00	12.00	—
2006
First Quarter	$12.00	$9.15	$0.05	13.90	$10.55	$—
Second Quarter	13.00	9.00	0.05	13.80	10.60	—
Third Quarter	11.50	9.10	0.05	10.75	9.85	—
Fourth Quarter	10.25	9.55	0.05	10.35	9.85	—
2007
First Quarter	$10.50	$8.60	$0.05	$10.00	$8.50	$—
Second Quarter	9.25	8.61	0.05	13.00	8.20	—
Third Quarter	10.75	7.10	0.05	11.30	7.95	—
Fourth Quarter	8.55	4.56	0.05	8.25	5.05	—
2008
First Quarter (through )

1.	North Carolina banks and stock savings institutions, including M&F Bank and Mutual, are subject to legal limitations on the amounts of dividends they are permitted to pay. North Carolina banks, including M&F Bank, may pay dividends from undivided profits, which are determined by deducting and charging certain items against actual profits, including any contributions to surplus required by North Carolina law. North Carolina stock savings institutions, including Mutual, may pay dividends with the prior written approval of the Commissioner. In addition, insured depository institutions, including M&F Bank and Mutual, are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized” or the “net worth” of the stock savings institution would fall below the minimum required by law (as such terms are defined in the applicable laws and regulations).

2.	As more fully discussed under the caption “Recent Developments – Mutual – Cease and Desist Order” at page [ ], Mutual is subject to an Order to Cease and Desist issued by the FDIC and the Commissioner, which became effective on June 24, 2007 (the “Cease and Desist Order”). Pursuant to the Cease and Desist Order, Mutual may pay a cash dividend only with prior consent of the FDIC and the Commissioner.

On August 9, 2007, the last full trading day before we announced the Merger Agreement, the closing price of Bancorp common stock as reported on the OTC Bulletin Board was $8.75 per share. Based on the closing price of $8.75 per share of Bancorp common stock on that date and the exchange ratio of one share of Bancorp common stock for each share of Mutual common stock (the “Exchange Ratio”), the equivalent per share market value of each share of Mutual common stock to be exchanged for Bancorp common stock would be $8.75.

On             , 2008, the last practicable date before distribution of this proxy statement and prospectus, the closing price of Mutual common stock was $             per share. Based on the closing price of $             per share of Bancorp common stock on that date and the Exchange Ratio, the equivalent per share market value of each share of Mutual common stock to be exchanged for Bancorp common stock would be $             per share.

RISK FACTORS

In addition to the risk factors and other information contained in this proxy statement/prospectus, including Bancorp’s Annual Report on Form 10-KSB/A (Amendment No. 1) for the year ended December 31, 2006, which is attached as Appendix D, and the matters addressed under the heading “Forward Looking Statements” beginning on page [    ] of this proxy statement/prospectus, you should carefully consider the following risk factors in deciding whether to vote to approve the Merger Agreement.

The trading volume in Bancorp common stock is less than that of larger public companies which can cause price volatility.

The trading history of Bancorp common stock has been characterized by relatively low trading volume. The value of a shareholder’s investment may be subject to sudden decreases due to the volatility of the price of Bancorp common stock, which is traded over-the-counter, with quotations available on the OTC Bulletin Board. The market price of Bancorp common stock may continue to be volatile and subject to fluctuations in response to numerous factors, including, but not limited to, the factors discussed in other risk factors and the following:

•	actual or anticipated fluctuations in Bancorp’s operating results;

•	changes in interest rates;

•	changes in the legal or regulatory environment in which Bancorp operates;

•	press releases, announcements or publicity relating to Bancorp or its competitors or relating to trends in Bancorp’s industry;

•	changes in expectations as to Bancorp’s future financial performance, including financial estimates or recommendations by securities analysts and investors;

•	future sales of Bancorp common stock;

•	changes in economic conditions in Bancorp’s markets, general conditions in the U.S. economy, financial markets or the banking industry; and

•	other developments affecting Bancorp or Bancorp’s competitors.

These factors may adversely affect the trading price of Bancorp common stock, regardless of Bancorp’s actual operating performance, and could prevent a shareholder from selling Bancorp common stock at or above the current market price.

Because the market price of Bancorp common stock will fluctuate, Mutual shareholders cannot be sure of the value of the Merger consideration they will receive.

Upon completion of the Merger, each share of Mutual common stock will be converted into the right to receive one share of Bancorp common stock. Any change in the market price of Bancorp common stock prior to completion of the Merger will affect the value of the Merger consideration that Mutual shareholders will receive upon completion of the Merger. Accordingly, at the time of the Mutual special meeting, Mutual shareholders will not necessarily know or be able to calculate the value of the consideration they would receive upon completion of the Merger.

Bancorp may fail to realize all of the anticipated benefits of the Merger.

The success of the Merger will depend, in part, on M&F Bank’s ability to realize the anticipated cost and revenue synergies and other benefits from combining the businesses of M&F Bank and Mutual. However, to realize these anticipated benefits, M&F Bank must successfully combine the businesses of M&F Bank and Mutual. If Bancorp is not able to achieve these objectives, the anticipated cost and revenue synergies and other benefits of the Merger may not be realized fully or at all or may take longer to realize than expected. M&F Bank may fail to realize some or all of the anticipated benefits of the transaction in the amounts and times projected for a number of reasons, including that the integration may take longer than anticipated, be more costly than anticipated or have unanticipated adverse results relating to Mutual’s or M&F Bank’s existing businesses or customer base. Any such failure could have a material adverse effect on the value of Bancorp common stock.

M&F Bank and Mutual have operated and, until the completion of the Merger, will continue to operate, independently. It is possible that the integration process could result in the loss of key employees, the disruption of each bank’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect M&F Bank’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits of the Merger. Integration efforts between the two banks will also divert management attention and resources. These integration matters, as well as other changes unrelated to the Merger that may occur in the business of M&F Bank and Mutual during the period between now and the completion of the Merger, could have an adverse effect on each of M&F Bank and Mutual during the transition period and on the combined company and could result in lower than expected revenues or higher than expected costs following completion of the Merger.

Mutual shareholders will have a reduced ownership and voting interest after the Merger and will exercise less influence over management.

Following completion of the Merger, Mutual shareholders will own approximately [    ]% of Bancorp on a fully diluted basis. Consequently, Mutual shareholders should expect to exercise less influence over the management and policies of Bancorp than they currently exercise over the management and policies of Mutual.

The Merger Agreement limits Mutual’s ability to pursue alternatives to the Merger.

The Merger Agreement must be approved by the holders of a majority of the outstanding shares of Mutual common stock entitled to vote at the special meeting. The members of the Mutual Board, who in the aggregate have the power to vote approximately [    ]% of the outstanding shares of Mutual common stock, have agreed to vote their shares of Mutual common stock in favor of the Merger.

The Merger Agreement contains provisions that, subject to certain exceptions, limit Mutual’s ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of Mutual. Although the Mutual Board is permitted to take these actions in connection with receipt of a competing acquisition proposal if it determines that the failure to do so would violate its fiduciary duties, taking such actions or similar actions (including Mutual withdrawing or modifying, in a way adverse to Bancorp, its recommendation to its shareholders that they vote in favor of the Merger Agreement) would entitle Bancorp to terminate the Merger

Agreement. See “The Merger Agreement— [            ].” The Merger Agreement also requires Mutual to pay Bancorp a termination fee of $350,000 if the Merger Agreement is terminated in specified circumstances. See “The Merger Agreement—Termination of the Merger Agreement—Payment of Termination Fee.” These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of Mutual from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share market price than that proposed in the Merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire Mutual than it might otherwise have proposed to pay.

Mutual executive officers and directors have financial interests in the Merger that are different from, or in addition to, the interests of Mutual shareholders.

Executive officers of Mutual negotiated the terms of the Merger Agreement, and the Mutual Board unanimously adopted and recommended that Mutual’s shareholders vote to approve the Merger Agreement. In considering these facts and the other information contained in this proxy statement/prospectus, you should be aware that Mutual’s executive officers and directors have financial interests in the Merger that are different from, or in addition to, the interests of Mutual’s shareholders. Please see “Summary—Interests of Mutual Executive Officers and Directors in the Merger” and “The Merger—Interests of Mutual Executive Officers and Directors in the Merger” for further information about these interests.

The Merger is subject to the receipt of consents and approvals from government entities that may impose conditions that could have an adverse effect on Bancorp.

Before the Merger may be completed, various approvals or consents must be obtained from the FDIC, the Commissioner and other authorities in the United States. These governmental entities may impose conditions on the completion of the Merger or require changes to the terms of the Merger. Neither Bancorp nor Mutual is obligated to complete the Merger if the regulatory approvals received in connection with the completion of the Merger include any condition reasonably deemed by Mutual or Bancorp to so adversely impact the economic or business benefits of the Merger Agreement to Mutual or Bancorp as to render it inadvisable for Mutual or Bancorp to consummate the Merger. The Commissioner has approved the Merger. The FRB has advised Bancorp that the Merger may proceed without a formal application. Neither the Commissioner’s approval nor the FRB’s no action letter impose unusual conditions. We are still awaiting FDIC approval of the Merger.

The shares of Bancorp common stock to be received by Mutual shareholders as a result of the Merger will have different rights from the shares of Mutual common stock.

Upon completion of the Merger, Mutual shareholders will become Bancorp shareholders and their rights as shareholders will be governed by the articles of incorporation and the bylaws of Bancorp. The rights associated with Mutual common stock are different from the rights associated with Bancorp common stock. See the section below titled “Comparative Rights of Bancorp and Mutual Shareholders” beginning on page [ ] for a discussion of the different rights associated with Bancorp common stock.

If the Merger is not completed, Bancorp and Mutual will have incurred substantial expenses without realizing the expected benefits.

Bancorp and Mutual have incurred substantial expenses in connection with the Merger. The completion of the Merger depends on the satisfaction of certain conditions including the approval of Mutual’s shareholders and the approval of state and federal regulatory authorities. We cannot guarantee that these conditions will be met. If the Merger is not completed, these expenses could have a material adverse impact on the financial condition of Bancorp and/or Mutual because they would not have realized the expected benefits.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA FOR BANCORP

Set forth on the following page are highlights from Bancorp’s consolidated financial data at or for the years ended December 31, 2002 through 2006, and at or for the nine months ended September 30, 2006 and September 30, 2007. You should read this information in conjunction with Bancorp’s Consolidated Financial Statements and Related Notes, as well as the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included in Bancorp’s Annual Report on Form 10-KSB/A (Amendment No. 1) for the year ended December 31, 2006, which is attached hereto as Appendix D, and Quarterly Report on Form 10-QSB for the period ended September 30, 2007, which is attached hereto as Appendix F, which are incorporated in this document and from which the information is derived. See “Where You Can Find More Information” on page [        ].

Table follows on next page

Summary of Selected Financial Data

	For the nine months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(In thousands, except per share data and ratios)
Summary of operations
Interest Income	$11,680	$11,465	$15,460	$13,553	$12,636	$12,007	$11,757
Interest expense	4,961	4,051	5,689	4,252	3,198	3,363	3,547
Net interest income	6,719	7,414	9,771	9,301	9,438	8,644	8,210
Provisions (credit) for loan losses	59	(179)	(49)	655	465	500	738
Net interest income after provision
(credit) for loan losses	6,660	7,593	9,820	8,646	8,973	8,144	7,472
Noninterest income	2,117	1,760	2,582	2,985	2,759	2,408	2,168
Noninterest expense	7,630	7,509	10,190	10,675	9,991	8,804	8,143
Income before income taxes	1,147	1,844	2,212	956	1,741	1,748	1,497
Income taxes	213	410	426	184	602	473	461
Net income	$934	$1,434	$1,786	$772	$1,139	$1,275	$1,036
Per share
Net income:
Basic	$0.55	$0.85	$1.06	$0.46	$0.68	$0.76	$0.61
Diluted	0.55	0.84	1.05	0.45	0.66	0.75	0.61
Cash dividends	0.15	0.15	0.20	0.20	0.20	0.18	0.16
Book value	13.19	12.82	12.91	12.06	12.07	11.52	10.79
Share price
High	10.75	13.00	13.00	19.50	12.50	9.95	7.75
Low	7.10	9.00	9.00	10.35	9.63	6.26	5.00
Close	7.10	9.55	9.90	11.50	12.50	9.88	6.13
Average shares outstanding
Basic	1,686	1,686	1,686	1,686	1,686	1,686	1,693
Diluted	1,689	1,700	1,696	1,726	1,718	1,692	1,693
Performance ratios
Return on average assets	0.38%	0.58%	0.72%	0.33%	0.51%	0.63%	0.59%
Return on average equity	4.25%	6.84%	8.44%	3.87%	5.69%	7.16%	5.81%
Average equity to average assets	8.88%	8.50%	8.57%	8.42%	9.02%	8.78%	10.11%
Dividend payout	27.27%	17.65%	18.87%	43.65%	29.60%	23.80%	26.15%
Efficiency ratio	86.35%	81.85%	82.49%	86.88%	81.92%	79.65%	78.46%
Balances at end of period
Assets	$227,623	$247,944	$268,008	$245,815	$230,541	$220,210	$187,431
Investment securities (includes other invested assets)	56,567	49,982	54,737	32,365	28,548	32,092	30,469
Loans (net)	142,666	159,779	159,013	165,228	166,163	147,969	138,134
Borrowed funds	17,738	17,841	17,816	17,614	16,802	11,829	16,553
Deposits	183,454	204,316	223,829	203,752	189,059	185,898	149,818
Shareholders’ equity	22,241	21,621	21,762	20,331	20,340	19,417	18,187
Capital Ratios:
Total risk-based capital	14.22%	13.06%	12.77%	12.12%	11.55%	12.83%	13.42%
Tier 1 risk-based capital	12.97%	11.74%	11.45%	10.77%	10.03%	11.26%	11.85%
Leverage ratio	9.51%	8.48%	8.65%	8.16%	8.10%	8.59%	9.38%

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA FOR MUTUAL

Set forth on the following page are highlights from Mutual’s consolidated financial data at or for the years ended December 31, 2002 through 2006, and at or for the nine months ended September 30, 2006 and September 30, 2007. You should read this information in conjunction with Mutual’s Consolidated Financial Statements and Related Notes, as well as the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included in Mutual’s Annual Report on Form 10-KSB for the year ended December 31, 2006, which is attached hereto as Appendix G, and Quarterly Report on Form 10-QSB for the period ended September 30, 2007, which is attached hereto as Appendix I, which are incorporated by reference in this document and from which the information is derived.

Table follows on next page

Summary of Selected Financial Data

	For the nine months Ended September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(In thousands, except per share data and ratios)
Summary of operations
Interest Income	$3,623	$3,757	$5,004	$4,995	$4,819	$4,213	$4,435
Interest expense	1,892	1,931	2,664	2,024	1,515	1,683	1,675
Net interest income	1,731	1,826	2,340	2,971	3,304	2,530	2,760
Provisions (credit) for loan losses	(17)	108	120	60	122	316	51
Net interest income after provision (credit) for loan losses	1,748	1,718	2,220	2,911	3,182	2,214	2,709
Noninterest income	938	631	722	424	596	725	701
Noninterest expense	2,962	3,262	4,345	4,020	3,369	3,596	3,604
Income (loss) before income taxes	(276)	(913)	(1,403)	(685)	409	(657)	(194)
Income taxes (benefits)	1,119	(374)	(556)	(301)	144	(272)	(75)
Net income (loss)	$(1,395)	$(539)	$(847)	$(384)	$265	$(385)	$(119)
Per share
Net income (loss):
Basic	$(3.83)	$(1.48)	$(2.33)	$(1.06)	$0.73	$(1.06)	$(0.33)
Diluted	(3.83)	(1.48)	(2.33)	(1.06)	0.72	(1.06)	(0.33)
Cash dividends	—	—	—	—	0.33	—	0.27
Book value	13.50	17.79	17.22	19.33	21.10	20.36	23.24
Share price
High	13.00	13.90	13.90	13.65	13.00	13.50	11.25
Low	7.95	9.85	9.85	12.00	9.70	10.00	10.05
Close	7.95	9.85	9.85	12.00	12.43	10.25	10.08
Average shares outstanding
Basic	364	364	364	364	364	363	362
Diluted	364	364	364	364	365	364	362
Performance ratios
Return (loss) on average assets	-1.62%	-0.63%	-0.97%	-0.42%	0.29%	-0.43%	-0.16%
Return (loss) on average equity	-24.96%	-7.98%	-12.66%	-5.17%	3.53%	-5.02%	-1.36%
Average equity to average assets	6.48%	7.88%	7.82%	8.05%	9.75%	7.82%	11.10%
Dividend payout	0.00%	0.00%	0.00%	0.00%	45.33%	0.00%	-82.50%
Efficiency ratio	110.98%	132.76%	141.90%	118.44%	86.38%	110.48%	104.13%
Balances at end of period
Assets	$83,479	$86,863	$88,980	$84,566	$89,157	$94,374	$75,899
Investment securities (includes other invested assets)	5,195	6,841	7,127	7,652	9,024	18,240	23,794
Loans (net)	44,215	64,049	62,446	64,980	69,216	63,814	38,111
Borrowed funds	8,900	8,900	8,900	5,000	18,000	10,000	15,000
Deposits	68,794	70,526	72,199	71,931	63,197	76,157	51,627
Share holders’ equity	4,913	6,474	6,263	7,030	7,673	7,382	8,426
Capital Ratios:
Total risk-based capital	10.68%	12.01%	9.59%	12.98%	13.89%	14.20%	20.90%
Tier 1 risk-based capital	9.43%	10.76%	8.35%	11.81%	12.72%	13.10%	20.00%
Leverage ratio	6.85%	7.47%	6.01%	7.84%	8.42%	8.00%	11.70%

COMPARATIVE PER SHARE DATA

The following table sets forth for Bancorp common stock and Mutual common stock certain historical and pro forma per share financial information. The pro forma per share information gives effect to the Merger as if the Merger had been effective on September 30, 2007. The pro forma data in the tables assumes that the Merger is accounted for as an acquisition by Bancorp of Mutual using the purchase method of accounting. See “Accounting Treatment” on page         . The information in the following table is based on, and should be read together with, the Historical Consolidated Financial Information contained in Bancorp’s Annual Report on Form 10-KSB/A (Amendment No. 1) for the year ended December 31, 2006 which is attached hereto as Appendix D, Mutual’s Annual Report on Form 10-KSB for the year ended December 31, 2006, which is attached hereto as Appendix G, and the pro forma financial information that appears elsewhere in this proxy statement/prospectus. See “Unaudited Pro Forma Condensed Combined Financial Information” on page         .

We anticipate that the Merger will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information does not reflect the benefits of these expected cost savings, opportunities to earn additional revenue, and the impact of restructuring and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had the companies been combined during these periods.

COMPARATIVE PER SHARE DATA

	Bancorp Historical	Mutual Historical	Pro forma Combined
NET INCOME:
For the year ended December 31, 2006
Basic	$1.06	$(2.33)	$0.57
Diluted	$1.05	$(2.33)	$0.57
For the nine months ended September 30, 2007
Basic	$0.55	$(3.83)	$(0.13)
Diluted	$0.55	$(3.83)	$(0.13)
CASH DIVIDENDS DECLARED
For the year ended December 31, 2006	$0.20	$—	$0.16
For the nine months ended September 30, 2007	$0.15	$—	$0.12
BOOK VALUE
As of December 31, 2006	$12.91	$17.22	NA
As of September 30, 2007	$13.19	$13.50	$12.35

NA - Not appplicable, proforma statement not prepared

FORWARD LOOKING STATEMENTS

This proxy statement/prospectus contains or incorporates by reference a number of forward looking statements regarding the financial condition, results of operations, earnings outlook, and business prospects of Bancorp, Mutual and the potential combined bank and may include statements for the period following the completion of the Merger. You can find many of these statements by looking for words such as “expects,” “projects,” “anticipates,” “believes,” “intends,” “estimates,” “strategy,” “plan,” “potential,” “likely,” “may,” “will,” “possible” and other similar expressions.

The forward looking statements involve certain risks and uncertainties. The ability of either Bancorp or Mutual to predict results or actual effects of its plans and strategies, or those of the combined company, is inherently uncertain. Accordingly, actual results may differ materially from those expressed in, or implied by, the forward looking statements. Some of the factors that may cause actual results or earnings to differ materially from those contemplated by the forward looking statements include, but are not limited to, those discussed under “Risk Factors” and those discussed in Bancorp’s Annual Report on Form 10-KSB/A (Amendment No. 1) for the year ended December 31, 2006, attached as Appendix D, as well as the following:

•	those risks and uncertainties Bancorp discusses or identifies in its public filings with the Securities and Exchange Commission (“SEC”);

•	the risk that the businesses of Bancorp and Mutual will not be integrated successfully or such integration may be more difficult, time-consuming or costly than expected;

•	revenues following the Merger may be lower than expected;

•	competitive pressure among financial services companies increases significantly;

•	general economic conditions are less favorable than expected;

•	changes in the interest rate environment reduce interest margins and impact funding sources;

•	changes in the businesses of M&F Bank and/or Mutual during the period between now and the completion of the Merger may have adverse impacts on the combined company;

•	changes in market rates and prices may adversely impact the value of financial products and assets;

•	legislation or regulatory environments, requirements or changes adversely affect businesses in which either company is engaged;

•	litigation liabilities, including costs, expenses, settlements and judgments, may adversely affect either company or its businesses;

•	deposit attrition, operating costs, customer loss and business disruption following the Merger, including difficulties in maintaining relationships with employees, may be greater than expected; and

•	the ability to obtain governmental approvals of the Merger on the proposed terms and schedule.

Because these forward looking statements are subject to assumptions and uncertainties, actual results may differ materially from those expressed or implied by these forward looking statements. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of any document incorporated by reference in this proxy statement/prospectus.

All subsequent written and oral forward looking statements concerning the Merger or other matters addressed in this proxy statement/prospectus and attributable to Bancorp or Mutual or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, Bancorp and Mutual undertake no obligation to update these forward looking statements to reflect events or circumstances after the date of this proxy statement/prospectus or to reflect the occurrence of unanticipated events.

RECENT DEVELOPMENTS

Mutual – Cease and Desist Order

Following a routine periodic joint regulatory examination of Mutual by the FDIC and the Commissioner (collectively, the “Supervisory Authorities”), and based on the condition of Mutual disclosed in the Joint Report of Examination, the Supervisory Authorities delivered to the Mutual Board a proposed Cease and Desist Order. On May 31, 2007, the Mutual Board stipulated and consented to the issuance of the Cease and Desist Order, which became effective on June 24, 2007. The Cease and Desist Order requires Mutual to cease and desist from the following:

•	operating with inadequate management;

•	operating with a board of directors that has failed to provide adequate supervision over and direction to the active management of the bank;

•	operating with inadequate equity capital and reserves in relation to the bank’s weak earnings;

•	operating in such a manner as to produce net operating losses;

•	operating with inadequate provisions and policies for liquidity and funds management;

•	operating with an inadequate information technology program; and

•	violating law, regulations, and/or statements of policy identified in the Joint Report of Examination.

The Cease and Desist Order also outlines a number of steps to be taken by Mutual which are designed to remedy and/or prevent the reoccurrence of the items listed in the Cease and Desist Order. Below is a list of some of these prescribed steps, followed by a brief report (in italics) of the action taken by Mutual.

•

Within a specified time period, Mutual shall analyze and assess its management and staffing needs (the “Management Plan”) and recruit, hire and retain additional or replacement executive and other personnel. The Management Plan shall include: (i) identification of both the type and number of officer positions needed to manage and supervise properly the affairs of the bank; (ii) identification and establishment of such bank committees as are needed to provide guidance and oversight to active management; (iii) evaluation of each bank officer, including the chief executive officer (“CEO”) and the chief financial officer (“CFO”), to determine whether these individuals possess the ability, experience and other qualifications required to perform present and anticipated duties, including adherence to the bank’s established policies and practices, and restoration and maintenance of Mutual in a safe and sound condition; and (iv) a plan to recruit and hire any additional or replacement personnel with the requisite ability, experience and other qualifications that the Mutual Board determines are necessary under the Management Plan. Evaluation of the CEO and CFO shall also include each person’s ability to (i) comply with the requirements of the Order; (ii) operate the bank in a safe and sound manner; (iii) comply with applicable laws and regulations; and (iv) restore capital adequacy, earnings and management effectiveness. Prior to the addition of any board member or senior executive officer, the Supervisory Authorities must have issued their non-objections to the proposed changes or appointments.

The Mutual Board believes that its present executive officers and other personnel are capable of managing and supervising Mutual’s affairs until consummation of the transactions contemplated by the Merger Agreement. If the Merger fails and is not completed, Mutual will retain a consultant to conduct an assessment of Mutual’s management.

•

Within a specified time period, appointment of a board of directors committee, consisting of independent directors, responsible for ensuring compliance with the Cease and Desist Order and overseeing corrective measures with respect to the Order. The Committee shall regularly monitor and report to the Mutual Board on compliance with the Order.

The Mutual Board has appointed a Compliance Committee responsible for ensuring compliance with the Cease and Desist Order and overseeing corrective measures in response thereto. The Compliance Committee consists of William V. Bell (Chairman), Beverly W. Jones, Elroy Lewis and James A. Welch. As of the date hereof, the Compliance Committee has held [five] meetings.

•	Within a specified time period, adoption of an educational program for periodic training of board members. The Mutual Board shall document the training activities.

All Mutual directors attended an on-site educational programs conducted by an outside firm experienced in training board members. Mutual directors also have attended directors’ education programs sponsored by the Commissioner. These training activities have been documented.

•

Within a specified time period, adoption of a plan to meet and maintain regulatory capital ratios. During the term of the Order, Mutual shall maintain Tier 1 capital of at least 7.0% of total assets and risk-based capital ratios to be “well capitalized.” The level of Tier 1 capital to be maintained during the life of the Cease and Desist Order shall be in addition to a fully funded allowance for loan and lease losses, the adequacy of which shall be satisfactory to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

As a back-up capital plan in the event the Merger is not completed, the Mutual Board has approved the following actions:

•	Sale of Mutual’s headquarters building;

•	Relocation of headquarters personnel to another location, to allow for maximum financial benefit from the sale of the headquarters; and

•

A “going private” transaction in which Mutual would deregister its common stock under the Securities Exchange Act of 1934 (the “Exchange Act”), and thereby eliminate the reporting and other expenses of a public company, including the cost of compliance with the Sarbanes Oxley Act.

Strategies previously directed by the Mutual Board and implemented by Mutual’s management have included selling Mutual’s investment in Piedmont Investment Advisors for $800,000, restructuring the balance sheet by selling lower yielding loans, and using the proceeds from the loan sale to allow high yielding deposit products to run-off to improve net interest margins, reducing overhead and other expenses, and lowering Mutual’s cost of funds.

•

Prior to filing the June 30, 2007 Consolidated Reports of Condition and Income, review of the bank’s deferred tax assets and, if required by applicable reporting requirements, establish a valuation allowance. The determination of the need for a valuation allowance shall be made based on total deferred tax assets.

Based upon a review of Mutual’s deferred tax assets, management determined that Mutual could no longer forecast that it would have taxable operations to sustain the realization of its deferred tax assets. A valuation allowance of $1.1 million was established, through a provision charged against income for the fiscal quarter ended June 30, 2007, to offset substantially all of Mutual’s net deferred tax assets. Consequently, for the quarter ended June 30, 2007, Mutual experienced a net loss of ($1,525,000) or ($4.19) diluted per share of Mutual common stock.

In the Consolidated Balance Sheets included on page [ ], deferred tax assets of $838,000 have been recorded as a pro forma adjustment. Since it is projected that the post-Merger combined operations will generate taxable income, no valuation allowance has been recorded.

•	Payment of a cash dividend only with prior consent of the Supervisory Authorities.

Prior to issuance of the Order, the Mutual Board had determined that no dividend would be paid until Mutual becomes profitable. Under the terms of the Merger Agreement, Mutual also is precluded from paying a dividend until completion of the Merger or termination of the Merger Agreement.

•

Within a specified time period, adoption of a plan to improve Mutual’s earnings. The plan shall, at a minimum: (i) identify goals and strategies for improving and sustaining bank earnings; (ii) identify the major areas in, and means by which, the Mutual Board will seek to improve bank’s performance; (iii) require realistic and comprehensive budgets; (iv) describe the operating assumptions that form the basis for, and adequately support, major projected income and expense components; and (v) require a budget review process to monitor the income and expenses of the bank to compare actual figures with budgetary projections. Following each calendar quarter, the Mutual Board shall evaluate the bank’s actual performance in relation to the plan, and each year, submit an updated plan and budget to the Supervisory Authorities.

Mutual’s management and the Mutual Board developed various strategies to improve earnings. These strategies include consolidation of the Durham offices into one location and sale of the corporate headquarters building; selling lower yielding loans; eliminating higher yielding time deposits; reducing personnel expenses; closing the Northgate branch; and eliminating and reducing other operating expenses. The consolidation of the Durham offices into one location and the sale of the corporate headquarters have been deferred due to the pending Merger. In the event that the Merger is consummated, M&F Bank intends to carry out a strategic review of its offices, including the possible sale of Mutual’s headquarters.

•	Within a specified time period, Mutual shall eliminate and/or correct all violations of law and regulations and contraventions of policy cited in the Joint Report of Examination.

Mutual believes that all violations of law and regulations and contraventions of policy cited by the Supervisory Authorities have been eliminated and/or corrected. In addition, Kaye Gantt, Senior Vice President Retail Bank Operations and Bank Secrecy Act Officer, has been appointed Compliance Officer.

•

Within a specified time period, Mutual shall review its Interest Rate Risk Policy and Liquidity Risk Management Policy to provide effective guidance and control over the bank’s fund management activities and revise the policies to address all items noted in the Joint Report of Examination.

Mutual has revised its Interest Rate Risk Policy and Liquidity Risk Management Policy to address all noted items.

•

Within a specified time period, Mutual shall develop and implement a Customer Information Security Program Policy and Procedures, including: (i) bank-wide risk assessment of all information assets; (ii) appropriate controls to properly safeguard information assets; (iii) periodic independent testing of controls; (iv) employee training to ensure controls are properly implemented; (v) effective vendor management; (vi) an incident response program; and (vii) at least annual board reporting. The bank also shall develop a bank-wide business continuity plan and correct other information technology deficiencies.

Mutual has developed and implemented Customer Information Security Program Policy and Procedures which includes the noted items. Mutual has also developed a bank-wide business continuity plan and corrected other noted information technology deficiencies.

•

Within 30 days of the end of each calendar quarter following the effective date of the Order, the bank shall furnish written progress reports to the Supervisory Authorities. These reports may be discontinued when the required corrections have been accomplished.

Mutual has furnished the required regulatory reports to the Supervisory Authorities.

A copy or the Cease and Desist Order is attached to this proxy statement/prospectus as Appendix J.

THE SPECIAL MEETING OF MUTUAL SHAREHOLDERS

General

This proxy statement/prospectus is being furnished to Mutual shareholders in connection with the solicitation of proxies by the Mutual Board to be used at the special meeting of Mutual shareholders to be held on [            ] at [            ] local time, at Mutual’s Main Office, 315 East Chapel Hill Street, Durham, North Carolina and at any adjournment of that meeting.

The purposes of this special meeting are: (i) to consider and vote on the approval of the Merger Agreement, pursuant to which Mutual will be merged with and into M&F Bank; (ii) to vote an adjournment of the special meeting, if necessary, to solicit additional proxies; and (iii) to transact any other business as may properly be brought before the special meeting or any adjournments thereof.

This proxy statement/prospectus and the enclosed form of proxy are being sent to Mutual shareholders on or about [            ], 2008.

Record Date and Voting

The Mutual Board has fixed the close of business on [            ], 2008 as the Record Date for determining the holders of shares of Mutual common stock entitled to receive notice of and to vote at the Mutual special meeting. Only holders of record of shares of Mutual common stock at the close of business on that date will be entitled to vote at the Mutual special meeting and at any adjournment of that meeting. At the close of business on the Record Date, there were 363,719 shares of Mutual common stock outstanding, held by approximately [ ] holders of record.

Each holder of shares of Mutual common stock outstanding on the Record Date will be entitled to one vote for each share held of record upon each matter properly submitted at the Mutual special meeting and at any adjournment of that meeting. In order for Mutual to satisfy its quorum requirements, the holders of at least a majority of the total number of outstanding shares of Mutual common stock entitled to vote at the meeting must be present. You will be deemed to be present if you attend the special meeting or if you submit a proxy card that is received at or prior to the special meeting (and not revoked as described below).

If your proxy card is properly executed and received by Mutual in time to be voted at the Mutual special meeting, the shares represented by your proxy card will be voted in accordance with the instructions that you mark on your proxy card. If you execute your proxy but do not provide Mutual with any instructions, your shares will be voted “FOR” the approval of the Merger Agreement and “FOR” any adjournment of the Mutual special meeting that may be necessary to solicit additional proxies and, with respect to any other proposal properly brought before the meeting, in accordance with the best judgment of the persons named in the enclosed form of proxy.

If your shares are held in “street name” by your broker and you do not provide your broker with instructions on how to vote your shares, your broker will not be permitted to vote your shares, which will have the same effect as a vote against the approval of the Merger Agreement.

Vote Required

At the Mutual special meeting, you will be asked to vote on the proposal to approve the Merger Agreement, which requires the affirmative vote of the holders of majority of the outstanding shares of Mutual common stock. Shares as to which the “abstain” box is selected on a proxy card will be counted as present for purposes of determining whether a quorum is present but will have the same effect as a vote against approval of the proposal. The required vote of Mutual shareholders on the Merger Agreement is based upon the number of outstanding shares of Mutual common stock, and not the number of shares that are actually voted. Accordingly, the failure to submit a proxy card or to vote in person at the Mutual special meeting or the abstention from voting by Mutual shareholders, or the failure of any Mutual shareholder who holds shares in “street name” through a broker to give voting instructions to such broker, will have the same effect as an “AGAINST” vote with respect to the approval of the Merger Agreement.

Approval of any proposal to adjourn the special meeting, if necessary, for the purpose of soliciting additional proxies may be obtained by the affirmative vote of the holders of a majority of the shares of Mutual common stock represented at the Mutual special meeting, whether or not a quorum is present.

As of the Record Date:

•

Mutual directors and executive officers and their affiliates owned and were entitled to vote approximately [    ] shares of Mutual common stock, representing approximately [    ]% of the outstanding shares of Mutual common stock. The directors have agreed to vote their shares, and we currently expect that each of the non-director officers will vote their shares, of Mutual common stock in favor of the proposals to be presented at the special meeting, including the Merger Agreement.

•	Bancorp directors and executive officers and their affiliates owned and were entitled to vote [ ] shares of Mutual common stock at the special meeting. Bancorp owns no shares of Mutual common stock.

Revocability of Proxies

The presence of a shareholder at the Mutual special meeting will not automatically revoke that shareholder’s proxy. However, a shareholder may revoke a proxy at any time prior to its exercise by:

•	submitting a written revocation to Mutual’s corporate secretary that is received prior to the meeting;

•	submitting another proxy by mail that is dated later than the original proxy and that is received prior to the meeting; or

•	attending the Mutual special meeting and voting in person if your shares of Mutual common stock are registered in your name rather than in the name of a broker or other nominee.

If your shares are held by a broker, you must follow the instructions on the form you receive from your broker with respect to changing or revoking your proxy.

Solicitation of Proxies

In addition to solicitation by mail, directors, officers and other regular employees of Mutual may solicit proxies for the Mutual special meeting from Mutual shareholders personally or by telephone, telegram, fax or other electronic means. However, they will not be paid additional compensation for these services. Mutual also will provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their reasonable out-of-pocket expenses in taking such actions.

Mutual has also made arrangements with Georgeson, Inc. to assist it in soliciting proxies and has agreed to pay that firm a fee of $5,500 plus its reasonable out-of-pocket expenses for these services. Any questions about the proposals set forth herein should be addressed to              at             .

Bancorp and Mutual will share equally the expenses incurred in connection with the printing and mailing of this proxy statement/prospectus.

THE MERGER

Background of the Merger

In recent years, Mutual has struggled financially due to a number of factors:

•	Record low interest rates significantly reduced its net interest margins;

•	It has historically been a mortgage lender;

•	During the period 2002 through 2004, it experienced a high level of prepayments in its mortgage loan portfolio as loan customers took advantage of low interest rates to refinance their mortgages;

•	It had difficulty originating new loans at yields that provided sufficient income;

•	When short-term interest rates began to rise again in mid-2004 through mid-2006, it faced further margin erosion as its deposit costs rose much faster than its yields on loans and investments; and

•	It faced increased competition for loan and deposit customers from other financial institutions, some much larger than Mutual, that targeted its African-American customer base.

Compounding Mutual’s earnings challenges were rising operating expenses primarily due to decreasing net interest margins resulting from negative loan growth, lower yields on earning assets and higher costs of funds in a rising rate environment. Mutual reported losses for each of the fiscal years ended December 31, 2002, 2003, 2005 and 2006. As a result of Mutual’s deteriorating financial condition, in January 2006, the Mutual Board resolved to initiate the following corrective actions:

•

To prepare a capital plan that provides for maintaining Tier 1 Leverage Capital, as defined in the FDIC Rules and Regulations, at or above 7%. The plan addressed both internal and external sources of capital, including capital infusion and retention of earnings.

•

To adopt a written operating and strategic plan incorporating short and long term goals, including specific goals to improve the net interest margin and reduce operating overhead expenses; action plans and underlying assumptions for achieving the plan’s goals and objectives; and procedures for monitoring performance, including methods for periodic revisions as necessary.

•	To review Mutual’s model that measures and monitors interest rate risk to determine that projections have been based on realistic and supportable assumptions.

•	To ensure compliance with regulatory information security standards and correct deficiencies in information technology.

•	To not pay any cash dividends without prior regulatory consent.

•	To prepare quarterly progress reports of steps taken to effect the foregoing actions.

In the spring of 2006, Mutual’s management and the Mutual Board began to consider alternative strategies to address Mutual’s lack of profitability. While this process was underway, Mutual was approached by representatives of the Bancorp Board who expressed interest in a merger with Mutual. In May 2006, Mutual retained Howe Barnes as its financial advisor. At a meeting in late May 2006, the Mutual Board met with Howe Barnes to discuss strategic alternatives. As a result of this meeting, the Mutual Board determined that pursuing a merger with M&F Bank appeared to be the best course of action for Mutual because:

•	Mutual and M&F Bank shared a common heritage;

•	Mutual was originally founded by a group that had ties to M&F Bank;

•	For many years Mutual and M&F Bank shared a main office facility; and

•	Mutual and M&F Bank are both Durham, North Carolina-based financial institutions that focus on serving the African-American community.

During the summer of 2006, Mutual and Bancorp discussed the possibility of a merger of the two institutions. However, the two parties were not able to agree on the terms of a potential transaction, and merger discussions were discontinued. In late August 2006, the Mutual Board met to assess its strategy. At this meeting the Mutual Board determined that raising capital would be difficult in light of Mutual’s current financial condition and recent performance. The Mutual Board also reviewed management’s financial projections for the bank. Based on this information, the Mutual Board determined that a merger with another financial institution might be in the best interest of Mutual and its shareholders. The Mutual Board authorized Howe Barnes to contact a group of prospective merger partners to gauge possible interest in a potential merger with Mutual.

With Mutual’s consent, Howe Barnes contacted eleven prospective merger partners, including Bancorp. Seven of the prospective merger partners signed confidentiality agreements and received information on Mutual. Only two parties submitted proposals to merge with Mutual. Bancorp’s proposal was considered superior. Bancorp’s initial offer was to acquire all of Mutual’s outstanding shares for $12.50 per share in cash. After negotiations between the parties, Bancorp subsequently raised its offer to $15.00 per share in cash, subject to adjustment and subject to certain conditions being met. The competing offer was for $10.50 per share in cash. At its October 2006 meeting, the Mutual Board authorized management to continue to negotiate with Bancorp and to commence due diligence. During November and December 2006, Bancorp, its legal advisors and financial advisors,

Anderson & Strudwick, Inc. (“Anderson & Strudwick”) conducted due diligence of Mutual and began to draft a merger agreement. However, in early January 2007, Bancorp informed Mutual that it could no longer pursue the merger due to a change in Bancorp’s management.

After the Bancorp merger discussions had been terminated, Mutual was approached by several parties that expressed interest in pursuing a merger or acquisition of Mutual, including several investor groups. At its January 2007 meeting, the Mutual Board met with its financial advisor to assess the situation and chart a new course of action. The Mutual Board authorized Howe Barnes to renew contacts with several parties that had already been approached and to widen the scope to new prospective merger partners. The Mutual Board also instructed management to implement a plan to achieve profitability and increase Mutual’s capital by closing branches, cutting costs and restructuring the balance sheet.

Between January 2007 and March 2007, Mutual engaged in discussions with four investor groups and five financial institutions (including Bancorp) regarding a possible merger with or acquisition of Mutual. As a result of these discussions, Mutual received three new proposals. The proposals received from the investor groups were not considered attractive because either the consideration was deemed inadequate or the ability of the groups to raise the capital necessary to consummate the transaction was uncertain. A larger financial institution headquartered in another southeastern state offered to acquire Mutual for $13.75 per share in cash. Bancorp was not able to submit an offer at that time because of recent changes in its management team.

At its March 2007 meeting, the Mutual Board authorized Howe Barnes to negotiate with the larger southeastern bank. As a result of further negotiations, the offer was increased to $15.00 per share in cash in exchange for a period of exclusive negotiations. On April 6, 2007, Mutual entered into a confidential letter of intent with the larger southeastern bank, which included an exclusivity provision. However, after completing its due diligence the larger southeastern bank withdrew its offer to merge with Mutual prior to termination of the exclusivity period.

In early April 2007, Mutual received a new Bancorp merger proposal. Bancorp proposed to merge Mutual with and into M&F Bank in an all-stock transaction in which each share of Mutual common stock would be exchanged for one share of Bancorp common stock. On April 27, 2007, Mutual entered into a confidential letter of intent with Bancorp and granted Bancorp a period of exclusivity. During May 2007, Bancorp conducted additional due diligence of Mutual, and Mutual conducted due diligence of M&F Bank and Bancorp.

Following a routine periodic joint regulatory examination of Mutual by the Supervisory Authorities, and based on the condition of Mutual disclosed in the Joint Report of Examination, the Supervisory Authorities delivered to the Mutual Board a proposed Cease and Desist Order. On May 31, 2007, the Mutual Board stipulated and consented to the issuance of the Cease and Desist Order, which became effective on June 24, 2007. The Cease and Desist Order requires Mutual to cease and desist from the following:

•	operating with inadequate management;

•	operating with a board of directors that has failed to provide adequate supervision over and direction to the active management of Mutual;

•	operating with inadequate equity capital and reserves in relation to Mutual’s weak earnings;

•	operating in such a manner as to produce net operating losses;

•	operating with inadequate provisions and policies for liquidity and funds management;

•	operating with an inadequate information technology program; and

•	violating law, regulations, and/or statements of policy identified in the Joint Report of Examination.

The Cease and Desist Order also outlines a number of steps to be taken by Mutual which are designed to remedy and/or prevent the reoccurrence of the items listed in the Cease and Desist Order. See “Recent Developments –Mutual– Cease and Desist Order.”

During June and July 2007, Mutual, Bancorp and their advisers negotiated the definitive documentation associated with and conditions precedent to consummation of a possible combination of Mutual and M&F Bank. Also during this period, members of senior management of Bancorp and Mutual completed mutual due diligence investigations and refined their views on the advantages and disadvantages of combining the two banks.

As a result of these discussions and investigations, the respective management teams of Mutual and Bancorp agreed to recommend to their respective Boards the proposed merger of Mutual with and into M&F Bank.

On July 24, 2007, the Bancorp Board and the Board of Directors of M&F Bank (together, the “M&F Boards”) held a special joint meeting at which senior management of Bancorp, together with Bancorp’s legal and financial advisors, reviewed the discussions and negotiations with Mutual regarding the proposed Merger and the results of Bancorp’s due diligence investigation of Mutual, to the extent that it had not already done so at previous regular Board meetings. Anderson & Strudwick presented detailed financial information with respect to the potential transaction, responded to questions of the M&F Boards, and rendered its opinion that, as of July 24, 2007, the Exchange Ratio provided in the Merger Agreement was fair to the holders of Bancorp common stock from a financial point of view. Also at this meeting, legal counsel to Bancorp and M&F Bank presented the proposed Merger Agreement to the M&F Boards, advised the M&F Boards of the legal standards applicable to their decisions to approve the proposed Merger Agreement and the transactions contemplated thereby, and answered questions of the M&F Boards. Senior management of Bancorp and the M&F Boards reviewed the terms of the proposed Merger Agreement, and the M&F Boards each concluded that the proposed transaction with Mutual was in the best interests of M&F Bank, Bancorp and Bancorp’s shareholders. After further questions by and discussion among the members of the M&F Boards and consideration of the factors described under “–Bancorp’s Reasons for the Merger,” the M&F Boards voted unanimously to adopt the Merger Agreement and the transactions contemplated thereby as being in the best interests M&F Bank, Bancorp and Bancorp’s shareholders.

On July 26, 2007, the Mutual Board held a special meeting to review the Merger Agreement and the fairness opinion delivered by Howe Barnes. Mutual’s Chief Executive Officer, legal counsel and a representative of Howe Barnes again reviewed the reasons for and the potential benefits and risks of the business combination with Bancorp, including termination of the Cease and Desist Order upon consummation of the transaction, and responded to questions of the Mutual Board. The Howe Barnes representative made a presentation regarding the financial terms of the Merger Agreement and delivered the firm’s opinion that, from a financial point of view, the Exchange Ratio was fair. Mutual’s senior management then updated the Mutual Board regarding the Merger timeline and communication plan. After further discussion and detailed consideration of the Merger Agreement and of the factors discussed under “—Mutual’s Reasons for the Merger,” Mutual’s directors, all of whom were present, unanimously adopted and authorized the execution of the Merger Agreement.

On August 9, 2007, the parties and their legal counsel finalized the Merger Agreement and related documentation. The Merger Agreement was also executed and delivered on August 9, 2007, and the transaction was announced on August 10, 2007 in a joint press release.

Bancorp’s Reasons for the Merger

The Bancorp Board concluded, in reaching its decision to approve the Merger Agreement as being in the best interest of Bancorp and Bancorp’s shareholders, that Mutual and Bancorp have a unique strategic fit, sharing a common heritage and serving a common customer base. In concluding that the Merger is in the best interest of Bancorp and Bancorp’s shareholders, the Bancorp Board considered, among other things, the following factors:

•	Mutual and M&F Bank’s shared common heritage and commitment towards servicing the needs of the Durham, North Carolina, African-American community;

•	Mutual was originally founded by a group that had ties to M&F Bank;

•	for many years Mutual and M&F shared a main office facility;

•

the expected social and economic impact of the Merger on the constituencies served by M&F Bank, including its borrowers, customers, depositors, employees, suppliers and communities, many of which are common to Mutual also;

•	the acquisition of Mutual by a competitor could potentially increase competition for business in the Durham, North Carolina African-American community, and so adversely affect M&F Bank;

•	the opportunity to establish a presence in the Greensboro, North Carolina market without incurring the delays and costs associated with de novo branching;

•	the Cease and Desist Order;

•

the current environment in the financial services industry, including national and regional economic conditions, continued consolidation in the financial services industry, evolving trends in technology, regulatory compliance requirements, nationwide competition, and the likely effect of these factors on Bancorp on both a stand-alone basis and in the context of the Merger;

•

M&F Bank’s and Mutual’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, based on the information provided in due diligence, the Bancorp Board considered that Mutual’s business and operations complement those of M&F Bank and that the synergies potentially available in the proposed Merger create the opportunity for the combined bank to have superior future earnings and prospects compared to M&F Bank’s earnings and prospects on a stand-alone basis. In particular, the Bancorp Board considered the following:

•	the opportunity to leverage complementary business lines across a larger customer base;

•	the opportunity to strengthen the combined bank’s presence in its core markets;

•	The structure of the transaction as a merger in which M&F Bank would be the surviving company.

•

The consistency of the Merger with Bancorp’s business strategies, including achieving strong earnings growth, improving customer attraction and retention and focusing on expense control. The M&F Boards concluded after its analysis that M&F Bank and Mutual are a complementary fit because of the nature of the markets served and products offered by M&F Bank and Mutual and the expectation that the Merger would provide economies of scale, expanded product offerings, expanded opportunities for cross-selling, cost savings opportunities, and enhanced opportunities for growth;

•

Bancorp’s expectation that it will receive an opinion of Brooks Pierce that the Merger will qualify as a transaction of a type that is generally tax-free for United States federal income tax purposes to Bancorp, M&F Bank, and Mutual’s shareholders;

•	The Bancorp Board’s belief that the Merger is likely to increase value to shareholders. In particular, the Bancorp Board believes that:

•	The combined bank is expected to generate meaningful excess capital that may be reinvested and deployed for the shareholders’ benefit; and

•	The Merger is expected to be accretive to earnings per share and cash earnings per share under GAAP.

•	Anderson & Strudwick’s financial presentation to the Bancorp Board;

•	The Bancorp Board’s understanding that the Exchange Ratio was fixed and would not fluctuate;

•

The review by the Bancorp Board with its legal counsel, Brooks Pierce, of the provisions of the proposed Merger Agreement, including the provisions of the Merger Agreement designed to enhance the probability that the Merger will be completed;

•

The Bancorp Board’s review and discussions with Bancorp’s management and outside advisors concerning the due diligence examination of the operations, financial condition, regulatory compliance and prospects of Mutual; and

•	The Bancorp Board’s expectation, after consulting with Anderson & Strudwick and Brooks Pierce, that the required regulatory approvals could be obtained.

The Bancorp Board also considered potential risks but concluded that the anticipated benefits of the Merger were likely to outweigh substantially these risks. The risks included:

•	The possibility that the Merger and the related integration process could result in the loss of key employees, in the disruption of Bancorp’s on-going business and in the loss of customers;

•	The possibility of encountering difficulties in achieving cost savings and revenue synergies in the amounts currently estimated or in the time frame currently contemplated;

•	The substantial Merger-related restructuring charges;

•

That the Merger might not receive the necessary regulatory approvals and clearances to complete the Merger or that governmental authorities could attempt to condition their approval of the Merger on the companies’ compliance with burdensome conditions; and

•	The risks of the type and nature described under “Forward Looking Statements” and in the filing of each company incorporated in this proxy statement/prospectus by reference.

Although each member of the Bancorp Board individually considered these and other factors, they did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Bancorp Board collectively made its determination based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the Merger is in the best interests of Bancorp and its shareholders.

The Bancorp Board realized there can be no assurance about future results, including results expected or considered in the factors listed above, such as assumptions regarding anticipated cost savings and earnings accretion/dilution. However, the Bancorp Board concluded that the potential positive factors outweighed the potential risks of completing the Merger.

It should be noted that this explanation of the Bancorp Board’s reasoning and all other information presented in this section is forward looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward Looking Statements.”

For the reasons set forth above, the Bancorp Board determined that the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interest of Bancorp and its shareholders, and unanimously adopted the Merger Agreement.

Mutual’s Reasons for the Merger; Recommendation of the Mutual Board

The Mutual Board believes the Merger is in the best interests of Mutual and the Mutual shareholders. The Mutual Board unanimously recommends that Mutual shareholders vote “FOR” the approval of the Merger Agreement.

In reaching its determination to adopt the Merger Agreement, the Mutual Board consulted with Mutual’s management and its financial and legal advisors, and considered a number of factors, including:

•	the Cease and Desist Order;

•	the value to be received by Mutual shareholders;

•	the greater liquidity of Bancorp common stock as compared to Mutual common stock;

•

the Mutual Board’s assessment, based in part on presentations by Howe Barnes, Mutual’s financial advisor, and its management and the results of the due diligence investigation of Bancorp conducted by Mutual’s management and financial and legal advisors, of the business, operations, capital level, asset quality, financial condition and earnings of Bancorp on a historical and prospective basis, and of the combined company on a pro forma basis including anticipated cost savings;

•	the financial and growth prospects for Mutual and its shareholders of a business combination with M&F Bank as compared to continuing to operate as a stand-alone entity;

•

the presentation by Howe Barnes to the Mutual Board with respect to the Merger and the opinion of Howe Barnes that, as of the date of that opinion, the Exchange Ratio was fair to the holders of Mutual common stock from a financial point of view (see “—Opinion of Mutual’s Financial Advisor” on page [    ]);

•	the benefits to Mutual and its customers of operating as a larger organization, including enhancements in products and services, higher lending limits, and greater financial resources;

•

the Mutual Board’s belief that the two banks share a common vision of the importance of customer service and local decision-making and that management and employees of Mutual and M&F Bank possess complementary skills and expertise;

•

the current and prospective economic and competitive environment facing the financial services industry generally, and Mutual in particular, including the continued rapid consolidation in the financial services industry and the competitive effects of the increased consolidation on smaller financial institutions such as Mutual;

•

the increasing importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term and in being able to capitalize on technological developments that significantly impact industry competitive conditions;

•	the expected social and economic impact of the Merger on the constituencies served by Mutual, including its borrowers, customers, depositors, employees, suppliers and communities;

•	the employee and severance benefits to be provided to Mutual employees and career opportunities in a larger organization;

•	the Mutual Board’s assessment, with the assistance of counsel, concerning the likelihood that Bancorp would obtain all regulatory approvals required for the Merger;

•	the expected treatment of the Merger as a “reorganization” for United States federal income tax purposes, generally tax-free to Mutual shareholders;

•

the fact that some directors and officers of Mutual have interests in the Merger in addition to their interests generally as Mutual shareholders (see “—Interests of Mutual’s Executive Officers and Directors in the Merger”); and

•	the effect of the termination fee potentially payable to Bancorp.

The Mutual Board also considered potential risks but concluded that the anticipated benefits of combining with Bancorp were likely to outweigh substantially these risks. The risks included:

•	The possibility that the Merger and the related integration process could result in the loss of key employees, in the disruption of Bancorp’s on-going business and in the loss of customers;

•	The possibility of encountering difficulties in achieving cost savings and revenue synergies in the amounts currently estimated or in the time frame currently contemplated;

•	The substantial Merger-related restructuring charges;

•

That the Merger might not receive the necessary regulatory approvals and clearances to complete the Merger or that governmental authorities could attempt to condition their approval of the Merger on the companies’ compliance with burdensome conditions; and

•	The risks of the type and nature described under “Forward Looking Statements” and in the filing of each company incorporated in this proxy statement/prospectus by reference.

The foregoing discussion of the information considered by the Mutual Board is not intended to be exhaustive but includes the material factors considered by the Mutual Board. In the course of its deliberations with respect to the Merger, the Mutual Board discussed the anticipated impact of the Merger on Mutual, its shareholders, and its various other constituencies, and determined that the benefits to Mutual and its constituencies expected to result from the Merger would likely outweigh any risks identified during the Mutual Board’s deliberations. In reaching its determination to approve and recommend the Merger, the Mutual Board did not assign any relative or specific weights to the factors considered in reaching that determination, and individual directors may have given differing weights to different factors.

It should be noted that this explanation of the Mutual Board’s reasoning and all other information presented in this section is forward looking in nature and, therefore, should be read in light of the factors discussed under the heading “Forward Looking Statements.”

For the reasons set forth above, the Mutual Board determined that the Merger, the Merger Agreement and the transactions contemplated by the Merger Agreement are advisable and in the best interest of Mutual and its shareholders, and unanimously adopted the Merger Agreement and recommends that their shareholders vote “FOR” the Merger Agreement.

Opinion of Mutual’s Financial Advisor

On July 26, 2007, at a meeting of the Mutual Board, Howe Barnes delivered to the Mutual Board its opinion, to the effect that, as of July 26, 2007 and based upon and subject to various assumptions, matters considered, and limitations on Howe Barnes’ review described in the opinion, the Exchange Ratio provided for in the Merger was fair, from a financial point of view, to the shareholders of Mutual. On August 9, 2007, Mutual entered into a definitive Merger Agreement with Bancorp. Howe Barnes delivered to the Mutual Board its written opinion as of August 9, 2007, to the effect that, and based upon and subject to various assumptions, matters considered, and limitations on Howe Barnes’ review described in the opinion, the Exchange Ratio provided for in the Merger was fair, from a financial point of view, to the shareholders of Mutual. No limitations were imposed by Mutual on Howe Barnes with respect to the investigations made or the procedures followed in rendering its opinion.

Mutual retained Howe Barnes to act as its financial advisor in connection with analyzing the proposed merger with M&F Bank. Mutual selected Howe Barnes as its financial advisor based upon Howe Barnes’ qualifications, expertise, and reputation advising financial institutions and other companies with regard to mergers and acquisitions.

The full text of Howe Barnes’ written opinion to the Mutual Board, dated August 9, 2007, which sets forth the assumptions made, matters considered and extent of review by Howe Barnes, is attached as Appendix B and is incorporated herein by reference. You should read the fairness opinion carefully and in its entirety. The following summary of Howe Barnes’ opinion is qualified in its entirety by reference to the full text of the opinion. Howe Barnes’ opinion is directed to the Mutual Board and does not constitute a recommendation to any shareholder of Mutual as to how a shareholder should vote with regard to the merger at the shareholders meeting described in this proxy statement/prospectus. The opinion addresses only the fairness, from a financial point of view, of the Exchange Ratio to the holders of Mutual common stock. The opinion does not address the relative merits of the Merger or any alternatives to the Merger, the underlying decision of the Mutual Board to approve or proceed with or effect the merger, or any other aspect of the Merger. No opinion was expressed by Howe Barnes as to whether any alternative transaction, might produce consideration for the holders of Mutual common stock in an amount in excess of that contemplated in the merger.

Howe Barnes has consented to the inclusion of its opinion and to the inclusion of the summary of its opinion in this proxy statement/prospectus. In giving such consent, Howe Barnes does not concede that it comes within the category of persons whose consent is required the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the SEC thereunder, nor does it concede that it is an expert within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the SEC thereunder with respect to any part of the registration statement on Form S-4 of which this proxy statement / registration statement forms a part.

In connection with rendering its opinion, Howe Barnes:

•	Reviewed the terms of the Merger Agreement;

•

Reviewed Bancorp’s most recent proxy statement, annual reports on Form 10-KSB for the three calendar years ended December 31, 2006, 2005 and 2004, and quarterly reports on Form 10-QSB for the calendar quarter ended March 31, 2007 filed with the SEC;

•

Reviewed Mutual’s most recent proxy statement, annual reports on Form 10-KSB for the three calendar years ended December 31, 2006, 2005 and 2004, and quarterly report on Form 10-QSB for the calendar quarter ended March 31, 2007 filed with the FDIC;

•	Reviewed current reports to shareholders of Mutual and Bancorp as filed on Form 8-K with the SEC and the FDIC from January 1, 2004 through August 9, 2007;

•	Reviewed annual reports to shareholders of Mutual and Bancorp for the three calendar years ended December 31, 2006, 2005 and 2004;

•	Reviewed the Cease and Desist Order and discussed the Cease and Desist Order with Mutual’s management, representatives of the FDIC and the Commissioner, and special counsel for Mutual;

•

Reviewed certain internal financial information and financial forecasts relating to the business, earnings, cash flows, assets and prospects of Mutual and Bancorp furnished to Howe Barnes by the respective companies;

•

Held discussions with members of senior management of Mutual and Bancorp, including without limitation, their respective outside accountants, legal advisors and others concerning the past and current results of operations of Mutual and Bancorp, their respective current financial condition and managements’ opinions of their respective future prospects;

•	Reviewed the historical record of reported prices, trading activity and dividend payments for both Mutual and Bancorp;

•	Compared the reported financial terms of selected recent business combinations in the banking industry; and

•	Performed such other studies and analyses as Howe Barnes considered appropriate under the circumstances.

The written opinion provided by Howe Barnes to Mutual, dated as of August 9, 2007, was necessarily based upon economic, monetary, financial market, and other relevant conditions as of the date the opinion was rendered. Accordingly, you should understand that although subsequent developments may affect its opinion, Howe Barnes does not have any obligation to further update, revise, or reaffirm its opinion.

In connection with its review and arriving at its opinion, with the consent of the Mutual Board, Howe Barnes assumed and relied upon the accuracy and completeness of the financial information and other pertinent information provided by Mutual and Bancorp to Howe Barnes for purposes of rendering its opinion. Howe Barnes did not assume any obligation to independently verify any of the information discussed above, including, without limitation, information from published sources, as being complete and accurate. With regard to the financial information, including financial projections it received from Mutual and Bancorp, as well as projections of cost savings, Howe Barnes assumed that this information reflected the best available estimates and good faith judgments of management as to Mutual’s future performance and that the projections provided a reasonable basis upon which Howe Barnes could formulate its opinion. Mutual does not publicly disclose internal management forecasts or projections of the type utilized by Howe Barnes in connection with Howe Barnes’ role as its financial advisor, and those forecasts and projections were not prepared with a view towards public disclosure. The forecasts and projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions Mutual faces. Accordingly, actual results could vary significantly from those set forth in the forecasts and projections.

Howe Barnes does not purport to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect to loan portfolios and, accordingly, assumes that Mutual’s allowances and Bancorp’s allowances were adequate to cover any losses. In addition, Howe Barnes has not reviewed and does not assume any responsibility for any individual credit files and did not make an independent evaluation, appraisal, or physical inspection of the assets or liabilities, contingent or otherwise, of Mutual’s or Bancorp’s individual properties, nor was Howe Barnes provided with any such appraisals. In addition, for purposes of rendering its written opinion, Howe Barnes assumed that the merger will be consummated in accordance with the terms set forth in the Merger Agreement, without any waiver of any of its material terms or conditions, and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either separate institution or the combined entity, and the Merger will be consummated in a manner that complies in all respects with the applicable provisions of the Securities Act, the Exchange Act, and all other applicable federal and state statutes, rules, and regulations. In addition, for purposes of its opinion, Howe Barnes relied on advice of counsel and independent accountants to Mutual and Bancorp as to all legal and financial reporting matters with respect to Mutual and Bancorp, the merger and the Merger Agreement; Howe Barnes assumed, with Mutual’s consent, that there are no legal issues with regard to Mutual or Bancorp that would affect Howe Barnes’ opinion; and Howe Barnes relied on this assumption without undertaking any independent investigation or inquiry. Furthermore, Howe Barnes assumed that the Cease and Desist Order will effectively be terminated upon consummation of the Merger.

In connection with rendering its opinion to the Mutual Board, Howe Barnes performed a variety of financial and comparative analyses, which are briefly summarized below. Such summaries do not purport to be a complete description of the analyses performed by Howe Barnes. The fact that any specific analysis has been referred to in the summaries below is not meant to indicate that the analysis was given greater weight than any other analysis. Accordingly, the ranges of values resulting from any particular analysis described below should not be taken to be Howe Barnes’ view of Mutual’s or the combined company’s actual value. Moreover, Howe Barnes believes that the analyses must be considered as a whole and that selecting portions of the analyses and the factors considered, including information presented in tabular form, without considering all of the analyses and factors, could create an incomplete understanding of the process underlying the analyses and, more importantly, a misleading or incomplete view of its opinion as to fairness from a financial point of view that is based on those analyses.

Contribution Analysis

Howe Barnes analyzed selected balance sheet and income statement data for Mutual and Bancorp and compared this data to the estimated pro forma ownership of Mutual and Bancorp. Howe Barnes used March 31, 2007 financial statements and 2007 budgets supplied by the managements of Mutual and Bancorp pro forma of certain adjustments. This analysis indicated the following percentage contributions for Mutual and Bancorp as compared to the implied ownership of Mutual and Bancorp shareholders in the combined company:

	Contribution %
	Mutual	Bancorp
Ownership (1)	17.7%	82.3%
Assets	26.4%	73.6%
Loans	30.0%	70.0%
Deposits	26.2%	73.8%
Tangible equity	23.2%	76.8%
Tangible pro forma equity (2)	19.4%	80.6%
Net income – LTM March 31, 2007 actual	NM (3)	NM (3)
Net income – LTM March 31, 2007 core(4)	NM (3)	NM (3)
Net income – 2007 budgeted(5)	NM (3)	NM (3)
Net income – 2008 estimated(6)	3.3%	96.7%
Net income – 2008 estimated + synergies(7)	17.5%	82.5%

*	Note all balance sheet data is as of March 31, 2007.

(1)	Based on shares outstanding as of March 31, 2007 and the Exchange Ratio.

(2)	Pro forma tangible equity is combined tangible equity adjusted for Merger charges and additional loan loss provisions net of taxes.

(3)	Not meaningful, because Mutual had negative earnings for the respective period.

(4)	Core net income excludes gains on securities and other non-recurring income and expenses, adjusted for taxes.

(5)	Based on 2007 budget for Mutual and estimated 2007 earnings for Bancorp.

(6)	Based on estimates for each company.

(7)	Based on estimates for each company plus synergies, which are cost savings less cost of cash used for merger charges adjusted for taxes. The synergies were assumed to be shared equally between both parties.

Howe Barnes observed that the contribution analysis suggested a wide range of pro forma ownership for Mutual. Howe Barnes placed the most emphasis on the tangible pro forma equity contribution and 2008 estimated net income contribution with synergies. Howe Barnes noted that Mutual’s contribution in these two measures was close to its pro forma ownership in the combined company.

Accretion/Dilution Analysis

In order to assess the future impact of the Merger on Mutual’s projected financial results, Howe Barnes analyzed the pro forma financial impact of the Merger on:

•	Mutual’s estimated earnings per share, or EPS, on a GAAP basis and a cash basis for the full year 2008 as if the Merger was consummated on December 31, 2007; and

•	Mutual’s tangible book value per share at March 31, 2007 as if the Merger was consummated on March 31, 2007.

Based on the Exchange Ratio, this analysis indicated that the Merger would have been accretive to Mutual’s pro forma EPS by $1.26, or 700%, on a GAAP and cash basis in the calendar year 2008, assuming the timely realization of cost savings and other synergies projected by Mutual’s and Bancorp’s managements and a full year of combined operations. Alternatively, this analysis indicated that the Merger would be dilutive to Mutual’s tangible book value per share by $4.96 or 27.2%, as of March 31, 2007 based on estimates of Merger charges and transaction costs.

The estimates of achievable cost savings and the timing of the realization of such cost savings are based on numerous estimates, assumptions, and judgments and are subject to significant uncertainties. Actual results may vary, and variations in amounts and timing may be material.

Discounted Dividend Analysis

Howe Barnes prepared a discounted dividend analysis to estimate the value a shareholder owning a share of Mutual common stock might expect to receive in the future if Mutual remained an independent company. The discounted dividend analysis generated a range of present values per share for Mutual on an independent basis. The range was determined in each case by adding, respectively, the “present value” of the future dividends paid by Mutual, and the “present value” of the “terminal value” of Mutual common stock. “Present value” refers to the current value of future cash flows obtained by discounting such future cash flows by a discount rate that takes into account risk, the opportunity cost of capital, expected returns and other factors. “Terminal value” refers to the capitalized value of future earnings beyond the forecast period.

In this analysis, Howe Barnes assumed that Mutual would be unlikely to pay dividends in the time period it analyzed based on management forecasts and the terms of the Cease and Desist Order. Howe Barnes applied terminal multiples of 10x to 12x to the 2012 estimated earnings of Mutual to establish the terminal value. The range of terminal multiples was based on a current range of price to earnings multiples for African-American focused community banks. The future dividends and terminal values of Mutual were then discounted using discount rates of 14% to 16%, which Howe Barnes viewed as an appropriate range of discount rates for companies with the risk characteristics of Mutual.

Based on these assumptions, the implied per share present value of Mutual common stock ranged from $3.32 to $4.70. Howe Barnes noted that the discounted dividend analysis was considered because it is a widely used valuation methodology, but that the results of the methodology are not conclusive and are highly dependent upon the numerous assumptions that must be made, including projected dividends, discount rates and terminal multiples.

Comparable Transaction Analysis

Howe Barnes reviewed ten bank and thrift acquisitions announced since June 1, 2002, where the selling bank was losing money for the last three reported periods before announcement, had a tangible capital ratio between 4% and 8%, and had assets between $50 million and $125 million (referred to in the table below as “Guideline Transactions”);

Acquiror	Target
WashingtonFirst Bank	First Liberty Bancorp Inc.
Citizens National Corp	Heritage Bank of Ashland Inc.
Abigail Adams National Bancorp	Consolidated Bank & Trust Co.
Argentum Capital Management LLC	Smith River Community Bank NA
Crescent Banking Co.	Futurus Financial Services
Liberty Bancshares Inc.	Peoples Bank
Blue River Bancshares Inc.	Unified Banking Company
CBS Banc-Corporation	Community Financial Services
Synergy Financial Group Inc. (MHC)	First Bank of Central Jersey
Adbanc Inc.	VBI Inc.

The following table represents a summary analysis of the Guideline Transactions that were analyzed by Howe Barnes based on the announced transaction values:

Target	Deal Value/ Tangible Book Value	Deal Value/ LTM Reported Earnings(1)	Deal Value/ LTM Core Earnings(2)	Tangible Book Premium/ Core Deposits(3)
First Liberty Bancorp Inc.	145%	NM	NM	4.9%
Heritage Bank of Ashland Inc.	122	NM	NM	1.7
Consolidated Bank & Trust Co.	72	NM	NM	(1.4)
Smith River Community Bank	152	NM	NM	5.3
Futurus Financial Services	173	NM	NM	7.3
Peoples Bank	143	NM	NM	4.0
Unified Banking Company	140	NM	NM	7.1
Community Financial Services	71	NM	NM	(1.8)
First Bank of Central Jersey	69	NM	NM	(1.9)
VBI, Inc.	186	NM	NM	10.9
Median for Guideline Transactions(4)	142	NM	NM	4.5
Mutual(5)	55	NM	NM	(6.1)

(1)	Last 12 months reported earnings.

(2)	Last 12 months core earnings (excludes non-recurring revenue and expenses adjusted for taxes).

(3)	Premium over tangible book value as a percentage of core deposits (total deposits less time deposits of $100,000 or more).

(4)	Guideline Transactions are the ten merger transactions listed above.

(5)	Mutual pricing data based on total consideration of $3.7 million, which was based on a closing price of $10.10 per share of Bancorp as of July 24, 2007.

Given that all of the targets that constituted the Guideline Transactions were losing money, none of the Guideline Transactions had meaningful price to earnings ratios. The analysis indicated that the value of the proposed merger fell below the range of multiples of price to tangible book value and tangible book value premium to core deposits for the Guideline Transactions. However, the price to tangible book value ratio for Mutual was close to the ratio for Consolidated Bank & Trust Co, which was the only other African-American focused institution in the Guideline Transactions.

Howe Barnes also noted that the Comparable Transaction Analysis was less meaningful for the proposed merger because it is an all stock transaction and Bancorp common stock is very thinly traded. Since recent trading activity in Bancorp common stock may not accurately reflect the true value of the stock, the transaction multiples shown for Mutual would be significantly different if a different value was assigned to Bancorp common stock.

Comparable Traded Company Analysis – M&F

Howe Barnes compared selected financial information for Bancorp with corresponding financial information of five selected African-American focused financial institutions. These selected companies were:

Broadway Financial Corp. (BYFC)	IBW Financial Corp. (IBWC)
Carver Bancorp Inc. (CNY)	Independence Federal Svgs Bank (IFSB)
Citizens Bancshares Corp. (CZBS)

Howe Barnes selected these companies because they were publicly traded companies that, for purposes of its analysis, Howe Barnes considered reasonably similar to Bancorp in that these companies are focused on serving the African-American community. The selected companies may significantly differ from Bancorp based on, among other things, geographic coverage area, capital structure, profitability and services. To the extent any comparisons were made with peer groups, Howe Barnes noted that no peer group or member of a peer group was identical to Bancorp.

Howe Barnes reviewed the closing stock price per share on July 24, 2007 of the selected companies as a multiple of EPS for the trailing 12 months, on a GAAP basis and on a core basis (excluding non-recurring income and expense), as well as book value per share and tangible book value per share as of the most recent reported quarter, and current dividend yield for each selected company. Howe Barnes then compared the multiples derived from the selected companies with corresponding multiples for Bancorp based on the closing price of Bancorp common stock on July 24, 2007. Financial data for the selected companies, Mutual and Bancorp were based on publicly available information compiled by SNL Financial, LC. This analysis indicated the following price multiples for the selected companies and the median pricing multiples for all of the selected companies, as compared to the multiples for Bancorp, as of July 24, 2007:

	Selected Companies
	Bancorp		BYFC		CNY		CZBS		IBWC		IFSB	Median
Price to:
EPS – Reported (x)	11.2	x	12.0	x	15.9	x	8.0	x	16.3	x	NM	14.0	x
EPS – Core (x)	10.5	x	11.9	x	8.0	x	10.6	x	16.4	x	NM	11.2	x
Book value per share (%)	78		100		77		75		81		132	81
Tangible book value per share (%)	78		100		88		76		81		132	88
Dividend yield (%)	2.0		1.8		2.3		1.7		2.7		0.0	1.8
Operating Metrics (%)
Return on average assets	0.61		0.59		0.37		0.86		0.40		(2.32)	0.40
Return on average equity	7.1		8.9		5.2		9.8		5.1		(29.2)	5.2
Tangible equity / tangible assets	8.4		6.7		6.2		8.9		8.4		7.5	7.5
NPAs / assets	0.69		0.02		0.61		2.20		1.42		0.28	0.61

At or for the most recently reported 12 months as of July 24, 2007.

Core EPS excludes the impact of non-recurring income or expense (adjusted for taxes).

Source: SNL Financial, LC

Howe Barnes noted that Bancorp common stock traded for a multiple of reported earnings per share of 11.2x versus a median of 14.0x for the peer group. Furthermore, Bancorp common stock traded for a multiple of 10.5x core earnings per share versus a median of 11.2x for the peer group. Howe Barnes observed that Bancorp common stock traded for 78% of book and tangible book value per share versus medians of 81% and 88% respectively for the peer group. Howe Barnes also observed that Bancorp’s return on average assets and return on average equity were higher than the medians for the peer group. Howe Barnes concluded that Bancorp common stock generally traded at a lower level than the peer group.

Additionally, Howe Barnes considered Mutual’s prospects as an independent company. Howe Barnes observed that Mutual has reported losses in four of the last five fiscal years. Howe Barnes noted that Mutual had not been profitable on an operating basis for eight consecutive quarters through March 31, 2007. Howe Barnes observed that the projections prepared by Mutual’s management do not show Mutual’s earnings prospects improving materially in the next several years. Howe Barnes also noted that as of March 31, 2007, Mutual’s ratio of Tier 1 capital to assets was 6.09%, which was below the minimum threshold of 7.00% required by the Cease and Desist Order.

In performing its analyses, Howe Barnes made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond Mutual’s or Bancorp’s control. The analyses performed by Howe Barnes are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by those analyses. Accordingly, those analyses and estimates are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, and Howe Barnes does not assume any responsibility if future results are materially different from those projected.

The preparation of a fairness opinion is a complex process involving subjective judgment and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, Howe Barnes also included assumptions with respect to general economic, market, and other financial conditions. Furthermore, Howe Barnes drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in Howe Barnes’ analyses are not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from those estimates. Estimates of company valuations do not purport to be appraisals or to necessarily reflect the prices at which companies or their respective securities actually may be sold.

As described above, Howe Barnes’ opinion and presentation to the Mutual Board were among the many factors taken into consideration by the Mutual Board in making its determination to approve the Merger, and to recommend that Mutual’s shareholders approve the Merger Agreement.

Mutual has agreed to pay Howe Barnes a fee based upon a percentage of the aggregate transaction value at closing as compensation for its financial advisory services rendered in connection with the proposed merger. Howe Barnes has received $35,000 to date for its services and will receive another $65,000 if and when the Merger is consummated. The Mutual Board was aware of this fee structure and took it into account in considering Howe Barnes’ fairness opinion and in approving the Merger Agreement. In addition, Mutual has agreed to indemnify Howe Barnes against liabilities arising out of the Merger, including the rendering of Howe Barnes’ fairness opinion.

Interests of Mutual’s Executive Officers and Directors in the Merger

Some of the executive officers and directors of Mutual have interests in the Merger, which are described below, that are in addition to, or different from, the interests of Mutual shareholders generally. The Mutual Board was aware of these interests and considered them, among other matters, in adopting the Merger Agreement and recommending that Mutual shareholders vote in favor of the Merger Agreement.

William G. Smith, Mutual’s President and Chief Executive Officer, Donna F. Sylver, Mutual’s Chief Financial Officer, and Kaye S. Gantt, Mutual’s Senior Vice President, Retail Bank Operations (together the “Mutual Executives”) are parties to employment agreements and other plans, policies and agreements, including the following:

Employment Agreements

Mutual has entered into employment agreements with the Mutual Executives. The employment agreements expire on February 2, 2009. Under the employment agreements, Mr. Smith currently receives an annual base salary of $127,200, Ms. Sylver currently receives an annual base salary of $115,500, and Ms. Gantt currently receives an annual base salary of $65,000. The employment agreements provide for a salary review by the Mutual Board not less than often than annually, with the Mutual Board to consider increases to be made upon satisfactory performance, as well as inclusion in any customary fringe benefits and vacation and sick leave. The employment agreements may be renewed annually by the Mutual Board upon a determination of satisfactory performance within the Mutual Board’s sole judgment. The employment agreements are terminable upon death, are terminable by Mutual for “just cause” as defined in the employment agreements and are subject to compliance with applicable regulatory compliance. The executives are able to terminate the employment agreements by providing not less than 60 days’ written notice to the Mutual Board. If Mutual were to terminate the executives without just cause, they generally would be entitled to a continuation of their salaries and benefits from the date of termination through (i) the remaining terms of the employment agreements (but in no event less than two years) for Mr. Smith; and (ii) six months after the end of the terms of the employment agreements (but in no event less than one year) for Ms. Sylver and Ms. Gantt, and the cost to the executives of medical and other benefits in which they would have been eligible to participate through such dates. The employment agreements also provide for a payment to be made to the executives in the event of involuntary termination of employment, without “just cause,” in connection with, or within one year after, a change in control; or voluntary termination of employment for any reason within 90 days following a change in control. In such event, Mr. Smith, Ms. Sylver and Ms. Gantt generally would be entitled to receive amounts equal to 2.99 times, 1.99 times and 1.99 times, respectively, the average annual compensation received during the five year period immediately prior to the date of the change in control. “Control” generally refers to the acquisition by any person or entity of the ownership or power to vote more than 25% of Mutual’s voting stock, or the change in the composition of a majority of directors, or the exercise by any person or entity of a control influence over the management or policies of Mutual.

In addition, on January 26, 2006, Mutual agreed to amend the employment agreement with Ms. Sylver to reimburse her for certain expenses to be incurred by her under the Master of Business Administration program at the University of North Carolina. Among other things, in the event Ms. Sylver voluntarily terminates employment with Mutual during the term of the employment agreement and prior to the completion of the MBA program, she will pay Mutual an amount equal to 50% of all reimbursed MBA program expenses, and in the event of such termination within two years after completing the MBA program, Ms. Sylver will pay Mutual an amount equal to 35% of such reimbursed MBA program expenses.

Supplemental Executive Retirement Plan

Mutual has adopted a non-tax qualified retirement plan for certain executives (“SERP”) to supplement the benefit such executive can receive under Mutual’s 401(k) plan. The SERP is designed to provide a retirement benefit to the executives. The benefit is payable for life. In case of an executive’s termination of employment for any reason (other than for cause), the executive is one hundred percent vested in the accrued liability retirement account. In the event of the employee’s termination of employment due to disability, a benefit will be payable to the employee from the Contingent Disability Trust available through Mass Mutual Life Insurance Company. In the event of the executive’s death, the executive’s beneficiary will receive a split dollar death benefit in a stated amount that is reduced at the age of seventy and the age of eighty. The SERP has three participants, Mr. Smith, Ms. Sylver and Albernard Bass, Jr. The cash value from the life insurance policies totaled $2,296,000 and deferred compensation totaled $164,000 at December 31, 2006. Mr. Bass resigned from Mutual on July 31, 2007 although he continues to be employed by Mutual on a consultancy basis. Mutual expects to pay Mr. Bass approximately $45,000, which payment became due under the SERP following his resignation from Mutual.

Severance Agreements and Waiver

As a condition to the consummation of the Merger, the Merger Agreement requires that prior to closing, each of the Mutual Executives shall execute (i) a severance agreement in such form as is approved in writing by Bancorp and M&F Bank (the “Severance Agreements”); and (ii) a waiver of all current and future rights to receive any payments, compensation or other benefits under the above plans, policies and agreements, which waivers shall be in such form as is approved in writing by Bancorp and M&F Bank (the “Waivers”).

The Severance Agreements provide that M&F Bank will continue to pay each of the Mutual Executives his or her salary, through the end of the first anniversary of the Effective Time, in the event that the Merger is consummated and executive’s employment with either M&F Bank or any successor to M&F Bank is terminated during this period by either M&F Bank or the Mutual Executive. As well as being in consideration of the Waiver by an executive of his or her rights under his or her employment agreements and the SERP, these payments are conditioned on the executive’s continued performance of certain non-solicit covenants. It is anticipated that the Mutual Executives will execute and deliver the Severance Agreements and the Waivers to Bancorp before the special meeting, although no guarantee can be given that this will occur.

Director Fee Continuation Agreements

William V. Bell is a party to director fee continuation agreement which requires Mutual to make certain payments to Chairman Bell upon his retirement or to his beneficiaries upon his death.

As a condition to the consummation of the Merger, the Merger Agreement requires that prior to closing, Chairman Bell execute a waiver of all current and future rights to receive any payments, compensation or other benefits under the director fee continuation agreement, which waiver shall be in such form as is approved in writing by Bancorp and M&F Bank. It is anticipated that this waiver will be executed and delivered by Chairman Bell in advance of the special meeting, however no guarantee can be given that this will occur.

It is anticipated that following the consummation of the Merger, Chairman Bell and Reverend George W. Brooks, members of the Mutual Board, will be appointed to the Board of Directors of M&F Bank. Each will receive director’s fees equal to the fees then being paid by M&F Bank to its directors. M&F Bank currently pays its non-employee chairman an annual retainer of $5,000, its other non-employee directors an annual retainer of $2,500, and all non-employee directors a fee of $600 for each Board meeting attended in person and $300 for each Board meeting attended via conference call. In addition, non-employee directors receive a fee of $600 for each Executive Committee meeting attended in person, $450 for each other committee meeting attended in person, and $200 for each committee meeting attended via conference call. In addition, non-employee committee chairman receive an annual retainer of $1,500.

Equity Compensation Awards

Under the terms of the Merger Agreement, each Mutual Stock Option whether vested or unvested, that is outstanding immediately prior to the Effective Time will, be cancelled and the holder of such option will have no further rights with respect to such option. In exchange for surrendering each option, the holders shall receive a cash payment equal to the average Effective Time price for Bancorp common stock, as reported on the OTC Bulletin Board for the 20 trading days ending on the fifth business day prior to closing, less the exercise price per share. As of [    ], 2008, Mutual’s directors and executive officers held options to purchase [    ] shares in the aggregate, [    ] of which were vested and exercisable as of that date. The exercise prices of the unvested options range from $10.75 to $11.50 and with a weighted average exercise price of $11.04 per share. The closing price for Bancorp common stock reported on the OTC Bulletin Board on [            ], 2008, the latest practicable date prior to the printing of this

proxy statement/prospectus was [$            ], which is lower than the exercise price of any Mutual Stock Options. Accordingly, unless the closing price for Bancorp common stock, reported on the OTC Bulletin Board rises significantly, it is anticipated that no cash payments will be due upon cancellation of the Mutual Stock Options.

Indemnification and Insurance

Bancorp has agreed to indemnify and hold harmless each present and former director and officer of Mutual and maintain directors’ and officers’ liability insurance coverage for the benefit of Mutual’s directors and officers, in both instances for six years following the completion of the Merger. See “The Merger Agreement – Indemnification and Insurance on page [    ].”

Dissenters’ Rights

In order to exercise dissenters’ rights, a Mutual shareholder must not vote in favor of the Merger Agreement and must give the written notice required by Article 13 of the NCBCA. Mutual shareholders should note that the return of a signed unmarked proxy by a shareholder will be considered a vote in favor of the Merger Agreement and a shareholder vote against the Merger Agreement alone will not satisfy the written notice requirement.

The following is only a summary of the rights of dissenting shareholders under the NCBCA. Because Article 13 contains many detailed provisions and requirements, each dissenting shareholder should carefully review the text of Article 13 attached to this proxy statement/prospectus as Appendix C and should also consult with his or her own legal counsel concerning the specific procedures and available remedies under Article 13. Any failure to follow the specific procedures set forth in Article 13 may result in a shareholder losing the right to claim fair value as described above.

If you intend to exercise dissenters’ rights you should be aware that cash paid to you will likely result in your receipt of taxable income. (See “Material U.S. Federal Income Tax Consequences of the Merger,” beginning on page          .)

Those shareholders of Mutual who take the steps necessary to perfect their rights are entitled to dissent from the Merger and obtain payment of the fair value of their shares of common stock of Mutual under Article 13 of the NCBCA.

A shareholder who wishes to assert dissenters’ rights must follow the very specific requirements set forth in Article 13. Failure to comply with any of these requirements will constitute a waiver of the shareholder’s right to dissent.

If you elect to exercise such a right to dissent and demand appraisal, you must satisfy each of the following conditions:

•

you must give and Mutual must actually receive, before the vote at the Mutual special meeting is taken, written notice of your intent to demand payment for your shares if the Merger is finalized (this notice must be in addition to and separate from any proxy or vote against the Merger; neither voting against, abstaining from voting, nor failing to vote on the Merger will constitute a notice within the meaning of Article 13); and

•

you must not vote in favor of the Merger Agreement (a failure to vote will satisfy this requirement, but a vote in favor of the Merger Agreement, by proxy or in person, or the return of a proxy which does not specify a vote against approval of the Merger Agreement or direction to abstain, will constitute a waiver of your dissenters’ rights).

If these requirements are not satisfied and the Merger becomes effective, you will not be entitled to payment for your shares under the provisions of Article 13.

If the Merger is approved by Mutual’s shareholders, Mutual will mail by registered or certified mail, return receipt requested a notice to all Mutual shareholders who satisfied the requirements set forth in Article 13 (a “Dissenters’ Notice”).

Any shareholder who receives a Dissenters’ Notice must demand payment within the time period provided in the Dissenters’ Notice and deposit his or her certificates for shares of Mutual common stock, in accordance with the terms of the Dissenters’ Notice. A shareholder who does not satisfy the foregoing requirements is not entitled to payment for his or her shares under Article 13.

Upon receipt of a payment demand, Mutual will offer to pay each dissenter who demanded payment and deposited his or her share certificates, the amount estimated to be the fair value of the shareholders’ shares of Mutual common stock plus interest accrued to the date of payment, and will pay this amount to each dissenter who agrees in writing to accept it in full satisfaction of his or her demand.

Under certain conditions specified in Article 13, a dissenter may notify Mutual in writing of his or her own estimate of the fair value of his or her shares and amount of interest due, and demand payment of his or her estimate or reject Mutual’s offer of fair value and demand payment of the fair value of his or her shares and interest due. The shareholder waives the right to demand payment if he or she fails to demand additional payment.

Article 13 also sets forth the procedure to be followed in the event a demand for payment remains unsettled. This procedure involves an appraisal proceeding in which the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of the fair value of the shares of Mutual common stock.

ACCOUNTING TREATMENT

The Merger will be accounted for using the purchase method of accounting with Bancorp treated as the acquiror. Under this method of accounting, Mutual’s assets and liabilities will be recorded by Bancorp at their respective fair values as of the closing date of the Merger. Financial statements of Bancorp issued after the Merger will reflect such values and will not be restated retroactively to reflect the historical financial position or results of operations of Mutual.

REGULATORY APPROVAL

Bancorp and Mutual have agreed to use their best efforts in good faith to obtain all necessary regulatory approvals required to complete the transactions contemplated by the Merger Agreement. These approvals include approval from the FDIC and the Commissioner. Bancorp and Mutual have filed all applications and notices referred to below, required in order to complete the Merger.

FDIC

The Merger is subject to the prior approval of the FDIC under the Bank Merger Act, which requires that the FDIC take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. Section 5 of the Bank Merger Act prohibits the FDIC from approving a merger if (1) it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States or (2) its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other respect result in a restraint of trade, unless the FDIC finds that the anti-competitive effects of the Merger are clearly outweighed by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

Section 5 of the Bank Merger Act requires the FDIC, when considering transactions such as the Merger, to consider the financial and managerial resources of Mutual and Bancorp and its depository institution subsidiaries, the effect of the Merger on the convenience and needs of the communities to be served and the institutions’ effectiveness in combating money laundering activities.

Under the Community Reinvestment Act of 1977, as amended, the FDIC will take into account the records of performance of Mutual and the insured depository institution subsidiaries of Bancorp in meeting the credit needs of the communities served by such institutions, including low and moderate income neighborhoods. Mutual has received a “satisfactory” rating and M&F Bank has received an “outstanding” rating in their most recent Community Reinvestment Act performance evaluations from the FDIC.

A copy of the application is also provided to the United States Department of Justice which will review the Merger for adverse effects on competition. Furthermore, applicable federal law provides for the publication of notice and opportunity for public comment on the application. Any hearing or meeting or comments provided by third parties could prolong the period during which the application is under review by the Federal Reserve Board.

The Merger may not be completed until the 30th day after the FDIC has approved the transaction, which may be reduced to 15 days by the FDIC with the concurrence of the Attorney General of the United States. The commencement of an antitrust action by the Department of Justice would stay the effectiveness of the FDIC’s approval unless a court specifically orders otherwise.

Other Notices and Approvals

The Commissioner also must approve the Merger under the bank merger provisions of the North Carolina General Statutes. In its review of the Merger, the Commissioner is required to consider whether the interests of the depositors, creditors and shareholders of each institution are protected, whether the Merger is in the public interest and whether the Merger is for legitimate purposes. On November 14, 2007 the North Carolina Banking Commission met and approved the Commissioner’s Order recommending approval of the Merger, which Order is subject to certain conditions, including receipt of all other necessary supervisory approvals.

In addition, Bancorp has requested confirmation from the FRB that the transactions contemplated by the Merger Agreement are exempt from the application requirements of the Bank Holding Company Act of 1956, as amended. On December 7, 2007 the FRB advised Bancorp that it had no objection to the Merger, which may proceed without the filing of a formal application.

Bancorp and Mutual cannot assure you that the FDIC approval described above will be obtained and, if obtained, we cannot assure you as to the timing of such approval, Bancorp’s ability to obtain the approval on satisfactory terms or the absence of litigation challenging such approval. We also cannot assure you that the Department of Justice will not attempt to challenge the transaction on antitrust grounds or for other reasons and, if such a challenge is made, we cannot assure you as to its result. The parties’ obligation to complete the Merger is conditioned upon the receipt of all required regulatory approvals. See “The Merger Agreement—Conditions to Complete the Merger.”

Bancorp and Mutual are not aware of any material governmental approvals or actions that are required for completion of the Merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

THE FOLLOWING DESCRIPTION OF TAX CONSEQUENCES UNDER FEDERAL LAW IS NECESSARILY GENERAL IN NATURE AND DOES NOT PURPORT TO BE COMPLETE. MOREOVER, STATUTORY PROVISIONS ARE SUBJECT TO CHANGE, AS ARE THEIR INTERPRETATIONS, AND THEIR APPLICATION MAY VARY IN INDIVIDUAL CIRCUMSTANCES. THE CONSEQUENCES UNDER APPLICABLE STATE AND LOCAL INCOME TAX LAWS MAY NOT BE THE SAME AS UNDER THE FEDERAL INCOME TAX LAWS. IN ACCORDANCE WITH TREASURY REGULATIONS, ANY FEDERAL TAX ADVICE PROVIDED IN THIS PROXY STATEMENT/PROSPECTUS MAY NOT BE USED TO AVOID ANY FEDERAL TAX PENALTY. ANY SUCH ADVICE IS PROVIDED ON THE BASIS AND WITH THE INTENT THAT THE ADVICE MAY NOT BE USED TO AVOID ANY FEDERAL TAX PENALTY.

The following is a summary of the material anticipated United States federal income tax consequences generally applicable to a U.S. Holder (as defined below) of Mutual common stock with respect to the exchange of Mutual common stock for Bancorp common stock pursuant to the Merger. This discussion assumes that U.S. Holders hold their Mutual common stock as capital assets within the meaning of Section 1221 of the Code. This summary is based on the Code, administrative pronouncements, judicial decisions and Treasury Regulations, each as in effect as of the date of this joint proxy statement/prospectus. All of the foregoing are subject to change at any time, possibly with retroactive effect, and all are subject to differing interpretation. No advance ruling has been sought or obtained from the Internal Revenue Service (the “IRS”), regarding the United States federal income tax consequences of the Merger. As a result, no assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences set forth below.

This summary does not address any tax consequences arising under United States federal tax laws other than United States federal income tax laws, nor does it address the laws of any state, local, foreign or other taxing jurisdiction. In addition, this summary does not address all aspects of United States federal income taxation that may apply to U.S. Holders of Mutual common stock in light of their particular circumstances or U.S. Holders that are subject to special rules under the Code, such as holders of Mutual common stock that are not U.S. Holders, holders that are partnerships or other pass-through entities (and persons holding their Mutual common stock through a partnership or other pass-through entity), persons who acquired shares of Mutual common stock as a result of the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan, persons subject to the alternative minimum tax, tax-exempt organizations, financial institutions, broker-dealers, traders in securities that have elected to apply a mark to market method of accounting, insurance companies, persons having a “functional currency” other than the U.S. dollar and persons holding their Mutual common stock as part of a straddle, hedging, constructive sale or conversion transaction.

For purposes of this summary, a “U.S. Holder” is a beneficial owner of Mutual common stock that is for United States federal income tax purposes:

•	a United States citizen or resident alien;

•

a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any state therein or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; and

•

a trust if (1) it is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) it was in existence on August 20, 1996 and has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

If a partnership (including any other entity treated as a partnership for United States federal income tax purposes) holds Mutual common stock, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such a partner should consult its tax advisor.

The Merger

The Merger is intended to qualify as a reorganization under Section 368(a) of the Code. It is a condition to the completion of the Merger that Bancorp and Mutual receive an opinion dated the closing date from Brooks Pierce, to the effect that on the basis of facts, representations and assumptions set forth or referred to in the opinion, the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code. The opinion will be based in part on representation letters provided by Mutual and Bancorp and on customary factual assumptions. If any of the facts, representations or assumptions upon which the opinion is based are inconsistent with the actual facts, the tax consequences of the Merger could be adversely affected, the opinion and this summary may not accurately describe the United States federal income tax treatment of the Merger, and the tax consequences of the Merger to U.S. Holders may be materially different from those described in this summary.

Assuming the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, Mutual and Bancorp will not recognize any gain or loss for United States federal income tax purposes as a result of the Merger. Assuming the Merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the United States federal income tax consequences of the Merger to U.S. Holders of Mutual common stock are, in general, as follows:

•

a U.S. Holder that receives Bancorp common stock in exchange for its shares of Mutual common stock in the Merger will not recognize gain or loss on the exchange, except to the extent the U.S. Holder receives cash instead of a fractional share interest in Bancorp common stock;

•

the aggregate tax basis of the shares of Bancorp common stock received in the Merger (including any fractional shares deemed received and redeemed for cash as described below) will be equal to the aggregate tax basis in the shares of Mutual common stock surrendered in exchange for the Bancorp common stock; and

•

an exchanging U.S. Holder’s holding period in the Bancorp common stock received in the Merger (including any fractional shares deemed received and redeemed for cash as described below) will include the holding period of the Mutual common stock surrendered in exchange for Bancorp common stock.

Information Reporting and Backup Withholding

A non-corporate U.S. Holder of Mutual common stock may be subject to information reporting and backup withholding on any cash payments it receives instead of fractional share interests in Bancorp common stock. Backup withholding will not apply, however, if such U.S. Holder (a) furnishes a correct taxpayer identification number and properly certifies that it is not subject to backup withholding (generally on a substitute Form W-9) or (b) otherwise establishes an exemption from backup withholding.

Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against the U.S. Holder’s United States federal income tax liability, provided such U.S. Holder timely furnishes the required information to the IRS. U.S. Holders should consult their tax advisors as to their qualifications for an exemption from backup withholding and the procedure for establishing an exemption.

Reporting Requirements

A U.S. Holder that receives Bancorp common stock as a result of the Merger will be required to retain records pertaining to the Merger and will be required to file with its United States federal income tax return for the year in which the Merger takes place a statement setting forth certain facts relating to the Merger.

THE MERGER AGREEMENT

The following is a summary of the material provisions of the Merger Agreement. This summary is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus and is incorporated into this proxy statement/prospectus by reference. You should read the Merger Agreement in its entirety, as it is the legal document governing the Merger.

The Merger

Each of the Bancorp Board and the Mutual Board has unanimously adopted the Merger Agreement, which provides for the Merger of Mutual with and into M&F Bank. M&F Bank will be the surviving corporation in the Merger. Each share of M&F Bank common stock issued and outstanding at the Effective Time will remain issued and outstanding as one share of common stock of M&F Bank, and each share of Mutual common stock issued and outstanding at the Effective Time will be converted into the right to receive one share of Bancorp common stock, as described below. See “Consideration to Be Received in the Merger.”

The M&F Bank articles of incorporation and bylaws will be the articles of incorporation and bylaws of the combined bank after the completion of the Merger.

Effective Time and Completion of the Merger

The completion of the Merger and the other transactions contemplated by this Merger Agreement shall take place on a date mutually agreeable to Bancorp and Mutual after receipt of all required governmental or regulatory approvals and the expiration of any and all required waiting periods, but not later than the later of: (i) 60 days following the expiration of all such required waiting periods; and (ii) March 31, 2008.

Bancorp and Mutual currently expect that the Merger will be completed in the first quarter of 2008, subject to Mutual shareholders’ approval of the Merger Agreement, the receipt of all necessary regulatory approvals and the expiration of all regulatory waiting periods prior to such date. However, completion of the Merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying any other conditions to the Merger. There can be no assurances as to whether, or when, Bancorp and Mutual will obtain the required approvals or complete the Merger. In the event that the required approvals and the expiration of all regulatory waiting periods are not received prior to March 31, 2008, neither Bancorp nor Mutual shall be required to complete the Merger.

Consideration to Be Received in the Merger

As a result of the Merger, each Mutual shareholder will receive one share of Bancorp common stock in exchange for each share of Mutual common stock held as of the Record Date.

Mutual Stock Options

On or before the Effective Time, all outstanding Mutual Stock Options shall be cancelled. In exchange for each outstanding Mutual Stock Option, the holders shall receive a cash payment equal to the average closing price for Bancorp common stock, as reported on the OTC Bulletin Board for the 20 trading days ending on the fifth business day prior to the Effective Time, less the exercise price per share. The closing price for Bancorp common stock reported on the OTC Bulletin Board on [            ], 2008, the latest practicable date prior to the printing of this proxy statement/prospectus was [$            ], which is lower than the exercise price of any Mutual Stock Options. Accordingly, unless the closing price for Bancorp common stock, reported on the OTC Bulletin Board rises significantly, it is anticipated that no cash payments will be due upon cancellation of the Mutual Stock Options.

Conversion of Shares; Exchange of Certificat es

The conversion of Mutual common stock into the right to receive Bancorp common stock will occur automatically at the Effective Time of the Merger. As soon as reasonably practicable after the Effective Time, the exchange agent will exchange certificates representing shares of Mutual common stock for certificates representing shares of Bancorp common stock to be received in the Merger pursuant to the terms of the Merger Agreement. American Stock Transfer & Trust Company will be the exchange agent in the Merger, and will exchange certificates and perform other duties as explained in the Merger Agreement.

Letter of Transmittal

Soon after the completion of the Merger, the exchange agent will send a letter of transmittal to Mutual shareholders at the Effective Time. This mailing will contain instructions on how to surrender certificates representing shares of Mutual common stock in exchange for certificates representing shares of Bancorp common stock the holder is entitled to receive under the Merger Agreement.

If a certificate for Mutual common stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the Merger Agreement upon receipt of appropriate evidence as to that loss, theft or destruction, appropriate evidence as to the ownership of that certificate by the claimant, and appropriate and customary indemnification.

Dividends and Distributions

Until Mutual common stock certificates are surrendered for exchange, any dividends or other distributions declared after the Effective Time with respect to Bancorp common stock into which shares of Mutual common stock may have been converted will accrue but will not be paid. Bancorp will pay to former Mutual shareholders any unpaid dividends or other distributions, without interest, only after they have duly surrendered their Mutual stock certificates.

Prior to the Effective Time, Mutual may not declare or pay any dividend or distribution on its capital stock.

Representations and Warranties

The Merger Agreement contains generally customary representations and warranties of Bancorp, M&F Bank and Mutual relating to their respective businesses. Certain representations and warranties are qualified where failure to comply with the representation or warranty neither has, nor is likely to have a material adverse effect. In determining whether a material adverse effect has occurred or is likely, the parties have agreed to disregard the impact of (i) any change in the value of the securities or loan portfolio of such party, whether held as available for sale or held to maturity, resulting from changes in the prevailing level of interest rates; (ii) any change, effect, event or occurrence resulting from the announcement or performance of the Merger Agreement and the transactions contemplated thereby, including the expenses incurred by such party in consummating the transactions contemplated by the Merger Agreement; (iii) any change in banking, or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities; (iv) any change in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally; and (v) the payment of any amounts due to, or the provision of any other benefits to, any directors, officers or employees of Mutual pursuant to employment agreements, plans and other arrangements specifically described in the Merger Agreement.

Each of Bancorp, M&F Bank and Mutual has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	authority to execute and deliver the Merger Agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the Merger;

•	governmental filings and consents necessary to complete the Merger;

•	the timely filing of regulatory reports, and the absence of investigations by regulatory agencies;

•	financial statements and the absence of undisclosed liabilities;

•	brokers’ fees payable in connection with the Merger;

•	legal proceedings;

•	tax matters;

•	compliance with applicable laws;

•	risk management instruments;

•	investment securities;

•	real property;

•	intellectual property;

•	environmental liabilities;

•	tax treatment of the Merger; and

•	the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents.

In addition, Mutual has made representations and warranties to Bancorp as to employee matters and benefit plans, matters relating to certain contracts, loan and mortgage portfolios and receipt of an opinion from its financial advisor.

The representations described above and included in the Merger Agreement were made for purposes of the Merger Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Merger Agreement. In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to shareholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters as facts. This description of the representations and warranties, and their reproduction in the copy of the Merger Agreement attached to this proxy statement/prospectus as Appendix A, are included solely to provide investors with information regarding the terms of the Merger Agreement. Accordingly, the representations and warranties and other provisions of the Merger Agreement should not be read alone, but instead should only be read together with the information provided elsewhere in this proxy statement/prospectus and in the documents incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page [    ].

Conduct of Business Pending the Merger

The Merger Agreement provides, that during the period from the date of the Merger Agreement to the Effective Time, and except as otherwise permitted by the Merger Agreement, expressly agreed to in writing by Bancorp’s President and Chief Executive Officer, or as may otherwise be required by a regulatory authority or by law, Mutual will carry on its business in and only in the regular and usual course in substantially the same manner as such business heretofore was conducted, and Mutual agrees that it will, among other things:

•

use its best efforts to preserve intact its present business organization, keep available its present officers and other employees, and preserve its relationships with customers, depositors, creditors, correspondents, suppliers, and others having business relationships with it;

•	maintain all of its properties and equipment in customary repair, order and condition, ordinary wear and tear excepted;

•	maintain its books of account and records in the usual, regular and ordinary manner in accordance with sound business practices applied on a consistent basis;

•	comply in all material respects with all laws, rules and regulations applicable to it, its properties, assets or employees and to the conduct of its business;

•	not change its policies or procedures, including existing loan underwriting guidelines, in any material respect except as may be required by law;

•	promptly provide Bancorp with certain periodic financial and other information regarding its business and operations; and

•	promptly advise Bancorp of any material change in its financial condition, business or affairs.

The Merger Agreement also provides that prior to the Effective Time, Mutual, among other things, may not, without Bancorp’s consent:

•	amend its articles of incorporation or bylaws, make any changes in its capital stock, issue any additional capital stock or other securities, or purchase or redeem any of its outstanding shares;

•	declare or pay any dividends on its outstanding shares of Mutual common stock or make any other distributions on or in respect of any shares of Mutual common stock or otherwise to its shareholders;

•	grant or issue any options, warrants, calls, puts or other kinds of rights relating to the purchase, redemption or conversion of shares of its common stock;

•	make any changes in its accounting methods, practices or procedures, or in the nature of its business;

•	agree to buy, sell or lease any real property or any personal property, above certain amounts, or mortgage, pledge or otherwise subject to a lien any of its tangible assets, or incur any indebtedness;

•

waive or compromise any material rights in its favor, except for money or money’s worth, or waive or compromise any rights in its favor with respect to its officers, directors, shareholders or members of their families;

•

except in accordance with its customary salary administration and review procedures, increase the compensation of, or pay any bonuses or additional compensation to, its officers, directors, employees or consultants;

•

except as may be required by the Commissioner, the FDIC, or any other Regulatory Authority or as shall be required by applicable law or regulation, Mutual will not (i) change in any material respect the nature of its business or the manner in which it conducts its business, (ii) discontinue any material portion or line of its business, or (iii) change in any material respect its lending, investment, asset-liability management or other material banking or business policies;

•

enter into or amend certain types of contracts described in the Merger Agreement, including without limitation, agreements with governmental or regulatory agencies or authorities, employment or consulting contracts, compensation or employee benefit plans or agreements, single contracts calling for expenditures in excess of $25,000 in the aggregate, or any other contracts other than in the ordinary course of business; or

•

except as previously agreed, make, renegotiate, renew, increase, extend or modify any Loans such as would have the effect of creating an aggregate credit exposure to any one person or entity of more than $375,000.

The Merger Agreement also contains mutual covenants relating to the preparation of this proxy statement/prospectus, access to information of the other company and public announcements with respect to the transactions contemplated by the Merger Agreement.

Best Efforts

Bancorp and Mutual have agreed to cooperate with each other and to use their best efforts in good faith to take, or cause to be taken, all action required of them under the Merger Agreement as promptly as practicable so as to permit the consummation of the transactions described in the Merger Agreement, at the earliest possible date.

Mutual has agreed to hold a meeting of its shareholders as soon as practicable for the purpose of obtaining shareholder approval of the Merger Agreement.

Except as described below under the heading “Superior Proposal”, Mutual has agreed that the Mutual Board will recommend to and actively encourage Mutual’s shareholders to vote in favor of approval of the Merger Agreement. In addition, each director of Mutual has agreed to vote his or her shares to approve the Merger Agreement as an inducement to Bancorp and M&F Bank to enter into the Merger Agreement.

Superior Proposal

If, due to a material change in circumstances, including receipt of a Superior Proposal (defined in the Merger Agreement), the Mutual Board reasonably believes in good faith, based on the written opinion of outside legal counsel, that a recommendation to its shareholders to vote in favor of approval of the Merger Agreement would violate the directors’ duties or obligations as such to Mutual or to its shareholders, the Mutual Board shall not be required to recommend to and actively encourage Mutual’s shareholders to vote their shares of Mutual common stock at the Mutual Shareholders Meeting in favor of approval of the Merger Agreement.

The Merger Agreement also allows the Mutual Board to enter into negotiations with someone who submits an Acquisition Proposal (as defined in the Merger Agreement) if the Mutual Board reasonably determines in good faith, based on the written opinion of outside legal counsel, and after consultation with its financial advisor, that the failure to engage in discussions with such person concerning such Acquisition Proposal would cause the Mutual Board to breach its fiduciary duties to Mutual and its shareholders. If the Mutual Board determines that such Acquisition Proposal is a Superior Proposal (as also defined in the Merger Agreement), it may then (A) withdraw its approval or recommendation of the Merger Agreement and recommend such Superior Proposal or (B) terminate the Merger Agreement, in each case, subject to Bancorp’s right of first refusal and subject to payment to Bancorp of the $350,000 termination fee discussed below in the section headed “–Consequences of Wrongful Termination of the Merger Agreement” at page [    ].

Employee Matters

Effect on Mutual Employees

M&F Bank intends to offer employment to as many Mutual employees as it deems feasible. Any employment so offered to a Mutual employee will be “at-will”. Nothing in the Merger Agreement obligates M&F Bank to offer such employment and no provision of the Merger Agreement should be deemed to constitute an employment offer or agreement or to restrict M&F Bank’s right to terminate the employment of any Mutual employee at any time or for any reason satisfactory to Bancorp.

Notwithstanding the foregoing, M&F Bank intends to make severance payments to Mutual employees terminated by it within 60 days after the Effective Time, and without cause. This severance payment shall be equal to two weeks salary plus a further one week’s salary for each year of credited service with Mutual in excess of two years; provided, however, that in no event shall any severance payment be less than four weeks salary.

Employee Benefits

Except as otherwise provided for Mutual Executives, which is discussed at [            ] , any employee of Mutual who becomes an employee of M&F Bank at the Effective Time shall be entitled to receive all employee benefits and to participate in all benefit plans provided by M&F Bank on the same basis (including cost), but subject to the same eligibility and vesting requirements and to the same conditions, restrictions and limitations, as generally are in effect and applicable to other newly hired employees of M&F Bank, except that Mutual employees retained by M&F Bank shall be immediately eligible to participate in all benefit plans as of the Effective Time. Each such former Mutual employee shall be given credit for his or her full years of service with Mutual for purposes of (i) eligibility for participation and vesting (but not for funding) in M&F Bank’s Section 401(k) savings plan, and (ii) for all purposes under M&F Bank’s other benefit plans.

Indemnification and Insurance

The Merger Agreement provides that for a period of six years from and after completion of the Merger, Bancorp shall indemnify, defend and hold harmless the present and former directors and officers of Mutual, against all costs or expenses (including reasonable attorney’s fees, judgments, fines, losses, claims, damages, settlements or liabilities, as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of the transactions contemplated by the Merger Agreement), to the same extent as such persons are indemnified or have the right to advancement of expenses pursuant to the articles of Incorporation and bylaws of Mutual, subject to limitations thereon applicable under North Carolina law.

The Merger Agreement provides that Bancorp will maintain for a period of six years after completion of the Merger Mutual’s current directors’ and officers’ liability insurance policies, or policies of at least the same coverage and amount and containing terms and conditions that are not less favorable to the insured than the current policy, with respect to acts or omissions occurring prior to the Effective Time.

Conditions to Complete the Merger

Each of Bancorp, M&F Bank and Mutual’s obligations to complete the Merger is subject to the satisfaction or waiver of a number of Mutual conditions, including:

•	the approval of the Merger Agreement by Mutual shareholders;

•	the absence of any legal proceeding that seeks to enjoin or prohibit completion of the transactions contemplated by the Merger Agreement.

•	the receipt of fairness opinions from Mutual and Bancorp’s financial advisors;

•	the receipt of a tax opinion from Brooks Pierce in substance and form reasonably acceptable to each of them;

•	the receipt and effectiveness of all regulatory approvals, registrations and consents, and the expiration of all waiting periods required to complete the Merger;

•

the other party’s representations and warranties in the Merger Agreement being true and correct, subject to the materiality standards contained in the Merger Agreement, and the performance by the other party in all material respects of its obligations under the Merger Agreement; and

•	the absence of a Material Adverse Effect (as defined in the Merger Agreement) with respect to the other party.

M&F Bank and Bancorp’s obligation to complete the Merger is further subject to satisfaction or waiver of additional conditions, including:

•	immediately prior to the Effective Time, not more than 15% of the then outstanding shares of Mutual common stock shall be held by persons entitled to exercise dissenters’ rights;

•

Mutual shall have terminated the Management and Director Compensation Agreements, and delivered to Bancorp the executed Severance Agreements, Waivers, Director Waivers, Stock Option Surrender Agreements and Affiliate Agreements; and

•	Mutual’s Merger expenses shall not have exceeded $275,000.

Bancorp and Mutual cannot provide assurance as to when or if all of the conditions to the Merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, we have no reason to believe that any of these conditions will not be satisfied.

Termination of the Merger Agreement

General

Bancorp, M&F Bank and Mutual may all agree at any time to terminate the Merger Agreement without completing the Merger, even if shareholders have already approved the Merger. Also, any of Bancorp, M&F Bank or Mutual can terminate the Merger Agreement in various circumstances, including the following:

•

if there is any nonappealable denial of a required regulatory approval or nonappealable order prohibiting the Merger, unless the failure to receive such regulatory approval shall be due to the fault of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth in the Merger Agreement;

•

if the Merger is not consummated on or before March 31, 2008, unless the failure of the Merger to occur by such date shall be due to the failure of the party seeking to terminate the Merger Agreement to perform or observe the covenants and agreements of such party set forth in the Merger Agreement; or

•

if there is a breach of the other party’s representations, warranties, or covenants that is not cured within 45 days or curable prior to the Effective Time and that, individually or together with any other such breaches, would (if occurring on the Effective Time) relieve the party seeking to terminate of its obligations to consummate the Merger.

Consequences of Wrongful Termination of the Merger Agreement

If the Merger fails to be consummated because of the wrongful termination of the Merger Agreement or a willful or grossly negligent breach by Bancorp and/or M&F Bank or by Mutual of any representation, warranty, covenant, undertaking, term, agreement or restriction contained in the Merger Agreement, then the party wrongfully terminating or breaching the Merger Agreement shall pay the other party $350,000 as liquidated damages in full compensation of all expenses, damages, costs and other harm suffered by such party as a result thereof. Alternatively, if (i) the Merger Agreement is terminated because Mutual has entered theretofore into a letter of intent or an agreement with a person or entity other than Bancorp that provides for an entity to acquire Mutual, merge with or into Mutual, or purchase all or substantially all of the assets of Mutual, or (ii) prior to termination of the Merger Agreement, Mutual engages in negotiations relating to any such transaction and a letter of intent or agreement with respect thereto is entered into within 12 months following the termination of the Merger Agreement, and Bancorp has not consented in writing to such negotiations by Mutual, then Mutual shall pay to Bancorp a termination fee of $350,000.

Amendment, Waiver and Extension of the Merger Agreement

Amendment

The Merger Agreement may be amended, modified or supplemented at any time prior to the Effective Time, and either before or after its approval by the shareholders of Mutual, by an agreement in writing approved by the Mutual and Bancorp Boards; provided however, that, except with the further approval of Mutual’s shareholders of that change, following approval of the Merger Agreement by Mutual’s shareholders no change may be made in the consideration of to be received in exchange for each share of Mutual common stock.

Extension; Waiver

Any term or condition of the Merger Agreement may be waived (except as to matters of approvals from Regulatory Authorities and other approvals required by law), either in whole or in part, at any time by the party which is, and whose shareholders are, entitled to the benefits thereof; provided, however, that any such waiver shall be effective only upon a determination by the waiving party (through action of its board of directors) that such waiver would not materially adversely affect the interests of the waiving party or its shareholders; and, provided further, that no waiver of any term or condition of the Merger Agreement by any party shall be effective unless such waiver is in writing and signed by the waiving party, nor shall any such waiver be construed to be a waiver of any succeeding breach of the same term or condition or a waiver of any other or different term of condition

Fees and Expenses

In general and except as described above in “—Consequences of Wrongful Termination of the Merger Agreement,” all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such expenses, except that those expenses incurred associated with the printing and mailing of this proxy statement/prospectus and with the tax opinion, will be shared equally by Bancorp and Mutual.

Restrictions on Resales by Affiliates

The offering of shares of Bancorp common stock to be issued to Mutual shareholders in the Merger has been registered under the Securities Act and such shares may be traded freely and without restriction by those shareholders not deemed to be affiliates (as that term is defined under the Securities Act) of Mutual. Any subsequent transfer of shares by any person who is an affiliate of Mutual at the time the Merger is submitted for a vote of the Mutual shareholders, however, will require either:

•	The further registration under the Securities Act of the Bancorp common stock to be transferred;

•	compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances; or

•	the availability of another exemption from registration.

An “affiliate” of Mutual is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, Mutual. These restrictions are expected to apply to the directors and executive officers of Mutual and the holders of 10% or more of the outstanding Mutual common stock. The same restrictions apply to the spouses and certain relatives of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest.

Bancorp will give stop transfer instructions to the exchange agent with respect to the shares of Bancorp common stock to be received by persons subject to these restrictions, and the certificates for their shares will be appropriately legended.

Mutual has agreed in the Merger Agreement to deliver to Bancorp a written agreement by each person who is an affiliate of Mutual for purposes of Rule 145 under the Securities Act, in order to ensure compliance with the Securities Act.

THE COMPANIES

Bancorp

Bancorp is a North Carolina bank holding company primarily engaged in the business of planning, directing and coordinating the business activities of its wholly owned subsidiary, M&F Bank.

M&F Bank is an FDIC insured, commercial bank organized under North Carolina law. M&F Bank has its main office in Durham (Durham County), North Carolina, and (in addition to its main office) has a total of nine branch offices, located in Durham, Mecklenburg, Forsyth and Wake Counties, North Carolina. Through its branch offices, M&F Bank provides a wide range of banking products, including interest-bearing and noninterest-bearing checking accounts, certificates of deposit, savings accounts and individual retirement accounts. It offers an array of loan products: overdraft protection, commercial, consumer, real estate, residential mortgage and home equity loans. Also offered are automated banking services through online banking, bill payment, ATMs and phone banking.

As of September 30, 2007, Bancorp had total assets of approximately $227.6 million, total net loans of approximately $142.7 million, total deposits of approximately $183.5 million, and shareholders’ equity of approximately $22.2 million.

Securities Authorized for Issuance Under Equity Plans

Bancorp maintains an employee stock option plan, pursuant to which as of [            ], 2008, there were options to purchase [            ] shares of Bancorp common stock outstanding.

Security Ownership of Certain Beneficial Owners and Management

As of [            ], 2008, there were 1,685,646 shares of Bancorp common stock issued and outstanding. The following table shows, as of [            ], 2008, the number of shares of Bancorp common stock beneficially owned by (i) each person known by Bancorp to own beneficially more than 5% of the Bancorp common stock; (ii) each director of Bancorp; (iii) each executive officer of Bancorp; and (iv) all directors and executive officers of Bancorp as a group. Except as noted below, each listed holder has sole voting and investment power with respect to shares of Bancorp common stock listed as owned by such person or entity.

Name and Address of Beneficial Owner[1]	Amount and Nature of Beneficial Ownership[2]		Percent of Class
Principal Shareholders
Mrs. Vivian M. Sansom 1521 Cross Link Road Raleigh, NC 27610	180,798		10.73%
Mrs. Selena W. Wheeler 302 Formosa Avenue Durham, NC 27707	163,234		9.68%
Directors
Willie T. Closs, Jr.	400		*
Genevia Gee Fulbright	1,054		*
Michael L. Lawrence	90		*
Joseph M. Sansom	1,848		*
Maceo K. Sloan	8,284		*
Aaron L. Spaulding	59,022	[2]	3.50%
Other Executive Officers
Kim D. Saunders	0		*
Allan E. Sturges	0		*
All Directors and Executive Officers as a group	70,698		4.2%

*	Less than 1% of Bancorp’s issued and outstanding common stock.

[1]	Except as otherwise disclosed, the business address of each person is 2634 Durham-Chapel Hill Boulevard, Durham, NC 27707

[2]

Unless otherwise noted, all shares are owned directly of record by the named individuals, their spouses and minor children, or by other entities controlled by the named individuals. None of the named individuals have pledged common stock as security.

[3]

Includes 10,200 shares of common stock held in trust and for which Mr. Spaulding serves as trustee and, as such, has certain voting and investment powers over these shares. Includes 28,500 shares of common stock held by the estate of Mr. Spaulding’s late mother, for whom Mr. Spaulding serves as Executor and, as such, has certain voting and investment powers over these shares.

Additional information relating to Bancorp, including information about Bancorp’s directors, executive officers, executive compensation, corporate governance and related party transactions, is found in Bancorp’s Annual Report on Form 10-KSB/A (Amendment No. 1) for the year ended December 31, 2006, which is attached as Appendix D, its proxy statement for the Annual Meeting of Shareholders held on May 17, 2007, which is attached as Appendix E and its Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007, which is attached as Appendix F. These appendices are incorporated by reference herein. See “Where You Can Find More Information.”

Mutual

General

Mutual is an FDIC insured, stock savings bank organized under North Carolina law. Mutual has its main office in Durham (Durham County), North Carolina, and (including its main office) has a total of three offices, located in Guilford and Durham Counties, North Carolina.

Mutual’s primary business is to solicit deposit accounts and invest those funds by making loans for the purchase or refinancing of one-to-four family residential real estate. Secondary sources of funds come from the repayment of principal and interest on loans and borrowings from the Federal Home Loan Bank (“FHLB”) of Atlanta. Funds are invested, to a lesser extent, by making other consumer and commercial loans and purchasing investment securities.

As of September 30, 2007, Mutual had total assets of approximately $83.5 million, total net loans of approximately $44.2 million, total deposits of approximately $68.8 million, and shareholders’ equity of approximately $4.9 million.

Securities Authorized for Issuance Under Equity Plans

Mutual maintains a stock option plan, pursuant to which as of [            ], 2008 there were 18,683 Mutual Stock Options outstanding. All of these outstanding options will be cancelled in connection with the Merger. No further shares or options will be issued under this stock option plan. In exchange for each outstanding Mutual Stock Option, the holders shall receive a cash payment equal to the average closing price for Bancorp common stock, as reported on the OTC Bulletin Board for the 20 trading days ending on the fifth business day prior to the Effective Time, less the exercise price per share. The closing price for Bancorp common stock reported on the OTC Bulletin Board on [            ], 2008, the latest practicable date prior to the printing of this proxy statement/prospectus was [$            ], which is lower than the exercise price of any Mutual Stock Options. Accordingly, unless the closing price for Bancorp common stock, reported on the OTC Bulletin Board rises significantly, it is anticipated that no cash payments will be due upon cancellation of the Mutual Stock Options.

Mutual also maintains a Management Recognition Plan (the “MRP”), under which plan executive employees of Mutual are eligible to receive awards of Mutual common stock. The Merger Agreement provides that shares of Mutual common stock held by the MRP shall be cancelled at the Effective Time and will not be converted into rights to receive shares of Bancorp common stock. As of [            ], 2008, there are 46 shares of Mutual common stock held by the MRP.

Security Ownership of Certain Beneficial Owners and Management

As of [            ], 2008, there were 363,719 shares of Mutual common stock issued and outstanding. The table on the following page shows, as of [ ], 2008, the number of shares of Mutual common stock beneficially owned by (i) each person known by Mutual to own beneficially more than 5% of Mutual common stock; (ii) each director of Mutual; (iii) each executive officer of Mutual; and (iv) all directors and executive officers of Mutual as a group. Except as noted below, each listed holder has sole voting and investment power with respect to shares of Mutual common stock listed as owned by such person or entity.

Table follows on next page

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Percent of Class
Principal Shareholders
Jeffrey L. Gendell Tontine Management, LLC Tontine Financial Partners, LP 55 Railroad Avenue, 3rd Floor Greenwich, CT 06830	33,205	(3)	9.13%
Directors
Beverly W. Jones	500		*
Elroy Lewis	1,731		*
James A. Welch	4,400		1.20%
Ruby G. Bowden	500		*
Rev. George W. Brooks	500		*
William V. Bell	1,500		*
William G. Smith	8,446		2.30%
Other Executive Officers
Donna F. Sylver	6,184		1.70%
Kaye S. Gantt	1,156		*
All Directors and Executive Officers as a group	24,917	(4)	6.85%

*	Less than 1% of Mutual’s issued and outstanding common stock.

(1)	Except as otherwise disclosed, the business address of each person is Mutual Community Savings Bank, Inc., SSB, 315 East Chapel Hill Street, Durham, NC 27701.

(2)

Unless otherwise noted, all shares are owned directly of record by the named individuals, their spouses and minor children, or by other entities controlled by the named individuals. None of the named individuals have pledged common stock as security.

(3)

Mr. Gendell serves as the Managing Member of Tontine Management, L.L.C., a limited liability company (“TM”), which is the general partner of Tontine Financial Partners, L.P., a Delaware limited partnership (“TFP”). TM has the power to direct the affairs of TFP, including decisions respecting the disposition of the proceeds from the sale of the shares. Mr. Gendell directs TM’s operations. Mr. Gendell reported shared voting and dispositive power with TM and TFP of 33,205 shares as of December 31, 2004.

(4)

Includes 15,986 shares which all directors and executive officers as a group had a right to purchase pursuant to stock options exercisable within 60 days of the Record Date; excludes 46 shares held by the Bank’s MRP which were unallocated at the Record Date.

Additional Information

Additional information relating to Mutual is found in Mutual’s Annual Report on Form 10-KSB for the year ended December 31, 2006, which is attached as Appendix G, its proxy statement for the Annual Meeting of Shareholders held on June 20, 2007, which is attached as Appendix H and its Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007, which is attached as Appendix I. These appendices are incorporated by reference herein.

COMPARISON OF SHAREHOLDERS’ RIGHTS OF BANCORP AND MUTUAL

The current rights of a shareholder of Mutual are governed by the articles of incorporation of Mutual (the “Mutual Articles”), the bylaws of Mutual (the “Mutual Bylaws”), Chapter 54C of the North Carolina General Statutes (the “Savings Bank Statutes”) and, to the extent not inconsistent with the Savings Bank Statutes, the NCBCA. Upon consummation of the Merger, if a Mutual shareholder becomes a Bancorp shareholder, those rights will be the same as all other Bancorp shareholders and will be governed by the articles of incorporation of Bancorp (the “Bancorp Articles”), the bylaws of Bancorp (the “Bancorp Bylaws”) and the NCBCA. Certain differences exist between the current rights of a holder of Mutual common stock and those rights after the Effective Time as a holder of Bancorp common stock.

Neither Bancorp common stock nor Mutual common stock is insured or guaranteed by the FDIC and both are subject to investment risk, including the possible loss of principal. The following is a discussion of the major legal issues associated with owning common stock of either Bancorp or Mutual. There are material differences in the shareholder ownership rights of these organizations. This summary contains a list of the material differences but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to the Savings Bank Statutes, the NCBCA and the corporate governing instruments of Bancorp and Mutual, to which you are referred. The governing instruments are subject to amendment in accordance with their terms. Copies of the corporate governing instruments are available, without charge, to any person, including any beneficial owner to whom this proxy statement/prospectus is delivered, by following the instructions listed under “Where You Can Find More Information” on page         .

Authorized Capital Stock

Bancorp

Bancorp’s authorized capital stock consists of 5,000,000 shares of common stock, with no par value, of which 1,685,646 shares were issued and outstanding at [            , 2008].

Mutual

Mutual’s authorized capital stock consists of 1,000,000 shares of common stock, with a $0.01 par value per share, of which 363,719 shares were issued and outstanding at [            , 2008], and 250,000 shares of preferred stock, with a $0.01 par value per share, none of which are currently issued and outstanding.

Special Meetings of Shareholders

Bancorp

The Bancorp Bylaws provide that a special meeting of shareholders may be called at any time by the Chief Executive Officer, the President, the Chairman of the Bancorp Board or the Bancorp Board.

Mutual

The Mutual Bylaws provide that a special meeting of shareholders may be called for any purpose or purposes, unless otherwise prescribed by the Savings Bank Statutes, the NCBCA or the regulations of the Savings Institutions Division of the North Carolina Department of Economic and Community Development (now the Commissioner), at any time by the Chairman of the Mutual Board, the President, or a majority of the Mutual Board, and shall be called by the Chairman of the Mutual Board, the President or the Secretary upon the written request of the holder of not less than 10% of all the votes entitled to be cast on any issue proposed to be considered at the special meeting.

Number of Directors

Bancorp

The Bancorp Articles and the Bancorp Bylaws provide that the number of directors shall not be less than three nor more than nine, the exact number within such minimum and maximum limits to be fixed and determined from time to time by resolution duly adopted by the Bancorp Board prior to the annual meeting at which such directors are to be elected; and, in the absence of such a resolution, the number of directors shall be the number elected at the preceding annual meeting. The number of Bancorp directors is currently fixed at six.

Mutual

The Mutual Articles and the Mutual Bylaws provide the number of directors shall not be less than seven nor more than 15. The number of directors may be increased or decreased from time to time by the Mutual Board, except that the number may not be changed below seven or above fifteen, no decrease shall result in any director being forced to resign or otherwise be removed, and if the shareholders are denied the right to cumulate their votes in the election of directors, the Mutual Board may not increase or decrease the number of directors by more than thirty percent during any 12-month period. The number of Mutual directors is currently fixed at six.

Classified Board of Directors and Cumulative Voting

Bancorp

The Bancorp Bylaws provide that each director shall be elected to a term ending as of the next succeeding annual meeting or until his or her earlier death, resignation, retirement, removal or disqualification or until his or her successor shall be elected and shall qualify. The Bancorp Articles entitle shareholders to cumulative voting rights in the election of directors, and those directors who receive the highest number of votes at a meeting at which a quorum is present are deemed to have been elected.

Mutual

The Mutual Bylaws provide that the Mutual Board shall be divided into three classes, with each class to be as nearly equal in number as possible. The directors in each class are elected for a term of three years and until their successors are elected and qualified. One class is elected by ballot at each annual meeting of shareholders. Each shareholder is entitled to one vote for each share of Mutual common stock, and those directors who receive the highest number of votes are deemed to have been elected. Shareholders are not entitled to cumulative voting rights in the election of directors.

Vacancies on the Board of Directors

Bancorp

The Bancorp Bylaws provide that any vacancy occurring in the Bancorp Board may be filled by the shareholders or the Bancorp Board, whichever group shall act first. If the directors remaining in office do not constitute a quorum, the directors may fill the vacancy by the affirmative vote of a majority of the remaining directors or by the sole remaining director. If the vacant office was held by a director elected by voting group, only the remaining director or directors elected by that voting group or the holders of shares of that voting group are entitled to fill the vacancy.

Mutual

The Mutual Bylaws provide that any vacancy occurring on the Mutual Board may be filled by the affirmative vote of a majority of the remaining directors although less than a quorum of the Mutual Board exists. A director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office. Any directorship to be filed by reason of any increase in the number of directors may be filled by election by the Mutual Board for a term of office continuing only until the next election of the directors by the shareholders.

Removal of Directors

Bancorp

The Bancorp Bylaws provide that any director may be removed from office at any time, with or without cause, by a vote of the shareholders if the number of votes cast to remove such director exceeds the number of votes cast not to remove the director. If a director is elected by a voting group of shareholders, only the shareholders of that voting group may participate in the vote to remove him or her. A director may not be removed by the shareholders at a meeting unless the notice of the meeting states that the purpose, or one of the purposes of the meeting, is removal of the director.

Mutual

The Mutual Bylaws provide that at a meeting of shareholders called expressly for that purpose, any director may be removed from office for “cause” by a vote of the holders of a majority of the shares then entitled to vote at an election of directors. The Mutual Bylaws define “cause” to mean (a) an adjudication by a court of competent jurisdiction that the director to be removed is liable for negligence or misconduct in the performance of his or her duty to Mutual, (b) a felony conviction by a court of competent jurisdiction, or (c) the director’s actions or failure to act are deemed to be in derogation of the director’s duties. Notwithstanding the foregoing, whenever the holder of any one or more series of preferred stock of Mutual shall have the right, voting separately as a class, to elect one or more directors of Mutual, the preceding sentence shall not apply with respect to the director or directors elected by such holders of preferred stock.

Nominations of Directors

Bancorp

Neither the Bancorp Articles nor the Bancorp Bylaws provide specific criteria for a director to be elected to serve on the Bancorp Board.

Mutual

The Mutual Bylaws provide that no person who is 72 years of age or older shall be eligible for election, re-election, appointment, or reappointment to the Mutual Board.

Release from Liability for Directors

Bancorp

The Bancorp Bylaws provide that to the extent permitted by law, a director is not personally liable to Bancorp or any of its shareholders for monetary damages or otherwise for breach of his or her duties as a director.

Mutual

The Mutual Articles and Mutual Bylaws provide that to the extent permitted by law, a director is not personally liable to Mutual or its shareholders for monetary damages for breach of any fiduciary duty as a director; provided, however, that said limitation is not effective with respect to (i) acts or omissions that the director at the time of such breach knew or believed were clearly in conflict with the best interests of Mutual, (ii) any liability under Section 55-8-33 of the NCBCA or any successor to such Section, (iii) any transaction from which the director derived an “improper personal benefit”, or (iv) acts or omissions occurring prior to June 29, 1993. As used herein, the term “improper personal benefit” does not include a director’s reasonable compensation or other reasonable incidental benefit for or on account of his or her services as a director, officer, employee, independent contractor, attorney or consultant of Mutual.

Shareholder Voting

Bancorp

The Bancorp Bylaws provide that an action on a matter (other than the election of directors) is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless a greater vote is required by law or by the Bancorp Articles. The Bancorp Articles do not specify any special voting requirements.

Mutual

The Mutual Bylaws provide (except in the election of directors) that a majority of the shares voted at a meeting of shareholders shall be sufficient to take or authorize action upon any matter which may properly come before the meeting, unless otherwise provided by applicable law or regulation or by the Mutual Articles.

The Mutual Articles provide that, subject to certain exceptions, the affirmative vote of holders of 95% of the voting shares of Mutual, considered as one class, shall be required for the adoption or authorization of a business combination with any other entity, if as of the record date for the determination of shareholders entitled to notice thereof and to vote thereon, the other entity is the beneficial owner, directly or indirectly, of more than 20% of the voting shares of Mutual, considered as one class. This provision does not apply in the case of the Merger.

North Carolina Control Share Acquisition Act

Bancorp

The North Carolina Control Share Acquisition Act (the “Control Share Act”) provides that any person or party who acquires “control shares” (as defined in the Control Share Act) may only vote those shares if the remaining shareholders of the corporation, by resolution, permit those shares to be voted. If the shareholders of the corporation permit the control shares to be accorded voting rights and the holder of the control shares has a majority of all voting power for the election of directors, the other shareholders of the corporation have the right to the redemption of their shares at the fair value of the shares. Bancorp has opted out of the Control Share Act in the Bancorp Articles, as permitted by that act.

Mutual

Mutual has not opted out of the Control Share Act, and therefore it continues to apply with respect to Mutual. The requirements of the Control Share Act do not apply with respect to the Merger.

North Carolina Shareholder Protection Act

Bancorp

The North Carolina Shareholder Protection Act (the “Shareholder Protection Act”) generally requires that, unless certain “fair price” and other conditions are met, the affirmative vote of the holders of 95% of the voting shares of a corporation is necessary to adopt or authorize a business combination with any other entity, if that entity is the beneficial owner, directly or indirectly, of more than 20% of the voting shares of the corporation. Bancorp has opted out of the Shareholder Protection Act in the Bancorp Articles, as permitted by that act.

Mutual

Mutual has not opted out of the Shareholder Protection Act, and therefore it continues to apply with respect to Mutual. The requirements of the Shareholder Protection Act do not apply with respect to the Merger.

Amendment of Organizational Documents

Bancorp

The NCBCA provides that a North Carolina corporation’s articles of incorporation may be amended only upon approval by a majority of the votes cast within each voting group entitled to vote. The Bancorp Articles do not provide for any exceptions to the NCBCA requirements.

Generally, the Bancorp Bylaws may be amended or repealed and new bylaws may be adopted by the Bancorp Board; provided, however, that a bylaw adopted, amended or repealed by shareholders may not be readopted, amended or repealed by the Bancorp Board if neither the Bancorp Articles nor a bylaw adopted by the Bancorp shareholders authorizes the Bancorp Board to adopt, amend or repeal that particular bylaw or the Bancorp Bylaws generally.

Mutual

The NCBCA provides that a North Carolina corporation’s articles of incorporation may be amended only upon approval by a majority of the votes cast within each voting group entitled to vote. The Mutual Articles do not provide for any exceptions to the NCBCA requirements.

The Mutual Bylaws provide that the bylaws may be amended at any time by a majority vote of the full Mutual Board, or by a majority vote of the votes cast by the shareholders of Mutual at any legal meeting, unless otherwise provided by law or regulation. A minimum of 30 days notice of proposed changes shall be presented to the full Mutual Board or shareholders prior to any amendment to the Mutual Bylaws.

Repurchase of Capital Stock

Bancorp

Under the NCBCA, Bancorp may repurchase its capital stock by action of the Bancorp Board without the prior approval of its shareholders. However, as a bank holding company, Bancorp is required to give the FRB at least 45 days prior written notice of the purchase or redemption of any shares of its outstanding equity securities if the gross consideration to be paid for such purchase or redemption, when aggregated with the net consideration paid by Bancorp for all purchases or redemptions of its equity securities during the 12 months preceding the date of notification, equals or exceeds 10% of Bancorp’s consolidated net worth as of the date of such notice. The FRB may permit a purchase or redemption to be accomplished prior to expiration of the 45 day notice period if it determines that the repurchase or redemption would not constitute an unsafe or unsound practice and that it would not violate any applicable law, rule, regulation or order, or any condition imposed by, or written agreement with, the FRB.

Mutual

Under the Savings Bank Statutes, Mutual may not repurchase any of its shares of capital stock if the effect thereof would be to reduce Mutual’s net worth to an amount which is less than the minimum required by either the FDIC or the Commissioner.

DESCRIPTION OF BANCORP CAPITAL STOCK

This summary is qualified in its entirety by reference to applicable North Carolina law, the Bancorp Articles and the Bancorp Bylaws, as described above.

General

Bancorp is currently authorized to issue 5,000,000 shares of common stock, with no par value. Bancorp is not authorized to issue any shares of preferred stock. Each share of Bancorp common stock has the same relative rights as, and is identical in all respects to, each other share of Bancorp common stock.

Common Stock

Dividends.

Bancorp’s principal source of income is dividends that are declared and paid by its banking subsidiary, M&F Bank, on its capital stock. Therefore, the ability of Bancorp to pay dividends or repurchase shares is dependent upon the receipt of dividends from M&F Bank. North Carolina commercial banks, such as M&F Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay. M&F Bank may pay dividends from undivided profits, which are determined by deducting and charging certain items against actual profits, including any contributions to surplus required by North Carolina law. Also, an insured depository institution, such as M&F Bank, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized,” as such term is defined in the applicable law and regulations. Following the completion of the Merger, the holders of Bancorp common stock, will be entitled to receive and share equally in such dividends as may be declared by the Bancorp Board, out of funds legally available therefor.

Voting Rights.

The holders of Bancorp common stock possess exclusive voting rights in Bancorp. They elect the Bancorp Board and act on such other matters as are required to be presented to them under North Carolina law, Bancorp’s organizational documents or as are otherwise presented to them by the Bancorp Board. Each holder of Bancorp common stock is entitled to one vote per share and has the right to cumulate votes in the election of directors.

Liquidation.

In the event of liquidation, dissolution or winding up of Bancorp, the holders of Bancorp common stock would be entitled to receive, after payment or provision for payment of all of its debts and liabilities, all of the assets of Bancorp available for distribution. Because Bancorp is a bank holding company, its rights and the rights of its creditors and shareholders to receive the assets of any subsidiary upon liquidation or recapitalization may be subject to prior claims of the subsidiary’s creditors, except to the extent that Bancorp may itself be a creditor with recognized claims against the subsidiary.

Preemptive Rights.

Holders of Bancorp common stock are not entitled to preemptive rights with respect to any shares which may be issued.

Dissenters’ Rights.

Under North Carolina law, in the event of any merger, share exchange or sale or exchange of property, dissenters’ rights are not available to the shareholders of a corporation that is either listed on a national securities exchange or held by more than 2,000 record shareholders, unless (i) the articles of incorporation of the corporation provide otherwise or (ii) in the case of a merger or share exchange, the holders of the shares are required to accept anything other than (a) cash, (b) shares in another corporation that are either listed on a national securities exchange or held by more than 2,000 record shareholders or (c) a combination of cash and such shares. Although the Bancorp Articles do not authorize any special dissenters’ rights, dissenters’ rights would be available in the circumstances discussed above because Bancorp common stock is neither listed on a national securities exchange, nor is it currently held by more than 2,000 record shareholders.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

BANCORP AND MUTUAL

The following Unaudited Pro Forma Condensed Combined Consolidated Balance Sheets combine the Historical Consolidated Balance Sheet of Bancorp and its subsidiaries and the Historical Consolidated Balance Sheet of Mutual and its subsidiaries giving effect to the Merger as if it had occurred on September 30, 2007, as an acquisition by Bancorp of Mutual using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

The following Unaudited Pro Forma Condensed Combined Consolidated Statements of Operations for the nine months ended on September 30, 2007, and the year ended December 31, 2006, combine the Historical Consolidated Statements of Operations of Bancorp and its subsidiaries and Mutual and its subsidiaries giving effect to the Merger as if the Merger had become effective at the beginning of each period presented, as an acquisition by Bancorp of Mutual using the purchase method of accounting and giving effect to the related pro forma adjustments described in the accompanying Notes to the Unaudited Pro Forma Condensed Combined Consolidated Financial Statements.

The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements included herein are presented for informational purposes only. This information includes various estimates and may not necessarily be indicative of the financial position or results of operations that would have occurred if the Merger had been consummated on the date or at the beginning of the period indicated or which may be attained in the future. The Unaudited Pro Forma Condensed Combined Consolidated Financial Statements and Accompanying Notes should be read in conjunction with and are qualified in their entirety by reference to the Historical Financial Statements and Related Notes thereto of Bancorp and its subsidiaries and Mutual and its subsidiaries, such information and notes thereto incorporated by reference herein.

We anticipate that the Merger will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect the benefits of expected cost savings or opportunities to earn additional revenue and, accordingly, does not attempt to predict or suggest future results. It also does not necessarily reflect what the historical results of the combined company would have been had our companies been combined during these periods.

Table follows on next page

BANCORP AND MUTUAL

Unaudited Pro Forma Condensed Combined Consolidated Balance Sheets

As of September 30, 2007

In thousands	Bancorp Historical	Mutual Historical	Pro forma Adjustments	Pro forma Combined
ASSETS
Cash and cash equivalents	$12,738	$27,799	$2,871	$43,408
Investment securities available for sale, at fair value	55,130	5,195	—	60,325
Other invested assets	1,437	609	—	2,046
Loans	144,968	44,994	(1,115)	188,847
Less allowances for loan losses	(2,302)	(779)	—	(3,081)

Loans, net	142,666	44,215	(1,115)	185,766

Interest receivable	1,517	366	—	1,883
Bank premises and equipment, net	5,707	2,740	(2,357)	6,090
Cash surrender value of bank-owned life insurance	4,902	2,371	(2,371)	4,902
Other assets	3,526	184	2,554	6,264

TOTAL ASSETS	$227,623	$83,479	$(418)	$310,684

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Interest-bearing deposits	$151,153	$42,721	$130	$194,004
Noninterest-bearing deposits	32,301	26,073	—	58,374

Total deposits	183,454	68,794	130	252,378
Other borrowings	17,738	8,900	500	27,138
Other liabilities	4,190	872	789	5,851

Total liabilities	205,382	78,566	1,419	285,367

Shareholders’ equity:
Common stock	5,901	4	3,072	8,977
Additional paid in capital		3,146	(3,146)	—
Retained earnings	16,708	1,769	(1,769)	16,708
Accumulated other comprehensive (loss) income	(368)	(6)	6	(368)

Total shareholders’ equity (deficit)	22,241	4,913	(1,837)	25,317

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$227,623	$83,479	$(418)	$310,684

The accompanying notes are an integral part of the unaudited pro forma condensed combined consolidated financial information.

BANCORP AND MUTUAL

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations

For the Nine months Ended September 30, 2007

In thousands, except per share data	Bancorp Historical	Mutual Historical	Pro forma Adjustments	Pro forma Combined
Interest income:
Interest and fees on loans	$8,491	$2,966	$84	$11,541
Interest and dividends on investment securities:
Taxable	384	223	—	607
Tax-exempt	2,011	—	—	2,011
Other interest and dividends	794	434	—	1,228

Total interest income	11,680	3,623	84	15,387

Interest expense:
Interest on deposits	4,343	1,584	(130)	5,797
Interest on borrowings	618	308	24	950

Total interest expense	4,961	1,892	(106)	6,747

Net interest income	6,719	1,731	190	8,640
Less provisions / (credit) for loan losses	59	(17)	—	42

Net interest income after provisions / (credit) for loan losses	6,660	1,748	190	8,598

Noninterest income:
Service charges	1,002	427	—	1,429
Rental income	187	90	—	277
Net realized gains / (losses) from sale of loans	97	(398)	—	(301)
Net realized gains (losses) from disposal of investment securities	244	(62)	—	182
Gain on sale of subsidiary’s interest in partnership	—	800	—	800
Realized gain on sale of other real estate owned-net	250	—	—	250
Other than temporary decline in value-other assets	(56)	—	—	(56)
Other noninterest income	393	81	—	474

Total noninterest income	2,117	938	—	3,055

Noninterest expense:
Salaries and employee benefits expense	3,705	1,365	—	5,070
Occupancy and equipment	1,392	522	(139)	1,775
Marketing	273	19	—	292
Professional fees	701	401	—	1,102
Information technology expense	430	200	—	630
Other noninterest expense	1,129	456	12	1,597

Total noninterest expense	7,630	2,963	(127)	10,466

Income (loss) before income taxes	1,147	(277)	317	1,187
Income tax expense (benefit)	213	1,118	122	1,453

Net income (loss)	$934	$(1,395)	$195	$(266)

Earnings (loss) per share of common stock:
Basic	$0.55	$(3.83)		$(0.13)
Diluted	$0.55	$(3.83)		$(0.13)
Weighted average shares of common stock outstanding:
Basic	1,686	364		2,050
Diluted	1,689	364		2,053
Dividends per share of common stock	$0.15	$—		$0.15

The accompanying notes are an integral part of the unaudited pro forma condensed combined consolidated financial information.

BANCORP AND MUTUAL

Unaudited Pro Forma Condensed Combined Consolidated Statement of Operations

For the Twelve Months Ended December 31, 2006

In thousands, except per share data	Bancorp Historical	Mutual Historical	Pro forma Adjustments	Pro forma Combined
Interest income:
Interest and fees on loans	$12,349	$4,268	$112	$16,729
Interest and dividends on investment securities:
Taxable	283	346	—	629
Tax-exempt	1,490	—	—	1,490
Other interest and dividends	1,338	390	—	1,728

Total interest income	15,460	5,004	112	20,576

Interest expense:
Interest on deposits	4,884	2,332	(130)	7,086
Interest on borrowings	805	332	32	1,169

Total interest expense	5,689	2,664	(98)	8,255

Net interest income	9,771	2,340	210	12,321
Less provisions / (credit) for loan losses	(49)	120	—	71

Net interest income after provisions / (credit) for loan losses	9,820	2,220	210	12,250

Noninterest income:
Service charges	1,465	623	—	2,088
Rental income	461	139	—	600
Net realized gains / (losses) from sale of loans	—	—	—	—
Net realized gains (losses) from disposal of investment securities	(31)	(130)	—	(161)
Gain on sale of subsidiary’s interest in partnership	—	—	—	—
Realized (losses) gain on sale of other real estate owned-net	—	6	—	6
Other than temporary decline in value-other assets	—	—	—	—
Other noninterest income	687	84	—	771

Total noninterest income	2,582	722	—	3,304

Noninterest expense:
Salaries and employee benefits expense	4,878	2,059	—	6,937
Occupancy and equipment	1,826	736	(185)	2,377
Marketing	387	98	—	485
Professional fees	852	472	—	1,324
Information technology expense	373	252	—	625
Other noninterest expense	1,874	728	16	2,618

Total noninterest expense	10,190	4,345	(169)	14,366

Income (loss) before income taxes	2,212	(1,403)	379	1,188
Income tax expense (benefit)	426	(556)	146	16

Net income (loss)	$1,786	$(847)	$233	$1,172

Earnings (loss) per share of common stock:
Basic	$1.06	$(2.33)		$0.57
Diluted	$1.05	$(2.33)		$0.57
Weighted average shares of common stock outstanding:
Basic	1,686	364		2,050
Diluted	1,696	364		2,060
Dividends per share of common stock	$0.20	$—		$0.20

The accompanying notes are an integral part of the unaudited pro forma condensed combined consolidated financial information.

BANCORP AND MUTUAL

NOTES TO UNAUDITED PRO FORMA COMBINED

CONSOLIDATED FINANCIAL STATEMENTS

For the Year Ended December 31, 2006

and As of and For the Nine Months Ended September 30, 2007

Note 1. Basis of Presentation

The Merger will be accounted for as an acquisition by Bancorp of Mutual using the purchase method of accounting reflecting the acquisition by Bancorp of Mutual and, accordingly, the assets and liabilities of Mutual will be recorded at their respective fair values on the date the Merger is completed. The Merger will be effected by the issuance of shares of Bancorp common stock to Mutual shareholders. Each share of Mutual common stock will be exchanged for one share of Bancorp common stock. The shares of Bancorp common stock issued to effect the Merger are assumed to be recorded at $8.73 per share. This represents the average closing share prices of Bancorp common stock on the day of, and for the period two days prior and two days after August 10, 2007, the day of the announcement of the Merger.

The pro forma financial information includes estimated adjustments to record assets and liabilities of Mutual at their respective fair values. The pro forma adjustments included herein are subject to change as additional information becomes available and as additional analyses are performed.

The final allocation of the purchase price will be determined after the Merger is completed and additional analyses are performed to determine the fair values of Mutual’s tangible and identifiable intangible assets and liabilities as of the date the Merger is completed. Changes in the fair value of the net assets of Mutual as of the date of the Merger will change the amount of purchase price allocable to the excess of assets acquired over the purchase price (the “credit excess”). The further refinement of transaction costs will change the amount of credit excess recorded. In addition, changes in Mutual’s shareholders’ equity, including net income or loss, between October 1, 2007 and the date of the Merger will also change the amount of any credit excess recorded. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

The pro forma financial information for the Merger is included only as of and for the nine months ended September 30, 2007, and for the year ended December 31, 2006. The unaudited pro forma information is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the Merger been completed at the beginning of the applicable periods presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined company.

Note 2. Adjustments to Equity

The pro forma financial information reflects the issuance of 363,719 shares of Bancorp common stock with no par value. The table below provides the calculation of the number of shares issued:

September 30, 2007
Mutual common stock outstanding	363,719
Exchange ratio	1.00

Bancorp common stock issued	363,719

The pro forma financial information includes adjustments to shareholders’ equity for the elimination of Mutual’s Additional Paid in Capital and Common Stock of $3.1 million, the elimination of Mutual’s Undivided Profits of $1.8 million, and Accumulated Other Comprehensive Loss of $6,000.

The following table provides a summary of pro forma adjustments to shareholders’ equity:

	(In thousands, except share and per share amounts)
Common stock adjustment
Shares of Bancorp common stock issued	363,719
Price per share	$8.73	$3,176

Less issuance costs		(100)

Bancorp Common stock		3,076
Mutual Common stock		(4)

Common stock adjustment		3,072
Mutual Additional paid in capital		(3,146)
Retained earnings adjustment-Mutual		(1,769)
Elimination of Mutual’s accumulated other comprehensive loss		6

Total shareholders’ equity adjustment		$(1,837)

Note 3. Purchase Accounting Adjustments

The purchase accounting adjustments included in the pro forma balance sheet include adjustments to loans and interest-bearing deposits of ($1.1) million and $130,000, respectively. These adjustments are based on preliminary valuations performed as of August 31, 2007. The adjustments recorded for these assets and liabilities on the Merger date could vary significantly from the pro forma adjustments included herein depending on changes in interest rates and the components of the assets and liabilities.

The purchase accounting adjustments include a core deposit intangible asset adjustment of $1.2 million, calculated by applying a premium of 2.9% to Mutual’s core deposits. This adjustment was then offset by $1.1 million to apply a portion of the credit excess. Core deposits are defined as all non-interest bearing deposits and interest-bearing transaction accounts excluding non-core time deposits. The amortization of the core deposit intangible in the pro forma statements of operations is assumed to be over the estimated life using the straight-line method. An analysis to determine if other identifiable intangible assets exist has not yet been completed. Upon completion of this analysis, additional intangible assets may be recorded which will affect the purchase price allocation.

It has been assumed that Mutual will redeem all of its bank-owned life insurance policies. The pro forma combined consolidated balance sheet includes pro forma adjustments to increase cash and decrease bank-owned life insurance by $2.4 million. It is projected there will be income and excise taxes on the redemption of $196,000. The $196,000 is reflected in the pro forma balance sheet as an increase to other liabilities and a reduction in retained earnings. Since these taxes are a one time non-recurring item, they were not included in the pro forma statements of operations.

The pro forma balance sheets include an estimated $789,000 adjustment to reflect the amounts allocated to liabilities expected to be assumed in the Merger. The estimated liabilities assumed in the Merger include the current tax liability of $196,000 referred to above in conjunction with the redemption of the bank owned life insurance contracts, the costs to cancel contracts that will provide no future benefit to the combined company, and investment banker and legal fees incurred in connection with the transaction. The pro forma balance sheet also includes $500,000 of other borrowings, to pay the various transaction costs.

Based upon an independent valuation, the value of the acquired bank premises were adjusted upward by $378,000. This was partially off-set by the write off of certain assets deemed to be of no value after the acquisition, these write-offs total $178,000. In addition, there was a reduction to building premises and equipment of $2.6 million for the application of a portion of the credit excess. The net effect of these adjustments was a $2.4 million reduction in building premises and equipment, net.

The fair value adjustments result in a deferred tax asset of $1.6 million as fully detailed below. Mutual had previously adjusted its deferred tax valuation to set all of its deferred assets to $0. After review of these items, and based upon their expected realization, an additional $.8 million of net deferred assets were recorded in the pro forma consolidated balance sheets.

The following table provides the calculation and allocation of the purchase price used in the pro forma financial statements:

Table follows on next page

Amounts in thousands except shares and share price
Purchase price:
Mutual common stock outstanding	363,719
Exchange ratio	1.00	363,719

Bancorp closing share price (A)		$8.73

(A) Average of 5 day period two days prior and after 8/10/2007 (date of announcement)		3,176
Less issuance costs		(100)

Purchase price		3,076
Net assets acquired:
Mutual shareholders’ equity		(4,913)

Excess of carrying value of net assets acquired over purchase price		(1,837)
Pro forma adjustments of assets acquired and liabilities assumed
Cash		(2,371)
Loans		1,115
Bank-owned life insurance		2,371
Estimated core deposit intangible, before application of the credit excess
Mutual’s core deposits	$42,519
Premium rate	2.9%	(1,233)

Bank premises and equipment, before application of the credit excess		(200)
Interest-bearing deposits		130
Estimated liabilities assumed, including transaction costs		789
Deferred income taxes (included in other assets):
Loans	(1,115)
Estimated core deposit intangible	1,233
Bank premises and equipment, net	200
Interest bearing deposits	(130)
Estimated liabilities assumed	(593)
Credit excess	(3,629)

Net (decrease) in deductible temporary differences	(4,034)
Income tax rate	38.55%	(1,555)

Deferred income taxes released from tax valuation		(838)

Credit Excess		$(3,629)

Application of Credit Excess
Bank premises and equipment, net		(2,557)
Core deposit intangible		(1,072)

		$(3,629)

Note 4. Pro Forma Statement of Income

The pro forma condensed combined consolidated statements of operations for the nine months ended September 30, 2007 and for the year ended December 31, 2007 include adjustments for the amortization of the estimated core deposit intangible, the estimated amortization or accretion of purchase accounting adjustments made to loans, interest bearing deposits, interest expense for other borrowings and the related tax effect of all the adjustments. The amortization or accretion of the purchase accounting adjustments made to loans and the core deposit intangible was based on estimated weighted average maturities of 10 years. The amortization of the interest bearing deposit premium occurs in less than one year. The pro forma reduction in depreciation expense was based on an average life of 12.75 years. Pro forma interest expense on other borrowing was computed using a 6.5% annual interest rate.

The adjustments reflected in the pro forma condensed combined statements of operations are presented in the accompanying table below.

	Amounts in thousands
	Nine Months Ended September 30, 2007	Twelve Months Ended December 31, 2006
Accretion of loans purchase accounting adjustment	$84	$112
Amortization of interest-bearing deposit premium	130	130
Interest expense on borrowing	(24)	$(32)
Reduction in depreciation expense	139	185
Amortization of core intangible asset	(12)	(16)

Increase in income before income taxes	317	379
Income tax rate	38.55%	38.55%
Income tax	122	146

Increase in net income/decrease in net loss	$195	$233

Note 5. Merger Costs

In connection with the Merger, Bancorp and Mutual have begun to further develop their preliminary plans to consolidate the operations of Bancorp and Mutual. Over the next several months, the specific details of these plans will be refined. Bancorp and Mutual are currently in the process of assessing the two companies’ personnel, benefit plans, premises, equipment, computer systems and service contracts to determine where we may take advantage of redundancies or where it will be beneficial or necessary to convert to one system. Certain decisions arising from these assessments may involve canceling contracts between either Bancorp or Mutual and certain service providers. The costs associated with such decisions will be recorded as purchase accounting adjustments, which have the effect of increasing or decreasing the amount of the purchase price allocable to the credit excess. It is expected that all such costs will be identified and recorded within one year of completion of the Merger and all such actions required to effect these decisions would be taken within one year after finalization of these plans.

LEGAL MATTERS

The validity of the shares of Bancorp common stock to be issued in the Merger will be passed upon for Bancorp by Brooks Pierce. The United States federal income tax consequences of the Merger will be passed on by Brooks Pierce.

EXPERTS

The consolidated financial statements of Mutual as of December 31, 2006 and 2005, and for the years then ended, included in this proxy statement/prospectus, have been included herein in reliance upon the report of Dixon Hughes PLLC, an independent registered public accounting firm, which is included herein and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Bancorp as of December 31, 2006, and the year ended December 31, 2006, included in this proxy statement/prospectus, have been included herein in reliance upon the report of McGladrey & Pullen, LLP, an independent registered public accounting firm, which is included herein and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Bancorp as of December 31, 2005 and for each of the two years in the two-year period ended December 31, 2005, included in this proxy statement/prospectus, have been included herein in reliance upon the report of Deloitte & Touche LLP, an independent registered public accounting firm, which is included herein and upon the authority of said firm as experts in accounting and auditing.

OTHERS MATTERS

If the Merger Agreement is approved: Mutual shareholders will become shareholders of Bancorp, but will not be able to present proposals for inclusion in the proxy materials for Bancorp’s 2008 Annual Meeting of Shareholders, because the shareholder proposal rules require the shareholder to have held the shares for at least one year prior to the date of submitting a shareholder proposal. Mutual shareholders who become shareholders of Bancorp as a result of the Merger may first present proposals for inclusion in Bancorp’s proxy statement for its 2009 Annual Meeting of Shareholders. The deadline for submission of proposals for Bancorp’s 2009 Annual Meeting of Shareholders will be provided in Bancorp’s proxy statement for its 2008 Annual Meeting of Shareholders.

If the Merger Agreement is not approved: If the Merger Agreement is not approved, Mutual would expect to conduct an annual meeting of shareholders on or about May 22, 2008. In order for shareholder proposals to be included in Mutual’s proxy materials for that meeting, proposals must be received by the Corporate Secretary at Mutual’s principal executive office no later than January 25, 2008, and meet all other applicable requirements for inclusion in the proxy statement. Nothing in this paragraph shall be deemed to require Mutual to include in its proxy materials relating to its 2008 annual meeting of shareholders any shareholder proposal which does not meet all of the requirements for inclusion established by the FDIC or the SEC in effect at the time such proposal is received.

Shareholder proposals for new business that are not to be included in Mutual’s proxy statement shall be made pursuant to timely notice in writing to the Corporate Secretary as set forth in Mutual’s bylaws. To be timely, a shareholder’s written notice shall be filed with the Corporate Secretary at least 20 days before the date of an annual meeting. Any shareholder may make any other proposal at an annual meeting and the same may be discussed and considered; however, unless stated in writing and filed with the Corporate Secretary at least 20 days before the meeting, such proposal shall be laid over for action at an adjourned, special or annual meeting taking place 30 days or more thereafter. To be timely under Mutual’s bylaws, a shareholder’s proposal for new business in connection with the 2008 annual meeting of shareholders, to be held on or about May 22, 2008, must be filed with the Corporate Secretary of Mutual on or before May 2, 2008.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

Bancorp files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file with the SEC at the SEC’s public reference room located at 100 F Street, NE, Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC filings are also available to the public from commercial document retrieval services. The Bancorp filings are also available at the Internet website maintained by the SEC at www.sec.gov .

Bancorp has filed a registration statement on Form S-4 to register with the SEC the offering of Bancorp common stock that Mutual shareholders will receive in connection with the Merger. This proxy statement/prospectus is a part of the registration statement of Bancorp, is a prospectus of Bancorp and a proxy statement of Mutual for the Mutual special meeting.

The SEC permits Bancorp to “incorporate by reference” information into this proxy statement/prospectus, by attaching these documents as exhibits. This means that Bancorp can disclose important information to you by referring you to another document attached as an exhibit. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents set forth below and attached as exhibits to this proxy statement/prospectus that have been previously filed with the SEC. These documents contain important information about Bancorp and its financial condition.

Bancorp SEC Filings (File No. 000-26584)	Period or Filing Date

Annual Report on Form 10-KSB/A (Amendment No. 1)	Year Ended December 31, 2006

Quarterly Reports on Form 10-QSB	Quarter ended September 30, 2007

Proxy Statements	April 18, 2007

You have been sent the documents incorporated by reference, but if you misplace them or wish additional copies, you can obtain any of them through Bancorp as described below, through the SEC or through the SEC’s Internet website as described above. Documents incorporated by reference are available without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this proxy statement/prospectus. Shareholders may obtain documents incorporated by reference into this proxy statement/prospectus by requesting them in writing, by telephone or via the Internet from the appropriate company at the following address:

M&F Bancorp, Inc.

2634 Durham-Chapel Hill Boulevard

Durham, North Carolina 27707

(919) 683-1521

If you would like to request documents from Bancorp, please do so by [    ], 2008, to receive them before the Mutual special meeting.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The NCBCA provides for indemnification by a corporation of its officers, directors, employees and agents, and any person who is or was serving at the corporation’s request as a director, officer, employee or agent of another entity or enterprise or as a trustee or administrator under an employee benefit plan, against liability and expenses, including reasonable attorneys’ fees, in any proceeding (including without limitation a proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities.

Permissible indemnification. Under the NCBCA, a corporation may, but is not required to, indemnify any such person against liability and expenses incurred in any such proceeding, provided such person conducted himself or herself in good faith and (i) in the case of conduct in his or her official capacity, reasonably believed that his or her conduct was in the corporation’s best interests, and (ii) in all other cases, reasonably believed that his or her conduct was at least not opposed to the corporation’s best interests; and, in the case of a criminal proceeding, where he or she had no reasonable cause to believe his or her conduct was unlawful. However, a corporation may not indemnify such person either in connection with a proceeding by or in the right of the corporation in which such person was adjudged liable to the corporation, or in connection with any other proceeding charging improper personal benefit to such person (whether or not involving action in an official capacity) in which such person was adjudged liable on the basis that personal benefit was improperly received.

Mandatory indemnification. Unless limited by the corporation’s charter, the NCBCA require a corporation to indemnify a director or officer of the corporation who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which such person was a party because he or she is or was a director of the corporation against reasonable expenses incurred in connection with the proceeding.

Advance for expenses. Expenses incurred by a director, officer, employee or agent of the corporation in defending a proceeding may be paid by the corporation in advance of the final disposition of the proceeding as authorized by the board of directors of the specific case, or as authorized by the charter or bylaws or by any applicable resolution or contract, upon receipt of an undertaking by or on behalf of such person to repay amounts advanced unless it ultimately is determined that such person is entitled to be indemnified by the corporation against such expenses.

Court-ordered indemnification. Unless otherwise provided in the corporation’s charter, a director or officer of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction. On receipt of an application, the court, after giving any notice the court deems necessary, may order indemnification if it determines either (i) that the director or officer is entitled to mandatory indemnification as described above, in which case the court also will order the corporation to pay the reasonable expenses incurred to obtain the court-ordered indemnification, or (ii) that the director or officer is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not such person met the requisite standard of conduct or was adjudged liable to the corporation in connection with a proceeding by or in the right of the corporation or on the basis that personal benefit was improperly received in connection with any other proceeding so charging (but if adjudged so liable, indemnification is limited to reasonable expenses incurred).

Voluntary indemnification. In addition to and separate and apart from “permissible” and “mandatory” indemnification described above, a corporation may, by charter, bylaw, contract, or resolution, indemnify or agree to indemnify any one or more of its directors, officers, employees or agents against liability and expenses in any proceeding (including any proceeding brought by or on behalf of the corporation itself) arising out of their status as such or their activities in any of the foregoing capacities. However, the corporation may not indemnify or agree to indemnify a person against liability or expenses he may incur on account of activities which were at the time taken, known or believed by such person to be clearly in conflict with the best interests of the corporation. Any provision in a corporation’s charter or bylaws or in a contract or resolution may include provisions for recovery from the corporation of reasonable costs, expenses and attorney’s fees in connection with the enforcement of rights to indemnification granted therein and may further include provisions establishing reasonable procedures for determining and enforcing such rights.

Parties entitled to indemnification. The NCBCA defines “director” to include ex-directors and the estate or personal representative of a director. Unless its charter provides otherwise, a corporation may indemnify and advance expenses to an officer, employee or agent of the corporation to the same extent as to a director and also may indemnify and advance expenses to an officer, employee or agent who is not a director to the extent, consistent with public policy, as may be provided in its charter or bylaws, by general or specific action of its board of directors, or by contract.

Indemnification by Bancorp. Bancorp’s Articles and bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by applicable law.

Indemnification by Mutual. Mutual’s Articles and bylaws provide for the indemnification of its directors and officers to the fullest extent allowed by applicable law.

ITEM 21.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 2.1	Agreement of Plan of Reorganization and Merger by and among Bancorp, M&F Bank and Mutual, dated August 9, 2007 (included as Appendix A to the proxy statement/ prospectus contained in this registration statement).

Exhibit 3.1	Articles of Incorporation of Bancorp, incorporated by reference to Exhibit (3) to the Form 10-QSB for the quarter ended September 30, 1999, filed with the SEC on November 12, 1999.

Exhibit 3.2	Bylaws of Bancorp, incorporated by reference to Exhibit (3) to the Form 10-QSB for the quarter ended September 30, 1999, filed with the SEC on November 12, 1999.

Exhibit 3.3	Amended and Restated Article III, Section 5 of the Bylaws of Bancorp, adopted by the shareholders on April 20, 2002, incorporated by reference to Exhibit 3(iii) to the Form 10-QSB for the quarter ended March 31, 2002, filed with the SEC on May 14, 2002.

Exhibit 3.4	Amended Bylaws of Bancorp, adopted by the Board of Bancorp on September 22, 2004, incorporated by reference to Exhibit 3(iv) to the Form 10-KSB for the year ended December 31, 2005, filed with the SEC on March 31, 2006.

Exhibit 3.5	Amended Articles of Incorporation of Bancorp, adopted by the shareholders of Bancorp on May 3, 2000, incorporated by reference to Exhibit 3(v) to the Form 10-KSB for the year ended December 31, 2005, filed with the SEC on March 31, 2006.

Exhibit 4.1	Specimen Stock Certificate, incorporated by reference to Exhibit 4 to the Form 10-KSB for the year ended December 31, 2000, filed with the SEC on April 2, 2001.

Exhibit 5.1	Form of Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., as to the validity of the shares of Bancorp common stock.

Exhibit 8.1	Form of Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., as to certain tax matters.

Exhibit 8.2	Form of Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., as to certain tax matters.

Exhibit 10.1	Supplemental Executive Retirement Plan incorporated by reference to Exhibit 10(f) to the Form 10-KSB for the year ended December 31, 2003, filed with the SEC on March 30, 2004.

Exhibit 10.2	Summary of Retirement Package Benefits for Lee Johnson, Jr. incorporated by reference to Exhibit 10(g) to the Form 10-KSB for the year ended December 31, 2004, filed with the SEC on March 31, 2005.

Exhibit 10.3	Employment Agreement dated May 9, 2005 among Ronald Wiley, Bancorp and M&F Bank, incorporated by reference to Exhibit 99.1 to the Form 8-K filed with the SEC on May 13, 2005.

Exhibit 10.4	Split Dollar Life Insurance Agreement (Endorsement Method) among Bancorp, M&F Bank and Lee Johnson, Jr. dated September 2, 2003, incorporated by reference to Exhibit 10(o) to the Form 10-QSB for the quarter ended March 31, 2005, filed with the SEC on May 16, 2005.

Exhibit 10.5	Split Dollar Life Insurance Agreement (Endorsement Method) among Bancorp, M&F Bank and Elaine M. Small dated September 17, 2003, incorporated by reference to Exhibit 10(p) to the Form 10-QSB for the quarter ended March 31, 2005, filed with the SEC on May 16, 2005.

Exhibit 10.6	First Amendment to Employment Agreement among Bancorp, M&F Bank and Ronald Wiley dated September 23, 2005, incorporated by reference to Exhibit 99.1 to the Form 8-K, filed with the SEC on September 27, 2005.

Exhibit 10.7	Separation Agreement dated January 18, 2007 among Ronald Wiley, Bancorp and M&F Bank, incorporated by reference to Exhibit 99.1 to the Form 8-K, filed with the SEC on January 24, 2007.

Exhibit 10.8	Employment Agreement dated January 12, 2007 among Kim D. Saunders, Bancorp and M&F Bank, incorporated by reference to Exhibit 99.1 to the Form 8-K, filed with the SEC on January 18, 2007.

Exhibit 10.9	Agreement of Plan of Reorganization and Merger by and among Bancorp, M&F Bank and Mutual, dated August 9, 2007 (included as Appendix A to the proxy statement/ prospectus contained in this registration statement).

Exhibit 13.1	Bancorp’s Annual Report on Form 10-KSB/A (Amendment No. 1) for the year ended December 31, 2006 (included as Appendix D to the proxy statement/ prospectus contained in this registration statement).

Exhibit 13.2	Bancorp’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007 (included as Appendix F to the proxy statement/ prospectus contained in this registration statement).

Exhibit 16.1	Letter on Change of Bancorp’s Certifying Accountant, incorporated by reference to Exhibit 16.1 to the Form 8-K filed with the SEC on March 27, 2006.

Exhibit 16.2	Letter on Change of Bancorp’s Certifying Accountant, incorporated by reference to Exhibit 16.1 to the Form 8-K filed with the SEC on March 30, 2006.

Exhibit 21.1	List of subsidiaries of Bancorp, incorporated by reference to Exhibit 21 to the Form 10-KSB, filed with the SEC on March 31, 2006.

Exhibit 23.1	Consent of McGladrey & Pullen, LLP relating to Bancorp.

Exhibit 23.2	Consent of Deloitte and Touche LLP relating to Bancorp.

Exhibit 23.3	Consent of Dixon Hughes, PLLC relating to Mutual.

Exhibit 23.4	Form of Consent of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. (included in the opinions filed as Exhibits 5.1, 8.1 and 8.2 to this registration statement).

Exhibit 24.1	Powers of Attorney (included as part of the signature page hereof).

Exhibit 99.1	Form of Proxy for Special Meeting of Shareholders of Mutual

Exhibit 99.2	Consent of Howe Barnes Hoefer & Arnett, Inc.

ITEM 22.	UNDERTAKINGS

(a) The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) The undersigned registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) The undersigned registrant undertakes as follows:

(1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(f) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(g) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(h) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, M&F Bancorp, Inc. has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Durham, State of North Carolina, on January 3, 2008.

M&F BANCORP, INC.

By:	/s/ Kim D. Saunders
Kim D. Saunders
President and Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kim D. Saunders and Maceo K. Sloan and each of them (with full power to act alone), as his or her true and lawful attorneys-in-fact and agents, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-4 has been signed below by the following persons in the capacities indicated on November 14, 2007.

SIGNATURE	TITLE	DATE

/s/ Kim D. Saunders Kim D. Saunders	President and Chief Executive Officer (Principal Executive Officer)	January 3, 2008

/s/ Allan E. Sturges Allan E. Sturges	Chief Accounting Officer (Principal Accounting Officer)	January 3, 2008

/s/ Maceo K. Sloan Maceo K. Sloan	Chairman	January 3, 2008

/s/ Willie T. Closs, Jr. Willie T. Closs, Jr.	Director	January 3, 2008

/s/ Genevia Gee Fulbright Genevia Gee Fulbright	Director	January 3, 2008

/s/ Michael L. Lawrence Michael L. Lawrence	Director	January 3, 2008

/s/ Joseph M. Sansom Joseph M. Sansom	Director	January 3, 2008

/s/ Aaron L. Spaulding Aaron L. Spaulding	Director	January 3, 2008

APPENDIX A

AGREEMENT AND PLAN

OF REORGANIZATION AND MERGER

BY AND AMONG

M&F BANCORP, INC.,

MECHANICS & FARMERS BANK

AND

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

August 9, 2007

ii

iii

AGREEMENT AND PLAN OF

REORGANIZATION AND MERGER

BY AND AMONG

M&F BANCORP, INC.,

MECHANICS & FARMERS BANK

AND

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER (the “Agreement”) is entered into as of the 9th day of August, 2007, by and among M&F BANCORP, INC. (“Bancorp”), MECHANICS & FARMERS BANK (“M&F Bank”), and MUTUAL COMMUNITY SAVINGS BANK, INC., SSB (“Mutual”).

WHEREAS, Bancorp is a North Carolina business corporation with its principal office and place of business located in Durham, North Carolina, a bank holding company registered with the Board of Governors of the Federal Reserve System (“FRB”) and the owner of all of the issued and outstanding shares of common stock of M&F Bank; and

WHEREAS, M&F Bank is a North Carolina banking corporation with its principal office and place of business located in Durham, North Carolina; and,

WHEREAS, Mutual is a North Carolina state savings bank with its principal office and place of business located in Durham, North Carolina; and,

WHEREAS, Bancorp and Mutual have agreed that it is in their mutual best interests and in the best interests of their respective shareholders for Mutual to be acquired by Bancorp and merged with and into M&F Bank in the manner and upon the terms and conditions contained in this Agreement; and,

WHEREAS, to effectuate the foregoing, Bancorp and Mutual desire to adopt this Agreement as a plan of reorganization in accordance with the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”); and,

WHEREAS, Bancorp’s and M&F Bank’s respective Boards of Directors have each adopted this Agreement and Bancorp’s Board of Directors, as the sole shareholder of M&F Bank, desires to approve this Agreement by authorizing the execution hereof; and,

WHEREAS, Mutual’s Board of Directors has adopted this Agreement and will recommend to Mutual’s shareholders that they approve this Agreement and the transactions described herein.

NOW, THEREFORE, in consideration of the premises, the mutual benefits to be derived from this Agreement, and the representations, warranties, conditions, covenants and promises herein contained, and subject to the terms and conditions hereof, Bancorp, M&F Bank and Mutual hereby adopt and make this Agreement and mutually agree as follows:

ARTICLE I

THE MERGER

1.01. Names of Merging Corporations. The names of the corporations proposed to be merged are Mechanics & Farmers Bank and Mutual Community Savings Bank, Inc., SSB.

1.02. Nature of Transaction; Plan of Merger. Subject to the provisions of this Agreement, at the “Effective Time” (as defined in Section 1.07 below), Mutual will be merged with and into M&F Bank (the “Merger”).

1.03. Effect of Merger; Surviving Corporation. At the Effective Time, and by reason of the Merger, the separate corporate existence of Mutual shall cease while the corporate existence of M&F Bank as the surviving corporation in the Merger shall continue with all of its purposes, objects, rights, privileges, powers and franchises, all of which shall be unaffected and unimpaired by the Merger. Following the Merger, M&F Bank shall continue to operate as a North Carolina banking corporation and will conduct its business at its then legally established branches and main office. The duration of the corporate existence of M&F Bank, as the surviving corporation, shall be perpetual and unlimited.

1.04. Assets and Liabilities of Mutual. At the Effective Time, and by reason of the Merger, and in accordance with applicable law, all of the property, assets and rights of every kind and character of Mutual (including without limitation all real, personal or mixed property, all debts due on whatever account, all other choses in action and every other interest of or belonging to or due to Mutual, whether tangible or intangible) shall be transferred to and vest in M&F Bank, and M&F Bank shall succeed to all the rights, privileges, immunities, powers, purposes and franchises of a public or private nature of Mutual (including all trust and other fiduciary properties, powers and rights), all without any transfer, conveyance, assignment or further act or deed; and, M&F Bank shall become responsible for all of the liabilities, duties and obligations of every kind, nature and description of Mutual (including duties as trustee or fiduciary) as of the Effective Time.

1.05. Conversion and Exchange of Stock.

(a) Merger Consideration. Except as otherwise provided in this Agreement, at the Effective Time all rights of Mutual’s shareholders with respect to all outstanding shares of Mutual’s $0.01 par value common stock (the “Mutual Common Stock”) shall cease to exist and, as consideration for and to effect the Merger, each such outstanding share shall be converted, without any action by Bancorp, Mutual or any Mutual shareholder, into the right to receive one (1) share of no par value common stock issued by Bancorp (“Bancorp Common Stock”), all in the manner and subject to the limitations described in this Agreement. The foregoing consideration, collectively and in the aggregate, shall be referred to herein as “Merger Consideration.”

(b) Fractional Shares. No fractional shares of Bancorp Common Stock shall be issued or delivered in connection with the Merger.

(c) Exchange Procedures. Within five (5) business days after the Effective Time, Bancorp shall cause Bancorp’s transfer agent (the “Exchange Agent”) to mail to the shareholders of Mutual Common Stock of record at the Effective Time transmittal materials (which shall specify that delivery shall be effected, and risk of loss and title to the certificates representing shares of Mutual Common Stock prior to such Effective Time (the “Mutual Certificates”) shall pass, only upon proper delivery of the Mutual Certificates to the Exchange Agent). After such Effective Time, each holder of Mutual Common Stock issued and outstanding at such Effective Time shall surrender the Mutual Certificate or Mutual Certificates representing such shares to the Exchange Agent and shall promptly upon surrender thereof receive in exchange therefor the number of shares of Bancorp’s Common Stock. Bancorp shall not be obligated to deliver any stock until such holder surrenders the Mutual Certificate(s) representing such holder’s Mutual Common Stock. The Mutual Certificate(s) so surrendered shall be duly endorsed as the Exchange Agent may require. Any other provision of this Agreement notwithstanding, neither Bancorp nor the Exchange Agent shall be liable to any holder of Mutual Common Stock for any amounts paid or properly delivered in good faith to a public official pursuant to any applicable abandoned property law.

To the extent permitted by applicable law, former shareholders of record of Mutual shall be entitled to vote after the Merger Consideration has been paid pursuant to the provisions of this Section 1.05 at any meeting of Bancorp shareholders the number of whole shares of Bancorp Common Stock into which their respective Mutual Common Stock are converted pursuant to the Merger, regardless of whether such holders have exchanged their Mutual Certificates for certificates representing Bancorp Common Stock in accordance with the provisions of this Agreement. Whenever a dividend or other distribution is declared by Bancorp on Bancorp Common Stock, the record date of which is at or after the Effective Time of the Merger, the declaration shall include dividends or other distributions on all shares of Bancorp Common Stock issuable pursuant to this Agreement, but beginning at such Effective Time no dividend or other distribution payable to the holders of record of Bancorp Common Stock as of any time subsequent to such Effective Time shall be required to be delivered to the holder of Mutual Certificate(s) until such holder surrenders such Mutual Certificates for exchange as provided in this Section 1.05. However, upon surrender of such Mutual Certificate(s), both the certificate(s) representing the shares of Bancorp Common Stock to which such holder is entitled and any such undelivered dividends (without any interest) shall be delivered and paid with respect to each share represented by such certificates.

As used in this Agreement, “business day” or “business days” shall mean those days when banks in North Carolina are open for business.

(d) Closing Payment. At the Effective Time or as soon thereafter as is reasonably practicable, the holders of Mutual Common Stock shall surrender their Mutual Certificates to Bancorp and in exchange therefor, Bancorp shall issue and deliver to each such holder certificates representing the number of shares of Bancorp Common Stock to which each holder is entitled. Bancorp shall not be obligated to deliver any of such shares of Bancorp Common Stock until such holder surrenders the Mutual Certificate(s) representing each such holder’s Mutual Common Stock.

(e) Antidilutive Adjustments. If, prior to the Effective Time, Bancorp shall declare any dividend payable in shares of Bancorp Common Stock or shall subdivide, split, reclassify or combine the presently outstanding shares of Bancorp Common Stock, then an appropriate and proportionate adjustment shall be made in the number of shares of Bancorp Common Stock to be issued in exchange for each of the shares of Mutual Common Stock.

(f) Dissenters. Any shareholder of Mutual who properly exercises the right of dissent and appraisal with respect to the Merger as provided in Section 55-13-02 of the North Carolina General Statutes (“Dissenter’s Rights”) shall be entitled to receive payment of the fair value of his or her shares of Mutual Common Stock in the manner and pursuant to the procedures provided therein. Shares of Mutual Common Shares held by persons who exercise Dissenter’s Rights shall not be converted as described in Section 1.05(a). However, if any shareholder of Mutual who exercises Dissenter’s Rights shall fail to perfect those rights, or effectively shall waive or lose such rights, then each of his, her or its shares of Mutual Common Stock shall be deemed to have been converted into the right to receive the Merger Consideration.

(g) Lost Certificates. Shareholders of Mutual whose Mutual Certificates have been lost, destroyed, stolen or otherwise are missing shall be entitled to receive the Merger Consideration to which they are entitled in accordance with and upon compliance with reasonable conditions imposed by Bancorp, including without limitation a requirement that those shareholders provide lost instrument indemnities or surety bonds in form, substance and amounts satisfactory to Bancorp.

1.06 Articles of Incorporation, Bylaws and Management. The Articles of Incorporation and the Bylaws of Bancorp in effect at the Effective Time will remain in effect until otherwise amended in accordance with law and the Bancorp Bylaws. The Articles of Incorporation and Bylaws of M&F Bank in effect at the Effective Time shall be the Articles of Incorporation and Bylaws of M&F Bank as the surviving corporation of the Merger. The directors and officers of Bancorp and M&F Bank in office at the Effective Time shall continue to hold such offices until removed as provided by law or until the election or appointment of their respective successors.

1.07. Closing; Effective Time. The closing of the Merger and other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Bancorp, in Durham, North Carolina, or at such other place as Bancorp and Mutual may agree, on a date mutually agreeable to Bancorp and Mutual (the “Closing Date”) after receipt of all required approvals of governmental or regulatory authorities having jurisdiction over Bancorp, M&F Bank or Mutual (collectively, the “Regulatory Authorities”) of the transactions described herein and the expiration of any and all required waiting periods following the effective date of such required approvals of the Merger (but in no event later than the later of: (i) sixty (60) days following the expiration of all such required waiting periods; and (ii) March 31, 2008). At the Closing, Bancorp and Mutual shall each take such actions (including without limitation the delivery of certain closing documents and the execution of Articles of Merger under North Carolina law) as are required in this Agreement and as otherwise shall be required by law to consummate the Merger and cause it to become effective.

Subject to the terms and conditions set forth in this Agreement, the Merger shall become effective on the date and at the time (the “Effective Time”) specified in Articles of Merger, containing the appropriate certificate of approval of the North Carolina Commissioner of Banks, executed by M&F Bank, and filed by it with the North Carolina Secretary of State in accordance with applicable law; provided, however, that the Effective Time shall in no event be more than five (5) business days following the Closing Date.

1.08 Outstanding Bancorp and M&F Bank Common Stock. The status of shares of Bancorp Common Stock and M&F Bank Common Stock outstanding immediately prior to the Effective Time shall not be affected by the Merger.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF MUTUAL

Except as otherwise specifically described in this Agreement or as “Previously Disclosed” (as defined in Section 9.13) by Mutual to Bancorp and/or M&F Bank, Mutual hereby makes the following representations and warranties to Bancorp and M&F Bank.

2.01. Organization; Standing; Power.

(a) Mutual (i) is duly organized and incorporated, validly existing and in good standing as a state savings bank under the laws of the State of North Carolina; (ii) has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as it now is being conducted; (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by it therein, or in which the transaction of its business, makes such qualification necessary, except where failure so to qualify would not have a Material Adverse Effect on Mutual; and (iv) is not transacting business or operating any properties owned or leased by it in violation of any provision of federal, state or local law or any rule or regulation promulgated thereunder, except where such violation would not have a Material Adverse Effect on Mutual.

As used in this Agreement, the term “Material Adverse Effect” means, with respect to Mutual, Bancorp or M&F Bank, as the case may be, any change, effect, event, occurrence or state of facts which, individually or together with any other change, effect, event, occurrence or state of facts: (x) is materially adverse to the prospects, business, assets, loan portfolio, deposits, investments, properties, operations, results of operations or financial condition of such party and its Subsidiaries, (y) with the lapse of time or otherwise, is likely to be materially adverse to the prospects, business, assets, loan portfolio, deposits, investments, properties, operations, results of operations or financial condition of such party and its Subsidiaries, or (z) materially and adversely affects the ability of such party to perform its obligations hereunder or materially and adversely affects the timely consummation of the transactions contemplated hereby; provided, however, that “Material Adverse Effect” shall not be deemed to include the impact of (i) any change in the value of the securities or loan portfolio of such party, whether held as available for sale or held to maturity, resulting from changes in the prevailing level of interest rates; (ii) any change, effect, event or occurrence resulting from the announcement or performance of this Agreement and the transactions contemplated hereby, including the expenses incurred by such party in consummating the transactions contemplated by this Agreement; (iii) any change in banking, or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities; (iv) any change in generally accepted accounting principles in the United States (“GAAP”) or regulatory accounting requirements applicable to banks or their holding companies generally; and (v) the payment of any amounts due to, or the provision of any other benefits to, any directors, officers or employees of Mutual and its Subsidiary pursuant to employment agreements, plans and other arrangements specifically described in this Agreement.

As used in this Agreement, the word “Subsidiary” when used with respect to any party means any bank, savings bank, corporation, partnership, limited liability company, or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. Mutual is an “insured depository institution” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder. Mutual is a member of the Federal Home Loan Bank (“FHLB”) of Atlanta.

(b) Mutual Service Corporation of Durham, Inc. (“Service Corporation”) (i) is duly organized and incorporated, validly existing and in good standing under the laws of the State of North Carolina; (ii) has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as it now is being conducted; (iii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by it therein, or in which the transaction of its business, makes such qualification necessary, except where failure so to qualify would not have a Material Adverse Effect on Mutual; and (iv) is not transacting business or operating any properties owned or leased by it in violation of any provision of federal, state or local law or any rule or regulation promulgated thereunder, except where such violation would not have a Material Adverse Effect on Mutual. Mutual expects to terminate Service Corporation prior to the Effective Time.

2.02 Capital Stock.

Mutual’s authorized capital stock consists of (i) 1,000,000 shares of Mutual Common Stock, $0.01 par value per share, of which 363,719 shares are issued and outstanding as of the date of this Agreement (including the allocated and unallocated shares of Mutual Common Stock held under the ESOP, as defined in Section 6.09 hereof); and (ii) 250,000 shares of preferred stock, $0.01 par value per share, of which no shares are issued and outstanding as of the date of this Agreement. As of the date of this Agreement, Mutual has 25,214 shares of Mutual Common Stock reserved for issuance under employee and director stock option plans, pursuant to which options covering 25,214 shares of Mutual Common Stock are outstanding. As of the date of this Agreement, Mutual has no outstanding warrants.

As of the date of this Agreement, 46 shares of Mutual Common Stock are held by Mutual’s Management Recognition Plan (the “MRP”). Shares of Mutual Common Stock that are held by the MRP shall not be considered to be outstanding and shall be cancelled (and not converted) by virtue of the Merger at the Effective Time.

Each of the issued and outstanding shares of Mutual Common Stock (i) has been duly authorized, is validly issued and outstanding and is fully paid and nonassessable, and (ii) has not been issued in violation of the preemptive rights of any shareholder. The Mutual Common Stock has been registered with the Federal Deposit Insurance Corporation (“FDIC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Mutual is subject to the registration and reporting requirements of the Exchange Act.

Mutual owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of Service Corporation free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares, equity or membership ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Service Corporation has no, and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

There are no fractional shares of Mutual Common Stock issued and outstanding.

2.03. Principal Shareholders. No person or entity is known to management of Mutual to beneficially own, directly or indirectly, more than 5% of the outstanding shares of Mutual Common Stock.

2.04. Subsidiaries. Other than Service Corporation, Mutual has no Subsidiaries, direct or indirect, and, except for equity securities included in its investment portfolio at March 31, 2007, does not own any stock or other equity interest in any other corporation, service corporation, joint venture, partnership, limited liability company or other entity.

2.05. Convertible Securities, Options, Etc. Except as specifically set out in Section 2.02, Mutual does not have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of Mutual Common Stock or any other securities of Mutual; (ii), options, warrants, rights, calls or other commitments of any nature which entitle any person to receive or acquire any shares of Mutual Common Stock or any other securities of Mutual; or (iii) plans, agreements or other arrangements pursuant to which shares of Mutual Common Stock or any other securities of Mutual, or options, warrants, rights, calls or other commitments of any nature pertaining to any securities of Mutual, have been or may be issued.

2.06. Authorization and Validity of Agreement. This Agreement has been duly and validly approved by the Board of Directors of Mutual. Subject only to approval of the shareholders of Mutual in the manner required by law and receipt of all required approvals of the Regulatory Authorities of the transactions described herein, (i) Mutual has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described in this Agreement, (ii) all corporate proceedings and approvals required to authorize Mutual to enter into this Agreement and to perform its obligations and agreements and carry out the transactions described herein have been duly and properly completed or obtained, and (iii) this Agreement constitutes the valid and binding agreement of Mutual enforceable in accordance with its terms (except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions, and (D) the rights of the United States under the Federal Tax Lien Act of 1966, as amended).

2.07. Validity of Transactions; Absence of Required Consents or Waivers. Subject to the receipt of required approvals of Regulatory Authorities, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by Mutual with any of the obligations or agreements contained herein, nor any action or inaction by Mutual required herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Articles of Incorporation or Bylaws of Mutual, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which Mutual is bound or by which it or its business, capital stock or any of its properties or assets may be affected, whether with a private person or entity or with a Regulatory Authority; (ii) result in the creation or imposition of any material lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of Mutual; (iii) violate any applicable federal or state statute, law, rule or regulation, or any judgment, order, writ, injunction or decree of any court, administrative or Regulatory Authority or on Mutual’s ability to consummate the transactions described herein or to carry on the business of Mutual as presently conducted; (iv) result in the acceleration of any material obligation or indebtedness of Mutual; or (v) materially interfere with or otherwise materially, adversely affect Mutual’s abilities to carry on its business as presently conducted.

No consents, approvals or waivers are required to be obtained from any person or entity in connection with Mutual’s execution and delivery of this Agreement, or the performance of its obligations or agreements or the consummation of the transactions described herein, except for required approvals of Regulatory Authorities and the shareholders of Mutual.

2.08. Books and Records of Mutual. Mutual’s books of account and business records have been maintained in all material respects in compliance with all applicable legal, accounting and regulatory requirements (including GAAP), and such books and records are complete and reflect accurately in all material respects Mutual’s items of income and expense and all of its assets, liabilities and shareholders’ equity. The minute books of Mutual are complete and accurately reflect in all material respects all corporate actions which its shareholders and board of directors, and all committees thereof, have taken during the time periods covered by such minute books, and, all such minute books have been or will be made available to Bancorp and its representatives.

2.09. Reports of Mutual. Since December 31, 2003, Mutual has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto (and has paid all fees and assessments due and payable in connection therewith), that were required to be filed with (i) the North Carolina Commissioner of Banks (the “Commissioner”), (ii) the FDIC, and (iii) any other Regulatory Authorities. All such reports, registrations and statements filed by Mutual with the Commissioner, the FDIC, and any other Regulatory Authorities are collectively referred to in this Agreement as the “Mutual Reports.” To the knowledge of management (as such term is defined in Section 9.14 hereof), the Mutual Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the Regulatory Authorities with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Mutual has not been notified that any such Mutual Reports were deficient in any material respect as to form or content.

2.10. Mutual Financial Statements. Mutual has Previously Disclosed to Bancorp copies of its audited statements of financial condition as of December 31, 2006, 2005 and 2004 and its audited statements of income, shareholders’ equity and cash flows for the years ended December 31, 2006, 2005 and 2004, together with notes thereto (collectively, the “Mutual Audited Financial Statements”), together with copies of Mutual’s, unaudited statement of financial condition as of March 31, 2007, and unaudited statements of income and cash flows for the three-months ended March 31, 2007 (collectively, the “Mutual Interim Financial Statements”). Following the date of this Agreement, Mutual promptly will deliver to Bancorp all other annual or interim financial statements prepared by or for Mutual. The Mutual Audited Financial Statements and the Mutual Interim Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, (ii) are in accordance with Mutual’s books and records, (iii) are subject to normal audited year end financial adjustments applicable to the Mutual Interim Financial Statements, and (iv) present fairly in all material respects Mutual’s financial condition, assets and liabilities, results of operations, changes in shareholders’ equity and changes in cash flows as of the dates indicated and for the periods specified therein. The Mutual Audited Financial Statements have been audited by Dixon Hughes PLLC, which currently serves as Mutual’s independent certified public accountants.

2.11. Tax Returns and Other Tax Matters. (i) Mutual has timely filed or caused to be filed all federal, state and local income tax returns and reports which are required by law to have been filed, and all such returns and reports were true, correct and complete and contained all material information required to be contained therein; (ii) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against Mutual or its properties have been fully paid or, if not yet due, a reserve or accrual, which is adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes, is reflected on the Mutual Interim Financial Statements; (iii) the income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other tax returns and reports of Mutual have not been subjected to audit by the Internal Revenue Service (the “IRS”) or the North Carolina Department of Revenue in the last six (6) years and Mutual has not received any indication of the pendency of any audit or examination in connection with any such tax return or report and no such return or report is subject to adjustment; and (iv) Mutual has not executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax year, the audit of any such tax return or report, or the assessment or collection of any tax.

2.12. Absence of Material Adverse Effect.

(a) Since December 31, 2006, Mutual has conducted its business only in the ordinary course, and there has been no Material Adverse Effect with respect to Mutual.

(b) Except for (i) the sale of Service Corporation’s interest in Piedmont Investment Advisors, LLC; and (ii) the two separate sales of Loans by Mutual, as Previously Disclosed, since December 31, 2006, Mutual has not incurred any material liability, engaged in any material transaction, entered into any material agreement, increased the salaries, compensation or general benefits payable or provided to its employees, suffered any material loss, destruction or damage to any of its properties or assets, or made a material acquisition or disposition of any assets or entered into any material contract or lease.

2.13. Absence of Undisclosed Liabilities. Mutual does not have any material pending or, to the knowledge of management, threatened liabilities or obligations, whether matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including without limitation tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the Mutual Audited Financial Statements or Mutual Interim Financial Statements, (ii) increases in deposit accounts in the ordinary course of business since March 31, 2007, or (iii) unclosed Loan commitments permitted under this Agreement since March 31, 2007, and which do not exceed $50,000 in the case of any individual Loan. Notwithstanding the foregoing, Mutual does not have any unfunded commitments (including without limitation, operating leases and any other off balance sheet obligations or commitments) as of the date of this Agreement.

As used in this Agreement, the term “Loan” shall mean all loans, leases and overdraft protection loans, and other extensions of credit.

2.14. Compliance with Existing Obligations. Mutual has performed in all material respects all obligations required to be performed under, and is not in default in any material respect under, or in violation in any material respect of, the terms and conditions of its Articles of Incorporation, Bylaws, material contracts, agreements, leases, mortgages, notes, bonds, indentures, licenses, obligations, understandings or other undertakings (whether oral or written) to which it is bound or by which its business, operations, capital stock or any property or assets may be affected.

2.15. Litigation and Compliance with Law.

(a) There are no actions, suits, arbitrations, controversies or other proceedings or investigations (or any facts or circumstances which reasonably could result in such) including without limitation any such action, suit, arbitration, controversy or other proceeding or investigation by any Regulatory Authority, which currently exist or are ongoing, pending or, threatened, contemplated or probable of assertion, against, relating to or otherwise affecting Mutual or any of its properties, assets or employees.

(b) Mutual has all licenses, permits, orders, authorizations or approvals (“Permits”) of all federal, state, local or foreign governmental or regulatory agencies that are material to or necessary for the conduct of its business or to own, lease and operate its properties; all such Permits are in full force and effect; no violations have occurred with respect to any such Permits; no proceeding is pending or threatened or probable of assertion to suspend, cancel, revoke or limit any Permit.

(c) Mutual is not subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding or other similar agreement, order, directive, memorandum or consent of, with or issued by any Regulatory Authority (including without limitation the Commissioner or the FDIC) relating to financial condition, directors or officers, employees, operations, capital, regulatory compliance or any other matter; there are no judgments, orders, stipulations, injunctions, decrees or awards against Mutual which limit, restrict, regulate, enjoin or prohibit any present or past business or practice of Mutual; and, Mutual has not been advised and has no reason to believe that any Regulatory Authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, writ, injunction, directive, memorandum, judgment, stipulation, decree or award.

(d) Mutual is not in violation or default under, and has complied in all material respects with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other Regulatory Authority having jurisdiction or authority over it or its business operations, properties or assets (including without limitation all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other federal and state laws and regulations applicable to extensions of credit by Mutual). There is no basis for any claim by any person or authority for compensation, reimbursement, damages or other penalties or relief for any violations described in this subsection (d).

2.16. Real Properties.

(a) Mutual has Previously Disclosed to Bancorp a listing of all real property owned by Mutual (including Mutual’s banking facilities and all other real estate or foreclosed properties, including improvements thereon, owned by Mutual) (collectively, the “Mutual Real Property”) and all leases pertaining to any real property leased to Mutual or leased by Mutual to a third party (the “Mutual Real Property Leases”). With respect to each parcel of the Mutual Real Property, Mutual has good and marketable fee simple title to the Mutual Real Property and owns the same free and clear of all mortgages, liens, leases, encumbrances, title defects and exceptions to title other than (i) the lien of current taxes not yet due and payable, and (ii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially affect the value of the Mutual Real Property or which do not and will not materially detract from, interfere with or restrict the present use of the Mutual Real Property or any future use consistent therewith. With respect to each Mutual Real Property Lease (A) such lease is valid and enforceable in accordance with its terms, (B) there currently exists no circumstance or condition which constitutes an event of default by Mutual (as lessor or lessee) or its lessor or which, with the passage of time or the giving of required notices will or could constitute such an event of default, and (C) subject to any required consent of lessor, each such Mutual Real Property Lease may be assigned to Bancorp and/or M&F Bank and the execution and delivery of this Agreement, or the consummation of the transactions described herein will not and does not constitute an event of default under such Mutual Real Property Leases; and

(b) The Mutual Real Property and Mutual Real Property Leases comply in all material respects with all applicable federal, state and local laws, regulations, ordinances or orders of any governmental or regulatory authority (excluding Environmental Laws which are addressed by Section 2.22 below), including those relating to zoning, building and use permits, and the parcels of the Mutual Real Property and the Mutual Real Property Leases upon which Mutual’s offices or other offices are situated, or which are used by Mutual in conjunction with its banking or other offices or for other purposes, may, under applicable zoning ordinances, be used for the purposes for which they currently are used as a matter of right rather than as a conditional or nonconforming use.

(c) All improvements and fixtures included in or on the Mutual Real Property are in good condition and repair, ordinary wear and tear excepted, and there does not exist any condition which in any material respect interferes with Mutual’s use (or will interfere with Bancorp’s use after the Merger) or affects the economic value thereof.

2.17. Loans, Accounts, Notes and Other Receivables.

(a) All loans, accounts, notes and other receivables reflected as assets on Mutual’s books and records (i) have resulted from bona fide business transactions in the ordinary course of business, (ii) in all material respects were made in accordance with Mutual’s standard practices and procedures, and (iii) are owned by Mutual free and clear of all liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or the ownership or collection rights of any other person or entity.

(b) All records of Mutual regarding all outstanding loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, each loan which Mutual’s loan documentation indicates is secured by any real or personal property or property rights (as used in this Article II, “Loan Collateral”) is secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in Mutual’s records of such loan.

(c) Each loan reflected as an asset on Mutual’s books, and each guaranty thereof, is the legal, valid and binding obligation of the applicable obligor or guarantor thereof, and no defense, offset or counterclaim has been asserted with respect to any such loan or guaranty.

(d) Mutual has Previously Disclosed to Bancorp (i) a written listing of each loan, extension of credit or other asset of Mutual which, as of March 31, 2007, was classified by the Commissioner, the FDIC or by Mutual as “Loss,” “Doubtful,” “Substandard” or “Special Mention” (or otherwise by words of similar import), or which Mutual otherwise has designated as a special asset or for special handling or placed on any “watch list” because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor, and (ii) a written listing of each loan or extension of credit of Mutual which, as of March 31, 2007, was past due more than 30 days as to the payment of principal or interest, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, was the subject of a proceeding in bankruptcy or has indicated any inability or intention not to repay such loan or extension of credit.

(e) To the knowledge of management, each of the loans and other extensions of credit of Mutual (with the exception of those loans and extensions of credit specified in the written listings described in Section 2.17(d) above) is collectible in the ordinary course of business in an amount which is not less than the amount at which it is carried on its books and records.

(f) Mutual’s reserve for possible loan and lease losses (as used in this Article II, the “Loan Loss Reserve”) has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the Commissioner and the FDIC and, in the best judgment of the management of Mutual, is reasonable in view of the size and character of Mutual’s loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in Mutual’s loan portfolio and other real estate owned.

2.18. Absence of Interest Rate Risk Management Instruments. Mutual does not have, and is not a party to, any interest rate swaps, caps, floors or option agreements or other interest rate risk management arrangements, whether entered into for the account of Mutual or for the account of a customer of Mutual.

2.19. Securities Portfolio and Investments. Mutual has Previously Disclosed to Bancorp a listing of all securities owned, of record or beneficially, by Mutual as of March 31, 2007. All securities owned, of record or beneficially, by Mutual are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory (other than customary pledges in the ordinary course of its business to secure public funds deposits), which would materially impair the ability of Mutual to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which Mutual is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” under which Mutual has “purchased” securities under agreement to resell, Mutual has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed to Mutual which is secured by such collateral.

Since March 31, 2007, there has been no material deterioration or adverse change in the quality, or any material decrease in the value, of the securities portfolio of Mutual as a whole, except as resulting from changes in the prevailing level of interest rates or other market fluctuations, outside the control of Mutual.

2.20. Personal Property and Other Assets. All banking equipment, data processing equipment, vehicles, and other personal property used by Mutual and material to the operation of its business are owned by Mutual free and clear of all liens, encumbrances, leases, title defects or exceptions to title. All personal property of Mutual material to its business is in good operating condition and repair, ordinary wear and tear excepted.

2.21. Patents and Trademarks. Mutual owns, possesses or has the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct its business as now conducted. Mutual has not violated, and currently is not in conflict with, any patent, license, trademark, trade name, copyright or proprietary right of any other person or entity.

2.22. Environmental Matters.

(a) As used in this Agreement, “Environmental Laws” shall mean, without limitation:

(i) all federal, state and local statutes, regulations, ordinances, orders, decrees, and similar provisions having the force or effect of law for the protection of human health, natural resources, or the environment (including without limitation the Comprehensive Environmental Response, Compensation and Liability Act; the Superfund Amendment and Reauthorization Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Hazardous Materials Transportation Act; the Resource Conservation and Recovery Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Oil Pollution Act; the Coastal Zone Management Act; Subtitle I of the Hazardous and Solid Waste Amendments of 1984; any “Superfund” or “Superlien” law; the North Carolina Oil Pollution and Hazardous Substances Control Act; the North Carolina Water and Air Resources Act; and the North Carolina Occupational Safety and Health Act, including any amendments thereto from time to time), and

(ii) all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, discharge, release, threatened release, control, or clean-up of any “Hazardous Substances” (as defined below).

“Hazardous Substance” shall mean any materials, substances, wastes, chemical substances, or mixtures presently listed, defined, designated, or classified as hazardous, toxic, or dangerous, or otherwise regulated, under any Environmental Laws, whether by type, quantity or concentration, including without limitation pesticides, pollutants, contaminants, toxic chemicals, oil, or other petroleum products, byproducts or additives, asbestos or materials containing (or presumed to contain) asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, lead, radon, methyl tertiary butyl ether or radioactive material.

(b) Mutual has Previously Disclosed to Bancorp copies of all written reports, correspondence, notices or other information or materials, if any, in its possession pertaining to environmental surveys or assessments of the Mutual Real Property, and any improvements thereon, or pertaining to any violation or alleged violation of Environmental Laws on, affecting or otherwise involving the Mutual Real Property or involving Mutual.

(c) To the knowledge of management, there has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, emission, discharge, release, or threatened release of any Hazardous Substances by any person on, from or relating to the Mutual Real Property which constitutes a violation of any Environmental Laws, or would require any removal, clean-up or remediation of any Hazardous Substances from, on or relating to the Mutual Real Property under any Environmental Laws.

(d) To the knowledge of management, Mutual is in compliance with all Environmental Laws, the noncompliance with which will not have a Material Adverse Effect on Mutual.

(e) To the knowledge of management, Mutual is not subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to the Mutual Real Property.

(f) To the knowledge of management, no facts, events or conditions relating to the Mutual Real Property or the operations of Mutual at any of its office locations, will prevent, hinder or limit continued substantial compliance with Environmental Laws, or give rise to any investigatory, emergency removal, remedial or corrective actions, or obligations pursuant to Environmental Laws.

(g) To the knowledge of management, with respect to all Loan Collateral (i) there has been no violation of any Environmental Laws by any person or entity (including any violation with respect to any Loan Collateral) for whose liability or obligation with respect to any particular matter or violation Mutual is or may be responsible or liable, (ii) Mutual is not subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon, the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to any Loan Collateral, by any person or entity, and (iii) there are no facts, events or conditions relating to any Loan Collateral that will give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities pursuant to Environmental Laws.

2.23. Absence of Brokerage or Finder’s Commissions. Except for the engagement of Howe Barnes Hoefer & Arnett, Inc. (“Howe Barnes”) by Mutual (i) no person or entity has been retained by or has acted on behalf of, pursuant to any agreement, arrangement or understanding with, or under the authority of, Mutual or its Board of Directors, as a broker, finder or agent or has performed similar functions or otherwise is or may be entitled to receive or claim a brokerage fee or other commission in connection with or as a result of the transactions described herein; and, (ii) Mutual has not agreed, or has any obligation, to pay any brokerage fee or other commission to any person or entity in connection with or as a result of the transactions described herein.

2.24. Material Contracts. In addition to a benefit plan or employment agreement Previously Disclosed to Bancorp pursuant to Sections 2.25 or 2.26, Mutual has Previously Disclosed to Bancorp any agreement to which it is a party or by which it is bound (i) involving money or other property in an amount or with a value in excess of $50,000, (ii) which is not to be performed in full within the six (6) month period following the date of this Agreement, (iii) which calls for the provision of goods or services to Mutual and cannot be terminated without material penalty upon written notice to the other party thereto, (iv) which is material to Mutual and was not entered into in the ordinary course of business, (v) which involves hedging, options or any similar trading activity, or interest rate exchanges or swaps, (vi) which commits Mutual to extend any loan or credit (with the exception of letters of credit, lines of credit and loan commitments extended in the ordinary course of Mutual’s business), (vii) which involves the sale of any assets of Mutual which are used in and material to the operation of its business, (viii) which involves any purchase of real property, or which involves the purchase of any other assets in the amount of $50,000 in the case of any single transaction or $100,000 in the case of all such transactions, (ix) which involves the purchase, sale, issuance, redemption or transfer of any capital stock or other securities of Mutual, or (x) with any director, officer or principal shareholder of Mutual (including without limitation any consulting agreement, but not including any agreements relating to loans or other banking services which were made in the ordinary course of Mutual’s business and on substantially the same terms and conditions as were prevailing at that time for similar agreements with unrelated persons).

Mutual is not in default in any material respect, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default, under any contract, lease, insurance policy, commitment or arrangement to which Mutual is a party or by which either Mutual or property of Mutual is or may be bound or affected or under which either Mutual or property of Mutual receives benefits.

2.25. Employment Matters; Employee Relations.

(a) Mutual has Previously Disclosed to Bancorp a listing of the names, years of credited service and current base salary or wage rates of all of its employees as of June 30, 2007. Mutual (i) has paid in full to or accrued on behalf of all its directors, officers and employees all wages, salaries, commissions, bonuses, fees and other direct compensation for all labor or services performed by them to the date of this Agreement, and all sick pay, severance pay, overtime pay and other amounts for which it is obligated under applicable law or Mutual’s existing agreements, benefit plans, policies or practices, and (ii) is in material compliance with all applicable federal, state and local laws, statutes, rules and regulations with regard to employment and employment practices, terms and conditions, and wages and hours and other compensation matters; and, no person has asserted that Mutual is liable in any amount for any arrearage in wages or employment taxes or for any penalties for failure to comply with any of the foregoing.

(b) There is no action, suit or proceeding by any person pending or threatened, against Mutual (or any employees of Mutual), involving employment discrimination, sexual harassment, wrongful discharge or similar claims.

(c) Mutual is not a party to or bound by any collective bargaining agreement with any of its employees, any labor union or any other collective bargaining unit or organization. There is no pending or threatened labor dispute, work stoppage or strike involving Mutual and any of its employees, or any pending or threatened proceeding in which it is asserted that Mutual has committed an unfair labor practice; and there is no activity involving Mutual or any of its employees seeking to certify a collective bargaining unit or engaging in any other labor organization activity.

2.26. Employment Agreements; Employee Benefit Plans.

(a) Mutual has Previously Disclosed to Bancorp a true and complete list of all bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans; all employment and severance contracts; all medical, dental, health, and life insurance plans; all vacation, sickness and other leave plans, disability and death benefit plans; and all other employee benefit plans, contracts, or arrangements maintained or contributed to by Mutual for the benefit of any employees, former employees, directors, former directors or any of their beneficiaries (collectively, the “Mutual Plans”). True and complete copies of all Mutual Plans, including, but not limited to, any trust instruments or insurance contracts, if any, forming a part thereof or applicable to the administration of any such Mutual Plans or the assets thereof, and all amendments thereto, previously have been supplied to Bancorp. Mutual does not maintain, sponsor, contribute to or otherwise participate in any “Employee Benefit Plan” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any “Multiemployer Plan” within the meaning of Section 3(37) of ERISA, or any “Multiple Employer Welfare Arrangement” within the meaning of Section 3(40) of ERISA. Each Mutual Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA and which is intended to be qualified under Section 401(a) of the Code has received or applied for a favorable determination letter from the IRS to the effect that they are so qualified, and Mutual is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. All reports and returns with respect to the Mutual Plans (and any Mutual Plans previously maintained by Mutual) required to be filed with any governmental department, agency, service or other authority, including without limitation Internal Revenue Service Form 5500 (Annual Report), have been properly and timely filed.

(b) All “Employee Benefit Plans” maintained by or otherwise covering employees or former employees of Mutual, to the extent each is subject to ERISA, currently are, and at all times have been, in substantial compliance with all material provisions and requirements of ERISA, the noncompliance with which will not have a Material Adverse Effect on Mutual. There is no pending or threatened litigation relating to any Mutual Plan or any employee benefit plan, contract or arrangement previously maintained by Mutual. Mutual has not engaged in a transaction with respect to any Mutual Plan that could subject Mutual to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(c) Mutual has delivered to Bancorp a true, correct and complete copy (including copies of all amendments thereto) of each retirement plan maintained by it which is intended to be a plan qualified under Section 401(a) of the Code (collectively, the “Mutual Retirement Plans”), together with true, correct and complete copies of the summary plan descriptions relating to the Mutual Retirement Plans, the most recent determination letters received from the IRS regarding the Mutual Retirement Plans, and the most recent Annual Reports (Form 5500 series) and related schedules, if any, for the Mutual Retirement Plans. The Mutual Retirement Plans are qualified under the provisions of Section 401(a) of the Code, the trusts under the Mutual Retirement Plans are exempt trusts under Section 501(a) of the Code, and determination letters have been issued or applied for with respect to the Mutual Retirement Plans to said effect, including determination letters covering the current terms and provisions of the Mutual Retirement Plans. There are no issues relating to said qualification or exemption of the Mutual Retirement Plans currently pending before the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation or any court. The Mutual Retirement Plans and the administration thereof are (and have been since the establishment of the Mutual Retirement Plans) in compliance with all of the applicable requirements of ERISA, the Code and all other laws, rules and regulations applicable to the Mutual Retirement Plans. Without limiting the generality of the foregoing, all reports and returns with respect to the Mutual Retirement Plans required to be filed with any governmental department, agency, service or other authority have been properly and timely filed. There are no issues or disputes with respect to the Mutual Retirement Plans or the administration thereof currently existing between Mutual or any trustee or other fiduciary thereunder, and any governmental agency, any current or former employee of Mutual or beneficiary of any such employee, or any other person or entity. No “reportable event” within the meaning of Section 4043 of ERISA has occurred at any time with respect to the Mutual Retirement Plans.

(d) No liability under subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Mutual with respect to the Mutual Retirement Plans or with respect to any other ongoing, frozen or terminated defined benefit pension plan currently or formerly maintained by Mutual. Mutual does not presently contribute to a “Multiemployer Plan” and has not contributed to such plan since December 31, 1995. All contributions required to be made pursuant to the terms of each of the Mutual Plans (including without limitation the Mutual Retirement Plans and any other “pension plan” (as defined in Section 3(2) of ERISA) provided such plan is intended to qualify under the provisions of Section 401(a) of the Code) maintained by Mutual have been timely made. Neither the Mutual Retirement Plans nor any other “pension plan” maintained by Mutual have an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Mutual has not

provided, and is not required to provide, security to any “pension plan” or to any “Single Employer Plan” pursuant to Section 401(a)(29) of the Code. Under the Mutual Retirement Plans and any other “pension plan” maintained by Mutual as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities,” within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the plan’s most recent actuarial valuation) did not exceed then current value of the assets of such plan, and there has been no material change in the financial condition of any such plan since the last day of the most recent plan year.

(e) Except as provided in the terms of the Mutual Retirement Plans themselves, there are no restrictions on the rights of Mutual to amend or terminate any Mutual Retirement Plan without incurring any liability thereunder. Neither the execution and delivery of this Agreement nor the consummation of the transactions described herein will, except as otherwise specifically provided in this Agreement, (i) result in any payment to any person (including without limitation any severance compensation or payment, unemployment compensation, “golden parachute” or “change in control” payment, or otherwise) becoming due under any plan or agreement to any director, officer, employee or consultant, (ii) increase any benefits otherwise payable under any plan or agreement, or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

2.27. Insurance.

(a) Mutual has Previously Disclosed to Bancorp a listing of each blanket bond, liability insurance, life insurance or other insurance policy in effect on March 31, 2007, and in which it was an insured party or beneficiary (each a “Mutual Policy” and collectively the “Mutual Policies”). The Mutual Policies provide coverage in such amounts and against such liabilities, casualties, losses or risks as is customary or reasonable for entities engaged in the businesses of Mutual or as is required by applicable law or regulation; and, in the reasonable opinion of the management of Mutual, the insurance coverage provided under the Mutual Policies is reasonable and adequate in all material respects for Mutual. Each of the Mutual Policies is in full force and effect and is valid and enforceable in accordance with its terms, and is underwritten by an insurer of recognized financial responsibility and which is qualified to issue those policies in North Carolina; and, Mutual has complied in all material respects with requirements (including the giving of required notices) under each such Mutual Policy in order to preserve all rights thereunder with respect to all material matters. Mutual is not in default under the provisions of, has not received notice of cancellation or nonrenewal of or any premium increase on, and has not failed to pay any premium on, any Mutual Policy, and there has not been any inaccuracy in any application for any Mutual Policy. There are no pending claims with respect to any Mutual Policy, and there currently are no conditions, and there has occurred no event, that is reasonably likely to form the basis for any such claim.

(b) Mutual has Previously Disclosed to Bancorp its agreements and arrangements to pay health insurance for the benefit of three (3) former employees of Mutual. Such agreements and arrangements will be assumed by Bancorp and M&F Bank in the Merger.

2.28. Insurance of Deposits. All deposits of Mutual are insured by the Deposit Insurance Fund of the FDIC to the maximum extent permitted by law, all deposit insurance premiums due from Mutual to the FDIC have been paid in full in a timely fashion, and no proceedings have been commenced or are contemplated by the FDIC or otherwise to terminate such insurance.

2.29. Obstacles to Regulatory Approval. Management of Mutual is not aware of any fact or condition (including Mutual’s record of compliance with the Community Reinvestment Act) relating to Mutual that may reasonably be expected to prevent or materially impede or delay Bancorp, M&F Bank or Mutual from obtaining the regulatory approvals required in order to consummate the transactions described in this Agreement; and, if any such fact or condition becomes known to Mutual, Mutual shall promptly (and in any event within three (3) days after obtaining such knowledge) give notice of such fact or condition to Bancorp in the manner provided herein.

2.30. FDIC Reports. Mutual has previously made available to Bancorp an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2003 by Mutual (the “Mutual FDIC Reports”) with the FDIC pursuant to the Exchange Act, and prior to the date hereof and (b) communication mailed by Mutual to its shareholders since January 1, 2003 and prior to the date hereof, and no such Mutual FDIC Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 2003, as of their respective dates, all Mutual FDIC Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the FDIC with respect thereto.

2.31. Disclosure. No written statement, certificate, schedule, list or other written information furnished by or on behalf of Mutual to Bancorp in connection with this Agreement and the transactions described herein, when considered as a whole, contains or has contained any untrue statement of a material fact or omits or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF BANCORP AND M&F BANK

Except as otherwise specifically described in this Agreement or as Previously Disclosed by Bancorp and/or M&F Bank to Mutual, Bancorp and M&F Bank hereby make the following representations and warranties to Mutual:

3.01. Organization; Standing; Power. Bancorp is duly organized and incorporated, validly existing and in good standing as a corporation under the laws of the State of North Carolina, is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended, and M&F Bank is duly organized and incorporated, validly existing and in good standing as a banking corporation under the laws of the State of North Carolina. Bancorp and M&F Bank each (i) has all requisite power and authority (corporate and other) to own, lease and operate its properties and to carry on its business as it now is being conducted; (ii) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned, leased or operated by it therein, or in which the transaction of its business makes such qualification necessary, except where failure to qualify would not have a Material Adverse Effect on Bancorp and M&F Bank considered as one enterprise; and (iii) is not transacting business or operating any properties owned or leased by it in violation of any provision of federal, state or local law or any rule or regulation promulgated thereunder, except where such violation would not have a Material Adverse Effect on Bancorp and M&F Bank considered as one enterprise. M&F Bank is an “insured depository institution” as defined in the Federal Deposition Insurance Act and applicable regulations thereunder. M&F Bank is a member of the FHLB of Atlanta.

(a) Bancorp’s authorized capital stock consists of 5,000,000 shares of Bancorp Common Stock, no par value, of which no more than 1,685,646 shares are issued and outstanding as of the date of this Agreement. Each outstanding share of Bancorp Common Stock: (i) has been duly authorized and is validly issued and outstanding, and is fully paid and nonassessable; and (ii) has not been issued in violation of the preemptive rights of any shareholder. The Bancorp Common Stock has been registered with the Securities and Exchange Commission (the “SEC”) under the Exchange Act, and Bancorp is subject to the registration and reporting requirements of the Exchange Act.

(b) M&F Bank’s authorized capital stock consists of 1,000,000 shares of common stock $5.00 par value, one vote per share (the “M&F Bank Common Stock”), of which one (1) share is issued and outstanding to Bancorp as the sole shareholder of M&F Bank as of the date of this Agreement.

3.02. Principal Shareholders. No person or entity is known to management of Bancorp to beneficially own, directly or indirectly, more than 5% of the outstanding shares of Bancorp Common Stock.

3.03. Subsidiaries. Except for M&F Bank, Bancorp has no subsidiaries, direct or indirect, and, except for equity securities included in M&F Bank’s investment portfolio at March 31, 2007, does not own any stock or other equity interest in any other corporation, service corporation, joint venture, partnership or other entity.

3.04. Convertible Securities, Options, Etc. Bancorp does not have any outstanding (i) securities or other obligations (including debentures or other debt instruments) which are convertible into shares of Bancorp Common Stock or any other securities of Bancorp; (ii) options, warrants, rights, calls or other commitments of any nature which entitle any person or entity to receive or acquire any shares of Bancorp Common Stock or any other securities of Bancorp; or (iii) plans, agreements or other arrangements pursuant to which shares of Bancorp Common Stock or any other securities of Bancorp or options, warrants, rights, calls or other commitments of any nature pertaining to any securities of Bancorp have been or may be issued.

3.05. Authorization and Validity of Agreement. This Agreement has been duly and validly adopted by the respective Boards of Directors of Bancorp and M&F Bank. Subject only to receipt of all required approvals of the Regulatory Authorities of the transactions described herein, (i) Bancorp and M&F Bank each has the corporate power and authority to execute and deliver this Agreement and to perform its obligations and agreements and carry out the transactions described in this Agreement; (ii) all corporate proceedings and approvals required to authorize Bancorp and M&F Bank to enter into this Agreement and to perform their obligations and agreements and carry out the transactions described herein have been duly and properly completed or obtained; and (iii) this Agreement constitutes the valid and binding agreement of Bancorp and M&F Bank enforceable in accordance with its terms, except to the extent enforceability may be limited by (A) applicable bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect which affect creditors’ rights generally, (B) legal and equitable limitations on the availability of injunctive relief, specific performance and other equitable remedies, (C) general principles of equity and applicable laws or court decisions limiting the enforceability of indemnification provisions, and (D) the rights of the United States under the Federal Tax Lien Act of 1966, as amended.

3.06. Validity of Transactions; Absence of Required Consents or Waivers. Subject to the receipt of required approvals of Regulatory Authorities, neither the execution and delivery of this Agreement, nor the consummation of the transactions described herein, nor compliance by Bancorp or M&F Bank with any of the obligations or agreements contained herein, nor any action or inaction by Bancorp or M&F Bank required herein, will: (i) conflict with or result in a breach of the terms and conditions of, or constitute a default or violation under any provision of, the Articles of Incorporation or Bylaws of either Bancorp or M&F Bank, or any material contract, agreement, lease, mortgage, note, bond, indenture, license, or obligation or understanding (oral or written) to which Bancorp or M&F Bank is bound or by which they or their business, capital stock or any of their properties or assets may be affected; (ii) result in the creation or imposition of any material lien, claim, interest, charge, restriction or encumbrance upon any of the properties or assets of Bancorp or M&F Bank; (iii) violate any applicable federal or state statute, law, rule or regulation, or any judgment, order, writ, injunction or decree of any court, administrative or regulatory agency or governmental body, which violation will or may have a Material Adverse Effect on Bancorp or M&F Bank, their financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations, or on Bancorp’s or M&F Bank’s ability to consummate the transactions described herein or to carry on the business of Bancorp or M&F Bank as presently conducted; (iv) result in the acceleration of any material obligation or indebtedness of Bancorp or M&F Bank; or (v) materially interfere with or otherwise materially adversely affect Bancorp’s or M&F Bank’s respective abilities to carry on their respective businesses as presently conducted.

No consents, approvals or waivers are required to be obtained from any person or entity in connection with Bancorp’s or M&F Bank’s execution and delivery of this Agreement, or the performance of their obligations or agreements or the consummation of the transactions described herein, except for required approvals of Regulatory Authorities.

3.07. Books and Records of Bancorp and M&F Bank. Bancorp’s and M&F Bank’s books of account and business records have been maintained in all material respects in compliance with all applicable legal, accounting and regulatory requirements (including GAAP), and such books and records are complete and reflect accurately in all material respects Bancorp’s and M&F Bank’s items of income and expense and all of its assets, liabilities and shareholders’ equity. The minute books of Bancorp and M&F Bank are complete and accurately reflect in all material respects all corporate actions which their shareholders and board of directors, and all committees thereof, have taken during the time periods covered by such minute books, and, all such minute books have been or will be made available to Mutual and its representatives.

3.08. Reports of Bancorp and M&F Bank. Bancorp and M&F Bank have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that were required to be filed with (i) the Commissioner, (ii) the FDIC, (iii) the SEC, (iv) the FRB; and (v) any other Regulatory Authorities, except where the failure to file has not had and would not have a Material Adverse Effect on Bancorp and M&F Bank, taken as a whole. All such reports, registrations and statements filed by Bancorp and M&F Bank with the Commissioner, the FDIC, the SEC or any other Regulatory Authorities are collectively referred to in this Agreement as the “M&F Bank Reports.” To the knowledge of management of Bancorp and M&F Bank, the M&F Bank Reports complied in all material respects with all the statutes, rules and regulations enforced or promulgated by the Regulatory Authorities with which they were filed and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Bancorp and M&F Bank have not been notified that any such M&F Bank Reports were deficient in any material respect as to form or content.

3.09. Bancorp Financial Statements. Bancorp and M&F Bank have Previously Disclosed to Mutual a copy of Bancorp’s audited consolidated statements of financial condition as of December 31, 2006 and 2005, and its audited statements of income, shareholders’ equity and cash flows for the years ended December 31, 2006 and 2005, together with notes thereto (collectively, the “Bancorp Audited Financial Statements”), together with copies of Bancorp’s unaudited consolidated statements of financial condition as of March 31, 2007, and unaudited statements of income and cash flows for the three-month periods ended March 31, 2007 and 2006 (collectively, the “Bancorp Interim Financial Statements”). Following the date of this Agreement, Bancorp promptly will deliver to Mutual all other annual or interim financial statements prepared by or for Bancorp. The Bancorp Audited Financial Statements and the Bancorp Interim Financial Statements (i) were prepared in accordance with GAAP; (ii) are in accordance with Bancorp’s and M&F Bank’s books and records; and (iii) present fairly in all material respects Bancorp’s consolidated financial condition, assets and liabilities, results of operations, changes in shareholders’ equity and changes in cash flows as of the dates indicated and for the periods specified therein. The Bancorp Audited Financial Statements for fiscal year ended 2005 have been audited by Deloitte & Touche LLP. The Bancorp Audited Financial Statements for fiscal year ended 2006 have been audited by McGladrey and Pullen, LLP. McGladrey and Pullen, LLP currently serves as Bancorp’s auditors.

3.10. Tax Returns and Other Tax Matters. (i) Bancorp has timely filed or caused to be filed all federal, state and local income tax returns and reports which are required by law to have been filed, and all such returns and reports were true, correct and complete and contained all material information required to be contained therein; (ii) all federal, state and local income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other taxes (including interest and penalties), charges and assessments which have become due from or been assessed or levied against Bancorp or its properties have been fully paid or, if not yet due, a reserve or accrual, which is adequate in all material respects for the payment of all such taxes to be paid and the obligation for such unpaid taxes, is reflected on the Bancorp Interim Financial Statements; (iii) the income, profits, franchise, sales, use, occupation, property, excise, withholding, employment and other tax returns and reports of Bancorp have not been subjected to audit by IRS or the North Carolina Department of Revenue in the last six (6) years and Bancorp has not received any indication of the pendency of any audit or examination in connection with any such tax return or report and no such return or report is subject to adjustment; and (iv) Bancorp has not executed any waiver or extended the statute of limitations (or been asked to execute a waiver or extend a statute of limitations) with respect to any tax year, the audit of any such tax return or report, or the assessment or collection of any tax.

3.11. Disclosure. No written statement, certificate, schedule, list or other written information furnished by or on behalf of Bancorp or M&F Bank to Mutual in connection with this Agreement and the transactions described herein, when considered as a whole, contains or has contained any untrue statement of a material fact or omits or omitted to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.12. Absence of Material Adverse Effect. Since December 31, 2006, Bancorp and M&F Bank have conducted their business only in the ordinary course, and there has been no Material Adverse Effect with respect to either Bancorp or M&F Bank.

3.13. Absence of Undisclosed Liabilities. Bancorp and M&F Bank do not have any material liabilities or obligations, whether known or unknown, matured or unmatured, accrued, absolute, contingent or otherwise, whether due or to become due (including without limitation tax liabilities or unfunded liabilities under employee benefit plans or arrangements), other than (i) those reflected in the Bancorp Audited Financial Statements or the Bancorp Interim Financial Statements, (ii) increases in deposit accounts in the ordinary course of business since March 31, 2007, or (iii) loan commitments in the ordinary course of business since March 31, 2007.

3.14. Compliance with Existing Obligations. Bancorp and M&F Bank each has performed in all material respects all obligations required to be performed under, and are not in default in any material respect under, or in violation in any material respect of, the terms and conditions of its respective Articles of Incorporation, Bylaws, material contracts, agreements, leases, mortgages, notes, bonds, indentures, licenses, obligations, understandings or other undertakings (whether oral or written) to which each is bound or by which its business, operations, capital stock or any property or assets may be affected.

3.15. Litigation and Compliance with Law.

(a) There are no material actions, suits, arbitrations, controversies or other proceedings or investigations, including without limitation any such action by any Regulatory

Authority, which currently exist or are ongoing, pending or, to the knowledge of management of Bancorp and M&F Bank, are threatened, contemplated or probable of assertion, against, relating to or otherwise affecting Bancorp or M&F Bank or any of their properties, assets or employees.

(b) Bancorp and M&F Bank have all Permits of federal, state, local or foreign governmental or regulatory agencies that are material to or necessary for the conduct of their business or to own, lease and operate their properties; all such Permits are in full force and effect; no violations have occurred with respect to any such Permits, which violation would have a Material Adverse Effect on Bancorp and M&F Bank, taken as a whole; and no proceeding is pending or, to the knowledge of management of Bancorp and M&F Bank, threatened or probable of assertion to suspend, cancel, revoke or limit any Permit.

(c) Neither Bancorp nor M&F Bank is subject to any supervisory agreement, enforcement order, writ, injunction, capital directive, supervisory directive, memorandum of understanding, cease and desist order, or other similar agreement, order, directive, memorandum or consent of, with or issued by any Regulatory Authority relating to financial condition, directors or officers, employees, operations, capital, regulatory compliance or any other matter; there are no judgments, orders, stipulations, injunctions, decrees or awards against Bancorp or M&F Bank which limit, restrict, regulate, enjoin or prohibit in any material respect any present or past business or practice of Bancorp or M&F Bank; and, Bancorp and M&F Bank have not been advised and have no reason to believe that any Regulatory Authority or any court is contemplating, threatening or requesting the issuance of any such agreement, order, writ, injunction, directive, memorandum, judgment, stipulation, decree or award.

(d) Bancorp and M&F Bank are not in violation or default in any material respect under, and have complied in all material respects with, all laws, statutes, ordinances, rules, regulations, orders, writs, injunctions or decrees of any court or federal, state, municipal or other Regulatory Authority having jurisdiction or authority over it or its business operations, properties or assets (including without limitation all provisions of North Carolina law relating to usury, the Consumer Credit Protection Act, and all other federal and state laws and regulations applicable to extensions of credit by Bancorp or M&F Bank). To the knowledge of management of Bancorp and M&F Bank, there is no basis for any material claim by any person or authority for compensation, reimbursement, damages or other penalties or relief for any violations described in this subparagraph (d).

3.16. Real Properties.

(a) Bancorp and M&F Bank have Previously Disclosed to Mutual a listing of all real property owned by Bancorp and M&F Bank (including M&F Bank’s banking facilities and all other real estate or foreclosed properties, including improvements thereon, owned by M&F Bank) (collectively, the “Bancorp Real Property”) and all leases pertaining to any real property leased to Bancorp and M&F Bank or leased by Bancorp and M&F Bank to a third party (the “Bancorp Real Property Leases”). With respect to each parcel of the Bancorp Real Property, Bancorp and M&F Bank have good and marketable fee simple title to the Bancorp Real Property and own the same free and clear of all mortgages, liens, leases, encumbrances, title defects and exceptions to title other than (i) the lien of current taxes not yet due and payable, and

(ii) such imperfections of title and restrictions, covenants and easements (including utility easements) which do not materially affect the value of the Bancorp Real Property or which do not and will not materially detract from, interfere with or restrict the present use of the Bancorp Real Property or any future use consistent therewith; and

(b) The Bancorp Real Property and Bancorp Real Property Leases comply in all material respects with all applicable federal, state and local laws, regulations, ordinances or orders of any governmental or regulatory authority (excluding Environmental Laws which are addressed by Section 3.21 below), including those relating to zoning, building and use permits, and the parcels of the Bancorp Real Property and the Bancorp Real Property Leases upon which Bancorp’s and M&F Bank’s offices or other offices are situated, or which are used by M&F Bank in conjunction with its banking or other offices or for other purposes, may, under applicable zoning ordinances, be used for the purposes for which they currently are used as a matter of right rather than as a conditional or nonconforming use.

(c) All improvements and fixtures included in or on the Bancorp Real Property are in good condition and repair, ordinary wear and tear excepted, and there does not exist any condition which in any material respect interferes with Bancorp’s and M&F Bank’s use (or will interfere with Mutual’s use after the Merger) or affects the economic value thereof.

3.17. Loans, Accounts, Notes and Other Receivables.

(a) Bancorp has no loans, accounts, notes and other receivables reflected as assets on its books and records. All loans, accounts, notes and other receivables reflected as assets on M&F Bank’s books and records (i) have resulted from bona fide business transactions in the ordinary course of operations; (ii) in all material respects were made in accordance with M&F Bank’s standard practices and procedures; and (iii) are owned by M&F Bank free and clear of all liens, encumbrances, assignments, participation or repurchase agreements or other exceptions to title or to the ownership or collection rights of any other person or entity.

(b) All records of M&F Bank regarding all outstanding loans, accounts, notes and other receivables, and all other real estate owned, are accurate in all material respects, and, each loan which M&F Bank’s loan documentation indicates is secured by any real or personal property or property rights (as used in this Article III, “Loan Collateral”) is secured by valid, perfected and enforceable liens on all such Loan Collateral having the priority described in M&F Bank’s records of such loan.

(c) Each loan reflected as an asset on M&F Bank’s books, and each guarantee therefor, is the legal, valid and binding obligation of the obligor or guarantor thereon, and no defense, offset or counterclaim has been asserted with respect to any such loan or guarantee.

(d) Bancorp and M&F Bank have Previously Disclosed to Mutual (i) a written listing of each loan, extension of credit or other asset of M&F Bank which, as of March 31, 2007, was classified by the Commissioner or the FDIC or by M&F Bank as “Loss,” “Doubtful,” “Substandard” or “Special Mention” (or otherwise by words of similar import), or which M&F Bank otherwise has designated as a special asset or for special handling or placed on any “watch list” because of concerns regarding the ultimate collectibility or deteriorating condition of such asset or any obligor or Loan Collateral therefor; and (ii) a written listing of each loan or extension of credit of M&F Bank which, as of March 31, 2007, was past due more than 30 days as to the payment of principal or interest, or as to which any obligor thereon (including the borrower or any guarantor) otherwise was in default, was the subject of a proceeding in bankruptcy or has indicated any inability or intention not to repay such loan or extension of credit.

(e) To the knowledge of management of Bancorp and M&F Bank, each of the loans and other extensions of credit of M&F Bank (with the exception of those loans and extensions of credit specified in the written listings described in Section 3.17(d) above) is collectible in the ordinary course of business in an amount which is not less than the amount at which it is carried on M&F Bank’s books and records.

(f) M&F Bank’s reserve for possible loan losses (as used in this Article III, the “Loan Loss Reserve”) has been established in conformity with GAAP, sound banking practices and all applicable requirements, rules and policies of the Commissioner and the FDIC and, in the best judgment of management of M&F Bank, is reasonable in view of the size and character of M&F Bank’s loan portfolio, current economic conditions and other relevant factors, and is adequate to provide for losses relating to or the risk of loss inherent in M&F Bank’s loan portfolios and other real estate owned.

3.18. Securities Portfolio and Investments. Bancorp and M&F Bank have Previously Disclosed to Mutual a listing of all securities owned, of record or beneficially, by Bancorp and M&F Bank as of March 31, 2007. All securities owned, of record or beneficially, by Bancorp and M&F Bank are held free and clear of all mortgages, liens, pledges, encumbrances or any other restriction or rights of any other person or entity, whether contractual or statutory (other than customary pledges in the ordinary course of their business to secure public funds deposits), which would materially impair the ability of Bancorp or M&F Bank to dispose freely of any such security or otherwise to realize the benefits of ownership thereof at any time. There are no voting trusts or other agreements or undertakings to which Bancorp or M&F Bank is a party with respect to the voting of any such securities. With respect to all “repurchase agreements” under which Bancorp or M&F Bank has “purchased” securities under agreement to resell, Bancorp or M&F Bank has a valid, perfected first lien or security interest in the government securities or other collateral securing the repurchase agreement, and the value of the collateral securing each such repurchase agreement equals or exceeds the amount of the debt owed to Bancorp or M&F Bank, as the case may be, which is secured by such collateral.

Since March 31, 2007, there has been no material deterioration or adverse change in the quality, or any material decrease in the value, of the securities portfolio of Bancorp and M&F Bank as a whole, except as resulting from changes in the prevailing level of interest rates or other market fluctuations, outside the control of Bancorp and M&F Bank.

3.19. Personal Property and Other Assets. All banking equipment, data processing equipment, vehicles, and other personal property used by M&F Bank and material to the operation of its business are owned by M&F Bank free and clear of all liens, encumbrances, leases, title defects or exceptions to title. All personal property of M&F Bank material to its business is in good operating condition and repair, ordinary wear and tear excepted.

3.20. Patents and Trademarks. M&F Bank owns, possesses or has the right to use any and all patents, licenses, trademarks, trade names, copyrights, trade secrets and proprietary and other confidential information necessary to conduct its business as now conducted. M&F Bank has not violated, and currently is not in conflict with, any patent, license, trademark, trade name, copyright or proprietary right of any other person or entity.

3.21. Environmental Matters.

(a) M&F Bank and Bancorp has Previously Disclosed to Mutual copies of all written reports, correspondence, notices or other information or materials, if any, in its possession pertaining to environmental surveys or assessments of the Bancorp Real Property, and any improvements thereon, or pertaining to any violation or alleged violation of Environmental Laws on, affecting or otherwise involving the Bancorp Real Property or involving Bancorp.

(b) To the knowledge of management, there has been no presence, use, production, generation, handling, transportation, treatment, storage, disposal, emission, discharge, release, or threatened release of any Hazardous Substances by any person on, from or relating to the Bancorp Real Property which constitutes a violation of any Environmental Laws, or would require any removal, clean-up or remediation of any Hazardous Substances from, on or relating to the Bancorp Real Property under any Environmental Laws.

(c) To the knowledge of management, Bancorp and M&F Bank are in compliance with all Environmental Laws, the noncompliance with which will not have a Material Adverse Effect on Bancorp or M&F Bank.

(d) To the knowledge of management, Bancorp and M&F Bank are not subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to the Bancorp Real Property.

(e) To the knowledge of management, no facts, events or conditions relating to the Bancorp Real Property or the operations of Bancorp and M&F Bank at any of their office locations, will prevent, hinder or limit continued substantial compliance with Environmental Laws, or give rise to any investigatory, emergency removal, remedial or corrective actions, or obligations pursuant to Environmental Laws.

(f) To the knowledge of management, with respect to all Loan Collateral (i) there has been no violation of any Environmental Laws by any person or entity (including any violation with respect to any Loan Collateral) for whose liability or obligation with respect to any particular matter or violation M&F Bank is or may be responsible or liable, (ii) M&F Bank is not subject to any claims, demands, causes of action, suits, proceedings, losses, damages, penalties, liabilities, obligations, costs or expenses of any kind and nature which arise out of, under or in connection with, or which result from or are based upon, the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, reporting, testing, processing, emission, discharge, release, threatened release, control, removal, clean-up or remediation of any Hazardous Substances on, from or relating to any Loan Collateral, by any person or entity, and (iii) there are no facts, events or conditions relating to any Loan Collateral that will give rise to any investigatory, emergency removal, remedial or corrective actions, obligations or liabilities pursuant to Environmental Laws.

3.22. Material Contracts. Except for any benefit plans or employment agreements, Bancorp and M&F Bank have Previously Disclosed to Mutual any agreement to which it is a party or by which it is bound (i) involving money or other property in an amount or with a value in excess of $100,000, (ii) which involves the sale of any assets of Bancorp and M&F Bank which are used in and material to the operation of its business, or (iii) which involves any purchase of real property, or which involves the purchase of any other assets in the amount of $100,000 in the case of any single transaction or $200,000 in the case of all such transactions.

Neither Bancorp nor M&F Bank is in default in any material respect, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default, under any contract, lease, insurance policy, commitment or arrangement to which Bancorp or M&F Bank is a party.

3.23. Insurance of Deposits. All deposits of M&F Bank are insured by the Deposit Insurance Fund of the FDIC to the maximum extent permitted by law, all deposit insurance premiums due from M&F Bank to the FDIC have been paid in full in a timely fashion, and no proceedings have been commenced or are contemplated by the FDIC or otherwise to terminate such insurance.

3.24. Obstacles to Regulatory Approval. Management of Bancorp and M&F Bank is not aware of any fact or condition (including M&F Bank’s record of compliance with the Community Reinvestment Act) relating to Bancorp and M&F Bank that may reasonably be expected to prevent or materially impede or delay Bancorp, M&F Bank or Mutual from obtaining the regulatory approvals required in order to consummate the transactions described in this Agreement; and, if any such fact or condition becomes known to Bancorp and M&F Bank, Bancorp and M&F Bank shall promptly (and in any event within three (3) days after obtaining such knowledge) give notice of such fact or condition to Mutual in the manner provided herein.

3.25. SEC and FDIC Reports. Bancorp has previously made available to Mutual an accurate and complete copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2003 by Bancorp (the “Bancorp SEC and FDIC Reports”) with the SEC and the FDIC pursuant to the Exchange Act, and prior to the date hereof and (b) communication mailed by Bancorp to its shareholders since January 1, 2003 and prior to the date hereof, and no such Bancorp SEC and FDIC Report or communication, as of the date thereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that information as of a later date (but before the date hereof) shall be deemed to modify information as of an earlier date. Since January 1, 2003, as of their respective dates, all Bancorp SEC and FDIC Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC and FDIC with respect thereto.

ARTICLE IV

COVENANTS OF MUTUAL

4.01. Affirmative Covenants of Mutual. Mutual hereby covenants and agrees as follows with Bancorp and M&F Bank except as Previously Disclosed:

(a) Mutual Shareholders’ Meeting. Mutual agrees to cause a meeting of its shareholders (the “Mutual Shareholders’ Meeting”) to be duly called and held as soon as practicable after the date of this Agreement for the purpose of voting by Mutual’s shareholders on the approval of this Agreement and the Merger. In connection with the call and conduct of, and all other matters relating to the Mutual Shareholders’ Meeting (including the solicitation of proxies), Mutual will comply in all material respects with all provisions of applicable law and regulations and with its Articles of Incorporation and Bylaws.

Unless, due to a material change in circumstances after the date hereof, including receipt of a Superior Proposal (as defined below), Mutual’s Board of Directors reasonably believes in good faith, based on the written opinion of outside legal counsel, that such a recommendation would violate the directors’ duties or obligations as such to Mutual or to its shareholders, Mutual covenants that its Board of Directors will recommend to and actively encourage Mutual’s shareholders to vote their shares of Mutual Common Stock at the Mutual Shareholders Meeting in favor of approval of this Agreement and the Merger, and the Proxy Statement/Prospectus (as defined below) will so indicate and state that Mutual’s Board of Directors considers the Merger to be advisable and in the best interests of Mutual and its shareholders. In furtherance of such covenant, each director of Mutual will execute this Agreement as an inducement to Bancorp and M&F Bank to enter into this Agreement and by the execution hereof, each Mutual director agrees to vote his or her shares to approve this Agreement and the Merger.

If any person after the date of this Agreement submits to Mutual’s Board of Directors an unsolicited, bona fide, written Acquisition Proposal (as defined below) and Mutual’s Board of Directors reasonably determines in good faith, based on the written opinion of outside legal counsel, that the failure to engage in discussions with such person concerning such Acquisition Proposal would cause Mutual’s Board of Directors to breach its fiduciary duties to Mutual and its shareholders, and after consultation with its financial advisor, then, in such case, (i) Mutual may (A) furnish information about its business to such person under protection of an appropriate confidentiality agreement containing customary limitations on the use and disclosure of all non-public written or oral information furnished to such person, provided that Mutual must contemporaneously furnish to Bancorp all such non-public information furnished to such person, and (B) negotiate and participate in discussions and negotiations with such person; and (ii) if Mutual’s Board of Directors determines that such an Acquisition Proposal is a Superior Proposal, Mutual’s Board of Directors may (subject to the provisions of this Section 4.01(a)), (A) withdraw or adversely modify its approval or recommendation of the Merger and recommend such Superior Proposal or (B) terminate this Agreement (such termination being a “wrongful termination,” as referred to in Section 8.04), in each case, (i) at any time after ten (10) days following Bancorp’s receipt of written notice (a “Notice of Superior Proposal”) advising Bancorp that Mutual’s Board of Directors has received a Superior Proposal and enclosing a copy of the Acquisition Proposal, identifying the person submitting the Superior Proposal, specifying the material terms and conditions of such Superior Proposal, and (ii) subject to Bancorp’s Right of First Refusal (as defined below). In the event Bancorp elects not to exercise the Right of First Refusal, Mutual shall provide Bancorp with a final written notice of acceptance before or simultaneous with accepting any Superior Proposal. For purposes of this Agreement, “Superior Proposal” means any unsolicited, bona fide, written Acquisition Proposal for consideration consisting of cash and/or securities, and otherwise on terms which Mutual’s Board of Directors determines, after consultation with its financial advisor, are more favorable to Mutual’s shareholders (in their capacities as shareholders) from a financial point of view than the Merger (or other revised proposal submitted by Bancorp). For the purposes of this Section 4.01(a), an Acquisition Proposal shall be “bona fide” if the Board of Directors of Mutual reasonably determines that the person submitting such Acquisition Proposal is capable, from a financial, regulatory and other appropriate perspectives, of consummating such Acquisition Proposal on the terms proposed.

For purposes of this Agreement, “Acquisition Proposal” means any tender offer or exchange offer or any proposal for a merger, acquisition of all of the capital stock or assets of, share exchange, or other business combination involving the acquisition of Mutual or the acquisition of a substantial equity interest in, or a substantial portion of the assets of, Mutual, or any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, other than the transactions contemplated under this Agreement.

Bancorp shall have the right (“Right of First Refusal”) for ten (10) days after receipt of Notice of Superior Proposal to make such adjustments in the terms and conditions of this Agreement as would enable Mutual to proceed with the Merger on the basis of such adjusted terms. If Bancorp fails to exercise such Right of First Refusal within the time herein specified, Mutual shall be at liberty to accept the Superior Proposal, subject to the obligations of Mutual pursuant to Section 8.04 and 8.05 hereof.

(b) Conduct of Business Prior to Effective Time. While the parties recognize that the operation of Mutual until the Effective Time is the responsibility of Mutual’s Board of Directors and officers, Mutual agrees that, between the date of this Agreement and the Effective Time, and except as otherwise specifically provided in this Agreement, expressly agreed to in writing by Bancorp’s President and Chief Executive Officer, or as may otherwise be required by a Regulatory Authority or by law, Mutual will carry on its business in and only in the regular and usual course in substantially the same manner as such business heretofore was conducted, and Mutual agrees that it will:

(i) use its best efforts to preserve intact its present business organization, keep available its present officers and other employees, and preserve its relationships with customers, depositors, creditors, correspondents, suppliers, and others having business relationships with it;

(ii) maintain all of its properties and equipment in customary repair, order and condition, ordinary wear and tear excepted;

(iii) maintain its books of account and records in the usual, regular and ordinary manner in accordance with sound business practices applied on a consistent basis;

(iv) comply in all material respects with all laws, rules and regulations applicable to it, its properties, assets or employees and to the conduct of its business;

(v) not change its policies or procedures, including existing loan underwriting guidelines, in any material respect except as may be required by law;

(vi) continue to maintain in force insurance such as is described in Section 2.27; not modify any bonds or policies of insurance in effect as of the date hereof unless the same, as modified, provides substantially equivalent coverage; and, not cancel, allow to be terminated or, to the extent available, fail to renew, any such bond or policy of insurance unless the same is replaced with a bond or policy providing substantially equivalent coverage;

(vii) promptly provide to Bancorp such information about its financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties, employees or operations, as Bancorp reasonably shall request; and

(c) Periodic Financial and Other Information. Following the date of this Agreement and until the Effective Time, Mutual will promptly deliver to Bancorp:

(i) an income statement and a statement of condition as presented to the Board of Directors (a) on the first business day after each regular monthly Board meeting or (b) within 30 days of the close of each month, whichever is later;

(ii) a copy of all audited financial statements within ninety (90) days after the close of the fiscal year, and a copy of all interim unaudited financial statements within forty-five (45) days after the close of each quarter;

(iii) a copy of each report, registration statement, or other communication or regulatory filing made with or to any Regulatory Authority simultaneous with the filing or making thereof;

(iv) information regarding each new request for an extension of credit in excess of $50,000;

(v) a schedule of the Loan Loss Reserve as of the close of each calendar month which schedule shall include a list of all classified or “watch list” loans, along with the outstanding balance and amount specifically allocated to the Loan Loss Reserve for each such classified or “watch list” Loan, all within ten (10) days after each such calendar month end;

(vi) the following information as presented to the Board of Directors with respect to all Loans as of each calendar month end (a) on the first business day after each regular monthly Board meeting or (b) within 30 days of the close of each month, whichever is later:

(A) a list of Loans past due for 30 days or more as to principal or interest;

(B) a list of Loans in nonaccrual status;

(C) a list of all Loans without principal reduction for a period of longer than one year;

(D) a list of all foreclosed real property or other real estate owned and all repossessed personal property;

(E) a list of each reworked or restructured Loan still outstanding, including original terms, restructured terms and status;

(F) a list of any actual or threatened litigation by or against Mutual pertaining to any Loan, which list shall contain a description of circumstances surrounding such litigation, its present status and management’s evaluation of such litigation;

(G) a list of impaired Loans; and

(H) a schedule of all Loan approvals, which schedule shall include the Loan amount, type, rate, collateral, and other material features of each Loan;

(vii) regular periodic reports on the status of any matters Previously Disclosed with reference to Section 2.15 hereof.

(d) Notice of Certain Changes or Events. Following the execution of this Agreement and up to the Effective Time, Mutual promptly will notify Bancorp in writing of and provide to it such information as it shall request regarding (i) any Material Adverse Effect, (ii) any material adverse change in Mutual’s financial condition, results of operations, prospects, business, assets, loan portfolio, deposit portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, is likely to cause, create or result in any such material adverse change, and/or (iii) the actual or prospective existence or occurrence of any condition or event which, with the lapse of time or otherwise, has caused or is likely to cause any statement, representation or warranty of Mutual herein to be or become inaccurate, misleading or incomplete in any material respect, or which has resulted or is likely to cause, create or result in the breach or violation in any material respect of any of Mutual’s covenants or agreements contained herein or in the failure of any of the conditions described in Sections 7.01 or 7.02.

(e) Accruals for Loan Loss Reserve and Expenses. Consistent with GAAP, Mutual will cooperate with Bancorp and will make such appropriate accounting entries in its books and records and take such other actions as Bancorp shall deem to be necessary or desirable in anticipation of the Merger, including without limitation additional provisions to Mutual’s Loan Loss Reserve or accruals or the creation of reserves for employee benefit and Merger-related expenses; provided, however, that notwithstanding any provision of this Agreement to the contrary, and except as otherwise agreed to by Mutual and Bancorp, Mutual shall not be required to make any such accounting entries until immediately prior to the Closing.

(f) Consents to Assignment of Leases. Mutual will use its best efforts to obtain all required consents of its lessors to the Merger and the assumption by M&F Bank of Mutual’s rights and obligations under any personal property leases, each of which consents shall be in such form as shall be specified by Bancorp.

(g) Employment Benefits and Contracts. Prior to Closing, Mutual shall terminate its (a) executive salary continuation executive plan agreements; (b) life insurance policies and related joint beneficiary designation agreements; and (c) existing employment contracts with William G. Smith, Donna F. Sylver, and Kaye S. Gantt (together the “Mutual Senior Management”); (d) director fee continuation agreements; (e) Rabbi Trust; and (f) all related plans, policies and agreements (collectively, the “Management and Director Compensation Agreements”); provided however that each of the aforementioned terminations shall be in compliance with Section 409A of the Code, including regulations and guidance issued thereunder.

Prior to Closing, each member of the Mutual Senior Management shall execute (i) a severance agreement, which severance agreements shall be in such form as is approved in writing by Bancorp and M&F Bank (the “Severance Agreements”); and (ii) a waiver of all current and future rights to receive any payments, compensation or other benefits under his or her Management and Director Compensation Agreement, which waivers shall be in such form as is approved in writing by Bancorp and M&F Bank (the “Mutual Senior Management Waivers”).

Prior to Closing, each participant in the director fee continuation agreements shall execute a waiver of all current and future rights to receive any payments, compensation or other benefits under the director fee continuation agreements, which waivers shall be in such form as is approved in writing by Bancorp and M&F Bank (the “Director Waivers”).

(h) Further Action; Instruments of Transfer. Mutual covenants and agrees with Bancorp that it (i) will use its best efforts in good faith to take or cause to be taken all action required of it under this Agreement as promptly as practicable so as to permit the consummation of the transactions described herein at the earliest possible date, (ii) shall perform all acts and execute and deliver to Bancorp all documents or instruments required herein, or as otherwise shall be reasonably necessary or useful to or requested by Bancorp, in consummating such transactions, and, (iii) will cooperate with Bancorp in every way in carrying out, and will pursue diligently the expeditious completion of, such transactions.

4.02. Negative Covenants of Mutual. Except as may otherwise be required by governmental or regulatory authority or law, Mutual hereby covenants and agrees that, between the date hereof and the Effective Time, except as Previously Disclosed, it will not do any of the following things or take any of the following actions without the prior written consent and authorization of Bancorp’s President which shall not be unreasonably withheld.

(a) Amendments to Articles of Incorporation or Bylaws. Mutual will not amend its Articles of Incorporation or Bylaws.

(b) Change in Capital Stock. Mutual will not (i) make any change in its authorized capital stock, or create any other or additional authorized capital stock or other securities, or (ii) issue (including any issuance of shares pursuant to a stock dividend or any issuance of any securities convertible into capital stock), sell, purchase, redeem, retire, reclassify, combine or split any shares of its capital stock or other securities, or enter into any agreement or understanding with respect to any such action.

(c) Options, Warrants and Rights. Mutual will not grant or issue any options, warrants, calls, puts or other rights of any kind relating to the purchase, redemption or conversion of shares of its capital stock or any other securities (including securities convertible into capital stock) or enter into any agreement or understanding with respect to any such action.

(d) Dividends. Mutual will not declare or pay any dividends on its outstanding shares of Mutual Common Stock or make any other distributions on or in respect of any shares of Mutual Common Stock or otherwise to its shareholders.

(e) Employment, Benefit or Retirement Agreements or Plans. Except with prior written approval of Bancorp which will not be unreasonably withheld, or as required by law (including compliance with Section 409A of the Code), a Regulatory Authority or this Agreement, Mutual will not (i) appoint, employ or engage any director, officer, employee (other than with respect to a currently vacant teller or customer service representative position, as Previously Disclosed by Mutual) or consultant or enter into or become bound by any oral or written contract, agreement or commitment for the employment or compensation of any director, officer, employee (other than with respect to currently vacant teller or customer service representative position, as Previously Disclosed by Mutual) or consultant; (ii) adopt, enter into or become bound by any new or additional profit-sharing, bonus, incentive, change in control or “golden parachute,” stock option, stock purchase, pension, retirement, insurance (hospitalization, life or other), paid leave (sick leave, vacation leave or other) or similar contract, agreement, commitment, understanding, plan or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its current or former directors, officers, employees or consultants; (iii) modify any profit-sharing, bonus, incentive, change in control or “golden parachute,” stock option, stock purchase, pension, retirement, insurance (hospitalization, life or other), paid leave (sick leave, vacation leave or other) or similar contract, agreement, commitment, understanding, plan or arrangement (whether formal or informal) with respect to or which provides for benefits for any of its current or former directors, officers, employees or consultants; or (iv) or enter into or become bound by any oral or written contract, agreement or commitment to any labor or trade union or association or any collective bargaining group.

(f) Increase in Compensation; Bonuses. Except as required by law, Mutual will not increase the compensation or benefits of, or pay any bonus or other special or additional compensation to, any of its directors, officers, employees or consultants. Notwithstanding anything contained herein to the contrary, prior to the Effective Time, with the prior written approval of Bancorp, Mutual may make routine increases in the salaries of its officers and other employees at such times and in such amounts as shall be consistent with its customary salary administration and review policies and procedures.

(g) Accounting Practices. Mutual will not make any changes in its accounting methods, practices or procedures or in depreciation or amortization policies, schedules or rates heretofore applied (except as required by GAAP or governmental regulations).

(h) Acquisitions; Additional Branch Offices. Mutual will not directly or indirectly (i) acquire or merge with, or acquire any branch or all or any significant part of the assets of, any other person or entity, (ii) open any new branch office, or (iii) or enter into or become bound by any oral or written contract, agreement or commitment or letter of intent relating to, or otherwise take or agree to take any action in furtherance of, any such transaction or the opening of a new branch office.

(i) Changes in Business Practices. Except as may be required by the Commissioner, the FDIC, or any other Regulatory Authority or as shall be required by applicable law, regulation or this Agreement, Mutual will not (i) change in any material respect the nature of its business or the manner in which it conducts its business, (ii) discontinue any material portion or line of its business, or (iii) change in any material respect its lending, investment, asset-liability management or other material banking or business policies.

(j) Exclusive Merger Agreement. Except as otherwise specifically provided in Section 4.01(a) regarding receipt of a Superior Proposal, Mutual will not, directly or indirectly through any person or entity, (i) encourage, solicit or attempt to initiate or procure discussions, negotiations or offers with or from any person or entity (other than Bancorp) relating to a merger or other acquisition of Mutual, the purchase or acquisition of any stock of Mutual, or the purchase of all or any significant part of Mutual’s assets, or provide assistance to any person or entity in connection with any such offer; (ii) except to the extent required by law or pursuant to Section 4.01(a), disclose to any person or entity (other than Bancorp) any information not customarily disclosed to the public concerning Mutual or its business, or afford to any other person or entity (other than Bancorp) access to its properties, facilities, books or records; (iii) sell or transfer all or any significant part of Mutual’s assets to any other person or entity (other than Bancorp); or (iv) consummate any type of merger, acquisition or combination relating to the acquisition of more than 20% of the Mutual Common Stock or all or a significant part of Mutual’s assets.

(k) Acquisition or Disposition of Assets. Except as otherwise required by this Agreement or as Previously Disclosed, Mutual will not:

(i) Sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of, any real estate not acquired through foreclosure in any amount;

(ii) Sell or lease (as lessor), or enter into or become bound by any contract, agreement, option or commitment relating to the sale, lease (as lessor) or other disposition of, any equipment or any other fixed or capital asset (other than real estate) having a book value or a fair market value, whichever is greater, of more than $25,000 for any individual item or asset, or more than $50,000 in the aggregate for all such items or assets;

(iii) Purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of, any real property in any amount;

(iv) Purchase or lease (as lessee), or enter into or become bound by any contract, agreement, option or commitment relating to the purchase, lease (as lessee) or other acquisition of, any equipment or any other fixed asset (other than real estate) having a purchase price, or involving aggregate lease payments, in excess of $25,000 for any individual item or asset, or more than $50,000 in the aggregate for all such items or assets;

(v) Enter into any purchase or other commitment or contract for supplies or services which obligates Mutual for a period longer than 30 days; or

(vi) Except where the transaction has a value of less than $50,000 and is made in good faith and in the ordinary course of business, sell or dispose of, or enter into or become bound by any contract, agreement, option or commitment relating to the sale or other disposition of, any other asset (whether tangible or intangible, and including without limitation any trade name, trademark, copyright, service mark or intellectual property right or license); or assign its right to or otherwise give any other person its permission or consent to use or do business under the corporate name of Mutual or any name similar thereto; or release, transfer or waive any license or right granted to it by any other person to use any trademark, trade name, copyright, service mark or intellectual property right.

(l) Debt; Liabilities. Except with respect to overnight advances in the ordinary course of business, Mutual will not (i) enter into or become bound by any promissory note, loan agreement or other agreement or arrangement pertaining to the borrowing of money, (ii) assume, guarantee, endorse or otherwise become responsible or liable for any obligation of any other person or entity, or (iii) incur any other liability or obligation (absolute or contingent).

(m) Liens; Encumbrances. Mutual will not mortgage, pledge or subject any of its assets to, or permit any of its assets to become or, except for those liens or encumbrances Previously Disclosed to Bancorp, remain subject to, any lien or any other encumbrance (other than in the ordinary course of business consistent with its past practices in connection with securing public funds deposits or repurchase agreements).

(n) Waiver of Rights. Mutual will not waive, release or compromise any rights in its favor against or with respect to any of its officers, directors or shareholders or members of families of officers, directors or shareholders, nor will Mutual waive, release or compromise any material rights against or with respect to any other person or entity except in the ordinary course of business and in good faith for fair value in money or money’s worth.

(o) Other Contracts. Mutual will not enter into or become bound by any contracts, agreements, commitments or understandings (other than those permitted elsewhere in this Section 4.02) (i) for or with respect to any charitable contributions; (ii) with any governmental or regulatory agency or authority; (iii) pursuant to which Mutual would assume, guarantee, endorse or otherwise become liable for the debt, liability or obligation of any other person or entity; (iv) which is entered into other than in the ordinary course of its business; or (v) which, in the case of any one contract, agreement, commitment or understanding, and whether or not in the ordinary course of its business, would obligate or commit Mutual to make expenditures over any period of time of more than $25,000.

(p) Foreclosures. Except in the ordinary course of business in connection with any foreclosure of a mortgage or deed of trust securing a loan, Mutual will not bid for or purchase any real property.

(q) Loans. Except for (i) Loan commitments entered into prior to the date of this Agreement which have been Previously Disclosed and have not yet expired; and (ii) the renewal of existing Loans on terms not less favorable to Mutual, Mutual will not make, renegotiate, renew, increase, extend or modify any Loans such as would have the effect of creating an aggregate credit exposure to any one person or entity of more than $375,000, or sell, purchase or repurchase, or enter into or become bound by any contract, agreement, option or commitment to sell, purchase or repurchase, any Loan or other receivable or any participation in any Loan or other receivable having an aggregate value of more than $375,000.

ARTICLE V

COVENANTS OF BANCORP

5.01. Affirmative Covenants of Bancorp and M&F Bank. Bancorp and M&F Bank hereby covenant and agrees as follows with Mutual except as Previously Disclosed:

(a) Further Action; Instruments of Transfer. Bancorp and M&F Bank covenant and agree with Mutual that they (i) will use their best efforts in good faith to take or cause to be taken all action required of it under this Agreement as promptly as practicable so as to permit the consummation of the transactions described herein at the earliest possible date, (ii) shall perform all acts and execute and deliver to Mutual all documents or instruments required herein, or as otherwise shall be reasonably necessary or useful to or requested by Mutual, in consummating such transactions, (iii) will cooperate with Mutual in every way in carrying out, and will pursue diligently the expeditious completion of, such transactions, and (iv) shall take such corporate action as is necessary to authorize the issuance of additional shares of Bancorp Common Stock as necessary to complete the Merger.

(b) Employment of Mutual Employees. Provided that the current employees of Mutual remain employed by Mutual at the Effective Time, M&F Bank will attempt in good faith to locate positions with M&F Bank for which employment may be offered, and M&F Bank will offer employment to as many of those employees as M&F Bank, in its discretion, considers to be feasible. Notwithstanding anything contained in this Agreement to the contrary, M&F Bank shall not have any obligation to employ or provide employment to any employee of Mutual or to any particular number of such employees. Any employment so offered to an employee of Mutual shall be in such a position, at such location within M&F Bank’s branch system, and for such rate of compensation, as M&F Bank shall determine in its sole discretion. Each such person’s employment shall be on an “at-will” basis, and nothing in this Agreement shall be deemed to constitute an employment agreement with any such person or to obligate M&F Bank to employ any such person for any specific period of time or in any specific position or to restrict M&F Bank’s right to terminate the employment of any such person at any time and for any reason satisfactory to it. In the event M&F Bank terminates an employee of Mutual who does not have an employment agreement, without making an offer of employment, within 60 days after the Effective Time, and without cause, M&F Bank will pay such terminated Mutual employee (a “Non-Continuing Employee”), a severance payment of two (2) weeks salary of the Non-Continuing Employee plus a further one (1) week’s salary of the Non-Continuing Employee for each year of credited service with Mutual in excess of two (2) years; provided; however, that in no event shall any severance payment be less than four (4) weeks salary of the Non-Continuing Employee.

(c) Employee Benefits. Except as otherwise provided in this Agreement, the Severance Agreements and the Mutual Senior Management Waivers, any employee of Mutual who becomes an employee of M&F Bank at the Effective Time (a “New Employee”) shall be entitled to receive all employee benefits and to participate in all benefit plans provided by M&F Bank on the same basis (including cost), but subject to the same eligibility and vesting requirements and to the same conditions, restrictions and limitations, as generally are in effect and applicable to other newly hired employees of M&F Bank, except that Mutual employees retained by M&F Bank shall be immediately eligible to participate in all benefit plans as of the Effective Date. Each New Employee shall be given credit for his or her full years of service with Mutual for purposes of (i) eligibility for participation and vesting (but not for funding) in M&F Bank’s Section 401(k) savings plan, and (ii) for all purposes under M&F Bank’s other benefit plans.

Any Non-Continuing Employee will be permitted to obtain continued coverage through the exercise of his or her COBRA rights under M&F Bank’s health insurance coverage and M&F Bank will give any required COBRA notices.

For the calendar year during which the Effective Time occurs, M&F Bank will grant to each New Employee a number of days of vacation leave equal, in each case, to (i) the full number of such days to which the New Employee would be entitled for that year, based on his or her credited years of service and in accordance with M&F Bank’s standard leave policies, less (ii) the number of days of vacation leave used by the New Employee as an employee of Mutual during that calendar year.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.01 Investigation and Confidentiality. Prior to the Effective Time, each party will keep the other parties promptly advised of all material developments relevant to its business and to the consummation of Merger and may make or cause to be made such investigation, if any, of the business, properties, operations and financial and legal condition of the other party and its Subsidiaries as such party reasonably deems necessary or advisable to familiarize itself and its advisors with such business, properties, operations and condition; provided, however, that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. Each party agrees to furnish the other parties and the other parties’ respective advisors with such financial and operating data and other information with respect to its business, properties and employees as the other parties shall from time to time reasonably request. No investigation by one party shall affect the representations and warranties of the other parties, and each such representation and warranty shall survive any such investigation. Notwithstanding the foregoing, neither party hereto shall be required to provide access to or to disclose information where such access or disclosure would violate its attorney-client privilege or violate or prejudice the rights of any customer or contravene any law, rule, regulation, order or judgment, nor to disclose board minutes of any confidential discussion of this Agreement and the transactions contemplated hereby. Each party shall maintain the confidentiality of all confidential information furnished to it by the other party.

6.02 Preparation and Distribution of S-4 and Proxy Statement/Prospectus. Mutual and Bancorp shall promptly prepare and file with the SEC the proxy statement/prospectus for distribution to Mutual’s shareholders as Mutual’s proxy statement relating to Mutual’s solicitation of proxies for use at the Mutual Shareholders’ Meeting and as Bancorp’s prospectus relating to its offer and distribution of Bancorp Common Stock to Mutual’s shareholders, as described in this Agreement (the “Proxy Statement/Prospectus”). Bancorp shall promptly prepare and file with the SEC the registration statement on Form S-4 (the “S-4”), which will include the Proxy Statement/Prospectus as a prospectus. Each of Mutual and Bancorp shall use their reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. Bancorp shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Mutual shall furnish all information concerning Mutual and the holders of Mutual Common Stock as may be reasonably requested in connection with any such action. Mutual will mail the Proxy Statement/Prospectus to its shareholders on a date mutually agreed upon by Bancorp and Mutual not less than 20 business days prior to the scheduled date of the Mutual Shareholders’ Meeting; provided, however, that no such materials shall be mailed to Mutual’s shareholders unless and until Mutual shall have received the authorization of the SEC and the FDIC, and Mutual and Bancorp shall have agreed on the form and content of such materials.

6.03. Regulatory Approvals. Bancorp and Mutual each agrees with the other that it will promptly prepare and file, or cause to be prepared and filed, all applications required to be filed by it under applicable law and regulations for approvals by Regulatory Authorities of the Merger or other transactions described in this Agreement, including without limitation any required applications for the approval of the Commissioner, the SEC, the FDIC, and the North Carolina Banking Commission (the “Commission”). Bancorp and Mutual each agrees (i) to use its best efforts in good faith to obtain all necessary approvals of Regulatory Authorities required for consummation of the Merger and other transactions described herein and (ii) before the filing of any such application required to be filed, to give each other party an opportunity to review and comment on the form and content of such application. At the option of Bancorp, references in this Agreement to applications for regulatory approval shall include all necessary applications for the closure of certain of Mutual’s branches and/or its main office, as desired by Bancorp. Should the appearance of any of the officers, directors, employees, financial advisors or counsel of Bancorp or Mutual be requested by each other or by any Regulatory Authority at any hearing in connection with any such application, it will use its best efforts to arrange for such appearance.

Mutual and Bancorp shall promptly advise each other upon receiving any communication from any Regulatory Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any required approvals of Regulatory Authorities will not be obtained or that the receipt of any such approval will be materially delayed.

6.04. Information for Proxy Statement/Prospectus and Applications for Regulatory Approvals. Bancorp and Mutual each covenants with the other that (i) it will cooperate with the other parties in the preparation of the S-4, the Proxy Statement/Prospectus, and applications for required approvals of Regulatory Authorities, and it will promptly respond to requests by the other parties and their legal counsel for information, and will provide all information, documents, financial statements or other material, that is required for, or that may be reasonably requested by any other party for inclusion in, any such document; (ii) none of the information provided by it for inclusion in any of such documents, at the time of the mailing of those materials to Mutual’s shareholders, or at the time of receipt of any such required approval of a Regulatory Authority, as the case may be, will contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary in order to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

6.05. Expenses. Subject to the provisions of Section 8.03, and whether or not this Agreement shall be terminated or the Merger shall be consummated, Bancorp and Mutual each agrees to pay its own legal, accounting and financial advisory fees and all its other costs and expenses incurred or to be incurred in connection with the execution and performance of its obligations under this Agreement, or otherwise in connection with this Agreement and the transactions described herein (including without limitation all accounting fees, legal fees, consulting or advisory fees, SEC and other filing fees, printing and mailing costs, and travel expenses). For purposes of this Agreement, expenses associated with the printing and mailing of this Proxy Statement/Prospectus described in Section 6.02, and with the Tax Opinion described in Section 6.12, shall be deemed to have been incurred by Bancorp and Mutual equally. Expenses owed to Howe Barnes, including its fees for rendering the “Mutual Fairness Opinion” described in Section 7.01(e)(ii), shall be deemed to have been incurred solely by Mutual. Expenses owed to Anderson & Strudwick, including its fees for rendering the “Bancorp Fairness Opinion” described in Section 7.01(e)(i) shall be deemed to have been incurred solely by Bancorp.

6.06 Announcements. Bancorp and Mutual each agrees that no persons other than the parties to this Agreement are authorized to make any public announcements or statements about this Agreement or any of the transactions described herein, and that, without the prior review and consent of the other parties (which consent shall not unreasonably be denied or delayed), it will not make any public announcement, statement or disclosure as to the terms and conditions of this Agreement or the transactions described herein, except for such disclosures as may be required incidental to obtaining the required approval of any Regulatory Authority to the consummation of the transactions described herein. However, notwithstanding anything contained herein to the contrary, neither Bancorp nor Mutual shall be required to obtain the prior consent of the other parties for any such disclosure which it, in good faith and upon the advice of its legal counsel, believes is required by law.

6.07. Treatment of Stock Options. Bancorp and Mutual agree that, on or before the Effective Time, all Stock Options to purchase shares of Mutual Common Stock shall be surrendered and the holders shall receive solely a cash payment amount equal to (A) the Average Bancorp Common Stock Price, less the exercise price per share of Mutual Common Stock covered by the Stock Option; (B) multiplied by the total number of shares of Mutual Common Stock covered by the Stock Option. For each person or entity subject to this Section 6.07 Mutual will obtain from such person or entity who holds a Stock Option, and will deliver to Bancorp at the Closing, a written agreement in a form specified by Bancorp confirming and agreeing to the surrender of such person’s or entity’s Stock Option upon payment of the amounts described above (“Stock Option Surrender Agreements”).

As used in this Section 6.07, Average Bancorp Common Stock Price shall mean the average closing price for Bancorp Common Stock, as reported on the OTC Bulletin Board for the 20 trading days ending on the fifth business day prior to Closing.

6.08. Treatment of 401(k)/Thrift Plan. Prior to Closing, Mutual will terminate its 401(k) Plan (the “Plan”) and in accordance with the Plan and applicable law, and each participant in the Plan on such termination date may elect, upon completion of the termination and the final liquidation of the Plan, to receive a distribution of the assets credited to his or her plan account at that time, or to have those assets credited as a “roll-over” to the participant’s personal plan account or, if the participant has become a participant in Bancorp’s Section 401(k) plan, to the participant’s plan account under Bancorp’s plan.

Mutual agrees that, prior to the Effective Time, it will take or cause to be taken such actions as Bancorp shall reasonably consider to be necessary or desirable in connection with or to effect or facilitate any such plan participation termination.

6.09 Treatment of ESOP. Between the date of this Agreement and the Effective Time, Bancorp will determine what actions to take with respect to the possible termination of the Mutual Employee Stock Ownership Plan (“ESOP”), provided that in no event shall any such determination, action or decision be undertaken or effected that would have the effect of reducing the accrued benefits of the participants under the ESOP. In connection therewith, Mutual shall take all actions reasonably requested by Bancorp (any of which actions may be taken subject to the effectiveness of the Merger) and not inconsistent with Mutual’s obligations under ERISA, to terminate the ESOP.

6.10 Directors’ and Officers’ Liability Insurance. Bancorp shall obtain and maintain, in effect for six (6) years from the Closing Date, the current directors’ and officers’ liability insurance policies maintained by Mutual or substitute policies or “tail” coverage of at least the same coverage containing terms and conditions that are not taken as a whole materially less favorable to the insured with respect to matters occurring prior to the Effective Time. Such insurance shall cover all persons and entities who are currently covered by Mutual’s existing directors’ and officers’ liability policy and shall include coverage for matters occurring prior to the Effective Time.

6.11 Indemnification.

(a) For a period of six (6) years from and after the Effective Time, Bancorp and M&F Bank shall indemnify, defend and hold harmless the present and former directors and officers of Mutual (the “Indemnified Parties”), against all costs or expenses (including reasonable attorney’s fees, judgments, fines, losses, claims, damages, settlements or liabilities (collectively, “Costs”) as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative (each a “Claim”), arising out of the transactions contemplated hereby), (i) to the same extent as such persons are indemnified or have the right to advancement of expenses pursuant to the Articles of Incorporation and Bylaws of Mutual, subject to limitations thereon applicable under North Carolina law.

(b) Any Indemnified Party wishing to claim indemnification under this Section 6.11 shall promptly notify Bancorp or M&F Bank upon learning of any Claim, provided that failure so to notify shall not affect the obligation of Bancorp and M&F Bank under this Section 6.11, unless, and only to the extent that, Bancorp and M&F Bank are actually and materially prejudiced as a consequence.

(c) If Bancorp, M&F Bank or any of their successors and assigns (i) shall consolidate with or merge into any corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) shall transfer all or substantially all of its property and assets to any individual, corporation or other entity, then, in each such case, proper provision shall be made so that the successors and assigns of Bancorp and M&F Bank shall assume the obligations set forth in this Section 6.11.

(d) The provisions of this Section 6.11 are intended to be for the benefit of, and shall be enforceable by each Indemnified Party, and each Indemnified Party’s heirs and personal and legal representatives.

6.12 Tax Opinion. Bancorp and Mutual agree to use their best efforts to cause the Merger, and the conversion of outstanding shares of Mutual Common Stock into shares of Bancorp Common Stock, on the terms contained in this Agreement, to be treated as a tax-free reorganization within the meaning of Section 368(a) of the Code and to obtain from Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., a written opinion (the “Tax Opinion”), addressed jointly to the Boards of Directors of Bancorp and Mutual, substantially to the effect that:

(i) the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) of the Code, and Mutual, Bancorp and M&F Bank will each be a party to the reorganization within the meaning of Section 368(b) of the Code;

(ii) Under Code Sections 357 and 361 no gain or loss will be recognized by Mutual upon the transfer of Mutual’s assets to M&F Bank in the Merger in exchange for Bancorp Common Stock and M&F Bank’s assumption of Mutual’s liabilities;

(iii) No gain or loss will be recognized by Bancorp and M&F Bank upon M&F Bank’s receipt of Mutual’s assets in the Merger in exchange for Bancorp Common Stock and M&F Bank’s assumption of Mutual’s liabilities; and

(iv) Under Code Section 354 no gain or loss generally will be recognized by the shareholders of Mutual upon the receipt of Bancorp Common Stock solely in exchange for Mutual Common Stock.

6.13 Affiliate Agreements. Prior to Closing, Mutual shall deliver to Bancorp a written agreement (“Affiliate Agreement”), substantially in the form attached hereto as Exhibit A, from each individual who, in the judgment of Mutual, may be deemed an “affiliate” of Mutual for purposes of Rule 145 under the Securities Act of 1933 and other applicable SEC rules and regulations.

6.14 Exemption from Liability Under Section 16(b). Before the Effective Time, the Bancorp Board of Directors, or a committee of “non-employee directors” thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), will reasonably promptly and in any event before the Effective Time adopt a resolution providing that the receipt by Mutual’s officers and directors subject to the reporting requirements of Section 16(a) of the Exchange Act of Bancorp Common Stock in exchange for shares of Mutual Common Stock, pursuant to the transactions contemplated hereby, are approved by Bancorp Board of Directors or by such committee thereof and are intended to be exempt form the liability pursuant to Section 16(b) under the Exchange Act, such that any such receipt will be so exempt.

ARTICLE VII

CONDITIONS PRECEDENT TO MERGER

7.01. Conditions to all Parties’ Obligations. Notwithstanding any other provision of this Agreement to the contrary, the obligations of each of the parties to this Agreement to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or prior to the Closing Date:

(a) Approval by Regulatory Authorities; Disadvantageous Conditions. (i) the Merger and other transactions described in this Agreement shall have been approved, to the extent required by law, by the FDIC, the FRB, the Commissioner, the Commission, and by all other Regulatory Authorities having jurisdiction over such transactions; (ii) no Regulatory Authority shall have objected to or withdrawn its approval of such transactions or imposed any condition on such transactions or its approval thereof, which condition is reasonably deemed by Mutual or Bancorp to so adversely impact the economic or business benefits of this Agreement to Mutual or Bancorp as to render it inadvisable for Mutual or Bancorp to consummate the Merger; (iii) the 15-day or 30-day waiting period, as applicable, required following the approval by the FDIC and/or the FRB for review of the transactions described herein by the United States Department of Justice shall have expired, and, in connection with any such review, no objection to the Merger shall have been raised; and (iv) all other consents, approvals and permissions, and the satisfaction of all of the requirements prescribed by law or regulation, necessary to the carrying out of the transactions contemplated herein shall have been procured.

(b) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(c) Adverse Proceedings, Injunction, Etc. There shall not be (i) any order, decree or injunction of any court or agency of competent jurisdiction which enjoins or prohibits the Merger or any of the other transactions described in this Agreement or any of the parties hereto from consummating any such transaction, (ii) any pending or threatened investigation of the Merger or any of such other transactions by the United States Department of Justice, or any actual or threatened litigation under federal antitrust laws relating to the Merger or any other such transaction, (iii) any suit, action or proceeding by any person (including any governmental, administrative or regulatory agency or any shareholder), pending or threatened before any court or governmental agency in which it is sought to restrain or prohibit Bancorp or Mutual from consummating the Merger or carrying out any of the terms or provisions of this Agreement, or (iv) any other suit, claim, action or proceeding pending or threatened against Bancorp or Mutual or any of their respective officers or directors which shall reasonably be considered by Bancorp or Mutual to be materially burdensome in relation to the proposed Merger or materially adverse in relation to the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of any party hereto, and which has not been dismissed, terminated or resolved to the satisfaction of all parties hereto within 90 days of the institution or threat thereof.

(d) Approval by Mutual’s Shareholders. The shareholders of Mutual shall have duly approved this Agreement and the Merger at the Mutual Shareholders’ Meeting, all to the extent required by and in accordance with the provisions of this Agreement, applicable law, and applicable provisions of Mutual’s Articles of Incorporation and Bylaws.

(e) Fairness Opinions.

(i) Bancorp shall have received as of the date hereof from Anderson & Strudwick a written opinion (the “Bancorp Fairness Opinion”) to the effect that the Merger is fair, from a financial point of view, to Bancorp and its shareholders.

(ii) Mutual shall have received as of the date hereof from Howe Barnes a written opinion (the “Mutual Fairness Opinion”) to the effect that the exchange ratio in the Merger is fair, from a financial point of view, to Mutual and its shareholders.

(f) Tax Opinion. Bancorp and Mutual shall have received the Tax Opinion from Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., in substance and form reasonably satisfactory to each of them.

(g) No Termination or Abandonment. This Agreement shall not have been terminated or abandoned by any party hereto.

7.02. Additional Conditions to M&F Bank and Bancorp’s Obligations. Notwithstanding any other provision of this Agreement to the contrary, M&F Bank and Bancorp’s separate obligation to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or before the Closing Date:

(a) Material Adverse Effect. Except as Previously Disclosed to Bancorp, there shall not have occurred, with respect to Mutual, any Material Adverse Effect, nor (i) any material adverse change in Mutual’s financial condition, results of operations, prospects, business, assets, loan portfolio, deposit portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, is likely to cause, create or result in any such material adverse change, or of (ii) any condition or event which, with the lapse of time or otherwise, has caused or is likely to cause any statement, representation or warranty of Mutual herein to be or become inaccurate, misleading or incomplete in any material respect, or which has resulted or is likely to cause, create or result in the breach or violation in any material respect of any of Mutual’s covenants or agreements contained herein or in the failure of any of the conditions described in Sections 7.01 or 7.02.

(b) Compliance with Laws. Mutual shall have complied in all material respects with all federal and state laws and regulations applicable to it in connection with the transactions described in this Agreement where the violation of or failure to comply with any such law or regulation is likely to have a Material Adverse Effect on the financial condition, results of operations, prospects, businesses, assets, loan portfolio, investments, properties or operations of Mutual, or of Bancorp after the Effective Time, or on Mutual’s ability to consummate the Merger.

(c) Mutual’s Representations and Warranties and Performance of Agreements; Officers’ Certificate. Unless waived in writing by Bancorp as provided in Section 9.02, (i) each of the representations and warranties of Mutual contained in this

Agreement shall have been true and correct in all material respects as of the date hereof, and they shall remain true and correct on and as of the Closing Date with the same force and effect as though made on and as of such date; and (ii) Mutual shall have performed in all material respects all of its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date, except (x) for changes which are not, in the aggregate, material and adverse to the financial condition, results of operations, prospects, businesses, assets, deposit portfolio, loan portfolio, investments, properties or operations of Mutual or to Mutual’s ability to consummate the Merger and other transactions described herein, and (y) as otherwise contemplated by this Agreement.

Bancorp shall have received certificates dated as of the date hereof and as of the Closing Date and executed by each of Mutual’s senior management (including its then President, Chief Executive Officer, Chief Financial Officer and Senior Vice President, Retail Bank Operations) to the effect that the conditions of this subsection 7.02(c) have been met and as to such other matters as may be reasonably requested by Bancorp, including compliance with the covenants of Mutual contained in this Agreement, except as Previously Disclosed.

(d) Dissenters’ Rights. Immediately prior to the Closing, not more than fifteen percent (15%) of Mutual Common Shares shall be held by persons or entities who either have, or are then entitled to, exercise dissenter’s rights under North Carolina law.

(e) Legal Opinion of Mutual’s Counsel. Bancorp shall have received the written legal opinion of counsel for Mutual, dated as of the Closing Date and in form and substance reasonably satisfactory to Bancorp.

(f) Other Documents and Information. Mutual shall have provided to Bancorp correct and complete copies (certified by its Secretary) of resolutions of its Board of Directors and shareholders pertaining to approval of this Agreement and the Merger and other transactions contemplated herein, together with a certificate of the incumbency of its officers who executed this Agreement or any other documents delivered to Bancorp in connection with the Closing.

(g) Other Agreements. Mutual shall have terminated the Management and Director Compensation Agreements, and delivered to Bancorp satisfactory evidence of such termination(s), together with the validly executed Severance Agreements, Mutual Senior Management Waivers, Director Waivers, Stock Option Surrender Agreements and Affiliate Agreements.

(h) Merger Expenses. Expenses (exclusive of printing, mailing, transfer agent, proxy solicitation and other expenses related to the Mutual meeting of shareholders to consider and vote upon this Agreement) incurred by Mutual in connection with this Agreement and the Merger (including without limitation the entire amount of fees payable to Howe Barnes for the Mutual Fairness Opinion and its financial consulting services and fees payable to Mutual’s accountants and attorneys) shall not exceed an aggregate of $275,000.

(i) Acceptance by Bancorp’s Counsel. The form and substance of all legal matters described in this Agreement or related to the transactions contemplated herein shall be reasonably acceptable to Bancorp’s legal counsel.

7.03. Additional Conditions to Mutual’s Obligations. Notwithstanding any other provision of this Agreement to the contrary, Mutual’s separate obligations to consummate the transactions described herein shall be conditioned upon the satisfaction of each of the following conditions precedent on or before the Closing Date:

(a) Material Adverse Effect. Except as Previously Disclosed, there shall not have occurred, with respect to Bancorp, any Material Adverse Effect, nor (i) any material adverse change in Bancorp’s financial condition, results of operations, prospects, business, assets, loan portfolio, deposit portfolio, investments, properties or operations, or of the actual or prospective occurrence of any condition or event which, with the lapse of time or otherwise, is likely to cause, create or result in any such material adverse change, or of (ii) any condition or event which, with the lapse of time or otherwise, has caused or is likely to cause any statement, representation or warranty of Bancorp herein to be or become inaccurate, misleading or incomplete in any material respect, or which has resulted or is likely to cause, create or result in the breach or violation in any material respect of any of Bancorp’s covenants or agreements contained herein or in the failure of any of the conditions described in Sections 7.01 or 7.03.

(b) Bancorp’s Representations and Warranties and Performance of Agreements; Officers’ Certificate. Unless waived in writing by Mutual as provided in Section 9.02, each of the representations and warranties of Bancorp contained in this Agreement shall have been true and correct in all material respects as of the date hereof, and they shall remain true and correct at and as of the Closing Date with the same force and effect as though made on and as of such date, except (i) for changes which are not, in the aggregate, material and adverse to Bancorp’s ability to consummate the Merger and other transactions described herein, and (ii) as otherwise contemplated by this Agreement; and, Bancorp shall have performed in all material respects all its obligations, covenants and agreements hereunder to be performed by it on or before the Closing Date.

Mutual shall have received a certificate dated as of the Closing Date and executed by Bancorp’s President and CEO to the effect that the conditions of this subsection have been met and as to such other matters as may be reasonably requested by Mutual.

(c) Legal Opinion of Bancorp’s Counsel. Mutual shall have received the written legal opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., counsel to Bancorp, dated as of the Closing Date and in form and substance reasonably satisfactory to Mutual.

(d) Other Documents and Information. Bancorp shall have provided to Mutual correct and complete copies (all certified by Bancorp’s Secretary) of resolutions of its Board of Directors pertaining to approval of this Agreement and the Merger and other transactions contemplated herein, together with a certificate as to the incumbency of Bancorp’s officers who executed this Agreement or any other documents delivered to Mutual in connection with the Closing.

(e) Acceptance by Mutual’s Counsel. The form and substance of all legal matters described in this Agreement or related to the transactions contemplated herein shall be reasonably acceptable to Mutual’s legal counsel.

ARTICLE VIII

TERMINATION; BREACH; REMEDIES

8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Mutual:

(a) by mutual consent of Bancorp, M&F Bank and Mutual in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;

(b) by the Board of Directors of Bancorp, the Board of Directors of M&F Bank or the Board of Directors of Mutual if any of the Regulatory Authorities that must grant approval has denied approval of the Merger and such denial has become final and nonappealable or any governmental entity of competent jurisdiction shall have issued a final nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; unless the failure to receive such regulatory approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c) by the Board of Directors of Mutual, the Board of Directors of M&F Bank or the Board of Directors of Bancorp if the Merger shall not have been consummated on or before March 31, 2008, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein; or

(d) by either the Board of Directors of Mutual, the Board of Directors of M&F Bank or the Board of Directors of Bancorp (provided that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Bancorp or M&F Bank, in the case of a termination by Mutual, or Mutual, in the case of a termination by Bancorp or M&F Bank, which breach, either individually or in the aggregate, would constitute, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.02 or 7.03, as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured prior to the Closing Date.

8.02 Effect of Termination. In the event of termination of this Agreement by both Mutual or Bancorp or either of them as provided in Section 8.01(a), (b) or (c), this Agreement shall forthwith become void and have no effect, and none of Mutual, Bancorp or M&F Bank, or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that Sections 9.01 and 9.04 shall survive any termination of this Agreement, and notwithstanding anything to the contrary contained in this Agreement, neither Mutual nor Bancorp shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.03 Expenses. Unless Sections 8.04 or 8.05 are applicable, each party shall pay all Expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, whether or not the Merger is consummated. “Expenses” mean all out-of-pocket expenses (including fees and expenses of attorneys, accountants, investment bankers, consultants, experts and other third persons advising or assisting a party) incurred by a party or on its behalf.

8.04 Wrongful Termination. Notwithstanding the provisions of Sections 8.01 and 8.02, and except as otherwise provided in Section 8.05, if the Merger fails to be consummated because of the wrongful termination of this Agreement (which, for the avoidance of doubt, includes termination by Mutual pursuant to Section 4.01(a) hereof) or a willful or grossly negligent breach by Mutual, on the one hand, or Bancorp and/or M&F Bank, on the other hand, of any representation, warranty, covenant, undertaking, term, agreement or restriction contained herein applicable to it, then the breaching party shall pay the other party THREE HUNDRED FIFTY THOUSAND DOLLARS ($350,000.00) as liquidated damages in full compensation of all Expenses, damages, costs and other harm suffered by the non-breaching party as a result thereof.

8.05 Termination Fee. If (i) this Agreement is terminated because Mutual has entered theretofore into a letter of intent or an agreement with a person or entity other than Bancorp that provides for an entity to acquire Mutual, merge with or into Mutual, or purchase all or substantially all of the assets of Mutual, or (ii) prior to termination of this Agreement Mutual engages in negotiations relating to any such transaction and a letter of intent or agreement with respect thereto is entered into within twelve (12) months following the termination of this Agreement, and Bancorp has not consented in writing to such negotiations by Mutual, then Mutual shall pay to Bancorp a termination fee of THREE HUNDRED FIFTY THOUSAND DOLLARS ($350,000.00).

8.06 Payment Method. Any sum due to a party under Section 8.04 or 8.05 shall be made by wire transfer of immediately available funds to such account as the receiving party may designate.

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.01. Survival of Representations, Warranties, Indemnification and Other Agreements. None of the representations, warranties or agreements contained in this Agreement shall survive the Effective Time, and no party shall have any right after the Effective Time to recover damages or any other relief from any other party to this Agreement by reason of any breach of representation or warranty, any non fulfillment or nonperformance of any agreement contained herein, or otherwise.

9.02. Waiver. Any term or condition of this Agreement may be waived (except as to matters of approvals from Regulatory Authorities and other approvals required by law), either in whole or in part, at any time by the party which is, and whose shareholders are, entitled to the benefits thereof; provided, however, that any such waiver shall be effective only upon a determination by the waiving party (through action of its Board of Directors) that such waiver would not materially adversely affect the interests of the waiving party or its shareholders; and, provided further, that no waiver of any term or condition of this Agreement by any party shall be effective unless such waiver is in writing and signed by the waiving party, nor shall any such waiver be construed to be a waiver of any succeeding breach of the same term or condition or a waiver of any other or different term of condition. No failure or delay of any party to exercise any power, or to insist upon a strict compliance by any other party of any obligation, and no custom or practice at variance with any terms hereof, shall constitute a waiver of the right of any party to demand full and complete compliance with such terms.

9.03. Amendment. This Agreement may be amended, modified or supplemented at any time or from time to time prior to the Effective Time, and either before or after its approval by the shareholders of Mutual, by an agreement in writing approved by the Boards of Directors of Mutual and Bancorp executed in the same manner as this Agreement; provided however, that, except with the further approval of Mutual’s shareholders of that change or as otherwise provided herein, following approval of this Agreement by Mutual’s shareholders no change may be made in the consideration of to be received in exchange for each share of Mutual Common Stock.

9.04. Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or by courier, or by U.S. mail, first class postage prepaid, and addressed as follows:

If to Bancorp or M&F Bank:	With copy to:

M&F Bancorp, Inc.	Robert A. Singer, Esq.
2634 Durham-Chapel Hill Boulevard,	Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P.
Durham, NC 27707	2000 Renaissance Plaza
Attention: Kim D. Saunders	230 North Elm Street
Greensboro, NC 27401

If to Mutual:	With copy to:

Mutual Community Savings Bank, Inc., SSB	Edward B. Crosland, Jr., Esq.
315 East Chapel Hill Street,	Jones, Walker, Waechter, Poitevent, Carrere & Denègre, LLP
Durham, NC 27701	2600 Virginia Avenue, Suite 1113
Attention: William G. Smith	Washington, DC 20037

9.05. Further Assurance. Bancorp and Mutual each agrees to furnish to each other party such further assurances with respect to the matters contemplated in this Agreement and their respective agreements, covenants, representations and warranties contained herein, including the opinion of legal counsel, as such other party may reasonably request.

9.06 Headings and Captions. Headings and captions of the Sections of this Agreement have been inserted for convenience of reference only and do not constitute a part hereof.

9.07 Gender and Number. As used herein, the masculine gender shall include the feminine and neuter, the singular number, the plural, and vice versa, whenever such meanings are appropriate.

9.08. Entire Agreement. This Agreement (including all schedules and exhibit attached hereto and all documents incorporated herein by reference) contains the entire agreement of the parties with respect to the transactions described herein and supersedes any and all other oral or written agreement(s) heretofore made, and there are no representations or inducements by or to, or any agreements between, any of the parties hereto other than those contained herein in writing.

9.09. Severability of Provisions. The invalidity or unenforceability of any term, phrase, clause, section, restriction, covenant, agreement or other provision hereof shall in no way affect the validity or enforceability of any other provision or part hereof.

9.10. Assignment. This Agreement may not be assigned by any party hereto except with the prior written consent of the other parties hereto. Subject to the foregoing, this Agreement shall inure to the benefit of and be binding upon the parties and their respective successors and assigns.

9.11. Counterparts. Any number of counterparts of this Agreement may be signed and delivered, each of which shall be considered an original and which together shall constitute one agreement.

9.12. Governing Law. This Agreement is made in and shall be construed and enforced in accordance with the laws of the State of North Carolina.

9.13. Previously Disclosed Information. As used in this Agreement, “Previously Disclosed” shall mean the disclosure of information by Bancorp to Mutual, or by Mutual to

Bancorp, in a letter delivered by the disclosing party or parties to the other parties prior to the date hereof, specifically referring to this Agreement, and arranged in sections corresponding to the Sections, Subsections and items of this Agreement applicable thereto. Information shall be deemed Previously Disclosed for the purpose of a given Section, Subsection or item of this Agreement only to the extent that a specific reference thereto is made in connection with disclosure of such information at the time of such delivery.

9.14 Knowledge. The phrase “to the knowledge of management” and similar phrases, as used in this Agreement, with reference to certain facts or information shall be deemed to refer to facts or information of which management of Mutual or management of Bancorp and M&F Bank, as the case may be, are consciously aware or of which such management should have become consciously aware in the ordinary course of business and the diligent performance of their management duties in accordance with best industry practices.

9.15 Inspection.

(a) Any right of Mutual under this Agreement to investigate or inspect the assets, books, records, files and other information of Bancorp in no way shall establish any presumption that Mutual should have conducted any investigation or that such right has been exercised by Mutual, its agents, representatives or others. Any investigations or inspections actually made by Mutual or its agents, representatives or others prior to the date of this Agreement or otherwise prior to the Effective Time shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of Bancorp in this Agreement.

(b) Any right of Bancorp under this Agreement to investigate or inspect the assets, books, records, files and other information of Mutual in no way shall establish any presumption that Bancorp should have conducted any investigation or that such right has been exercised by Bancorp, its agents, representatives or others. Any investigations or inspections actually made by Bancorp or its agents, representatives or others prior to the date of this Agreement or otherwise prior to the Effective Time shall not be deemed in any way in derogation or limitation of the covenants, representations and warranties made by or on behalf of Mutual in this Agreement.

[Remainder of page intentionally left blank – signature page follows.]

IN WITNESS WHEREOF, Bancorp, M&F Bank and Mutual each has caused this Agreement to be executed in its name by its duly authorized officers and its corporate seal to be affixed hereto as of the date first above written.

M&F BANCORP, INC.

[CORPORATE SEAL]

By:
Kim D. Saunders,
President and Chief Executive Officer

ATTEST:

Secretary

MECHANICS & FARMERS BANK

[CORPORATE SEAL]

By:
Kim D. Saunders,
President and Chief Executive Officer

ATTEST:

Secretary

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

[CORPORATE SEAL]

By:
William G. Smith,
President and Chief Executive Officer

ATTEST:

Secretary

As an inducement to M&F Bancorp, Inc. and Mechanics & Farmers Bank to enter into this Agreement, each of the undersigned directors of Mutual Community Savings Bank, Inc., SSB executes this Agreement and in so doing agrees to vote all shares of common stock of Mutual in favor of this Agreement and the Merger contemplated hereby.

By:		By:
	Director		Director

By:		By:
	Director		Director

By:		By:
	Director		Director

By:		By:
	Director		Director

By:		By:
	Director		Director

By:		By:
	Director		Director

INDEX OF EXHIBITS

Document	Exhibit
Affiliate Agreement	A

EXHIBIT A

                    , 2007

M&F Bancorp, Inc.

2634 Durham-Chapel Hill Blvd.

Durham, NC 27707

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of Mutual Community Savings Bank, Inc., SSB, a North Carolina state savings bank (“Mutual”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). I have been further advised that, pursuant to the terms of the Agreement and Plan of Reorganization and Merger, dated as of August 9, 2007 (the “Merger Agreement”), by and among Mutual, Mechanics & Farmers Bank, a North Carolina banking corporation (“M&F Bank”), and M&F Bancorp, Inc., a North Carolina bank holding corporation (“Bancorp”), Mutual will be merged with and into M&F Bank (the “Merger”) and that, as a result of the Merger, I may receive shares of Bancorp Common Stock (as defined in the Merger Agreement) in exchange for shares of Mutual Common Stock (as defined in the Merger Agreement) owned by me.

I represent, warrant and covenant to Bancorp that in the event I receive any Bancorp Common Stock as a result of the Merger:

a.	I shall not make any sale, transfer or other disposition of the Bancorp Common Stock in violation of the Act or the Rules and Regulations.

b.	I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Bancorp Common Stock to the extent I believed necessary with my counsel or counsel for Mutual.

c.

I have been advised that the issuance of Bancorp Common Stock to me pursuant to the Merger has been registered with the Commission under the Act. I have also been advised, however, that, since (i) at the time the Merger was submitted for a vote of the shareholders of Mutual I was deemed to have been an affiliate of Mutual and (ii) any distribution by me of the Bancorp Common Stock will not be registered under the Act, I may not sell, transfer or otherwise dispose of Bancorp Common Stock issued to me in the Merger unless (x) such sale, transfer or other disposition has been registered under the Act, (y) such sale, transfer or other disposition is made in conformity with the provisions of Rule 145 promulgated by the

Commission under the Act, or (z) in the opinion of counsel reasonably acceptable to Bancorp, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

d.	I understand that Bancorp is under no obligation to register the sale, transfer or other disposition of the Bancorp Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

e.	I also understand that “stop transfer” instructions will be given to Bancorp’s transfer agent with respect to the Bancorp Common Stock and that there will be placed on the certificates for the Bancorp Common Stock issued to me, or any substitutions therefor, a legend stating in the substance:

“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said Act or an exemption from such registration.”

It is understood and agreed that the legend set forth in paragraph (e) above shall be removed by delivery of substitute certificate(s) without such legend if the undersigned shall have delivered to Bancorp a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Bancorp, to the effect that such legend is not required for purposes of the Act.

Very truly yours,

(Please print name)

Accepted this              day of

                    , 200     by

M&F BANCORP, INC.

By:
Name:
Title:

APPENDIX B

August 9, 2007

Board of Directors

Mutual Community Savings Bank, Inc., SSB

315 East Chapel Hill Street

P.O. Box 3827

Durham, NC 27702

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio (defined below) to be received by the holders of the outstanding shares of common stock of Mutual Community Savings Bank, Inc., SSB (“Mutual”) in the merger with M&F Bancorp, Inc. (“M&F”) (the “Merger”) pursuant to the of the Agreement and Plan of Merger dated August 9, 2007 by and between Mutual and M&F (the “Merger Agreement.”)

Pursuant to the Merger Agreement, each share of Mutual common stock outstanding immediately prior to the effective time of the Merger (other than shares as to which statutory dissenters’ appraisal rights have been exercised) will be converted into one share of common stock of M&F (the “Exchange Ratio”). Options to purchase shares of Mutual’s common stock will be exchanged for cash. The terms of the Merger are more fully set forth in the Merger Agreement.

In arriving at our opinion, we have reviewed certain publicly available business, financial and stockholder information relating to M&F and its subsidiaries and to Mutual and its subsidiary. In addition, we have reviewed certain financial information provided to us by both Mutual and M&F pertaining to their respective business plans and projections.

In connection with the foregoing, we have:

1.	Reviewed the terms of the Merger Agreement;

2.	Reviewed M&F’s most recent proxy statement, annual reports on Form 10-KSB for the three calendar years ended December 31, 2006, 2005 and 2004, and quarterly reports on Form 10-QSB for the calendar quarter ended March 31, 2007 filed with the Securities and Exchange Commission;

3.

Reviewed Mutual’s most recent proxy statement, annual reports on Form 10-KSB for the three calendar years ended December 31, 2006, 2005 and 2004, and quarterly report on Form 10-QSB for the calendar quarter ended March 31, 2007 filed with the Federal Deposit Insurance Corporation;

Board of Directors

Mutual Community Savings Bank, Inc., SSB

August 9, 2007

4.	Reviewed current reports to stockholders of Mutual and M&F as filed on Form 8-K with the Securities and Exchange Commission and the Federal Deposit Insurance Corporation from January 1, 2004 to the date hereof;

5.	Reviewed annual reports to stockholders of Mutual and M&F for the three calendar years ended December 31, 2006, 2005 and 2004;

6.	Reviewed the Cease & Desist Order between Mutual and the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks that became effective on June 24, 2007 and discussed the order with Mutual’s management, representatives of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks, and special counsel for Mutual;

7.	Reviewed certain internal financial information and financial forecasts relating to the business, earnings, cash flows, assets and prospects of the respective companies furnished to us by Mutual and M&F;

8.	Held discussions with members of senior management of Mutual and M&F, including without limitation, their respective outside accountants, legal advisors and others concerning the past and current results of operations of Mutual and M&F, their respective current financial condition and managements’ opinions of their respective future prospects;

9.	Reviewed the historical record of reported prices, trading activity and dividend payments for both Mutual and M&F;

10.	Compared the reported financial terms of selected recent business combinations in the banking industry; and

11.	Performed such other studies and analyses as we considered appropriate under the circumstances.

For purposes of this opinion, we have assumed and relied on, without independent verification, the accuracy and completeness of the material furnished to us by Mutual and M&F and the material otherwise made available to us, including information from published sources, and we have not independently verified such data. With respect to the financial information, including forecasts we received from Mutual and M&F, we assumed (with your consent) that they had been reasonably prepared reflecting the best currently available estimates and good faith

Board of Directors

Mutual Community Savings Bank, Inc., SSB

August 9, 2007

judgment of the managements of Mutual and M&F. In addition, we have not made or obtained any independent appraisals or valuations of the assets or liabilities, and potential and/or contingent liabilities of M&F or Mutual. We have further relied on the assurances of management of Mutual and M&F that they are not aware of any facts that would make such information inaccurate or misleading.

We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Merger Agreement, to be consummated. However, it is our understanding that the Cease and Desist Order will be withdrawn after the Merger has been consummated. No opinion is expressed as to whether any alternative transaction might produce consideration for Mutual or its stockholders in an amount in excess of that contemplated in the Merger (and Mutual has informed us that no alternative transaction is, and we are not otherwise aware of any alternative transaction that is, currently being contemplated by Mutual).

In rendering our opinion, we have assumed that the Merger will be consummated on the terms described in the Merger Agreement and that in the course of obtaining the necessary approvals for the Merger, no restrictions or conditions will be imposed that would have a material adverse effect on the contemplated benefits of the Merger to Mutual or M&F or their ability to consummate the Merger. Our opinion is based on the market, economic and other relevant considerations as they exist and have been evaluated by us on the date hereof.

We have acted as financial advisor to Mutual in connection with the Merger and will receive a fee for such services, including a fee that is contingent upon consummation of the Merger. In addition, Mutual has agreed to indemnify us for certain liabilities arising out of our engagement by Mutual in connection with the Merger.

This opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time (in whole or part), to any third party or in any manner of for any purpose whatsoever without our prior written consent, although this opinion may be included in its entirety in the proxy statement/prospectus of Mutual and M&F used to solicit stockholder approval of the Merger so long as any description of or reference to us or this opinion and the related analysis in such filing is in a form reasonably acceptable to us and our counsel. It should be understood that subsequent developments may affect this opinion and we do not have any obligation to revise or reaffirm this opinion. The opinion does not in any matter address the prices at which the capital stock of Mutual or M&F or any of their respective affiliates has traded in the past or at which such stock of M&F or any of its affiliates may trade after the Merger. It is understood that this letter is directed to the Board of Directors of Mutual in its consideration of the Merger Agreement, and is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to the Merger.

Board of Directors

Mutual Community Savings Bank, Inc., SSB

August 9, 2007

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, and based on such other matters as we considered relevant, it is our opinion that as of the date hereof that the Exchange Ratio is fair, from a financial point of view, to the holders of Mutual common stock.

Sincerely,

HOWE BARNES HOEFER & ARNETT, INC.

/s/ John F. Schramm
John F. Schramm
First Vice President and Managing Director

Appendix C

Article 13 of the North Carolina Business Corporation Act

Dissenters’ Rights.

Part 1. Right to Dissent and Obtain Payment for Shares.

§ 55-13-01. Definitions.

In this Article:

(1)	“Corporation” means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2)	“Dissenter” means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.

(3)	“Fair value”, with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

(4)	“Interest” means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.

(5)	“Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6)	“Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(7)	“Shareholder” means the record shareholder or the beneficial shareholder. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-02. Right to dissent.

(a) In addition to any rights granted under Article 9, a shareholder is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(1)	Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger whose shares are not affected under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

(2)	Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;

(2a)	Consummation of a plan of conversion pursuant to Part 2 of Article 11A of this Chapter;

(3)	Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;

(4)

An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than an amendment of the articles of incorporation permitting action without meeting to be taken by less than all shareholders entitled to vote, without advance notice, or both, as provided in G.S. 55-7-04; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or (vi) changes the corporation into a nonprofit corporation or cooperative organization; or

(5)	Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

(c) Notwithstanding any other provision of this Article, there shall be no right of shareholders to dissent from, or obtain payment of the fair value of the shares in the event of, the corporate actions set forth in subdivisions (1), (2), or (3) of subsection (a) of this section if the affected shares are any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held by at least 2,000 record shareholders. This subsection does not apply in cases in which either:

(1)	The articles of incorporation, bylaws, or a resolution of the board of directors of the corporation issuing the shares provide otherwise; or

(2)	In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:

a.	Cash;

b.	Shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held by at least 2,000 record shareholders; or

c.	A combination of cash and shares as set forth in sub-subdivisions a. and b. of this subdivision. (1925, c. 77, s. 1; c. 235; 1929, c. 269; 1939, c. 279; 1943, c. 270; G.S., ss. 55-26, 55-167; 1955, c. 1371, s. 1; 1959, c. 1316, ss. 30, 31; 1969, c. 751, ss. 36, 39; 1973, c. 469, ss. 36, 37; c. 476, s. 193; 1989, c. 265, s. 1; 1989 (Reg. Sess., 1990), c. 1024, s. 12.18; 1991, c. 645, s. 12; 1997-202, s. 1; 1999-141, s. 1; 2001-387, s. 26; 2003-157, s. 1.)

§ 55-13-03. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters’ rights as to shares held on his behalf only if:

(1)	He submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights; and

(2)	He does so with respect to all shares of which he is the beneficial shareholder. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§§ 55-13-04 through 55-13-19. Reserved for future codification purposes.

Part 2. Procedure for Exercise of dissenters’ rights.

§ 55-13-20. Notice of dissenters’ rights.

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this Article and be accompanied by a copy of this Article.

(b) If corporate action creating dissenters’ rights under G.S. 55-13-02 is taken without a vote of shareholders or is taken by shareholder action without meeting under G.S. 55-7-04, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in G.S. 55-13-22. A shareholder who consents to shareholder action taken without meeting under G.S. 55-7-04 approving a corporate action is not entitled to payment for the shareholder’s shares under this Article with respect to that corporate action.

(c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters’ rights under G.S. 55-13-02 unless he voted for such corporate action. (1925, c. 77, s. 1; c. 235; 1929, c. 269; 1939, c. 5; c. 279; 1943, c. 270; G.S., ss. 55-26, 55-165, 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 2002-58, s. 2.)

§ 55-13-21. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights:

(1)	Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2)	Must not vote his shares in favor of the proposed action.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-22. Dissenters’ notice.

(a) If proposed corporate action creating dissenters’ rights under G.S. 55-13-02 is approved at a shareholders’ meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters’ notice to all shareholders who satisfied the requirements of G.S. 55-13-21.

(b) The dissenters’ notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after the approval of the board of directors, of the corporate action creating dissenters’ rights under G.S. 55-13-02, and must:

(1)	State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2)	Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3)	Supply a form for demanding payment;

(4)	Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and

(5)	Be accompanied by a copy of this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 1997-485, s. 4; 2001-387, s. 27; 2002-58, s. 3.)

§ 55-13-23. Duty to demand payment.

(a) A shareholder sent a dissenters’ notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-24. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.

(b) The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-25. Payment.

(a) As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation shall pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.

(b) The payment shall be accompanied by:

(1)	The corporation’s most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;

(2)	An explanation of how the corporation estimated the fair value of the shares;

(3)	An explanation of how the interest was calculated;

(4)	A statement of the dissenter’s right to demand payment under G.S. 55-13-28; and

(5)	A copy of this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; c. 770, s. 69; 1997-202, s. 2.)

§ 55-13-26. Failure to take action.

(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under G.S. 55-13-22 and repeat the payment demand procedure. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

§ 55-13-27. Reserved for future codification purposes.

§ 55-13-28. Procedure if shareholder dissatisfied with corporation’s payment or failure to perform.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his shares and interest due, if:

(1)	The dissenter believes that the amount paid under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;

(2)	The corporation fails to make payment under G.S. 55-13-25; or

(3)	The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision (a)(1) within 30 days after the corporation made payment for his shares or (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 1997-202, s. 3.)

§ 55-13-29. Reserved for future codification purposes.

Part 3. Judicial Appraisal of Shares.

§ 55-13-30. Court action.

(a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25, or (ii) the date of the dissenter’s payment demand under G.S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60-day period shall be deemed to have withdrawn his dissent and demand for payment.

(a1) Repealed by Session Laws 1997-202, s. 4.

(b) Reserved for future codification purposes.

(c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.

(d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other civil actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action giving rise to the right of dissent under G.S. 55-13-02, there is no right to a trial by jury.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1; 1997-202, s. 4; 1997-485, ss. 5, 5.1.)

§ 55-13-31. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.

(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(1)	Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or

(2)	Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

Appendix D

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-KSB/A

AMENDMENT No. 1

ANNUAL REPORT UNDER SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2006

Commission file number 027307

M&F BANCORP, INC.

(Name of Small Business Issuer in Its Charter)

North Carolina	56-1980549
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2634 Durham Chapel Hill Blvd. Durham, North Carolina	27707-2800
(Address of Principal Executive Offices)	(Zip Code)

(919) 683-1521

(Issuer’s Telephone Number, Including Area Code)

Securities registered under Section 12(b) of the Act: None

Securities registered under Section 12(g) of the Act:

Common Stock, no par value

(Title of class)

Check whether the issuer is not required to file reports pursuant to Section 13 or 15(d) of the Exchange Act.  ☐

Check whether the issuer: (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB.  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

State issuer’s revenues for its most recent fiscal year. $18,042,386

State the aggregate market value of the voting and non-voting common equity held by non-affiliates computed by reference to the price at which the common equity was sold, or the average bid and asked prices of such common equity, as of a specified date within the past 60 days: $16,013,637 based on the closing price of such common stock on March 21, 2007, which was $9.50 per share.

State the number of shares outstanding of each of the issuer’s classes of common equity, as of the latest practicable date: 1,685,646 shares of common stock outstanding at December 27, 2007.

Documents Incorporated by Reference

Portions of the Proxy Statement for the 2007 Annual Meeting of Stockholders of M&F Bancorp, Inc. to be held on May 16, 2007 (the “Proxy Statement”), are incorporated by reference into Part III.

Explanatory Note

M&F Bancorp, Inc. (the “Company”) is filing this Amendment No. 1 on Form 10-KSB/A (“Amended 10-KSB”) to its Annual Report on Form 10-KSB for the year ended December 31, 2006, initially filed with the Securities and Exchange Commission (“SEC”) on March 30, 2007 (“Original 10-KSB”), solely in order to amend and restate the consolidated financial statements and other financial information at December 31, 2006, and for the year then ended.

During the fourth quarter of 2006, the Company adopted SFAS 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans” (an amendment of FASB Statements no. 87, 88, 106 and 123R). In connection with its implementation of SFAS 158, the Company included the cumulative effect of adoption as a component of Comprehensive Income for 2006, rather than as a direct adjustment to the ending balance of Accumulated Other Comprehensive (Loss). Accordingly, Comprehensive Income for 2006 should have been $2.060 million rather than $1.768 million, as reported. The effect of this reporting had no impact on Net Income for 2006 or Total Shareholders’ Equity as of December 31, 2006, as reported. The Company has corrected the presentation of Shareholders’ Equity and Other Comprehensive Income on pages 38 and 39 of this Amended 10-KSB.

The Company believes that the revisions made in this Amended 10-KSB are not, individually or in the aggregate, material to its business, financial condition or results of operations. Accordingly, the Company believes that its disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Securities Exchange Act of 1934) are effective to provide reasonable assurance that information it is required to disclose in its reports under the Securities Exchange Act of 1934 is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that such information is accumulated and communicated to its management as appropriate to allow timely decisions regarding required disclosure.

Item 13 of the Original 10-KSB has been amended to contain currently dated consents from the Company’s independent registered public accounting firms and currently dated certifications from the Company’s Chief Executive Officer and Chief Accounting Officer, which consents and certifications are filed herewith as Exhibits 23, 31 and 32.

None of the items revised herein nor any other item in the Original 10-KSB has been updated to reflect events, results or developments concerning the Company’s business, financial condition or results of operations occurring after the Original 10-KSB or to modify or update those disclosures affected by subsequent events. Readers should be advised that this Amended 10-KSB continues to describe conditions as of the date of the Original 10-KSB.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

FORM 10-KSB/A (Amendment No. 1) INDEX

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Statement Regarding Forward-Looking Statements

This Annual Report on Form 10-KSB contains and incorporates by reference statements relating to future results of M&F Bancorp, Inc. (the “Company”) that are considered “forward-looking” within the meaning of Section 27A of the Securities Act of 1933, as amended, (the “Securities Act”) and Section 21B of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The forward-looking statements are principally, but not exclusively, contained in Item 1: “Description of Business” and Item 6: “Management’s Discussion and Analysis.” These statements relate to, among other things, expectations concerning loan demand, growth and performance, simulated changes in interest rates and the adequacy of our allowance for loan losses as well as, deposit mix and related cost and investment portfolio composition and associated fully equivalent taxable yields. These statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Actual results may differ materially from those expressed or implied as a result of certain risks and uncertainties, including, but not limited to, changes in political and economic conditions, interest rate fluctuations, competitive product and pricing pressures within our markets, equity and fixed income market fluctuations, personal and corporate customers’ bankruptcies, inflation, acquisitions and integrations of acquired businesses, technological changes, changes in law and regulations, changes in fiscal, monetary, regulatory and tax policies, monetary fluctuations, success in gaining regulatory approvals when required, as well as, other risks and uncertainties reported from time to time in our filings with the Securities and Exchange Commission (the “SEC”). Forward-looking statements and factors that may cause actual results to differ materially are also discussed within Item 6: “Management’s Discussion and Analysis.” Broadly speaking, forward-looking statements include:

•	projections of the Company’s revenues, income, earnings per share, capital expenditures, dividends, capital structure or other financial items;

•	descriptions of plans or objectives of the Company’s management for future operations, products or services;

•	forecasts of the Company’s future economic performance; and

•	descriptions of assumptions underlying or relating to any of the foregoing.

The Company may make forward-looking statements discussing management’s expectations about:

•	future credit losses and nonperforming assets;

•	the impact of new accounting standards;

•	future short-term and long-term interest rate levels and their impact on the Company’s net interest margin, net income, liquidity and capital; and

•	future capital expenditures.

Forward-looking statements discuss matters that are not historical facts. Because they discuss future events or conditions, forward-looking statements often include words such as “anticipate,” “might,” “believe,” “estimate,” “expect,” “plan,” “could,” “may,” “should,” “will,” “would”, or similar expressions. Do not unduly rely on forward-looking statements. They detail management’s expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and management may not update them to reflect changes that occur after the date the statements are made.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

PART I

ITEM 1.	DESCRIPTION OF BUSINESS

GENERAL

Based in Durham, North Carolina (“NC”), M&F Bancorp, Inc. (the “Company”) is the holding company for Mechanics and Farmers Bank (the “Bank”), a state chartered commercial bank that was organized in 1907 and began operations in 1908.

The Company, established in 1999, is a bank holding company, registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) under the Bank Holding Company Act of 1956, as amended (the “BHCA”). The Company’s sole activity currently consists of owning the Bank. The Company’s principal source of income is any dividends, which are declared and paid by the Bank on its issued and outstanding capital stock. The Company uses such income to pay dividends to shareholders and cover expenses.

The majority of the Company’s operations occur at the Bank level. Throughout this Annual Report on Form 10-KSB, results of operations will be discussed by referring to the Bank’s operations unless a specific reference is made to the Company and its operating results apart from those of the Bank.

As a NC-chartered bank, the Bank is subject to examination and regulation by the Federal Deposit Insurance Corporation (the “FDIC”) and the Commissioner of Banks, NC Department of Commerce (the “Commissioner”). The Bank is further subject to certain regulations of the Federal Reserve, including governing reserves required to be maintained against deposits and other matters. The business and regulation of the Company and the Bank are also subject to legislative changes from time to time. See “Supervision and Regulation” for additional discussion.

The Bank provides a broad range of financial products and services through nine offices located in the NC markets below:

Market	Number of Branches
Durham	3
Raleigh	2
Charlotte	3
Winston-Salem	1

GENERAL DESCRIPTION OF MARKET AREA

The Bank has three offices in Durham, NC, two offices in Raleigh, NC, three offices in Charlotte, NC, and one office in Winston-Salem, NC. All offices are located in metropolitan areas with employment spread primarily among service, manufacturing and governmental activities. All offices are located in areas of high competition among financial service providers. As of June 30, 2006, based on the FDIC Summary of Deposit Data accumulated and ranked within the related geographic metropolitan statistical area: (i) Durham had 20 commercial banks and savings associations, and the Bank ranked 11th in deposit size; (ii) Raleigh had 29 commercial banks and savings associations, and the Bank ranked 17th in deposit size; (iii) the Charlotte metropolitan area had 46 commercial banks and savings associations, and the Bank ranked 36th in deposit size: and (iv) Winston-Salem had 19 commercial banks and savings associations, and the Bank ranked 16th in deposit size.

LENDING ACTIVITIES

General. The Bank’s primary source of revenue is interest and fee income from its lending activities, consisting primarily of automobile, home equity, home improvement, personal, residential mortgage, commercial real estate, construction and commercial loans. The Bank also offers both personal and commercial overdraft protection in connection with its checking accounts. As of December 31, 2006, approximately 94% of the Bank’s loan portfolio was secured by real property, 5% was secured by personal property, and less than one percent was unsecured. On December 31, 2006, the largest amount the Bank had outstanding to any one borrower and its affiliates was approximately $3.0 million. In addition to interest earned on loans, the Bank receives fees in connection with loan originations, loan modifications, late payments, loan assumptions and other miscellaneous services.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Loan Portfolio Composition. The Bank’s consolidated gross loan portfolio, before the effects of $0.37 million in deferred origination fees (net), totaled approximately $161.9 million at December 31, 2006 representing 60.41% of the Bank’s total assets. As of December 31, 2006, approximately 62.40% of the Bank’s gross loan portfolio was composed of adjustable rate loans, and approximately 37.60% of the Bank’s gross loan portfolio was composed of fixed rate loans. As of December 31, 2006, approximately $4.0 million, or 2.47%, of the Bank’s gross loan portfolio was composed of consumer loans. On such date, approximately $4.1 million, or 2.53%, of the Bank’s gross loan portfolio was composed of commercial loans, approximately $152.6 million, or 94.3%, consisted of real estate loans and the remaining insignificant amount consisted of other loans.

Origination, Purchase and Sale of Loans. Residential mortgage loans generally are originated in conformity with purchase requirements of the Federal National Mortgage Association. Accordingly, although the Bank does not originate loans for the purpose of sale, the Bank believes such loans are saleable in the secondary market. The Bank did not purchase, nor did it sell any loans in fiscal years 2006 or 2005.

Asset Classification. Applicable regulations require each insured institution to “classify” its own assets on a regular basis. In addition, in connection with examinations of financial institutions, regulatory examiners have authority to identify problem assets and, if appropriate, classify them. Problem assets are classified as “substandard,” “doubtful” or “loss,” depending on the presence of certain characteristics as discussed below.

An asset is considered “substandard” if not adequately protected by the current net worth and paying capacity of the obligor or the collateral pledged, if any. “Substandard” assets include those characterized by the “distinct possibility” that the insured institution will sustain “some loss” if the deficiencies are not corrected. Assets classified as “doubtful” have all of the weaknesses inherent in those classified “substandard” with the added characteristic that the weaknesses present make “collection or liquidation in full,” because of currently existing facts, conditions, and values, “highly questionable and improbable.” Assets classified “loss” are those considered “uncollectible” and of such little value that their continuance as assets without the establishment of a loss reserve is not warranted.

In 2005, the Board of Directors of the Bank approved a new credit classification system to evaluate the risks inherent in the Bank’s loan portfolio. During 2006, management undertook an evaluation of the loan portfolio based on this new classification system. The results of this evaluation have been taken into consideration in determining provisions to the allowance for loan losses during 2006. This approach did not have a material impact on the financial results or on the amount included in the allowance for loan losses during 2006.

As of December 31, 2006, the Bank had approximately $7.7 million of loans classified as “substandard,” no loans classified as “doubtful,” and no loans classified as “loss.” Total classified assets as of December 31, 2006 and 2005 were approximately $16.0 million and $16.3 million, respectively.

In connection with the filing of periodic reports with regulatory agencies, the Bank reports any assets that possess credit deficiencies or potential weaknesses deserving close attention by management. These assets may be considered “special mention” assets and do not yet warrant adverse classification. As of December 31, 2006, the Bank had approximately $8.3 million of loans in the “special mention” category, as compared to $4.3 million as of December 31, 2005.

When an insured institution classifies problem assets as either substandard or doubtful, management analyzes the loan for the purpose of determining if the loan is impaired. In making this determination, the Bank follows the guidance of Statement of Financial Accounting Standards (“SFAS”) No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosures. As described below, the assessment of whether a loan is impaired is an integral component in determining an appropriate estimate of the valuation allowance. When an insured institution classifies problem assets as “loss,” it charges off the balance of the asset. The Bank’s determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the FDIC and the Commissioner, which can order the establishment of additional loss allowances.

ALLOWANCE FOR LOAN LOSSES

In originating loans, the Bank recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a secured loan, the quality of the security for the loan as well as general economic conditions. It is management’s policy to maintain an adequate allowance for loan losses based on, among other things, the Bank’s historical loan loss experience, evaluation of economic conditions and regular review of delinquencies and loan portfolio quality.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

The Bank prepares a quarterly analysis of the allowance for loan losses, with the objective of quantifying portfolio risk as a dollar amount. The determination of the allowance for loan losses is based on eight qualitative factors and one quantitative factor for each category and type of loan, along with any specific allowance for adversely classified loans within each category. Each factor is assigned a percentage weight and that total weight is applied to each loan category. Factors and associated weighting are different for each category. Qualitative factors include: levels and trends in delinquencies and nonaccrual loans; trends in volumes and terms of loans; effects of any changes in lending policies; the experience, ability and depth of management; national and local economic trends and conditions; concentrations of credit; quality of the Bank’s loan review system; and regulatory requirements. The total allowance thus changes as the percentage weight assigned to each factor is increased or decreased due to the particular circumstances, as the various types and categories of loans change as a percentage of total loans and as specific allowances are required due to increases in adversely classified loans. See Note 1 to the Consolidated Financial Statements for the year ended December 31, 2006 for additional information regarding the determination of the provision and allowance for loan losses.

The Bank follows the guidance of SFAS No. 5, Accounting for Contingencies and SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosures. SFAS No. 5 requires that losses be accrued when they are probable of occurring and estimatable. SFAS No. 114 requires that impaired loans, within its scope, be measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan’s observable market price, or the fair value of the collateral if the loan is collateral dependent. SFAS No. 114 excludes smaller balance and homogeneous loans, which are collectively evaluated for impairment, from impairment reporting. Therefore, the Bank has designated consumer and residential mortgage loans to be excluded for this purpose. From the remaining loan portfolio, loans rated as doubtful, or worse, classified as nonaccrual, and troubled debt restructurings may be evaluated for impairment.

Loans are evaluated for nonaccrual status when principal or interest is delinquent for 90 days or more and are placed on nonaccrual status when a loan is specifically determined to be impaired. Any unpaid interest previously accrued on those loans is reversed from income. Any interest payments subsequently received are recognized as income unless, in management’s opinion, a potential for loss remains. Interest payments received on loans, where management believes a potential for loss remains, are applied as a reduction of the loan principal balance.

Management actively monitors the Bank’s asset quality, charges off loans against the allowance for loan losses when appropriate and provides specific loss reserves when necessary. Although management believes it uses the best information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic or other qualitative factors differ substantially from the conditions in the assumptions used in making the initial determinations.

INVESTMENT SECURITIES

Interest income from investment securities generally provides a significant source of income to the Bank. In addition, the Bank receives interest income from interest on overnight deposits with other financial institutions.

On December 31, 2006, the Bank’s investment securities portfolio totaled approximately $53.2 million and consisted of U.S. Government agency and mortgage-backed securities, obligations of states and political subdivisions and a single equity security holding.

The Bank’s investment strategy is intended, among other things, to (i) provide and maintain liquidity, (ii) maintain a balance of high quality, diversified investments to minimize risk, (iii) maximize returns, and (iv) manage interest rate risk. In terms of priorities, safety is considered more important than liquidity or return on investment. The Bank does not engage in hedging activities.

DEPOSITS AND BORROWINGS

General. Deposits are the primary source of the Bank’s funds for lending and other investment purposes. In addition to deposits, the Bank derives funds from loan principal repayments, interest payments, investment income, interest from its Federal funds deposits, and otherwise from its operations. Loan repayments are a relatively stable source of funds while deposit inflows and outflows may be significantly influenced by general interest rates and money market conditions. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources. They may also be used on a longer-term basis for general business purposes.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Deposits. In recent years, the Bank has experienced consistent deposit growth. On December 31, 2006 and 2005, the Bank’s deposits totaled approximately $223.8 million and $203.8 million, respectively. The Bank participates in a national listing service, QwickRate®1, to offer deposits to other financial institutions and it has three brokered certificates of deposit through CDARs®2. During 2006, approximately $16.7 million of growth was in certificates of deposits with institutional and commercial customers primarily obtained through QwickRate® and brokered through CDARs®. The majority of these deposits has a one-year term and reprice at market rates upon maturity.

The Bank attracts both short-term and long-term deposits from the general public by offering a variety of accounts and rates. The Bank offers savings accounts, interest-bearing and noninterest-bearing checking accounts, and fixed interest rate certificates with varying maturities. All deposit flows are greatly influenced by economic conditions, the general level of interest rates, competition and other factors. Traditionally, the Bank’s deposits have been obtained primarily from its market areas. The Bank utilizes traditional marketing methods to attract new customers and deposits, including print media advertising and direct mailings. The Bank does not advertise for deposits outside of its local market areas.

COMPETITION

The Bank faces strong competition in both attracting deposits and making loans. Its most direct competition for deposits has historically come from savings institutions, credit unions and other commercial banks located in its market areas within North Carolina, including large financial institutions, which have greater financial and marketing resources available to them. The Bank has also recently faced additional significant competition for investors’ funds from short-term money market securities and other corporate and government securities. The ability of the Bank to attract and retain deposits depends on its ability generally to provide a rate of return, liquidity and risk comparable to that offered by competing investment opportunities. As of June 30, 2006, based the FDIC Summary of Deposits Report, the Bank’s market share of the deposits in Durham, NC was approximately 1.9%, and less than one percent in each of Raleigh, Charlotte and Winston-Salem, NC.

EMPLOYEES

As of December 31, 2006, the Company and the Bank had a total of 87 employees (including two named executive officers), including 85 full-time equivalent employees.

AVAILABLE INFORMATION

The Company makes its Annual Report on Form 10-KSB, Quarterly Reports on Form 10-QSB, Current Reports on Form 8-K and amendments to those reports available free of charge on its internet website www.mfbonline.com, as soon as reasonably practicable after the reports are electronically filed with the SEC. Any materials that the Company files with the SEC may be read and/or copied at the SEC’s Public Reference Room at 100 F Street, NE, Washington, DC 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. These filings are also accessible on the SEC’s website at www.sec.gov.

Additionally, the Company’s corporate governance policies, including the charters of the Audit, Compensation, and Corporate Governance and Nominating committees; and its Codes of Ethics may also be found under the “Investor Relations” section of the Company’s website. The Company elects to disclose any amendments to or waivers of any provisions of its Code of Ethics applicable to its principal executive officers and senior financial officers on its website. A written copy of the foregoing corporate governance policies is available upon written request to the Company.

[1]

QwickRate sponsors a national brokered certificate of deposit market place, primarily for banks and credit unions and was founded in 1986. Currently, over 1,800 institutions participate. For additional information about QwickRate (the company and the product), see www.qwickrate.com.

[2]

The Certificates of Deposit Account Registry Service (“CDARs®”) is offered by Promontory Interfinancial Network, LLC (“Promontory”) of Arlington, Virginia. Promontory currently reports more than 900 banks are participants in the CDARs® program. For additional information about Promontory and CDARs®, see www.cdars.com.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

SUPERVISION AND REGULATION

Bank holding companies and commercial banks are subject to extensive federal and state governmental regulation and supervision. The following is a brief summary of certain statutes and regulations that apply to the Company and Bank. This summary is qualified in its entirety by reference to the particular statute and regulatory provisions cited below and are not intended to be an exhaustive description of the statutes or regulations applicable to the business of the Company and the Bank. Supervision, regulation and examination of the Company and the Bank by the regulatory agencies are intended primarily for the protection of depositors rather than shareholders of the Company. Statutes and regulations, which contain wide-ranging proposals for altering the structures, regulations, and competitive relationship of financial institutions are introduced regularly. The Company cannot predict whether or in what form any proposed statute or regulation will be adopted or the extent to which the business of the Company and the Bank may be affected by such statute or regulation.

The FDIC and the Commissioner completed examinations during 2005 and 2006. As a result of these examinations, the Bank agreed to, among other things, improve loan asset quality, underwriting and credit administration, increase liquidity, review all overhead costs, continually to evaluate the allowance for loan losses due to increases in the level of classified loans and more closely monitor capital ratios and requirements. Management has reported to the regulators on a quarterly basis throughout the period following the examinations, providing progress reports on each of the examiners’ recommendations.

General. There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by law and regulatory policy that are designed to minimize potential loss to the depositors of such depository institutions and the FDIC in the event the depository institution becomes in danger of, or in, default. For example, to avoid receivership of an insured depository institution subsidiary, a bank holding company is required to guarantee the compliance of any insured depository institution subsidiary that may become “undercapitalized” with the terms of any capital restoration plan filed by such subsidiary with its appropriate federal banking agency up to the lesser of (i) an amount equal to 5% of the bank’s total assets at the time the bank became undercapitalized or (ii) the amount which is necessary (or would have been necessary) to bring the bank into compliance with all acceptable capital standards as of the time the bank fails to comply with such capital restoration plan.

The Company, as a registered bank holding company, is subject to the regulation and supervision of the Federal Reserve. Under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so absent such policy. The Federal Reserve under the BHCA also has the authority to require a bank holding company to terminate any activity or to relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve’s determination that such activity or control constitutes a serious risk to the financial soundness and stability of any bank subsidiary of the bank holding company.

In addition, insured depository institutions under common control are required to reimburse the FDIC for any loss suffered by its deposit insurance funds as a result of the default of a commonly controlled insured depository institution or for any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interests of the deposit insurance funds. The FDIC’s claim for damages is superior to claims of stockholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institutions.

As a result of the Company’s ownership of the Bank, the Company is also registered under the bank holding company laws of NC. Accordingly, the Company is also subject to regulation and supervision by the Commissioner.

Sarbanes-Oxley Act of 2002. The Sarbanes-Oxley Act was signed into law in 2002 (“Sarbanes-Oxley”) and became some of the most sweeping federal legislation addressing accounting, corporate governance and disclosure issues. The impact of the Sarbanes-Oxley Act has been wide-ranging as it applies to all public companies and imposes significant new requirements for public company governance and disclosure requirements. Some of the provisions of the Sarbanes-Oxley Act became effective immediately while other provisions have subsequently been implemented or will be implemented in the future.

In general, the Sarbanes-Oxley Act mandated important new corporate governance and financial reporting requirements intended to enhance the accuracy and transparency of public companies’ reported financial results. It established new responsibilities for corporate chief executive officers, chief financial officers and audit committees in the financial reporting process and created a new regulatory body to oversee auditors of public companies. It backed these requirements with new SEC enforcement tools, increased criminal penalties for federal mail, wire and securities fraud, and created new criminal penalties for document and record destruction in connection with federal investigations. It also increased the opportunity for more private litigation by lengthening the statute of limitations for securities fraud claims and providing new federal corporate whistleblower protection.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

The economic and operational effects of this legislation on public companies, including the Company, have been and will continue to be significant in terms of the time, resources and costs associated with complying with its requirements. Because the Sarbanes-Oxley Act, for the most part, applies equally to larger and smaller public companies, we will be presented with additional challenges as a smaller financial institution seeking to compete with larger financial institutions in our market. In 2006, the SEC announced (with respect to certain categories of reporting companies, including the Company) a delay in requiring disclosure of (i) internal controls over financial reporting, until the first fiscal year ending on or after July 15, 2007; and (ii) independent auditor’s attestation report on management’s assessment of the company’s internal control over financial reporting, until the first fiscal year ending after December 15, 2008.

USA Patriot Act. The USA Patriot Act of 2001 was enacted in response to the terrorist attacks that occurred in New York, Pennsylvania and Washington, D.C. on September 11, 2001. The Act was intended to strengthen the ability of U.S. law enforcement and the intelligence community to work cohesively to combat terrorism on a variety of fronts. The impact of the Act on financial institutions of all kinds is significant and wide ranging. The Act contained sweeping anti-money laundering and financial transparency laws and requires various regulations, including standards for verifying customer identification at account opening, and rules to promote cooperation among financial institutions, regulators, and law enforcement entities in identifying parties that may be involved in terrorism or money laundering.

The Gramm-Leach-Bliley Act. The federal Gramm-Leach-Bliley Act, (the “GLB Act”) dramatically changed various federal laws governing the banking, securities and insurance industries. The GLB Act expanded opportunities for banks and bank holding companies to provide services and engage in other revenue-generating activities that previously were prohibited to them. However, this expanded authority also presents the Company with new challenges as its larger competitors are able to expand their services and products into areas that are not feasible for smaller, community oriented financial institutions. The GLB Act has had a significant economic impact on the banking industry and on competitive conditions in the financial services industry generally.

Capital Adequacy Guidelines for Holding Companies. The Federal Reserve has adopted capital adequacy guidelines for bank holding companies and banks that are members of the Federal Reserve System and have consolidated assets of $500.0 million or more. Bank holding companies subject to the Federal Reserve’s capital adequacy guidelines are required to comply with the Federal Reserve’s risk-based capital guidelines. Under these regulations, the minimum ratio of total capital to risk-weighted assets is 8%. At least half of the total capital is required to be “Tier I capital,” principally consisting of common stockholders’ equity, noncumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less certain goodwill items. The remainder (“Tier II capital”) may consist of a limited amount of subordinated debt, certain hybrid capital instruments and other debt securities, perpetual preferred stock, and a limited amount of the general loan loss allowance. In addition to the risk-based capital guidelines, the Federal Reserve has adopted a minimum Tier I capital (leverage) ratio, under which a bank holding company must maintain a minimum level of Tier I capital to average total consolidated assets of at least 3% in the case of a bank holding company which has the highest regulatory examination rating and is not contemplating significant growth or expansion. All other bank holding companies are expected to maintain a Tier I capital (leverage) ratio of at least 1% to 2% above the stated minimum.

Capital Requirements for the Bank. The Bank, as a NC commercial bank, is required to maintain a surplus account equal to 50% or more of its paid-in capital stock. As a NC chartered, FDIC-insured commercial bank, which is not a member of the Federal Reserve System, the Bank is also subject to capital requirements imposed by the FDIC. Under the FDIC’s regulations, state nonmember banks that (a) receive the highest rating during the examination process and (b) are not anticipating or experiencing any significant growth, are required to maintain a minimum leverage ratio of 3% of total consolidated assets; all other banks are required to maintain a minimum ratio of 1% or 2% above the stated minimum, with a minimum leverage ratio of not less than 4%. The Bank exceeded all applicable capital requirements as of December 31, 2006.

Dividend and Repurchase Limitations. The Company must obtain Federal Reserve approval prior to repurchasing its common stock for consideration in excess of 10% of its net worth during any twelve-month period unless the Company (i) both before and after the redemption satisfies capital requirements for “well capitalized” state member banks; (ii) received a one or two rating in its last examination; and (iii) is not the subject of any unresolved supervisory issues.

Although the payment of dividends and repurchase of stock by the Company are subject to certain requirements and limitations of NC corporate law, except as set forth in the next paragraph, neither the Commissioner nor the FDIC have promulgated any regulations specifically limiting the right of the Company to pay dividends and repurchase shares. However, the ability of the Company to pay dividends or repurchase shares is entirely dependent upon the Company’s receipt of dividends from the Bank.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

NC commercial banks, such as the Bank, are subject to legal limitations on the amounts of dividends they are permitted to pay. The Bank may pay dividends from undivided profits, which are determined by deducting and charging certain items against actual profits, including any contributions to surplus required by NC law. In addition, an insured depository institution, such as the Bank, is prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become “undercapitalized” (as such term is defined in the applicable law and regulations).

Deposit Insurance. The deposits of the Bank are currently insured to a maximum of $100,000 per depositor, subject to aggregation rules. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. Since 1993, insured depository institutions like the Bank have paid for deposit insurance under a risk-based premium system. Insurance of deposits may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition to continue operations, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC. Due to its severe consequences, the FDIC historically uses insurance termination as an enforcement action of last resort and the termination process itself involves substantial notice, a formal adjudicative hearing and federal appellate review. In instances where deposit insurance is terminated, the financial institution is required to notify its depositors and insured funds on the date of termination that they will continue to be insured for at least six months and up to two years, at the discretion of the FDIC. After the date of termination, no new deposits accepted by the financial institution will be federally insured.

Federal Deposit Insurance Reform. On February 8, 2006, President Bush signed the Federal Deposit Insurance Reform Act of 2005 (“FDIRA”). The FDIC was required to adopt rules implementing the various provisions of FDIRA by November 5, 2006. Among other things, FDIRA changes the Federal deposit insurance system by:

•	raising the coverage level for retirement accounts to $250,000;

•	indexing deposit insurance coverage levels for inflation beginning in 2012;

•	prohibiting undercapitalized financial institutions from accepting employee benefit plan deposits;

•	merging the Bank Insurance Fund and Savings Association Insurance Fund into a new Deposit Insurance Fund (the “DIF”); and

•	providing credits to financial institutions that capitalized the FDIC prior to 1996 to offset future assessment premiums.

FDIRA also authorizes the FDIC to revise the current risk-based assessment system, subject to notice and comment and caps the amount of the DIF at 1.50% of domestic deposits. The FDIC must issue cash dividends, awarded on a historical basis, for the amount of the DIF over the 1.50% ratio. Additionally, if the DIF exceeds 1.35% of domestic deposits at year-end, the FDIC must issue cash dividends, awarded on a historical basis, for half of the amount of the excess.

Federal Home Loan Bank System. The Federal Home Loan Bank (“FHLB”) system provides a central credit facility for member institutions. In December 2004, the FHLB of Atlanta implemented a new capital plan. As a member of the FHLB of Atlanta and under the new capital plan, the Bank is required to own capital stock in the FHLB of Atlanta in an amount at least equal to 0.20% (or 20 basis points) of the Bank’s total assets at the end of each calendar year, plus 4.5% of its outstanding advances (borrowings) from the FHLB of Atlanta under the new activity-based stock ownership requirement. On December 31, 2006, the Bank was in compliance with this requirement.

Community Reinvestment. Under the Community Reinvestment Act (“CRA”), as implemented by regulations of the FDIC, an insured institution has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate-income neighborhoods. The CRA does not establish specific lending requirements or programs for financial institutions, nor does it limit an institution’s discretion to develop, consistent with the CRA, the types of products and services that it believes are best suited to its particular community. The CRA requires the federal banking regulators, in connection with their examinations of insured institutions, to assess the institutions’ records of meeting the credit needs of their communities, using the ratings of “outstanding”, “satisfactory”, “needs to improve”, or “substantial noncompliance”, and to take that record into account in its evaluation of certain applications by those institutions. All institutions are required to make public disclosure of their CRA performance ratings. The Bank received an “outstanding” rating in its last CRA examination, which was conducted during October 2003.

Prompt Corrective Action. The FDIC has broad powers to take corrective action to resolve the problems of insured depository institutions. The extent of these powers will depend upon whether the institution in question is “well capitalized”, “adequately capitalized”, “undercapitalized”, “significantly undercapitalized”, or “critically undercapitalized”. Under the regulations, an institution is considered “well capitalized” if it has (i) a total risk-based capital ratio of 10% or greater, (ii) a Tier I risk-based capital ratio of 6% or greater, (iii) a leverage ratio of 5% or greater and (iv) is not subject to any order or written directive to meet and maintain a specific capital level for any capital measure. An “adequately capitalized” institution is defined as one that has (i) a total risk-based capital ratio of 8% or greater, (ii) a Tier I risk-based capital ratio of 4% or greater and (iii) a leverage ratio of 4% or greater (or 3% or greater in the case of an institution with the highest examination rating). An institution is considered “undercapitalized” if it has (i) a total risk-based capital ratio of less than 8%, (ii) a Tier I risk-based capital ratio of less than 4% or (iii) a leverage ratio of less than 4% (or

M&F BANCORP, INCORPORATED AND SUBSIDIARY

3% in the case of an institution with the highest examination rating. An institution is considered “significantly undercapitalized” if the institution has (i) a total risk-based capital ratio of less than 6%, (ii) a Tier I risk-based capital ratio of less than 3% or (iii) a leverage ratio of less than 3%, and is considered “critically undercapitalized” if the institution has a ratio of tangible equity to total assets equal to or less than 2%. As of December 31, 2006, the Company and the Bank were classified as “well capitalized”.

Changes in Control. The BHCA prohibits the Company from acquiring direct or indirect control of more than 5% of the outstanding voting stock or substantially all of the assets of any bank or savings bank or merging or consolidating with another bank holding company or savings bank holding company without prior approval of the Federal Reserve. Similarly, Federal Reserve approval (or, in certain cases, non-disapproval) must be obtained prior to any person acquiring control of the Company. Control is conclusively presumed to exist if, among other things, a person acquires more than 25% of any class of voting stock of the Company or controls in any manner the election of a majority of the directors of the Company. Control is presumed to exist if a person acquires more than 10% of any class of voting stock and the stock is registered under Section 12 of the Exchange Act or the acquiror will be the largest shareholder after the acquisition.

Federal Securities Law. The Company has registered its common stock with the SEC pursuant to Section 12(g) of the Exchange Act. As a result of that registration, the proxy and tender offer rules, insider trading reporting requirements, annual and periodic reporting and other requirements of the Exchange Act are applicable to the Company.

Restrictions on Transactions with Affiliates. The Bank is subject to the provisions of Sections 23A and 23B of the Federal Reserve Act and Regulation W thereunder. Section 23A places limits on the amount of:

•	a bank’s loans or extensions of credit to, or investment in, its affiliates;

•	assets a bank may purchase from affiliates, except for real and personal property exempted by the Federal Reserve Board;

•	the amount of loans or extensions of credit by a bank to third parties which are collateralized by the securities or obligations of the bank’s affiliates; and

•	a bank’s guarantee, acceptance or letter of credit issued on behalf of one of its affiliates.

The total amount of the above transactions is limited in amount, as to any one affiliate, to 10% of a bank’s capital and surplus and, as to all affiliates combined, to 20% of a bank’s capital and surplus. In addition to the limitation on the amount of these transactions, each of the above transactions must also meet specified collateral requirements. The Bank also must comply with other provisions designed to avoid the taking of low-quality assets from an affiliate.

The Bank also is subject to the provisions of Section 23B of the Federal Reserve Act which, among other things, prohibits a bank from engaging in the above transactions with its affiliates unless the transactions are on terms substantially the same, or at least as favorable to the bank or its subsidiaries, as those prevailing at the time for comparable transactions with nonaffiliated companies.

Under Section 22(h), loans to directors, executive officers and shareholders who own more than 10% of a depository institution (18% in the case of institutions located in an area with less than 30,000 in population), and certain affiliated entities of any of the foregoing, may not exceed, together with all other outstanding loans to such person and affiliated entities, the institution’s loans-to-one-borrower limit (as discussed below). Section 22(h) also prohibits loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers and shareholders who own more than 10% of an institution, and their respective affiliates, unless such loans are approved in advance by a majority of the board of directors of the institution. Any “interested” director may not participate in the voting. The FDIC has prescribed the loan amount (which includes all other outstanding loans to such person), as to which such prior board of director approval is required, as being the greater of $25,000 or 5% of capital and surplus (up to $500,000). Further, pursuant to Section 22(h), the Federal Reserve requires that loans to directors, executive officers, and principal shareholders be made on terms substantially the same as offered in comparable transactions with non-executive employees of the Bank. The FDIC has imposed additional limits on the amount a bank can loan to an executive officer.

Other. Additional regulations require annual examinations of all insured depository institutions by the appropriate federal banking agency, with some exceptions for small, well-capitalized institutions and state chartered institutions examined by state regulators. Additional regulations also establish operational and managerial, asset quality, earnings and stock valuation standards for insured depository institutions, as well as compensation standards.

The Bank is subject to examination by the FDIC and the Commissioner. In addition, the Bank is subject to various other state and federal laws and regulations, including state usury laws, laws relating to fiduciaries, consumer credit and equal credit, fair credit reporting laws and laws relating to branch banking. The Bank, as an insured North Carolina commercial bank, is prohibited from engaging as a principal in activities that are not permitted for national banks, unless (i) the FDIC determines that the activity would pose no significant risk to the appropriate deposit insurance fund and (ii) the Bank is, and continues to be, in compliance with all applicable capital standards.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Under Chapter 53 of the North Carolina General Statutes, if the capital stock of a North Carolina commercial bank is impaired by losses or otherwise, the Commissioner is authorized to require payment of the deficiency by assessment upon the bank’s shareholders, pro rata, and to the extent necessary, if any such assessment is not paid by any shareholder, upon 30 days notice, to sell as much as is necessary of the stock of such shareholder to make good the deficiency.

ITEM 2.	DESCRIPTION OF PROPERTY

At December 31, 2006, the Company conducted its business from the headquarters office in Durham, NC, and its nine branch offices in Durham, Raleigh, Charlotte and Winston-Salem, NC.

The following table sets forth certain information regarding the Bank’s properties as of December 31, 2006. Rent expense incurred by the Bank under leases totaled approximately $0.05 million for the year ended December 31, 2006.

Address	Tax Value of Property	Owned	Leased	Deposits*	ATM
Main Banking Office 116 West Parrish Street Durham, North Carolina	n/a		✓	$64,163
Corporate Office 2634 Chapel Hill Boulevard Durham, North Carolina	$3,368,343	✓		$17,214
Mutual Plaza Durham, North Carolina	n/a		✓	$432
2705 Chapel Hill Boulevard Durham, North Carolina	$355,051	✓		$38,395	✓
13 East Hargett Street Raleigh, North Carolina	$733,652	✓		$44,021
1824 Rock Quarry Road Raleigh, North Carolina	n/a		✓	$10,500	✓
2101 Beatties Ford Road Charlotte, North Carolina	$196,900	✓		n/a
101 Beatties Ford Road Charlotte, North Carolina	$339,500	✓		$23,196
770 Martin Luther King Drive Winston Salem, North Carolina	$645,000	✓		$23,687	✓
3225 Sugar Creek Road Charlotte, North Carolina	n/a		✓	$2,221	✓
Durham Bulls Ballpark Durham, North Carolina	n/a			n/a	✓

*	In thousands

The total net book value of the Company’s furniture, fixtures and equipment, as well as rights under capital lease, on December 31, 2006 was $1.2 million. All properties are considered by management to be in good condition and adequately covered by insurance. Additional information about the Company’s property is set forth in Note 5 to the consolidated financial statements, which note is incorporated herein by reference.

Any property acquired as a result of foreclosure or by deed in lieu of foreclosure is classified as real estate owned until the time it is sold or otherwise disposed of by the Bank in an effort to recover its investment. At December 31, 2006, the Bank recorded $0.9 million in real estate acquired in settlement of loans.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

ITEM 3.	LEGAL PROCEEDINGS

From time to time, the Company may become involved in legal proceedings occurring in the ordinary course of business. However, subject to the uncertainties inherent in any litigation, management believes there currently are no pending or threatened proceedings that are reasonably likely to result in a material adverse change in the Company’s consolidated financial condition or operations.

ITEM 4.	SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

No matter was submitted to a vote of the Company’s shareholders during the quarter ended December 31, 2006.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

PART II

ITEM 5.	MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

The Company’s common stock is quoted on the OTC Bulletin Board under the symbol “MFBP”.

As of March 12, 2007, there were 1,685,646 shares of the Company’s common stock outstanding, which were held by 1,113 shareholders of record, (not including persons or entities whose stock is held in nominee or ‘street’ name through various brokerage firms or banks). The following table shows the high and low sale price of the Company’s common stock for the previous eight quarters. These quotations reflect inter dealer prices, without retail mark up, mark down or commission and may not represent actual transactions. The table also reflects the per share amount of cash dividends paid for each share during the fiscal quarter for each of the last two fiscal years. No stock dividend was paid during any of the fiscal quarters listed.

Quarterly Common Stock Market Price Ranges and Dividends

2006 Price Range	Quarter 1	Quarter 2	Quarter 3	Quarter 4
High	$12.00	$13.00	$11.50	$10.25
Low	$9.15	$9.00	$9.10	$9.55
Close	$10.50	$10.10	$9.55	$9.90
Dividend	$0.05	$0.05	$0.05	$0.05

2005 Price Range	Quarter 1	Quarter 2	Quarter 3	Quarter 4
High	$13.23	$19.50	$12.75	$14.99
Low	$10.35	$11.30	$11.50	$10.50
Close	$13.10	$11.50	$12.75	$11.50
Dividend	$0.05	$0.05	$0.05	$0.05

The Company did not sell any of its securities in the last three fiscal years, which were not registered under the Securities Act

The Company did not repurchase any shares of its common stock during 2006 or 2005.

See “Item 1. Business – Supervision and Regulation – Dividend and Repurchase Limitations” above for regulatory restrictions, which limit the ability of the Company to pay dividends.

The following table sets forth information as of December 31, 2006 regarding equity compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	25,200	$7.84	145,800
Equity compensation plans not approved by security holders	—	—	—

Total	25,200	$7.84	145,800

M&F BANCORP, INCORPORATED AND SUBSIDIARY

ITEM 6.	MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

Management’s Discussion and Analysis (the “MD&A”) is provided to assist readers in their analysis of the Company’s Consolidated Financial Statements and supplemental financial information. The MD&A should be read in conjunction with the Consolidated Financial Statements and related notes included elsewhere herein. See “Item 1 – Description of Business”, above, which section is incorporated herein by reference. Because the Company’s primary asset is the Bank, the discussion that follows focuses on the Bank’s business and operations.

EXECUTIVE OVERVIEW

Review of 2006

Earnings increased by $1.0 million, or 131.3%, in 2006 from 2005, which was the result of increased net interest income, lower provisions for loans losses and a reduction in Noninterest Expense. During 2006, the Bank benefited from the rising interest rate environment with respect to overnight cash deposits, loans and investment securities, which in aggregate exceeded the negative impact on deposits. As of December 31, 2006, the ratio of the Bank’s rate sensitive assets to rate sensitive liabilities was 103.11% within one year, meaning the Bank was in a relatively neutral gap position. In a neutral gap position, assets and liabilities repricing is the same in either a rising or falling interest rate environment. In addition to the increase in net interest income, in response to remediation of certain loan quality issues discussed below, the Bank recorded a credit for loan losses of $0.05 million in 2006, compared to a provision of $0.66 million in 2005. Nonperforming assets decreased $4.4 million or 75.9% when comparing December 31, 2006 with December 31, 2005. This decrease in nonperforming assets primarily related to the Bank placing two large loan relationships back on accrual status.

The FDIC and the Commissioner completed examinations during 2005 and 2006. As a result of these examinations, the Bank agreed to, among other things, improve loan asset quality, underwriting and credit administration, increase liquidity, review all overhead costs, continue to evaluate the allowance for loan losses due to increases in the level of classified loans and more closely monitor capital ratios and requirements. Management has reported on a quarterly basis to the regulators throughout the period following the examinations, providing progress reports on each of the examiners’ recommendations.

In the opinion of management, the Company achieved some significant milestones and financial goals during 2006, most notably:

•	Asset growth to approximately $268.0 million, a record level,

•	In response to low loan production, increasing our investment portfolio to $53.2 million,

•	Entering into a strategic depository relationship agreement with a money center bank in the aggregate amount of $15.0 million during the fourth quarter

The following factors significantly affected 2006 earnings and financial position:

•

Net interest income increased approximately $0.5 million, due to the increase in the average yield of interest-earning assets exceeding the impact of the increase in the average cost of interest-bearing liabilities, as exhibited later in the “Average Balances and Interest Income Analysis”.

•

In response to a significant improvement in overall asset quality of the loan portfolio, exemplified by nonperforming assets reducing from $5.8 million in 2005 to $1.4 million in 2006, resulting in the provision for loan losses decreasing by $0.7 million from 2006 to 2005.

•	Total noninterest income moderated during 2006 by approximately $0.4 million, largely related to the maturation of the Bank’s bounce protection program, which was introduced in May 2005.

•

Salaries and employee benefits decreased by approximately $1.0 million. The primary factor was the additional pension cost recognized during 2005 associated with the nonqualified Supplemental Executive Retirement Plan (the “SERP”) of $0.6 million related to special termination benefits and curtailment losses.

Outlook for 2007

During the second half 2006, under the leadership of its new chairman, the Federal Open Market Committee maintained a stable rate environment, with the target Federal Funds rate cresting at 5.25%. Based on a recent economists’ forecast survey published by Bloomberg (dated March 7, 2007), the consensus forecast is for rates to remain stable during the first three quarters of 2007, dropping by 25 basis points during the fourth quarter of 2007. As of December 31, 2006, the Bank was in a relatively neutral gap position of 103.11% (defined as rate sensitive assets divided by rate sensitive liabilities, as exhibited later in the “Interest Rate Sensitivity (Gap Analysis)”).

M&F BANCORP, INCORPORATED AND SUBSIDIARY

The Bank shall endeavor to grow its loan portfolio, using both deposit growth and alternative borrowing sources to fund such loan growth. During the second half of 2006, the Bank recruited and hired four experienced loan officers, including two city executives.

Although 2007 may continue to bring a mixed economic environment, the Company remains optimistic about its ability to perform under varying economic conditions. In the near term, the Company will undertake conversion of its underlying core information and ancillary systems, scheduled to occur during the second quarter of 2007. This core system migration will allow the Bank to better serve existing customers, provide a basis for expanding the current suite of products and services as well as provide management with more accurate and timely information upon which to assess and make critical decisions. Over the longer term, the Company plans to continue to diversify and broaden its market, customer and economic base, when favorable conditions and resources allow, as we seek to generate stable and sustainable earnings for our shareholders.

As management looks forward, there are several key challenges that the Company will face, namely:

•	Technology changes, including the core information and ancillary systems migration, scheduled for the second quarter of 2007,

•	Asset quality, continuing the marked improvement experienced in 2006,

•	Interest rate volatility, managing associated risk through a more focused and effective asset liability management process,

•	Improving operating efficiency, improving people, process and systems,

•	Relationship banking, linking loan and core deposit growth.

APPLICATION OF CRITICAL ACCOUNTING POLICIES AND ESTIMATES

We have established various accounting policies, which govern the application of accounting principles generally accepted in the United States of America in preparation of our consolidated financial statements. Our significant accounting policies are described in Note 1 to the Consolidated Financial Statements. Certain accounting policies require us to make significant estimates and assumptions, which have a material impact on the carrying value of certain assets and liabilities, and consider these critical accounting policies. The estimates and assumptions we use are based on historical experience and other factors, which we believe to be appropriate and reasonable under the circumstances. Actual results could differ significantly from these estimates and assumptions, which could have a material impact on the carrying value of assets and liabilities at the balance sheet dates and our results of operations for the reporting periods.

We believe the following are critical accounting policies that require management’s judgment in making significant estimates and assumptions that are particularly susceptible to significant change.

Provisions and Allowances for Loan Losses – The allowance for possible loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, any adverse situations that may affect the borrower’s ability to repay, estimated value of underlying associated collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent, or a combination of the above methods.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

A reserve, recorded as a specific reserve in the allowance for loans losses, is established to record the difference between the stated loan amount and the present value or market value of the impaired loan. Impaired loans may be valued on a loan-by-loan basis (e.g., loans with risk characteristics unique to an individual borrower) or on an aggregate basis (e.g., loans with similar risk characteristics). The Bank’s policy for recognition of interest income on impaired loans is the same as its interest income recognition policy for non-impaired loans. The Bank discontinues the accrual of interest when the collectibility of such interest becomes doubtful. Recovery of the carrying value of loans is dependent to some extent on future economic, operating and other conditions that may be beyond the Bank’s control. For the homogeneous pools of loans that have not been specifically identified, estimates of losses are largely based on charge-off trends, expected default rates, general economic conditions and overall portfolio quality. This evaluation is inherently subjective, as it requires material estimates and unanticipated future adverse changes in such conditions could result in material adjustments to the allowance for loan losses that could adversely impact earnings in future periods.

Investment Securities – Securities not classified as either held to maturity securities or trading securities, and equity securities not classified as trading securities, are classified as “available for sale securities” and reported at fair value, with unrealized gains and losses excluded from earnings and reported within Other Comprehensive Income and as a separate component of Consolidated Shareholders’ Equity. The fair values of these securities are based on quoted market prices, dealer quotes and prices obtained from independent pricing services. Available for sale and held to maturity securities are reviewed quarterly for possible other-than-temporary impairment. The review is inherently subjective as it requires material estimates and judgments, including an analysis of the facts and circumstances of each individual investment such as the length of time the fair value has been below cost, the expectation for the security’s performance, and credit worthiness. Held to maturity and available for sale securities with fair value below their costs that represent other-than temporary impairments result in write-downs of the individual securities to their fair value. The related write-downs are included in consolidated earnings as realized losses. Bank policy prohibits trading within the portion of the bond portfolio classified as “securities to be held to maturity”. Additionally, certain of the bonds in the “available for sale” portfolio have maturities of five years or greater and, therefore these securities are subject to greater market volatility than similar securities with maturities of two years or less.

Defined Benefit Plans – As discussed in Note 9, the Company maintains a noncontributory defined benefit cash balance pension plan (the “Plan”) covering all employees who qualify under length of service and other requirements, the Supplemental Executive Retirement Plan (“SERP”) and postretirement benefits for two former executives (the “Postretirement Plan”). The SERP, which is unfunded, provides certain individuals’ pension benefits, outside the Plan, based on average earnings, years of service and age at retirement. The Postretirement Plan provides for the payment of medical premiums for two individuals set at a maximum amount for the remainder of their lives.

We are required to make a significant number of assumptions in order to estimate the liabilities and costs related to the Plan, SERP and Postretirement Plan benefit obligations to employees and former employees under these arrangements. The assumptions that have the most impact on pension costs are the discount rate, the expected return on plan assets and the rate of compensation increases. These assumptions are evaluated relative to current market factors such as inflation, interest rates and fiscal and monetary policies. Changes in these assumptions can have a material impact on pension obligations and pension expense.

In determining the discount rate assumption, we utilize current market information and liability information provided by our external actuaries, including a discounted cash flows analysis of our pension and postretirement obligations. In particular, the basis for our discount rate selection was the yield on indices of highly rated fixed income debt securities with durations comparable to that of our plan liabilities. The Moody’s Aa Corporate Bond Index is consistently used as the basis for the discount rate with this measure confirmed by the yield on other broad bond indices. Additionally in 2006, we supplemented our discount rate decision with a yield curve analysis. The yield curve was applied to the expected future retirement plan payments to adjust the discount rate to reflect the cash flow characteristics of the plans. The yield curve was developed by the plans’ actuaries and is a hypothetical double A yield curve represented by a series of annualized discount rates reflecting bond issues having a rating of Aa or better by Moody’s Investors Service, Inc. or a rating of AA or better by Standard & Poor’s.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

SELECTED FINANCIAL DATA

The following table presents selected consolidated historical financial data of the Company for periods indicated. This financial data should be read in conjunction with the Company’s consolidated financial statements and notes thereto.

Financial Highlights

	For the Years Ended December 31,
in thousands (except per share data)	2006	2005	2004	2003	2002
Interest income	$15,460	$13,553	$12,636	$12,007	$11,757
Interest expense	5,689	4,252	3,198	3,363	3,547

Net interest income	9,771	9,301	9,438	8,644	8,210
Provisions (credit) for loan losses	(49)	655	465	500	738

Net interest income after provision (credit) for loan losses	9,820	8,646	8,973	8,144	7,472
Noninterest income	2,582	2,985	2,759	2,408	2,168
Noninterest expense	10,190	10,675	9,991	8,804	8,143

Income before income taxes	2,212	956	1,741	1,748	1,497
Income taxes	426	184	602	473	461

Net income	$1,786	$772	$1,139	$1,275	$1,036

Per share
Net income:
Basic	$1.06	$0.46	$0.68	$0.76	$0.61
Diluted	$1.05	$0.45	$0.66	$0.75	$0.61
Cash dividends	$0.20	$0.20	$0.20	$0.18	$0.16
Book value	$12.91	$12.06	$12.07	$11.52	$10.79
Share price
High	$13.00	$19.50	$12.50	$9.95	$7.75
Low	$9.00	$10.35	$9.63	$6.26	$5.00
Close	$9.90	$11.50	$12.50	$9.88	$6.13
Average shares outstanding
Basic	1,686	1,686	1,686	1,686	1,693
Diluted	1,696	1,726	1,718	1,692	1,693
Performance ratios
Return on average assets	0.72%	0.33%	0.51%	0.63%	0.59%
Return on average equity	8.44%	3.87%	5.69%	7.16%	5.81%
Average equity to average assets	8.57%	8.42%	9.02%	8.78%	10.11%
Dividend payout	18.87%	43.65%	29.60%	23.80%	26.15%
Efficiency ratio	82.49%	86.88%	81.92%	79.65%	78.46%
Balances at year end
Assets	$268,008	$245,815	$230,541	$220,210	$187,431
Investment securities (includes other invested assets)	$54,737	$32,365	$28,548	$32,092	$30,469
Loans (net)	$159,013	$165,228	$166,163	$147,969	$138,134
Allowances for loan losses	$2,501	$2,921	$2,512	$2,276	$2,022
Borrowed funds	$17,816	$17,614	$16,802	$11,829	$16,553
Deposits	$223,829	$203,752	$189,059	$185,898	$149,818
Shareholders’ equity	$21,762	$20,331	$20,340	$19,417	$18,187
Asset quality ratios
Net charge-offs to average loans	0.23%	0.15%	0.14%	0.17%	0.17%
Nonperforming assets to total assets	0.52%	2.35%	1.80%	0.88%	0.55%
Allowance coverage of nonperforming loans	179.28%	50.53%	60.62%	116.84%	197.65%

M&F BANCORP, INCORPORATED AND SUBSIDIARY

RESULTS OF OPERATIONS

2006 COMPARED TO 2005

Interest and fees on loans increased $0.36 million or 3.02% during 2006, which was primarily the result of higher interest rates. The yield on the loan portfolio was 7.55% for 2006 compared to 7.26% for 2005. Interest and dividends on investments increased $0.89 million, a 101.49% increase from 2005. The increase was primarily the result of higher average balances of $36.6 million in 2006, compared to $27.0 million in 2005 and higher yields on both taxable and non-taxable securities. Interest on deposits increased $1.3 million in 2006 from $0.69 million, which represents a 94.20% increase from 2005 resulting from higher interest rates and average balances outstanding. The Bank invested the majority of the deposit growth in primarily nontaxable interest-bearing deposits and investment securities. This investment decision was made in an effort to manage short-term liquidity and to be accretive to earnings in light of modest loan production. This investment strategy was the primary reason that the overall yield on earning assets increased from 6.30% in 2005 to 6.78% in 2006.

This growth in average earning assets was funded primarily through increased time deposits, as the Bank was aggressive in pursuing certificates through an internet rate service and through brokered deposits. Average time deposits increased by approximately $13.1 million when comparing 2006 to 2005. In addition to the higher average time deposit balances, the repricing of the rate paid on time deposits to higher rates also contributed to the increase in interest expense. The average rate paid on time deposits increased from 2.86% for 2005 to 4.28% for 2006. Interest on borrowed funds was stable at $0.81 million in each of 2006 and 2005.

The Bank’s overall interest rate spread decreased in 2006 to 3.68% from 3.93% in 2005 as a result of investing earning assets in interest bearing deposits with other banks, which carry relatively low interest rates and the Bank’s interest bearing liabilities repricing faster than interest earning assets.

During 2006, the Bank recorded a credit provision for loan losses of $0.05 million compared to a provision in 2005 of $0.66 million, a decrease of $0.7 million, resulting from management’s evaluation of the classified loans. In addition to evaluating the status of specific loans, management considered other factors such as the national and local economy. Total nonperforming assets decreased to $1.4 million as December 31, 2006 as compared with $5.8 million at December 31, 2005. In addition to the overall decrease in total nonperforming assets, the nonaccrual loan classification decreased from $4.7 million to $0.4 million. This decrease in total nonperforming assets and nonaccrual loans was the result of marked improvement in certain loan relationships. As a result, management has decreased the allowance for loan losses to $2.5 million as of December 31, 2006. This represents a 14.38% decrease when compared with the allowance for loan losses as of December 31, 2005.

Total noninterest income decreased $0.4 million in 2006 primarily as a result of the bounce protection program maturing, and the reduction in realized gains on the sale of Investment Securities of $0.4 million.

Total salaries and employee benefits decreased approximately $0.97 million during 2006. The Company and the Bank had a total of 87 employees, including 85 full-time equivalent employees at December 31, 2006 compared to 84 employees at December 31, 2005. In 2006, salaries and employee benefits decreased by approximately $0.42 million due to the reduction in staff of seven full time positions occurring in 2005, the cost savings of which were fully realized for the first time in 2006. The 2006 reduction in salaries and benefits was partly mitigated by a $0.01 million increase in contract labor, which is included within Other Noninterest Expense. In addition, whereas in 2005 we recognized $0.57 million in pension cost recorded in the nonqualified SERP, no such costs were recognized in 2006. Occupancy expense increased $0.09 million or 8.22% from the level in 2005 associated with higher insurance, security and repairs and maintenance costs. Miscellaneous other expenses increased $0.39 million in 2006, primarily associated with advertising and contract labor costs. This category is comprised of numerous operating expense accounts.

Income tax expense during 2006 was $0.43 million representing an effective income tax rate of 19.25%; as compared with $0.18 million and 19.25% in 2005, respectively. During 2006, the Company reversed an existing valuation reserve against recorded deferred tax assets in the amount of $0.134 million, of which a $0.010 million income tax benefit was recognized within Other Comprehensive Income and a $0.124 million income tax benefit was recognized within the results from operations. The Company continues to utilize its strategy to purchase and hold investment securities, which are tax-exempt, to manage its fully equivalent taxable yield and effective income tax rate.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

2005 COMPARED TO 2004

Interest and fees on loans increased $0.4 million or 3.43% during 2005, which was primarily the result of higher interest rates. The yield on the loan portfolio was 7.26% for 2005 compared to 7.12% for 2004. Interest and dividends on investments in 2005 of $0.90 million, remained consistent with that of 2004, a 1.57% decrease from 2004. The decrease was primarily the result of lower average balances of $27.0 million in 2005 compared to $27.4 million in 2004 and lower yields on non-taxable securities. Interest on deposits increased to $3.4 million in 2005 from $2.6 million, which represented a 33.64% increase from 2004 resulting from higher interest rates and average balances outstanding. The Bank invested the majority of the deposit growth in interest bearing deposits. This investment decision was made in an effort to manage short-term liquidity and to provide funding for expected loan growth. This investment strategy was the primary reason that the overall yield on earning assets declined from 6.35% in 2004 from 6.30% in 2005.

The growth in average earning assets was funded primarily through increased time deposits, as the Bank was aggressive in pursuing certificates through an internet rate service. Average time deposits increased by approximately $12.9 million when comparing 2005 to 2004. In addition to the higher average time deposit balances, the repricing of the rate paid on time deposits to higher rates also contributed to the increase in interest expense. The average rate paid on time deposits increased from 2.23% for 2004 to 2.86% for 2005. Interest on borrowed funds increased to $0.8 million from $0.6 million, a 30.26% increase due to the average borrowing of $17.2 million for 2005 as compared with $12.9 million for 2004.

The Bank’s overall interest rate spread decreased in 2005 to 3.93% from 4.40% in 2004 as a result of investing earning assets in interest bearing deposits with other banks, which carry relatively low interest rates and the Bank’s interest bearing liabilities repricing faster than interest earning assets.

Provisions for loan losses increased $0.19 million from the prior year’s amount of $0.47 million to $0.66 million, an increase of 40.86%. The increase was the result of management’s evaluation of the classified loans. In addition to evaluating the status of specific loans, management considered other factors such as the national and local economy. Total nonperforming assets increased to $5.8 million as of December 31, 2005 as compared with $4.1 million as of December 31, 2004. In addition to the overall increase in total nonperforming assets, the non-accrual loan classification increased from $1.6 million to $4.7 million. This increase in total nonperforming assets and non-accrual loans was the result of continued deterioration in certain loan relationships. As a result, management increased the allowance for loan losses to $2.9 million as of December 31, 2005. This represented a 16.28% increase when compared with the allowance for loan losses as of December 31, 2004.

Total noninterest income increased $0.23 million in 2005 primarily as a result of the introduction of a bounce protection program in May 2005 and the realized gain on the sale of equity securities in the approximate amount of $0.36 million. The increases were partially offset by a $.04 million grant received in 2004.

Total salaries and employee benefits increased approximately $0.25 million during 2005. The Company and the Bank had a total of 84 employees, including 81 full-time equivalent employees as of December 31, 2005 compared to 96 employees as of December 31, 2004. Salaries and employee benefits decreased by approximately $0.03 million due to the reduction in staff of seven full-time positions since December 31, 2004. Offsetting this impact was the pension cost recorded in the nonqualified SERP of $0.57 million related to special termination benefits and curtailment losses recognized in 2005. Occupancy expense increased $0.2 million or 23.17% from the level in 2004. Miscellaneous other expenses increased $0.4 million in 2005. This category is comprised of numerous operating expense accounts. Increases in audit expense and consulting expense on a year-to-year basis were primarily responsible for the net of which represents a net increase in the other expense category.

Income tax expense during 2005 was $0.18 million, representing an effective income tax rate of 19.25%, as compared with $0.60 million and 34.58% in 2004, respectively. During 2005, the Company began to utilize a strategy of purchasing and holding investment securities, which are tax-exempt, as a tool to manage its fully equivalent taxable yield and effective income tax rate.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

NET INTEREST INCOME

The following table presents the daily average balances, interest income and expense and average rates earned and paid on interest-earning assets and interest-bearing liabilities of the Company for the last three years.

AVERAGE BALANCES AND INTEREST INCOME ANALYSIS

for the years ended December 31,

	2006			2005			2004
dollars in thousands	Average Balance	Average Yield/ Cost	Interest Income/ Expense	Average Balance	Average Yield/ Cost	Interest Income/ Expense	Average Balance	Average Yield/ Cost	Interest Income/ Expense
Assets
Loans(1)	$163,598	7.55%	$12,349	$165,147	7.26%	$11,986	$162,640	7.12%	$11,588
Taxable securities	4,685	6.04%	283	10,029	3.47%	348	9,348	3.26%	305
Nontaxable securities(2)	31,927	4.67%	1,490	17,003	3.13%	532	18,088	3.26%	590
Interest-bearing deposits	27,654	4.84%	1,338	22,798	3.01%	687	8,992	1.70%	153

Total interest-earning assets	227,864	6.78%	15,460	214,977	6.30%	13,553	199,068	6.35%	12,636
Cash and due from banks	4,078			4,444			4,982
All other assets	14,912			17,680			17,759

Total Assets	$246,854			$237,101			$221,809

Liabilities and Shareholders’ equity
NOW deposits	$25,623	1.02%	$261	$22,588	0.72%	$162	$22,465	0.52%	$117
Savings deposits	57,871	1.88%	1,089	70,201	1.86%	1,305	71,952	1.67%	1,205
Time deposits	82,495	4.28%	3,534	69,363	2.86%	1,981	56,459	2.23%	1,258

Interest-bearing deposits	165,989	2.94%	4,884	162,152	2.14%	3,448	150,876	1.71%	2,580
Borrowings	17,599	4.57%	805	17,292	4.65%	804	12,887	4.80%	618

Total interest-bearing liabilities	183,588	3.10%	5,689	179,444	2.37%	4,252	163,763	1.95%	3,198

Noninterest-bearing deposits	32,147			33,303			33,483
Other liabilities	9,952			4,386			4,555
Shareholders’ equity	21,167			19,968			20,008

Total liabilities and shareholders’ equity	$246,854			$237,101			$221,809

Net yield on earning assets and net interest income(2)(3)		4.29%	$9,771		4.33%	$9,301		4.74%	$9,438

Interest rate spread(4)		3.68%			3.93%			4.40%

1.	Non-accrual loans have been included

2.	Yields on nontaxable investments have been adjusted to a tax equivalent basis using combined tax rate of 38.55%, federal rate of 34.00% and State rate of 6.90% for 2006, 2005 and 2004. These tax equivalent yields are reflected in the table below, as follows:

	2006	2005	2004
U.S. Government Agency Securities	5.17%	2.39%	2.43%
State and County Municipal Securities (Issued outside North Carolina)	6.73%	5.77%	6.52%
State and County Municipal Securities (Issued within North Carolina)	6.94%	7.19%	7.19%
Weighted average	5.70%	4.35%	4.56%

3.	Net yield on earning assets is computed by dividing net interest earned by average earning assets.

4.	The interest rate spread is the interest earning assets rate less the interest earning liabilities rate.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

The following table analyzes the dollar amount of changes in interest income and interest expense for the major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between variations due to changes in the volume of interest earning assets and interest bearing liabilities and from changes in yields and rates.

INTEREST RATE AND VOLUME VARIANCE ANALYSIS

for the years ended December 31,

	2006 Compared to 2005			2005 Compared to 2004
	Change			Change
	Attributable to		Total	Attributable to		Total
dollars in thousands	Volume	Rate		Volume	Rate
Loans	$(117)	$479	$362	$182	$215	$397
Taxable securities	(323)	258	(65)	7	23	30
Nontaxable securities	696	262	958	(27)	(18)	(45)
Interest bearing deposits	235	417	652	416	118	534

Total interest income	$491	$1,416	$1,907	$578	$338	$917

NOW Deposits	31	69	100	1	43	44
Savings Deposits	(233)	16	(217)	(33)	133	100
Time Deposits	563	991	1,554	369	354	723

Interest-bearing deposits	361	1,076	1,437	337	530	867
Borrowings	14	(14)	—	205	(18)	186

Total interest expense	$375	$1,062	$1,437	$542	$512	$1,053

The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of the rate or volume variance to the sum of the two absolute variances. Income on non-accrual loans is included in the volume and rate variance analysis table only to the extent that it represents interest payments received.

LIQUIDITY, INTEREST RATE SENSITIVITY AND MARKET RISKS

(INCLUDING QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISKS)

Liquidity reflects the Bank’s ability to meet its funding needs, which includes the extension of credit, meeting deposit withdrawals, and generally to sustain operations. In addition to its level of liquid assets, many other factors affect a bank’s ability to meet liquidity needs, including access to additional funding sources, total capital position and general market conditions.

Because a large portion of bank deposits are payable upon demand, banks must protect themselves against liquidity risk through the maintenance of adequate funds which are liquid, or can readily be converted into liquid assets. The Bank provides for liquidity by two methods: core deposits and borrowings from the FHLB. Total deposits were approximately $223.8 million at December 31, 2006. These figures compare with $203.8 million as of December 31, 2005. The Bank had advances outstanding of $17.6 million at the FHLB as of December 31, 2006 and 2005. The Bank has the availability of an additional $11.9 million from the FHLB. The Bank currently does not have a line of credit established at the Federal Reserve.

There were no residential mortgage loans sold in either 2006 or 2005. As of December 31, 2006, the Bank had approximately $24.2 million in outstanding unfunded loan commitments.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

On December 31, 2006, the Bank’s liquidity ratio was 20.23%, compared to 24.18% on December 31, 2005, which is greater than the Bank’s target of 20.00%. The liquidity ratio is defined as the sum of net cash, overnight funds, and marketable securities divided by the sum of net deposits and short-term borrowings. Management believes the core deposit activity and available borrowings from the FHLB will be adequate to meet the short-term and long-term liquidity needs of the Bank.

INTEREST RATE SENSITIVITY (GAP ANALYSIS)

As of December 31, 2006

	Interest Sensitive Within		Total Within 1 Year	Non-sensitive or Sensitive Beyond 1 Year
dollars in thousands	1 to 90 days	91 to 365 days			Total
Interest-earning Assets
Interest-bearing deposits	$34,699	$—	$34,699	$—	$34,699
Investment securities (excluding equity securities)	1,585	5,558	7,143	45,782	52,925
Loans (gross)	43,304	17,163	60,467	101,420	161,887

Total interest-earning assets	$79,588	$22,721	$102,309	$147,202	$249,511

Interest-bearing Liabilities
Interest-bearing deposits:
Savings, NOW and MMA accounts	$4,795	$4,795	$9,590	$86,312	$95,902
Time deposits of $100,000 or more	31,480	16,502	47,982	1,920	49,902
Other time deposits	7,280	34,266	41,546	5,867	47,413
Other borrowings	14	2,092	2,106	15,710	17,816

Total interest-bearing liabilities	$43,569	$57,655	$101,224	$109,809	$211,033

Interest sensitivity gap	$36,008	$(34,934)	$1,085	$37,393	$38,478
Cumulative interest sensitivity gap	—	3,090	3,090	38,478	—
Interest earning-assets as a percentage of interest-bearing liabilities	182.63%	40.84%	103.11%	131.65%	118.11%

During periods of rising interest rates, the Bank’s rate sensitive assets cannot be repriced as quickly as its rate sensitive liabilities. Thus, during such periods, the Bank’s net interest income will generally decrease. In periods of declining interest rates, the opposite effect would be expected to occur.

Total deposits, which include core deposits, were approximately $223.8 million at December 31, 2006 as compared to $203.8 million at the end of 2005, an increase of $20.0 million or 9.81%. Core deposits totaled $143.3 million and $138.4 million at December 31, 2006 and 2005, respectively. The Bank considers savings accounts, demand deposits, and time deposits of less than $100,000 core deposits. The Bank continued its marketing effort to increase this stable source of funds. Increased efforts to extend the maturities of our deposit structure had minimal impact during 2006. Approximately 47.02% of interest-bearing deposits can be repriced in one year or less. This maturity structure contributes to an increased interest rate risk for the Bank.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

The following table, before the effects of $0.37 million in deferred origination fees (net), presents the maturity distribution of the Bank’s loans by type, subdivided into fixed and variable rate loans:

MATURITIES AND SENSITIVITIES OF LOANS TO CHANGES IN INTEREST RATE

As of December 31, 2006

dollars in thousands	Within One Year	One to Five Years	Five Years or More	Total
Real estate-construction	$8,656	$3,566	$189	$12,411
Real estate-mortgage	46,192	67,498	26,494	140,184
Commercial, financial and agricultural	2,164	1,316	662	4,142
Consumer	3,445	568	—	4,013
All other	10	1,048	79	1,137

Total	$60,467	$73,996	$27,424	$161,887

Predetermined rate, maturity greater than one year	—	73,996	27,424	101,420
Variable rate or maturing within one year	60,467	—	—	60,467

Total loans, before effects of deferred origination fees	$60,467	$73,996	$27,424	$161,887

AVERAGE DEPOSITS

for the years ended December 31,

dollars in thousands	2006	2005	2004
Non-interest-bearing demand deposits	$32,147	$33,301	$33,483
Interest-bearing demand deposits	25,623	22,601	22,465
Savings deposits	57,871	70,189	71,952
Time deposits	82,495	69,363	56,459

Total	$198,136	$195,454	$184,359

The following table is a maturity schedule of time deposits $100,000 or more as of December 31, 2006:

MATURITIES OF TIME DEPOSITS OF $100,000 OR MORE

As of December 31, 2006

dollars in thousands	Within Three Months	Three to Twelve Months	Within One Year	One to Five Years	Total
Time deposits of $100,000 or more	$31,480	$16,502	$47,982	$1,920	$49,902

M&F BANCORP, INCORPORATED AND SUBSIDIARY

LOANS

Total loans outstanding as of December 31, 2006 were $161.9 million, a decrease of 3.97% from the $168.6 million as of December 31, 2005. Competition for loan originations remained strong in our markets in 2006, with many institutions targeting the Bank’s traditional markets because of their desire to improve their community reinvestment ratings. The stability in total loans outstanding was primarily due to continued marketing to small businesses, churches and loan participations with other banks.

The Bank maintains an adequately diversified mix of loans. As of December 31, 2006, approximately $152.6 million, or 94.28% of the loan portfolio, was comprised of real estate loans, a modest decrease from 94.47% in the same category at the end of 2005. Real estate loans include mortgages for construction, land development, and permanent financing of nonfarm, nonresidential properties and permanent financing of residential properties.

The Bank makes real estate-secured mortgage loans to a variety of industries, with loans to churches accounting for approximately 50.20% of the commercial loan portfolio and no other particular industry group or related industries accounting for a significant portion of the commercial loan portfolio. Loans to churches made up 43.48% of the Bank’s total loans outstanding at December 31, 2006. Commercial loans and installment loans to individuals represented 2.56% and 2.48%, respectively, of the loan portfolio as of December 31, 2006. The Bank has no foreign loans.

Loans to the Company’s and the Bank’s directors, officers and other related parties totaled approximately $3.1 million as of December 31, 2006 compared to approximately $3.9 million as of December 31, 2005. Amounts available to borrow on existing lines of credit were $2.1 million and $2.2 million as of December 31, 2006 and 2005, respectively. New loans to such parties totaled approximately $0.02 million exclusive of advances on existing lines of credit while payments totaled approximately $0.85 million during 2006 exclusive of payments on existing lines of credit.

As of December 31, 2006, the Bank had outstanding unfunded loan commitments of approximately $24.2 million, compared to $29.6 million at the end of 2005. This decrease in outstanding loan commitments coincides with the reduced loan activity on a year-to-year basis.

The following table details the Bank’s nonperforming loans and other nonperforming assets:

NONPERFORMING LOANS AND NONPERFORMING ASSETS

As of December 31,

dollars in thousands	2006	2005	2004	2003	2002
Nonperforming assets
Non-accrual loans	$405	$4,678	$1,546	$1,009	$386
Loans past due 90 days or more and still accruing interest	39	559	2,089	725	587
Foreclosed properties	951	544	509	214	50

Total	$1,395	$5,781	$4,144	$1,948	$1,023

Nonperforming loans to total loans	0.86%	3.44%	2.46%	1.30%	0.73%
Allowance for loan losses to nonperforming loans	179.28%	50.53%	60.62%	116.84%	197.65%
Nonperforming assets to total assets	0.52%	2.35%	1.80%	0.88%	0.55%

Restructured loans performing in accordance with modified terms are as follows:

dollars in thousands	2006	2005	2004	2003	2002
Restructured loans	$—	$—	$52	$500	$611

M&F BANCORP, INCORPORATED AND SUBSIDIARY

A loan is placed on non-accrual status when, in management’s judgment, the collection of interest income becomes doubtful. Interest on loans that are classified as non-accrual is recognized when received. Interest receivable that has been accrued and is subsequently determined to have doubtful collectibility is charged to the appropriate interest income account. Past due loans are loans whose principal or interest is past due 90 days or more. In some cases, where borrowers are experiencing financial difficulties, loans may be restructured to provide terms significantly different from the original terms. As of December 31, 2006 and 2005, total non-accrual, past due, and foreclosed loans were approximately 0.86% and 3.44%, respectively, of the total loans outstanding on such dates. Total non-accrual and restructured loans decreased significantly in 2006 to $1.4 million. As of December 31, 2005, the Bank had non-accrual loans of $4.7 million in aggregate. Interest earned but not recognized on these loans was $0.11 million. During the first quarter of 2006, two significant loans of $2.8 million in aggregate were returned to accrual status. As of December 31, 2006, non-accrual loans were $0.4 million in aggregate, and related interest earned but not recognized was $0.02 million.

Management continues to work towards reducing the level of delinquencies through enhanced collection efforts and adherence to sound loan-underwriting procedures. Management regularly reviews the loan portfolio, including these loans, for collectibility and, as explained below, provides an allowance for loan losses. However, due to the uncertainties regarding trends in consumer credit and credit worthiness, it is possible that the future impact of charge-offs in any of our loan categories may exceed such allowance.

Charge-offs totaled $0.46 million in 2006, or $0.37 million net of recoveries, and $0.32 million or $0.25 million net of recoveries in 2005.

The Bank’s investment in impaired loans for the past five years ended December 31 is as follows:

IMPAIRED LOANS

As of December 31,

dollars in thousands	2006	2005	2004	2003	2002
Investment in impaired loans:
Impaired loans still accruing interest	$3,699	$—	$1,665	$325	$130
Accrued interest on accruing impaired loans	16	—	43	7	1
Impaired loans not accruing interest	282	3,536	476	269	27
Accrued interest on non-accruing impaired loans	12	75	19	2	4

Total investment in impaired loans	4,009	3,611	2,203	603	162

Loan loss allowances related to impaired loans	$1,260	$530	$341	$237	$111

LOAN PORTFOLIO

The Bank makes real estate mortgage, commercial and industrial, and consumer loans. The real estate mortgage loans are generally secured by the property, and have a maximum loan to value ratio of 80% and a term of one to five years. The commercial and industrial loans consist of secured and unsecured loans. The unsecured commercial loans are made based on the financial strength of the borrower and usually require personal guarantees from the principals of the business. The collateral for the secured commercial loans may be equipment, accounts receivable, marketable securities or deposits in the Bank. These loans typically have a maximum loan to value ratio ranging from 50% to 100%, depending on the type of underlying collateral, and a term of one to five years. The consumer loan category consists of secured and unsecured loans. The unsecured consumer loans are made based on the financial strength of the individual borrower. The collateral for secured consumer loans may be marketable securities, automobiles, recreational vehicles or deposits in the Bank. The usual term for these loans is three to five years.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

The following table sets forth the distribution of the Bank’s loan portfolio at the dates indicated by category of loan and the percentage of loans in each category to total loans.

LOAN PORTFOLIO COMPOSITION

As of December 31,

	2006		2005		2004		2003		2002
dollars in thousands	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans
Loans
Real estate- Construction	$12,411	7.67%	$21,109	12.52%	$14,937	8.82%	$7,429	4.92%	$8,532	6.06%
Real estate-mortgage	140,184	86.59%	138,207	81.95%	141,091	83.34%	131,681	87.28%	119,430	84.86%
Commercial, financial and agricultural	4,142	2.56%	4,060	2.41%	7,241	4.28%	6,180	4.10%	7,419	5.27%
Consumer	4,013	2.48%	5,125	3.04%	6,017	3.55%	5,567	3.69%	5,352	3.80%
All other	1,137	0.70%	147	0.08%	7	0.01%	8	0.01%	10	0.01%

Total loans	161,887	100.00%	168,648	100.00%	169,293	100.00%	150,865	100.00%	140,743	100.00%
Deferred origination fees, net	373		499		618		620		587

Total loans, net of deferred fees	$161,514		$168,149		$168,675		$150,245		$140,156

As of December 31, 2006, the real estate loan portfolio (i.e., construction and mortgage) constituted 94.26% of the total loan portfolio. Included within the various categories of the real estate loan portfolio are church loans in aggregate of $70.4 million as of December 31, 2006, representing 43.48% of total loans outstanding. While this exceeds the 10% threshold for determining a concentration of credit risk within an industry, we do not consider this to be a concentration with adverse risk characteristics given the diversity of borrowers within the church loan portfolio and other sources of repayment. An industry for this purpose is defined as a group of counterparties that are engaged in similar activities and have similar economic characteristics that would cause their ability to meet contractual obligations to be similarly affected by changes in economic or other conditions. Additionally, the loan portfolio does not include concentrations of credit risk in loan products that permit the deferral of principal payments or payments that are smaller than normal interest accruals (negative amortization); loans with high loan-to-values ratios; and loans, such as option adjustable-rate mortgages, that may expose the borrower to future increases in repayments that are in excess of increases that would result solely from increases in market interest rates.

The Bank had no interest-only home equity lines of credit as of either December 31, 2006 and 2005.

PROVISIONS AND ALLOWANCES FOR LOAN LOSSES

Management considers the allowance for probable loan losses adequate to cover loan losses on the loans outstanding as of each reporting period. It must be emphasized, however, that the determination of the allowance using the Bank’s procedures and methods rests upon various assumptions such as delinquency ratios, adversely classified loans, five year average charge-off history, loan growth, the current ratio of outstanding loans to the allowance for loan losses and future factors affecting loans. No assurance can be given that the Bank will not, in any particular period, sustain loan losses that are sizable in relation to the amount reserved or that subsequent evaluations of the loan portfolio, in light of conditions and factors then prevailing, will not require significant changes in the allowance for possible loan losses or future charges to earnings.

The allowance for loan losses is created by direct charges to operations. Losses on loans are charged against the allowance for loan losses in the accounting period in which they are determined by management to be uncollectible. Recoveries during the period are credited to the allowance for loan losses.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Impaired loans are measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate or, as a practical matter, at the loan’s observable market value or fair value of the collateral if the loan is collateral dependent. Loans measured by fair value of the underlying collateral are commercial loans; others consist of homogenous small balance loans and are measured collectively. The Bank classifies a loan as impaired when, based on current information and events, it is probable that the Bank will be unable to collect all amounts due according to the contractual terms of the respective loan agreement. As of December 31, 2006 and 2005, the recorded investment in loans that are considered impaired, totaled approximately $4.0 million and $3.6 million, respectively. The related allowance for loan losses for these loans was $1.3 million and $0.5 million as of December 31, 2006 and 2005, respectively. Impaired loans of $3.7 million and $3.5 million for 2006 and 2005 were collateralized with real estate.

Management realizes that general economic trends greatly affect loan losses, and no assurances can be made that further charges to the loan loss allowance may not be significant in relation to the amount provided during a particular period or that further evaluation of the loan portfolio based on conditions then prevailing may not require sizable additions to the allowance, thus necessitating similarly sizable charges to operations. The allowance for loan losses was 1.57%, 1.77% and 1.51% of net loans outstanding as of December 31, 2006, 2005 and 2004, respectively, which was consistent with both management’s desire for strong reserves and the credit quality ratings of the loan portfolio. The allowance for loan losses was lower as of December 31, 2006 because the Bank remediated two significant loan relationships during 2006. The decrease in the loan loss provision resulted from the review of the corresponding decrease in the level of nonperforming and impaired loans, and the evaluation of the current risks in the loan portfolio. The ratio of net charge-offs during the year to average loans outstanding during the period was 0.23%, 0.15% and 0.14% as of December 31, 2006, 2005 and 2004, respectively. These ratios reflect management’s conservative lending and effective efforts to recover credit losses.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

The following table summarizes the Bank’s balances of loans outstanding, average loans outstanding, changes in the allowance arising from charge-offs and recoveries by category, and additions to the allowance that have been charged to expenses for years 2002 through 2006.

ALLOWANCES FOR LOAN LOSSES

For the years ended December 31,

dollars in thousands	2006	2005	2004	2003	2002
Balance at beginning of year	$2,921	$2,512	$2,276	$2,022	$1,505

Loans charged off:
Real estate	272	190	174	16	89
Commercial, financial and agricultural	57	13	67	87	112
Credit cards and related plans	—	17	30	47	25
Installment loans to individuals	49	22	76	129	57
Demand deposit overdraft program	80	78	—	—	—

Total charge-offs	458	320	347	279	283

Recoveries of loans previously charged off:
Real estate	31	5	88	—	18
Commercial, financial and agricultural	13	—	4	15	10
Credit cards and related plans	—	7	8	4	4
Installment loans to individuals	16	49	18	14	30
Demand deposit overdraft program	27	13	—	—	—

Total recoveries	87	74	118	33	62

Net charge-offs	371	246	229	246	221

Additions (reductions) charged (credited) to operations	(49)	655	465	500	738

Balance at end of year	$2,501	$2,921	$2,512	$2,276	$2,022

Ratio of net charge-offs during the year to average loans outstanding during the year:
Allowance as a percentage of gross loans	1.54%	1.73%	1.48%	1.51%	1.44%
Allowance as a percentage of net loans	1.57%	1.77%	1.51%	1.54%	1.46%
Gross loans	$161,887	$168,648	$169,294	$150,865	$140,743
Net loans	$159,013	$165,228	$166,163	$147,969	$138,134

M&F BANCORP, INCORPORATED AND SUBSIDIARY

The following table sets forth the composition of the allowances for loan losses by type of loan as of December 31 of the years indicated.

The allowance is allocated to specific categories of loans for statistical purposes only, and may be applied to loan losses incurred in any loan category.

ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES

As of December 31,

	2006		2005		2004		2003		2002
dollars in thousands	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans	Amount	% of Total Loans
Loans
Real estate-construction	$188	7.67%	$353	12.52%	$216	8.82%	$104	4.92%	$84	6.06%
Real estate-mortgage	2,122	86.59%	2,310	81.95%	2,037	83.34%	1,842	87.28%	1,179	84.86%
Commercial, financial and agricultural	131	2.56%	121	2.41%	92	4.28%	63	4.10%	44	5.27%
Consumer	52	2.48%	127	3.04%	167	3.55%	267	3.69%	272	3.80%
All other	8	0.70%	10	0.08%		0.01%		0.01%	—	0.01%
Unallocated	—		—		—		—		443

Total allowance	$2,501	100.00%	$2,921	100.00%	$2,512	100.00%	$2,276	100.00%	$2,022	100.00%

INVESTMENT SECURITIES

The investment portfolio is managed to provide a balance between liquidity and attractive yields. An increasing amount of emphasis is being placed on managing the interest rate risk of the Bank. Therefore, future investment activity will be influenced by the asset liability mix and maturity requirements of the Bank. In addition, the Bank strategically utilizes tax-exempt investment securities to merge to a targeted annual effective rate. The investment portfolio is categorized as “available for sale” and “held to maturity”. The “available for sale” portion of the portfolio can be used to meet the liquidity needs of the Bank, while the “held to maturity” portion is intended primarily for investment purposes. On December 31, 2006 and 2005, $53.2 million or 100.00% and $30.6 million or 99.38%, respectively, of the Bank’s investment portfolio was classified as “available for sale”.

Bank policy prohibits trading within the bond portfolio classified as “securities held to maturity”. Additionally, more of the bonds in the “available for sale” portfolio have maturities of five years or greater and, therefore, these securities are subject to greater market volatility than similar securities with maturities of two years or less. The following table provides information regarding the composition of the Bank’s investment securities portfolio at the end of each of the past three years.

COMPOSITION OF INVESTMENT SECURITIES PORTFOLIO

As of December 31,

dollars in thousands	2006	2005	2004
Available for sale (at estimated fair value):
U.S. government agency	$31,962	$15,118	$8,872
State and political subdivisions	15,010	7,501	7,974
Other	6,257	8,027	9,845

Total	$53,229	$30,646	$26,691

Held to maturity (at amortized cost):
State and political subdivisions	$—	$190	$385

M&F BANCORP, INCORPORATED AND SUBSIDIARY

CONTRACTUAL OBLIGATIONS

The Bank’s contractual obligations and other commitments are summarized in the table below. Other commitments include commitments to extend credit. Because not all of these commitments to extend credit will be drawn upon, the actual cash requirements are likely to be significantly less than the amounts reported for other commitments below.

CONTRACTUAL OBLIGATIONS AND OTHER COMMITMENTS

As of December 31, 2006

dollars in thousands	Within One Year	One to Three Years	Three to Five Years	Five Years or More	Total
Contractual Cash Obligations
Long-term borrowings[1]	$2,054	$13,120	$139	$2,251	$17,564
Lease obligations:
Capital lease obligation[2]	52	112	88	—	252
Operating lease obligations[2]	54	71	57	232	414
Deferred Compensation Plan[3]	85	168	123	—	376
Supplemental Executive Retirement Plan[4]	154	305	301	727	1,487
Purchase commitments (noncancelable)[5]	241	724	724	120	1,809

Total	$2,640	$14,500	$1,432	$3,330	$21,902

Other Commitments
Commitments to extend credit	$18,483	$3,646	$1,038	$1,019	$24,186
Standby letters of credit	2,819	500	—	—	3,319

Total	$21,302	$4,146	$1,038	$1,019	$27,505

1.	See Note 11 to the accompanying Consolidated Financial Statements.

2.	See Note 10 to the accompanying Consolidated Financial Statements.

3.	Represents remaining payments to two participants for which payments are due pursuant to executed benefits payment options, activated upon separation from service.

4.	See Note 9 to the accompanying Consolidated Financial Statements.

5.	See Note 16 to the accompanying Consolidated Financial Statements.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

OFF-BALANCE SHEET ARRANGEMENTS

The Bank has certain off-balance sheet arrangements and selected categories, including unfunded loan commitments as outlined in the table below.

dollars in thousands	2006	2005
Unfunded Loan Commitments	$24,186	$29,638
Letters of Credit	$3,319	$3,583
Selected Categories Included in Unfunded Loan Commitments:
Minority Bank Loan Program	$9,000	$10,000
Home Equity Lines	$922	$1,072
Consumer Overdraft Protection Lines	$879	$761

RISK FACTORS

Interest Rate Risk. The income of the Bank is highly dependent on “interest rate differentials” and the resulting net interest margins (i.e., the difference between the interest rates earned on the Bank’s interest-earning assets such as loans and securities, and the interest rates paid on the Bank’s interest-bearing liabilities such as deposits and borrowings). These rates are highly sensitive to many factors, which are beyond the Bank’s control, including general economic conditions, inflation, recession and the policies of various governmental and regulatory agencies, in particular, the Federal Reserve Bank. The Bank is generally adversely affected by rising interest rates. In addition, changes in monetary policy, including changes in interest rates, influence the origination of loans, the purchase of investments and the generation of deposits and affect the rates received on loans and securities and paid on deposits, which could have a material adverse effect on the Bank’s business, financial condition and results of operations.

Technological Advances Impact Bank’s Business. The banking industry is undergoing technological changes and frequent introductions of new technology-driven products and services. In addition to improving customer services, the effective use of technology increases efficiency and enables financial institutions to reduce cost. The Bank’s future success will depend, in part, on the Bank’s ability to address the needs of its customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in its operations. Many competitors have substantially greater resources to invest in technological improvements, and this creates a challenge for the Bank.

The Bank Competes with Much Larger Banks for Some of the Same Business. The banking and financial services business in our market area continues to be competitive and becomes more competitive as additional branches are constructed. The Bank competes for loans, deposits and customers with various bank and non-bank financial services providers, some of which are much larger in terms of their total assets and capitalization, have greater access to capital markets and offer a broader range of financial services.

Government Regulation and Legislation. The Company and the Bank are subject to extensive state and federal regulation, supervision and legislation, which govern almost all aspects of the operations of the Company and the Bank. The business of the Bank is particularly susceptible to being affected by the enactment of federal and state legislation, which may have the effect of increasing or decreasing the cost of doing business, modifying permissible activities or enhancing the competitive position of other financial institutions. Such laws are subject to change from time to time and are primarily intended for the protection of consumers, depositors and the deposit insurance funds and not for the protection of shareholders of the Company. The Company cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on the business and prospects of the Company, but it could be material and adverse. See “Item 1. Description of Business -Supervision and Regulation.”

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Allowance for Loan Losses not Sufficient to Absorb Actual Loan Losses. If the allowance for loan losses is not sufficient to cover actual loan losses, the earnings could decrease. The Bank frequently evaluates the adequacy of the allowance of loan losses to cover loan losses by reviewing the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, value of any underlying collateral, and prevailing economic conditions. In addition, bank regulatory agencies periodically review our allowance for loan losses and based on their judgments may require that additions be made to the allowance for loan losses. These evaluations may result in significant additions to the allowance for loan losses, which could impact net earnings.

* * * * * * *

M&F BANCORP, INCORPORATED AND SUBSIDIARY

ITEM 7.	FINANCIAL STATEMENTS

Index to Consolidated Financial Statements and Supplementary Financial Data

M&F BANCORP, INCORPORATED AND SUBSIDIARY

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

M&F Bancorp, Inc. and Subsidiary

Durham, North Carolina

We have audited the accompanying consolidated balance sheet of M&F Bancorp, Inc. and Subsidiary (the “Company”) as of December 31, 2006, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of M&F Bancorp, Inc. and Subsidiary as of December 31, 2006, and the results of their operations and their cash flows for the year then ended in conformity with U.S. generally accepted accounting principles.

As discussed in Note 1 to the consolidated financial statements, in 2006 the Company adopted Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefits Pension and Other Postretirement Plans.”

As described in Note 20 to the consolidated financial statements, the 2006 consolidated financial statements have been restated for an error in the application of a change in accounting principle. We audited the adjustment necessary to restate the consolidated statements of comprehensive income and changes in shareholders’ equity of the Company as of and for the year ended December 31, 2006. In our opinion, such adjustments are appropriate and have been properly applied.

/s/ McGladrey & Pullen, LLP

Frederick, Maryland

March 30, 2007, except for Note 20 as to which the date is December 28, 2007.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

M&F Bancorp, Inc. and Subsidiary

Durham, NC

We have audited the accompanying consolidated balance sheet of M&F Bancorp, Inc. and subsidiary (the “Company”) as of December 31, 2005, and the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the two years in the period ended December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiary as of December 31, 2005, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Deloitte and Touche LLP

Raleigh, NC

March 31, 2006

M&F BANCORP, INCORPORATED AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

DECEMBER 31, 2006 AND 2005

dollars in thousands	2006	2005
ASSETS
Cash and cash equivalents	$37,460	$32,597
Investment securities:
Available for sale, at fair value (amortized cost of $52,934 and $30,358 as of December 31, 2006 and 2005, respectively)	53,229	30,646
Held to maturity, at amortized cost (fair value of $0 and $190 as of December 31, 2006 and 2005, respectively)	—	190
Other invested assets	1,508	1,529
Loans	161,514	168,149
Less: allowances for loan losses	2,501	2,921

Net loans	159,013	165,228
Assets held for sale	—	590
Interest receivable	1,575	1,212
Bank premises and equipment, net	5,880	6,034
Cash surrender value of life insurance	4,760	5,105
Other assets	4,583	2,684

Total assets	$268,008	$245,815

LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest bearing deposits	$193,217	$173,747
Non-interest bearing deposits	30,612	30,005

Total deposits	223,829	203,752
Other borrowings	17,816	17,614
Accrued expenses and other liabilities	4,601	4,118

Total liabilities	246,246	225,484
COMMITMENTS AND CONTINGENCIES (NOTES 10, 16 AND 17)
SHAREHOLDERS’ EQUITY
Common stock, no par value, at December 31, 2006 and 2005, respectively, authorized 5,000,000 shares; issued and outstanding 1,685,646 shares as of December 31, 2006 and 2005	5,901	5,901
Retained earnings	16,027	14,578
Accumulated other comprehensive loss, net of deferred income taxes of ($103) and ($75) as of December 31, 2006 and 2005, respectively	(166)	(148)

Total shareholders’ equity	21,762	20,331

Total liabilities and shareholders’ equity	$268,008	$245,815

See Notes to Consolidated Financial Statements.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

dollars in thousands, except per share data	2006	2005	2004
INTEREST AND DIVIDEND INCOME:
Interest and fees on loans	$12,349	$11,986	$11,589
Interest and dividends on investment securities:
Taxable	283	348	305
Tax-exempt	1,490	532	590
Interest on cash and cash equivalents	1,338	687	152

Total interest income	15,460	13,553	12,636
INTEREST EXPENSE:
Deposits	4,884	3,448	2,580
Borrowed funds	805	804	618

Total interest expense	5,689	4,252	3,198
NET INTEREST INCOME	9,771	9,301	9,438
PROVISIONS (CREDIT) FOR LOAN LOSSES	(49)	655	465

NET INTEREST INCOME AFTER PROVISIONS
(CREDIT) FOR LOAN LOSSES	9,820	8,646	8,973

NONINTEREST INCOME:
Service charges on deposit accounts	1,465	1,589	1,305
Other service charges, fees and commissions	146	134	135
Rental income	461	465	307
Gains (losses) on sales of available-for-sale securities	(31)	364	1
Other	541	433	1,011

Total noninterest income	2,582	2,985	2,759

NONINTEREST EXPENSE:
Salaries and employee benefits	4,878	5,849	5,824
Occupancy expense, net	1,145	1,058	859
Equipment rentals, depreciation and maintenance	681	551	531
Other	3,486	3,217	2,777

Total noninterest expense	10,190	10,675	9,991

INCOME BEFORE INCOME TAX EXPENSE	2,212	956	1,741
INCOME TAX EXPENSE	426	184	602

NET INCOME	$1,786	$772	$1,139

PER SHARE AMOUNTS:
Net income - basic	$1.06	$0.46	$0.68
Net income - diluted	$1.05	$0.45	$0.66
Cash dividends	$0.20	$0.20	$0.20
Book value	$12.91	$12.06	$12.07

See Notes to the Consolidated Financial Statements.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

dollars in thousands	2006 (as restated)	2005	2004
NET INCOME	$1,786	$772	$1,139
ITEMS OF OTHER COMPREHENSIVE INCOME:
Items of other comprehensive income, before tax:
Unrealized losses on securities available for sale, net	(24)	(564)	(102)
Reclassification adjustments for losses (gains) included in income before income tax expense	31	(364)	(1)
Adjustments relating to defined benefit plans	422	256	276

Other comprehensive income (loss), before tax	429	(672)	173
Less: Reversal of valuation allowance - deferred income taxes	(10)	—	—
Less: Changes in deferred income taxes related to change in unrealized gain or losses on securities available for sale	3	(316)	(42)
Less: Changes in deferred income taxes related to change in adjustments relating to defined benefit plans	162	88	94

Other comprehensive income (loss), net of tax	274	(444)	121

COMPREHENSIVE INCOME	$2,060	$328	$1,260

See Notes to the Consolidated Financial Statements.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

YEARS ENDED DECEMBER 31, 2006, 2005, AND 2004

dollars in thousands	Common Stock	Retained Earnings	Accumulated Other Comprehensive Income (Loss) (as restated)	Total
Balances at December 31, 2003	$5,892	$13,349	$175	$19,416
Comprehensive income:
Net income	—	1,139	—	1,139
Other comprehensive income	—	—	121	121
Stock dividend	9	(8)	—	1
Dividends declared ($0.20 per share)	—	(337)	—	(337)

Balances at December 31, 2004	$5,901	$14,143	$296	$20,340
Comprehensive income:
Net income	—	772	—	772
Other comprehensive loss	—	—	(444)	(444)
Dividends declared ($0.20 per share)	—	(337)	—	(337)

Balances at December 31, 2005	$5,901	$14,578	$(148)	$20,331
Comprehensive income:
Net income	—	1,786	—	1,786
Other comprehensive income	—	—	274	274
Adjustment to initially apply SFAS 158, net of tax of $183	—	—	(292)	(292)
Dividends declared ($.20 per share)	—	(337)	—	(337)

Balances at December 31, 2006	$5,901	$16,027	$(166)	$21,762

See Notes to the Consolidated Financial Statements.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

dollars in thousands	2006	2005	2004
Cash flows from operating activities:
Net income	$1,786	$772	$1,139
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	515	312	294
Provisions (credit) for loan losses	(49)	655	465
Investment security premium (discount) amortization (accretion), net	20	(4)	2
Deferred loan fees	(126)	(119)	2
Deferred income taxes expense (benefit)	(111)	123	(175)
Loss (gains) on sales or calls of securities available for sale	31	(364)	(1)
Gain on sale of land available for sale	(18)	—	—
Increase in cash surrender value of life insurance	(187)	(181)	(210)
Excess of death benefit over cash surrender value of bank owned life insurance	(202)	—	—
Gains on sale of loans	—	—	(113)
Other than temporary decline in value-other assets	55	—	—
Impairment of other real estate owned	55	—	—
Loss (gains) on sale of other real estate	8	(34)	—
Changes in:
Increase in interest receivable	(363)	(11)	(41)
Amortization of prior service cost	—	514	—
(Increase) decrease in other assets	(305)	110	(1,333)
Increase (decrease) in taxes payable	(33)	91	321
Increase in other liabilities	503	35	1,568

Net cash provided by operating activities	1,579	1,899	1,918

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales, maturities, call, and paydowns of securities available for sale	17,315	2,817	7,745
Proceeds from sales, maturities, call and paydowns of securities held to maturity	190	195	500
Proceeds from key person life insurance	262	—	—
Purchases of securities available for sale	(39,995)	(7,399)	(4,552)
Net (increase) decrease in loans	5,323	399	(22,192)
Capital expenditures	(81)	(150)	(760)
Proceeds from sales of loans	—	—	3,352
Proceeds from sale of assets held for sale	608	—	—

Net cash used by investing activities	(16,378)	(4,138)	(15,907)

See Notes to the Consolidated Financial Statements.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS, CONCLUDED

YEARS ENDED DECEMBER 31, 2006, 2005 AND 2004

dollars in thousands	2006	2005	2004
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase (decrease) in demand deposits, NOW and savings accounts	$4,800	$(3,824)	$(6,634)
Net increase in time deposits	15,277	18,517	9,795
FHLB borrowings	—	850	5,000
Repayment of other borrowings	(78)	(38)	(26)
Dividends paid	(337)	(337)	(337)

Net cash provided by financing activities	19,662	15,168	7,798

NET INCREASE (DECREASE) IN CASH EQUIVALENTS	4,863	12,929	(6,191)
CASH AND CASH EQUIVALENTS AT BEGINNING YEAR	32,597	19,668	25,859

CASH AND CASH EQUIVALENTS AT END OF YEAR	$37,460	$32,597	$19,668

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid (received) during the year for:
Interest	$5,473	$4,098	$3,136
Income taxes	$607	$(30)	$426
Noncash investing and financing activities:
Transfer from surplus to common stock due to stock split	$—	$—	$8
Transfer from loans to other real estate owned	$1,067	$246	$295
Rights under capital lease	$280	$—	$—

See Notes to the Consolidated Financial Statements.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements

1. SIGNIFICANT ACCOUNTING POLICIES

Nature of Operations—M&F Bancorp (the “Company”), Inc. is the bank holding company for Mechanics and Farmers Bank (the “Bank”), a state chartered commercial bank incorporated in North Carolina (“NC”) in 1907, which began operations in 1908. The Bank has nine offices in NC: three in Durham, two in Raleigh, three in Charlotte and one in Winston-Salem. The Company, headquartered in Durham, operates in a single business segment and offers a wide variety of consumer and commercial banking services and products almost exclusively in NC.

Basis of Presentation—The consolidated financial statements include the accounts and transactions of M&F Bancorp, Inc. and Mechanics and Farmers Bank, its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated in consolidation. The Company reclassified interest income from interest and dividends on investment securities, - taxable to interest and dividends on investment securities, - tax-exempt in order to conform with the current year presentation of those securities. Such reclassifications had no impact on net income or shareholder’s equity. The Company believes that this change on presentation more appropriately classifies this interest income under industry practice and generally accepted accounting principles.

Segment Reporting—SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, requires that an enterprise report selected information about operating segments in its financial reports issued to its shareholders. Based on an analysis performed by the Company, management has determined that the Company only has one operating segment, which is commercial banking. The chief operating decision-maker uses consolidated results to make operating and strategic decisions, and therefore, are not required to disclose any additional segment information.

Cash and Cash Equivalents—Substantially all of the cash and cash equivalents are comprised of highly liquid short-term investments that are carried at cost, which approximates market value. Cash equivalents include demand and time deposits (with original maturities of 90 days or less) at other financial institutions totaling $34.9 million and $28.7 million at December 31, 2006 and 2005, respectively.

The Federal Reserve Bank (“Federal Reserve”) and banking laws in NC require certain banks to maintain average balances in relation to specific percentages of their customers’ deposits as a reserve. As of December 31, 2006 and 2005, average required balances for the Bank were $1.9 million and $2.1 million, respectively.

Investment Securities—Debt securities that the Company has the positive intent and ability to hold to maturity are classified as “held to maturity securities” and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as “trading securities” and reported at fair value, with unrealized gains and losses included in consolidated earnings. Debt securities not classified as either held to maturity securities or trading securities, and equity securities not classified as trading securities, are classified as “available for sale securities” and reported at fair value, with unrealized gains and losses excluded from consolidated earnings and reported as a separate component of consolidated shareholders’ equity and as an item of other comprehensive income. Gains and losses on held for investment securities are recognized at the time of sale based upon the specific identification method. Declines in the fair value of individual held to maturity and available for sale securities below their costs that are other than temporary result in write-downs of the individual securities to their respective fair value. The related write-downs are included in consolidated earnings as realized losses. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. Transfers of securities between classifications are accounted for at fair value. No securities have been classified as trading securities as of December 31, 2006 and 2005. During 2006 and 2005, there have been no transfers between classifications.

Other Invested Assets—Other invested assets includes investments in FHLB Stock and non-marketable equity securities, which are carried at historical cost, as adjusted for any other than temporary impairment loss.

Loans—Loans that management has the intent and ability to hold for the foreseeable future, or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs and any deferred fees or costs on originated loans.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, the fair value of the collateral if the loan is collateral dependent, or a combination of the above methods.

Allowances for Loan Losses—The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to the results of operations. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions at each balance sheet date. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available. Unanticipated future adverse changes in the items discussed above could result in material adjustments to the allowance for loan losses.

Bank Premises and Equipment, Net—Premises and equipment are stated at cost less accumulated depreciation and amortization. For financial reporting purposes, depreciation and amortization are computed by the straight-line method and are charged to operations over the estimated useful lives of the assets, which range from 15 to 30 years for premises and three to 30 years for furniture and equipment. Leasehold improvements are amortized over the terms of the respective leases or the useful lives of the improvements, whichever is shorter. Rights under capital leases are amortized over the minimum committed term pursuant to the lease on a straight-line basis. Maintenance and repairs are charged to operations in the year incurred. Gains and losses on dispositions are included in the results of operations. The Bank reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of such assets may not be recoverable. If the sum of the expected cash flows attributable to an asset is less than the stated amount of the asset, an impairment loss is recognized in the current period and charged to operations.

Cash Surrender Value of Life Insurance—The Company and the Bank maintain life insurance on certain officers and directors with the Company and the Bank as owner and beneficiary. The related cash surrender value of the policies at December 31, 2006 and 2005 was $4.8 million and $5.1 million, respectively. During 2006 and 2005, the cash surrender value of these policies, as reflected in Other Noninterest Income within the Consolidated Statements of Income, increased by $0.18 million. During 2006, two of the bank owned life insurance policies matured, resulting in a gain of $0.20 million. The Bank has reflected aggregate death benefits receivable of $0.47 million in Other Assets within Consolidated Balance Sheets. In addition, certain key person life insurance policies were surrendered during 2006.

Other Real Estate Owned—Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are performed by management and the assets are carried at the lower of carrying amount or fair value less estimated costs to sell.

Other real estate owned and acquired through foreclosure totaling $0.95 million and $0.54 million as of December 31, 2006 and 2005, respectively, is stated at the lower of cost or fair value less estimated costs to sell and is recorded in Other Assets within the Consolidated Balance Sheets. Loan losses arising from the acquisition of such properties are charged against the allowance for loan losses. There is no allowance for loss on foreclosed real estate as of December 31, 2006 and 2005. In addition, no amounts were provided for losses on foreclosed real estate during 2006, 2005 and 2004. Revenue and expenses incurred in connection with operating the properties, subsequent write-downs and gains or losses upon sale are included in other non-interest income and expense.

Accounting for Guarantees—In the ordinary course of business, the Bank has written certain irrevocable stand-by letters of credit, which guarantee payment to a named beneficiary of a specified financial obligation (the “Guarantees”). The Bank accounts for these Guarantees in accordance with FASB Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others. The Company believes that the fair value of these guarantees as of December 31, 2006 and 2005 is de minimus based on cash collateral, the right of offset with existing cash deposits and/or the probability of a triggering event requiring payment by the Bank.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements

Stock Dividend—In November 2004, the Board of Directors approved a 100% stock dividend, each shareholder of record at the close of business on December 20, 2004 was entitled to receive one additional share of stock for each share of stock owned on the record date (“the stock dividend”). The payment date was January 10, 2005. The stock dividend increased the number of common shares outstanding to 1,685,646 as of December 31, 2004 from 842,823. In addition, outstanding stock options as of January 11, 2005 increased to 110,400 from 55,200 at a grant price of $7.84 (i.e., options and per share grant price have been adjusted for the effects of the stock dividends). All share and per share amounts have been adjusted to reflect this stock dividend.

Earnings Per Share—Earnings per share are calculated on the basis of the weighted-average number of shares of common stock outstanding for the purpose of computing the basic and the weighted average number of shares outstanding of common stock plus dilutive common stock equivalents, such as stock options, for the purpose of computing diluted earnings per share. The stock dividend increased the number of common shares outstanding to 1,685,646 as of December 31, 2004. In addition, outstanding stock options as of December 31, 2004 increased to 110,400 from 55,200 at a grant price of $7.84. The effect of the stock dividend has been retroactively applied for purposes of calculating earnings per share for 2004.

Loan Interest Income Recognition—Accrual of interest on loans is based generally on the daily amount of principal outstanding. Loans are considered past due when either principal or interest payments are delinquent by 30 or more days. It is the Bank’s policy to discontinue the accrual of interest on loans based on the payment status and evaluation of the related collateral and the financial strength of the borrower. The accrual of interest income is normally discontinued when a loan becomes 90 days past due as to principal or interest. Management may elect to continue the accrual of interest when the loan is well secured and in process of collection. When interest accruals are discontinued, interest accrued and not collected in the current year is reversed and interest accrued and not collected from prior years is charged to the appropriate interest income account. Interest income realized on impaired loans is recognized upon receipt if the impaired loan is on a non-accrual basis. Accrual of interest on non-accrual loans may be resumed if the loan is brought current and following a period of substantial performance, including four months of regular principal and interest payments. Accrual of interest on impaired loans is generally continued unless the loan becomes delinquent 90 days or more. Cash receipts are credited first to interest unless the loan has been converted to non-accrual, in which case, the receipts are applied to principal.

Loan Fee Income—Loan origination and underwriting fees are recorded as a reduction of direct costs associated with loan processing, including salaries, review of legal documents, obtainment of appraisals, and other direct costs. Net loan costs have not been deferred and amortized as the Company considers such amounts not significant. Loan commitment fees are deferred and amortized over the related commitment period. Deferred loan fees were $0.4 million as of December 31, 2006 and $0.5 million as of December 31, 2005, respectively.

Advertising Cost—Adverting costs are expensed as incurred.

Operating Leases—Income and expense associated with operating leases is recognized on a straight-line basis over the minimum term of each respective lease (see Note 10).

Stock-Based Compensation— The Company maintains an Employee Stock Option Plan, which is described more fully in Note 8, and provides for grants of incentive stock options. This plan has been presented to and approved by the Bank’s shareholders. The Company is the successor issuer to the Bank. Through December 31, 2005, the Company accounted for this plan under the recognition and measurement principles of Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. Accordingly, no stock-based employee compensation cost has been recognized, as all options granted under this plan had an exercise price equal to the market value of the underlying common stock on the date of grant.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements

No stock options were granted in 2006, 2005 or 2004. As of December 31, 2004, all outstanding stock options were fully vested and, accordingly, net income and earnings per share would have been affected only for 2004 if compensation cost for the stock-based compensation plan had been determined based on the grant date fair values of awards (the method described in Statement of Financial Accounting Standards (“SFAS”) No. 123, Accounting for Stock-Based Compensation). Such effects would have been as follows:

dollars in thousands, except per share amounts	2004
Net income as reported	$1,139
Deduct : Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(17)

Pro forma net income	$1,122

Net income per share as reported:
Basic	$0.68
Diluted	$0.66
Pro forma net income per share:
Basic	$0.67
Diluted	$0.65

The Company estimated an option value at $1.10 on the date of grant in order to compute its estimation of compensation expense during 2004 associated with the fair value method using the Black-Scholes Model. The following assumptions were used:

Risk-free rate	5.50%
Average expected term (years)	5 years
Expected volatility	18.22%
Expected dividend yield	4.76%

In December 2004, SFAS No. 123 (R), Share-Based Payment, which is a revision of Statement No. 123, was issued. As of January 1, 2006, the Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123(R), Share-Based Payment. Any stock-based employee compensation for future grants will be determined and recorded at that time using the Black-Scholes or another appropriate option-pricing model with the following assumptions: option price, dividend yield, expected volatility, risk free interest rate and the expected life.

Income Taxes—Provisions for income taxes are based on amounts reported in the consolidated statements of income (after exclusion of non-taxable income such as interest on state and municipal securities) and include changes in deferred income taxes. Deferred taxes are computed using the asset and liability approach. The tax effects of differences between the tax and financial accounting basis of assets and liabilities are reflected in the balance sheet at the tax rates expected to be in effect when the differences reverse.

The Company makes judgments regarding the reliability of its deferred tax assets. In accordance with SFAS 109, Accounting for Income Taxes, the carrying value of the net deferred tax assets is based on the belief that it is more likely than not that the Company will generate sufficient future taxable income to realize these deferred tax assets after consideration of all available evidence. The Company regularly reviews its deferred tax assets for recoverability considering historical profitability, projected future taxable income, and the expected timing of the reversals of existing temporary differences and tax planning strategies.

Valuation allowances have been established for deferred tax assets, which the Company believes do not meet the “more likely than not” criteria established by SFAS 109. If the Company is subsequently able to utilize all or a portion of the deferred tax assets for which a valuation allowance has been established, as was the case in 2006, then the Company may be required to recognize these deferred tax assets through the reduction of the valuation allowance which would result in a material benefit to its results of operations in the period in which the benefit is determined, excluding the recognition of the portion of the valuation allowance which relates to net deferred tax assets acquired in a business combination, were created as a result of share-based payments or are associated with components of Other Comprehensive Income (“OCI”). The recognition of the portion of the valuation allowance related to net deferred tax assets associated with components of other comprehensive income is recognized within OCI.

Comprehensive Income—Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities and adjustments relating to defined benefit plans are reported as separate components of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and pension liabilities. Actual results could differ from those estimates.

During 2006, the Company did have two significant changes in estimate. First, in connection with the scheduled information system conversion during 2007 (see Note 16), the Bank accelerated the amortization of certain prepaid expenses and depreciation of certain equipment to coincide with the scheduled conversion date, resulting in additional expenses recognized during 2006 of $0.094 million.

Also during 2006, the Company determined that a portion of the existing valuation allowance associated with its deferred tax assets was no longer necessary based on the “more likely than not” threshold. Accordingly, $0.134 million of existing valuation allowance was reversed of which $0.123 million has been included within the provision for income taxes (see Note 7).

Significant Group Concentrations—Most of the Bank’s activities are with customers located within the NC region of the country. The Bank does have significant concentrations with respect to loans and deposits with several customers as outlined in Notes 3 and 12.

Financial Instruments—In the ordinary course of business, the Bank has entered into off-balance sheet financial instruments, consisting of commitments to extend credit and commercial letters of credit. Such financial instruments are recorded in the financial statements when they are funded or related fees are incurred or received.

New Accounting Pronouncements—On May 30, 2005, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 154, Accounting Changes and Error Correction, which changes the requirements for the accounting and reporting of a change in principle. SFAS No. 154 applies to all voluntary changes in accounting principle as well as to changes required by an accounting pronouncement that does not include specific transition provisions. SFAS No. 154 requires that changes in accounting principles be retroactively applied as of the beginning of the first period presented as if that principle had always been used. Each period presented is adjusted to reflect the period-specific effects of applying the change. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. The adoption of SFAS No. 154 had no effect on the accompanying consolidated financial statements.

In February 2006, the Emerging Issues Task Force (“EITF”) released Issue 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements (“EITF 06-4”). EITF 06-4 discussed the diversity in practice regarding the accounting for a postretirement benefit associated with an endorsement split-dollar insurance arrangement, specifically whether a company should record a liability for the obligation associated with the postretirement benefit that is being provided either in the form of a substantive agreement to maintain a life insurance policy during the employee’s retirement or to provide a future death benefit (collectively, the “Postretirement Benefits”). On September 7, 2006, the EITF affirmed a consensus that a liability should be recorded for any committed Postretirement Benefits in accordance with existing guidance pursuant to SFAS 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions” or Accounting Principles Board Opinion No. 12, “Omnibus Opinion – 1967 (Deferred Compensation Contracts), and is effective for fiscal years beginning after December 15, 2007. The Company will continue to monitor this issue and will evaluate the impact, if any, on its consolidated financial position and consolidated results of operations. The Bank is a party to certain split-dollar arrangements with three current or former executives.

In February 2006, the FASB issued SFAS No. 155, “Accounting for Certain Hybrid Financial Instruments”, an amendment of SFAS No. 133 and SFAS No. 140. This statement permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation. It establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation. In addition, SFAS 155 clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133. It also clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives. SFAS 155 amends Statement 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. This Statement is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company and the Bank do not presently have any derivative instruments and believes this new accounting standard will have no impact on its consolidated financial condition or consolidated results of operation.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets”. This Statement amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, and requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits the entities to elect either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of SFAS No. 140 for subsequent measurement. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not believe this new accounting standard will have a material impact on its consolidated financial condition or consolidated results of operations.

In June 2006, the EITF released Issue 06-5, Accounting for Purchased of Life Insurance – Determining the Amount that could be Realized in Accordance with FASB Technical Bulletin 85-4, Accounting for Purchases of Life Insurance. EITF 06-5 discussed the diversity in practice regarding consideration of any additional amounts (other than cash surrender value) included in the contractual terms of the policy in determining the amount that could be realized under the insurance contract. On September 7, 2006, the EITF confirmed a consensus that a policyholder should determine the amount that could be realized under an insurance contract assuming the surrender on a policy-by-policy basis. Amounts that are recoverable by the policyholder at the discretion of the insurance company should be excluded from the amount that could be realized. Amounts recoverable by the policyholder in periods beyond one year from the surrender of the policy should be discounted utilizing an appropriate rate of interest. EITF 06-5 is effective for fiscal years beginning after December 15, 2006. The Company will continue to monitor this issue and will evaluate the impact on its consolidated financial position and consolidated results of operations.

In June 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies when tax benefits should be recorded in financial statements, requires certain disclosures of uncertain tax matters and indicates how any tax reserves should be classified in a balance sheet. FIN 48 is effective for the Company in the first quarter of fiscal 2007. The Company has identified two tax positions, with an aggregate tax-effected value of $0.270 million, taken within its 2004 and 2005 returns for which it has filed a change in method election with the Internal Revenue Service, (the “Election”). Based on an external consultation, management believes the probability to be highly certain that the Election will be approved during (and will be effective in) 2007. Accordingly, management does not currently believe that the adoption of FIN 48 will have a material impact on its consolidated financial position or consolidated results of operations.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement provides a single definition of fair value, a framework for measuring fair value, and expanded disclosures concerning fair value. Previously, different definitions of fair value were contained in various accounting pronouncements creating inconsistencies in measurement and disclosures. SFAS No. 157 applies under those previously issued pronouncements that prescribe fair value as the relevant measure of value, except SFAS No. 123(R) and related interpretations and pronouncements that require or permit measurement similar to fair value but are not intended to measure fair value. This pronouncement is effective for fiscal years beginning after November 15, 2007. The Company is evaluating the impact of this new standard, but currently believes that adoption will not have a material impact on its financial position or consolidated results of operations.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

In September 2006, the FASB issued SFAS No. 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans” (an amendment of FASB Statements No. 87, 88, 106, and 132R). SFAS 158 requires an employer to recognize in its statement of financial position an asset for a plan’s over funded status or a liability for a plan’s under funded status, measure a plan’s assets and its obligations that determine its funded status as of the end of the employer’s fiscal year (with limited exceptions), and recognize changes in the funded status of a defined benefit postretirement plan in the year in which the changes occur. Those changes are reported in comprehensive income and as a separate component of shareholders’ equity. The Company sponsors two defined benefit plans, each of which was impacted by the adoption of SFAS 158 as more fully described in Note 9. SFAS 158 was effective for the Company in the fourth quarter of fiscal 2006.

In September 2006, the SEC’s Office of the Chief Accountant and Divisions of Corporation Finance and Investment Management released SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements (“SAB No. 108”), that provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year misstatement. The SEC staff believes that registrants should quantify errors using both a balance sheet and an income statement approach and evaluate whether either approach results in quantifying a misstatement that, when all relevant quantitative and qualitative factors are considered, is material. This pronouncement is effective for fiscal years ending after November 15, 2006. The Company has adopted SAB No. 108 and has found there to be no material impact on its consolidated financial position or consolidated results of operations.

During 2006, the SEC significantly revised and expanded the disclosure requirements relating to executive and director compensation, related party transactions, director independence and other corporate governance matters. The new rules affect the compensation and corporate governance disclosure that is included in proxy statements, annual reports and registration statements, and modify the current (Form 8-K) reporting requirements relating to executive and director compensation arrangements. The new disclosure rules will apply to proxy and registration statements filed on or after December 15, 2006.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

2. INVESTMENT SECURITIES

The amortized cost, gross unrealized gains and losses and fair values of investment securities at December 31, 2006 and 2005 are as follows:

	Amortized Cost	Gross Unrealized		Fair Value
dollars in thousands		Gains	Losses
Type and Contractual Maturity
AVAILABLE FOR SALE
At December 31, 2006:
U.S. Government agencies due:
One year or less	$5,497	$1	$(10)	$5,488
After 1 year but within 5 years	24,482	39	(42)	24,479
After 5 years but within 10 years	1,000	—	(3)	997
After 10 years	1,000	—	(2)	998

Total U.S. Government agencies	31,979	40	(57)	31,962

State and County Municipals due:
One year or less	976	2	—	978
After 1 year but within 5 years	2,152	13	(1)	2,164
After 5 years but within 10 years	4,094	77	(2)	4,169
After 10 years	7,716	96	(113)	7,699

Total State and County Municipals	14,938	188	(116)	15,010

Mortgage-backed Securities due:
After 5 years but within 10 years	1,083	—	(32)	1,051
After 10 years	4,931	5	(34)	4,902

Total Mortgage-backed Securities	6,014	5	(66)	5,953

Equity Security	3	301	—	304

Total Available for Sale	$52,934	$534	$(239)	$53,229

Sales and calls of securities available for sale for the year ended December 31, 2006, resulted in an aggregate $0.16 million of gross realized gains and an aggregate $0.19 million in gross realized losses.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

dollars in thousands	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
Type and Contractual Maturity
AVAILABLE FOR SALE
At December 31, 2005:
U.S. Government agencies due:
One year or less	$6,997	$—	$(60)	$6,937
After 1 year but within 5 years	8,234	—	(53)	8,181

Total U.S. Government agencies	15,231	—	(113)	15,118

State and County Municipals due:
After 1 year but within 5 years	1,329	25	—	1,354
After 5 years but within 10 years	1,561	43	—	1,604
After 10 years	4,399	144		4,543

Total State and County Municipals	7,289	212	—	7,501

Mortgage-backed and Corporate Securities due:
After 1 year but within 5 years	2,579	—	(68)	2,511
After 10 years	5,253	7	(149)	5,111

Total Mortgage-backed and Corporate Securities	7,832	7	(217)	7,622

Equity Security	6	399	—	405

Total Available for Sale	$30,358	$618	$(330)	$30,646

HELD TO MATURITY
At December 31, 2005:
State and County Municipal due:
One year or less	$190	$—	$—	$190

Total State and County Municipals	190	—	—	190

Total Held to Maturity	$190	$—	$—	$190

Sales and calls of securities available for sale for the year ended December 31, 2005 resulted in gross realized gains $0.36 million. Sales and calls of securities available for sale for the year ended December 31, 2004 resulted in insignificant realized losses.

For purposes of the maturity table, mortgage-backed securities, which are not due at a single maturity date, are grouped based upon the final payment date. The mortgage-backed securities may mature earlier because of principal prepayments.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

As of December 31, 2006 and December 31, 2005, the fair value of securities with gross unrealized losses by length of time that the individual securities have been in an unrealized loss position is as follows:

	Continuous unrealized losses existing for less than 12 months		Continuous unrealized losses existing 12 months or more		Total
dollars in thousands	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2006:
U.S. government agencies	$11,978	$24	$6,713	$33	$18,691	$57
State and County Municipals	4,413	116	—	—	4,413	116
Mortgage – backed securities	3,057	14	2,473	52	5,530	66

Total	$19,448	$154	$9,186	$85	$28,634	$239

December 31, 2005:
U.S. government agencies	$6,724	$12	$8,394	$101	$15,118	$113
Mortgage-backed and Corporate Securities	2,781	72	4,310	145	7,091	217

Total	$9,505	$84	$12,704	$246	$22,209	$330

All securities owned as of December 31, 2006 are investment grade. The unrealized losses are attributable to changes in market interest rates. The Bank believes that all of the unrealized losses are temporary in nature. As of December 31, 2006, the Bank held certain investment positions with unrealized losses that, in the aggregate, were not material to the Company’s consolidated financial position or consolidated statements of income. These investments were in U.S. government sponsored agencies, State and county municipals and mortgage-backed securities. The cash flows are guaranteed by the issuing agency and/or third-party insurers and, therefore, it is expected that the securities would not be settled at a price less than principal balance at maturity. In analyzing an issuer’s financial condition, management considers whether the securities are issued by the federal government or its agencies, whether downgrades by bond rating agencies have occurred, and industry analysts’ reports. As management has the ability to hold debt securities until maturity, or for the foreseeable future if classified as available for sale, no declines are deemed to be other than temporary.

In connection with certain borrowing activities and deposit relationships with local governments, as of December 31, 2006 and December 31, 2005, the Company has pledged cash and cash equivalents and certain investment securities as collateral as required by law, as follows:

dollars in thousands	December 31, 2006	December 31, 2005
Cash and cash equivalents	$490	$—
Investment securities, at fair value	23,079	28,592

Total	$23,569	$28,592

As of December 31, 2006 and 2005, the Bank had commitments outstanding to purchase $1.5 million and none, respectively, in “when issued” securities. These securities are not recorded in the balance sheet until the settlement dates.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

3. LOANS

Loans are made primarily to customers in the Bank’s market area within NC. Loans as of December 31, 2006 and 2005, classified by type, are as follows:

dollars in thousands	2006	2005
Real estate-construction	$12,411	$21,109
Real estate-mortgage	140,184	138,207
Commercial, financial and agricultural	4,142	4,060
Consumer	4,013	5,125
All other loans	1,137	147
Less: Deferred origination fees, net	373	499

Total loans, net of deferred fees	$161,514	$168,149

Nonperforming assets as of December 31, 2006 and 2005, are as follows:
Non-accrual loans	405	4,678
Loans 90 days or more past due and still accruing interest	39	559
Foreclosed properties, included in Other Assets	951	544

Total nonperforming assets	$1,395	$5,781

There were no restructured loans at December 31, 2006 and 2005. If interest income on non-accrual loans had been accrued, such income would have been $0.02 million, $0.11 million and $0.07 million in 2006, 2005 and 2004, respectively. These amounts are not included in income.

During 2006 and 2005, the Bank had no loan sales. In 2004, the Bank sold residential real estate mortgage loans of $3.3 million, resulting in realized gains of $0.1 million. Realized gains on the sale of mortgage loans are included in Other Income within the Company’s Consolidated Statements of Income.

The Bank’s retail, commercial and real estate loans in North Carolina create a significant geographic concentration. As of December 31, 2006 and 2005, church loans represent a concentration of 50.20% and 49.02%, respectively, of real estate mortgage loans.

The Bank has, and expects to have in the future, banking transactions in the ordinary course of business with several of its (and the Company’s) directors, officers and their associates on the same terms, including interest rate and collateral, as those prevailing at the time for comparable transactions with others in the normal course of business. Those transactions do not involve more than the normal risk of collectibility nor do they present any unfavorable features. The aggregate amount of loans outstanding to such related parties as of December 31, 2006 and 2005 were approximately $3.1 million and $3.9 million, respectively. Amounts available to borrow on existing lines of credit were $2.1 million and $2.2 million as of December 31, 2006 and 2005, respectively. New loans to such parties totaled approximately $0.02 million exclusive of advances on existing lines of credit while payments totaled approximately $0.85 million during 2006, exclusive of payments on existing lines of credit.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

4. ALLOWANCES FOR LOAN LOSSES

Changes in the allowances for loan losses for the years ended December 31, 2006, 2005, and 2004, are as follows:

dollars in thousands	2006	2005	2004
Balance at beginning of year	$2,921	$2,512	$2,276

Loans charged off:
Real estate	272	190	174
Commercial, financial and agricultural	57	13	67
Credit cards and related plans	—	17	30
Installment loans to individuals	49	22	76
Demand deposit overdraft program	80	78	—

Total charge-offs	458	320	347

Recoveries of loan previously charged off:
Real estate	31	5	88
Commercial, financial agricultural	13	—	4
Credit cards and related plans	—	7	8
Installment loans to individuals	16	49	18
Demand deposit overdraft program	27	13	—

Total recoveries	87	74	118

Net charge-offs	371	246	229

Provisions (credit) charged to operations	(49)	655	465

Balance at end of year	$2,501	$2,921	$2,512

Ratio of net charge-offs during the year to average loans outstanding during the year	0.23%	0.15%	0.14%

Summaries of information pertaining to impaired and nonaccrual loans are of follows:

dollars in thousands	2006	2005
Impaired loans without a valuation allowance	$282	$—
Impaired loans with a valuation allowance	3,699	3,536

Total impaired loans	$3,981	$3,536
Valuation allowance related to impaired loans	$1,260	$530
Total non-accrual loans	$405	$4,678
Total loans past due ninety days or more and still accruing	$39	$559

dollars in thousands	2006	2005	2004
Average investment in impaired loans	$2,315	$3,494	$1,698
Interest income recognized on impaired loans	$144	$276	$164

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

No additional funds are committed to be advanced in connection with impaired loans as of December 31, 2006. Disclosure of interest income recognized on a cash basis on impaired loans is not provided, as deemed to be impracticable by management.

5. BANK PREMISES AND EQUIPMENT, NET

The Bank owned a parcel of land that was purchased with the intent of constructing a branch banking facility. This parcel was classified as land and grouped with premises and equipment in 2004. During 2005, the Bank reclassified this parcel of land to assets held for sale at a carrying value of $0.6 million. This land was sold during 2006, resulting in a realized gain of $0.02 million, which is included in Other Noninterest Income within the Company’s Consolidated Statements of Income.

Summaries of bank, premises and equipment, net as of December 31, 2006 and 2005 are as follows:

dollars in thousands	Cost	Accumulated Depreciation	Bank Premises and Equipment, Net
As of December 31, 2006
Land	$763	$—	$763
Building	6,418	2,601	3,817
Leasehold improvements	275	189	86
Rights under capital lease	280	33	247
Furniture, equipment and vehicles	4,622	3,655	967

Total	$12,358	$6,478	$5,880

As of December 31, 2005
Land	$763	$—	$763
Building	6,418	2,424	3,994
Leasehold improvements	275	170	105
Furniture, equipment and vehicles	4,541	3,369	1,172

Total	$11,997	$5,963	$6,034

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

6. OTHER INCOME AND EXPENSES

For the years ended December 31, 2006, 2005, and 2004, items included in service charges on deposit accounts and other expenses that exceeded 2% of total revenues are set forth below.

dollars in thousands	2006	2005	2004
Items included in service charges on deposit accounts:
Fees from demand deposit overdrafts	$979	$1,016	$600
DDA activity service charge	$289	$356	$467
Miscellaneous	$146	$120	$615
Items included in other expenses:
Accounting	$391	$503	$321
Consultants	$308	$458	$236
Data Processing	$379	$414	$445
Advertising	$387	$236	$296

7. INCOME TAXES

The components of the income tax provision for the years ended December 31, 2006, 2005, and 2004, follows:

dollars in thousands	2006	2005	2004
Income tax provision:
Current	$537	$61	$777
Deferred	(111)	123	(175)

Total	$426	$184	$602

A reconciliation of reported income tax expense for the years ended December 31, 2006, 2005 and 2004, to the amount of tax expense computed by multiplying income before income taxes by the statutory federal income tax rate follows:

dollars in thousands	2006	2005	2004
Statutory federal income tax rate	34%	34%	34%
Tax provision at statutory rate	$752	$325	$592
Increase (decrease) in income taxes resulting from:
State income taxes net of federal tax benefit	56	29	91
Tax-exempt income	(143)	(126)	(128)
Reversal of valuation allowance	(124)	—	—
Cash surrender value of life insurance	(96)	(62)	(108)
Other	(19)	18	155

Total	$426	$184	$602

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

The tax effect of the cumulative temporary differences and carryforwards that gave rise to the deferred tax assets and liabilities as of December 31, 2006 and 2005 and included in Other Assets within the Consolidated Balance Sheets are as follows:

	December 31,
	2006	2005
Deferred tax assets:
Accrued pension expense	$567	$351
Adjustments, defined benefits plans	217	196
Deferred loan fees	144	192
Excess book over tax bad debt expense	835	980
State net economic loss carryover	94	70
Other, net	41	78

Total deferred tax assets	1,898	1,867
Valuation allowances for deferred tax assets	(94)	(204)

Net of valuation allowances deferred tax assets	1,804	1,663

Deferred tax liabilities:
Excess tax over book depreciation	(547)	(548)
Unrealized gains on securities available for sale	(114)	(111)

Total deferred tax liabilities	(661)	(659)

Net deferred tax assets	$1,143	$1,004

During 2006, the Company determined that the existing valuation allowance associated with its deferred tax assets, other than related to the state net economic loss carryover, was no longer necessary based on the “more likely than not” threshold. Accordingly, $0.13 million of existing valuation allowance was reversed, of which $0.12 million has been included within the 2006 provision for income taxes and $0.01 million has been included in Other Comprehensive Loss. Net deferred tax assets are included in Other Assets within the Consolidated Balance Sheets.

8. STOCK-BASED COMPENSATION

Stock Option Plan—The Company has a stock option plan, approved in 1999 (the “Option Plan”), under which the Company may grant options to selected officers of the Company and the Bank for up to 171,000 shares of common stock. Under the plan, the exercise price of each option equals the market price of the Company’s stock on the date of grant, and an option’s maximum term is 10 years. Options vest over 5 years based on years of service and become 100% vested at either age 55, with 30 years of service, or at age 65.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

A summary of the status of the Company’s Option Plan as of December 31, 2006, 2005, and 2004, and changes during the years then ended are presented below:

shares in thousands	2006		2005		2004
	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
Outstanding at beginning of year	56,400	$7.84	110,400	$7.84	110,400	$7.84
Expired, forfeited or canceled	31,200	$7.84	54,000	$7.84	—	—

Outstanding at end of year	25,200	$7.84	56,400	$7.84	110,400	$7.84

Options exercisable at end of year	25,200	$7.84	56,400	$7.84	110,400	$7.84

The exercise price and weighted average characteristics of outstanding stock options as of December 31, 2006, are as follows:

Exercise Price	Shares Outstanding and Exercisable as of December 31, 2006	Weighted Average Remaining Contractual Life (years)
$7.84	25,200	2.99

9. EMPLOYEE BENEFIT PLANS

The Bank sponsors a noncontributory defined benefit cash balance pension plan (the “Plan”), covering all employees who qualify under length of service and other requirements. Under the Plan, retirement benefits are based on years of service and average earnings. The Bank’s funding policy is to contribute amounts to the Plan sufficient to meet the minimum funding requirements set forth in the Employee Retirement Income Security Act of 1974, as amended, plus such additional amounts as the Bank may determine to be appropriate. Contributions totaled $0.71 million, $0.23 million and $0.11 million for the years ended December 31, 2006, 2005 and 2004, respectively. As the Plan is fully funded as of December 31, 2006, the Bank does not expect to provide any funding to the Plan in 2007, nor will there be a minimum contribution in 2007. The measurement date for the Plan is December 31 and prior service costs and benefits are amortized on a straight-line basis over the average remaining service period of active participants.

An unrestricted lump sum distribution of retirement benefits was inadvertently paid out of the Plan to a former highly compensated employee (“HCE”) during the quarter ended June 30, 2005. The lump sum payment to the former HCE should have been made as a restricted lump sum payment under the terms of the Plan. Several alternative methods were available to correct this error. The Company evaluated these alternatives, as well as the associated liability to the benefit plan, and the Company took corrective action by pledging specific government securities to the Plan. This action occurred prior to the filing of the 2005 Annual Report on Form 10-KSB. The only cost related to this action is the cost of maintaining a security escrow account. The financial impact of this corrective action does not have a material effect on the consolidated financial condition of the Company.

The market-related value of Plan assets is equal to the fair value.

The Plan’s assets are invested in a diversified portfolio of equities and fixed income securities. Several money managers are each responsible for investing a portion of Plan assets according to their respective areas of specialty. The specific investment strategy adopted by the Plan is called the Long Term Growth of Capital strategy, which attempts to achieve long-term growth of capital with little concern for current income. The target range of allocation percentages for each major category of plan assets is as follows: U.S. equities (66%) Non-U.S. Equities (7%) and Fixed Income (27%).

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

The Plan’s weighted average asset allocations as of December 31, 2006 and 2005, by asset category, are as follows:

	Plan Assets As of December 31,
Asset Category	2006	2005
Equity securities	65.0%	69.6%
Debt securities	20.0%	24.7%
Real estate	1.30%	1.7%
All other assets	13.7%	4.0%

Total	100.0%	100.0%

The expected long-term rates of return on Plan assets were determined by considering long-term historical returns for the Plan and long-term projected returns based on the Plan’s target asset allocations.

Cash Balance Pension Plan

dollars in thousands	2006	2005
Change in benefit obligations:
Benefit obligation at beginning of year	$4,157	$4,152
Service cost	141	99
Interest cost	222	219
Actuarial (gain) loss	(84)	(83)
Benefits and expenses paid	(319)	(230)

Benefit obligation at end of year	4,117	4,157

Change in plan assets:
Fair value of plan assets at beginning of year	3,791	3,669
Actual return on plan assets	437	122
Employer contributions	709	230
Benefits and expenses paid	(319)	(230)

Fair value of plan assets at year end	4,618	3,791

Funded status - over (under) funded	501	(366)
Unrecognized net actuarial loss	471	719
Unrecognized prior service cost	(19)	(50)

Prepaid pension cost (prior to adoption of SFAS 158)	$953	$303

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

The following sets forth the Plan’s funded status and amounts recognized in the balance sheets as of December 31, 2006 and 2005.

Cash Balance Pension Plan, Continued

dollars in thousands	2006	2005
Amounts recognized in the consolidated balance sheets (prior to adoption of SFAS 158) consist of:
Prepaid pension cost	$953	$—
Accrued pension liability	—	(106)
Accumulated other comprehensive loss	—	409

Net amounts recognized	$953	$303

Adjustment for transition to SFAS 158:
Transfer to and ending balance of accumulated other comprehensive loss	$452	n/a

	2006	2005	2004
Weighted average assumptions as of December 31:
Discount rate	5.50%	5.50%	5.75%
Expected return on plan assets	7.00%	8.00%	8.00%
Rate of compensation increase	4.00%	4.00%	6.00%

Net periodic pension cost for the Plan for the years ended December 31, 2006, 2005, and 2004, includes the following:

dollars in thousands	2006	2005	2004
Service costs	$141	$100	95
Interest cost	222	219	222
Expected return on Plan assets	(303)	(279)	(266)
Amortization of prior service cost and recognized net actuarial losses	(2)	(13)	(8)

Net periodic pension cost	$58	$27	$43

dollars in thousands	2006	2005
Amounts in accumulated other comprehensive loss expected to be recognized in net periodic pension cost in 2007:
Net obligation (asset) at transition	$—	n/a
Net actuarial loss	1	n/a
Prior service cost	(15)	n/a

Total expected to be recognized	$(14)	n/a

Assets expected to be returned to the Company in 2007	$—	n/a

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

The expected payments for the Plan for each of the next five years and combined for years six through ten are as follows:

dollars in thousands
Estimated Benefit Payments for the Year Ending December 31, 2007	$451
Estimated Benefit Payments for the Year Ending December 31, 2008	$248
Estimated Benefit Payments for the Year Ending December 31, 2009	$342
Estimated Benefit Payments for the Year Ending December 31, 2010	$327
Estimated Benefit Payments for the Year Ending December 31, 2011	$383
Estimated Benefit Payments for the Years Ending December 31, 2012-2016	$1,695

The prepaid pension cost as of December 31, 2006 of $0.5 million is included in Other Assets and the accrued liability as of December 31, 2005 of $0.11 million is included in Accrued Expenses and Other Liabilities within the Consolidated Balance Sheets. The Plan has accumulated benefit obligations of $4.0 million and $3.9 million as of December 31, 2006 and 2005, respectively.

The Bank sponsors a nonqualified Supplemental Executive Retirement Plan (“SERP”). The SERP, which is unfunded, provides certain individuals’ pension benefits, outside the Bank’s noncontributory defined-benefit cash balance pension plan, based on average earnings, years of service and age at retirement. Participation in the SERP is at the discretion of the Bank’s Board of Directors. The Bank has purchased bank owned life insurance (“BOLI”) in the aggregate amount of approximately $13.0 million face value and $4.8 million cash value as of December 31, 2006, covering all the participants in the SERP. Contributions totaled $0.14 million, $0.07 million and $.03 million for the years ended December 31, 2006, 2005 and 2004, respectively. The Bank has the ability and the intent to keep this life insurance in force indefinitely. The insurance proceeds may be used, at the Bank’s sole discretion, to fund the benefits payable under the SERP.

Supplemental Executive Retirement Plan

dollars in thousands	2006	2005
Change in benefit obligations:
Benefit obligation at beginning of year	$2,116	$2,298
Service cost	6	57
Interest cost	112	130
Special termination benefits	—	89
Curtailments-2005 retirement	—	63
Actuarial (gain) loss	(12)	(455)
Benefits and expenses paid	(137)	(66)

Benefit obligation at end of year	2,085	2,116

Change in plan assets:
Fair value of plan assets at beginning of year	—	—
Employer contributions	137	66
Benefits and expenses paid	(137)	(66)

Fair value of plan assets at year end	—	—

Funded Status - over (under) funded	(2,085)	(2,116)
Unrecognized net actuarial loss	89	102
Unrecognized prior service cost	23	28

Accrued liability (prior to adoption of SFAS 158)	$(1,973)	$(1,986)

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

Supplemental Executive Retirement Plan, Continued

dollars in thousands	2006	2005
Amounts Recognized in the consolidated balance sheet (prior to adoption of SFAS 158) consist of:
Accrued benefit liability	$(2,085)	$(2,116)
Intangible asset	23	28
Accumulated other comprehensive loss	89	102

Net amounts recognized	$(1,973)	$(1,986)

Adjustment for transition to SFAS 158:
Transfer to accumulated other comprehensive loss	$23	n/a

Total amount included within accumulated other comprehensive loss	$112	$102

	2006	2005	2004
Weighted average assumptions as of December 31:
Discount rate	5.50%	5.50%	5.75%
Expected return on plan assets	n/a	n/a	n/a
Rate of compensation increase	4.00%	4.00%	6.00%

Net periodic pension cost for the SERP for years ended December 31, 2006, 2005, and 2004, includes the following:

	2006	2005	2004
Service cost	$6	$57	$63
Interest cost	112	130	123
Amortization of prior service cost	4	514	109
Recognized net actuarial loss	—	34	—

Net periodic pension cost	$122	$735	$295

dollars in thousands	2006	2005
Amounts in accumulated other comprehensive loss expected to be recognized in net periodic pension cost in 2007:
Net obligation (asset) at transition	$—	n/a
Net actuarial (gain) loss	—	n/a
Prior service cost	5	n/a

Total expected to be recognized	$5	n/a

Assets expected to be returned to the Company in 2007	$—	n/a

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

The expected payments for this plan for each of the next five years and combined for years six through ten are as follows:

dollars in thousands
Estimated Benefit Payments for the Year Ending December 31, 2007	$154
Estimated Benefit Payments for the Year Ending December 31, 2008	$153
Estimated Benefit Payments for the Year Ending December 31, 2009	$152
Estimated Benefit Payments for the Year Ending December 31, 2010	$151
Estimated Benefit Payments for the Year Ending December 31, 2011	$150
Estimated Benefit Payments for the Years Ending December 31, 2012-2016	$727

The accrued liability and accumulated benefit obligations for the SERP of $2.085 million and $2.116 million as of December 31, 2006 and 2005, respectively, is included in Accrued Expenses and Other Liabilities within the Consolidated Balance Sheets. The Bank expects contributions to be approximately $0.154 million for the year ending December 31, 2007.

In 2005, the Bank recorded special termination benefits of $0.89 million related to a benefit improvement for a retiring executive. In 2005, the Bank also recorded an expense of $0.06 million related to the termination of an executive and the announced early retirement of another executive.

401(k) Plan—The Bank sponsors a 401(k) plan. Participation in the 401(k) plan is voluntary and employees become eligible after completing 90 days of service and attaining age 21. Employees may elect to contribute up to 12% of their compensation to the 401(k) plan. The Bank matches 100% of employee contributions up to 6% of each employee’s compensation. The Bank’s contributions to the 401(k) plan were $0.13 million, $0.12 million and for $0.18 million for 2006, 2005 and 2004, respectively.

Deferred Compensation Plan—The Bank sponsors a nonqualified deferred compensation plan. The plan, which is unfunded, provides for certain management employees to defer compensation in order to provide retirement and death benefits on behalf of such employees. The plan allows certain management employees to receive the balance of the 6% Bank match on the 401(k) plan that would otherwise be forfeited to comply with the Internal Revenue Code. At December 31, 2006 and 2005, the amount of the deferred compensation plan liability was $0.5 million and $0.6 million, respectively.

Postretirement Benefits—The Bank provides certain postretirement benefits to select executive officers. As of December 31, 2006 and 2005, the amount of the liability for these benefits was approximately $0.16 million. The Bank recognized expense related to the post retirement benefits of $0.02 million, $0.07 million and $0.09 million for the years ended December 31, 2006, 2005 and 2004, respectively.

10. LEASES

The Bank leases premises and equipment under various operating lease agreements that provide for the payment of property taxes, insurance and maintenance costs. Generally, operating leases provide for one or more renewal options on the same basis as current rental terms. Certain leases require increased rentals under cost-of-living escalation clauses. The following are future minimum lease payments as required under the agreements:

Year	Payments
dollars in thousands
2007	$54
2008	35
2009	36
2010	36
2011	21
2012 and thereafter	232

Total	$414

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

Rent expense for all operating leases amounted to approximately $0.05 million, $0.12 million, and $0.12 million in 2006, 2005, and 2004, respectively.

During 2006, the Bank entered into a capital lease obligation relating to certain equipment, included within Bank Premises and Equipment within the Consolidated Balance Sheets, with a fair market value of $0.28 million at the inception of the lease. The non-cancelable period of the lease is 60 months. Scheduled payments pursuant to the capital lease are as follows:

Year	Principal and Interest
dollars in thousands
2007	$65
2008	65
2009	65
2010	65
2011	37

Total payments	297
Less amounts representing interest	45

Total principal outstanding	$252

11. OTHER BORROWINGS

Pursuant to collateral agreements with the FHLB, advances are secured by all stock in the FHLB and qualifying first mortgage loans, in the amount of $13.6 million as of December 31, 2006.

The Bank has the availability of additional borrowings of approximately $11.9 million from the FHLB, as of December 31, 2006.

dollars in thousands	Rate	December 31, 2006	December 31, 2005
FHLB, due on December 10, 2007	3.59%	$2,000	$2,000
FHLB, due on October 8, 2008	4.60%	10,000	10,000
FHLB, due on December 8, 2009	4.02%	3,000	3,000
FHLB, due on July 16, 2018	7.56%	1,742	1,773
FHLB, due on May 20, 2020	0.50%	822	841
Capital lease (60 months beginning April 2006)(see Note 10)	5.72%	252	—

Total other borrowings		$17,816	$17,614

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

12. DEPOSITS

Principal maturities of the Bank’s time deposits as of December 31, 2006, are as follows:

Year	Maturities
dollar in thousands
2007	$89,487
2008	5,849
2009	1,441
2010	458
2011	80

Total	$97,315

As of December 31, 2006, the Bank had two deposit relationships, whose individual balances were in excess of 5% of total deposits. These relationships had aggregate deposits of $28.4 million as of December 31, 2006.

Deposit Concentrations

	December 31,
dollars in thousands	2006	2005
Number of accounts	6	3
Dollar amount of accounts	$28,367	$13,297
Percent of total deposits	12.67%	6.53%

Principal maturities of time deposits of $100,000 or more as of December 31, 2006 and 2005 are as follows:

	December 31,
dollars in thousands	2006	2005
Due within three months	$31,480	$14,304
Due three months to twelve months	16,502	17,776

Due within one year	47,982	32,080
Due one to five years	1,920	3,282

Total	$49,902	$35,362

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

13. RECONCILIATIONS OF BASIC AND DILUTED EARNINGS PER SHARE

Basic earnings per share (“EPS”) are computed by dividing net income by the weighted average number of common shares outstanding for the period. Basic EPS excludes the dilutive effect that could occur if any securities or the contracts to issue common stock were exercised or converted into or resulted in the issuance of common stock. Diluted EPS is computed by dividing net income by the sum of the weighted average number of common shares outstanding for the period plus the number of additional common shares that would have been outstanding if the potentially dilutive common shares had been issued. No stock options were antidilutive in 2006, 2005, and 2004. The following table displays the EPS reconciliation for the years ended December 31, 2006, 2005, and 2004.

dollars in thousands, except per share amounts	2006	2005	2004
BASIC EARNINGS PER SHARE
Net income	$1,786	$772	$1,139

Divide by: Weighted average shares outstanding	1,686	1,686	1,686

Basic earnings per share	$1.06	$0.46	$0.68

DILUTED EARNINGS PER SHARE
Net income	$1,786	$772	$1,139

Divide by: Weighted average shares outstanding	1,686	1,686	1,686
Potentially dilutive effect of stock options	10	40	32

Diluted average shares outstanding	1,696	1,726	1,718
Diluted earnings per share	$1.05	$0.45	$0.66

14. REGULATION AND REGULATORY RESTRICTIONS

The primary source of funds for the payment of dividends by the Company is dividends received from the Bank. The Bank, as a NC, state charted banking corporation, may pay dividends only out of undivided profits as determined pursuant to North Carolina General Statutes Section 53-87. Additionally, dividends paid by the Bank to the Company may be limited due to maintaining capital requirements imposed by banking regulators. Management does not expect any of these restrictions to materially limit its ability to pay dividends comparable to those paid in the past. As of December 31, 2006, the Bank had undivided profits, as defined, of $15.7 million.

The Company and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and the possibility of additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company and the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2006 and 2005, that the Company and the Bank met all capital adequacy requirements to which they are subject.

As of December 31, 2006, the most recent notification received from the FDIC categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the Bank’s category.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2006 and 2005 are presented in the following tables:

	December 31, 2006
	Actual		For Capital adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount		Ratio
Total capital ( to risk weighted assets)
The Company	$24,435	12.88%	$15,175	8.00%		n/a
The Bank	$24,219	12.78%	$15,162	8.00%	$18,952		10.00%
Tier 1 (to risk weighted assets)
The Company	$21,927	11.56%	$7,588	4.00%		n/a
The Bank	$21,713	11.46%	$7,581	4.00%	$11,371		6.00%
Tier 1 (to Average total assets)
The Company	$21,927	8.73%	$10,052	4.00%		n/a
The Bank	$21,713	8.65%	$10,045	4.00%	$12,556		5.00%

	December 31, 2005
	Actual		For Capital adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provision
	Amount	Ratio	Amount	Ratio	Amount		Ratio
Total capital ( to risk weighted assets)
The Company	$22,999	12.17%	$15,118	8.00%		n/a
The Bank	$22,853	12.12%	$15,084	8.00%	$18,856		10.00%
Tier 1 (to risk weighted assets)
The Company	$20,450	10.82%	$7,560	4.00%		n/a
The Bank	$20,309	10.77%	$7,543	4.00%	$11,314		6.00%
Tier 1 (to Average total assets)
The Company	$20,450	8.22%	$9,951	4.00%		n/a
The Bank	$20,309	8.16%	$9,955	4.00%	$12,444		5.00%

The FDIC and the Commissioner completed an examination during 2006. As a result of this examination, the Bank agreed to, among other things, improve loan asset quality, underwriting and credit administration, increase liquidity, review all overhead costs, continue to evaluate the allowance for loan losses due to increases in the level of classified loans and more closely monitor capital ratios and requirements.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

15. PARENT COMPANY CONDENSED FINANCIAL INFORMATION

Condensed financial data for M&F Bancorp, Inc. (parent company only) is as follows:

	December 31,
dollars in thousands	2006	2005
Condensed Balance Sheets:
Assets:
Cash on deposit with Bank subsidiary	$233	$75
Investment in subsidiary Bank, at equity	21,548	20,190
Other assets	194	223

Total	$21,975	$20,488

Liabilities and Shareholders’ Equity:
Total liabilities	$213	$157
Shareholders’ equity	21,762	20,331

Total	$21,975	$20,488

dollars in thousands	For the years Ended December 31,
	2006	2005	2004
Condensed Results of Operations:
Dividends received	$760	$150	$715
Undistributed net earnings of subsidiary	1,376	1,109	943
Income (expenses), net	(350)	(487)	(519)

Net income	$1,786	$772	$1,139

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

	For the Years Ended December 31,
dollars in thousands	2006	2005	2004
Condensed Cash Flows:
Cash Flows from operating activities:
Net income	$1,786	$772	$1,139
Adjustments to reconcile net income to net cash provided by operating activities:
Undistributed net earnings of subsidiary	(1,376)	(1,109)	(943)
Decrease (increase) in other assets	29	(26)	(80)
Increase (decrease) in other liabilities	56	76	(3)

Net cash provided by (used in) operating activities	495	(287)	113

Cash flows used in financing activities-dividends paid	(337)	(337)	(329)

Net increase (decrease) in cash	158	(624)	(216)
Cash at beginning of year	75	699	915

Cash at end of year	$233	$75	$699

16. COMMITMENTS AND CONTINGENCIES

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and financial guarantees. These instruments involve, to varying degrees, elements of credit and interest rate risk beyond the amount recognized on the consolidated balance sheets. The contractual amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank’s exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit and financial guarantees written is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Commitments to extend credit are agreements to lend to a customer as long as there is not a violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank, upon extension of credit is based on management’s credit evaluation of the counter parties. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.

Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. To the extent deemed necessary, collateral of varying types and amounts is held to secure customer performance under certain of those letters of credit outstanding.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

Financial instruments whose contract amounts represent credit risk as of December 31, 2006 and 2005, respectively, are commitments to extend credit (including availability of lines of credit) — $24.2 million and $29.6 million, and standby letters of credit and financial guarantees written — $3.3 million and $3.6 million. Loan commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral deemed necessary by the Bank is based on management’s credit evaluation and underwriting guidelines for the particular loan. Commitments outstanding at December 31, 2006 and 2005, respectively, are summarized in the following table:

dollars in thousands	2006		2005
	Amount	Rate	Amount	Rate
Real estate-construction (fixed)	$1,520	5.93%-8.75	$1,844	5.00%-8.50%
Real estate-construction (variable)	4,172	7.32%-10.25%	11,446	6.25%-16.00%
Real estate-mortgage (fixed)	2,286	6.00%-9.25%	992	6.00%-8.00%
Real estate-mortgage (variable)	1,072	6.25%-10.75%	1,731	5.75%-16.00%
Commercial, financial, agricultural (fixed)	1,016	3.6%-6.72%	405	5.50%-7.35%
Commercial, financial, agricultural (variable)	12,301	5.44%-10.75%	12,460	4.73%-18.00%
Consumers (fixed)	1,136	9.00%-18.00%	318	9.00%-18.00%
Consumers (variable)	683	8.25-10.75%	442	5.50%-18.00%

Total	$24,186		$29,638

During the period September 29, 2006 through November 1, 2006, the Bank has entered into a series of separate, but related, agreements associated with its decision to undertake a complete core processing systems and peripheral applications migration. The Board of Directors of the Bank has approved management’s recommendation to migrate its core system and peripheral applications on August 22, 2006. These agreements represent commitments for items of a capital and/or capitalizable expenditure nature or may represent operating expenses, beginning in 2006 and extending into the future. To date, the aggregate level of future commitments that have been executed by management is approximately $1.809 million.

As of December 31, 2006, an environmental issue at one of the Bank’s owned branches is being evaluated. The Company has accrued $0.015 million in connection with this matter. The ultimate level of remediation, if any, has yet to be determined. Accordingly, the outcome is presently uncertain.

17. SUBSEQUENT EVENTS

During January 2007, the President and Chief Executive Officer resigned. In connection with this resignation, the Company, the Bank and the former executive entered into a separation agreement (the “Separation Agreement”). Pursuant to the Separation Agreement, up to $0.17 million will be paid to the former executive during 2007. The Company and the Bank entered into a consulting arrangement with a former executive and director of the Bank, whereby he served as its interim president and chief executive officer. Total compensation under this arrangement was $0.032 million. On January 12, 2007, the Company and the Bank entered into an employment agreement in connection with Ms. Kim D. Saunders’ appointment as president and chief executive officer of the Company and Bank (the “Employment Agreement”). The term of the Employment Agreement is for three years, with base annual compensation of $0.23 million, in addition to certain incentives.

18. FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value information about financial instruments, whether or not recognized in the consolidated balance sheets, for which it is practical to estimate the value, is based upon the characteristics of the instruments and relevant market information. Financial instruments include cash, evidence of ownership in an entity or contracts that convey or impose on an entity the contractual right or obligation to either receive or deliver cash for another financial instrument. Fair value is the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price if one exists. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Bank could realize in a current market exchange.

The book values of cash and due from banks, interest-bearing deposits, accrued interest receivable, accrued interest payable and other liabilities are considered equal to fair values as a result of the short-term nature of these items. The fair values of marketable securities is based on quoted market prices, dealer quotes and priced obtained from independent pricing services. The fair value of loans, time deposits, and other borrowings is estimated based on present values using applicable risk-adjusted spreads to the U.S. Treasury curve to approximate current entry-value interest rates applicable to each category of such financial instruments.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

No adjustment was made to the entry-value interest rates for changes in credit of loans for which there are no known credit concerns. Management segregates loans in appropriate risk categories. Management believes that the risk factor embedded in the entry-value interest rates, along with the general reserves applicable to the loan portfolio for which there are no known credit concerns, results in a fair valuation of such loans on an entry-value basis.

Demand deposits are shown at face value.

As of December 31, 2006 and 2005, the carrying amounts and associated estimated fair value of select assets and liabilities of the Company are as follows:

dollars in thousands	December 31, 2006		December 31, 2005
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Assets:
Cash and cash equivalents	$37,460	$37,460	$32,597	$32,597
Marketable securities	$54,737	$54,737	$32,365	$32,365
Loans, net of allowances for loan losses	$159,013	$156,727	$165,228	$163,018
Accrued interest receivable	$1,575	$1,575	$1,212	$1,212

Liabilities:
Deposits	$223,829	$224,212	$203,752	$203,539
Other borrowings	$17,816	$17,558	$17,614	$17,235
Accrued interest payable	$812	$812	$596	$596

Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$—	$24,186	$—	$29,638
Standby letters of credit	$—	$3,319	$—	$3,583

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Notes to Consolidated Financial Statements, Continued

19. QUARTERLY FINANCIAL DATA (UNAUDITED)

SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

YEARS ENDED DECEMBER 31, 2006 AND 2005

in thousands, except per share data	Quarter 1	Quarter 2	Quarter 3	Quarter 4
2006
Interest income	$3,756	$3,807	$3,902	$3,995
Interest expense	1,204	1,314	1,533	1,638

Net interest income	2,552	2,493	2,369	2,357
Provisions (credit) for loan losses	(201)	(4)	26	130

Net interest income after provision for loan losses	2,753	2,497	2,343	2,227
Noninterest income	627	593	540	822
Noninterest expense	2,451	2,503	2,555	2,681

Income before income taxes	929	587	328	368
Income tax expense (benefit)	260	212	(62)	16

Net income	$669	$375	$390	$352

Net income per share:
Basic	$0.40	$0.22	$0.23	$0.21
Diluted	$0.39	$0.22	$0.23	$0.21
Average shares outstanding:
Basic	1,686	1,686	1,686	1,686
Diluted	1,700	1,700	1,692	1,691

	Quarter 1	Quarter 2	Quarter 3	Quarter 4
2005
Interest income	$3,201	$3,238	$3,497	$3,617
Interest expense	939	975	1,100	1,238

Net interest income	2,262	2,263	2,397	2,379
Provisions for loan losses	233	99	30	293

Net interest income after provision for loan losses	2,029	2,164	2,367	2,086
Noninterest income	522	658	686	1,119
Noninterest expense	2,583	2,442	2,461	3,189

Income (loss) before income taxes	(32)	380	592	16
Income tax expense (benefit)	(16)	90	184	(74)

Net income (loss)	$(16)	$290	$408	$90

Net income (loss) per share:
Basic	$(0.01)	$0.17	$0.24	$0.05
Diluted	$(0.01)	$0.17	$0.23	$0.05
Average shares outstanding:
Basic	1,686	1,686	1,686	1,686
Diluted	1,686	1,745	1,742	1,706

M&F BANCORP, INCORPORATED AND SUBSIDIARY

20. CORRECTION OF AN ERROR

During the fourth quarter of 2006, the Company adopted SFAS 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans” (an amendment of FASB Statements no. 87, 88, 106, and 123R). In connection with its implementation of SFAS 158, the Company included the cumulative effect of adoption as a component of Comprehensive Income for 2006, rather than as a direct adjustment to the ending balance of Accumulated Other Comprehensive (Loss). Accordingly, Comprehensive Income for 2006 should have been $2.060 million rather than $1.768 million, as reported. The effect of this reporting had no impact on Net Income for 2006 or Total Shareholders’ Equity as of December 31, 2006, as reported.

A summary of the restatement of the accompanying consolidated financial statements is as follows:

Amounts in thousands	As previously reported	Correction	As amended
For the year ended December 31, 2006
Statement of comprehensive income
Net income	$1,786	$—	$1,786
Adjustments related to defined benefit plans	(53)	475	422
Other comprehensive income (loss) before tax	(46)	475	429
Less: Changes in deferred income taxes related to change in adjustments relating to defined benefit plans	(21)	183	162
Other comprehensive income (loss), net of tax	(18)	292	274
Comprehensive income	1,768	292	2,060
Statement of changes in shareholders’ equity
Other comprehensive income (loss)	(18)	292	274
Adjustment to initially apply SFAS 158, net of tax of $183	—	(292)	(292)

* * * * * * * * *

ITEM 8.	CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

Not applicable.

ITEM 8A.	CONTROLS AND PROCEDURES

The Company’s management, under the supervision and with the participation of the Chief Executive Officer and the Chief Financial Officer of the Company (its principal executive officer and principal financial officer, respectively), has concluded based on its evaluation as of the end of the period covered by this report, that the Company’s disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) are effective to ensure that information required to be disclosed by the Company in the reports filed or submitted by it under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the applicable rules and forms.

CHANGES IN INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of the Company has evaluated, with the participation of the Company’s Chief Executive Officer and Chief Financial Officer (its principal executive officer and principal financial officer, respectively), changes in the Company’s internal controls over financial reporting (as defined in Rule 13a-15(f) and 15d-15(f) of the Exchange Act) during the fourth quarter of 2006. In connection with such evaluation, the Company has determined that there have been no changes in internal control over financial reporting during the fourth quarter of 2006 that have materially affected or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

ITEM 8B.	OTHER INFORMATION

Not applicable.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

PART III

ITEM 9.	DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS, CONTROL PERSONS AND CORPORATE GOVERNANCE; COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

(a)	Directors and Executive Officers – The information required by this Item regarding the Company’s directors, executive officers and all persons nominated or chosen to become such is set forth under the sections captioned “Proposal I—Election of Directors–Nominees,” and “Proposal I—Election of Directors–Executive Officers,” in the Company’s Proxy Statement, to be filed with the Securities and Exchange Commission with respect to the Annual Meeting of Shareholders to be held on May 16, 2007, which sections are incorporated herein by reference.

(b)	Section 16(a) Compliance – The information required by this Item regarding compliance with Section 16(a) of the Exchange Act is set forth under the Proxy Statement under the section captioned “Section 16(a) Beneficial Ownership Reporting Compliance,” which section is incorporated herein by reference.

(c)	Code of Ethics - The Company has adopted a Code of Ethics that is applicable to its principal executive and senior financial officers, as required by Section 406 of the Sarbanes-Oxley Act of 2002 and applicable SEC rules. A copy of the Company’s Code of Ethics (called the “Code of Ethics for Principal Executive and Senior Financial Professionals”) adopted by the Board of Directors is available on the “Investor Information” page of the Company’s website at www.mfbonline.com. In addition, the Bank has a separate Code of Ethics applicable to all of its officers and employees.

(d)	In the event that the Company makes any amendment to, or grants any waivers of, a provision of its Code of Ethics for Principal Executive and Senior Financial Professionals that requires disclosure under applicable SEC rules, the Company intends to disclose such amendment or waiver by posting that information on the Company’s website.

(e)	Corporate Governance - The information required by this Item regarding the Company’s audit committee and procedures by which stockholders may recommend nominees to the Company’s Board of Directors is set forth in the Proxy Statement under the section captioned “The Board of Directors and Its Committees”, which section is incorporated herein by reference.

(f)	Audit Committee – The information required by the Item regarding the Company’s Audit Committee, including the Audit Committee Financial Expert is set forth under the Proxy Statement section captioned “Report of the Audit Committee,” which section is incorporated by reference.

ITEM 10.	EXECUTIVE COMPENSATION

The information required by this Item is set forth under the sections captioned “Board of Directors and Its Committees – How Are Directors Compensated?” and “Executive Compensation” in the Proxy Statement, which sections are incorporated herein by reference.

ITEM 11.	SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND RELATED STOCKHOLDER MATTERS

The information required by this Item is set forth under the sections captioned “Stock Ownership” of the Proxy Statement and “Executive Compensation – Equity Compensation Plan Information” in the Proxy Statement, which sections are incorporated herein by reference.

ITEM 12.	CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The information required by this Item is set forth under the sections captioned “Executive Compensation – Indebtedness of and Transactions with Management” “Director Independence”, “Nominating and Corporate Governance Committee”, “Compensation Committee”, and “Audit Committee”, in the Proxy Statement, which sections are incorporated herein by reference.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

ITEM 13.	EXHIBITS

Exhibits and Index of Exhibits

The following exhibits are filed with or incorporated by reference into this report.

Exhibit No.	Exhibit Description

Exhibit (3)(i)	Articles of Incorporation of M&F Bancorp, Inc., incorporated by reference to Exhibit (3) to the Form 10-QSB for the quarter ended September 30, 1999, filed with the SEC on November 12, 1999.

Exhibit (3)(ii)	Bylaws of M&F Bancorp, Inc., incorporated by reference to Exhibit (3) to the Form 10-QSB for the quarter ended September 30, 1999, filed with the SEC on November 12, 1999.

Exhibit (3)(iii)	Amended and Restated Article III, Section 5 of the Bylaws of M&F Bancorp, Inc., adopted by the shareholders of M & F Bancorp, Inc. on April 20, 2002, incorporated by reference to Exhibit 3(iii) to the Form 10-QSB for the quarter ended March 31, 2002, filed with the SEC on May 14, 2002.

Exhibit (3)(iv)	Amended Bylaws of the Company, adopted by the Board of the Company on September 22, 2004, incorporated by reference to Exhibit 3 (iv) to the Form 10-KSB for the year ended December 31, 2005, filed with the SEC on March 31, 2006.

Exhibit (3)(v)	Amended Articles of Incorporation of the Company, adopted by the Shareholders of the Company on May 3, 2000, incorporated by reference to Exhibit 3(v) to the Form 10-KSB for the year ended December 31, 2005, filed with the SEC on March 31, 2006.

Exhibit (4)	Specimen Stock Certificate, incorporated by reference to Exhibit 4 to the Form 10-KSB for the year ended December 31, 2000, filed with the SEC on April 2, 2001.

Exhibit (10)(a)	Supplemental Executive Retirement Plan incorporated by reference to Exhibit 10(f) to the Form 10-KSB for the year ended December 31, 2003, filed with the SEC on March 30, 2004.

Exhibit (10)(b)	Summary of Retirement Package Benefits for Lee Johnson, Jr. incorporated by reference to Exhibit 10(g) to the Form 10-KSB for the year ended December 31, 2004, filed with the SEC on March 31, 2005.

Exhibit (10)(c)	Employment Agreement dated May 9, 2005 between Ronald Wiley and the Company and the Bank, incorporated by reference to Exhibit 99.1 to the Form 8-K filed with the SEC on May 13, 2005

Exhibit (10)(d)	Split Dollar Life Insurance Agreement (Endorsement Method) between the Company and the Bank and Lee Johnson, Jr. dated September 2, 2003, incorporated by reference to Exhibit 10(o) to the Form 10-QSB for the quarter ended March 31, 2005 filed with the SEC on May 16, 2005.

Exhibit (10)(e)	Split Dollar Life Insurance Agreement (Endorsement Method) between the Company and the Bank and Ethel M. Small dated September 17, 2003, incorporated by reference to Exhibit 10(p) to the Form 10-QSB for the quarter ended March 31, 2005 filed with the SEC on May 16, 2005.

Exhibit (10)(f)	First Amendment Employment Agreement among the Company, the Bank and Ronald Wiley dated September 23, 2005, incorporated by reference to Exhibit 99.1 to the Form 8-K filed with the SEC on September 27, 2005.

Exhibit (10)(g)	Employment Agreement dated January 12, 2007 between Kim D. Saunders and the Company, the Bank, incorporated by reference to Exhibit 99.1 to the Form 8-K filed with the SEC January 18, 2007.

Exhibit (10)(h)	Separation Agreement dated January 18, 2007 between Ronald Wiley and the Company and the Bank, incorporated by reference to Exhibit 99.1 to the Form 8-K with the SEC on January 24, 2007.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Exhibit No.	Exhibit Description

Exhibit (16)(a)	Letter on Change of Registrant’s Certifying Accountant, incorporated by reference to Exhibit 16.1 to the Form 8-K filed with the SEC on March 27, 2006.

Exhibit (16)(b)	Letter on Change of Registrant’s Certifying Accountant, incorporated by reference to Exhibit 16.1 to the Form 8-K filed with the SEC on March 30, 2006.

Exhibit (21)	Subsidiaries of M&F Bancorp, Inc, incorporated by reference to Exhibit 21 to the Form 10-KSB, filed with the SEC on March 31, 2006.

Exhibit (23)(a)	Consent of McGladrey & Pullen, LLP

Exhibit (23)(b)	Consent of Deloitte & Touche LLP

Exhibit (31.1)	Certification of Kim D. Saunders.

Exhibit (31.2)	Certification of Allan E. Sturges

Exhibit (32)	Certification pursuant to 18 U.S.C. Section 1350.

ITEM 14.	PRINCIPAL ACCOUNTANT FEES AND SERVICES

The information required by this Item is set forth under the sections captioned “Audit Fees Paid to Independent Auditors” and “Pre-Approval of Audit and Permissible Non-Audit Services” in the Proxy Statement, which sections are incorporated herein by reference.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

SIGNATURES

In accordance with Section 13 or 15(d) of the Securities Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

M&F Bancorp, Inc.

Date: December 31, 2007	By:	/s/ Kim D. Saunders
Kim D. Saunders
President and Chief Executive Officer

In accordance with the Securities Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Kim D. Saunders Kim D. Saunders	President and Chief Executive Officer (Principal Executive Officer)	December 31, 2007

/s/ Allan E. Sturges Allan E. Sturges	Chief Accounting Officer (Principal Accounting Officer)	December 31, 2007

/s/ Maceo K. Sloan Maceo K. Sloan	Chairman of the Board	December 31, 2007

/s/ Willie T. Closs, Jr. Willie T. Closs, Jr.	Director	December 31, 2007

/s/ Genevia G. Fulbright Genevia G. Fulbright	Director	December 31, 2007

/s/ Michael L. Lawrence Michael L. Lawrence	Director	December 31, 2007

/s/ Joseph M. Sansom Joseph M. Sansom	Director	December 31, 2007

/s/ Aaron L. Spaulding Aaron L. Spaulding	Director	December 31, 2007

M&F BANCORP, INCORPORATED AND SUBSIDIARY

INDEX TO EXHIBITS

Exhibit No.	Exhibit Description

Exhibit (23)(a)	Consent of McGladrey & Pullen, LLP

Exhibit (23)(b)	Consent of Deloitte & Touche LLP

Exhibit (31.1)	Certification of Kim D. Saunders

Exhibit (31.2)	Certification of Allan E. Sturges

Exhibit (32)	Certification pursuant to 18 U.S.C. Section 1350.

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-95973 on Form S-8 of our report dated March 30, 2007, except for Note 20 as to which the date is December 28, 2007, relating to our audit of the 2006 consolidated financial statements of M&F Bancorp, Inc., appearing in and incorporated by reference in the Annual Report on Form 10-KSB/A (Amendment No. 1) of M&F Bancorp, Inc. for the year ended December 31, 2006.

/s/ McGladrey and Pullen, LLP
Frederick, MD
December 31, 2007

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Exhibit 23(b)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-95973 on Form S-8 of our report dated March 31, 2006, relating to the financial statements of M&F Bancorp, Inc. as of December 31, 2005 and for each of the two years in the period ended December 31, 2005, appearing in and incorporated by reference in the Annual Report on Form 10-KSB/A (Amendment No. 1) of M&F Bancorp, Inc. for the year ended December 31, 2006.

/s/ Deloitte and Touche LLP
Raleigh, NC
December 31, 2007

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Exhibit 31.1

CERTIFICATIONS

I, Kim D. Saunders certify that:

1.	I have reviewed this annual report on Form 10-KSB/A (Amendment No. 1) of M & F Bancorp, Inc.;

2.	Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.	The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Securities Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)	Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.	The small business issuer’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: December 31, 2007	/s/ Kim D. Saunders
Kim D. Saunders
President and Chief Executive Officer

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Exhibit 31.2

CERTIFICATIONS

I, Allan E. Sturges, certify that:

1.	I have reviewed this annual report on Form 10-KSB/A (Amendment No. 1) of M & F Bancorp, Inc.;

2.	Based on my knowledge, this annual report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.	The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Securities Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)	Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.	The small business issuer’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: December 31, 2007	/s/ Allan E. Sturges
Allan E. Sturges
Chief Accounting Officer

M&F BANCORP, INCORPORATED AND SUBSIDIARY

Exhibit 32

M & F BANCORP, INC.

Certification of Periodic Financial Report

Pursuant to 18 U.S.C. Section 1350

Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned officers of M & F Bancorp, Inc. (the “Company”) certify that the Annual Report on Form 10-KSB/A (Amendment No.1) of the Company for the fiscal year ended December 31, 2006 fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and information contained in that Form 10-KSB/A fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: December 31, 2007	/s/ Kim D. Saunders
Kim D. Saunders
Chief Executive Officer

Dated: December 31, 2007	/s/ Allan E. Sturges
Allan E. Sturges
Chief Accounting Officer

*	This certification is made solely for purpose of 18 U.S.C. Section 1350, subject to the knowledge standard contained therein, and not for any other purpose.

APPENDIX E

M&F BANCORP, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 16, 2007

TO OUR STOCKHOLDERS:

You are invited to attend the 2007 annual meeting of stockholders of M&F Bancorp, Inc. to be held at its principal executive offices located at the M&F Bank Corporate Center Auditorium, 2634 Durham Chapel Hill Boulevard, Durham, North Carolina 27707 on Wednesday, May 16, 2007 at 6:00 pm Eastern Daylight Savings Time. At the annual meeting, you will be asked to:

1.	Elect six people to serve on the Board of Directors of M&F Bancorp, Inc. until the 2008 annual meeting of stockholders or until their successors are elected and qualified;

2.	Ratify the appointment of McGladrey & Pullen, LLP as the independent auditor for M&F Bancorp, Inc. for the fiscal year ending December 31, 2007; and

3.	Consider any other business that may properly be brought before the annual meeting or any adjournment thereof. M&F Bancorp, Inc.’s Board of Directors does not know of any other business to be considered at the annual meeting.

Stockholders of record at the close of business on March 21, 2007 are entitled to vote at the annual meeting or any adjournment thereof. If a quorum is not present at the time of the annual meeting, the meeting may be adjourned so that M&F Bancorp, Inc. can solicit more proxies.

BY ORDER OF THE BOARD OF DIRECTORS

Kim D. Saunders
President and Chief Executive Officer

Durham, North Carolina

April 20, 2007

We urge you to complete, sign and return the enclosed proxy as soon as possible, whether or not you plan to attend the annual meeting in person. If you do attend the annual meeting, you then may withdraw your proxy and vote in person. You may withdraw your proxy at any time prior to voting.

M&F BANCORP, INC.

2634 Durham Chapel Hill Blvd.

Durham, North Carolina 27707

(919) 687-7800

PROXY STATEMENT

M&F Bancorp, Inc. (the “Corporation”) is sending this proxy statement to you for the solicitation of proxies by our Board of Directors to be voted at the annual stockholders’ meeting. This proxy statement and the enclosed proxy are being mailed to stockholders on or about April 20, 2007.

INFORMATION ABOUT THE ANNUAL MEETING

When and Where is the Annual Meeting?

The annual meeting will be held at 6.00 p.m. Eastern Daylight Savings Time on Wednesday May 16, 2007 (the “Annual Meeting”) at the M&F Bank Corporate Center Auditorium, 2634 Durham Chapel Hill Boulevard, Durham, North Carolina 27707.

What Matters Will be Voted on at the Annual Meeting?

At the Annual Meeting, you will be asked to:

•

Elect six people to serve on the Corporation’s Board of Directors (the “Board of Directors” or “Board”) until the annual meeting of stockholders in 2008 or until their successors are elected and qualified;

•	Ratify the appointment of McGladrey & Pullen, LLP as the Corporation’s independent auditor for the fiscal year ending December 31, 2007; and

•	Consider any other business that may properly come before the Annual Meeting or any adjournment of the Annual Meeting.

Who is Entitled to Vote?

Only stockholders of record at the close of business on the record date, March 21, 2007, are entitled to receive notice of and to vote at the Annual Meeting. On March 21, 2007, there were 1,685,646 shares of the Corporation’s common stock outstanding and there were approximately 1,110 stockholders of record. Each share of the common stock is entitled to one vote on each matter considered at the meeting.

What Constitutes a Quorum?

The presence at the Annual Meeting, in person or by proxy, of a majority of the outstanding shares eligible to vote at the Annual Meeting is required for a quorum. Abstentions, broker non-votes and votes withheld from any director nominee count as “shares present” at the Annual Meeting for purposes of determining a quorum.

What Vote is Required to Approve Each Proposal?

Election of Directors. The six nominees for election as directors who receive the greatest number of votes will be elected directors. Votes may be cast in favor of some or all of the nominees or withheld as to some or all of the nominees. Stockholders can cumulate their votes in the election of directors.

Ratification of Accountants. The Audit Committee of our Board of Directors has appointed McGladrey & Pullen, LLP to act as the independent auditor for the Corporation for the year ending December 31, 2007. Ratification of this proposal will require the favorable vote of at least a majority of all shares of common stock voted on the measure.

Other Matters. Any other matters presented for consideration at the Annual Meeting or any adjournment of the Annual Meeting will require the vote of at least a majority of all shares of common stock present and voting on the matter. Management currently knows of no other matters to be presented at the Annual Meeting.

Abstention and Broker Non-Votes. Abstentions and broker “non-votes” are not counted as votes cast and, therefore, will have no effect on the vote for any proposal. A broker “non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee has not received instructions from the beneficial owner and does not have discretionary voting power for that particular item.

How Do I Vote?

If you complete and sign the enclosed proxy and return it to us, it will be voted as you direct. If you return your proxy but do not give directions for one or more of the proposals, any directions you give will be followed and the proxy will be voted FOR each of the proposals on which no directions are given. If any other matters are properly presented at the Annual Meeting for consideration, the people named in the proxy will have discretion to vote on those matters according to their best judgment. “Street name” stockholders who wish to vote in person at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares.

Can I Change My Vote After I Return My Proxy Card?

Yes. Even after you have submitted your proxy, your proxy can be withdrawn at any time before it is voted by:

•	delivering written notice to our Corporate Secretary, M&F Bancorp, Inc., 2634 Durham Chapel Hill Boulevard, Durham, North Carolina 27707, before the vote at the Annual Meeting, or

•	completing and returning a later dated proxy, or

•	attending the Annual Meeting and voting in person.

Who Pays the Cost of Soliciting Proxies?

The Corporation will bear the cost of soliciting proxies for the Annual Meeting. In addition to soliciting proxies by mail, directors, officers and employees of the Corporation and our bank subsidiary, Mechanics & Farmers Bank (the “Bank”), may solicit proxies personally or by telephone or fax. No director, officer or employee of the Corporation or Bank who solicits proxies will receive any compensation for their solicitation efforts other than their regular compensation for the positions they hold. The Corporation does not intend to pay any compensation to any other people for the solicitation of proxies. However, it will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses related to mailing proxy materials to beneficial owners.

STOCK OWNERSHIP

Who are the Owners of the Greatest Percentage of our Common Stock?

The following table shows all “persons” or “groups,” as defined in the Securities Exchange Act of 1934, as amended (“Exchange Act”), who are known to the Corporation to beneficially own more than 5% of the Corporation’s common stock as of the record date, March 21, 2007:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership1	Percent of Outstanding Common Stock[2]
Mrs. Vivian M. Sansom 1521 Cross Link Road Raleigh, NC 27610	180,798	10.73%

Mrs. Selena W. Wheeler 302 Formosa Avenue Durham, NC 27707	163,234	9.68%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percent of Outstanding Common Stock[2]
North Carolina Mutual Life Insurance Company 411 West Chapel Hill Street Durham, NC 27701	156,000	9.25%

[1]	Unless otherwise noted, all shares are owned directly of record by the named individuals, their spouses and minor children, or by other entities controlled by the named individuals.
[2]	Based upon a total of 1,685,646 shares of common stock outstanding as of March 21, 2007.

How Much Stock Do Directors, Nominees and Executive Officers of the Corporation and the Bank Own?

Set forth below is certain information, as of the record date, March 21, 2007, regarding shares of common stock owned beneficially by each of the members of the Board of Directors, nominees to the Board, members of the board of directors of the Bank, certain executive officers of the Corporation and the Bank, and the directors, nominees and executive officers as a group.

The table includes shares owned by spouses and minor children, shares held in trust, shares held in retirement accounts or funds for the benefit of the named individuals, and other forms of ownership where the people named in the table have “beneficial ownership” of the shares.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]	Percent of Outstanding Common Stock[2]
Willie T. Closs, Jr. Director of the Corporation and the Bank 411 West Chapel Hill Street Durham, NC 27701	400	*

Genevia Gee Fulbright Director of the Corporation and the Bank P.O. Box 13156 Research Triangle Park, NC 27709-3156	1,054	*

Michael L. Lawrence Director of the Corporation and the Bank 2634 Durham Chapel Hill Boulevard, Suite 206 Durham, NC 27707	90	*

Cedric L. Russell Director of the Bank 822 Carl Russell Avenue Winston-Salem, NC 27101	704	*

Joseph M. Sansom Director of the Corporation and the Bank 2701 Little John Road Raleigh, NC 27610	1,848	*

Kim D. Saunders President & Chief Executive Officer of the Corporation and the Bank; 2634 Durham Chapel Hill Boulevard, Suite 206 Durham, NC 27707	0	0

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership[1]		Percent of Outstanding Common Stock[2]
J. C. Scarborough III Director of the Bank P.O. Box 1075 Durham, NC 27702	9,200		*

Maceo K. Sloan Director of the Corporation and the Bank 2634 Durham Chapel Hill Boulevard, Suite 206 Durham, NC 27707	8,284		*

Aaron L. Spaulding Director of the Corporation and the Bank 5400 Glenwood Avenue, Suite 200 Raleigh, NC 27612-3747	59,022	[3]	3.50%

James A. Stewart Director of the Bank 14 Consultant Place, Suite 250 Durham, NC 27707	26,146		1.55%

Connie J. White Director of the Bank P. O. Box 555 Durham, NC 27702	1,474	[4]	*

Ronald Wiley Former President, Chief Executive Officer and Director of the Corporation and the Bank 2634 Durham Chapel Hill Boulevard, Suite 206 Durham, NC 27707	874		*

Jonathan Sears Woodall Chief Financial Officer, Senior Vice President and Corporate Secretary of the Corporation and the Bank 2634 Durham Chapel Hill Boulevard, Suite 206 Durham, NC 27707	200		*

Directors and Named Executive Officers as a group (13 people)	109,296		6.48%

*	Represents less than 1% of the Corporation’s outstanding common stock.
[1]

Unless otherwise noted, all shares are owned directly of record by the named individuals, their spouses and minor children, or by other entities controlled by the named individuals. None of the named individuals have pledged common stock as security.

[2]	Based upon a total of 1,685,646 shares of M&F Bancorp, Inc. common stock outstanding as of March 21, 2007.
[3]

Includes 10,200 shares of common stock held in trust and for which Mr. Spaulding serves as trustee and, as such, has certain voting and investment powers over these shares. Includes 28,500 shares of common stock held by the Estate of Mr. Spaulding’s late mother, for whom Mr. Spaulding serves as Executor and, as such, has certain voting and investment powers over these shares.

[4]	Includes 24 shares held jointly with her brother.

PROPOSAL 1: ELECTION OF DIRECTORS

General

The Corporation’s Articles of Incorporation authorize the Board to fix the exact number of directors from time to time within a range of no fewer than three or more than nine people. The Board has fixed the number of directors for the coming year at seven (7) people.

Directors are nominated and elected for one year terms. The individuals elected as directors at this Annual Meeting will hold office until the 2008 annual meeting of stockholders or until their successors are elected and qualified.

Each nominee for director has indicated that he or she is able and willing to serve on the Board. If any nominee becomes unable to serve, the common stock represented by all properly completed proxies will be voted for the election of a substitute nominee recommended by the Board. At this time, the Board knows of no reason why any nominee might be unavailable to serve or why a substitute nominee would be required.

Nominees for Election at this Annual Meeting

Information about the nominees for election at the Annual Meeting is set forth below:

Name	Age[1]	Positions Held During Past Five Years	Has Served the Corporation or the Bank Since
Willie T. Closs, Jr.,	51	Mr. Closs is a Director and Executive Vice President of North Carolina Mutual Life Insurance Company, and has been associated with that insurance company since 1983.	Director of the Corporation since 2002. Director of the Bank since June 2005.

Genevia Gee Fulbright	44	Ms. Fulbright is President/COO of Fulbright & Fulbright, CPA, PA and President of Fulbright Electronic Commerce, Publishing & Media, Inc. Since October 2006, she has served as a Trustee for the AICPA Foundation and as the AICPA MIC Committee Chair. She previously served as a Senior Auditor for Adams, Grant, Werner & Company (Grant & Smith, LLP), Sales Auditor for Dayton Hudson/Target Subsidiary Mervyn’s and as an IRS Revenue Agent.	Director of the Corporation since 2000. Director of the Bank (i) 1994 to 2001; and (ii) since June 2005.

Michael L. Lawrence	36	Mr. Lawrence has been the Chief Financial Officer of NCM Capital Management Group, Inc. since June 2003. Prior to that, Mr. Lawrence served as a Senior Manager with Deloitte & Touche LLP from July 1993 until June 2003.	Director of the Corporation since 2006. Director of the Bank since August 2005.

Joseph M. Sansom [2]	63	Mr. Sansom is Managing Partner, Sansom Associates, LLC. He previously served with the State of North Carolina in the Treasurer’s Office, as Assistant to the State Treasurer, from 1996 to January 2002.	Director of the Corporation since 1999. Director of the Bank since 1987.

Name	Age[1]	Positions Held During Past Five Years	Has Served the Corporation or the Bank Since
Maceo K. Sloan	57	Mr. Sloan is Chairman, President and Chief Executive Officer of Sloan Financial Group, Inc. and Chairman, Chief Executive Officer and Chief Investment Officer of both NCM Capital Advisers, Inc. and NCM Capital Management Group, Inc. Mr. Sloan serves as a director of each of the abovementioned firms and SCANA Corporation and is a trustee of CREF (College Retirement Equities Fund), a registered investment company under the Investment Company Act, and the TIAA-CREF Funds Boards.	Director of the Corporation since 2000. Director of the Bank (i) 1980 to 2001; and (ii) since June 2005.

Aaron L. Spaulding	63	Mr. Spaulding is Chairman, President and Chief Executive Officer of Global Travel Group, Inc., d/b/a Prestige Travel, an American Express Travel Services Representative.	Director of the Corporation since 1999. Director of the Bank since 1994.

[1]	Ages are given as of December 31, 2006.
[2]	Mr. Sansom is the son of Vivian M. Sansom, who owns more than ten percent of the Corporation’s outstanding common stock.
[3]

North Carolina Mutual Life Insurance Company is a significant stockholder of the Corporation’s common stock. Mr. Closs is a director and executive vice president of North Carolina Mutual Life Insurance Company.

The Board has determined that each of the above named directors are “independent” as that term is as defined in Rule 4200(a)(15) of the NASDAQ listing standards.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THESE SIX NOMINEES AS DIRECTORS OF THE CORPORATION FOR THE COMING YEAR.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

How Often Did the Corporation’s Board of Directors Meet During 2006?

During the year ended December 31, 2006, the Board of Directors held nine (9) meetings. All of the current directors of the Corporation attended at least 75% of the aggregate number of meetings of the Board of Directors and committees of the Board on which they served during the fiscal year ended December 31, 2006.

How Often Did the Board of Directors of the Bank Meet During 2006?

During the year ended December 31, 2006, the Board of Directors of the Bank (the “Bank Board”) held 15 meetings. All of the current directors of the Bank attended at least 75% of the aggregate number of meetings of the Bank Board and Bank Board committees on which they served during the fiscal year ended December 31, 2006.

What is the Corporation’s Policy for Director Attendance at Annual Meetings?

Although it is customary for all members of the Board to attend, the Corporation has no formal policy in place with regard to Board members’ attendance at its annual meetings of stockholders. All Board members attended our 2006 annual meeting of stockholders, which was held on June 20, 2006.

How Can a Stockholder Communicate with the Board or its Members?

The Corporation does not have a formal procedure for stockholder communication with the Board. In general, our directors and executive officers are easily accessible by telephone, postal mail or electronic mail. Any matter intended for the Board, or for any individual member or members of the Board, can be directed to Kim D. Saunders, our Chief Executive Officer, or Jonathan Sears Woodall, our Corporate Secretary at the following address with a request to forward the same to the intended recipient: M&F Bancorp, Inc., 2634 Durham Chapel Hill Boulevard, Durham, North Carolina 27707. Alternatively, stockholders may direct correspondence to the Board, or any of its members, care of the Corporation at the above address. In addition, stockholders may contact us through our website address at www.mfbonline.com or using our toll-free number, 1-800-433-8283. The Board has delegated to the Corporate Secretary, or his designee, responsibility for determining in his discretion whether the communication is appropriate for director, committee or Board consideration. According to the policy adopted by the Board, the Corporate Secretary is required to direct all communications regarding personal grievances, administrative matters, the conduct of the Bank’s ordinary business operations, billing issues, product or service related inquires, order requests, and similar issues to the appropriate individual within the Bank. All other communications are to be submitted to the Board as a group, to the particular director or committee to whom it is directed or, if appropriate, to the director or committee the Corporate Secretary believes to be the most appropriate recipient, as the case may be.

What Committees Have Been Established?

Committees of the Corporation

The Board has four standing committees, an Audit Committee, a Strategic Issues and Planning Committee, a Corporate Governance and Nominating Committee and a Compensation Committee.

Audit Committee. The Audit Committee reviews the engagement of the Corporation’s independent registered public accounting firm, reviews quarterly and annual consolidated financial statements, considers matters relating to accounting policy and internal controls, discusses significant accounting estimates with management and with the independent auditors, reviews whether non-audit services provided by the independent registered public accounting firm affect the accountants’ independence and reviews the scope of the annual audits in accordance with its written Audit Committee Charter.

The Audit Committee consists of directors Willie T. Closs, Jr. (Chairman of the Committee), Genevia Gee Fulbright, Michael L. Lawrence and Aaron L. Spaulding. During 2006 (i) Maceo K. Sloan was a member of the Committee; and (ii) Genevia Gee Fulbright was chairperson of the Committee, each resigning from these positions in June 2006. There were five (5) meetings of the Audit Committee during the year ended December 31, 2006.

Under NASDAQ corporate governance standards applicable to Audit Committee composition, the Committee must have at least three directors, all of whom are financially literate, and at least one member who has accounting or related financial management expertise. The Board has determined that Willie T. Closs, Jr., Genevia Gee Fulbright and Michael L. Lawrence each qualify as “audit committee financial experts” as defined under applicable SEC and NASDAQ rules and regulations. The Board has determined that the remaining directors on the Committee meet the relevant SEC and NASDAQ financial literacy standards.

The Committee has adopted a written charter which is reviewed annually, and was reviewed and restated on December 14, 2005 and again on March 20, 2007. A copy of the charter is available on the “Shareholder Information” page of the Corporation’s website at www.mfbonline.com.

REPORT OF AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the Corporation’s audited consolidated financial statements with management of the Corporation and has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61. In addition, the Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1, and has discussed with the independent accountant the independent accountant’s independence. Based upon these reviews and discussions, the Committee recommended to the Board that the audited financial statements be included in the Corporation’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 for filing with the SEC. The Audit Committee also appointed the Corporation’s independent auditor for the fiscal year ending December 31, 2007 and the Board concurred in the recommendation.

Members of the Audit Committee
Willie T. Closs, Jr. Chairman
Genevia Gee Fulbright
Michael L. Lawrence
Aaron L. Spaulding

Strategic Issues and Planning Committee. The Strategic Issues and Planning Committee assists in influencing the future direction of the Corporation. The Strategic Issues and Planning Committee recommends planning issues and policies to the Board, monitors the planning activities of the Corporation’s officers, and makes recommendations as appropriate, to the officers and directors of the Corporation.

The Strategic Issues and Planning Committee consists of directors Maceo K. Sloan (Chairman of the Committee), Aaron L. Spaulding, Willie T. Closs, Jr., Genevia Gee Fulbright, Michael L. Lawrence and Joseph M. Sansom. There were no meetings of the Strategic Issues and Planning Committee during the year ended December 31, 2006.

Corporate Governance and Nominating Committee. The Corporation established a Corporate Governance and Nominating Committee in March 2004. The Corporate Governance and Nominating Committee establishes corporate governance principles, evaluates qualifications and candidates for positions on the Board, nominates new and replacement members for the Board and recommends Board committee composition. In addition, the Committee facilitates an annual evaluation by Board members of the Board and individual director performance. There were two (2) meetings of this Committee during the year ended December 31, 2006.

The Corporate Governance and Nominating Committee consists of directors Aaron L. Spaulding (chairman of the Committee), Willie T. Closs, Jr., Genevia Gee Fulbright, and Maceo K. Sloan.

The Committee has adopted a written charter which is reviewed annually, and was reviewed and restated on March 7, 2006 and again on March 23, 2007. A copy of this charter is available on the “Investor Relations – Governance Documents” page of the Corporation’s website at www.mfbonline.com.

Process for Nominating Directors. The Corporate Governance and Nominating Committee reviews the qualifications of, and approves and recommends to the Board, those individuals to be nominated for positions on the Board and submitted to stockholders for election at each annual meeting. The Committee identifies director nominees from various sources such as officers, directors, and stockholders. In 2006 it did not retain the services of any third party consultants to assist in identifying and evaluating potential nominees. The Committee currently has no written policy with regard to the consideration of director candidates recommended by stockholders, however, as a matter of practice the Committee will consider and evaluate a director candidate recommended by a stockholder in the same manner as a Committee-recommended nominee. The Committee will assess all director nominees taking into account several factors including, but not limited to, issues such as the current needs of the Board and the nominee’s: (i) integrity, honesty and accountability; (ii) successful leadership experience and strong business acumen; (iii) forward-looking, strategic focus; (iv) collegiality; (v) independence and absence of conflicts of interests; (vi) ability to devote necessary time to meet director responsibilities; and (vii) ability to commit to Corporation stock ownership. Where appropriate, the Committee will ultimately recommend nominees whom it believes will enhance the Board’s ability to oversee and direct, in an effective manner, the affairs and business of the Corporation. Additional factors the Committee may consider in evaluating candidates include: (i) relevant business experience; (ii) judgment, skill and reputation; (iii) number of other boards on which the candidate serves; (iv) other business and professional commitments; (v) lack of potential conflicts of interest with other pursuits; (vi) whether the candidate is a party to any action or arbitration adverse to the Corporation; (vii) financial and accounting background to enable the Committee to determine whether the candidate would be suitable for Audit Committee membership or qualify as an “audit committee financial expert”; (viii) executive compensation background, to enable the Committee to determine whether a candidate would be suitable for Compensation Committee membership; and (ix) the size and composition of the existing Board. In evaluating candidates, the Committee also seeks to achieve a balance of knowledge, experience and capability on the Board.

Before nominating a current director for re-election at an annual meeting, the Committee will consider the director’s performance on the Board and whether the director’s re-election will be consistent with any corporate governance policies of the Corporation.

Shareholder Nominations. According to the Corporation’s Bylaws, any stockholder nomination of candidates for election to the Board at the annual meeting must be made in writing to the Corporation’s Corporate Secretary not fewer than 30 days nor more than 50 days prior to the date of the meeting at which such nominations will be made; provided, however, if less than 21 days notice of the meeting is given to stockholders, such nominations must be delivered to the Corporate Secretary not later than the close of business on the seventh day following the day on which the notice of meeting was mailed.

Stockholder nominations must contain the following information if known to the nominating stockholder:

•	The name and address of each proposed nominee;

•	The principal occupation of each proposed nominee;

•	The total number of shares of common stock of the Corporation that will be voted for each proposed nominee;

•	The name and address of the nominating stockholder; and

•	The number of shares of common stock owned by the nominating stockholder.

The Board may disregard any nominations that do not comply with these requirements. Upon the instruction of the Board, the vote inspector for the annual meeting may disregard all votes cast for a nominee if the nomination does not comply with these requirements.

Compensation Committee. The Committee determines the compensation of the Bank’s executive officers. The salaries of each of the executive officers is determined based upon the executive officer’s contributions to the Corporation’s overall profitability, maintenance of regulatory compliance standards, professional leadership, and management effectiveness in meeting the needs of day-to-day operations. The Committee also compares the compensation of the Bank’s executive officers with compensation paid to executives of comparable financial institutions in North Carolina and executives of other businesses in the Bank’s market area. In addition, the Committee receives the recommendations of the Bank’s Compensation Committee, and the Chief Executive Officer, for the compensation to be paid to other executive officers, and after due deliberation determines the compensation of such executive officers, and the Chief Executive Officer. This process is designed to ensure consistency throughout the executive compensation program. The charter allows the Committee to delegate such of its duties and responsibilities as it deems appropriate and advisable to a subcommittee of not less than two (2) members. The charter also allows the Committee to retain compensation consulting firms to assist in evaluating executive compensation. The Corporation did not engage any compensation consulting firms during 2006.

The Compensation Committee consists of directors Maceo K. Sloan (chairman of the Committee), Willie T. Closs, Jr. and Aaron L. Spaulding. The Committee has adopted a written charter, a copy of which is available on the “Investor Relations – Governance Documents” page of the Corporation’s website at www.mfbonline.com. The Compensation Committee met once during the year ended December 31, 2006

Committees of the Bank

The Bank Board has several standing committees, including the Executive Committee and the Personnel/Compensation Committee.

Executive Committee. The Executive Committee of the Bank may act, between meetings of the Bank Board, with all the authority of the full Bank Board. During 2006, the members of the Executive Committee were Bank directors Joseph M. Sansom, Aaron L. Spaulding, James A. Stewart, Connie White, and Ronald Wiley. Upon Mr. Wiley’s resignation from the Corporation and the Bank in January 2007, he ceased being a member of the Committee. There were no meetings of the Executive Committee during the year ended December 31, 2006.

Personnel/Compensation Committee. The Personnel/Compensation Committee reviews and recommends to the Compensation Committee of the Board compensation arrangements for senior management of the Bank. The members of this Committee are Bank directors Aaron L. Spaulding (chairman of the Committee), Joseph M. Sansom and James A. Stewart. The Committee met three (3) times during the year ended December 31, 2006.

EXECUTIVE OFFICERS

The following table provides information about the executive officers of the Corporation and the Bank.

Name	Age[1]	Positions Held During Past Five Years	Has Served the Corporation or the Bank Since
Kim D. Saunders[2]	46

Ms. Saunders became the President and Chief Executive Officer of the Corporation and the Bank, effective February 26, 2007. She previously served as President and Chief Executive Officer of Consolidated Bank and Trust Company, located in Richmond, Virginia from December 2003 to February 2007. For the period from November 1998 until December 2003, Kim was Executive Vice President and Chief Lending Officer for City First Bank of D.C., a $100 million community development bank, chartered by the Office of the Comptroller of the Currency.

			February 2007

Ronald Wiley	51	President/Chief Executive Officer of the Corporation and the Bank, June 2005 to January 2007; President/Chief Executive Officer of Southern Dallas Development Corporation, May 2003 to April 2005; President/Chief Executive Officer of Douglass National Bank, January 1994 to May 2002.	June 2005 to January 2007

Jonathan Sears Woodall	47	Senior Vice President/Chief Financial Officer and Corporate Secretary of the Corporation and the Bank, April 10, 2006 to present. Previously he was a Business Advisor with North Carolina Mutual Life Insurance Company, in Durham, N.C. (2003-2006), Chief Financial Officer, ArrayXpress, Inc., based in Raleigh, N.C. (2003-2005) and a Manager, Senior Manager and latterly a Partner with Deloitte & Touche LLP in Raleigh, N.C. (1987-2002).	April 2006

________________

[1]	Ages are given as of December 31, 2006.
[2]

Ms. Saunders was appointed President and Chief Executive Officer of the Corporation and the Bank, effective February 26, 2007. Since she was not an executive officer during the fiscal year ended December 31, 2006, she is not otherwise reported on in this Proxy Statement.

EXECUTIVE COMPENSATION

Summary Compensation Table. The following table shows, for the year ended December 31, 2006, the cash compensation received by, as well as certain other compensation paid or accrued for 2006, for Ronald Wiley, former President and Chief Executive Officer of the Corporation and the Bank, and Jonathan Sears Woodall, Senior Vice President, Chief Financial Officer and Corporate Secretary of the Corporation and the Bank (together, the “named executive officers”), each of whom serves the Corporation and/or the Bank in the offices noted. Cash compensation is paid by the Bank, not the Corporation.

Name and Principal Position	Salary ($)	Bonus ($)[1,2]	All Other Compensation($)[3,4]	Total ($)
Ronald Wiley [5] Former President/Chief Executive Officer of the Corporation and the Bank	$165,000	$5,000	$3,026	$173,026

Jonathan Sears Woodall, Chief Financial Officer & Senior Vice President of the Corporation and the Bank	$94,588	$10,000	$18,479	$123,067

[1]	For Mr. Wiley, this represents a cash bonus paid in lieu of a stock grant pursuant to his employment agreement.
[2]	For Mr. Woodall, this represents a bonus earned for 2006 based on the Corporation’s incentive compensation plan.
[3]

For Mr. Wiley, this represents $1,805 “gross up” for payment of taxes associated with the $5,000 cash bonus paid in lieu of a stock grant, as discussed above, $883 of deemed income related to face value of group term life insurance greater than $10,000 and $338 of (unvested) allocation of forfeitures of employer contributions to the Bank’s 401(k) Plan.

[4]

For Mr. Woodall, this represents a $15,000 one-time signing bonus, $2,925 of (unvested) employer contributions to the Bank’s 401(k) Plan and $338 of deemed income related to face value of group term life insurance greater than $10,000 and $216 of (unvested) allocation of forfeitures of employer contributions to the Bank’s 401(k) Plan.

[5]	Mr. Wiley did not receive any additional compensation for serving as a director on the boards of the Corporation and the Bank during 2006.

Employment Agreements

Wiley Employment Agreement. In 2005, the Corporation and the Bank (together the “Employer”) entered into an employment agreement with Mr. Wiley in connection with his appointment as President and Chief Executive Officer of the Corporation and the Bank (the “Employment Agreement”). In January 2007 the Employer and Mr. Wiley executed a Separation Agreement and General Release (the “Severance Agreement”), and Mr. Wiley resigned his positions with the Corporation and the Bank.

The Employment Agreement provided for an annual base salary of $165,000. During 2006, he also received $6,805 for the purchase of the Corporation’s common stock. In addition, the Employment Agreement provided for discretionary bonuses and participation in all other pension, profit-sharing, or retirement plans maintained by the Employer for its employees and/or executives, as well as fringe benefits normally associated with Mr. Wiley’s office, including reimbursement for the use of an automobile and club dues. The Employment Agreement provided that Mr. Wiley would participate in the Corporation’s Incentive Compensation Plan, under which he would be entitled to payment of a bonus, at least annually, based upon performance measurements as defined in the Employment Agreement.

The Employment Agreement provided for an initial term of employment of three years, beginning June 15, 2005, with the term automatically extending for additional terms of one year on each anniversary date of the Employment Agreement unless a non-renewal notice was given by either party, prior to the anniversary date of the Employment Agreement. Prior to the first anniversary of the Employment Agreement, Mr. Wiley was served with notice on non-renewal. The Employment Agreement provided that Mr. Wiley could be terminated for cause, as defined in the Employment Agreement, that he could otherwise be terminated (subject to vested rights), or he could choose to terminate his employment. If the Employer materially altered the nature of Mr. Wiley’s duties or position, or materially breached the Employment Agreement, the Employment Agreement provided that Mr. Wiley could give notice of constructive termination and be entitled to all compensation provided for during the remainder of his initial term of employment. If Mr. Wiley terminated without cause, or terminated for cause, Mr. Wiley would be entitled to his annual base salary, participation in the Incentive Compensation Plan at not less than the target levels if actual performance is lower, retirement and fringe benefits until the termination date or for one year after such termination, whichever is longer. However, if the Employer, during the initial term gave Mr. Wiley notice of termination with or without cause, Mr. Wiley would be paid all compensation provided for in the Employment Agreement, for the remainder of the initial term or for one year after the termination date, whichever is longer. If Mr. Wiley was constructively terminated, as defined in the Employment Agreement, Mr. Wiley would be entitled to receive his minimum annual base salary, participation in the Incentive Compensation Plan at not less than the target levels if actual performance was lower, retirement and fringe benefits, all as provided, until the termination date or for one year after such termination, whichever is longer.

The Employment Agreement also provided for the payment of a severance benefit to Mr. Wiley in the event his employment being terminated in conjunction with or following a change in control, as defined in the Employment Agreement. Under the terms of the Employment Agreement, in the event of an unapproved change in control, as defined in the Employment Agreement, Mr. Wiley would be entitled to receive an amount equal to his minimum annual base salary and bonuses approved under the Employment Agreement for a period of 2.99 years, as well as continued participation in all benefit plans and fringe benefits (except for qualified retirement plan benefits) for the same period of time, or, at Mr. Wiley’s election, a lump sum payment within 60 days of the termination date equal to the present value of his base salary and bonuses approved under the Employment Agreement for a period of 2.99 years as well as continued participation in all benefit plans and fringe benefits (except for qualified retirement plan benefits) for the same period of time. In the event of an approved change in control, as defined in the Employment Agreement, upon Mr. Wiley’s declaration of termination at will, as provided for in the Employment Agreement, or upon the Bank’s termination without cause within two years following the change in control, Mr. Wiley would be entitled to the same benefits payable upon termination after an unapproved change in control. In any case, Mr. Wiley would also be entitled to receive, in addition to the termination benefit, a cash payment in an amount equal to the amount of any excise tax liability incurred by Mr. Wiley under Section 4999 of the Internal Revenue Code of 1986 (the “Code”) as a result of the receipt of the termination benefit.

The Employment Agreement also restricted, following termination of employment, the right of Mr. Wiley to compete against the Bank within the counties in which the Bank had offices during the term of the Employment Agreement. The restriction would apply during any period following termination of employment in which Mr. Wiley is receiving termination payments or is participating in benefit plans. The non-compete restriction would not apply if employment was terminated without cause. If Mr. Wiley was terminated for cause, the non-compete period would be twelve months following the termination date.

The Severance Agreement amended and superseded the Employment Agreement and provides that the Employer will continue to pay Mr. Wiley his salary ($165,000 per annum) on its regularly scheduled paydays, through December 31, 2007, subject to applicable withholdings. Employer shall also pay all expenses associated with the continuation of the Executive’s health plan coverage through December 31, 2007, unless he secures comparable coverage through another employer prior to such time.

The Severance Agreement also releases Mr. Wiley from the non-compete covenant contained in the Employment Agreement, and otherwise provides that Employer shall have no other financial obligations to Mr. Wiley and Mr. Wiley’s participation in all compensation and benefit plans, programs, practices, and policies provided to employees shall cease as of the separation date, except that Mr. Wiley shall have the right to continue group health plan coverage as is provided under COBRA.

Woodall Employment Arrangement. In April 2006, the Corporation and the Bank appointed Mr. Woodall Senior Vice President and Chief Financial Officer of both the Corporation and the Bank. Mr. Woodall does not have a written employment agreement with either the Corporation or the Bank. Pursuant to the terms of his employment, Mr. Woodall is entitled to receive an initial annual salary of $130,000, to be reviewed on at least an annual basis. In addition, he received a signing bonus of $15,000, and is eligible to participate in the Corporation’s Incentive Compensation Plan and the Bank’s qualified and non-qualified benefit plans (upon meeting their respective eligibility requirements) and, at the discretion of the Corporation, may be eligible to receive performance related bonuses pursuant to a bonus agreement, upon which the design and associated compensation have yet to be agreed.

Incentive Compensation Program

The Bank, as part of the implementation of its strategic plan, adopted an Incentive Compensation Program (the “Program”) for employees covering the fiscal year ending December 31, 2005. The Program is composed of separate plans for different groups of employees: President, Executive Officers, Senior Management, City Executives, Loan Production Personnel, Branch Customer Staff and Corporate Support. The Program is administered by the President under the supervision of the Bank’s Compensation Committee. Each Incentive Compensation Plan in the Program describes eligibility for incentive awards and the basis for payments (annual or quarterly). Participants in the various plans are rewarded based on performance in key components of the Bank’s success, both in terms of size and profitability. Each year the Program is presented to and reviewed and approved by the Bank’s Compensation Committee. Individual awards are determined by a formula set under each Incentive Compensation Plan for different groups of employees that link attainment of the Bank’s strategic objectives with attainment of individual goals and objectives.

The Incentive Program was not utilized during 2006. The Compensation Committee of the Bank approved a pool of discretionary bonuses to its employees, including officers, in an aggregate amount of $167,000 during 2006.

Bank-Owned Life Insurance (“BOLI”)

BOLI involves the purchase of single premium, variable-rate life insurance policies, covering the lives of a number of employees, usually senior officers and members of the Corporation and/or the Bank Board of Directors. The purpose of this type of investment is to increase after-tax earnings on the invested funds as a means to offset costs associated with employee benefit plans or provide additional benefits for employees and to compensate members of the boards of directors for their services. During the fourth quarter of 2002, after having completed an evaluation of BOLI arrangements, the Bank invested $4,259,500 in BOLI, covering the lives of the then executive officers and select members of the boards of directors. The Bank is the owner of the BOLI policies and is entitled to the full cash surrender value of the policies. The primary goal of this investment in BOLI is to help offset increased pension costs associated with the Bank’s Supplemental Executive Retirement Plan and other unqualified benefit programs of the Corporation and the Bank. In connection with certain of these BOLI policies purchased by the Bank, an associated split dollar death benefit exists. Upon the associated insured’s death, the net split dollar death benefit is divided between the insured’s named beneficiary and the Bank. The aggregate death benefit for former and current officers as of December 31, 2006 is $980,775, made up of the following: Mr. Johnson ($446,343), Ms. Small ($310,272) and Harrington ($224,160).

401(k) Plan

The Bank has established a contributory savings plan for its employees, which meets the requirements of Section 401(k) of the Code (the “401(k) Plan”). All employees who have completed 90 days of service and who are at least 21 years of age may elect to contribute up to 12% of their compensation to the 401(k) Plan each year, subject to certain maximums imposed by federal law. The Bank is obligated under the terms of the 401(k) Plan to match 50% of each eligible employee’s pre-tax contributions (excluding the employee’s pre-tax contributions in excess of 6% of compensation). Participants are fully vested in amounts that they contribute to the 401(k) Plan. Participants are fully vested in amounts contributed to the 401(k) Plan on their behalf by the Bank as employer matching contributions or as discretionary contributions after five years of service according to the following schedule: one year, 20%; two years, 40%; three years, 60%; four years, 80%; five or more years, 100%.

Benefits under the 401(k) Plan are payable in the event of the participant’s retirement, death, disability or termination of employment. Normal retirement age under the 401(k) Plan is 65 years of age.

The named executive officers participated in the 401(k) Plan during 2006, on the same basis as all other eligible employees of the Bank. The matching contributions for each of the named executive officers was based on a formula contained in the terms of the 401(k) Plan and was not related to the Corporation’s or the individual officer’s performance for the year. During 2006, the Bank’s matching contributions for Mr. Woodall totaled $2,925. Mr. Wiley did not receive any matching contributions from the Bank during 2006.

Equity Compensation Plans.

The Corporation has one equity compensation plan, the Incentive Stock Option Plan of 1999 (the “Stock Option Plan” or “Plan”). Neither of the named executive officers has received any equity awards under the Stock Option Plan.

The Stock Option Plan provides for the grant of stock options for the purchase of up to 171,000 shares (adjusted for the January 21, 2000 3-for-2 stock split and the 100% stock dividend paid on January 10, 2005) of the Corporation’s common stock as incentive awards to officers of the Corporation and its subsidiaries (the “Key Employees”, including the executive officers, but excluding any director who is not also a full-time employee of the Corporation or a subsidiary). The purpose of the Plan generally is to assist the Bank in attracting and retaining key employees and to align their interests with those of stockholders, and to encourage and motivate Key Employees to perform at levels that will contribute to both the Corporation’s financial performance and to the growth of the market value of its common stock, thereby enhancing stockholder value. The Plan expires on December 28, 2009, and no options may be granted thereafter.

Plan Administration. The Stock Option Plan is administered by the Board. If a director is eligible as an employee for the grant of an option, that director must recuse himself or herself and not participate in the discussion, nor vote on the award of any option to him or her. The Board is authorized:

•	to make all determinations regarding the persons to whom and numbers of shares and amounts for which stock options will be granted under the Plan,

•	to specify the terms of all awards or grants under the Plan,

•	to interpret and make all other determinations under the Plan,

•	to prescribe, amend and rescind rules and regulations with respect to the operation of the Plan, and

•	to take other actions relating to and reasonable or advisable in administering the Plan.

Stock Options. An option is a right that may be granted to a Key Employee under the Stock Option Plan to purchase a specified number of shares of common stock during a specified period of time and at an agreed upon purchase price per share (the “Exercise Price”). Stock options granted under the Plan are incentive stock options (“ISOs”) pursuant to Section 422 of the Code. The Exercise Price per share of common stock covered by each ISO granted is set by the Board at the time the option is granted, but may not be less than 100% of the fair market value (as determined by the Board in such manner as it, in its sole discretion, deems to be reasonable and appropriate) of a share of common stock at the time the ISO is granted (or 110% of the fair market value in the case of an ISO granted to an optionee who owns more than 10% of the outstanding voting common stock).

Each ISO vests and becomes exercisable as specified by the Board and, to the extent not previously exercised, expires and may not be exercised after the earlier of:

(i)	the expiration date set by the Board at the time of grant (which may be no more than ten years after the date of grant, or five years in the case of an ISO granted to a Key Employee who owns more than 10% of the outstanding voting common stock);

(ii)	90 days after the date of termination of the Key Employee’s employment other than by reason of his or her death, disability, or termination for cause (as defined in the Plan);

(iii)	twelve months following the termination of the Key Employee’s employment as a result of his or her death or disability; or

(iv)	immediate termination if the Key Employee’s employment is terminated for cause or if the Key Employee competes with the Bank (as “compete” is defined in the Plan).

The aggregate fair market value (determined as of the date of grant) of common stock for which all ISOs granted to any Key Employee may become exercisable for the first time in any calendar year may not exceed $100,000. In addition, the Board may impose such other restrictions or conditions as it may deem appropriate.

At the time an ISO is exercised, the optionee must make full payment of the aggregate exercise price for shares being purchased. Payment shall be made in cash. Optionees will have no rights as stockholders with respect to any shares covered by options granted to them until those options have been exercised and the exercise price for the shares has been paid.

ISOs granted under the Stock Option Plan are intended to qualify for favorable income tax treatment. Under the Code, an optionee is not taxed in the year in which an ISO is exercised, unless the alternative maximum tax rules apply. If an optionee holds common stock purchased upon the exercise of an ISO for a period of at least two years following date of grant and at least one year from the date the ISO is exercised (or dies while owning stock), then, upon disposition of the common stock (or upon death while owning the stock), he or she (or his or her estate, as applicable) will realize capital gain equal to the excess of the sale price of the common stock over the exercise price. The Corporation will not be permitted to take a tax deduction at any time in connection with ISOs, unless stock purchased upon exercise is disposed of prior to expiration of the two holding periods. If the optionee exercises the ISO prior to the expiration of the two holding periods, the optionee will realize ordinary income equal to the lesser of: (i) the difference between the fair market value of the shares on the date of exercise and the exercise price, or (ii) the difference between the exercise price and sales price, and the Corporation is allowed to take a deduction for the same amount.

Adjustments of Rights in Certain Events. In the event of increases, decreases or changes in the outstanding common stock resulting from a merger, consolidation, stock dividend, split-up, combination, exchange of shares, recapitalization, or change in capitalization, the total number of shares authorized under the Plan and subject to options outstanding and the purchase price per share will be proportionately and appropriately adjusted.

Change in Control Transactions. Immediately prior to a change in control, each outstanding ISO will become immediately vested and may be exercised in full under the terms of the Plan. A “change in control” includes:

•	the acquisition of more than 50% of the common stock of the Corporation,

•	the sale of all or substantially all of the assets of the Corporation, and

•	the merger or consolidation of the Corporation with another entity at least 50% of the stock of which is not owned by the stockholders of the Corporation.

Amendments. The Board may, from time to time, amend, suspend, or terminate the Stock Option Plan. However, no such action will adversely affect any optionee’s rights under any then outstanding option, and the Board shall not:

(i)	increase the maximum number of shares of common stock authorized for the Plan,

(ii)	change the class of employees to other than Key Employees,

(iii)	reduce the basis upon which the Exercise Price is determined,

(iv)	extend the period within which the options under the Plan may be granted, or

(v)	provide for an option that is exercisable during a period of more than ten years from the date it is granted.

Tax Withholding. As a condition to the distribution of shares of common stock upon the exercise or vesting of options under the Plan, the Corporation may require that the Key Employee pay to it, or it may withhold, the amount of any federal or state income or other taxes applicable to income that the optionee is considered to realize from such delivery and that the Board believes the Corporation is required by law to withhold.

Director Compensation

How are Directors Compensated?

Directors are reimbursed for their reasonable travel expenses incurred to attend meetings. Directors who are officers or employees of the Corporation or its subsidiaries received no additional compensation for service as directors or members of Board committees of the Corporation or the Bank. The Board plans to conduct due diligence during 2007, to benchmark fees paid to peer community banks as guidance for establishing fees for 2007. Any non-officer director who serves on both the Board and the Bank Board receives a retainer only from the Corporation.

Corporation Directors

During 2006, the Corporation’s non-officer directors each received an annual retainer of $1,800, $500 for each Board meeting attended and $375 for each committee meeting attended. In addition, non-officer committee chairmen received a $1,000 annual retainer for each committee chaired and the Chairman of the Board received a $3,600 annual retainer.

Bank Directors

During 2006, the Bank’s non-officer directors each received an annual retainer of $1,800, $500 for each Bank board meeting attended and $375 for each committee meeting attended. In addition, non-officer committee chairmen received a $1,000 annual retainer for each committee chaired.

Director Compensation Table. The following table shows, for the fiscal year ended December 31, 2006, the cash compensation paid by the Corporation and the Bank, as well as certain other compensation paid or accrued for that year, to the members of the Corporation’s Board of Directors.

Name	Fees Earned or Paid in Cash [1]	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
Willie T. Closs, Jr.	$8,425	—	—	—	—	—	$8,425
Genevia Gee Fulbright	$7,425	—	—	—	—	—	$7,425
Michael L. Lawrence	$4,425	—	—	—	—	—	$4,425
Joseph M. Sansom	$4,300	—	—	—	—	—	$4,300
Maceo K. Sloan	$9,475	—	—	—	—	—	$9,475
Aaron L. Spaulding	$7,175	—	—	—	—	—	$7,175
Ronald Wiley [2]	$0	—	—	—	—	—	$0

[1]	Unless otherwise indicated, this category sets forth the directors’ fees related to the directors’ service on the Corporation and Bank Boards and committees.
[2]

Mr. Wiley did not receive any additional compensation for serving as a director and attending Corporation and Bank Boards and committee meetings. For details of his compensation see the Summary Compensation Table, above.

Indebtedness of and Transactions with Related Persons

The Bank provides loans and other credit facilities in the ordinary course of its business to certain persons who beneficially own more than 5% of the Corporation’s common stock, Corporation and Bank directors, director-nominees and employees, including executive officers, and businesses in which the foregoing have direct or indirect interests, as well as the immediate family of the foregoing. The Bank has adopted a policy which sets forth the requirements applicable to such loans and other credit facilities. These loans and other credit facilities are made using the same credit and underwriting standards as are applicable to the general public, and such loans and other credit facilities do not involve more than the normal risk of collectability or present other unfavorable features. Pursuant to its employee loan policy, loans and other credit facilities to directors and employees are made on the same terms, including interest rates and collateral, as those prevailing for comparable transactions with nonaffiliated persons.

The Corporation entered into a five-year lease on December 31, 2003 under which NCM Capital Advisers, Inc. leases space in the Corporation’s corporate offices. The lease was amended in 2004 to include additional office space. Currently, annual lease payments to the Corporation are approximately $159,000 and will total approximately $795,000 over the full term of the lease. Director Maceo K. Sloan serves as Chairman, Chief Executive Officer and Chief Investment Officer, and is a 66% stockholder of NCM Capital Advisors, Inc. Director, Willie T. Closs, Jr. is a director and Executive Vice President of NCM Capital Advisors, Inc. Director, Michael L. Lawrence is Chief Financial Officer of NCM Capital Advisors, Inc.

The Corporation entered into a ground lease with Vivian M. Sansom (who beneficially owns more than 10% of the common stock of the Corporation) and her husband in 1976, under which the Corporation leases land at Rock Quarry Road, Raleigh for a branch office. Currently the annual lease payment to Mrs. Sansom is $6,000.

PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITOR

Ratification of Appointment of Independent Auditor

McGladrey & Pullen, LLP (“McGladrey”), the Bank’s independent auditor for the fiscal year ended December 31, 2006, has been appointed by the Audit Committee as the Corporation’s independent auditor for the year ending December 31, 2007. This appointment has been ratified by the Board and a proposal to ratify the appointment of McGladrey is being submitted to the stockholders.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF MCGLADREY & PULLEN, LLP AS INDEPENDENT AUDITOR FOR THE CORPORATION FOR THE FISCAL YEAR ENDING DECEMBER 31, 2007.

Change of Independent Auditor in 2006

On March 21, 2006, the Corporation advised Deloitte & Touche LLP (“D&T”) that it would not be re-engaging them as the Corporation’s registered public accounting firm for fiscal year ending December 31, 2006. Accordingly, while the decision to dismiss D&T was reached on March 21, 2006, D&T’s dismissal did not become effective until after they completed their audit of the Corporation’s consolidated financial statements for fiscal year ending December 31, 2005. The decision to dismiss D&T was considered and approved by the Audit Committee on March 21, 2006. D&T’s reports on the Corporation’s consolidated financial statements for the fiscal years ended December 31, 2005, 2004 and 2003, did not contain an adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the fiscal years ended December 31, 2005, 2004 and 2003, and any subsequent interim period, there were no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures which disagreements, if not resolved to D&T’s satisfaction, would have caused D&T to make reference thereto in their reports on the financial statements for such years. The Corporation has complied with Item 304(a)(3) of Regulation S-B.

On March 21, 2006, the Corporation appointed McGladrey as the Corporation’s registered public accounting firm for fiscal year ending December 31, 2006.

Audit Fees Paid to Independent Auditors

The following table represents fees for professional services rendered by the Corporation’s independent registered public accounting firms for the audit of the Corporation’s annual consolidated financial statements for the years ended December 31, 2005 and 2006 and fees billed for audit-related services, tax services and all other services rendered by those auditors for each of those fiscal years.

	Year ended December 31,
	2006[1]	2006[2]	2005[2]
Audit Fees[3]	$169,465	$5,000	$513,252
Audit-Related Fees[4]	0	0	0
Tax Fees[5]	8,875	25,000	19,020
All Other Fees[6]	0	0	0

Total Fees	$178,340	$30,000	$532,272

[1]	These are fees paid for professional services rendered by McGladrey for the fiscal year indicated.
[2]	These are fees paid for professional services rendered by D&T for the fiscal year indicated.
[3]

These are fees paid for professional services rendered for the audit of the Corporation’s annual consolidated financial statements and for the reviews of the consolidated financial statements included in the Corporation’s quarterly reports on Form 10-QSB, and for services normally provided in connection with statutory or regulatory filings or engagements. For D&T for 2006, these fees include amounts paid for reviews of the consolidated financial statements included in the Corporation’s annual report on Form 10-KSB and providing their updated opinion for 2005 and their consent.

[4]

These are fees paid for assurance and related services that were reasonably related to the performance of the audit or review of our consolidated financial statements and that are not reported under “Audit Fees” above, including fees related to audits of financial statements of employee benefit plans and any subsidiaries, and due diligence services.

[5]

These are fees paid for professional services rendered for tax compliance, tax planning and tax advice, including assistance in the preparation of the Corporation’s various federal, state and local tax returns, tax credit consultation and franchise tax return amendments.

[6]

These are fees paid for permissible work performed by our independent registered public accounting firm that does not meet the above categories, consisting of information technology risk assessment, due diligence services and other special project assistance.

Pre-Approval of Audit and Permissible Non-Audit Services

All audit-related services, tax services and other services rendered in 2006 and 2005 were pre-approved by the Audit Committee, which concluded that the provision of those services by McGladrey and D&T, respectively, were compatible with the maintenance of each firm’s independence in the conduct of its auditing functions. The Audit Committee’s charter provides for pre-approval of all audit and non-audit services to be provided by the Corporation’s independent auditor. The charter authorizes the Audit Committee to delegate to one or more of its members pre-approval authority with respect to permitted services, provided that any approvals using this procedure are presented to the Audit Committee at its next scheduled meeting.

STOCKHOLDER PROPOSALS FOR THE 2008 ANNUAL MEETING

It is presently anticipated that the 2008 Annual Meeting of Stockholders will be held on May 21, 2008. In order for stockholder proposals to be included in the proxy materials for that meeting, such proposals must be received by the Secretary of the Corporation at the Corporation’s main office (2634 Durham Chapel Hill Blvd., Durham, North Carolina 27707) not later than December 11, 2007 and meet all other applicable requirements for inclusion in the Proxy Statement.

In the alternative, a stockholder may commence his own proxy solicitation subject to the SEC’s rules on proxy solicitation and may present a proposal from the floor at the 2008 Annual Meeting of Stockholders. In order to do so, the stockholder must notify the Secretary of the Corporation, in writing, of his or her proposal at the Corporation’s main office no later than March 6, 2008. If the Secretary of the Corporation is not notified of the stockholder’s proposal by March 6, 2008, the Board of Directors may vote on the proposal pursuant to the discretionary authority granted by the proxies solicited by the Board of Directors for the 2007 Annual Meeting.

The Corporation’s Bylaws provide that, in order to be eligible for consideration at a meeting of stockholders, all nominations of directors, other than those made by the Board of Directors, must be made in writing and must be delivered to the Secretary of the Corporation not less than 30 days nor more than 50 days prior to the meeting at which the nominations will be made.

However, if less than 21 days notice of the meeting is given to stockholders, the nominations must be delivered to the Secretary of the Corporation not later than the close of business on the seventh day following the day on which the notice of meeting was mailed.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Corporation’s directors, executive officers and greater than 10% stockholders (“Reporting Persons”) to file reports of their ownership and any changes in ownership of common stock with the SEC. Reporting Persons are required by regulation to provide the Corporation with a copy of any Section 16(a) reports they file. Based on the Corporation’s review of copies of the reports received by it and written representations made to it by these persons, the Corporation believes that, except as follows, all Section 16(a) filing requirements applicable to its Reporting Persons were satisfied during the year ended December 31, 2006:

On June 20, 2006, Mr. Lawrence was elected to the Board. A Form 3 was filed for Mr. Lawrence on August 24, 2006.

OTHER MATTERS

The Board knows of no other matters to be considered at the Annual Meeting. If other matters of which the Corporation is made aware after March 30, 2007 are properly brought before the Annual Meeting or any adjournment of the Annual Meeting, Ms. Taylor and Messrs. Long, Sansom and Tucker, intend to vote the shares represented by the proxy according to their best judgment, pursuant to the discretionary authority granted by the proxy.

MISCELLANEOUS

The Corporation’s combined annual report to stockholders for the year ended December 31, 2006 and Form 10-KSB, filed with the Securities and Exchange Commission, has been mailed with this proxy statement to all stockholders of record as of March 21 2007. Any stockholder who has not received a copy of the combined annual report and Form 10-KSB may obtain a copy without charge by writing to the Corporation. Please make your written request to our Corporate Secretary, M&F Bancorp, Inc., 2634 Durham Chapel Hill Blvd., Durham, North Carolina 27707. The combined annual report and Form 10-KSB are not to be treated as part of this proxy statement or as a solicitation of proxies.

WE URGE YOU TO SIGN AND RETURN THE ENCLOSED PROXY AS SOON AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. IF YOU DO ATTEND THE ANNUAL MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE WITHDRAWN AT ANY TIME PRIOR TO VOTING.

APPENDIX F

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10-QSB

QUARTERLY REPORT UNDER SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended September 30, 2007

Commission file number 0-27307

M&F BANCORP, INC.

(Exact name of small business issuer as specified in its charter)

North Carolina	56-1980549
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

2634 Durham Chapel Hill Blvd., Durham, NC 27707-2800

(Address of Principal Executive Offices)

(919) 683-1521

Indicate by check mark whether the issuer (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 125-2 of the Exchange Act.    Yes  ☐    No  ☒

State the number of shares outstanding of each of the issuer’s class of common equity, as of the latest practicable date:

Common Stock no par value 1,685,646

Outstanding at November 9, 2007

Transitional Small Business Disclosure Format (Check one):    Yes  ☐    No  ☒

M&F BANCORP, INC. AND SUBSIDIARY

ii

M&F BANCORP, INC. AND SUBSIDIARY

PART I

FINANCIAL INFORMATION

Item 1 — Consolidated Condensed Financial Statements

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

dollars in thousands	September 30, 2007	December 31, 2006
ASSETS
Cash and cash equivalents	$12,738	$37,460
Investment securities available for sale, at fair value	55,130	53,229
Other invested assets	1,437	1,508

Loans	144,968	161,514
Less allowances for loan losses	(2,302)	(2,501)

Loans, net	142,666	159,013

Interest receivable	1,517	1,575
Bank premises and equipment, net	5,707	5,880
Cash surrender value of bank-owned life insurance	4,902	4,760
Other assets	3,526	4,583

TOTAL ASSETS	$227,623	$268,008

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Interest-bearing deposits	$151,153	$193,217
Noninterest-bearing deposits	32,301	30,612

Total deposits	183,454	223,829
Other borrowings	17,738	17,816
Other liabilities	4,190	4,601

Total liabilities	205,382	246,246

COMMITMENTS AND CONTINGENCIES

Shareholders’ equity:
Common stock, no par value, each as of September 30, 2007 and December 31, 2006, authorized 5,000,000 shares; issued and outstanding 1,685,646 shares	5,901	5,901
Retained earnings	16,708	16,027

Accumulated other comprehensive loss, net of deferred income tax benefits of ($231) and ($103) as of September 30, 2007 and December 31, 2006, respectively	(368)	(166)

Total shareholders’ equity	22,241	21,762

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$227,623	$268,008

See notes to consolidated condensed financial statements.

F - 1

M&F BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
amounts in thousands, except per share data	2007	2006	2007	2006
Interest income:
Interest and fees on loans	$2,750	$3,031	$8,491	$9,244
Interest and dividends on investment securities:
Taxable	143	36	384	232
Tax-exempt	630	466	2,011	930
Interest on cash and cash equivalents	151	369	794	1,059

Total interest income	3,674	3,902	11,680	11,465

Interest expense:
Interest on deposits	1,314	1,332	4,343	3,452
Interest on borrowings	201	201	618	599

Total interest expense	1,515	1,533	4,961	4,051

Net interest income	2,159	2,369	6,719	7,414
Less provisions (credit) for loan losses	10	26	59	(179)

Net interest income after provisions (credit) for loan losses	2,149	2,343	6,660	7,593

Noninterest income:
Service charges	333	351	1,002	1,141
Rental income	48	114	187	344
Cash surrender value of life insurance	49	65	163	175
Realized gain from disposal of loan	—	—	97	—
Net realized gains (losses) from disposal of investment securities	—	—	244	(32)
Realized gain on sale of other real estate owned-net	250	—	250	—
Other than temporary decline in value-other assets	(34)	(55)	(56)	(55)
Other noninterest income	51	65	230	187

Total noninterest income	697	540	2,117	1,760

Noninterest expense:
Salaries and employee benefits expense	1,234	1,222	3,705	3,719
Occupancy	322	297	862	868
Equipment	11	191	530	430
Directors fees	57	44	135	115
Marketing	93	101	273	348
Dues and subscriptions	24	146	111	319
Professional fees	186	183	701	555
Information technology expense	153	92	430	269
Travel and entertainment	45	26	170	99
Other noninterest expense	195	253	713	787

Total noninterest expense	2,320	2,555	7,630	7,509

Income before income taxes	526	328	1,147	1,844
Income tax expense (benefit)	97	(62)	213	410

Net income	$429	$390	$934	$1,434

Earnings per share of common stock:
Basic	$0.25	$0.23	$0.55	$0.85
Diluted	$0.25	$0.23	$0.55	$0.84

Weighted average shares of common stock outstanding:
Basic	1,686	1,686	1,686	1,686
Diluted	1,688	1,692	1,689	1,700

Dividends per share of common stock	$0.05	$0.05	$0.15	$0.15

See notes to consolidated condensed financial statements.

F - 2

M&F BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
dollars in thousands	2007	2006	2007	2006
NET INCOME	$429	$390	$934	$1,434

ITEMS OF OTHER COMPREHENSIVE INCOME (LOSS):
Items of other comprehensive income (loss), before tax:
Unrealized gains (losses) on securities available for sale, net	589	389	(86)	127
Reclassification adjustments for net realized (gains) losses included in income before income tax expense	—	—	(244)	32

Other comprehensive income (loss), before tax benefit	589	389	(330)	159
Less: Changes in deferred income taxes related to change in unrealized gains (losses) on securities available for sale	226	128	(128)	50

Other comprehensive income (loss), net of taxes	363	261	(202)	109

COMPREHENSIVE INCOME	$792	$651	$732	$1,543

See notes to consolidated condensed financial statements.

F - 3

M&F BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (UNAUDITED)

dollars in thousands, except per share data	Common Stock	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balances as of December 31, 2005	$5,901	$14,578	$(148)	$20,331
Comprehensive income:
Net income	—	1,434	—	1,434
Other comprehensive income	—	—	109	109
Dividends declared ($0.15 per share)	—	(253)	—	(253)

Balances as of September 30, 2006	$5,901	$15,759	$(39)	$21,621

Balances as of December 31, 2006	$5,901	$16,027	$(166)	$21,762
Comprehensive income:
Net income	—	934	—	934
Other comprehensive loss	—	—	(202)	(202)
Dividends declared ($0.15 per share)	—	(253)	—	(253)

Balances as of September 30, 2007	$5,901	$16,708	$(368)	$22,241

See notes to consolidated condensed financial statements.

F - 4

M&F BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
dollars in thousands	2007	2006
Cash flows from operating activities:
Net income	$934	$1,434
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (credit) for loan losses	59	(179)
Depreciation and amortization	435	325
Investment accretion, net	(106)	(24)
Deferred income tax benefit	—	(76)
Deferred loan origination fees, net	(162)	(94)
(Gains) losses on sale of available for sale securities	(244)	32
Gain on sale of land available for sale	—	(18)
Gain on sale of loan	(97)	—
Gain on sale of other real estate owned, net	(250)	—
Increase in cash surrender value of life insurance	(142)	(158)
Other than temporary decline in value-other asset	56	55
Impairment of other real estate owned	11	55
Changes in:
Interest receivable	58	(447)
Income taxes receivable	87	(52)
Other assets	17	(337)
Other liabilities	(410)	48

Net cash provided by operating activities	246	564

Cash flows from investing activities:
Proceeds from sale of debt investment securities	2,276	5,549
Proceeds from sale of equity investment securities	292	161
Proceeds from maturities of debt investment securities	6,779	6,190
Proceeds from calls of debt investment securities	14,140	1,250
Proceeds from principal collections of debt investment securities	741	499
Proceeds from disposal of land available for sale	—	608
Proceeds from surrender of key person life insurance	—	262
Purchases of debt investment securities	(26,094)	(31,392)
Net decrease in loans	14,699	5,722
Proceeds from sale of loan	1,835	—
Purchases of bank premises and equipment	(262)	(57)
Proceeds from maturity of bank-owned life insurance policies	473	—
Proceeds from sale of other real estate owned	859	—

Net cash provided by (used in) investing activities	15,738	(11,208)

F - 5

M&F BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS, CONCLUDED (UNAUDITED)

	Nine Months Ended September 30,
dollars in thousands	2007	2006
Cash flows from financing activities:
Net decrease in demand deposits, NOW and savings deposits	$(24,865)	$(1,115)
Net increase (decrease) in certificates of deposit	(15,510)	1,679
Proceeds from other borrowings	5,000	—
Repayments of other borrowings	(5,078)	(53)
Cash dividends	(253)	(253)

Net cash provided by (used in) financing activities	(40,706)	258

Net decrease in cash and cash equivalents	(24,722)	(10,386)
Cash and cash equivalents as of the beginning of the period	37,460	32,597

Cash and cash equivalents as of the end of the period	$12,738	$22,211

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during period for:
Interest paid	$5,011	$3,948
Income taxes paid, net of refunds	$312	$397

F - 6

M&F BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Condensed Financial Statements

1.	Basis of Presentation

The consolidated condensed financial statements include the accounts and transactions of M&F Bancorp, Inc. (the “Company”) and its wholly-owned bank subsidiary, Mechanics & Farmers Bank (the “Bank”). All significant intercompany accounts and transactions have been eliminated in consolidation. The Company reclassified amounts reported for 2006 related to its equity investment in non-marketable securities from other assets to other invested assets, as well as interest income from interest and dividends on investment securities-taxable to interest and dividends on investment securities-tax-exempt in order to conform to the current year presentation of those amounts. In addition, certain components of Other Noninterest Expense as reported for 2006 have been reclassified to conform to the 2007 presentation based on significance. The Company believes that these changes in preparation more appropriately classify these items and amounts under industry practice and accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated condensed financial statements have been prepared in accordance with U.S. GAAP for interim financial information and the instructions to Form 10-QSB and Regulation S-B. The accompanying condensed consolidated financial statements are unaudited except for the balance sheet as of December 31, 2006, which was derived from the audited consolidated financial statements as of that date.

The consolidated condensed financial statements included herein should be read in conjunction with the consolidated financial statements and the related notes thereto included in the Company’s Form 10-KSB as of and for the year ended December 31, 2006, since they do not include all the information and footnotes required by U.S. GAAP.

In the opinion of management, the interim financial statements include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position, results of operations and cash flows in the accompanying unaudited consolidated condensed financial statements. The unaudited operating results for the periods presented may not be indicative of annual results.

2.	Earnings Per Share (“EPS”)

Basic earnings per share computations are based upon the weighted average number of shares outstanding during the periods. Diluted earnings per share computations are based upon the weighted average number of shares outstanding during each period plus the dilutive effect of outstanding stock options and stock performance awards. The weighted average shares and effect of dilutive stock options are included in the following tables, which provide a reconciliation of the number of shares between the computation of basic EPS and diluted EPS:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
number of shares in thousands	2007	2006	2007	2006
Weighted average shares	1,686	1,686	1,686	1,686
Effect of dilutive stock options	2	6	3	14

Dilutive potential average common shares	1,688	1,692	1,689	1,700

The Company had no stock options which are anti-dilutive for the three and nine month periods ended September 30, 2007 and 2006.

F - 7

M&F BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Condensed Financial Statements, Continued

3.	Investment Securities

The amortized cost, gross unrealized gains, gross unrealized losses and fair value of investment securities available for sale were as follows:

	September 30, 2007
	Amortized	Gross Unrealized		Fair
dollars in thousands	Cost	Gains	Losses	Value
AVAILABLE FOR SALE

U.S. Government agencies due:
One year or less	$8,298	$—	$—	$8,298
After 1 year but within 5 years	17,480	89	—	17,569
After 5 years but within 10 years	1,000	5	—	1,005
After 10 years	2,006	8	(2)	2,012

Total U.S. Government agencies	28,784	102	(2)	28,884

State and County Municipals due:
One year or less	225	1	—	226
After 1 year but within 5 years	2,084	11	(2)	2,093
After 5 years but within 10 years	6,133	109	(5)	6,237
After 10 years	7,337	36	(208)	7,165

Total State and County Municipals	15,779	157	(215)	15,721

Mortgage-backed Securities due:
After 10 years	10,602	5	(82)	10,525

Total Mortgage-backed Securities	10,602	5	(82)	10,525

Total Available for Sale Securities	$55,165	$264	$(299)	$55,130

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M&F BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Condensed Financial Statements, Continued

	December 31, 2006
dollars in thousands	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
AVAILABLE FOR SALE

U.S. Government agencies due:
One year or less	$5,497	$1	$(10)	$5,488
After 1 year but within 5 years	24,482	39	(42)	24,479
After 5 years but within 10 years	1,000	—	(3)	997
After 10 years	1,000	—	(2)	998

Total U.S. Government agencies	31,979	40	(57)	31,962

State and County Municipals due:
One year or less	976	2	—	978
After 1 year but within 5 years	2,152	13	(1)	2,164
After 5 years but within 10 years	4,094	77	(2)	4,169
After 10 years	7,716	96	(113)	7,699

Total State and County Municipals	14,938	188	(116)	15,010

Mortgage-backed Securities due:
After 5 years but within 10 years	1,083	—	(32)	1,051
After 10 years	4,931	5	(34)	4,902

Total Mortgage-backed Securities	6,014	5	(66)	5,953

Equity Security	3	301	—	304

Total Available for Sale Securities	$52,934	$534	$(239)	$53,229

For purposes of the above maturity tables, mortgage-backed securities, which are not due at a single maturity date, are grouped based upon the final payment date. A mortgage-backed security may mature earlier because of principal prepayments.

During the nine month period ended September 30, 2007, certain available for sale securities (representing U.S. government sponsored agency, mortgage-backed and equity investment securities) were sold, called, matured or had principal payments resulting in aggregate proceeds of $24.228 million. Gross realized gains and losses resulting from these sales and calls during the nine months ended September 30, 2007 were $287 thousand and $43 thousand, respectively. The net realized gain of $244 thousand is a component of noninterest income.

During the nine month period ended September 30, 2006, certain available for sale securities (representing U.S. government-sponsored agency, mortgage-backed and equity investment securities) were redeemed resulting in aggregate proceeds of $7.939 million. No realized gains or losses resulted from these transactions.

During the nine month period ended September 30, 2006, the Bank sold certain held to maturity debt and equity investment securities resulting in aggregate proceeds of $5.710 million, gross realized losses of $190 thousand and gross realized gains of $158 thousand, respectively.

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M&F BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Condensed Financial Statements, Continued

The fair value of securities with gross unrealized losses as measured by length of time that the individual securities have been in an unrealized loss position were as follows:

	Continuous unrealized losses existing for less than 12 months		Continuous unrealized losses existing 12 months or more		Total
dollars in thousands	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
September 30, 2007:
U.S. Government agencies	$1,004	$(2)	$—	$—	$1,004	$(2)
State and County Municipals	7,122	(215)	—	—	7,122	(215)
Mortgage – backed Securities	9,064	(70)	1,028	(12)	10,092	(82)

Total	$17,190	$(287)	$1,028	$(12)	$18,218	$(299)

December 31, 2006:
U.S. Government agencies	$11,978	$(24)	$6,713	$(33)	$18,691	$(57)
State and County Municipals	4,413	(116)	—	—	4,413	(116)
Mortgage – backed Securities	3,057	(14)	2,473	(52)	5,530	(66)

Total	$19,448	$(154)	$9,186	$(85)	$28,634	$(239)

As of September 30, 2007 and December 31, 2006, the Company held certain investment positions with unrealized losses that, in the aggregate, were not material to the Company’s consolidated financial position. These investments were in U.S. government sponsored agency, state and county municipal and mortgage-backed securities. The cash flows are guaranteed by the issuing agency and, therefore, it is expected that the securities would not be settled at a price less than the principal balance at each respective maturity. Because the decline in market value was caused by interest rate increases and not credit quality, and because the Company has the ability and intent to hold these investments until a recovery of carrying value, which may be maturity, the Company has not recognized any other than temporary impairment in connection with these investments in the accompanying consolidated condensed financial statements. The entire investment portfolio was classified as available for sale as of September 30, 2007 and December 31, 2006, respectively, and was comprised of investment-grade securities.

In connection with certain borrowing activities and deposit relationships with local governments, the Company has pledged cash and cash equivalents and certain investment securities as collateral, as follows:

dollars in thousands	September 30, 2007	December 31, 2006
Cash and cash equivalents	$—	$490
Investment securities, at fair value	33,996	23,079

Total	$33,996	$23,569

As of September 30, 2007 the Bank had no commitments outstanding to purchase “when issued” securities. As of December 31, 2006, the Bank had commitments outstanding to purchase $1.500 million in “when issued” securities. These securities are not recorded in the consolidated balance sheets until the respective settlement dates.

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M&F BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Condensed Financial Statements, Continued

4.	Other Than Temporary Decline in Value

During 2004, the Bank acquired an equity interest in a private organization (“Investee”) providing trust-related services for $277 thousand, with a carrying value of $222 thousand as of December 31, 2006. The Bank accounts for this investment on the cost method. As this stock is currently illiquid, this investment is included within Other Invested Assets.

During 2007, the Bank concluded, based on available information that other than temporary declines in value had occurred in this investment. The investment vehicle, i.e. the Investee, has incurred operating losses since inception and has discontinued seeking a second round of fundraising. Therefore, the Bank has recorded other than temporary impairment charges of $ 34 thousand and
$ 56 thousand for the three months and nine months ended September 30, 2007, respectively. During the three month and nine months ended September 30, 2006, the Bank recorded other than temporary impairment charges of $ 55 thousand and $ 55 thousand, respectively.

5.	Loans

Loans are made primarily to customers in the Bank’s market area within North Carolina. The Bank’s loans, classified by type were as follows:

dollars in thousands	September 30, 2007	December 31, 2006
Real estate-construction	$10,295	$12,411
Real estate-mortgage	125,082	140,184
Commercial, financial and agricultural	4,072	4,142
Consumer	4,465	4,013
All other loans	1,264	1,137
Less: Deferred loan origination fees, net	210	373

Total loans, net of deferred loan origination fees	$144,968	$161,514

During the nine-month period ended September 30, 2007, the Bank recorded cumulative gross deferred origination costs of $ 251 thousand. No such costs had been deferred prior to 2007.

Nonperforming assets were as follows:

dollars in thousands	September 30, 2007	December 31, 2006
Nonaccrual loans	$1,526	$405
Loans 90 days or more past due and still accruing interest	18	39
Foreclosed properties, included in Other Assets	338	951

Total nonperforming assets	$1,882	$1,395

Percentage of total assets	0.83%	0.52%

During the nine-month period ended September 30, 2007, the Bank negotiated the sale of one loan for $1.835 million (including accrued interest and fees of $ 100 thousand), resulting in a recognized gain of $ 97 thousand. No loans were sold during the first nine-month period of 2006.

During the quarter ended September 30, 2007 the Bank disposed of a significant component of its foreclosed properties. The proceeds from the sale were $ 859 thousand and the realized gain was $ 263 thousand, there were additional sales of smaller properties resulting in losses of $ 13 thousand, for a net realized gain during the three months ended September 30, 2007 of $ 250 thousand.

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M&F BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Condensed Financial Statements, Continued

6.	Allowances for Loan Losses

Allowances for loan losses consisted of the following:

	For the Nine Months Ended
dollars in thousands	September 30, 2007	September 30, 2006
Balances at beginning of the period	$2,501	$2,921
Loans charged off :
Commercial	3	3
Real estate	275	192
Demand deposit overdraft program	53	107
Installment loans to individuals and other	7	—

Total charge-offs	338	302

Recoveries of loans previously charged off:
Commercial	1	13
Real estate	67	31
Demand deposit overdraft program	11	38
Installment loans to individuals and other	1	—

Total recoveries	80	82

Net charge-offs	(258)	(220)

Provision (credit) charged to operations	59	(179)

Balances at end of the period	$2,302	$2,522

Ratio of net charge-offs during the nine-month period to average loans outstanding during the period	0.17%	0.13%

Information related to impaired loans is as follows:

dollars in thousands	September 30, 2007	December 31, 2006
Impaired loans without a valuation allowance	$707	$282
Impaired loans with a valuation allowance	2,725	3,699

Total impaired loans	$3,432	$3,981

Valuation allowances related to impaired loans	$649	$1,260

Average investment in impaired loans	$3,693	$2,315
Interest income recognized on impaired loans	$104	$144

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M&F BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Condensed Financial Statements, Continued

7.	Deposits

The following tables present the composition of deposits (noninterest-bearing Christmas Club accounts included in savings accounts):

dollars in thousands	September 30, 2007	December 31, 2006
Demand deposits	$32,094	$30,569
Savings accounts	28,740	49,533
NOW accounts	21,040	22,091
Money market accounts	19,832	24,321
Certificates of deposit	81,748	97,315

Total deposits	$183,454	$223,829

As of September 30, 2007 and December 31, 2006, the Bank had two deposit relationships, whose individual balances were in excess of 5% of total deposits. These relationships had aggregate deposits of $30.763 million and $28.367 million as of September 30, 2007 and December 31, 2006, respectively:

dollars in thousands	September 30, 2007	December 31, 2006
Number of accounts	8	6
Dollar amount of accounts	$30,763	$28,367
Percent of total deposits	16.77%	12.67%

8.	Other Borrowings

Other borrowings consisted of the following:

dollars in thousands	Rate	September 30, 2007	December 31, 2006
Federal Home Loan Bank (“FHLB”) , due on December 10, 2007	3.59%	$2,000	$2,000
FHLB, due on October 8, 2008	4.64%	10,000	10,000
FHLB, due on December 8, 2009	4.02%	3,000	3,000
FHLB, due on July 16, 2018	7.26%	1,715	1,742
FHLB, due on May 20, 2020	0.50%	809	822
Capital lease (60 months beginning April 2006)	5.72%	214	252

Total other borrowings		$17,738	$17,816

During June 2007, the Bank borrowed $5.0 million from the FHLB for a period of six days. The interest rate was variable, with an average rate of 5.525% over the term outstanding. The loan was repaid as of June 30, 2007.

9.	Common Stock Dividends

On September 28, 2007, the Board of the Company declared a quarterly cash dividend of $0.05 per share to all shareholders of record on October 4, 2007, payable on October 11, 2007. The dividend was accrued on the September 28, 2007 declaration date and, accordingly, reduced shareholders’ equity by approximately $ 84 thousand.

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M&F BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Condensed Financial Statements, Continued

10.	Benefit Plans

The Bank sponsors a non-contributory qualified defined benefit retirement (pension) plan for substantially all full-time employees. The Bank also sponsors a non-qualified, unfunded Supplemental Executive Retirement Plan that provides benefits to certain current and former executives.

The components of the net periodic benefit cost for the nine months ended September 30, 2007 and 2006 were as follows:

	Qualified Defined Benefit Plan		Non-qualified Supplemental Benefit Plan
dollars in thousands	2007	2006	2007	2006
Service cost	$96	$108	$—	$6
Interest cost	161	168	83	84
Expected return on plan assets	(230)	(231)	—	—
Amortization of prior service cost	(11)	(21)	3	3
Amortization of net loss	—	21	—	—

Net periodic cost	$16	$45	$86	$93

The Company provides certain postretirement benefits to specified former executive officers. As of September 30, 2007 and December 31, 2006, the amount of each liability for these benefits was approximately $ 160 thousand.

11.	Income Taxes

During the first quarter of each year, the Company develops an initial estimate of its expected annual effective income tax rate pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes, (the “Annual Effective Tax Rate”). Factors affecting estimation of the Annual Effective Tax Rate include the expected amount of pre-tax income adjusted for permanent differences (including investment income not subject to federal and/or state income taxes). Underlying tenets of the Company’s investment strategy is to focus on credit quality and to maximize yield (as measured on a fully taxable equivalent basis). Investment income from the Company’s bank-owned life insurance policies and certain debt investment securities represented permanent differences. For the nine months ended September 30, 2007 and 2006, the Annual Effective Tax Rates were 18.57% and 22.23%, respectively. The Company reviews its estimate of the annual Effective Tax Rate and will revise if assumptions change or actual results warrant.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies when tax benefits should be recorded in financial statements, requires certain disclosures of uncertain tax matters and indicates how any tax reserves should be classified in a balance sheet. FIN 48 was effective for the Company in the first quarter of fiscal 2007. The Company had identified two tax positions, with an aggregate tax-effected value of $ 270 thousand, taken within its 2004 and 2005 returns for which it has filed a change in method election with the Internal Revenue Service, (the “Election”). As of September 30, 2007 the Company has received notification that the Election has been approved and is effective in 2007. Accordingly, the adoption of FIN 48 did not have a material impact on its consolidated financial position or consolidated condensed financial statements during the nine-month period ended September 30, 2007.

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M&F BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Condensed Financial Statements, Continued

12.	Commitments and Contingent Liabilities

Commitments to Extend Credit

In the normal course of business, the Bank has various commitments to extend credit, which are not reflected in the consolidated condensed financial statements. As of September 30, 2007 and December 31, 2006, the Bank had outstanding loan commitments (including available lines of credit) of approximately $20.569 million and $24.186 million (excluding available amounts on home equity loans, as discussed below), respectively. Commitments under standby letters of credit and financial guarantees written amounted to approximately $3.319 million each as of September 30, 2007 and December 31, 2006. These letters of credit and financial guarantees represent agreements whereby the Bank commits to lend funds to customers up to a predetermined maximum amount during a certain period.

The Bank approves lines of credit to consumer customers through home equity and consumer overdraft protection loans. As of September 30, 2007 and December 31, 2006, in addition to actual advances made on such loans, the Bank’s consumer customers have available additional lines of credit on home equity and consumer overdraft protection loans. Available amounts on home equity lines as of September 30, 2007 and December 31, 2006 were approximately $ 729 thousand and $ 922 thousand, respectively. In addition, the available amounts on consumer overdraft protection loans were $ 758 thousand as of September 30, 2007 and $ 879 thousand as of December 31, 2006.

No significant losses are anticipated as a result of these transactions.

Employment Agreements

During January 2007, the Company’s president and chief executive officer resigned. In connection with this resignation, the Company, the Bank and the former executive entered into a separation agreement (the “Separation Agreement”). Pursuant to the Separation Agreement, up to $ 171 thousand will be paid to the former executive during 2007. The Company and the Bank entered into a consulting arrangement with a former executive and director of the Bank, whereby he served as its interim president and chief executive officer. Total compensation under this arrangement was $ 32 thousand. On January 12, 2007, the Company and the Bank entered into an employment agreement in connection with Ms. Kim D. Saunders’ appointment as president and chief executive officer of the Company and the Bank (the “Employment Agreement”). The initial term of the Employment Agreement is for three years, with base annual compensation of $ 225 thousand, in addition to certain incentives.

One-Time Credit

Pursuant to the Federal Deposit Insurance Reform Act of 2005, the Bank was notified during May 2007 of a one-time credit of
$ 147 thousand that will be used to reduce future deposit insurance assessments. The Federal Deposit Insurance Corporation has communicated its belief that a one-time credit does not meet the characteristics of an asset; accordingly, no amount has been reflected within the consolidated condensed balance sheet as of September 30, 2007.

Fed Funds Line

As of September 30, 2007, the Bank has available for use Fed Funds lines aggregating $17.500 million from four money center banks (the “Fed Funds Lines”). The Fed Funds Lines are renewed annually. Interest rates are stated as variable on a daily basis. No amounts were outstanding as of September 30, 2007, nor have been borrowed for the nine-month period then ended.

13.	New Accounting Pronouncements

During the fourth quarter of 2006, the Company adopted SFAS 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans” (an amendment of FASB Statements no. 87, 88, 106, and 123R). In connection with its implementation of SFAS 158, the Company included the cumulative effect of adoption as a component of Comprehensive Income for 2006, rather than as a direct adjustment to the ending balance of Accumulated Other Comprehensive Loss. Accordingly, Comprehensive Income for 2006 should have been $2.060 million rather than $1.768 million, as reported. The effect of this reporting had no impact on Net Income for 2006 or Total Shareholders’ Equity as of December 31, 2006, as reported. The Company will correct the presentation of Other Comprehensive Income within its 2007 Form 10-KSB filing.

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M&F BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Condensed Financial Statements, Continued

In February 2006, the Emerging Issues Task Force (“EITF”) released Issue 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements (“EITF 06-4”). EITF 06-4 discussed the diversity in practice regarding the accounting for a postretirement benefit associated with an endorsement split-dollar insurance arrangement, specifically whether a company should record a liability for the obligation associated with the postretirement benefit that is being provided either in the form of a substantive agreement to maintain a life insurance policy during the employee’s retirement or to provide a future death benefit (collectively, the “Postretirement Benefits”). On September 7, 2006, the EITF affirmed a consensus that a liability should be recorded for any committed Postretirement Benefits in accordance with existing guidance pursuant to SFAS 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions or Accounting Principles Board Opinion No. 12, Omnibus Opinion – 1967 (Deferred Compensation Contracts), and is effective for fiscal years beginning after December 15, 2007. The Company will continue to monitor this issue, will evaluate the impact, if any, on its consolidated financial position, and consolidated results of operations. The Bank is a party to certain split-dollar arrangements with three current or former executives.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets”. This Statement amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, and requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits the entities to elect either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of SFAS No. 140 for subsequent measurement. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. This Statement was effective as of the beginning of an entity’s first fiscal year that began after September 15, 2006. Adoption of this new accounting standard did not have a material impact on its consolidated financial condition or consolidated results of operations.

In September 2006, the EITF released Issue 06-5, Accounting for Purchased of Life Insurance – Determining the Amount that could be Realized in Accordance with FASB Technical Bulletin 85-4, Accounting for Purchases of Life Insurance. EITF 06-5 discussed the diversity in practice regarding consideration of any additional amounts (other than cash surrender value) included in the contractual terms of the policy in determining the amount that could be realized under the insurance contract. On September 7, 2006, the EITF confirmed a consensus that a policyholder should determine the amount that could be realized under an insurance contract assuming the surrender on a policy-by-policy basis. Amounts that are recoverable by the policyholder at the discretion of the insurance company should be excluded from the amount that could be realized. Amounts recoverable by the policyholder in periods beyond one year from the surrender of the policy should be discounted utilizing an appropriate rate of interest. EITF 06-5 was effective for fiscal years that began after December 15, 2006. The adoption of EITF 06-5 had no effect on the accompanying consolidated condensed financial statements.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) on January 1, 2007. FIN 48 requires the Company to review outstanding tax positions and establish a liability in its consolidated balance sheet for those positions that more likely than not, based on technical merits, would not be sustained upon examination by taxing authorities. The Company files U.S. federal income tax returns and state income tax returns in North Carolina. Based on the statue of limitations, the Company is no longer subject to U.S. federal and state examinations by tax authorities for years before 2003. Based on the review of the tax returns filed for the years 2003 through 2005 and the deferred tax positions benefits accrued in the 2006 annual consolidated financial statements, management determined that all tax positions taken had a probability of greater than 50% of being sustained and that 100% of the benefits accrued were expected to be realized. As described in Note 11, the Company filed the Election in the first quarter of 2007 to effect a change in method having an aggregate tax-effected value of $ 270 thousand.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement provides a single definition of fair value, a framework for measuring fair value, and expanded disclosures concerning fair value. Previously, different definitions of fair value were contained in various accounting pronouncements creating inconsistencies in measurement and disclosures. SFAS No. 157 applies under those previously issued pronouncements that prescribe fair value as the relevant measure of value, except SFAS No. 123(R) and related interpretations and pronouncements that require or permit measurement similar to fair value but are not intended to measure fair value. This pronouncement is effective for fiscal years beginning after November 15, 2007. The Company is evaluating the impact of this new standard, but currently believes that adoption will not have a material impact on its consolidated financial condition or consolidated results of operations.

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M&F BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Condensed Financial Statements, Concluded

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (including an amendment of SFAS No. 115). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of this statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities at their respective fair values without having to apply complex hedge accounting provisions. An early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157, Fair Value Measurements. The choice by an entity to adopt early must be made within 120 days of the beginning of the fiscal year of adoption, provided the entity has not yet issued interim financial statements. The Company elected not to early adopt SFAS No. 159.

14.	Pending Acquisition

On August 9, 2007, the Company and the Bank entered into an agreement and plan of reorganization and merger (the “Definitive Agreement”) with Mutual Community Savings Bank, Inc., SSB, (“Mutual”), which provides for the merger of Mutual with and into the Bank. Under the terms of the Definitive Agreement, the shareholders of Mutual will receive one share of the Company’s common stock in exchange for one share of Mutual common stock. The proposed merger is subject to the approval of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks, and the Registration Statement to be filed by the Company for the offering of its shares to Mutual’s shareholders is subject to review by the SEC and issuance of an order by the SEC declaring it effective. As of September 30, 2007, $152 thousand in direct due diligence costs have been capitalized and are included within Other Assets. It is anticipated that the acquisition will close in the first quarter of fiscal 2008, subject to the approval of regulatory authorities and Mutual’s shareholders.

15.	Subsequent Event

On November 7, 2007, the Company received approval from a financial institution for a $5.000 million financing commitment. The commitment terms include the following: a variable-rate interest, with interest only payable on a quarterly basis for two years and a ten year principal and interest payment schedule thereafter. Borrowings on the line of credit will be secured by the stock of the Bank.

********

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M&F BANCORP, INC. AND SUBSIDIARY

Item 2 — Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Management’s Discussion and Analysis is provided to assist readers in understanding and evaluating the Company’s results of operations and financial condition. The following discussion is intended to provide a general overview of the Company’s performance for the three- and nine-month periods ended September 30, 2007, with the same periods in 2006. Readers seeking a more in-depth discussion are invited to read the more detailed discussions below, as well as the consolidated condensed financial statements and related notes included under Item 1 of this quarterly report. All information presented is consolidated data unless otherwise specified.

Financial Highlights for the Quarterly Periods

	Three Months Ended September 30,			Nine Months Ended September 30,
dollars in thousand, except per share data (unaudited)	2007	2006	% Change	2007	2006	% Change
Earnings:
Net interest income	$2,159	$2,369	(8.86)%	$6,719	$7,414	(9.37)%
Provisions (credit) for loan losses	$10	$26	(61.54)%	$59	$(179)	132.96%
Noninterest income	$697	$540	29.07%	$2,117	$1,760	20.28%
Noninterest expense	$2,320	$2,555	(9.20)%	$7,630	$7,509	1.61%
Net income	$429	$390	10.00%	$934	$1,434	(34.87)%

Net income per share:
Basic	$0.25	$0.23	8.70%	$0.55	$0.85	(35.29)%
Diluted	$0.25	$0.23	8.70%	$0.55	$0.84	(34.52)%

Average for period:
Assets	$235,694	$242,032	(2.62)%	$250,241	$239,802	4.35%
Loans	$147,354	$161,842	(8.95)%	$151,329	$163,991	(7.72)%
Deposits	$157,417	$167,403	(5.97)%	$173,470	$162,695	6.62%
Shareholders’ equity	$21,892	$21,338	2.60%	$21,872	$20,969	4.31%

Ratios:
Return on average assets (annualized)	0.73%	0.64%	14.06%	0.50%	0.80%	(37.50)%
Return on average equity (annualized)	7.84%	7.31%	7.25%	5.69%	9.12%	(37.61)%
Average equity to average assets	9.29%	8.82%	5.33%	8.74%	8.74%	0.00%
Efficiency ratio	81.23%	87.83%	(7.51)%	86.35%	81.85%	5.50%

Forward-Looking Statements

When used in this report, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or other similar expressions or the negative thereof are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Bank’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans and deposits in the Bank’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. The Company wishes to advise readers that such risks and uncertainties, including the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

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M&F BANCORP, INC. AND SUBSIDIARY

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or occurrences after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Critical Accounting Policies

The accounting and reporting policies of the Company are in accordance with US GAAP and conform to general practices within the banking industry. The significant accounting policies of the Company are discussed in detail in Note 1 to the consolidated financial statements included in the Company’s 2006 Annual Report on Form 10-KSB. Following is a summary of certain of those policies.

Certain accounting policies require us to make significant estimates and assumptions, which have a material impact on the carrying value of certain assets and liabilities, and we consider these to be critical accounting policies. Four of the more critical accounting and reporting policies include the Company’s accounting for the allowances for loan losses, investment securities, periodic cost attributable to certain employees’ benefits and income taxes. The estimates and assumptions we use are based on historical experience, current information and other factors, which we believe to be reasonable under the circumstances. Actual results could differ significantly from these estimates and assumptions, which could have a material impact on the carrying value of assets and liabilities as of the balance sheet dates and the results of operations for the reporting periods.

Allowance for Loan Losses

In originating loans, the Bank recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a secured loan, the quality of the security for the loan as well as general economic conditions. It is management’s policy to maintain an adequate allowance for loan losses based on, among other things, the Bank’s historical loan loss experience, evaluation of economic conditions and regular review of delinquencies and loan portfolio quality.

The Bank prepares a quarterly analysis of the allowance for loan losses, with the objective of quantifying portfolio risk as a dollar amount. The determination of the allowance for loan losses is based on eight qualitative factors and one quantitative factor for each category and type of loan, along with any specific allowance for adversely classified loans within each category. Each factor is assigned a percentage weight and that total weight is applied to each loan category. Factors and associated weighting are different for each category. Qualitative factors include: levels and trends in delinquencies and nonaccrual loans; trends in volumes and terms of loans; effects of any changes in lending policies; the experience, ability and depth of management; national and local economic trends and conditions; concentrations of credit; quality of the Bank’s loan review system; and regulatory requirements. The total allowance thus changes as the percentage weight assigned to each factor is increased or decreased due to the particular circumstances, as the various types and categories of loans change as a percentage of total loans and as specific allowances are required due to increases in adversely classified loans. See Note 1 to the consolidated financial statements for the year ended December 31, 2006 in the Company’s 2006 Annual Report on Form 10-KSB for additional information regarding the determination of the provision and allowance for loan losses.

The Bank follows the guidance of SFAS No. 5, Accounting for Contingencies and SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosures. SFAS No. 5 requires that losses be accrued when they are probable of occurring and estimatable. SFAS No. 114 requires that impaired loans, within its scope, be measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan’s observable market price, or the fair value of the collateral, if the loan is collateral dependent. SFAS No. 114 excludes smaller balance and homogeneous loans, which are collectively evaluated for impairment, from impairment reporting. Therefore, the Bank has designated consumer and residential mortgage loans to be excluded for this purpose. From the remaining loan portfolio, loans rated as doubtful, or worse, classified as nonaccrual, and troubled debt restructurings are evaluated for impairment.

Loans are evaluated for nonaccrual status when principal or interest is delinquent for 90 days or more and are placed on nonaccrual status when a loan is specifically determined to be impaired. Any unpaid interest previously accrued on those loans is reversed from income. Any interest payments subsequently received are recognized as income unless, in management’s opinion, a potential for loss remains. Interest payments received on loans, where management believes a potential for loss remains, are applied as a reduction of the loan principal balance.

Management actively monitors the Bank’s asset quality, charges off loans against the allowance for loan losses when appropriate and provides specific loss reserves when necessary. Although management believes it uses the best current information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic or other qualitative factors differ substantially from the conditions in the assumptions used in making the initial determinations.

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M&F BANCORP, INC. AND SUBSIDIARY

Investment Securities

Debt securities, not classified as either “held to maturity” securities or “trading” securities, and equity securities, not classified as trading securities, are classified as “available for sale securities” and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of consolidated shareholders’ equity in accumulated other comprehensive loss. The fair values of these securities are based on quoted market prices, dealer quotes and prices obtained from independent pricing services. Available for sale and held to maturity securities, as well as investments included within other invested assets, are reviewed quarterly for possible other than temporary decline in value. The review is inherently subjective as it requires material estimates and judgments, including an analysis of the facts and circumstances of each individual investment such as the length of time the fair value has been below cost, the expectation for that security’s performance, the credit worthiness of the issuer and the Company’s ability and intent to hold the security to maturity. Declines in the fair value of the individual held to maturity and available for sale securities below their costs that are other than temporary result in write-downs of the individual securities to their respective fair value. Any related write-downs would be included in consolidated earnings as realized losses.

Defined Benefit Plans

The Bank sponsors a qualified defined benefit cash balance pension plan (the “Qualified Plan”), which covers substantially all full time employees and a Supplemental Executive Retirement Plan (the “SERP”), a non-qualified, unfunded plan to provide benefits to a select group of current and former, highly compensated employees. The SERP provides benefits that would otherwise be provided under the Qualified Plan but for maximum benefit and compensation limits applicable under the Internal Revenue Code of 1986, as amended.

The benefit cost and obligation are dependent on numerous factors resulting from actual plan experience and assumptions of future experiences. The assumptions include discount rates, inflation, salary growth and long-term return on plan assets.

Income Taxes

During the first quarter of each year, the Company develops its expected annual effective income tax rate (the “Annual Effective Tax Rate”). Provisions for interim period income taxes are based on amounts reported in the consolidated condensed statements of operations (after exclusion of non-taxable income such as interest on state and municipal securities) utilizing the Annual Effective Tax Rate, unless circumstances change during the year, in which case the expected effective tax rate is adjusted.

The Company makes judgments regarding the recoverability of its recorded deferred tax assets. In accordance with SFAS 109, Accounting for Income Taxes, the carrying value of the net deferred tax assets is based on the belief that it is “more likely than not” that the Company will generate sufficient future taxable income to realize these deferred tax assets after consideration of all available evidence. The Company regularly reviews its deferred tax assets for recoverability considering historical profitability, projected future taxable income, and the expected timing of the reversals of existing temporary differences and tax planning strategies.

Valuation allowances have been established for deferred tax assets, which the Company believes do not meet the “more likely than not” criteria established by SFAS 109. If the Company is subsequently able to utilize all or a portion of the deferred tax assets for which a valuation allowance has been established, then the Company may be required to recognize these deferred tax assets through the reduction of the valuation allowance which would result in a material benefit to its results of operations in the period in which the benefit is determined, excluding the recognition of the portion of the valuation allowance which relates to net deferred tax assets acquired in a business combination, were created as a result of share-based payments or were associated with components of Other Comprehensive Loss (“OCL”). The recognition of the portion of the valuation allowance related to net deferred tax assets associated with components of other comprehensive loss is recognized within OCL.

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M&F BANCORP, INC. AND SUBSIDIARY

Executive Overview

The Company generated the majority of its income in the first nine months of 2007 and 2006 from traditional banking services—lending and deposit services. The Company continued to execute management’s strategy of targeting commercial business, diversifying the customer base, pursuing strategic relationships for deposits and increasing variable rate products.

As management looks to the fourth quarter of 2007, it remains focused on the following areas:

•

Fully leveraging recent technology enhancements, including the core information and ancillary systems migration, including automation of processes and creation of management information systems, the opportunity to expand the Bank’s virtual footprint in the era of electronic banking, as well as to provide a foundation for introduction of new products and services,

•	Reinvigorating relationship banking, with the goal of linking organic loan growth and related core deposit capture,

•	Asset quality, continuing the marked improvement experienced in 2006,

•	Interest rate volatility, managing associated risk through a more focused and effective asset liability management process,

•	Improving operating efficiency via its people, process and systems, and

•	Establishing a strategic planning process.

The Company is also proceeding with its proposed acquisition of Mutual. Efforts, in process, include:

•	Completing the necessary applications to obtain State and Federal regulatory approval,

•	Identifying the key areas for integration efforts, pertaining to staffing and bank operations, and

•	Establishing a transition team providing oversight for the acquisition.

Financial Condition

Total assets decreased 15%, or $40.385 million, to $227.623 million as of September 30, 2007 from $268.008 million at December 31, 2006. Cash and cash equivalents decreased $24.722 million or 66%, to $12.738 million as of September 30, 2007, compared to $37.460 million at December 31, 2006. Loans decreased 10.0%, or $16.546 million, to $144.968 million as of September 30, 2007, from $161.514 million as of December 31, 2006. This decrease was primarily the result of significantly higher loan prepayments coupled with a lower volume of loan originations. For the nine months ended September 30, 2007, gross loan originations were $11.400 million. The decrease in loan originations was also accompanied by higher than expected loan prepayments and scheduled principal repayments of $27.100 million for the same period, the majority of which occurred within the first quarter of 2007.

The investment portfolio balance as of September 30, 2007 was $55.130 million compared to $53.229 million as of December 31, 2006, a net increase of $1.901 million, or 4%. During the first quarter of 2007, the Bank purchased investment securities in connection with its ongoing liquidity management process. During the second and third quarters of 2007, the proceeds of all principal collections, maturities and calls, $17.124 million in aggregate, were utilized to fund the planned run-off of certain pending high interest rate internet deposits, as more fully discussed below. The entire investment portfolio was classified as available-for-sale as of September 30, 2007 and December 31, 2006, respectively, and was comprised of investment-grade securities. All securities purchased during the nine month period ended September 30, 2007, were classified as available-for-sale.

Deposits decreased 18%, or $40.375 million, to $183.454 million as of September 30, 2007 from $223.829 million at December 31, 2006, due primarily to the decrease in interest-bearing deposits. During the nine months ended September 30, 2007, internet deposits decreased $29.027 million to $2.776 million, as a result of management’s conscious efforts to reduce this high cost source of funding.

Total shareholders’ equity increased to $22.241 million as of September 30, 2007, compared with $21.762 million as of December 31, 2006. The increase was composed of net income for the nine months ended of $0.934 million offset by dividends declared of $0.253 million and other comprehensive loss of $0.202 million.

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M&F BANCORP, INC. AND SUBSIDIARY

Results of Operations – Comparison of the nine months ended September 30, 2007 and 2006

Net income for the nine months ended September 30, 2007 decreased $0.500 million or 35% to $0.934 million, compared to net income of $1.434 million for the same period in 2006. Total interest income was $11.680 million for the nine months ended September 30, 2007, compared to $ 11.465 million for the comparable period in 2006, an increase of $.215 million or 2%.

Interest income on loans decreased $0.753 million or 8% primarily due to the decrease in loans outstanding. Average yield on the loan portfolio fell by 4 basis points to 7.48% for the nine months ended September 30, 2007 from 7.52% for the same period in 2006, coupled with a decrease in average loans outstanding to $151.329 million as of September 30, 2007 from $163.991 million as of September 30, 2006. Interest income on investment securities increased $1.233 million, when comparing the nine months ended September 30, 2007 with the same period in 2006. This increase was the result of an increase in the investment securities portfolio from 2006 to 2007. The fully taxable equivalent yield on the nontaxable portion of the securities portfolio for the period ended September 30, 2007, increased to 5.93% from a yield of 5.25% for the same period in 2006.

Total interest expense increased $0.910 million for the nine months ended September 30, 2007, from $4.051 million for the nine months ended September 30, 2006. The increase in interest expense is primarily the result of a higher base of average deposits coupled with time deposits repricing during the nine months ended September 30, 2007 at higher rates. The rates paid on interest-bearing deposits were 3.34% for the nine months ended September 30, 2007, as compared to 2.83% for the comparable period in 2006. During 2003, the Company began to utilize an internet-based deposit acquisition program with QwickRate®, a CD listing service. As of September 30, 2007 and December 31, 2006, CDs outstanding through this program were $2.776 million with an average rate of 5.54% and $31.803 million with an average rate of 5.49%, respectively. During the nine month period ending September 30, 2007, all maturities in the aggregate amount of $29.027 million were not renewed.

During the nine months ended September 30, 2007, the Bank increased the loan loss provision by $0.059 million as compared to a $0.179 million reduction during the nine months ended September 30, 2006. The provision for loan losses is the result of management’s assessment of the adequacy as more fully discussed within the “Critical Accounting Policies.”

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M&F BANCORP, INC. AND SUBSIDIARY

AVERAGE BALANCES AND INTEREST INCOME ANALYSIS

For the nine months ended September 30,

	2007			2006
dollars in thousands	Average Balance(1)	Average Yield/ Cost(1)	Interest Income/ Expense	Average Balance(1)	Average Yield/ Cost(1)	Interest Income/ Expense
Assets
Loans(2)	$151,329	7.48%	$8,491	$163,991	7.52%	$9,244
Taxable securities	9,566	5.35%	384	3,684	8.40%	232
Nontaxable securities(3)	51,213	5.24%	2,011	28,692	4.32%	930
Interest-bearing deposits	21,134	5.01%	794	29,604	4.77%	1,059

Total interest-earning assets	233,242	6.68%	11,680	225,971	6.76%	11,465

Allowance for loan losses	(2,506)			(2,722)
Cash and due from banks	4,277			4,517
All other assets	15,228			12,036

Total Assets	$250,241			$239,802

Liabilities and Shareholders’ Equity
NOW deposits	$22,258	1.43%	$239	$24,441	5.20%	$953
Savings deposits, including MMDA	57,314	2.01%	862	57,918	1.75%	760
Time deposits	93,898	4.60%	3,242	80,336	2.89%	1,739

Interest-bearing deposits	173,470	3.34%	4,343	162,695	2.83%	3,452
Borrowings	17,887	4.61%	618	17,599	4.54%	599

Total interest-bearing liabilities	191,357	3.46%	4,961	180,294	3.00%	4,051

Noninterest-bearing deposits	34,549			32,659
Other liabilities	2,463			5,880
Shareholders’ equity	21,872			20,969

Total liabilities and shareholders’ equity
	$250,241			$239,802

Net yield on earning assets and net interest income(3)(4)		3.84%	$6,719		4.37%	$7,414

Interest rate spread(5)		3.22%			3.76%

1.	Average balances and average yield/cost data for 2007 were calculated on a quarterly basis. Average balances and average yield/ costs data for 2006 were calculated on a quarterly basis as it was not practical to compute average daily balances.
2.	Nonaccrual loans have been included.
3.	Yields on nontaxable investments, adjusted to a tax equivalent basis using combined tax rate of 38.55%; federal rate of 34% and State rate of 6.90% for September 30, 2007 and 2006, were as follows for the nine months ended September 30, 2007 and 2006, respectively:

	2007	2006
U.S. Government agency securities	5.72%	4.24%
State and County Municipal securities (Issued outside North Carolina)	6.26%	7.00%
State and County Municipal securities (Issued within North Carolina)	6.51%	7.37%

Weighted average	5.93%	5.25%

4.	Net yield on earning assets is computed by dividing net interest earned by average earning assets.
5.	The interest rate spread is the interest earning assets rate less the interest earning liabilities rate.

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M&F BANCORP, INC. AND SUBSIDIARY

Noninterest income during the nine months ended September 30, 2007 increased by $ 0.357 million, or 20%, to $2.117 million during the nine month period ended September 30, 2007, as compared with $ 1.760 million for the same period in 2006. The increase was due primarily to net realized gains on the disposal of investment securities of $0.244 million compared to net losses of $0.032 million for the comparable period in 2006, a gain of $0.097 million on a sale of a loan and a gain on the sale of other real estate owned of $0.250 million, during 2007. There were no sales of loans or other real estate owned during the nine months ended September 30, 2006. In addition, service charges and rental income decreased by $0.139 million and $0.157 million, respectively, from the nine month period in 2006.

Noninterest expense increased $0.121 million or 2%, to $ 7.630 million during the first nine months of 2007, as compared with $ 7.509 million for the nine months ended September 30, 2006. Expenses, in the form of equipment and information technology, associated with the core information and ancillary systems migration which occurred on April 19, 2007, is the primary reason for this increase.

Income tax expense was $0.213 million for the nine months ended September 30, 2007 compared to income tax expense of $0.410 million for the same period in 2006. The effective tax rate for the nine months ended September 30, 2007 was approximately 18.57% compared to an effective tax rate of approximately 22.23% for the same period in 2006. The decrease in the effective tax rate for 2007 from that experienced in 2006 is due to a higher level of losses at the parent company level for which only a federal tax benefit is provided at 34.00% (net of valuation allowance for state purposes), coupled with a lower level of pre-tax income at the Bank and an increased level of tax preferenced investment income.

Results of Operations – Comparison for the three months ended September 30, 2007 and 2006

Net income for the three months ended September 30, 2007, increased $0.039 million, or 10%, to $0.429 million, compared to net income of $0.390 million for the same period in 2006.

Total interest income decreased $0.228 million or 6%, to $ 3.674 million for the three months ended September 30, 2007, compared to $3.902 million for the comparable period in 2006. Interest income on loans decreased $0.281 million primarily due to a decrease in average loans outstanding to $147.354 million from $161.842 million, coupled with a decrease in yield from 7.49% to 7.47% for the three months ended September 30, 2006 and 2007, respectively. Interest income on securities increased $0.271 million or 54%, when comparing the three months ended September 30, 2007 with the same period in 2006. This increase was the result of an increase in the investment securities portfolio from 2006 to 2007. The fully taxable equivalent yield on the nontaxable portion of the securities portfolio for the period ended September 30, 2007, increased to 6.03% from a yield of 5.57% for the same period in 2006. Total interest expense decreased by $0.018 million for the three months ended September 30, 2007 compared to the same period in 2006. During the three months ended September 30, 2007, the Bank modestly decreased the loan loss provision from the three months ended September 30, 2006. The provision for loan losses is the result of management’s assessment of the Bank’s delinquency ratios, non-performing assets, charge-off history, and composition of loans in the portfolio.

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M&F BANCORP, INC. AND SUBSIDIARY

AVERAGE BALANCES AND INTEREST INCOME ANALYSIS

For the three months ended September 30,

	2007			2006
dollars in thousands	Average Balance(1)	Average Yield/ Cost(1)	Interest Income/ Expense	Average Balance(1)	Average Yield/ Cost(1)	Interest Income/ Expense
Assets
Loans(2)	$147,354	7.47%	$2,750	$161,842	7.49%	$3,031
Taxable securities	10,818	5.29%	143	3,176	4.53%	36
Nontaxable securities(3)	48,148	5.23%	630	36,387	5.12%	466
Interest-bearing deposits	12,060	5.01%	151	29,913	4.93%	369

Total interest-earning assets	218,380	6.73%	3,674	231,318	6.75%	3,902

Allowance for loan losses	(2,530)			(2,531)
Cash and due from banks	4,111			3,723
All other assets	15,733			9,522

Total Assets	$235,694			$242,032

Liabilities and Shareholders’ Equity
NOW deposits	$21,346	1.57%	$84	$24,147	1.16%	$70
Savings deposits, including MMDA	48,560	1.86%	226	62,593	1.92%	300
Time deposits	87,511	4.59%	1,004	80,663	4.77%	962

Interest-bearing deposits	157,417	3.34%	1,314	167,403	3.18%	1,332
Borrowings	17,752	4.53%	201	17,594	4.57%	201

Total interest-bearing liabilities	175,169	3.46%	1,515	184,997	3.31%	1,533

Noninterest-bearing deposits	35,118			31,530
Other liabilities	3,515			4,167
Shareholders’ equity	21,892			21,338

Total liabilities and shareholders’ equity
	$235,694			$242,032

Net yield on earning assets and net interest income(3)(4)		3.95%	$2,159		4.10%	$2,369

Interest rate spread(5)		3.27%			3.43%

1.	Average balances and average yield/cost data for 2007 were calculated on a quarterly basis. Average balances and average yield/ costs for 2006 were calculated on a quarterly basis as it was not practical to compute average daily balances.
2.	Nonaccrual loans have been included.
3.	Yields on nontaxable investments, adjusted to a tax equivalent basis using combined tax rate of 38.55%; federal rate of 34% and State rate of 6.90% for September 30, 2007 and 2006, were as follows for the nine months ended September 30, 2007 and 2006, respectively:

	2007	2006
U.S. Government agency securities	5.83%	4.36%
State and County Municipal securities (Issued outside North Carolina)	6.28%	6.86%
State and County Municipal securities (Issued within North Carolina)	6.61%	8.69%

Weighted average	6.03%	5.57%

4.	Net yield on earning assets is computed by dividing net interest earned by average earning assets.
5.	The interest rate spread is the interest earning assets rate less the interest earning liabilities rate.

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M&F BANCORP, INC. AND SUBSIDIARY

Noninterest income during the three months ended September 30, 2007 increased $0.157 million, or 29% to $.0697 million from $0.540 million for the same period in the prior year, due to a $0.250 million net gain on the sale of other real estate owned, offset by decreases in other components on noninterest income (primarily rental income and cash surrender value of life insurance). There were no sales of other real estate owned for the three months ended September 30, 2006.

Noninterest expense during the three months ended September 30, 2007, decreased $0.235 million, or 9%, to $2.320 million from $2.555 million for the same period in 2006, due primarily to decreases in equipment and dues, and subscription expenses.

Income tax expense was $0.097 million for the three months ended September 30, 2007, compared to income tax benefit of $.062 million for the same period in 2006. The effective tax rate for the three months ended September 30, 2007 was 18.44%. During the quarter ended September 30, 2006, the Company reversed a valuation allowance on a recorded net deferred asset. The effect of reversing this valuation allowance was to decrease income tax expense by $0.100 million, resulting in a tax benefit for the quarter. The effective tax rate, excluding the effect of reversing the tax valuation allowance, was 11.59%.

Asset Quality

Loan Portfolio and Adequacy of the Allowances for Loan Losses

The allowance for loan losses was calculated based upon an evaluation of pertinent factors underlying the types and qualities of the Bank’s loans. Management considers such factors as the repayment status of a loan, the estimated net realizable value of the underlying collateral, the borrower’s current ability to repay the loan, current and anticipated economic conditions which might affect the borrower’s ability to repay the loan and the Bank’s past statistical history concerning charge-offs. The allowance for loan losses as of September 30, 2007, was $2.302 million or 1.59% of total loans outstanding, compared with the $2.501 million or 1.55% of total loans outstanding as of December 31, 2006. The loan loss allowance as of September 30, 2007, as a percentage of total loans, increased based on the result of management’s assessment of the Bank’s delinquency ratios, charge-off history, and the composition of loans in the portfolio as well as the impact of certain loans achieving unclassified status as of September 30, 2007. Management also considered nonperforming assets and total classified assets in establishing the allowance for loan losses.

The allowance for loan losses is maintained at a level sufficient to absorb probable loan losses inherent in the loan portfolio. The allowance is increased by charges to earnings in the form of provisions for loan losses and recoveries of loan charge-offs, and decreased by loans charged off. The provision is calculated to bring the allowance to a level, which according to a systematic process of measurement, reflects the amount management estimates is needed to absorb probable losses within the portfolio. Loans are charged against the allowance when management determines whether a loan is uncollectible based on approved corporate loan policies. Loans determined to be classified as loss are charged to the allowance at 100% of the remaining principal balance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

For additional information and an analysis of the allowances for loan losses as of September 30, 2007 and 2006, please read Footnote 6 accompanying the consolidated condensed financial statements herein.

Nonperforming Assets

As a result of concerns over the asset quality of the Bank’s loan portfolio initially raised during prior regulatory exams, management has made continual enhancements to the Bank’s loan policies, including more closely monitoring loan documentation prior to and after loan closings, diversification of the loan portfolio, and reacting in a timelier manner to borrowers with weakened financial conditions. Each of these activities, among others, is being utilized to more closely monitor the adequacy of the Bank’s allowance for loan losses.

The ratio of nonperforming assets to total assets is one indicator of the exposure to credit risk. Nonperforming assets of the Company consist of non-accrual loans, accruing loans delinquent 90 days or more, restructured loans, and foreclosed assets, which have been acquired as a result of foreclosure or deed-in-lieu-of foreclosure.

For additional information regarding nonperforming assets as of September 30, 2007 and December 31, 2006, please read Footnote 5 accompanying the consolidated condensed financial statements herein.

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M&F BANCORP, INC. AND SUBSIDIARY

Non-accrual loans increased from $0.405 million as of December 31, 2006 to $ 1.526 million as of September 30, 2007. Management considers the allowance for loan losses of $ 2.302 million as of September 30, 2007 to be sufficient to cover the probable loan losses. Management will continue to monitor all nonaccrual loan relationships to gain visibility to improvement in borrowers’ cash flow and to maintain the value of any underlying collateral. In addition, significant loans in nonaccrual status or in excess of 90 days delinquent for a period of one year or more are required to have a new appraisal performed to reevaluate the underlying collateral.

There were no restructured loans as of September 30, 2007 or as of December 31, 2006.

Liquidity and Capital Resources

Liquidity, Interest Rate Sensitivity and Market Risks

The objectives of the Bank’s liquidity management policy include providing adequate funds to meet the needs of depositors and borrowers at all times, as well as providing funds to meet the basic needs for on-going operations of the Bank and regulatory requirements. The Bank’s liquidity position decreased from 21.97% as of December 31, 2006 to 11.08% as of September 30, 2007. The liquidity ratio is defined as the sum of net cash, overnight funds, and unpledged, marketable U.S. government and agency securities with remaining stated maturities of less than one year divided by the sum of net deposits and short-term borrowings (less the full amount of pledged deposits). Management believes that core deposit activity, available borrowing capacity from the FHLB and Fed Funds lines accommodations will be adequate to meet the short-and long-term liquidity needs of the Bank.

The Bank places great significance on monitoring and managing its asset/liability position. The Bank’s policy for managing its interest margin (or net yield on interest-earning assets) is to maximize net interest income while maintaining a stable deposit base. The Bank’s deposit base has not historically been subject to the levels of volatility experienced in national financial markets in recent years; however, the Bank does realize the importance of minimizing such volatility while at the same time maintaining and improving earnings. During 2007, the Bank has been actively managing its liquidity to a lower level in association with the planned shrinkage of its balance sheet as high cost internet deposits are run-off. Gap analysis, a common method historically used to estimate interest rate sensitivity, measures the difference or gap between the volume of interest-earning assets and interest-bearing liabilities repricing over various time periods. However, this method addresses only the magnitude of funding mismatches and does not address the magnitude or relative timing of interest rate changes.

Interest-bearing liabilities and variable rate loans are generally repriced to current market rates. The Bank’s balance sheet is liability-sensitive; meaning that in a given period there will be more liabilities than assets subject to immediate repricing as market rates change. Because most of the Bank’s loans are fixed rate mortgages, they reprice less rapidly than rate sensitive interest-bearing deposits. In addition to the gap analysis described above, the Bank uses a modeling technique which projects net interest income under varying interest rate scenarios and the theoretical impact of immediate and sustained rate changes referred to as “rate shocks.” “Rate shocks” measure the estimated theoretical impact on the Bank’s tax equivalent net interest income and market value of equity from hypothetical immediate changes in interest rates as compared to the estimated theoretical impact of rates remaining unchanged. The prospective effects of these hypothetical interest rate changes are based upon numerous assumptions including relative and estimated levels of key interest rates.

During 2007, the Bank has experienced changes in the mix of its interest-bearing assets and liabilities along with changes in the average rate associated with each component. For quantification of the associated rate sensitivity, see the Average Balances and Interest Income Analyses for the nine month and three month periods ended September 30, 2007 and 2006 on pages 23 and 25, respectively.

Capital Resources

The Company is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated condensed financial statements. As of September 30, 2007 and December 31, 2006, respectively, the regulatory capital levels of the Company and of the Bank were as indicated below:

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M&F BANCORP, INC. AND SUBSIDIARY

	September 30, 2007
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provision
dollars in thousands	Amount	Ratio	Amount	Ratio	Amount		Ratio
Total capital (to risk weighted assets)
The Company	$24,773	14.38%	$13,807	8.00%		N/A
The Bank	$24,501	14.23%	$13,780	8.00%	$17,225		10.00%

Tier 1 (to risk weighted assets)
The Company	$22,618	13.13%	$6,904	4.00%		N/A
The Bank	$22,348	12.97%	$6,890	4.00%	$10,335		6.00%

Tier 1 (to average total assets)
The Company	$22,618	9.61%	$9,410	4.00%		N/A
The Bank	$22,348	9.51%	$9,396	4.00%	$11,745		5.00%

	December 31, 2006
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provision
dollars in thousands	Amount	Ratio	Amount	Ratio	Amount		Ratio
Total capital (to risk weighted assets)
The Company	$24,435	12.88%	$15,175	8.00%		n/a
The Bank	$24,219	12.78%	$15,162	8.00%	$18,952		10.00%

Tier 1 (to risk weighted assets)
The Company	$21,927	11.56%	$7,588	4.00%		n/a
The Bank	$21,713	11.46%	$7,581	4.00%	$11,371		6.00%

Tier 1 (to average total assets)
The Company	$21,927	8.73%	$10,052	4.00%		n/a
The Bank	$21,713	8.65%	$10,045	4.00%	$12,556		5.00%

F - 28

M&F BANCORP, INC. AND SUBSIDIARY

The FDIC and the Commissioner completed an examination during 2006. As a result of this examination, the Bank agreed to, among other things, improve loan asset quality, underwriting and credit administration, increase liquidity, review all overhead costs, continue to evaluate the allowance for loan losses due to increases in the level of classified loans and more closely monitor capital ratios and requirements. Management has reported to the regulators and the Bank’s Board on a quarterly basis with respect to the progress of each of the specific recommendations.

The FDIC and the Commissioner also completed a joint exam of the Bank as of March 31, 2007, conducted in the third quarter of 2007. As of a result of this examination the Bank has been told that submission of quarterly reports is no longer required.

Off-Balance Sheet Arrangements:

The Bank has certain off-balance sheet arrangements comprised of unfunded loan commitments and letters of credit, as of September 30, 2007 and December 31, 2006, respectively, as outlined in the table below:

dollars in thousands	September 30, 2007	December 31, 2006
Total unfunded loan commitments	$20,569	$24,186
Letters of credit	$3,319	$3,319

Selected Categories Included in Unfunded Loan Commitments:

Minority bank loan program	$9,000	$9,000
Home equity lines	$729	$922
Consumer overdraft protection lines	$758	$879

********

F - 29

M&F BANCORP, INC. AND SUBSIDIARY

Item 3 — Controls and Procedures

The Company maintains a system of internal controls and procedures designed to provide reasonable assurance as to the reliability of our published financial statements and other disclosures included in this report. The Company’s Board, operating through its audit committee, which is composed entirely of independent outside directors, provides oversight of the Company’s financial reporting and disclosure processes and other regulatory filings and public information.

The Company’s management, under the supervision and with the participation of the Company (its principal executive officer and principal accounting officer, respectively) have concluded, based on their evaluation as of the end of the period covered by this report, that the Company’s disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports filed or submitted by it under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the applicable rules and forms, and include controls and procedures designed to ensure that information required to be disclosed by the Company in such reports is accumulated and communicated to the Company’s management, including the Company, as appropriate to allow timely decisions regarding required disclosure.

There were no significant changes in internal control over financial reporting during the period covered by this report that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

********

F - 30

M&F BANCORP, INC. AND SUBSIDIARY

PART II

OTHER INFORMATION

Item 1 — Legal Proceedings

In the opinion of management, the Company is not involved in any pending legal proceedings other than routine litigation incidental to its business.

Item 2 — Unregistered Sales of Equity Securities and Use of Proceeds

Not Applicable.

Item 3 — Defaults upon Senior Securities

Not Applicable.

Item 4 — Submission of Matters to a Vote of Security Holders

Not Applicable.

Item 5 — Other Information

Not Applicable.

Item 6 — Exhibits

Exhibit No.	Description
Exhibit (3)(i)	Articles of Incorporation of the Company, incorporated by reference to Exhibit (3) to the Form 10-QSB for the quarter ended September 30, 1999, filed with the SEC on November 12, 1999.

Exhibit (3)(ii)	Bylaws of the Company, incorporated by reference to Exhibit (3) to the Form 10-QSB for the quarter ended September 30, 1999, filed with the SEC on November 12, 1999.

Exhibit (3)(iii)	Amended and Restated Article III, Section 5 of the Bylaws of the Company, adopted by the shareholders on April 20, 2002, incorporated by reference to Exhibit 3(iii) to the Form 10-QSB for the quarter ended March 31, 2002, filed with the SEC on May 14, 2002.

Exhibit (3)(iv)	Amended Bylaws of the Company, adopted by the Board of the Company on September 22, 2004, incorporated by reference to Exhibit 3(iv) to the Form 10-KSB for the year ended December 31, 2005, filed with the SEC on March 31, 2006.

Exhibit (3)(v)	Amended Articles of Incorporation of the Company, adopted by the shareholders of the Company on May 3, 2000, incorporated by reference to Exhibit 3(v) to the Form 10-KSB for the year ended December 31, 2005, filed with the SEC on March 31, 2006.

Exhibit (4)	Specimen Stock Certificate, incorporated by reference to Exhibit 4 to the Form 10-KSB for the year ended December 31, 2000, filed with the SEC on April 2, 2001.

Exhibit (10)(a)	Supplemental Executive Retirement Plan incorporated by reference to Exhibit 10(f) to the Form 10-KSB for the year ended December 31, 2003, filed with the SEC on March 30, 2004.

Exhibit (10)(b)	Summary of Retirement Package Benefits for Lee Johnson, Jr. incorporated by reference to Exhibit 10(g) to the Form 10-KSB for the year ended December 31, 2004, filed with the SEC on March 31, 2005.

F - 31

M&F BANCORP, INC. AND SUBSIDIARY

Exhibit No.	Description
Exhibit (10)(c)	Employment Agreement dated May 9, 2005 among Ronald Wiley, the Company and the Bank, incorporated by reference to Exhibit 99.1 to the Form 8-K filed with the SEC on May 13, 2005.

Exhibit (10)(d)	Split Dollar Life Insurance Agreement (Endorsement Method) among the Company, the Bank and Lee Johnson, Jr. dated September 2, 2003, incorporated by reference to Exhibit 10(o) to the Form 10-QSB for the quarter ended March 31, 2005, filed with the SEC on May 16, 2005.

Exhibit (10)(e)	Split Dollar Life Insurance Agreement (Endorsement Method) among the Company, the Bank and Elaine M. Small dated September 17, 2003, incorporated by reference to Exhibit 10(p) to the Form 10-QSB for the quarter ended March 31, 2005, filed with the SEC on May 16, 2005.

Exhibit (10)(f)	First Amendment to Employment Agreement among the Company, the Bank and Ronald Wiley dated September 23, 2005, incorporated by reference to Exhibit 99.1 to the Form 8-K, filed with the SEC on September 27, 2005.

Exhibit (10)(g)	Separation Agreement dated January 18, 2007 among Ronald Wiley, the Company and the Bank, incorporated by reference to Exhibit 99.1 to the Form 8-K, filed with the SEC on January 24, 2007.

Exhibit (10)(h)	Employment Agreement dated January 12, 2007 among Kim D. Saunders, the Company and the Bank, incorporated by reference to Exhibit 99.1 to the Form 8-K, filed with the SEC on January 18, 2007.

Exhibit (10)(i)	Agreement of Plan of Reorganization and Merger by and among the Company, the Bank and Mutual Community Savings Bank, Inc., SSB dated August 9, 2007 and incorporated by reference to Exhibit 2.1 to the Form 8-K, filed with the SEC on August 10, 2007.

Exhibit (31.1)	Certification of Kim D. Saunders.

Exhibit (31.2)	Certification of Allan E. Sturges.

Exhibit (32)	Certification Pursuant to 18 U.S.C. 1350.

********

F - 32

M&F BANCORP, INC. AND SUBSIDIARY

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

M&F Bancorp, Inc.

Date: November 13, 2007	By:	/s/ Kim D. Saunders
Kim D. Saunders
President and Chief Executive Officer

Date: November 13, 2007	By:	/s/ Allan E. Sturges
Allan E. Sturges
Principal Accounting Officer

F - 33

Exhibit 31.1

CERTIFICATIONS

I, Kim D. Saunders certify that:

1.	I have reviewed this quarterly report on Form 10-QSB of M & F Bancorp, Inc.:

2.	Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.	The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Securities Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	[Reserved];

(c)	Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.	The small business issuer’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: November 13, 2007	/s/ Kim D. Saunders
Kim D. Saunders
President and Chief Executive Officer

F - 34

Exhibit 31.2

CERTIFICATIONS

I, Allan E. Sturges, certify that:

1.	I have reviewed this quarterly report on Form 10-QSB of M & F Bancorp, Inc.:

2.	Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.	The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Securities Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	[Reserved];

(c)	Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.	The small business issuer’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: November 13, 2007	/s/ Allan E. Sturges
Allan E. Sturges
Principal Accounting Officer

F - 35

Exhibit 32

M & F BANCORP, INC.

Certification of Periodic Financial Report

Pursuant to 18 U.S.C. Section 1350

Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned officers of M & F Bancorp, Inc. (the “Company”) certify that the Quarterly Report on Form 10-QSB of the Company for the quarter ended September 30, 2007 fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and information contained in that Form 10-QSB fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: November 13, 2007	/s/ Kim D. Saunders
Kim D. Saunders
Chief Executive Officer

Dated: November 13, 2007	/s/ Allan E. Sturges
Allan E. Sturges
Principal Accounting Officer

*	This certification is made solely for purpose of 18 U.S.C. Section 1350, subject to the knowledge standard contained therein, and not for any other purpose.

F - 36

M&F BANCORP, INC. AND SUBSIDIARY

ii

M&F BANCORP, INC. AND SUBSIDIARY

PART I

FINANCIAL INFORMATION

Item 1 — Consolidated Condensed Financial Statements

CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)

dollars in thousands	September 30, 2007	December 31, 2006
ASSETS
Cash and cash equivalents	$12,738	$37,460
Investment securities available for sale, at fair value	55,130	53,229
Other invested assets	1,437	1,508

Loans	144,968	161,514
Less allowances for loan losses	(2,302)	(2,501)

Loans, net	142,666	159,013

Interest receivable	1,517	1,575
Bank premises and equipment, net	5,707	5,880
Cash surrender value of bank-owned life insurance	4,902	4,760
Other assets	3,526	4,583

TOTAL ASSETS	$227,623	$268,008

LIABILITIES AND SHAREHOLDERS’ EQUITY
Liabilities:
Interest-bearing deposits	$151,153	$193,217
Noninterest-bearing deposits	32,301	30,612

Total deposits	183,454	223,829
Other borrowings	17,738	17,816
Other liabilities	4,190	4,601

Total liabilities	205,382	246,246

COMMITMENTS AND CONTINGENCIES

Shareholders’ equity:
Common stock, no par value, each as of September 30, 2007 and December 31, 2006, authorized 5,000,000 shares; issued and outstanding 1,685,646 shares	5,901	5,901
Retained earnings	16,708	16,027

Accumulated other comprehensive loss, net of deferred income tax benefits of ($231) and ($103) as of September 30, 2007 and December 31, 2006, respectively	(368)	(166)

Total shareholders’ equity	22,241	21,762

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$227,623	$268,008

See notes to consolidated condensed financial statements.

M&F BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (UNAUDITED)

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
amounts in thousands, except per share data	2007	2006	2007	2006
Interest income:
Interest and fees on loans	$2,750	$3,031	$8,491	$9,244
Interest and dividends on investment securities:
Taxable	143	36	384	232
Tax-exempt	630	466	2,011	930
Interest on cash and cash equivalents	151	369	794	1,059

Total interest income	3,674	3,902	11,680	11,465

Interest expense:
Interest on deposits	1,314	1,332	4,343	3,452
Interest on borrowings	201	201	618	599

Total interest expense	1,515	1,533	4,961	4,051

Net interest income	2,159	2,369	6,719	7,414
Less provisions (credit) for loan losses	10	26	59	(179)

Net interest income after provisions (credit) for loan losses	2,149	2,343	6,660	7,593

Noninterest income:
Service charges	333	351	1,002	1,141
Rental income	48	114	187	344
Cash surrender value of life insurance	49	65	163	175
Realized gain from disposal of loan	—	—	97	—
Net realized gains (losses) from disposal of investment securities	—	—	244	(32)
Realized gain on sale of other real estate owned-net	250	—	250	—
Other than temporary decline in value-other assets	(34)	(55)	(56)	(55)
Other noninterest income	51	65	230	187

Total noninterest income	697	540	2,117	1,760

Noninterest expense:
Salaries and employee benefits expense	1,234	1,222	3,705	3,719
Occupancy	322	297	862	868
Equipment	11	191	530	430
Directors fees	57	44	135	115
Marketing	93	101	273	348
Dues and subscriptions	24	146	111	319
Professional fees	186	183	701	555
Information technology expense	153	92	430	269
Travel and entertainment	45	26	170	99
Other noninterest expense	195	253	713	787

Total noninterest expense	2,320	2,555	7,630	7,509

Income before income taxes	526	328	1,147	1,844
Income tax expense (benefit)	97	(62)	213	410

Net income	$429	$390	$934	$1,434

Earnings per share of common stock:
Basic	$0.25	$0.23	$0.55	$0.85
Diluted	$0.25	$0.23	$0.55	$0.84

Weighted average shares of common stock outstanding:
Basic	1,686	1,686	1,686	1,686
Diluted	1,688	1,692	1,689	1,700

Dividends per share of common stock	$0.05	$0.05	$0.15	$0.15

See notes to consolidated condensed financial statements.

M&F BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

	For the Three Months Ended September 30		For the Nine Months Ended September 30
dollars in thousands	2007	2006	2007	2006
NET INCOME	$429	$390	$934	$1,434

ITEMS OF OTHER COMPREHENSIVE INCOME (LOSS):
Items of other comprehensive income (loss), before tax:
Unrealized gains (losses) on securities available for sale, net	589	389	(86)	127
Reclassification adjustments for net realized (gains) losses included in income before income tax expense	—	—	(244)	32

Other comprehensive income (loss), before tax benefit	589	389	(330)	159
Less: Changes in deferred income taxes related to change in unrealized gains (losses) on securities available for sale	226	128	(128)	50

Other comprehensive income (loss), net of taxes	363	261	(202)	109

COMPREHENSIVE INCOME	$792	$651	$732	$1,543

See notes to consolidated condensed financial statements.

M&F BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (UNAUDITED)

dollars in thousands, except per share data	Common Stock	Retained Earnings	Accumulated Other Comprehensive Loss	Total
Balances as of December 31, 2005	$5,901	$14,578	$(148)	$20,331
Comprehensive income:
Net income	—	1,434	—	1,434
Other comprehensive income	—	—	109	109
Dividends declared ($0.15 per share)	—	(253)	—	(253)

Balances as of September 30, 2006	$5,901	$15,759	$(39)	$21,621

Balances as of December 31, 2006	$5,901	$16,027	$(166)	$21,762
Comprehensive income:
Net income	—	934	—	934
Other comprehensive loss	—	—	(202)	(202)
Dividends declared ($0.15 per share)	—	(253)	—	(253)

Balances as of September 30, 2007	$5,901	$16,708	$(368)	$22,241

See notes to consolidated condensed financial statements.

M&F BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)

	Nine Months Ended September 30,
dollars in thousands	2007	2006
Cash flows from operating activities:
Net income	$934	$1,434
Adjustments to reconcile net income to net cash provided by operating activities:
Provision (credit) for loan losses	59	(179)
Depreciation and amortization	435	325
Investment accretion, net	(106)	(24)
Deferred income tax benefit	—	(76)
Deferred loan origination fees, net	(162)	(94)
(Gains) losses on sale of available for sale securities	(244)	32
Gain on sale of land available for sale	—	(18)
Gain on sale of loan	(97)	—
Gain on sale of other real estate owned, net	(250)	—
Increase in cash surrender value of life insurance	(142)	(158)
Other than temporary decline in value-other asset	56	55
Impairment of other real estate owned	11	55
Changes in:
Interest receivable	58	(447)
Income taxes receivable	87	(52)
Other assets	17	(337)
Other liabilities	(410)	48

Net cash provided by operating activities	246	564

Cash flows from investing activities:
Proceeds from sale of debt investment securities	2,276	5,549
Proceeds from sale of equity investment securities	292	161
Proceeds from maturities of debt investment securities	6,779	6,190
Proceeds from calls of debt investment securities	14,140	1,250
Proceeds from principal collections of debt investment securities	741	499
Proceeds from disposal of land available for sale	—	608
Proceeds from surrender of key person life insurance	—	262
Purchases of debt investment securities	(26,094)	(31,392)
Net decrease in loans	14,699	5,722
Proceeds from sale of loan	1,835	—
Purchases of bank premises and equipment	(262)	(57)
Proceeds from maturity of bank-owned life insurance policies	473	—
Proceeds from sale of other real estate owned	859	—

Net cash provided by (used in) investing activities	15,738	(11,208)

M&F BANCORP, INC. AND SUBSIDIARY

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS, CONCLUDED (UNAUDITED)

	Nine Months Ended September 30,
dollars in thousands	2007	2006
Cash flows from financing activities:
Net decrease in demand deposits, NOW and savings deposits	$(24,865)	$(1,115)
Net increase (decrease) in certificates of deposit	(15,510)	1,679
Proceeds from other borrowings	5,000	—
Repayments of other borrowings	(5,078)	(53)
Cash dividends	(253)	(253)

Net cash provided by (used in) financing activities	(40,706)	258

Net decrease in cash and cash equivalents	(24,722)	(10,386)
Cash and cash equivalents as of the beginning of the period	37,460	32,597

Cash and cash equivalents as of the end of the period	$12,738	$22,211

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during period for:
Interest paid	$5,011	$3,948
Income taxes paid, net of refunds	$312	$397

M&F BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Condensed Financial Statements

1.	Basis of Presentation

The consolidated condensed financial statements include the accounts and transactions of M&F Bancorp, Inc. (the “Company”) and its wholly-owned bank subsidiary, Mechanics & Farmers Bank (the “Bank”). All significant intercompany accounts and transactions have been eliminated in consolidation. The Company reclassified amounts reported for 2006 related to its equity investment in non-marketable securities from other assets to other invested assets, as well as interest income from interest and dividends on investment securities-taxable to interest and dividends on investment securities-tax-exempt in order to conform to the current year presentation of those amounts. In addition, certain components of Other Noninterest Expense as reported for 2006 have been reclassified to conform to the 2007 presentation based on significance. The Company believes that these changes in preparation more appropriately classify these items and amounts under industry practice and accounting principles generally accepted in the United States of America (“U.S. GAAP”). The consolidated condensed financial statements have been prepared in accordance with U.S. GAAP for interim financial information and the instructions to Form 10-QSB and Regulation S-B. The accompanying condensed consolidated financial statements are unaudited except for the balance sheet as of December 31, 2006, which was derived from the audited consolidated financial statements as of that date.

The consolidated condensed financial statements included herein should be read in conjunction with the consolidated financial statements and the related notes thereto included in the Company’s Form 10-KSB as of and for the year ended December 31, 2006, since they do not include all the information and footnotes required by U.S. GAAP.

In the opinion of management, the interim financial statements include all adjustments, consisting of normal recurring accruals, necessary for a fair presentation of the financial position, results of operations and cash flows in the accompanying unaudited consolidated condensed financial statements. The unaudited operating results for the periods presented may not be indicative of annual results.

2.	Earnings Per Share (“EPS”)

Basic earnings per share computations are based upon the weighted average number of shares outstanding during the periods. Diluted earnings per share computations are based upon the weighted average number of shares outstanding during each period plus the dilutive effect of outstanding stock options and stock performance awards. The weighted average shares and effect of dilutive stock options are included in the following tables, which provide a reconciliation of the number of shares between the computation of basic EPS and diluted EPS:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
number of shares in thousands	2007	2006	2007	2006
Weighted average shares	1,686	1,686	1,686	1,686
Effect of dilutive stock options	2	6	3	14

Dilutive potential average common shares	1,688	1,692	1,689	1,700

The Company had no stock options which are anti-dilutive for the three and nine month periods ended September 30, 2007 and 2006.

M&F BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Condensed Financial Statements, Continued

3.	Investment Securities

The amortized cost, gross unrealized gains, gross unrealized losses and fair value of investment securities available for sale were as follows:

	September 30, 2007
	Amortized	Gross Unrealized		Fair
dollars in thousands	Cost	Gains	Losses	Value
AVAILABLE FOR SALE

U.S. Government agencies due:
One year or less	$8,298	$—	$—	$8,298
After 1 year but within 5 years	17,480	89	—	17,569
After 5 years but within 10 years	1,000	5	—	1,005
After 10 years	2,006	8	(2)	2,012

Total U.S. Government agencies	28,784	102	(2)	28,884

State and County Municipals due:
One year or less	225	1	—	226
After 1 year but within 5 years	2,084	11	(2)	2,093
After 5 years but within 10 years	6,133	109	(5)	6,237
After 10 years	7,337	36	(208)	7,165

Total State and County Municipals	15,779	157	(215)	15,721

Mortgage-backed Securities due:
After 10 years	10,602	5	(82)	10,525

Total Mortgage-backed Securities	10,602	5	(82)	10,525

Total Available for Sale Securities	$55,165	$264	$(299)	$55,130

M&F BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Condensed Financial Statements, Continued

	December 31, 2006
dollars in thousands	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
AVAILABLE FOR SALE

U.S. Government agencies due:
One year or less	$5,497	$1	$(10)	$5,488
After 1 year but within 5 years	24,482	39	(42)	24,479
After 5 years but within 10 years	1,000	—	(3)	997
After 10 years	1,000	—	(2)	998

Total U.S. Government agencies	31,979	40	(57)	31,962

State and County Municipals due:
One year or less	976	2	—	978
After 1 year but within 5 years	2,152	13	(1)	2,164
After 5 years but within 10 years	4,094	77	(2)	4,169
After 10 years	7,716	96	(113)	7,699

Total State and County Municipals	14,938	188	(116)	15,010

Mortgage-backed Securities due:
After 5 years but within 10 years	1,083	—	(32)	1,051
After 10 years	4,931	5	(34)	4,902

Total Mortgage-backed Securities	6,014	5	(66)	5,953

Equity Security	3	301	—	304

Total Available for Sale Securities	$52,934	$534	$(239)	$53,229

For purposes of the above maturity tables, mortgage-backed securities, which are not due at a single maturity date, are grouped based upon the final payment date. A mortgage-backed security may mature earlier because of principal prepayments.

During the nine month period ended September 30, 2007, certain available for sale securities (representing U.S. government sponsored agency, mortgage-backed and equity investment securities) were sold, called, matured or had principal payments resulting in aggregate proceeds of $24.228 million. Gross realized gains and losses resulting from these sales and calls during the nine months ended September 30, 2007 were $287 thousand and $43 thousand, respectively. The net realized gain of $244 thousand is a component of noninterest income.

During the nine month period ended September 30, 2006, certain available for sale securities (representing U.S. government-sponsored agency, mortgage-backed and equity investment securities) were redeemed resulting in aggregate proceeds of $7.939 million. No realized gains or losses resulted from these transactions.

During the nine month period ended September 30, 2006, the Bank sold certain held to maturity debt and equity investment securities resulting in aggregate proceeds of $5.710 million, gross realized losses of $190 thousand and gross realized gains of $158 thousand, respectively.

M&F BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Condensed Financial Statements, Continued

The fair value of securities with gross unrealized losses as measured by length of time that the individual securities have been in an unrealized loss position were as follows:

	Continuous unrealized losses existing for less than 12 months		Continuous unrealized losses existing 12 months or more		Total
dollars in thousands	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
September 30, 2007:
U.S. Government agencies	$1,004	$(2)	$—	$—	$1,004	$(2)
State and County Municipals	7,122	(215)	—	—	7,122	(215)
Mortgage – backed Securities	9,064	(70)	1,028	(12)	10,092	(82)

Total	$17,190	$(287)	$1,028	$(12)	$18,218	$(299)

December 31, 2006:
U.S. Government agencies	$11,978	$(24)	$6,713	$(33)	$18,691	$(57)
State and County Municipals	4,413	(116)	—	—	4,413	(116)
Mortgage – backed Securities	3,057	(14)	2,473	(52)	5,530	(66)

Total	$19,448	$(154)	$9,186	$(85)	$28,634	$(239)

As of September 30, 2007 and December 31, 2006, the Company held certain investment positions with unrealized losses that, in the aggregate, were not material to the Company’s consolidated financial position. These investments were in U.S. government sponsored agency, state and county municipal and mortgage-backed securities. The cash flows are guaranteed by the issuing agency and, therefore, it is expected that the securities would not be settled at a price less than the principal balance at each respective maturity. Because the decline in market value was caused by interest rate increases and not credit quality, and because the Company has the ability and intent to hold these investments until a recovery of carrying value, which may be maturity, the Company has not recognized any other than temporary impairment in connection with these investments in the accompanying consolidated condensed financial statements. The entire investment portfolio was classified as available for sale as of September 30, 2007 and December 31, 2006, respectively, and was comprised of investment-grade securities.

In connection with certain borrowing activities and deposit relationships with local governments, the Company has pledged cash and cash equivalents and certain investment securities as collateral, as follows:

dollars in thousands	September 30, 2007	December 31, 2006
Cash and cash equivalents	$—	$490
Investment securities, at fair value	33,996	23,079

Total	$33,996	$23,569

As of September 30, 2007 the Bank had no commitments outstanding to purchase “when issued” securities. As of December 31, 2006, the Bank had commitments outstanding to purchase $1.500 million in “when issued” securities. These securities are not recorded in the consolidated balance sheets until the respective settlement dates.

M&F BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Condensed Financial Statements, Continued

4.	Other Than Temporary Decline in Value

During 2004, the Bank acquired an equity interest in a private organization (“Investee”) providing trust-related services for $277 thousand, with a carrying value of $222 thousand as of December 31, 2006. The Bank accounts for this investment on the cost method. As this stock is currently illiquid, this investment is included within Other Invested Assets.

During 2007, the Bank concluded, based on available information that other than temporary declines in value had occurred in this investment. The investment vehicle, i.e. the Investee, has incurred operating losses since inception and has discontinued seeking a second round of fundraising. Therefore, the Bank has recorded other than temporary impairment charges of $ 34 thousand and
$ 56 thousand for the three months and nine months ended September 30, 2007, respectively. During the three month and nine months ended September 30, 2006, the Bank recorded other than temporary impairment charges of $ 55 thousand and $ 55 thousand, respectively.

5.	Loans

Loans are made primarily to customers in the Bank’s market area within North Carolina. The Bank’s loans, classified by type were as follows:

dollars in thousands	September 30, 2007	December 31, 2006
Real estate-construction	$10,295	$12,411
Real estate-mortgage	125,082	140,184
Commercial, financial and agricultural	4,072	4,142
Consumer	4,465	4,013
All other loans	1,264	1,137
Less: Deferred loan origination fees, net	210	373

Total loans, net of deferred loan origination fees	$144,968	$161,514

During the nine-month period ended September 30, 2007, the Bank recorded cumulative gross deferred origination costs of $ 251 thousand. No such costs had been deferred prior to 2007.

Nonperforming assets were as follows:

dollars in thousands	September 30, 2007	December 31, 2006
Nonaccrual loans	$1,526	$405
Loans 90 days or more past due and still accruing interest	18	39
Foreclosed properties, included in Other Assets	338	951

Total nonperforming assets	$1,882	$1,395

Percentage of total assets	0.83%	0.52%

During the nine-month period ended September 30, 2007, the Bank negotiated the sale of one loan for $1.835 million (including accrued interest and fees of $ 100 thousand), resulting in a recognized gain of $ 97 thousand. No loans were sold during the first nine-month period of 2006.

During the quarter ended September 30, 2007 the Bank disposed of a significant component of its foreclosed properties. The proceeds from the sale were $ 859 thousand and the realized gain was $ 263 thousand, there were additional sales of smaller properties resulting in losses of $ 13 thousand, for a net realized gain during the three months ended September 30, 2007 of $ 250 thousand.

M&F BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Condensed Financial Statements, Continued

6.	Allowances for Loan Losses

Allowances for loan losses consisted of the following:

	For the Nine Months Ended
dollars in thousands	September 30, 2007	September 30, 2006
Balances at beginning of the period	$2,501	$2,921
Loans charged off :
Commercial	3	3
Real estate	275	192
Demand deposit overdraft program	53	107
Installment loans to individuals and other	7	—

Total charge-offs	338	302

Recoveries of loans previously charged off:
Commercial	1	13
Real estate	67	31
Demand deposit overdraft program	11	38
Installment loans to individuals and other	1	—

Total recoveries	80	82

Net charge-offs	(258)	(220)

Provision (credit) charged to operations	59	(179)

Balances at end of the period	$2,302	$2,522

Ratio of net charge-offs during the nine-month period to average loans outstanding during the period	0.17%	0.13%

Information related to impaired loans is as follows:

dollars in thousands	September 30, 2007	December 31, 2006
Impaired loans without a valuation allowance	$707	$282
Impaired loans with a valuation allowance	2,725	3,699

Total impaired loans	$3,432	$3,981

Valuation allowances related to impaired loans	$649	$1,260

Average investment in impaired loans	$3,693	$2,315
Interest income recognized on impaired loans	$104	$144

M&F BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Condensed Financial Statements, Continued

7.	Deposits

The following tables present the composition of deposits (noninterest-bearing Christmas Club accounts included in savings accounts):

dollars in thousands	September 30, 2007	December 31, 2006
Demand deposits	$32,094	$30,569
Savings accounts	28,740	49,533
NOW accounts	21,040	22,091
Money market accounts	19,832	24,321
Certificates of deposit	81,748	97,315

Total deposits	$183,454	$223,829

As of September 30, 2007 and December 31, 2006, the Bank had two deposit relationships, whose individual balances were in excess of 5% of total deposits. These relationships had aggregate deposits of $30.763 million and $28.367 million as of September 30, 2007 and December 31, 2006, respectively:

dollars in thousands	September 30, 2007	December 31, 2006
Number of accounts	8	6
Dollar amount of accounts	$30,763	$28,367
Percent of total deposits	16.77%	12.67%

8.	Other Borrowings

Other borrowings consisted of the following:

dollars in thousands	Rate	September 30, 2007	December 31, 2006
Federal Home Loan Bank (“FHLB”) , due on December 10, 2007	3.59%	$2,000	$2,000
FHLB, due on October 8, 2008	4.64%	10,000	10,000
FHLB, due on December 8, 2009	4.02%	3,000	3,000
FHLB, due on July 16, 2018	7.26%	1,715	1,742
FHLB, due on May 20, 2020	0.50%	809	822
Capital lease (60 months beginning April 2006)	5.72%	214	252

Total other borrowings		$17,738	$17,816

During June 2007, the Bank borrowed $5.0 million from the FHLB for a period of six days. The interest rate was variable, with an average rate of 5.525% over the term outstanding. The loan was repaid as of June 30, 2007.

9.	Common Stock Dividends

On September 28, 2007, the Board of the Company declared a quarterly cash dividend of $0.05 per share to all shareholders of record on October 4, 2007, payable on October 11, 2007. The dividend was accrued on the September 28, 2007 declaration date and, accordingly, reduced shareholders’ equity by approximately $ 84 thousand.

M&F BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Condensed Financial Statements, Continued

10.	Benefit Plans

The Bank sponsors a non-contributory qualified defined benefit retirement (pension) plan for substantially all full-time employees. The Bank also sponsors a non-qualified, unfunded Supplemental Executive Retirement Plan that provides benefits to certain current and former executives.

The components of the net periodic benefit cost for the nine months ended September 30, 2007 and 2006 were as follows:

	Qualified Defined Benefit Plan		Non-qualified Supplemental Benefit Plan
dollars in thousands	2007	2006	2007	2006
Service cost	$96	$108	$—	$6
Interest cost	161	168	83	84
Expected return on plan assets	(230)	(231)	—	—
Amortization of prior service cost	(11)	(21)	3	3
Amortization of net loss	—	21	—	—

Net periodic cost	$16	$45	$86	$93

The Company provides certain postretirement benefits to specified former executive officers. As of September 30, 2007 and December 31, 2006, the amount of each liability for these benefits was approximately $ 160 thousand.

11.	Income Taxes

During the first quarter of each year, the Company develops an initial estimate of its expected annual effective income tax rate pursuant to Statement of Financial Accounting Standards (“SFAS”) No. 109, Accounting for Income Taxes, (the “Annual Effective Tax Rate”). Factors affecting estimation of the Annual Effective Tax Rate include the expected amount of pre-tax income adjusted for permanent differences (including investment income not subject to federal and/or state income taxes). Underlying tenets of the Company’s investment strategy is to focus on credit quality and to maximize yield (as measured on a fully taxable equivalent basis). Investment income from the Company’s bank-owned life insurance policies and certain debt investment securities represented permanent differences. For the nine months ended September 30, 2007 and 2006, the Annual Effective Tax Rates were 18.57% and 22.23%, respectively. The Company reviews its estimate of the annual Effective Tax Rate and will revise if assumptions change or actual results warrant.

In September 2006, the Financial Accounting Standards Board (“FASB”) issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”). FIN 48 clarifies when tax benefits should be recorded in financial statements, requires certain disclosures of uncertain tax matters and indicates how any tax reserves should be classified in a balance sheet. FIN 48 was effective for the Company in the first quarter of fiscal 2007. The Company had identified two tax positions, with an aggregate tax-effected value of $ 270 thousand, taken within its 2004 and 2005 returns for which it has filed a change in method election with the Internal Revenue Service, (the “Election”). As of September 30, 2007 the Company has received notification that the Election has been approved and is effective in 2007. Accordingly, the adoption of FIN 48 did not have a material impact on its consolidated financial position or consolidated condensed financial statements during the nine-month period ended September 30, 2007.

M&F BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Condensed Financial Statements, Continued

12.	Commitments and Contingent Liabilities

Commitments to Extend Credit

In the normal course of business, the Bank has various commitments to extend credit, which are not reflected in the consolidated condensed financial statements. As of September 30, 2007 and December 31, 2006, the Bank had outstanding loan commitments (including available lines of credit) of approximately $20.569 million and $24.186 million (excluding available amounts on home equity loans, as discussed below), respectively. Commitments under standby letters of credit and financial guarantees written amounted to approximately $3.319 million each as of September 30, 2007 and December 31, 2006. These letters of credit and financial guarantees represent agreements whereby the Bank commits to lend funds to customers up to a predetermined maximum amount during a certain period.

The Bank approves lines of credit to consumer customers through home equity and consumer overdraft protection loans. As of September 30, 2007 and December 31, 2006, in addition to actual advances made on such loans, the Bank’s consumer customers have available additional lines of credit on home equity and consumer overdraft protection loans. Available amounts on home equity lines as of September 30, 2007 and December 31, 2006 were approximately $ 729 thousand and $ 922 thousand, respectively. In addition, the available amounts on consumer overdraft protection loans were $ 758 thousand as of September 30, 2007 and $ 879 thousand as of December 31, 2006.

No significant losses are anticipated as a result of these transactions.

Employment Agreements

During January 2007, the Company’s president and chief executive officer resigned. In connection with this resignation, the Company, the Bank and the former executive entered into a separation agreement (the “Separation Agreement”). Pursuant to the Separation Agreement, up to $ 171 thousand will be paid to the former executive during 2007. The Company and the Bank entered into a consulting arrangement with a former executive and director of the Bank, whereby he served as its interim president and chief executive officer. Total compensation under this arrangement was $ 32 thousand. On January 12, 2007, the Company and the Bank entered into an employment agreement in connection with Ms. Kim D. Saunders’ appointment as president and chief executive officer of the Company and the Bank (the “Employment Agreement”). The initial term of the Employment Agreement is for three years, with base annual compensation of $ 225 thousand, in addition to certain incentives.

One-Time Credit

Pursuant to the Federal Deposit Insurance Reform Act of 2005, the Bank was notified during May 2007 of a one-time credit of
$ 147 thousand that will be used to reduce future deposit insurance assessments. The Federal Deposit Insurance Corporation has communicated its belief that a one-time credit does not meet the characteristics of an asset; accordingly, no amount has been reflected within the consolidated condensed balance sheet as of September 30, 2007.

Fed Funds Line

As of September 30, 2007, the Bank has available for use Fed Funds lines aggregating $17.500 million from four money center banks (the “Fed Funds Lines”). The Fed Funds Lines are renewed annually. Interest rates are stated as variable on a daily basis. No amounts were outstanding as of September 30, 2007, nor have been borrowed for the nine-month period then ended.

13.	New Accounting Pronouncements

During the fourth quarter of 2006, the Company adopted SFAS 158, “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans” (an amendment of FASB Statements no. 87, 88, 106, and 123R). In connection with its implementation of SFAS 158, the Company included the cumulative effect of adoption as a component of Comprehensive Income for 2006, rather than as a direct adjustment to the ending balance of Accumulated Other Comprehensive Loss. Accordingly, Comprehensive Income for 2006 should have been $2.060 million rather than $1.768 million, as reported. The effect of this reporting had no impact on Net Income for 2006 or Total Shareholders’ Equity as of December 31, 2006, as reported. The Company will correct the presentation of Other Comprehensive Income within its 2007 Form 10-KSB filing.

M&F BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Condensed Financial Statements, Continued

In February 2006, the Emerging Issues Task Force (“EITF”) released Issue 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements (“EITF 06-4”). EITF 06-4 discussed the diversity in practice regarding the accounting for a postretirement benefit associated with an endorsement split-dollar insurance arrangement, specifically whether a company should record a liability for the obligation associated with the postretirement benefit that is being provided either in the form of a substantive agreement to maintain a life insurance policy during the employee’s retirement or to provide a future death benefit (collectively, the “Postretirement Benefits”). On September 7, 2006, the EITF affirmed a consensus that a liability should be recorded for any committed Postretirement Benefits in accordance with existing guidance pursuant to SFAS 106, Employers’ Accounting for Postretirement Benefits Other Than Pensions or Accounting Principles Board Opinion No. 12, Omnibus Opinion – 1967 (Deferred Compensation Contracts), and is effective for fiscal years beginning after December 15, 2007. The Company will continue to monitor this issue, will evaluate the impact, if any, on its consolidated financial position, and consolidated results of operations. The Bank is a party to certain split-dollar arrangements with three current or former executives.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets”. This Statement amends SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, and requires that all separately recognized servicing assets and servicing liabilities be initially measured at fair value, if practicable, and permits the entities to elect either fair value measurement with changes in fair value reflected in earnings or the amortization and impairment requirements of SFAS No. 140 for subsequent measurement. The subsequent measurement of separately recognized servicing assets and servicing liabilities at fair value eliminates the necessity for entities that manage the risks inherent in servicing assets and servicing liabilities with derivatives to qualify for hedge accounting treatment and eliminates the characterization of declines in fair value as impairments or direct write-downs. This Statement was effective as of the beginning of an entity’s first fiscal year that began after September 15, 2006. Adoption of this new accounting standard did not have a material impact on its consolidated financial condition or consolidated results of operations.

In September 2006, the EITF released Issue 06-5, Accounting for Purchased of Life Insurance – Determining the Amount that could be Realized in Accordance with FASB Technical Bulletin 85-4, Accounting for Purchases of Life Insurance. EITF 06-5 discussed the diversity in practice regarding consideration of any additional amounts (other than cash surrender value) included in the contractual terms of the policy in determining the amount that could be realized under the insurance contract. On September 7, 2006, the EITF confirmed a consensus that a policyholder should determine the amount that could be realized under an insurance contract assuming the surrender on a policy-by-policy basis. Amounts that are recoverable by the policyholder at the discretion of the insurance company should be excluded from the amount that could be realized. Amounts recoverable by the policyholder in periods beyond one year from the surrender of the policy should be discounted utilizing an appropriate rate of interest. EITF 06-5 was effective for fiscal years that began after December 15, 2006. The adoption of EITF 06-5 had no effect on the accompanying consolidated condensed financial statements.

The Company adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes (“FIN 48”) on January 1, 2007. FIN 48 requires the Company to review outstanding tax positions and establish a liability in its consolidated balance sheet for those positions that more likely than not, based on technical merits, would not be sustained upon examination by taxing authorities. The Company files U.S. federal income tax returns and state income tax returns in North Carolina. Based on the statue of limitations, the Company is no longer subject to U.S. federal and state examinations by tax authorities for years before 2003. Based on the review of the tax returns filed for the years 2003 through 2005 and the deferred tax positions benefits accrued in the 2006 annual consolidated financial statements, management determined that all tax positions taken had a probability of greater than 50% of being sustained and that 100% of the benefits accrued were expected to be realized. As described in Note 11, the Company filed the Election in the first quarter of 2007 to effect a change in method having an aggregate tax-effected value of $ 270 thousand.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements. This statement provides a single definition of fair value, a framework for measuring fair value, and expanded disclosures concerning fair value. Previously, different definitions of fair value were contained in various accounting pronouncements creating inconsistencies in measurement and disclosures. SFAS No. 157 applies under those previously issued pronouncements that prescribe fair value as the relevant measure of value, except SFAS No. 123(R) and related interpretations and pronouncements that require or permit measurement similar to fair value but are not intended to measure fair value. This pronouncement is effective for fiscal years beginning after November 15, 2007. The Company is evaluating the impact of this new standard, but currently believes that adoption will not have a material impact on its consolidated financial condition or consolidated results of operations.

M&F BANCORP, INC. AND SUBSIDIARY

Notes to Consolidated Condensed Financial Statements, Concluded

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (including an amendment of SFAS No. 115). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of this statement is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities at their respective fair values without having to apply complex hedge accounting provisions. An early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157, Fair Value Measurements. The choice by an entity to adopt early must be made within 120 days of the beginning of the fiscal year of adoption, provided the entity has not yet issued interim financial statements. The Company elected not to early adopt SFAS No. 159.

14.	Pending Acquisition

On August 9, 2007, the Company and the Bank entered into an agreement and plan of reorganization and merger (the “Definitive Agreement”) with Mutual Community Savings Bank, Inc., SSB, (“Mutual”), which provides for the merger of Mutual with and into the Bank. Under the terms of the Definitive Agreement, the shareholders of Mutual will receive one share of the Company’s common stock in exchange for one share of Mutual common stock. The proposed merger is subject to the approval of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks, and the Registration Statement to be filed by the Company for the offering of its shares to Mutual’s shareholders is subject to review by the SEC and issuance of an order by the SEC declaring it effective. As of September 30, 2007, $152 thousand in direct due diligence costs have been capitalized and are included within Other Assets. It is anticipated that the acquisition will close in the first quarter of fiscal 2008, subject to the approval of regulatory authorities and Mutual’s shareholders.

15.	Subsequent Event

On November 7, 2007, the Company received approval from a financial institution for a $5.000 million financing commitment. The commitment terms include the following: a variable-rate interest, with interest only payable on a quarterly basis for two years and a ten year principal and interest payment schedule thereafter. Borrowings on the line of credit will be secured by the stock of the Bank.

********

M&F BANCORP, INC. AND SUBSIDIARY

Item 2 — Management’s Discussion and Analysis of Financial Condition and Results of Operations

Overview

Management’s Discussion and Analysis is provided to assist readers in understanding and evaluating the Company’s results of operations and financial condition. The following discussion is intended to provide a general overview of the Company’s performance for the three- and nine-month periods ended September 30, 2007, with the same periods in 2006. Readers seeking a more in-depth discussion are invited to read the more detailed discussions below, as well as the consolidated condensed financial statements and related notes included under Item 1 of this quarterly report. All information presented is consolidated data unless otherwise specified.

Financial Highlights for the Quarterly Periods

	Three Months Ended September 30,			Nine Months Ended September 30,
dollars in thousand, except per share data (unaudited)	2007	2006	% Change	2007	2006	% Change
Earnings:
Net interest income	$2,159	$2,369	(8.86)%	$6,719	$7,414	(9.37)%
Provisions (credit) for loan losses	$10	$26	(61.54)%	$59	$(179)	132.96%
Noninterest income	$697	$540	29.07%	$2,117	$1,760	20.28%
Noninterest expense	$2,320	$2,555	(9.20)%	$7,630	$7,509	1.61%
Net income	$429	$390	10.00%	$934	$1,434	(34.87)%

Net income per share:
Basic	$0.25	$0.23	8.70%	$0.55	$0.85	(35.29)%
Diluted	$0.25	$0.23	8.70%	$0.55	$0.84	(34.52)%

Average for period:
Assets	$235,694	$242,032	(2.62)%	$250,241	$239,802	4.35%
Loans	$147,354	$161,842	(8.95)%	$151,329	$163,991	(7.72)%
Deposits	$157,417	$167,403	(5.97)%	$173,470	$162,695	6.62%
Shareholders’ equity	$21,892	$21,338	2.60%	$21,872	$20,969	4.31%

Ratios:
Return on average assets (annualized)	0.73%	0.64%	14.06%	0.50%	0.80%	(37.50)%
Return on average equity (annualized)	7.84%	7.31%	7.25%	5.69%	9.12%	(37.61)%
Average equity to average assets	9.29%	8.82%	5.33%	8.74%	8.74%	0.00%
Efficiency ratio	81.23%	87.83%	(7.51)%	86.35%	81.85%	5.50%

Forward-Looking Statements

When used in this report, the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project” or other similar expressions or the negative thereof are intended to identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Bank’s market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans and deposits in the Bank’s market area, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. The Company wishes to advise readers that such risks and uncertainties, including the factors listed above could affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

M&F BANCORP, INC. AND SUBSIDIARY

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or occurrences after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Critical Accounting Policies

The accounting and reporting policies of the Company are in accordance with US GAAP and conform to general practices within the banking industry. The significant accounting policies of the Company are discussed in detail in Note 1 to the consolidated financial statements included in the Company’s 2006 Annual Report on Form 10-KSB. Following is a summary of certain of those policies.

Certain accounting policies require us to make significant estimates and assumptions, which have a material impact on the carrying value of certain assets and liabilities, and we consider these to be critical accounting policies. Four of the more critical accounting and reporting policies include the Company’s accounting for the allowances for loan losses, investment securities, periodic cost attributable to certain employees’ benefits and income taxes. The estimates and assumptions we use are based on historical experience, current information and other factors, which we believe to be reasonable under the circumstances. Actual results could differ significantly from these estimates and assumptions, which could have a material impact on the carrying value of assets and liabilities as of the balance sheet dates and the results of operations for the reporting periods.

Allowance for Loan Losses

In originating loans, the Bank recognizes that credit losses will be experienced and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan and, in the case of a secured loan, the quality of the security for the loan as well as general economic conditions. It is management’s policy to maintain an adequate allowance for loan losses based on, among other things, the Bank’s historical loan loss experience, evaluation of economic conditions and regular review of delinquencies and loan portfolio quality.

The Bank prepares a quarterly analysis of the allowance for loan losses, with the objective of quantifying portfolio risk as a dollar amount. The determination of the allowance for loan losses is based on eight qualitative factors and one quantitative factor for each category and type of loan, along with any specific allowance for adversely classified loans within each category. Each factor is assigned a percentage weight and that total weight is applied to each loan category. Factors and associated weighting are different for each category. Qualitative factors include: levels and trends in delinquencies and nonaccrual loans; trends in volumes and terms of loans; effects of any changes in lending policies; the experience, ability and depth of management; national and local economic trends and conditions; concentrations of credit; quality of the Bank’s loan review system; and regulatory requirements. The total allowance thus changes as the percentage weight assigned to each factor is increased or decreased due to the particular circumstances, as the various types and categories of loans change as a percentage of total loans and as specific allowances are required due to increases in adversely classified loans. See Note 1 to the consolidated financial statements for the year ended December 31, 2006 in the Company’s 2006 Annual Report on Form 10-KSB for additional information regarding the determination of the provision and allowance for loan losses.

The Bank follows the guidance of SFAS No. 5, Accounting for Contingencies and SFAS No. 114, Accounting by Creditors for Impairment of a Loan, as amended by SFAS No. 118, Accounting by Creditors for Impairment of a Loan—Income Recognition and Disclosures. SFAS No. 5 requires that losses be accrued when they are probable of occurring and estimatable. SFAS No. 114 requires that impaired loans, within its scope, be measured based on the present value of expected future cash flows discounted at the loan’s effective interest rate, except that as a practical expedient, a creditor may measure impairment based on a loan’s observable market price, or the fair value of the collateral, if the loan is collateral dependent. SFAS No. 114 excludes smaller balance and homogeneous loans, which are collectively evaluated for impairment, from impairment reporting. Therefore, the Bank has designated consumer and residential mortgage loans to be excluded for this purpose. From the remaining loan portfolio, loans rated as doubtful, or worse, classified as nonaccrual, and troubled debt restructurings are evaluated for impairment.

Loans are evaluated for nonaccrual status when principal or interest is delinquent for 90 days or more and are placed on nonaccrual status when a loan is specifically determined to be impaired. Any unpaid interest previously accrued on those loans is reversed from income. Any interest payments subsequently received are recognized as income unless, in management’s opinion, a potential for loss remains. Interest payments received on loans, where management believes a potential for loss remains, are applied as a reduction of the loan principal balance.

Management actively monitors the Bank’s asset quality, charges off loans against the allowance for loan losses when appropriate and provides specific loss reserves when necessary. Although management believes it uses the best current information available to make determinations with respect to the allowance for loan losses, future adjustments may be necessary if economic or other qualitative factors differ substantially from the conditions in the assumptions used in making the initial determinations.

M&F BANCORP, INC. AND SUBSIDIARY

Investment Securities

Debt securities, not classified as either “held to maturity” securities or “trading” securities, and equity securities, not classified as trading securities, are classified as “available for sale securities” and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of consolidated shareholders’ equity in accumulated other comprehensive loss. The fair values of these securities are based on quoted market prices, dealer quotes and prices obtained from independent pricing services. Available for sale and held to maturity securities, as well as investments included within other invested assets, are reviewed quarterly for possible other than temporary decline in value. The review is inherently subjective as it requires material estimates and judgments, including an analysis of the facts and circumstances of each individual investment such as the length of time the fair value has been below cost, the expectation for that security’s performance, the credit worthiness of the issuer and the Company’s ability and intent to hold the security to maturity. Declines in the fair value of the individual held to maturity and available for sale securities below their costs that are other than temporary result in write-downs of the individual securities to their respective fair value. Any related write-downs would be included in consolidated earnings as realized losses.

Defined Benefit Plans

The Bank sponsors a qualified defined benefit cash balance pension plan (the “Qualified Plan”), which covers substantially all full time employees and a Supplemental Executive Retirement Plan (the “SERP”), a non-qualified, unfunded plan to provide benefits to a select group of current and former, highly compensated employees. The SERP provides benefits that would otherwise be provided under the Qualified Plan but for maximum benefit and compensation limits applicable under the Internal Revenue Code of 1986, as amended.

The benefit cost and obligation are dependent on numerous factors resulting from actual plan experience and assumptions of future experiences. The assumptions include discount rates, inflation, salary growth and long-term return on plan assets.

Income Taxes

During the first quarter of each year, the Company develops its expected annual effective income tax rate (the “Annual Effective Tax Rate”). Provisions for interim period income taxes are based on amounts reported in the consolidated condensed statements of operations (after exclusion of non-taxable income such as interest on state and municipal securities) utilizing the Annual Effective Tax Rate, unless circumstances change during the year, in which case the expected effective tax rate is adjusted.

The Company makes judgments regarding the recoverability of its recorded deferred tax assets. In accordance with SFAS 109, Accounting for Income Taxes, the carrying value of the net deferred tax assets is based on the belief that it is “more likely than not” that the Company will generate sufficient future taxable income to realize these deferred tax assets after consideration of all available evidence. The Company regularly reviews its deferred tax assets for recoverability considering historical profitability, projected future taxable income, and the expected timing of the reversals of existing temporary differences and tax planning strategies.

Valuation allowances have been established for deferred tax assets, which the Company believes do not meet the “more likely than not” criteria established by SFAS 109. If the Company is subsequently able to utilize all or a portion of the deferred tax assets for which a valuation allowance has been established, then the Company may be required to recognize these deferred tax assets through the reduction of the valuation allowance which would result in a material benefit to its results of operations in the period in which the benefit is determined, excluding the recognition of the portion of the valuation allowance which relates to net deferred tax assets acquired in a business combination, were created as a result of share-based payments or were associated with components of Other Comprehensive Loss (“OCL”). The recognition of the portion of the valuation allowance related to net deferred tax assets associated with components of other comprehensive loss is recognized within OCL.

M&F BANCORP, INC. AND SUBSIDIARY

Executive Overview

The Company generated the majority of its income in the first nine months of 2007 and 2006 from traditional banking services—lending and deposit services. The Company continued to execute management’s strategy of targeting commercial business, diversifying the customer base, pursuing strategic relationships for deposits and increasing variable rate products.

As management looks to the fourth quarter of 2007, it remains focused on the following areas:

•

Fully leveraging recent technology enhancements, including the core information and ancillary systems migration, including automation of processes and creation of management information systems, the opportunity to expand the Bank’s virtual footprint in the era of electronic banking, as well as to provide a foundation for introduction of new products and services,

•	Reinvigorating relationship banking, with the goal of linking organic loan growth and related core deposit capture,

•	Asset quality, continuing the marked improvement experienced in 2006,

•	Interest rate volatility, managing associated risk through a more focused and effective asset liability management process,

•	Improving operating efficiency via its people, process and systems, and

•	Establishing a strategic planning process.

The Company is also proceeding with its proposed acquisition of Mutual. Efforts, in process, include:

•	Completing the necessary applications to obtain State and Federal regulatory approval,

•	Identifying the key areas for integration efforts, pertaining to staffing and bank operations, and

•	Establishing a transition team providing oversight for the acquisition.

Financial Condition

Total assets decreased 15%, or $40.385 million, to $227.623 million as of September 30, 2007 from $268.008 million at December 31, 2006. Cash and cash equivalents decreased $24.722 million or 66%, to $12.738 million as of September 30, 2007, compared to $37.460 million at December 31, 2006. Loans decreased 10.0%, or $16.546 million, to $144.968 million as of September 30, 2007, from $161.514 million as of December 31, 2006. This decrease was primarily the result of significantly higher loan prepayments coupled with a lower volume of loan originations. For the nine months ended September 30, 2007, gross loan originations were $11.400 million. The decrease in loan originations was also accompanied by higher than expected loan prepayments and scheduled principal repayments of $27.100 million for the same period, the majority of which occurred within the first quarter of 2007.

The investment portfolio balance as of September 30, 2007 was $55.130 million compared to $53.229 million as of December 31, 2006, a net increase of $1.901 million, or 4%. During the first quarter of 2007, the Bank purchased investment securities in connection with its ongoing liquidity management process. During the second and third quarters of 2007, the proceeds of all principal collections, maturities and calls, $17.124 million in aggregate, were utilized to fund the planned run-off of certain pending high interest rate internet deposits, as more fully discussed below. The entire investment portfolio was classified as available-for-sale as of September 30, 2007 and December 31, 2006, respectively, and was comprised of investment-grade securities. All securities purchased during the nine month period ended September 30, 2007, were classified as available-for-sale.

Deposits decreased 18%, or $40.375 million, to $183.454 million as of September 30, 2007 from $223.829 million at December 31, 2006, due primarily to the decrease in interest-bearing deposits. During the nine months ended September 30, 2007, internet deposits decreased $29.027 million to $2.776 million, as a result of management’s conscious efforts to reduce this high cost source of funding.

Total shareholders’ equity increased to $22.241 million as of September 30, 2007, compared with $21.762 million as of December 31, 2006. The increase was composed of net income for the nine months ended of $0.934 million offset by dividends declared of $0.253 million and other comprehensive loss of $0.202 million.

M&F BANCORP, INC. AND SUBSIDIARY

Results of Operations – Comparison of the nine months ended September 30, 2007 and 2006

Net income for the nine months ended September 30, 2007 decreased $0.500 million or 35% to $0.934 million, compared to net income of $1.434 million for the same period in 2006. Total interest income was $11.680 million for the nine months ended September 30, 2007, compared to $ 11.465 million for the comparable period in 2006, an increase of $.215 million or 2%.

Interest income on loans decreased $0.753 million or 8% primarily due to the decrease in loans outstanding. Average yield on the loan portfolio fell by 4 basis points to 7.48% for the nine months ended September 30, 2007 from 7.52% for the same period in 2006, coupled with a decrease in average loans outstanding to $151.329 million as of September 30, 2007 from $163.991 million as of September 30, 2006. Interest income on investment securities increased $1.233 million, when comparing the nine months ended September 30, 2007 with the same period in 2006. This increase was the result of an increase in the investment securities portfolio from 2006 to 2007. The fully taxable equivalent yield on the nontaxable portion of the securities portfolio for the period ended September 30, 2007, increased to 5.93% from a yield of 5.25% for the same period in 2006.

Total interest expense increased $0.910 million for the nine months ended September 30, 2007, from $4.051 million for the nine months ended September 30, 2006. The increase in interest expense is primarily the result of a higher base of average deposits coupled with time deposits repricing during the nine months ended September 30, 2007 at higher rates. The rates paid on interest-bearing deposits were 3.34% for the nine months ended September 30, 2007, as compared to 2.83% for the comparable period in 2006. During 2003, the Company began to utilize an internet-based deposit acquisition program with QwickRate®, a CD listing service. As of September 30, 2007 and December 31, 2006, CDs outstanding through this program were $2.776 million with an average rate of 5.54% and $31.803 million with an average rate of 5.49%, respectively. During the nine month period ending September 30, 2007, all maturities in the aggregate amount of $29.027 million were not renewed.

During the nine months ended September 30, 2007, the Bank increased the loan loss provision by $0.059 million as compared to a $0.179 million reduction during the nine months ended September 30, 2006. The provision for loan losses is the result of management’s assessment of the adequacy as more fully discussed within the “Critical Accounting Policies.”

M&F BANCORP, INC. AND SUBSIDIARY

AVERAGE BALANCES AND INTEREST INCOME ANALYSIS

For the nine months ended September 30,

	2007			2006
dollars in thousands	Average Balance(1)	Average Yield/ Cost(1)	Interest Income/ Expense	Average Balance(1)	Average Yield/ Cost(1)	Interest Income/ Expense
Assets
Loans(2)	$151,329	7.48%	$8,491	$163,991	7.52%	$9,244
Taxable securities	9,566	5.35%	384	3,684	8.40%	232
Nontaxable securities(3)	51,213	5.24%	2,011	28,692	4.32%	930
Interest-bearing deposits	21,134	5.01%	794	29,604	4.77%	1,059

Total interest-earning assets	233,242	6.68%	11,680	225,971	6.76%	11,465

Allowance for loan losses	(2,506)			(2,722)
Cash and due from banks	4,277			4,517
All other assets	15,228			12,036

Total Assets	$250,241			$239,802

Liabilities and Shareholders’ Equity
NOW deposits	$22,258	1.43%	$239	$24,441	5.20%	$953
Savings deposits, including MMDA	57,314	2.01%	862	57,918	1.75%	760
Time deposits	93,898	4.60%	3,242	80,336	2.89%	1,739

Interest-bearing deposits	173,470	3.34%	4,343	162,695	2.83%	3,452
Borrowings	17,887	4.61%	618	17,599	4.54%	599

Total interest-bearing liabilities	191,357	3.46%	4,961	180,294	3.00%	4,051

Noninterest-bearing deposits	34,549			32,659
Other liabilities	2,463			5,880
Shareholders’ equity	21,872			20,969

Total liabilities and shareholders’ equity
	$250,241			$239,802

Net yield on earning assets and net interest income(3)(4)		3.84%	$6,719		4.37%	$7,414

Interest rate spread(5)		3.22%			3.76%

1.	Average balances and average yield/cost data for 2007 were calculated on a quarterly basis. Average balances and average yield/ costs data for 2006 were calculated on a quarterly basis as it was not practical to compute average daily balances.
2.	Nonaccrual loans have been included.
3.	Yields on nontaxable investments, adjusted to a tax equivalent basis using combined tax rate of 38.55%; federal rate of 34% and State rate of 6.90% for September 30, 2007 and 2006, were as follows for the nine months ended September 30, 2007 and 2006, respectively:

	2007	2006
U.S. Government agency securities	5.72%	4.24%
State and County Municipal securities (Issued outside North Carolina)	6.26%	7.00%
State and County Municipal securities (Issued within North Carolina)	6.51%	7.37%

Weighted average	5.93%	5.25%

4.	Net yield on earning assets is computed by dividing net interest earned by average earning assets.
5.	The interest rate spread is the interest earning assets rate less the interest earning liabilities rate.

M&F BANCORP, INC. AND SUBSIDIARY

Noninterest income during the nine months ended September 30, 2007 increased by $ 0.357 million, or 20%, to $2.117 million during the nine month period ended September 30, 2007, as compared with $ 1.760 million for the same period in 2006. The increase was due primarily to net realized gains on the disposal of investment securities of $0.244 million compared to net losses of $0.032 million for the comparable period in 2006, a gain of $0.097 million on a sale of a loan and a gain on the sale of other real estate owned of $0.250 million, during 2007. There were no sales of loans or other real estate owned during the nine months ended September 30, 2006. In addition, service charges and rental income decreased by $0.139 million and $0.157 million, respectively, from the nine month period in 2006.

Noninterest expense increased $0.121 million or 2%, to $ 7.630 million during the first nine months of 2007, as compared with $ 7.509 million for the nine months ended September 30, 2006. Expenses, in the form of equipment and information technology, associated with the core information and ancillary systems migration which occurred on April 19, 2007, is the primary reason for this increase.

Income tax expense was $0.213 million for the nine months ended September 30, 2007 compared to income tax expense of $0.410 million for the same period in 2006. The effective tax rate for the nine months ended September 30, 2007 was approximately 18.57% compared to an effective tax rate of approximately 22.23% for the same period in 2006. The decrease in the effective tax rate for 2007 from that experienced in 2006 is due to a higher level of losses at the parent company level for which only a federal tax benefit is provided at 34.00% (net of valuation allowance for state purposes), coupled with a lower level of pre-tax income at the Bank and an increased level of tax preferenced investment income.

Results of Operations – Comparison for the three months ended September 30, 2007 and 2006

Net income for the three months ended September 30, 2007, increased $0.039 million, or 10%, to $0.429 million, compared to net income of $0.390 million for the same period in 2006.

Total interest income decreased $0.228 million or 6%, to $ 3.674 million for the three months ended September 30, 2007, compared to $3.902 million for the comparable period in 2006. Interest income on loans decreased $0.281 million primarily due to a decrease in average loans outstanding to $147.354 million from $161.842 million, coupled with a decrease in yield from 7.49% to 7.47% for the three months ended September 30, 2006 and 2007, respectively. Interest income on securities increased $0.271 million or 54%, when comparing the three months ended September 30, 2007 with the same period in 2006. This increase was the result of an increase in the investment securities portfolio from 2006 to 2007. The fully taxable equivalent yield on the nontaxable portion of the securities portfolio for the period ended September 30, 2007, increased to 6.03% from a yield of 5.57% for the same period in 2006. Total interest expense decreased by $0.018 million for the three months ended September 30, 2007 compared to the same period in 2006. During the three months ended September 30, 2007, the Bank modestly decreased the loan loss provision from the three months ended September 30, 2006. The provision for loan losses is the result of management’s assessment of the Bank’s delinquency ratios, non-performing assets, charge-off history, and composition of loans in the portfolio.

M&F BANCORP, INC. AND SUBSIDIARY

AVERAGE BALANCES AND INTEREST INCOME ANALYSIS

For the three months ended September 30,

	2007			2006
dollars in thousands	Average Balance(1)	Average Yield/ Cost(1)	Interest Income/ Expense	Average Balance(1)	Average Yield/ Cost(1)	Interest Income/ Expense
Assets
Loans(2)	$147,354	7.47%	$2,750	$161,842	7.49%	$3,031
Taxable securities	10,818	5.29%	143	3,176	4.53%	36
Nontaxable securities(3)	48,148	5.23%	630	36,387	5.12%	466
Interest-bearing deposits	12,060	5.01%	151	29,913	4.93%	369

Total interest-earning assets	218,380	6.73%	3,674	231,318	6.75%	3,902

Allowance for loan losses	(2,530)			(2,531)
Cash and due from banks	4,111			3,723
All other assets	15,733			9,522

Total Assets	$235,694			$242,032

Liabilities and Shareholders’ Equity
NOW deposits	$21,346	1.57%	$84	$24,147	1.16%	$70
Savings deposits, including MMDA	48,560	1.86%	226	62,593	1.92%	300
Time deposits	87,511	4.59%	1,004	80,663	4.77%	962

Interest-bearing deposits	157,417	3.34%	1,314	167,403	3.18%	1,332
Borrowings	17,752	4.53%	201	17,594	4.57%	201

Total interest-bearing liabilities	175,169	3.46%	1,515	184,997	3.31%	1,533

Noninterest-bearing deposits	35,118			31,530
Other liabilities	3,515			4,167
Shareholders’ equity	21,892			21,338

Total liabilities and shareholders’ equity
	$235,694			$242,032

Net yield on earning assets and net interest income(3)(4)		3.95%	$2,159		4.10%	$2,369

Interest rate spread(5)		3.27%			3.43%

1.	Average balances and average yield/cost data for 2007 were calculated on a quarterly basis. Average balances and average yield/ costs for 2006 were calculated on a quarterly basis as it was not practical to compute average daily balances.
2.	Nonaccrual loans have been included.
3.	Yields on nontaxable investments, adjusted to a tax equivalent basis using combined tax rate of 38.55%; federal rate of 34% and State rate of 6.90% for September 30, 2007 and 2006, were as follows for the nine months ended September 30, 2007 and 2006, respectively:

	2007	2006
U.S. Government agency securities	5.83%	4.36%
State and County Municipal securities (Issued outside North Carolina)	6.28%	6.86%
State and County Municipal securities (Issued within North Carolina)	6.61%	8.69%

Weighted average	6.03%	5.57%

4.	Net yield on earning assets is computed by dividing net interest earned by average earning assets.
5.	The interest rate spread is the interest earning assets rate less the interest earning liabilities rate.

M&F BANCORP, INC. AND SUBSIDIARY

Noninterest income during the three months ended September 30, 2007 increased $0.157 million, or 29% to $.0697 million from $0.540 million for the same period in the prior year, due to a $0.250 million net gain on the sale of other real estate owned, offset by decreases in other components on noninterest income (primarily rental income and cash surrender value of life insurance). There were no sales of other real estate owned for the three months ended September 30, 2006.

Noninterest expense during the three months ended September 30, 2007, decreased $0.235 million, or 9%, to $2.320 million from $2.555 million for the same period in 2006, due primarily to decreases in equipment and dues, and subscription expenses.

Income tax expense was $0.097 million for the three months ended September 30, 2007, compared to income tax benefit of $.062 million for the same period in 2006. The effective tax rate for the three months ended September 30, 2007 was 18.44%. During the quarter ended September 30, 2006, the Company reversed a valuation allowance on a recorded net deferred asset. The effect of reversing this valuation allowance was to decrease income tax expense by $0.100 million, resulting in a tax benefit for the quarter. The effective tax rate, excluding the effect of reversing the tax valuation allowance, was 11.59%.

Asset Quality

Loan Portfolio and Adequacy of the Allowances for Loan Losses

The allowance for loan losses was calculated based upon an evaluation of pertinent factors underlying the types and qualities of the Bank’s loans. Management considers such factors as the repayment status of a loan, the estimated net realizable value of the underlying collateral, the borrower’s current ability to repay the loan, current and anticipated economic conditions which might affect the borrower’s ability to repay the loan and the Bank’s past statistical history concerning charge-offs. The allowance for loan losses as of September 30, 2007, was $2.302 million or 1.59% of total loans outstanding, compared with the $2.501 million or 1.55% of total loans outstanding as of December 31, 2006. The loan loss allowance as of September 30, 2007, as a percentage of total loans, increased based on the result of management’s assessment of the Bank’s delinquency ratios, charge-off history, and the composition of loans in the portfolio as well as the impact of certain loans achieving unclassified status as of September 30, 2007. Management also considered nonperforming assets and total classified assets in establishing the allowance for loan losses.

The allowance for loan losses is maintained at a level sufficient to absorb probable loan losses inherent in the loan portfolio. The allowance is increased by charges to earnings in the form of provisions for loan losses and recoveries of loan charge-offs, and decreased by loans charged off. The provision is calculated to bring the allowance to a level, which according to a systematic process of measurement, reflects the amount management estimates is needed to absorb probable losses within the portfolio. Loans are charged against the allowance when management determines whether a loan is uncollectible based on approved corporate loan policies. Loans determined to be classified as loss are charged to the allowance at 100% of the remaining principal balance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective, as it requires estimates that are susceptible to significant revision as more information becomes available.

For additional information and an analysis of the allowances for loan losses as of September 30, 2007 and 2006, please read Footnote 6 accompanying the consolidated condensed financial statements herein.

Nonperforming Assets

As a result of concerns over the asset quality of the Bank’s loan portfolio initially raised during prior regulatory exams, management has made continual enhancements to the Bank’s loan policies, including more closely monitoring loan documentation prior to and after loan closings, diversification of the loan portfolio, and reacting in a timelier manner to borrowers with weakened financial conditions. Each of these activities, among others, is being utilized to more closely monitor the adequacy of the Bank’s allowance for loan losses.

The ratio of nonperforming assets to total assets is one indicator of the exposure to credit risk. Nonperforming assets of the Company consist of non-accrual loans, accruing loans delinquent 90 days or more, restructured loans, and foreclosed assets, which have been acquired as a result of foreclosure or deed-in-lieu-of foreclosure.

For additional information regarding nonperforming assets as of September 30, 2007 and December 31, 2006, please read Footnote 5 accompanying the consolidated condensed financial statements herein.

M&F BANCORP, INC. AND SUBSIDIARY

Non-accrual loans increased from $0.405 million as of December 31, 2006 to $ 1.526 million as of September 30, 2007. Management considers the allowance for loan losses of $ 2.302 million as of September 30, 2007 to be sufficient to cover the probable loan losses. Management will continue to monitor all nonaccrual loan relationships to gain visibility to improvement in borrowers’ cash flow and to maintain the value of any underlying collateral. In addition, significant loans in nonaccrual status or in excess of 90 days delinquent for a period of one year or more are required to have a new appraisal performed to reevaluate the underlying collateral.

There were no restructured loans as of September 30, 2007 or as of December 31, 2006.

Liquidity and Capital Resources

Liquidity, Interest Rate Sensitivity and Market Risks

The objectives of the Bank’s liquidity management policy include providing adequate funds to meet the needs of depositors and borrowers at all times, as well as providing funds to meet the basic needs for on-going operations of the Bank and regulatory requirements. The Bank’s liquidity position decreased from 21.97% as of December 31, 2006 to 11.08% as of September 30, 2007. The liquidity ratio is defined as the sum of net cash, overnight funds, and unpledged, marketable U.S. government and agency securities with remaining stated maturities of less than one year divided by the sum of net deposits and short-term borrowings (less the full amount of pledged deposits). Management believes that core deposit activity, available borrowing capacity from the FHLB and Fed Funds lines accommodations will be adequate to meet the short-and long-term liquidity needs of the Bank.

The Bank places great significance on monitoring and managing its asset/liability position. The Bank’s policy for managing its interest margin (or net yield on interest-earning assets) is to maximize net interest income while maintaining a stable deposit base. The Bank’s deposit base has not historically been subject to the levels of volatility experienced in national financial markets in recent years; however, the Bank does realize the importance of minimizing such volatility while at the same time maintaining and improving earnings. During 2007, the Bank has been actively managing its liquidity to a lower level in association with the planned shrinkage of its balance sheet as high cost internet deposits are run-off. Gap analysis, a common method historically used to estimate interest rate sensitivity, measures the difference or gap between the volume of interest-earning assets and interest-bearing liabilities repricing over various time periods. However, this method addresses only the magnitude of funding mismatches and does not address the magnitude or relative timing of interest rate changes.

Interest-bearing liabilities and variable rate loans are generally repriced to current market rates. The Bank’s balance sheet is liability-sensitive; meaning that in a given period there will be more liabilities than assets subject to immediate repricing as market rates change. Because most of the Bank’s loans are fixed rate mortgages, they reprice less rapidly than rate sensitive interest-bearing deposits. In addition to the gap analysis described above, the Bank uses a modeling technique which projects net interest income under varying interest rate scenarios and the theoretical impact of immediate and sustained rate changes referred to as “rate shocks.” “Rate shocks” measure the estimated theoretical impact on the Bank’s tax equivalent net interest income and market value of equity from hypothetical immediate changes in interest rates as compared to the estimated theoretical impact of rates remaining unchanged. The prospective effects of these hypothetical interest rate changes are based upon numerous assumptions including relative and estimated levels of key interest rates.

During 2007, the Bank has experienced changes in the mix of its interest-bearing assets and liabilities along with changes in the average rate associated with each component. For quantification of the associated rate sensitivity, see the Average Balances and Interest Income Analyses for the nine month and three month periods ended September 30, 2007 and 2006 on pages 23 and 25, respectively.

Capital Resources

The Company is subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated condensed financial statements. As of September 30, 2007 and December 31, 2006, respectively, the regulatory capital levels of the Company and of the Bank were as indicated below:

M&F BANCORP, INC. AND SUBSIDIARY

	September 30, 2007
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provision
dollars in thousands	Amount	Ratio	Amount	Ratio	Amount		Ratio
Total capital (to risk weighted assets)
The Company	$24,773	14.38%	$13,807	8.00%		N/A
The Bank	$24,501	14.23%	$13,780	8.00%	$17,225		10.00%

Tier 1 (to risk weighted assets)
The Company	$22,618	13.13%	$6,904	4.00%		N/A
The Bank	$22,348	12.97%	$6,890	4.00%	$10,335		6.00%

Tier 1 (to average total assets)
The Company	$22,618	9.61%	$9,410	4.00%		N/A
The Bank	$22,348	9.51%	$9,396	4.00%	$11,745		5.00%

	December 31, 2006
	Actual		For Capital Adequacy Purposes		To Be Well Capitalized Under Prompt Corrective Action Provision
dollars in thousands	Amount	Ratio	Amount	Ratio	Amount		Ratio
Total capital (to risk weighted assets)
The Company	$24,435	12.88%	$15,175	8.00%		n/a
The Bank	$24,219	12.78%	$15,162	8.00%	$18,952		10.00%

Tier 1 (to risk weighted assets)
The Company	$21,927	11.56%	$7,588	4.00%		n/a
The Bank	$21,713	11.46%	$7,581	4.00%	$11,371		6.00%

Tier 1 (to average total assets)
The Company	$21,927	8.73%	$10,052	4.00%		n/a
The Bank	$21,713	8.65%	$10,045	4.00%	$12,556		5.00%

M&F BANCORP, INC. AND SUBSIDIARY

The FDIC and the Commissioner completed an examination during 2006. As a result of this examination, the Bank agreed to, among other things, improve loan asset quality, underwriting and credit administration, increase liquidity, review all overhead costs, continue to evaluate the allowance for loan losses due to increases in the level of classified loans and more closely monitor capital ratios and requirements. Management has reported to the regulators and the Bank’s Board on a quarterly basis with respect to the progress of each of the specific recommendations.

The FDIC and the Commissioner also completed a joint exam of the Bank as of March 31, 2007, conducted in the third quarter of 2007. As of a result of this examination the Bank has been told that submission of quarterly reports is no longer required.

Off-Balance Sheet Arrangements:

The Bank has certain off-balance sheet arrangements comprised of unfunded loan commitments and letters of credit, as of September 30, 2007 and December 31, 2006, respectively, as outlined in the table below:

dollars in thousands	September 30, 2007	December 31, 2006
Total unfunded loan commitments	$20,569	$24,186
Letters of credit	$3,319	$3,319

Selected Categories Included in Unfunded Loan Commitments:

Minority bank loan program	$9,000	$9,000
Home equity lines	$729	$922
Consumer overdraft protection lines	$758	$879

********

M&F BANCORP, INC. AND SUBSIDIARY

Item 3 — Controls and Procedures

The Company maintains a system of internal controls and procedures designed to provide reasonable assurance as to the reliability of our published financial statements and other disclosures included in this report. The Company’s Board, operating through its audit committee, which is composed entirely of independent outside directors, provides oversight of the Company’s financial reporting and disclosure processes and other regulatory filings and public information.

The Company’s management, under the supervision and with the participation of the Company (its principal executive officer and principal accounting officer, respectively) have concluded, based on their evaluation as of the end of the period covered by this report, that the Company’s disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports filed or submitted by it under the Securities Exchange Act of 1934, as amended, is recorded, processed, summarized and reported within the time periods specified in the applicable rules and forms, and include controls and procedures designed to ensure that information required to be disclosed by the Company in such reports is accumulated and communicated to the Company’s management, including the Company, as appropriate to allow timely decisions regarding required disclosure.

There were no significant changes in internal control over financial reporting during the period covered by this report that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

********

M&F BANCORP, INC. AND SUBSIDIARY

PART II

OTHER INFORMATION

Item 1 — Legal Proceedings

In the opinion of management, the Company is not involved in any pending legal proceedings other than routine litigation incidental to its business.

Item 2 — Unregistered Sales of Equity Securities and Use of Proceeds

Not Applicable.

Item 3 — Defaults upon Senior Securities

Not Applicable.

Item 4 — Submission of Matters to a Vote of Security Holders

Not Applicable.

Item 5 — Other Information

Not Applicable.

Item 6 — Exhibits

Exhibit No.	Description
Exhibit (3)(i)	Articles of Incorporation of the Company, incorporated by reference to Exhibit (3) to the Form 10-QSB for the quarter ended September 30, 1999, filed with the SEC on November 12, 1999.

Exhibit (3)(ii)	Bylaws of the Company, incorporated by reference to Exhibit (3) to the Form 10-QSB for the quarter ended September 30, 1999, filed with the SEC on November 12, 1999.

Exhibit (3)(iii)	Amended and Restated Article III, Section 5 of the Bylaws of the Company, adopted by the shareholders on April 20, 2002, incorporated by reference to Exhibit 3(iii) to the Form 10-QSB for the quarter ended March 31, 2002, filed with the SEC on May 14, 2002.

Exhibit (3)(iv)	Amended Bylaws of the Company, adopted by the Board of the Company on September 22, 2004, incorporated by reference to Exhibit 3(iv) to the Form 10-KSB for the year ended December 31, 2005, filed with the SEC on March 31, 2006.

Exhibit (3)(v)	Amended Articles of Incorporation of the Company, adopted by the shareholders of the Company on May 3, 2000, incorporated by reference to Exhibit 3(v) to the Form 10-KSB for the year ended December 31, 2005, filed with the SEC on March 31, 2006.

Exhibit (4)	Specimen Stock Certificate, incorporated by reference to Exhibit 4 to the Form 10-KSB for the year ended December 31, 2000, filed with the SEC on April 2, 2001.

Exhibit (10)(a)	Supplemental Executive Retirement Plan incorporated by reference to Exhibit 10(f) to the Form 10-KSB for the year ended December 31, 2003, filed with the SEC on March 30, 2004.

Exhibit (10)(b)	Summary of Retirement Package Benefits for Lee Johnson, Jr. incorporated by reference to Exhibit 10(g) to the Form 10-KSB for the year ended December 31, 2004, filed with the SEC on March 31, 2005.

M&F BANCORP, INC. AND SUBSIDIARY

Exhibit No.	Description
Exhibit (10)(c)	Employment Agreement dated May 9, 2005 among Ronald Wiley, the Company and the Bank, incorporated by reference to Exhibit 99.1 to the Form 8-K filed with the SEC on May 13, 2005.

Exhibit (10)(d)	Split Dollar Life Insurance Agreement (Endorsement Method) among the Company, the Bank and Lee Johnson, Jr. dated September 2, 2003, incorporated by reference to Exhibit 10(o) to the Form 10-QSB for the quarter ended March 31, 2005, filed with the SEC on May 16, 2005.

Exhibit (10)(e)	Split Dollar Life Insurance Agreement (Endorsement Method) among the Company, the Bank and Elaine M. Small dated September 17, 2003, incorporated by reference to Exhibit 10(p) to the Form 10-QSB for the quarter ended March 31, 2005, filed with the SEC on May 16, 2005.

Exhibit (10)(f)	First Amendment to Employment Agreement among the Company, the Bank and Ronald Wiley dated September 23, 2005, incorporated by reference to Exhibit 99.1 to the Form 8-K, filed with the SEC on September 27, 2005.

Exhibit (10)(g)	Separation Agreement dated January 18, 2007 among Ronald Wiley, the Company and the Bank, incorporated by reference to Exhibit 99.1 to the Form 8-K, filed with the SEC on January 24, 2007.

Exhibit (10)(h)	Employment Agreement dated January 12, 2007 among Kim D. Saunders, the Company and the Bank, incorporated by reference to Exhibit 99.1 to the Form 8-K, filed with the SEC on January 18, 2007.

Exhibit (10)(i)	Agreement of Plan of Reorganization and Merger by and among the Company, the Bank and Mutual Community Savings Bank, Inc., SSB dated August 9, 2007 and incorporated by reference to Exhibit 2.1 to the Form 8-K, filed with the SEC on August 10, 2007.

Exhibit (31.1)	Certification of Kim D. Saunders.

Exhibit (31.2)	Certification of Allan E. Sturges.

Exhibit (32)	Certification Pursuant to 18 U.S.C. 1350.

********

M&F BANCORP, INC. AND SUBSIDIARY

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

M&F Bancorp, Inc.

Date: November 13, 2007	By:	/s/ Kim D. Saunders
Kim D. Saunders
President and Chief Executive Officer

Date: November 13, 2007	By:	/s/ Allan E. Sturges
Allan E. Sturges
Principal Accounting Officer

Exhibit 31.1

CERTIFICATIONS

I, Kim D. Saunders certify that:

1.	I have reviewed this quarterly report on Form 10-QSB of M & F Bancorp, Inc.:

2.	Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.	The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Securities Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	[Reserved];

(c)	Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.	The small business issuer’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: November 13, 2007	/s/ Kim D. Saunders
Kim D. Saunders
President and Chief Executive Officer

Exhibit 31.2

CERTIFICATIONS

I, Allan E. Sturges, certify that:

1.	I have reviewed this quarterly report on Form 10-QSB of M & F Bancorp, Inc.:

2.	Based on my knowledge, this quarterly report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3.	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4.	The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Securities Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a)	Designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	[Reserved];

(c)	Evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(d)	Disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5.	The small business issuer’s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a)	All significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b)	Any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: November 13, 2007	/s/ Allan E. Sturges
Allan E. Sturges
Principal Accounting Officer

Exhibit 32

M & F BANCORP, INC.

Certification of Periodic Financial Report

Pursuant to 18 U.S.C. Section 1350

Pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, the undersigned officers of M & F Bancorp, Inc. (the “Company”) certify that the Quarterly Report on Form 10-QSB of the Company for the quarter ended September 30, 2007 fully complies with the requirements of Section 13(a) or 15(d), as applicable, of the Securities Exchange Act of 1934 and information contained in that Form 10-QSB fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: November 13, 2007	/s/ Kim D. Saunders
Kim D. Saunders
Chief Executive Officer

Dated: November 13, 2007	/s/ Allan E. Sturges
Allan E. Sturges
Principal Accounting Officer

*	This certification is made solely for purpose of 18 U.S.C. Section 1350, subject to the knowledge standard contained therein, and not for any other purpose.

APPENDIX G

FEDERAL DEPOSIT INSURANCE CORPORATION

Washington, DC 20006

FORM 10-KSB

ANNUAL REPORT UNDER SECTION 13 OF

THE SECURITIES EXCHANGE ACT OF 1934

(Mark One)

☒	ANNUAL REPORT UNDER SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the fiscal year ended December 31, 2006

☐	TRANSITION REPORT UNDER SECTION 13 OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from              to

FDIC Certificate Number 30118

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

(Name of Small Business Issuer in Its Charter)

North Carolina	56-0333362
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

315 East Chapel Hill Street, Durham, North Carolina	27702
(Address of Principal Executive Offices)	(Zip Code)

(919) 688-1308

(Issuer’s Telephone Number, Including Area Code)

Securities registered pursuant to Section 12(b) of the Exchange Act:    None

Securities registered pursuant to Section 12(g) of the Exchange Act:    Common Stock, par value $.01 per share

                                                                                                                                                     (Title of Class)

Check whether the Issuer is not required to file reports pursuant to Section 13 or 15(d) of the Exchange Act.  ☐

Check whether the Issuer: (1) filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the past 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  YES  ☒    NO  ☐

Check if there is no disclosure of delinquent filers in response to Item 405 of Regulation S-B contained in this form, and no disclosure will be contained, to the best or registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-KSB or any amendment to this Form 10-KSB.  ☒

Check if the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  YES  ☐    NO  ☒

State Issuer’s revenues for its most recent fiscal year: $5,726,149.

The aggregate market value of the voting and non-voting common equity held by non-affiliates was $3,489,491 based on the sale price of the Registrant’s common stock on December 27, 2006, of $9.85 per share. For purposes of this calculation, the term “affiliate” refers to all executive officers and directors of the registrant and all stockholders beneficially owning more than 10% of the registrant’s common stock.

As of March 30, 2007, there were issued and outstanding 363,719 shares of the Issuer’s common stock.

Transitional Small Business Disclosure Format (check one):  YES  ☐    NO  ☒

DOCUMENTS INCORPORATED BY REFERENCE

1.	Portions of the Issuer’s 2006 Annual Report (the “Annual Report”) are incorporated by reference into Parts I and II of this Form 10-KSB.

2.	Portions of the Issuer’s Proxy Statement for the 2007 Annual Meeting of Stockholders (the “Proxy Statement”) are incorporated by reference into Part III of this Form 10-KSB.

PART I

Item 1. Description of Business

General

Mutual Community Savings Bank, Inc., SSB (“Mutual” or the “Bank”), is a state chartered savings bank in North Carolina. The Bank was founded as a North Carolina-chartered building and loan association in 1921 by a local group of black businessmen. In December 1992, Mutual converted from a North Carolina-chartered mutual savings and loan association to a North Carolina-chartered mutual savings bank and changed its name from “Mutual Savings and Loan Association” to “Mutual Community Savings Bank, SSB.” In June 1993, Mutual converted to a North Carolina-chartered stock savings bank and changed its name to “Mutual Community Savings Bank, Inc., SSB.” The Bank has acquired two minority managed financial institutions. American Federal Savings and Loan Association (“American Federal”), a $19 million savings institution, and Greensboro National Bank (“GNB”), a $17.6 million commercial bank, were acquired in 1990 and 1995, respectively.

The Bank is a member of the Federal Home Loan Bank (“FHLB”) of Atlanta, and Mutual’s deposit accounts, up to allowable amounts, are insured by the Federal Deposit Insurance Corporation (“FDIC”). The Bank’s primary business is to solicit deposit accounts and invest those funds by making loans for the purchase or refinancing of one-to-four family residential real estate. Secondary sources of funds come from the repayment of principal and interest on loans and borrowings from the FHLB. Funds are invested, to a lesser extent, by making other consumer and commercial loans and purchasing investment securities.

As a North Carolina-chartered stock savings bank, Mutual is subject to supervision, regulation and regular examination by the North Carolina Commissioner of Banks (the “Commissioner”). In addition, as a state-chartered bank that is not a member of the Federal Reserve System (a “state non-member bank”), Mutual is subject to supervision, regulation and regular examination by the FDIC. Such regulation and supervision is intended primarily for the protection of depositors.

At December 31, 2006, Mutual had total assets of $88,980,329, deposits of $72,198,704 and stockholders’ equity of $6,263,368. In 2002, the Bank changed its fiscal year end from September 30 to December 31.

Mutual’s main office is located at 315 East Chapel Hill Street, Durham, North Carolina 27702, and its telephone number is (919) 688-1308.

Available Information

Mutual maintains an internet website, located at www.mcsbk.com. Corporate information, including FDIC filing, is contained on the website.

Sarbanes-Oxley Act of 2002

On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002 (the “S-O Act”) implementing legislative reforms intended to address corporate and accounting fraud. In addition to the establishment of a new accounting oversight board which will enforce auditing, quality control and independence standards, and will be funded by fees from all publicly traded companies, the law restricts provision of both auditing and consulting services by accounting firms. To ensure auditor independence, certain permitted non-audit services being provided to an audit client will require preapproval by a company’s audit committee members. In addition, the audit partners must be rotated. Chief executive officers and chief financial officers, or their equivalent, are required to certify to the accuracy of periodic reports filed under the Securities Exchange Act of 1934, subject to civil and criminal penalties if they knowingly or willfully violate this certification requirement. In addition, under the S-O Act, counsel will be required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself. Longer prison terms and increased penalties will be applied to corporate executives who violate federal securities laws, the period during which certain types of suits can be brought against a company or its officers has been extended, and bonuses issued to top executives prior to restatement of a company’s financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan “blackout” periods, and loans to company executives are restricted.

The S-O Act also increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with a company’s “registered public accounting firm”. Audit committee members must be independent and are barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, companies will have to disclose whether at least one member of the committee is an “audit committee financial expert” and if not, why not. Under the S-O Act, a “registered public accounting firm” is prohibited from performing statutorily mandated audit services for a company if such company’s chief executive officer, chief financial officer, comptroller, chief accounting officer, or any person serving in equivalent positions has been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The S-O Act also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate, or mislead any independent public or certified accountant engaged in the audit of a company’s financial statements for the purpose of rendering the financial statements materially misleading.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “S-O Act”), the Bank will be required under rules adopted by the Securities and Exchange Commission (“SEC”) to include in its annual reports a report by management on the Bank’s internal control over financial reporting and an accompanying auditor’s report In September 2005, the SEC extended the Section 404 compliance date for the Bank and other non-accelerated filers. Under the extension, the Bank must begin to comply with these requirements for its fiscal year ending December 31, 2007.

It is difficult for a community bank to find a single individual who possesses all of the Securities and Exchange Commission’s qualifications for an “audit committee financial expert.” In addition, having only one individual with financial expertise designation may cause the remaining members to believe that their oversight responsibility had been diminished. Mutual believes that each member of the audit committee has sufficient knowledge in financial and auditing matters to serve on the committee. As such, the Board of Directors does not believe that it is necessary to actively search for an outside person to serve on the Board to qualify as an audit committee financial expert. The Audit Committee has authority to engage legal counsel, other experts or consultants as it deems appropriate to carry out its responsibilities. As a result, Mutual has not designated one individual as an “audit committee financial expert.”

Management has contracted consultants to assist in the compliance with the S-O Act and plans to have those controls tested and a certification issued by the required deadline.

USA Patriot Act

The USA Patriot Act establishes a wide variety of new and enhanced ways of combating international terrorism. The provisions that affect financial institutions most directly provide the Secretary of Treasury and other departments and agencies of the federal government with enhanced authority to identify, deter and punish international money laundering and other crimes.

Among other things, the USA Patriot Act prohibits financial institutions from doing business with foreign “shell” banks and requires increased due diligence for private banking transactions and correspondent accounts for foreign banks. In addition, financial institutions will have to follow new minimum verification of identity standards for all new accounts and will be permitted to share information with law enforcement authorities under circumstances that were not previously permitted.

Special Note Regarding Forward-Looking Statements

Certain matters discussed in this document are “forward-looking statement,” intended to qualify for the safe harbors from liability established by the Private Securities Legislation Reform Act of 1995. These forward-looking statements can generally be identified as such because the context of the statement will include words such as the Bank “believes,” “anticipates,” “expects,” “estimates,” or words of similar import. Similarly, statements that describe the Bank’s future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties which are described in close proximity to such statements and which could cause actual results to differ materially from those anticipated as of the date of this report. Stockholders, potential investors, and other readers are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this report and the Bank undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Market Area

The Bank considers its primary market area to be the cities of Durham and Greensboro, North Carolina and contiguous counties. Durham is located in Durham County and Greensboro is located in the county of Guilford. The Bank has three offices in Durham and one in Greensboro. In addition, loans occasionally are made in the immediate contiguous counties of North Carolina and less frequently in other counties in North Carolina, principally to accommodate local customers or to satisfy unmet credit needs of minority borrowers as has been a traditional emphasis of Mutual’s business.

Durham is part of what is commonly referred to as the Triangle, an area which also includes the cities of Raleigh and Chapel Hill. The Triangle area anchors the largest research park in the United States and industry giants in pharmaceuticals, computer software, telecommunications and biotechnology all call the Triangle home. Major employers in Durham include Duke University and Duke University Medical Center, Durham Public School System, International Business Machines, and GlaxoSmithKline. Durham is also referred to as the City of Medicine, USA, with healthcare a major industry including more than 300 medical and health-related companies and medical practices. Durham is served by RDU International Airport.

Greensboro is in the “Triad” region of North Carolina (along with Winston-Salem and High Point). It is a city that was long dependent on the tobacco, furniture making and textile industries and began to suffer due to the downturn in these industries. Due to these problems in these industries, the economy of Greensboro has begun to transform into more of a service industry dominated economy. Major employers in Greensboro include American Express, Guilford County Public Schools, Moses H. Cone Health System & Affiliates, and U.S. Postal Service.

Lending Activities

General. Mutual’s primary source of revenue is interest and fee income from its real estate lending portfolio. The portfolio consists of mortgages to finance the purchase or refinancing of one-to-four family residential property and commercial real estate loans, primarily loans to churches to finance new construction or renovation of existing facilities. Mutual originates loans secured by multi-family residential and non-residential real estate, one-to-four family residences, commercial real estate under construction, home equity and home improvement loans and other consumer type loans. Mutual intends to increase its presence in the commercial lending arena as the Bank adjusts to more of a commercial bank orientation.

See “Loans” within the “Management’s Discussion and Analysis” of the Annual Report and Note 3 of Notes to Consolidated Financial Statements for more details and tables.

The following table reflects at December 31, 2006 the maturities of loans with fixed and variable interest rates. Loans with fixed rates are reflected based upon the contractual repayment schedule, while loans with variable interest rates are reflected based upon the contractual repayment schedule up to the contractual rate adjustment date.

	At December 31, 2006
(in thousands)	1 Year Or Less	1 - 5 Years	After 5 Years	Total
Loans with Fixed Interest Rates	$2,675	$10,486	$28,912	$42,073
Loans with Variable Interest Rates	13,871	3,578	3,757	21,206

Total Loans (excludes allowance)	$16,546	$14,064	$32,669	$63,279

Residential Real Estate Loans. Mutual’s primary lending activity consists of the origination of mortgage loans for the purchase or refinancing of existing one-to-four family residential real estate located in Mutual’s primary market areas. As of December 31, 2006, approximately $28.9 million, or 45.7% of the total loan portfolio consisted of mortgage loans secured by one-to-four family residential property.

Mutual’s lending policies generally limit the maximum loan-to-value ratio on mortgage loans secured by one-to-four family residential real estate to 95% of the lesser of the appraised value or purchase price of the underlying residential property. Independent fee appraisers perform appraisals. Loans originated with a loan-to-value ratio over 80% require private mortgage insurance. First mortgage loans generally have title insurance.

Mutual’s one-to-four family residential mortgage loans have terms of up to 30 years and almost all include due-on-sale clauses. These provisions give Mutual the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real estate serving as security for the loan. Due-on-sale clauses provide a means of repricing Mutual’s residential real estate loan portfolio, and Mutual on occasion has exercised its rights under these clauses.

Mutual actively encourages its borrowers to consider adjustable rate, rather than fixed rate, mortgage loans. However, Mutual’s borrowers have historically demonstrated a strong preference for fixed rate loans, particularly during periods of relatively low market interest rates. The terms and conditions of Mutual’s adjustable rate mortgage loans, including the applicable index, margin and rate caps may vary over time. From time to time, Mutual offers adjustable rate mortgage loans with discounted initial interest rates, however loan applications are underwritten at a higher interest rate determined by management. Mutual’s adjustable rate mortgage loans do not permit negative amortization.

The primary purpose for offering adjustable rate loans is to decrease the interest rate sensitivity of Mutual’s loan portfolio. However, while adjustable rate loans decrease certain risks associated with changes in interest rates, these loans involve other risks. As interest rates rise the underlying payments by the borrower increase, thus increasing the potential for default. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. These risks have not had a material adverse impact on Mutual to date, although there can be no assurance that there will be no such effect in the future.

Construction-Permanent Lending Loans. On December 31, 2006, Mutual had approximately $808,000 or 1.3% of its total loan portfolio, in construction loans. These loans are made for the construction of single family dwellings. The loans generally provide for the payment of interest only during the construction period and subsequently are converted to permanent mortgage loans.

Multi-Family and Commercial Real Estate Loans. Mutual is authorized to make multi-family (residential properties for more than four families) and commercial real estate loans available to qualifying borrowers. Mutual had commercial real estate loans of approximately $27.7 million outstanding as of December 31, 2006. These loans represented 43.7% of the total loan portfolio. Multi-family and commercial real estate loans generally are written in amounts up to 80% of the appraised value of the property for terms of up to 20 years. Independent fee appraisers are engaged to perform appraisals. The interest rate on these loans is approximately half fixed and half variable.

Loans secured by multi-family or commercial real estate generally are larger and involve a greater degree of risk than single-family residential mortgage loans. Payments on loans secured by multi-family or commercial properties depend to a large degree on the results of operations and management of the properties, and repayment of such loans may be subject to a greater extent to adverse conditions in the real estate market or the economy.

Home Equity and Home Improvement Loans. Home equity and home improvement loans accounted for $4.1 million, or 6.4% of the total loan portfolio as of December 31, 2006. Generally, these loans are secured by subordinate liens on residential property. Home equity lines of credit are adjustable rate loans indexed off the prime lending rate. Home improvement and home equity loans can be either adjustable rate or fixed rate instruments. Loan to value ratios, inclusive of the first trust interest, are generally limited to 80% and terms generally do not exceed 15 years.

Consumer and Other Loans. Mutual’s consumer loans primarily consist of loans secured by savings accounts, revolving overdraft protection and installment credit. As of December 31, 2006, Mutual had approximately $960,000, or 1.5% of the total loan portfolio, in such loans.

Savings account loans secured by a depositor’s account at Mutual generally have been made up to 90% of the current value of the pledged account. Loans are generally made at an interest rate which exceeds the rate paid on the account, and for a term expiring within one year or upon the maturity of the account, whichever occurs first. The loans generally provide for monthly payments of both principal and interest.

Loan Solicitation and Processing. Loan originations are derived from a number of sources, including Mutual’s existing customers, referrals, advertising and “walk-in” customers at Mutual’s offices.

Loan applications are processed at each of Mutual’s offices. Upon receipt of a loan application, a credit report and verifications are ordered to verify specific information relating to the applicant’s employment, income and credit standing. An independent fee appraiser selected by Mutual undertakes an appraisal of the real estate intended to secure the proposed loan. Loan approval is subject to the lending limits set out in Mutual’s Loan Policy.

Depending upon the amount of the loan request and the borrowers aggregate credit exposure, loans may be approved by individual lending officers, a group of lending officers, the Loan Committee (of the Board of Directors) or the full Board of Directors. Loans not approved in advance by the Board of Directors are presented to the Board for ratification. Hazard insurance is required on loans secured by improved real estate.

Originations, Purchases and Sales of Loans. Mutual generally originates its residential mortgage loans with the intent of holding the loans in its portfolio. Residential mortgage loans are underwritten in accordance with FNMA and FHLMC guidelines in order to qualify the loans for sale in the secondary mortgage market in the event management chooses to do so.

Mutual generally does not purchase or sale loans, but did make a one-time purchase of $7.0 million in adjustable rate home equity lines of credit (“HELOC”) loans in 2005. This purchase was offset by a mortgage loan sale of $7.0 million also in 2005. No loan sales or purchases were made in 2006. During fiscal 2006 as rates continued to rise, a significant portion of the purchased adjustable rate HELOC loans began to pay down.

Loan Commitments. Upon approval of a loan application, Mutual informs the applicant of the interest rate, term to maturity, loan origination fees, estimated closing costs and any conditions which must be satisfied prior to the closing. Historically, a minimal number of Mutual’s commitments expire without being funded.

Interest Rates, Points and Fees. Interest rates and fees charged for loan originations are affected by the market demand for loans, general economic conditions, competition and Mutual’s cost of funds.

Loan origination fees and certain related direct loan origination costs are deferred and amortized over the lives of the related loans as adjustments to the yields of such loans. In addition, commitment fees are generally recognized over the lives of the related loans as adjustments of yields, if the commitments are exercised. If a commitment expires unexercised, the fees collected will be recognized as income upon expiration of the commitment.

In addition to earning interest and origination fees on loans, Mutual receives fees for servicing loans sold, loan modifications, late payments and other miscellaneous services performed in connection with administering its loan portfolio.

Collection Procedures. In the event a borrower fails to make scheduled loan payments, Mutual follows collection procedures established by the Board of Directors to pursue collection of the delinquent payments. Past due notices are sent by Mutual to delinquent borrowers when their scheduled loan payments become 15 days past due, and again when their loan payments become 30 days past due. After a payment becomes 30 days past due, Mutual’s legal counsel sends a demand letter to the borrower. This demand letter generally allows the borrower 30 days to bring the delinquent loan current, after which time the entire loan balance will become due and Mutual may institute foreclosure proceedings or seek other legal and equitable remedies. At 45 days past due, Mutual sends another past due notice, and at 60 days past due Mutual notifies the borrower that the loan will be forwarded to legal counsel to institute foreclosure proceedings unless payment is promptly made. It has been management’s experience that most borrowers who repeatedly allow their payments to become delinquent bring their payments current in order to avoid foreclosure.

Non-Performing Assets, Past Due Loans, Asset Classification and Allowance for Losses. Loans are reviewed on a regular basis and are placed on a non-accrual status if management determines that the collection of additional interest is doubtful.

Real estate acquired by Mutual as a result of foreclosure is classified as real estate owned until such time as it is sold. Such property is recorded at the lower of the unpaid principal balance plus unpaid accrued interest of the related loan or its fair value.

While management is working to reduce Mutual’s problem assets, management believes that Mutual’s allowance for loan losses is sufficient to absorb probable losses inherent in the loan portfolio and that Mutual’s current level of problem assets will not have a substantial adverse effect on Mutual’s financial condition or results of operations.

At December 31, 2006, Mutual had $634,000 in non-accrual loans, $803,000 in accruing loans past due 90 days or more and $45,000 of other real estate owned. The other real estate owned is comprised of property acquired through foreclosure.

Management of Mutual has identified certain loans (including loans identified in the previous paragraph) aggregating approximately $3.0 million at December 31, 2006 which it has determined require special attention due to potential weaknesses. It is management’s opinion that the allowance for loan losses is adequate to absorb probable losses related to such loans. Aggressive efforts continue to reduce principal, secure additional collateral and improve the overall payment status of these loans.

Applicable regulations require Mutual to assess asset quality on a regular basis. Additionally, in connection with examinations of Mutual, regulatory examiners have authority to identify problem assets and, if appropriate, classify them. An asset is classified substandard if it is determined to be inadequately protected by the current net worth and paying capacity of the obligor or by the collateral pledged. As a general rule, Mutual has adopted this definition of substandard when assessing asset quality. Further, Mutual classifies as substandard all consumer, commercial loans and lines of credit over 60 days past due and mortgage loans over 90 days past due. An asset is classified as doubtful if full collection is highly questionable or improbable. Mutual classifies as doubtful all unsecured consumer and commercial loans and lines of credit over 90 days past due. The loss classification is used when an asset is considered uncollectible, even if a partial recovery could be expected in the future. The regulations also provide for a special mention designation, described as assets which do not currently expose Mutual to a sufficient degree of risk to warrant classification but do possess credit deficiencies or potential weaknesses deserving management’s close attention. Assets classified as substandard or doubtful require Mutual to establish general allowances for loan losses. If an asset or portion thereof is classified as a loss, Mutual must either establish specific allowances for loan losses in the amount of the portion of the asset, or charge off such amount.

Activity in the allowance for loan losses is summarized as follows:

	At or for the Year Ended
	Dec 31, 2006	Dec 31, 2005	Dec 31, 2004	Dec 31, 2003	Dec 31, 2002 *	Sep 30, 2002
Loan (gross) outstanding at the end of the year	$63,278,880	$65,691,420	$69,922,636	$64,461,952	$40,028,593	$38,492,716

Average (gross) loans outstanding during the year	$63,991,560	$69,329,904	$67,101,378	$50,383,699	$39,292,136	$40,249,000

Allowance for loan losses at beginning of year	$711,890	$706,380	$647,541	$378,527	$381,363	$348,013
Provision for loan losses	119,930	59,405	122,322	315,951	—	51,157

	831,820	765,785	769,863	694,478	381,363	399,170

Loans charged off:
Real estate - 1-4 family mortgage	—	—	—	(44,937)	(2,836)	(13,807)
Commercial	—	(33,136)	(50,044)	—	—	—
Home equity lines of credit	—	(30,523)	(9,726)	—	—	—
Consumer loans	—	(17,326)	(12,121)	(12,000)	—	(10,000)

Total charge-offs	—	(80,985)	(71,891)	(56,937)	(2,836)	(23,807)

Recoveries of loans previously charged off:
Real estate - 1-4 family mortgage	1,294	25,000	2,936	2,000	—	—
Home equity lines of credit	—	—	570	—	—	—
Consumer loans	—	2,090	4,902	8,000	—	6,000

Total recoveries	1,294	27,090	8,408	10,000	—	6,000

Net charge-offs	1,294	(53,895)	(63,483)	(46,937)	(2,836)	(17,807)

Allowance for loan losses at end of year	$833,114	$711,890	$706,380	$647,541	$378,527	$381,363

Ratios:
Net charge-offs as a percent of average loans	0.00%	0.08%	0.09%	0.09%	0.01%	0.04%

Allowance for loan losses as a percent of loans at end of year	1.32%	1.08%	1.01%	1.00%	0.95%	0.99%

*	Represent a three month period due to change of fiscal year-end.

In originating loans, Mutual recognizes that credit losses will occur and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. It is management’s policy to maintain an adequate allowance for loan losses based on, among other things, Mutual’s and the industry’s historical loan loss experience, evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality.

The following table presents an allocation of Mutual’s allowance for loan losses at the dates indicated:

	Dec 31, 2006		Dec 31, 2005		Dec 31, 2004
	Amount	%	Amount	%	Amount	%
Real estate - 1-4 family mortgage	$253,587	30.4%	$249,199	46.1%	$303,091	42.9%
Real estate - construction	$4,039	0.5%	$10,282	2.2%	15,888	2.2%
Real estate - commercial mortgage	$409,950	49.2%	$263,340	40.6%	288,825	40.9%
Commercial	$40,543	4.9%	$17,500	0.0%	23,870	3.4%
Home equity lines of credit	$61,545	7.4%	$73,724	0.0%	19,951	2.8%
Consumer loans	$63,450	7.6%	$66,793	1.4%	25,350	3.6%

Total allocated	833,114	100.0%	642,918	90.3%	676,975	95.8%

Unallocated	—	0.0%	31,052	9.7%	29,405	4.2%

Total	$833,114	100.0%	$711,890	100.0%	$706,380	100.0%

	Dec 31, 2003		Dec 31, 2002		Sep 30, 2002
	Amount	%	Amount	%	Amount	%
Real estate - 1-4 family mortgage	$184,000	28.4%	$131,000	34.6%	$225,000	59.0%
Real estate - construction	13,000	2.0%	4,000	1.1%	—	0.0%
Real estate - commercial mortgage	407,541	62.9%	201,527	53.2%	134,363	35.2%
Commercial	—	0.0%	—	0.0%	—	0.0%
Home equity lines of credit	19,000	2.9%	20,000	5.3%	15,000	3.9%
Consumer loans	24,000	3.7%	22,000	5.8%	7,000	1.8%

Total allocated	647,541	100.0%	378,527	100.0%	381,363	100.0%

Unallocated	—	0.0%	—	0.0%	—	0.0%

Total	$647,541	100.0%	$378,527	100.0%	$381,363	100.0%

Investment Activities

Interest income from the investment securities generally provides Mutual with another source of interest income. Mutual also receives interest income from interest bearing deposits maintained at and federal funds sold to its correspondent banks.

Mutual’s investment portfolio usually consists of U.S. government agency obligations, U.S. government agency sponsored mortgage-backed securities, Small Business Administration loan pools, corporate and municipal bonds.

As of December 31, 2006, approximately $5.2 million in investment securities were pledged as collateral for public deposits.

Mutual is a member of the FHLB system, and as such is required to maintain an investment in FHLB of Atlanta stock. The Gramm-Leach-Bliley Act of 1999 required the FHLB to modify their capital structures. As a result the FHLB converted to a new capital plan as of December 17, 2004. The Bank is now required to maintain a minimum capital stock amount at 0.20% of total assets and 4.5% of total outstanding advances. There is no readily available market for the stock, which is carried at cost. As of December 31, 2006, Mutual held $619,200 of FHLB of Atlanta stock.

Mutual’s investment policy currently allows for investment in various types of liquid assets, including U.S. government and agency securities, time deposits at the FHLB of Atlanta, certificates of deposit at other federally insured depository institutions and mortgage-backed securities. The general objective of Mutual’s investment policy is to avoid compromising liquidity or creating undue credit or interest rate risk while seeking to maximize returns. At December 31, 2006, Mutual had $6.6 million of investment securities available for sale.

The scheduled maturities of investments are summarized as follows:

	At December 31, 2006
	1 Year or Less	Over 1 Year to 5 Years	Over 5 Years to 10 Years	Over 10 Years	No Stated Maturity	Total
Amortized Cost	$2,000,000	$391,238	$1,024,596	$97,397	$3,077,363	$6,590,594
Fair Value	$1,998,120	$392,736	$1,019,236	$105,216	$2,992,085	$6,507,393
% of Total	30.7%	6.0%	15.7%	1.6%	46.0%	100.0%
Weighted Avg. Yield	5.3%	7.0%	5.7%	7.8%	5.2%	5.4%

	At December 31, 2005
	1 Year or Less	Over 1 Year to 5 Years	Over 5 Years to 10 Years	Over 10 Years	No Stated Maturity	Total
Amortized Cost	$—	$521,740	$3,266,356	$97,249	$3,578,310	$7,463,655
Fair Value	$—	$484,951	$3,158,714	$105,984	$3,498,059	$7,247,708
% of Total	0.0%	6.7%	43.6%	1.5%	48.3%	100.0%
Weighted Avg. Yield	0.0%	5.0%	4.4%	7.8%	5.4%	5.0%

	At December 31, 2004
	1 Year or Less	Over 1 Year to 5 Years	Over 5 Years to 10 Years	Over 10 Years	No Stated Maturity	Total
Amortized Cost	$—	$493,163	$3,280,881	$97,109	$5,125,755	$8,996,908
Fair Value	$—	$522,677	$3,224,132	$105,399	$5,171,628	$9,023,836
% of Total	0.0%	5.8%	35.7%	1.2%	57.3%	100.0%
Weighted Avg. Yield	0.0%	6.7%	4.4%	7.8%	5.2%	5.0%

	At December 31, 2003
	1 Year or Less	Over 1 Year to 5 Years	Over 5 Years to 10 Years	Over 10 Years	No Stated Maturity	Total
Amortized Cost	$—	$1,749,713	$5,244,537	$96,969	$11,165,724	$18,256,943
Fair Value	$—	$1,749,483	$5,206,351	$105,572	$11,178,641	$18,240,047
% of Total	0.0%	9.6%	28.5%	0.6%	61.3%	100.0%
Weighted Avg. Yield	0.0%	3.5%	4.2%	5.3%	4.4%	4.3%

	At December 31, 2002
	1 Year or Less	Over 1 Year to 5 Years	Over 5 Years to 10 Years	Over 10 Years	No Stated Maturity	Total
Amortized Cost	$—	$3,925,733	$4,740,597	$96,814	$13,414,376	$22,177,520
Fair Value	$—	$3,969,698	$4,793,911	$104,134	$13,536,848	$22,404,591
% of Total	0.0%	17.7%	21.4%	0.5%	60.4%	100.0%
Weighted Avg. Yield	0.0%	4.0%	5.6%	7.7%	4.2%	4.5%

	At September 30, 2002
	1 Year or Less	Over 1 Year to 5 Years	Over 5 Years to 10 Years	Over 10 Years	No Stated Maturity	Total
Amortized Cost	$—	$2,099,504	$3,610,446	$165,871	$17,683,027	$23,558,848
Fair Value	$—	$2,135,969	$3,669,403	$174,446	$17,814,139	$23,793,957
% of Total	0.0%	9.0%	15.4%	0.7%	74.9%	100.0%
Weighted Avg. Yield	0.0%	4.4%	5.5%	5.7%	5.0%	5.0%

Weighted average yield is provided by investment portfolio accountants.

For additional discussion concerning the composition and scheduled maturities of the investment portfolio, see Note 2 of Notes to Consolidated Financial Statements.

Deposit Activities and Other Sources of Funds

General. Deposits are the primary source of Mutual’s funds for lending and other investment purposes. In addition to deposits, Mutual derives funds from principal repayments and interest payments. In the past, Mutual also has borrowed funds from the FHLB of Atlanta. Principal repayments and interest payments are a relatively stable source of funds, whereas general interest rates and money market conditions significantly influence deposit inflows and outflows. Borrowings may be used on a short-term basis to compensate for reductions in the availability of funds from other sources.

Deposits. Deposits are attracted principally from within Mutual’s primary market area through the offering of a broad selection of deposit instruments, including certificates of deposit and individual retirement accounts, Christmas Club and statement savings accounts, non-interest bearing checking accounts, NOW accounts and money market deposit accounts. Deposit account terms vary, with the principal differences being the minimum balance required, the time periods the funds must remain on deposit and the interest rate. Mutual’s rates on deposits generally are competitive in comparison to rates available from competitors in the primary market areas.

As of December 31, 2006, Mutual had $72.2 million in deposits. The composition of the deposit base at December 31, 2006 included $45.7 million in time deposits, $4.9 million in savings deposits, $6.8 million in non-interest bearing demand deposits, $2.6 million in interest bearing demand deposits and $12.2 million in money market accounts. See “Management’s Discussion and Analysis—Deposits” of the Annual Report and Note 7 of Notes to Consolidated Financial Statements for more information regarding the composition of the deposit base and account maturities.

	Deposit Allocation At
	December 31, 2006		December 31, 2005		December 31, 2004
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Demand deposits:
Non-interest checking accounts	$6,753,281	9.4%	$8,627,260	12.0%	$7,273,641	11.5%
NOW accounts	2,612,308	3.6%	2,464,022	3.4%	2,937,256	4.6%
Money market deposits	12,200,536	16.9%	9,559,527	13.3%	8,464,930	13.4%

Total demand deposits	21,566,124	29.9%	20,650,809	28.7%	18,675,827	29.6%
Savings deposits	4,920,690	6.8%	5,272,361	7.3%	5,935,586	9.4%
Certificates of deposit $100,000 or more	23,710,451	32.8%	16,143,473	22.4%	13,277,776	21.0%
Other certificates of deposit	22,001,438	30.5%	29,864,827	41.5%	25,308,183	40.0%

Total deposits	$72,198,704	100%	$71,931,470	100%	$63,197,372	100%

	December 31, 2003		December 31, 2002		September 30, 2002
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Demand deposits:
Non-interest checking accounts	$9,497,557	12.5%	$11,688,346	21.6%	$9,557,544	18.5%
NOW accounts	3,129,270	4.1%	3,499,404	6.5%	3,314,601	6.4%
Money market deposits	13,875,312	18.2%	3,275,012	6.1%	3,016,994	5.8%

Total demand deposits	26,502,139	34.8%	18,462,762	34.1%	15,889,139	30.8%
Savings deposits	6,454,213	8.5%	6,474,055	12.0%	6,736,759	13.0%
Certificates of deposit $100,000 or more	13,711,099	18.0%	12,009,124	22.2%	11,003,118	21.3%
Other certificates of deposit	29,490,093	38.7%	17,180,205	31.7%	17,997,722	34.9%

Total deposits	$76,157,544	100%	$54,126,146	100%	$51,626,738	100%

The following table indicates the amount of Mutual’s time deposits of $100,000 or more by time remaining until maturity for the periods indicated.

	Maturities of Time Deposits of $100,000 or More
	(in thousands)
	Dec 31, 2006	Dec 31, 2005	Dec 31, 2004	Dec 31, 2003	Dec 31, 2002	Sep 30, 2002
Three months or less	3,450	3,863	765	5,274	6,749	3,470
Over 3 through 6 months	9,390	8,227	4,147	4,724	2,357	—
Over 6 through 12 months	7,341	2,404	5,491	1,950	958	6,217
Over 12 months through 3 years	3,207	1,549	2,057	1,344	1,641	848
Over 3 years	322	100	818	419	304	468

Total	$23,710	$16,143	$13,278	$13,711	$12,009	$11,003

The following table sets forth the average balances and average interest rates for deposits for the periods indicated. The average balances are calculated on a month-end basis.

	Average Balances and Rates for Deposits for the years ended
	(in thousands)
	Dec 31, 2006		Dec 31, 2005		Dec 31, 2004
	Amount	Rate	Amount	Rate	Amount	Rate
Demand deposits	$2,750	0.18%	$2,917	0.17%	$3,105	0.26%
Money market accounts	$11,066	3.34%	$9,062	1.51%	10,793	1.21%
Savings deposits	$5,138	0.51%	$5,833	0.50%	6,161	0.45%
Time deposits	$43,656	4.42%	$45,396	3.23%	40,388	2.10%
Non-interest bearing deposits	$9,384	0.00%	$8,776	0.00%	9,347	0.00%

Total deposits	$71,994	3.24%	$71,984	2.27%	$69,794	1.45%

	Dec 31, 2003		Dec 31, 2002 *		Sep 30, 2002
	Amount	Rate	Amount	Rate	Amount	Rate
Demand deposits	$3,205	0.53%	$3,462	0.58%	$3,330	0.54%
Money market accounts	9,108	1.98%	3,183	2.14%	2,215	2.35%
Savings deposits	6,634	0.99%	6,517	1.04%	7,012	1.06%
Time deposits	39,244	2.39%	28,891	3.27%	29,696	3.68%
Non-interest bearing deposits	10,995	0.00%	11,426	0.00%	10,116	0.00%

Total deposits	$69,186	1.74%	$53,479	2.06%	$52,369	2.36%

*	December 31, 2002 represent a three month period due to change in fiscal year-end.

The deregulation of various federal controls on insured deposits has allowed Mutual to be more competitive in obtaining funds and given it more flexibility to meet the threat of net deposit outflows. While the deregulation of rates payable on deposits has allowed Mutual to be more competitive in the acquisition and retention of funds, it has also resulted in a more volatile cost of funds. Mutual has not solicited significant deposits through brokers neither has offered higher rates for brokered deposits. As rates increase, alternative methods of wholesale funding may be considered.

Borrowings. While deposits are the primary source of funds for Mutual’s lending and investment activities and for its general business purposes, in the past Mutual has obtained advances from the FHLB of Atlanta to supplement its supply of deposit funds as the need has arisen. Advances from the FHLB typically are secured by Mutual’s stock in the FHLB, other investment securities, and a portion of Mutual’s 1-4 residential mortgage loans. See “Borrowed funds” within the “Management’s Discussion and Analysis” of the Annual Report and Note 8 of Notes to Consolidated Financial Statements for more details and tables.

The FHLB of Atlanta functions as a central reserve bank providing credit for Mutual and other member savings associations and financial institutions. As a member, Mutual is required to own capital stock in the FHLB and is authorized to apply for advances on the security of such stock and certain of its home mortgages and other assets (principally, securities which are obligations of, or guaranteed by, the U.S. government) provided certain standards related to creditworthiness have been met. Advances are made pursuant to several different programs. Each credit program has its own interest rate and range of maturities. Depending on the program, limitations on the amount of advances are based on a combination of a percentage of a member institution’s total assets and on the FHLB’s assessment of the institution’s creditworthiness. Advances may be used on a short-term basis for cash management needs or on a long-term basis as an asset/liability management tool.

	FHLB of Atlanta Advances At
	December 31, 2006		December 31, 2005		December 31, 2004
	Amount	WAR [1]	Amount	WAR [1]	Amount	WAR [1]
Short term borrowings [2]
Fixed rate	$—	—	$5,000,000	2.91%	$13,000,000	2.60%
Long term borrowings [2]
Fixed rate	8,900,000	4.68%	—	—	5,000,000	2.91%

Total borrowings	$8,900,000	0.00%	$5,000,000	2.91%	$18,000,000	2.69%

Interest expense	$332,260		$386,125		$498,952

	December 31, 2003		December 31, 2002		September 30, 2002
	Amount	WAR [1]	Amount	WAR [1]	Amount	WAR [1]
Short term borrowings [2]
Fixed rate	$5,000,000	5.71%	10,000,000	4.37%	$5,000,000	1.94%
Long term borrowings [2]
Fixed rate	5,000,000	3.03%	5,000,000	3.03%	10,000,000	4.37%

Total borrowings	$10,000,000	4.37%	$15,000,000	3.92%	$15,000,000	3.56%

Interest expense	$481,919		$134,061		$439,481

[1]	WAR - weighted average rate
[2]	Short term is one year or less and long term is more than one year but usually less than five years.

Subsidiary Activities

Mutual has a service corporation subsidiary, Mutual Service Corporation of Durham, Inc. (“MCSD”). At December 31, 2006, Mutual’s aggregate investment in MSCD totaled $3,000. In April 2001, MSCD entered into a subscription agreement to invest $500,000 in Piedmont Investment Advisors, LLC (“Piedmont”) in exchange for a 12.5% member interest in Piedmont. During the year ended September 30, 2002, Mutual’s management determined that, due to the level of losses experienced by Piedmont, MSCD’s goodwill related to its investment in Piedmont was impaired and had no value. As a result, the investment was subsequently written down to zero. In August 2003 an amended operating agreement diluted MSCD’s interest to 9.0%. In November 2006, MSCD entered into an Installment Purchase Agreement to sell its interest back to Piedmont. The closing was completed, and final proceeds to be received before March 2007. See “Management’s Discussion and Analysis – Introduction and Statement of Business” of the Annual Report.

Competition

Mutual experiences substantial competition both in attracting and retaining deposits and in making mortgages and other loans. Direct competition for deposits primarily comes from other savings institutions, commercial banks and credit unions located in or near Mutual’s primary market areas. Additional significant competition for deposits comes from money market mutual funds, equity funds, the stock markets and corporate and government debt securities. The primary factors in competing for loans are interest rates and loan origination fees and the range of services offered by the various financial institutions. Competition for origination of real estate loans normally comes from commercial banks, mortgage bankers, mortgage brokers, thrift institutions and insurance companies. Overall, management believes that Mutual has been able to compete effectively in its primary market area by consistently serving the banking needs of all members of its communities.

North Carolina has enacted interstate banking legislation which permits banking institutions, and their holding companies, in North Carolina to be acquired by out-of-state banking institutions, or their holding companies, and permits North Carolina banking institutions, and their holding companies, to acquire out-of-state banking institutions. North Carolina’s interstate banking law also generally permits out-of-state banking institutions to merge with North Carolina banking institutions. The effect of this legislation has increased competition within North Carolina among banking institutions located in North Carolina and from out-of-state institutions.

Financial Services Act

In November 1999, the Gramm-Leach-Bliley Act of 1999 (the “Act”) was signed into law. The Act includes a number of provisions intended to modernize and to increase competition in the American financial services industry, including authority for bank holding companies to engage in a wider range of nonbanking activities, including securities underwriting and general insurance activities. The Act specifies certain activities that are deemed to be financial in nature, including lending, exchanging, transferring, investing for others, or safeguarding money or securities; underwriting and selling insurance; providing financial, investment, or economic advisory services; underwriting, dealing in or making a market in, securities; and activities currently permitted for bank holding companies.

National banks are also authorized by the Act to engage, through “financial subsidiaries,” in any activity that is permissible for a financial holding company (as described above) and any activity that the Secretary of the Treasury, in consultation with the Federal Reserve, determines is financial in nature or incidental to any such financial activity, except (i) insurance underwriting, (ii) real estate development or real estate investment activities (unless otherwise permitted by law), (iii) insurance company portfolio investments and (iv) merchant banking. The authority of a national bank to invest in a financial subsidiary is subject to a number of conditions, including, among other things, requirements that the bank must be well-managed and well-capitalized (after deducting from capital the bank’s outstanding investments in financial subsidiaries). The Act also provides that state banks may invest in financial subsidiaries (assuming they have the requisite investment authority under applicable state law) subject to the same conditions that apply to national bank investments in financial subsidiaries.

The Act imposes restrictions on the ability of financial services firms to share customer information with nonaffiliated third parties. The Act: (i) requires financial services firms to establish privacy policies and disclose them annually to customers, explaining how nonpublic personal information is shared with affiliates and third parties; (ii) directs regulatory agencies to adopt standards for sharing customer information; (iii) permits customers to prohibit (“opt-out”) of the disclosure of personal information to nonaffiliated third parties; (iv) prohibits the sharing with marketers of credit card and other account numbers; and, (v) prohibits “pretext” calling. The privacy provisions do allow, however, a community bank to share information with third parties that sell financial products, such as insurance companies or securities firms. The privacy provisions became effective November 2000, and full compliance was required by July 1, 2001.

The Act reforms the FHLB System to provide small banks with greater access to funds for making loans to small businesses and small farmers. Also, the Act obligates operators of automated teller machines to provide notices to customers regarding surcharge practices. The Act provides that Community Reinvestment Act agreements between financial institutions and community groups must be disclosed and reported to the public.

Supervision and Regulation

The following is a summary of certain statutes and regulations applicable to Mutual, but is not intended to be exhaustive and is qualified in its entirety by reference to all particular statutory or regulatory provisions. The business of state savings banks is subject to extensive regulation and supervision under both federal and state law.

General. Mutual is an insured North Carolina-chartered savings bank that is a member of the FHLB system. Its deposits are insured by the FDIC, and it is subject to supervision and examination by and the regulations and reporting requirements of the FDIC and the Commissioner, which are its primary federal and state banking regulators, respectively.

As an insured institution, Mutual is prohibited from engaging as principal in any activity, or acquiring or retaining any equity investment of a type or in an amount that is not permitted for national banks unless (i) the FDIC determines that the activity or investment would pose no significant risk to the FDIC, and (ii) Mutual is, and continues to be, in compliance with all applicable capital standards.

Subject to limitation by the Commissioner, North Carolina-chartered savings banks may make any loan or investment or engage in any activity that is permitted to federally-chartered institutions. However, a North Carolina-chartered savings bank cannot invest more than 15% of its total assets in business, commercial, corporate and agricultural loans and from directly or indirectly acquiring or retaining any corporate debt security that is not of investment grade (generally referred to as “junk bonds”). In addition to such lending authority, North Carolina-chartered savings banks are authorized to invest funds, in excess of loan demand, in certain statutorily permitted investments, including but not limited to (i) obligations of the United States, or those guaranteed by it; (ii) obligations of the State of North Carolina; (iii) bank demand or time deposits; (iv) stock or obligations of the FDIC or a FHLB; (v) savings accounts of any savings institution as approved by the board of directors; and (vi) stock or obligations of any agency of the State of North Carolina or of the United States or of any corporation doing business in North Carolina whose principal business is to make education loans.

In addition, Mutual is subject to various regulations promulgated by the Federal Reserve including, without limitation, Regulation B (Equal Credit Opportunity), Regulation D (Reserves), Regulation E (Electronic Fund Transfers), Regulation O (Loans to Executive Officers, Directors and Principal Shareholders), Regulation Z (Truth in Lending), Regulation CC (Availability of Funds) and Regulation DD (Truth in Savings).

The FDIC and the Commissioner have broad powers to enforce laws and regulations applicable to Mutual. Among others, these powers include the ability to assess civil money penalties, to issue cease and desist or removal orders, and to initiate injunctive actions. In general, these enforcement actions may be initiated in response to violations of laws and regulations and the conduct of unsafe and unsound practices.

Transactions with Affiliates. Under current federal law, transactions between Mutual and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of Mutual is any company or entity that controls, is controlled by or is under common control with the savings bank. Generally, Sections 23A and 23B (i) limit the extent to which Mutual or its subsidiaries may engage in “covered transactions” with any one affiliate to an amount equal to 10% of such Mutual’s capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (ii) require that all such transactions be on terms substantially the same, or at least as favorable, to Mutual or the subsidiary as those provided to a nonaffiliate. The term “covered transaction” includes the making of loans or other extensions of credit to an affiliate, the purchase of assets from an affiliate, the purchase of, or an investment in, the securities of an affiliate, the acceptance of securities of an affiliate as collateral for a loan or extension of credit to any person, or issuance of a guarantee, acceptance or letter of credit on behalf of an affiliate.

Further, current federal law has extended to savings banks the restrictions contained in Section 22(h) of the Federal Reserve Act with respect to loans to directors, executive officers and principal stockholders. Under Section 22(h), loans to directors, executive officers and stockholders who, directly or indirectly, own more than 10% of any class of voting securities of a savings bank, and certain affiliated entities of any of the foregoing, may not exceed, together with all other outstanding loans to such person and affiliated entities, the savings bank’s loans-to-one borrower limit as established by federal law (as discussed below). Section 22(h) also prohibits loans above amounts prescribed by the appropriate federal banking agency to directors, executive officers or stockholders who own more than 10% of a savings bank, and their respective affiliates, unless such loan is approved in advance by a majority of the disinterested directors of the board of directors of the savings bank. Any “interested” director may not participate in the voting. The Federal Reserve has prescribed the loan amount (which includes all other outstanding loans to such person), as to which such prior board of director approval is required, as being the greater of $25,000 or 5% of unimpaired capital and unimpaired surplus (up to $500,000). Further, pursuant to Section 22(h) the Federal Reserve requires that loans to directors, executive officers, and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons and not involve more than the normal risk of repayment or present other unfavorable features. Section 22(h) also imposes additional limits on amounts a savings bank can loan to an executive officer or director.

FDIC Insurance Assessments. Mutual is also subject to insurance assessments imposed by the FDIC. The FDIC currently uses a risk-based assessment system that takes into account the risks attributable to different categories and concentrations of assets and liabilities for purposes of calculating deposit insurance assessments payable by insured depository institutions. The risk-based assessment system categorizes institutions as “well capitalized,” “adequately capitalized” or “undercapitalized.” These three categories are substantially similar to the prompt corrective action categories (see “ – Prompt Corrective Action”), with the “undercapitalized” category including institutions that are “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized” for prompt corrective actions purposes. Institutions also are assigned by the FDIC to one of three supervisory subgroups within each capital group. The particular supervisory subgroup to which an institution is assigned is based on a supervisory evaluation provided to the FDIC by the institution’s primary federal banking regulator and information which the FDIC determines to be relevant to the institution’s financial condition and the risk posed to the deposit insurance fund. An institution’s insurance assessment rate then is determined based on the capital category and supervisory subgroup to which it is assigned. Under the risk-based assessment system, there are nine assessment risk classifications (i.e., combinations of capital groups and supervisory subgroups) to which different assessment rates (ranging from zero to 27 basis points) are applied. In addition, Mutual pays premiums assessed against all banks based on their deposit levels to service debt on bonds issued to recapitalize the deposit insurance funds.

The FDIC merged the Bank Insurance Fund (BIF) and the Savings Association Insurance Fund (SAIF) to form the Deposit Insurance Fund (DIF) on March 31, 2006 in accordance with the Federal Deposit Insurance Reform Act of 2005. The FDIC maintains the DIF by assessing depository institutions an insurance premium. The amount each institution is assessed is based upon statutory factors that include the balance of insured deposits as well as the degree of risk the institution poses to the insurance fund.

The FDIC uses a risk-based premium system that assesses higher rates on those institutions that pose greater risks to the DIF. Under the rules adopted by the FDIC in November 2006, beginning in 2007, the FDIC will place each institution in one of four risk categories using a two-step process based first on capital ratios (the capital group assignment) and then on other relevant information (the supervisory group assignment). Within the lowest risk category, Risk Category I, rates will vary based on each institution’s CAMELS component ratings, certain financial ratios (for most institutions), and long-term debt issuer ratings (for large institutions that have such a rating).

Capital group assignments are made quarterly in accordance with the FDIC’s Rules and Regulations, using the method agreed upon by the Federal Financial Institutions Examination Council (FFIEC) Surveillance Task Force for calculating capital ratios. The method uses data reported in an institution’s Report of Income and Condition (Call Reports), Report of Assets and Liabilities of U.S. Branches and Agencies of Foreign Banks, or Thrift Financial Report. No changes to capital ratios are considered except for amendments to the previously mentioned reports.

Beginning in 2007, rates will range between 5 and 43 cents per $100 in assessable deposits. Institutions in Risk Category I will be charged a rate between 5 and 7 cents.

An institution’s deposit insurance may be terminated by the FDIC upon a finding that the institution has engaged in unsafe and unsound practices, is in an unsafe or unsound condition, or has violated any applicable law, regulation, rule, order, or condition imposed by the FDIC.

Community Reinvestment Act. Under the Community Reinvestment Act as implemented by regulations of the FDIC, an insured institution has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institution’s, nor does it limit an institution’s discretion to develop, consistent with the Community Reinvestment Act, the types of products and services that it believes are best suited to its particular community. The Community Reinvestment Act requires the federal banking regulators, in connection with their examinations of insured institutions, to assess the institutions’ records of meeting the credit needs of their communities, using the ratings of “outstanding,” “satisfactory,” “needs to improve,” or “substantial noncompliance,” and to take that record into account in its evaluation of certain applications by those institutions. All institutions are required to make public disclosure of their Community Reinvestment Act performance ratings. The Bank received a “satisfactory” rating in its last Community Reinvestment Act examination as of June 30, 2005.

Net Worth and Capital Adequacy Requirements. Mutual is required to comply with the capital adequacy standards established by state and federal laws and regulations. The Commissioner requires that savings banks maintain net worth not less than 5% of its total assets. Intangible assets must be deducted from net worth and assets when computing compliance with this requirement. Mutual complied with the net worth requirements as of December 31, 2006.

In addition, the FDIC has promulgated risk-based capital and leverage capital guidelines for determining the adequacy of a bank’s capital, and all applicable capital standards must be satisfied for Mutual to be considered in compliance with the FDIC’s requirements. Under the FDIC’s risk-based capital measure, the minimum ratio (“Total Risk-Based Capital Ratio”) of a bank’s total capital to its risk-weighted assets (including certain off-balance-sheet items, such as standby letters of credit) is 8.0%. At least half of total capital must be composed of common equity, undivided profits, minority interests in the equity accounts of consolidated subsidiaries, qualifying non-cumulative perpetual preferred stock, and a limited amount of cumulative perpetual preferred stock, less goodwill and certain other intangible assets (“Tier 1 Capital”). The remainder may consist of certain subordinated debt, certain hybrid capital instruments and other qualifying preferred stock, a limited amount of loan loss reserves, and net unrealized holding gains on equity securities (“Tier 2 Capital”). At December 31, 2006, Mutual’s Total Risk-Based Capital Ratio and its ratio of Tier 1 Capital to risk-weighted assets (“Tier 1 Risk-Based Capital Ratio”) were 9.59% and 8.35%, respectively, which were well above the FDIC’s minimum risk-based capital guidelines.

Under the FDIC’s leverage capital measure, the minimum ratio (the “Leverage Capital Ratio”) of Tier 1 Capital to total assets is 3.0% for banks that meet certain specified criteria, including having the highest regulatory rating. All other banks generally are required to maintain an additional cushion of 100 to 200 basis points above the stated minimum. The FDIC’s guidelines also provide that banks experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum levels without significant reliance on intangible assets, and the FDIC has indicated that it will consider a bank’s “Tangible Leverage Ratio” (deducting all intangible assets) and other indicia of capital strength in evaluating proposals for expansion or new activities. At December 31, 2006, Mutual’s Leverage Capital Ratio was 6.01%, which was above the FDIC’s minimum leverage capital guidelines. The Board of Directors has resolved to maintain Mutual’s Tier 1 Leverage Capital at or above 7% and will not pay any cash dividend or other distribution which may reduce the Bank’s capital below this level.

Failure to meet the FDIC’s capital guidelines could subject a bank to a variety of enforcement remedies, including issuance of a capital directive, the termination of deposit insurance by the FDIC, a prohibition on the taking of brokered deposits, and certain other restrictions on its business. As described below, substantial additional restrictions can be imposed upon FDIC-insured depository institutions that fail to meet applicable capital requirements. See “ – Prompt Corrective Action.” The FDIC also considers interest rate risk (arising when the interest rate sensitivity of an institution’s assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank’s capital adequacy. Banks with excessive interest rate risk exposure may be required to maintain higher levels of capital to protect them against that exposure.

Loans-To-One-Borrower. Mutual is subject to the Commissioner’s loans-to-one-borrower limits. Under these limits, no loans and extensions of credit to any borrower outstanding at one time and not fully secured by readily marketable collateral shall exceed 15% of the net worth of the savings bank. Loans and extensions of credit fully secured by readily marketable collateral may comprise an additional 10% of net worth. These limits also authorize savings banks to make loans-to-one-borrower, for any purpose, in an amount not to exceed $500,000. A savings bank also is authorized to make loans-to-one-borrower to develop domestic residential housing units, not to exceed the lesser of $30 million or 30% of the savings bank’s net worth, provided that the purchase price of each single-family dwelling in the development does not exceed $500,000 and the aggregate amount of loans made pursuant to this authority does not exceed 150% of the savings bank’s net worth. These limits also authorize a savings bank to make loans-to-one-borrower to finance the sale of real property acquired in satisfaction of debts in an amount up to 50% of the savings bank’s net worth.

As of December 31, 2006, the largest aggregate amount of loans that Mutual had to any one borrower was $1,166,000. Mutual does not believe that the loans-to-one-borrower limits will have a significant impact on its business, operations and earnings.

Limits on Rates Paid on Deposits and Brokered Deposits. Regulations promulgated by the FDIC place limitations on the ability of insured depository institutions to accept, renew or roll-over deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions in the depository institution’s normal market area. Under these regulations, “well capitalized” depository institutions may accept, renew or roll-over such deposits without restriction, “adequately capitalized” depository institutions may accept, renew or roll-over such deposits with a waiver from the FDIC (subject to certain restrictions on payments of rates) and “undercapitalized” depository institutions may not accept, renew, or roll-over such deposits. The regulations contemplate that the definitions of “well capitalized,” “adequately capitalized” and “undercapitalized” will be the same as the definitions adopted by the FDIC to implement the corrective action provisions discussed below. See “ – Prompt Corrective Action.” As of December 31, 2006, Mutual was considered “well capitalized,” and, thus, was not subject to the limitations on rates payable on its deposits.

FHLB. The FHLB system provides a central credit facility for member institutions. As a member of the FHLB of Atlanta, Mutual is required to own capital stock in the FHLB of Atlanta. The Gramm-Leach-Bliley Act of 1999 required the FHLB to modify their capital structures. As a result the FHLB converted to a new capital plan as of December 17, 2004. The Bank is now required to maintain a minimum capital stock amount at 0.20% of total assets and 4.5% of total outstanding advances. On December 31, 2006, Mutual was in compliance with this requirement, with an investment in FHLB of Atlanta stock of $619,200. There is no readily available market for the stock, which is carried at cost. See “Supervision and Regulation – FDIC Insurance Assessments” for additional information.

Reserve Requirements. Pursuant to regulations of the Federal Reserve Board, all FDIC-insured depository institutions must maintain average daily reserves against their transaction accounts equal to specified percentages of the balances of such accounts. These percentages are subject to adjustment by the Federal Reserve Board. Because Mutual’s reserves are required to be maintained in the form of vault cash or in a non-interest-bearing account at a Federal Reserve Bank, one effect of the reserve requirement is to reduce the amount of Mutual’s interest-bearing assets. At December 31, 2006, Mutual met its reserve requirements.

Restrictions on Acquisitions. Federal law generally provides that no “person,” acting directly or indirectly or through or in concert with one or more other persons, may acquire “control,” as that term is defined in FDIC regulations, of a state savings bank without giving at least 60 days written notice to the FDIC and providing the FDIC an opportunity to disapprove the proposed acquisition. Pursuant to regulations governing acquisitions of control, control of an insured institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock. In addition, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock. Such acquisitions of control may be disapproved if it is determined, among other things, that (i) the acquisition would substantially lessen competition; (ii) the financial condition of the acquiring person might jeopardize the financial stability of the savings bank or prejudice the interests of its depositors; or (iii) the competency, experience or integrity of the acquiring person or the proposed management personnel indicates that it would not be in the interest of the depositors or the public to permit the acquisitions of control by such person.

Liquidity. Mutual is subject to the liquidity requirements established by the Commissioner. North Carolina law requires savings banks to maintain cash and readily marketable investments of not less that 10% of the savings bank’s total assets. The computation of liquidity under North Carolina regulation allows the inclusion of mortgage-backed securities and investments that, in the judgment of the Commissioner, have a readily marketable value, including investments with maturities in excess of five years. On December 31, 2006, Mutual’s liquidity ratio, calculated in accordance with North Carolina regulations, was approximately 20.2%.

Prompt Corrective Action. Current federal law establishes a system of prompt corrective action to resolve the problems of undercapitalized institutions. Under this system, the FDIC has established five capital categories (“well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” and “critically undercapitalized”). The FDIC is required to take certain mandatory supervisory actions and is authorized to take other discretionary actions with respect to institutions in the three undercapitalized categories. The severity of any action taken will depend upon the capital category in which an institution is placed. Generally, subject to a narrow exception, current federal law requires the FDIC to appoint a receiver or conservator for an institution that is critically undercapitalized.

Under the FDIC’s rules implementing the prompt corrective action provisions, an insured, state-chartered savings bank that (i) has a Total Risk-Based Capital Ratio of 10.0% or greater, a Tier 1 Risk-Based Capital Ratio of 6.0% or greater, and a Leverage Capital Ratio of 5.0% or greater, and (ii) is not subject to any written agreement, order, capital directive, or prompt corrective action directive issued by the FDIC, is deemed to be “well capitalized.” A savings bank with a Total Risk-Based Capital Ratio of 8.0% or greater, a Tier 1 Risk-Based Capital Ratio of 4.0% or greater, and a Leverage Capital Ratio of 4.0% or greater, is considered to be “adequately capitalized.” A savings bank that has a Total Risk-Based Capital Ratio of less than 8.0%, a Tier 1 Risk-Based Capital Ratio of less than 4.0%, or a Leverage Capital Ratio of less than 4.0%, is considered to be “undercapitalized.” A bank that has a Total Risk-Based Capital Ratio of less than 6.0%, a Tier 1 Risk-Based Capital Ratio of less than 3.0%, or a Leverage Capital Ratio of less than 3.0%, is considered to be “significantly undercapitalized,” and a savings bank that has a ratio of tangible equity capital to assets equal to or less than 2.0% is deemed to be “critically undercapitalized.” For purposes of these rules, the term “tangible equity” includes core capital elements counted as Tier 1 Capital for purposes of the risk-based capital standards (see “ – Net Worth and Capital Adequacy Requirements”), plus the amount of outstanding cumulative perpetual preferred stock (including related surplus), minus all intangible assets (with certain exceptions). A savings bank may be deemed to be in a capitalization category lower than indicated by its actual capital position if it receives an unsatisfactory examination rating.

A savings bank that is categorized as “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized,” is required to submit an acceptable capital restoration plan to the FDIC. An “undercapitalized” savings bank also is generally prohibited from increasing its average total assets, making acquisitions, establishing any branches, or engaging in any new line of business, except in accordance with an accepted capital restoration plan or with the approval of the FDIC. In addition, the FDIC is given authority with respect to any “undercapitalized” savings bank to take any of the actions it is required to or may take with respect to a “significantly undercapitalized” savings bank if it determines that those actions are necessary to carry out the purpose of the law. At December 31, 2006, Mutual had the requisite capital levels to qualify as “well capitalized.”

Interstate Banking. The Bank Holding Company Act, as amended by the interstate banking provisions of the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994, permits adequately capitalized and managed bank holding companies to acquire control of the assets of banks in any state. Acquisitions are subject to antitrust provisions that cap at 10% the portion of the total deposits of insured depository institutions in the United States that a single bank holding company may control and generally cap at 30% the portion of the total deposits of insured depository institutions in a state that a single bank holding company may control. Under certain circumstances, states have the authority to increase or decrease the 30% cap, and states may set minimum age requirements of up to five years on target banks within their borders.

Subject to certain conditions and the states’ right to opt out of certain provisions, the interstate banking laws also permit interstate branching by allowing a bank in one state to merge with a bank located in a different state. Each state was allowed to accelerate the effective date for interstate mergers by adopting a law authorizing merger transactions prior to June 1, 1997, or it could “opt out” and thereby prohibit interstate branching by enacting legislation to that effect prior to that date. The interstate banking laws also permit banks to establish branches in other states by opening new branches or acquiring existing branches of other banks, provided the laws of those other states specifically permit that form of intrestate branching. North Carolina has adopted statutes which, under certain conditions, authorize out-of-state bank holding companies and banks to acquire or merge with North Carolina banks and to establish or acquire branches in North Carolina.

Restrictions on Dividends and Other Capital Distributions. A North Carolina-chartered stock savings bank may not declare or pay a cash dividend on, or repurchase any of, its capital stock if the effect of such transaction would be to reduce the net worth of the institution to an amount which is less than the minimum amount required by applicable federal and state regulations.

In addition, Mutual is not permitted to declare or pay a cash dividend or repurchase any of its capital stock if the effect thereof would be to cause its net worth to be reduced below the amount required for the liquidation account established in connection with Mutual’s mutual to stock conversion.

Other Requirements. The federal banking agencies, including the FDIC, have developed joint regulations requiring disclosure of contingent assets and liabilities and, to the extent feasible and practicable, supplemental disclosure of the estimated fair market value of assets and liabilities. Additional joint regulations require annual examinations of all insured depository institutions by the appropriate federal banking agency, with some exceptions for small, well-capitalized institutions and state-chartered institutions examined by state regulators, and establish operational and managerial, asset quality, earnings and stock valuation standards for insured depository institutions, as well as compensation standards when such compensation would endanger the insured depository institution or would constitute an unsafe practice.

The grounds for appointment of a conservator or receiver for a North Carolina savings bank on the basis of an institution’s financial condition include: (i) insolvency, in that the assets of the savings bank are less than its liabilities to depositors and others; (ii) substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices; (iii) existence of an unsafe or unsound condition to transact business; (iv) likelihood that the savings bank will be unable to meet the demand of its depositors or to pay its obligations in the normal course of business; and (v) insufficient capital or the incurring or likely incurring of losses that will deplete substantially all of the institution’s capital with no reasonable prospect of replenishment of capital without federal assistance.

North Carolina law provides a procedure by which savings institutions may consolidate or merge, subject to approval of the Commissioner. The approval is conditioned upon findings by the Commissioner that, among other things, such merger or consolidation will promote the best interests of the members or stockholders of the merging institutions. North Carolina law also provides for simultaneous mergers and conversions and for supervisory mergers conducted by the Administrator.

Statutes and regulations which contain wide-ranging proposals for altering the structures, regulations and competitive relationships of financial institutions are introduced regularly. Mutual cannot predict whether or in what form any proposed statute or regulation will be adopted or the extent to which the business of Mutual may be affected by such statute or regulation.

Employees

At December 31, 2006, Mutual had 32 full-time employees and 2 part-time employees. None of Mutual’s employees are represented by a collective bargaining agreement. Mutual believes that it enjoys good relations with its personnel.

Ratios and Other Financial Data

Selected Performance Ratios—The following table reflects certain ratios at the fiscal year-end periods indicated. See “Selected Financial Information” within the Annual Report for additional ratios and other financial data.

($ in thousands, except per share and nonfinancial data)	At or for the Fiscal Years Ended (1)
	2006	2005	2004	2003	2002
Selected Performance Ratios:
Return on average assets	-0.97%	-0.42%	0.29%	-0.43%	-0.16%
Return on average equity	-12.66%	-5.17%	3.53%	-5.02%	-1.36%
Net interest margin	2.94%	3.49%	3.76%	2.93%	4.05%
Noninterest expense to average assets	5.00%	4.40%	3.64%	4.01%	4.98%
Dividend payout ratio	0.00%	0.00%	45.33%	0.00%	-82.50%
Efficiency ratio	141.90%	118.44%	86.38%	110.48%	104.13%

(1)	Fiscal year ended is December 31st for 2006, 2005, 2004 and 2003, and September 30th for prior years.

Dividends—The following table reflects dividend payment history since Mutual’s stock conversion.

Dividend History
For the Year Ending	Net Inc/ (Loss)	# Shares O/S	# Shares of Record	Basic EPS	Dividend/ Share	Payout Ratio	Payout Amount	Date Declared	Record Date	Date Paid
9/30/1991	$118,592	—	—	$—	$—	0.00%	$—	—	—	—
9/30/1992	$212,767	—	—	$—	$—	0.00%	$—	—	—	—
9/30/1993 (a)	$298,500	355,380	355,380	$0.84	$0.25	29.76%	$88,845.00	10/21/93	10/31/93	11/15/93
9/30/1994	$418,972	355,380	342,081	$1.22	$0.36	29.39%	$123,149.00	10/20/94	10/31/94	11/15/94
9/30/1995 (b)	$247,478	355,380	328,778	$0.75	$0.18	23.91%	$59,180.00	10/19/95	10/31/95	11/17/95
9/30/1996 (c)	$(110,848)	362,488	362,488	$(0.31)	$—	0.00%	$—	—	—	—
9/30/1997 (d)	$335,898	362,488	362,488	$0.93	$0.36	38.85%	$130,495.68	10/23/97	10/31/97	11/14/97
9/30/1998	$418,251	362,488	362,488	$1.15	$0.37	32.07%	$134,120.56	11/28/98	11/30/98	12/15/98
9/30/1999	$245,163	362,488	362,488	$0.68	$0.37	54.71%	$134,120.56	11/18/99	11/30/99	12/15/99
9/30/2000	$126,138	362,488	362,488	$0.35	$0.27	77.59%	$97,871.76	1/8/01	1/15/01	1/30/01
9/30/2001 (e)	$195,773	362,488	362,488	$0.54	$0.27	49.99%	$97,871.76	12/20/02	12/31/01	1/15/02
9/30/2002	$(118,636)	362,488	362,488	$(0.33)	$0.27	-82.50%	$97,871.76	12/19/02	1/24/03	2/14/03
12/31/2002	$(433,442)	362,488	362,488	$(1.20)	$—	0.00%	$—	—	—	—
12/31/2003	$(385,051)	363,719	363,719	$(1.06)	$—	0.00%	$—	—	—	—
12/31/2004	$264,779	363,719	363,719	$0.73	$0.33	45.33%	$120,027.27	2/24/05	3/31/05	4/15/05
12/31/2005	$(384,236)	363,719	363,719	$(1.06)	$—	0.00%	$—	—	—	—
12/31/2006	$(846,727)	363,719	363,719	$(2.33)	$—	0.00%	$—	—	—	—

Average Balances, Yields and Costs—The following tables reflects average balances (calculated on a month-end basis), interest income and expense, and average yields and costs at the fiscal year-end periods indicated.

	Table 2. Average Balances, Interest, and Average Yields/Costs Years Ended
(In Thousands, Except Ratios)	December 31, 2006			December 31, 2005			December 31, 2004
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
ASSETS:
Real Estate Loans	$58,906	$3,810	6.47%	$63,804	$4,017	6.30%	$61,352	$3,730	6.08%
Other Loans	5,123	458	8.94%	4,792	317	6.62%	5,078	352	6.93%
Total Loans	64,029	4,268	6.67%	68,596	4,334	6.32%	66,430	4,082	6.14%
US Gov Agency Securities	3,064	141	4.60%	3,258	144	4.42%	5,491	249	4.53%
Mortgage-backed Securities	3,340	170	5.09%	4,405	231	5.24%	8,016	360	4.49%
Other Securities	598	35	5.85%	486	38	7.82%	596	37	6.21%
Total Securities	7,002	346	4.94%	8,149	413	5.07%	14,103	646	4.58%
Other Earning Assets	8,683	390	4.49%	8,368	248	2.96%	7,357	92	1.26%
Total Interest Earning Assets	79,714	5,004	6.28%	85,113	4,995	5.87%	87,890	4,820	5.48%
Non-Interest Earning Assets	7,189			6,193			4,732

Total Assets	86,903			91,305			92,622

LIABILITIES:				$207
Demand Deposits	2,750	5	0.18%	2,917	5	0.17%	3,105	8	0.26%
Money Market Accounts	11,066	370	3.34%	9,062	137	1.51%	10,793	131	1.21%
Savings Deposits	5,138	26	0.51%	5,833	29	0.50%	6,161	28	0.45%
Certificates of Deposit	43,656	1,931	4.42%	45,396	1,467	3.23%	40,388	849	2.10%
Total Interest Bearing Deposits	62,610	2,332	3.72%	63,208	1,638	2.59%	60,447	1,016	1.68%
Bank Borrowings	8,219	332	4.04%	11,882	386	3.25%	15,331	499	3.25%
Total Interest Bearing Liabilities	70,829	2,664	3.76%	75,090	2,024	2.70%	75,778	1,515	2.00%
Non-Interest Bearing Liabilities	9,384			8,776			9,347
Total Liabilities	80,213			83,866			85,125

TOTAL STOCKHOLDERS’ EQUITY	6,690			7,439			7,497
Total Liabilities and Equity	86,903			91,305			92,622

NET INTEREST INCOME		$2,340			$2,971			$3,305

Interest Rate Spread			2.52%			3.17%			3.49%

Net Yield on Interest Earning Assets			2.94%			3.49%			3.76%

Percentage of Average Earning Assets to Interest Bearing Liabilities			112.54%			113.35%			115.98%

	Table 2. Average Balances, Interest, and Average Yields/Costs cont’d Years Ended
(In Thousands, Except Ratios)	December 31, 2003			December 31, 2002 *			September 30, 2002
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
ASSETS:
Real Estate Loans	$44,873	$2,942	6.56%	$33,464	$636	7.60%	$35,151	$2,722	7.74%
Other Loans	5,059	350	6.92%	5,248	102	7.77%	4,717	463	9.82%
Total Loans	49,932	3,292	6.59%	38,712	738	7.63%	39,868	3,185	7.99%
US Gov Agency Securities	7,254	268	3.70%	5,053	47	3.72%	6,968	386	5.54%
Mortgage-backed Securities	12,844	410	3.19%	13,722	110	3.21%	11,337	598	5.27%
Other Securities	3,525	141	3.99%	4,182	38	3.63%	3,672	151	4.11%
Total Securities	23,623	819	3.47%	22,957	195	3.40%	21,977	1,135	5.16%
Other Earning Assets	12,812	103	0.80%	10,912	35	1.28%	6,279	114	1.82%
Total Interest Earning Assets	86,367	4,214	4.88%	72,581	968	5.33%	68,124	4,434	6.51%
Non-Interest Earning Assets	3,350			3,964			4,188

Total Assets	89,717			76,545			72,312

LIABILITIES:
Demand Deposits	3,205	17	0.53%	3,462	5	0.58%	3,330	18	0.54%
Money Market Accounts	9,108	180	1.98%	3,183	17	2.14%	2,215	52	2.35%
Savings Deposits	6,634	66	0.99%	6,517	17	1.04%	7,012	74	1.06%
Certificates of Deposit	39,244	938	2.39%	28,891	236	3.27%	29,696	1092	3.68%
Total Interest Bearing Deposits	58,191	1,201	2.06%	42,053	275	2.62%	42,253	1,236	2.93%
Bank Borrowings	12,866	482	3.75%	15,000	134	3.57%	11,215	439	3.91%
Total Interest Bearing Liabilities	71,057	1,683	2.37%	57,053	409	2.87%	53,468	1,675	3.13%
Non-Interest Bearing Liabilities	10,995			11,426			10,116

Total Liabilities	82,052			68,479			63,584

TOTAL STOCKHOLDERS’ EQUITY	7,665			8,066			8,728

Total Liabilities and Equity	89,717			76,545			72,312

NET INTEREST INCOME		$2,531			$559			$2,759

Interest Rate Spread			2.51%			2.47%			3.38%

Net Yield on Interest Earning Assets			2.93%			3.08%			4.05%

Percentage of Average Earning Assets to Interest Bearing Liabilities			121.55%			127.22%			127.41%

*	December 31, 2002 represent a three month period due to change in fiscal year-end.

Non-Performing Assets and Past Due Loans—The following table reflects non-performing assets and past due loans along with certain ratios at the periods indicated.

Non-Performing Assets and Past Due Loans (In Thousands, Except Ratios)

	Dec 31, 2006	Dec 31, 2005	Dec 31, 2004	Dec 31, 2003	Dec 31, 2002	Sep 30, 2002
Loans accounted for on a nonaccrual basis	$634	$288	$467	$187	$210	$223
Restructured loans	—	—	—	—	—	—
Other real estate & repossessions	45	126	47	25	—	—

Total non-performing assets	$680	$414	$514	$212	$210	$223

Accruing loans 90 days or more past due:
Real estate loans	$495	$176	$72	$262	$461	$293
Consumer loans	46	15	39	—	37	—
Commercial loans	262	250	343	—	92	327

Total accruing loans 90 days or more past due	$803	$441	$454	$262	$590	$620

Interest foregone on nonaccrual loans	$57	$17	$38	$67	$73	$28

Non-performing assets as a percentage of total assets	0.76%	0.49%	0.58%	0.22%	0.27%	0.29%

Non-performing assets as a percentage of total loans	1.09%	0.64%	0.74%	0.33%	0.53%	0.59%

Allowance for loan losses as a percentage of non-performing assets	122.53%	171.78%	137.35%	305.66%	180.48%	170.85%

Non-performing assets & accruing loans 90 days or more past due as a percentage of total assets	1.67%	1.01%	1.09%	0.50%	1.03%	1.11%

Quarterly Data (unaudited)—The following table reflects quarterly operating and per share data at the quarter-end periods indicated. Detailed quarterly information for 1st, 2nd, and 3rd quarters is available in 10QSB filings posted on the Bank’s website: www.mcsbk.com.

	Year Ended December 31, 2006				Year Ended December 31, 2005
($ in thousands, except per share data)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
Operating Data:
Total interest income	$1,250	$1,267	$1,262	$1,225	$1,285	$1,260	$1,218	$1,232
Total interest expense	733	730	643	559	586	552	518	368

Net interest income	517	537	619	666	699	708	699	864
Provision for loan losses	12	25	62	21	21	10	14	14

Net interest income after provision	505	512	557	645	678	698	685	850
Noninterest income	90	220	206	206	(141)	222	173	170
Noninterest expense	1,085	1,067	1,074	1,118	1,105	1,009	1,000	907

Income before income taxes	(490)	(335)	(311)	(267)	(567)	(89)	(142)	113
Provision for income taxes	(182)	(134)	(133)	(107)	(228)	(39)	(78)	44

Net income (loss)	$(308)	$(201)	$(178)	$(160)	$(339)	$(50)	$(64)	$69

Per Share Data:
Earnings per share - basic	$(0.85)	$(0.55)	$(0.49)	$(0.44)	$(0.93)	$(0.14)	$(0.17)	$0.19
Earnings per share - diluted	(0.85)	(0.55)	(0.49)	(0.44)	(0.93)	(0.14)	(0.17)	0.19
Market price:
High	$10.35	$10.75	$13.80	$13.90	$13.00	$13.25	$13.50	$13.65
Low	9.85	9.85	10.60	10.55	12.00	12.30	12.30	12.60
Book value	17.22	17.80	18.05	18.68	19.32	20.35	20.59	20.54

Item 2. Description of Property

The following table sets forth certain information regarding Mutual’s office facilities at December 31, 2006, all of which are owned by Mutual with the exception of the Northgate Mall branch (located at 1058 West Club Boulevard in Durham) which is leased, and certain other information relating to these properties at that date.

			Net Book Value (In thousands)
	Year Completed or Acquired	Square Footage	Land	Building	Other Fixed Assets	Total Fixed Assets
Main Office:
315 E. Chapel Hill Street	1993	41,000	$83	$603	$222	$908
Durham, North Carolina

Branch Offices:
100 S. Murrow Boulevard	1995	8,036	119	1,297	43	1,459
Greensboro, North Carolina

3917 Fayetteville Road	1990	2,500	116	247	44	407
Durham, North Carolina

1058 West Club Boulevard	2006	1,155	—	—	116	116
Durham, North Carolina

Totals		52,691	$318	$2,147	$425	$2,890

As a savings bank, Mutual’s aggregate investments in premises, facilities, furniture and fixtures are limited under North Carolina law to 50% of its net worth, except with the prior approval of the Commissioner. At December 31, 2006, Mutual’s investment in premises, facilities, furniture and fixtures amounted to 46.1% of its net worth. Management does not expect this limitation to have a substantial adverse effect on Mutual.

Item 3. Legal Proceedings

Although Mutual, from time to time, is involved in various legal proceedings in the normal course of business, at December 31, 2006 there with no material legal proceedings to which Mutual or its subsidiary is a party or to which any of their property is subject.

Item 4. Submission of Matters to a Vote of Security Holders

No matter was submitted to a vote of the stockholders during the quarter ended December 31, 2006.

PART II

Item 5. Market for Common Equity, and Related Stockholder Matters

The caption “Stock Information” in the “Corporate Information” section of the Annual Report is hereby incorporated herein by reference.

Payment of dividends on Mutual’s common stock is subject to determination and declaration by the Board of Directors of Mutual and the availability of funds therefor. Any dividend policy of Mutual is subject to prior approval by the Commissioner and depends upon Mutual’s debt and equity structure, including compliance with regulatory requirements, as well as its earnings, need for capital in connection with possible future acquisitions and other factors, including economic conditions, regulatory restrictions and tax considerations.

Mutual is prohibited from paying any dividend which would reduce Mutual’s total regulatory capital below required minimum levels or the amount then required for the liquidation account established for the benefit of Mutual’s eligible account holders at the time of Mutual’s mutual-to-stock conversion.

Earnings of Mutual appropriated to its bad debt reserve and deducted for federal income tax purposes are not available for payment of cash dividends or other distributions to the stockholders without payment of taxes at the then-current tax rate by Mutual on the amount of earnings removed from the reserves for such distributions. Management intends to make full use of the favorable tax treatment afforded to Mutual, and management does not contemplate any distribution that would limit Mutual’s bad debt deduction or create federal tax liabilities.

No assurances can be given that any future dividends will be declared or, if declared, what the amount of dividends will be. See “Ratios and Other Financial Data” for a history of dividend payments.

Item 6. Management’s Discussion and Analysis or Plan of Operation

The section captioned “Management’s Discussion and Analysis” contained in the Annual Report is hereby incorporated herein by reference.

Item 7. Financial Statements

The consolidated financial statements contained in the Annual Report are incorporated herein by reference.

Item 8. Changes in and Disagreements With Accountants on Accounting and Financial Disclosure

Not applicable.

Item 8A. Controls and Procedures

An evaluation was carried out under the supervision and with the participation of Mutual’s management, including the Chief Executive Officer and Chief Financial Officer, of the effectiveness of Mutual’s disclosure controls and procedures as of December 31, 2006. Based on that evaluation, the CEO and CFO concluded that the disclosure controls and procedures, as designed and implemented, are effective in timely alerting them to material information required to be included in periodic reports to the FDIC. It should be noted that the design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions, regardless of how remote.

In addition, Mutual reviewed its internal controls. There has been no change in Mutual’s internal control over financial reporting during the last fiscal quarter that has materially affected, or is reasonably likely to materially affect, Mutual’s internal control over financial reporting.

Item 8B. Other Information

Not applicable.

PART III

Item 9. Directors and Executive Officers, Promoters and Control Persons and Corporate Governance; Compliance With Section 16(a) of the Exchange Act

The section captioned “Proposal I—Election of Directors” in the Proxy Statement is hereby incorporated herein by reference.

The Bank has adopted a Code of Business Conduct and Ethics that is applicable to all of its directors, officers and employees, including its principal executive and senior financial officers, as required by Section 406 of the Sarbanes-Oxley Act of 2002 and applicable SEC rules. A copy of the Bank’s Code of Business Conduct and Ethics adopted by the Bank’s Board of Directors is available on the Bank’s website at www.mcsbk.com. In the event that the Bank makes any amendment to, or grants any waivers of, a provision of its Code of Business Conduct and Ethics that applies to the principal executive or financial officer that requires disclosure under applicable SEC rules, the Bank intends to disclose such amendment or waiver by filing a Form 8-K with the FDIC.

Item 10. Executive Compensation

The section captioned “Proposal I—Election of Directors” in the Proxy Statement is hereby incorporated by reference.

Item 11. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters

The information required by this Item is incorporated herein by reference to “Voting Securities” and “Proposal I – Election of Directors” in the Proxy Statement.

Item 12. Certain Relationships and Related Transactions, and Director Independence

See “Proposal I—Election of Directors—Transactions with Management” in the Proxy Statement, which is incorporated herein by reference.

Item 13. Exhibits

Exhibits
10.1	Employment Agreement dated as of July 2, 2003, by and between Mutual and William G. Smith, President and Chief Executive Officer. Incorporated herein by reference to Exhibit 10.1 to Annual Report on Form 10-KSB for fiscal year ended December 31, 2003.

10.2	Employment Agreement dated as of February 10, 2003, by and between Mutual and Albernard Bass, Jr., Senior Vice President and Chief Operating Officer. Incorporated herein by reference to Exhibit 10.2 to Annual Report on Form 10-KSB for fiscal year ended December 31, 2003.

10.3	Employment Agreement dated as of February 10, 2003 by and between Mutual and Donna F. Sylver, Senior Vice President and Chief Financial Officer. Incorporated herein by reference to Exhibit 10.3 to Annual Report on Form 10-KSB for fiscal year ended December 31, 2003.

10.5	Form of Executive Salary Continuation Executive Plan. Incorporated herein by reference to Exhibit 10.5 to Annual Report on Form 10-KSB for fiscal year ended December 31, 2004.

10.6	Form of Joint Beneficiary Designation Agreement. Incorporated herein by reference to Exhibit 10.6 to Annual Report on Form 10-KSB for fiscal year ended December 31, 2004.

10.7	Form of Director Fee Continuation Agreement. Incorporated herein by reference to Exhibit 10.7 to Annual Report on Form 10-KSB for fiscal year ended December 31, 2004.

10.8	Form of Rabbi Trust for the Executive Salary Continuation Executive Plan Agreement, Joint Beneficiary Designation Agreement, and the Director Fee Continuation Agreement. Incorporated herein by reference to Exhibit 10.8 to Annual Report on Form 10-KSB for fiscal year ended December 31, 2004.

10.9	Employment Agreement dated as of March 30, 2006 by and between Mutual and Kaye S. Gantt, Senior Vice President and Retail Bank Operations Officer. Incorporated herein by reference to Exhibit 10.0 to Annual Report on Form 10-KSB for fiscal year ended December 31, 2005.

13	Annual Report to Stockholders for the year ended December 31, 2006. Except for the portions of the Annual Report to Stockholders, which are expressly incorporated herein by reference, such Annual Report to Stockholders is furnished for the information of the FDIC and is not to be deemed “filed” as part of this Report.

14	Code of Business Conduct and Ethics. A copy of the Bank’s Code of Business Conduct and Ethics adopted by the Bank’s Board of Directors is available on the Bank’s website at www.mcsbk.com.

21	Subsidiaries

31.1	Certification of Chief Executive Officer

31.2	Certification of Chief Financial Officer

32	Section 1350 Certifications

Item 14. Principal Accountant Fees and Services

The information required by this Item is set forth under the Proxy Statement section captioned “Proposal II – Ratification of Appointment of Auditors,” which section is incorporated herein by reference.

SIGNATURES

In accordance with Section 13 of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: April 16, 2007

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

	By:	/s/ William G. Smith
William G. Smith, President, and Chief Executive Officer

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William V. Bell	Chairman, Director	April 16, 2007
William V. Bell

/s/ William G. Smith	Director, President, and Chief Executive Officer	April 16, 2007
William G. Smith

/s/ Donna F. Sylver	Senior Vice President, and Chief Financial Officer	April 16, 2007
Donna F. Sylver	(principal financial and accounting officer)

/s/ James A. Welch	Vice Chairman, Director	April 16, 2007
James A. Welch

/s/ Beverly Washington Jones	Corporate Secretary, Director	April 16, 2007
Beverly Washington Jones

/s/ Ruby Golden Bowden	Director	April 16, 2007
Ruby Golden Bowden

/s/ George W. Brooks	Director	April 16, 2007
George W. Brooks

/s/ Elroy Lewis	Director	April 16, 2007
Elroy Lewis

EXHIBIT 13

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

2006 ANNUAL REPORT

CORPORATE PROFILE

Mutual Community Savings Bank, Inc., SSB (“Mutual”) is a North Carolina-chartered stock savings bank. Mutual converted from a mutual savings association to a mutual savings bank in December 1992 and then converted to the stock form of ownership in June 1993. Mutual was founded as a North Carolina-chartered building and loan association in 1921 by a group of local African-American businessmen. Mutual’s primary market areas are Durham, NC, where Mutual maintains its headquarters and three branches, and Greensboro, NC, where Mutual’s fourth branch is located.

MISSION

The Bank’s principal mission traditionally is to meet the financial needs of all members of the communities it serves.

Financial Highlights	G-34

Selected Financial Information	G-35

Letter to Stockholders	G-36

Introduction and Statement of Business	G-37

Management’s Discussion & Analysis	G-38

Independent Auditors’ Report	G-51

Financial Statements	G-52

Notes to Financial Statements	G-56

Corporate Information	G-78

FINANCIAL HIGHLIGHTS

(Thousands, Except Share Data and Ratios)	December 31, 2006	December 31, 2005	Percent Change
FOR THE YEAR

Net Interest Income After Loan Loss Provision	$2,220	$2,911	-23.7%
Non-Interest Income	722	424	70.3%
Non-Interest Expenses	4,345	4,020	8.1%
Net Loss	(847)	(384)	120.5%
Basic and Diluted Net Loss Per Common Share	(2.33)	(1.06)	119.8%
Average Assets	86,903	91,305	-4.8%
Average Stockholders’ Equity	6,690	7,439	-10.1%

AT YEAR END

Assets	$88,980	$84,566	5.2%
Loans Receivable, Net	62,446	64,980	-3.9%
Deposits	72,199	71,931	0.4%
Stockholders’ Equity	6,263	7,030	-10.9%
Tangible Book Value Per Common Share	17.22	19.33	-10.9%
Shares of Common Stock Outstanding	363,719	363,719	0.0%

RATIOS

Return/(Loss) on Average Assets	-0.97%	-0.42%
Return/(Loss) on Average Equity	-12.66%	-5.17%
Equity to Assets	7.04%	8.31%
Nonperforming Assets & Accruing Loans 90 days or more past due to Total Assets	1.67%	1.01%
Non-accrual Loans to Total Assets	0.71%	0.34%
Allowance for Loan Losses to Total Loans	1.33%	1.08%

SELECTED FINANCIAL INFORMATION

($ in thousands, except per share and nonfinancial data)	At or for the Fiscal Years Ended (1)
	2006	2005	2004	2003	2002
Operating Data:
Total interest income	$5,004	$4,995	$4,819	$4,213	$4,435
Total interest expense	2,664	2,024	1,515	1,683	1,675

Net interest income	2,340	2,971	3,304	2,530	2,760
Provision for loan losses	120	60	122	316	51

Net interest income after provision	2,220	2,911	3,182	2,214	2,709
Noninterest income	722	424	596	725	701
Noninterest expense	4,345	4,020	3,369	3,596	3,604

Income before income taxes	(1,403)	(685)	409	(657)	(194)
Provision for income taxes	(556)	(301)	144	(272)	(75)

Net income (loss) from operations	$(847)	$(384)	$265	$(385)	$(119)

Net income (loss)	$(847)	$(384)	$265	$(385)	$(119)

Per Share Data:
Earnings/(loss) per share - basic	$(2.33)	$(1.06)	$0.73	$(1.06)	$(0.33)
Earnings/(loss) per share - diluted	(2.33)	(1.06)	0.72	(1.06)	(0.33)
Cash dividends declared	0.00	0.00	0.33	0.00	0.27
Market price - High	13.90	13.65	13.00	13.50	11.25
Market price - Low	9.85	12.00	9.70	10.00	10.05
Book value	17.22	19.33	21.10	20.36	23.24
Weighted average shares outstanding - Basic	363,719	363,719	363,719	362,591	362,488
Weighted average shares outstanding - Diluted	363,719	363,719	365,304	363,542	362,488

Selected Year-End Balance Sheet Data:
Total assets	88,980	84,566	89,157	94,374	75,899
Securities	7,127	7,652	9,024	18,240	23,794
Loans (net)	62,446	64,980	69,216	63,814	38,111
Deposits	72,199	71,931	63,197	76,157	51,627
Borrowings	8,900	5,000	18,000	10,000	15,000
Stockholders’ equity	6,263	7,030	7,673	7,382	8,426

Selected Average Balances: (2)
Total assets	86,903	91,305	92,622	89,717	72,312
Loans (net)	63,429	68,596	66,430	49,933	39,868
Total interest-earning assets	79,714	85,113	87,890	86,367	68,124
Deposits	62,610	63,208	60,447	58,191	52,369
Total interest-bearing liabilities	70,829	75,090	75,778	71,057	53,468
Stockholders’ equity	6,690	7,439	7,497	7,665	8,728

Selected Performance Ratios:
Return on average assets	-0.97%	-0.42%	0.29%	-0.43%	-0.16%
Return on average equity	-12.66%	-5.17%	3.53%	-5.02%	-1.36%
Net interest margin	2.94%	3.49%	3.76%	2.93%	4.05%
Noninterest expense to average assets	5.00%	4.40%	3.64%	4.01%	4.98%
Dividend payout ratio	0.00%	0.00%	45.33%	0.00%	-82.50%
Efficiency ratio	141.90%	118.44%	86.38%	110.48%	104.13%

Asset Quality Ratios:
Allowance for loan losses to period-end loans	1.33%	1.08%	1.01%	1.00%	0.99%
Nonperforming assets (NPA) to total assets (TA)	0.76%	0.49%	0.58%	0.58%	0.29%
NPA & accruing loans 90+ past due to TA	1.67%	1.01%	1.09%	1.09%	1.11%

Capital Ratios:
Total risk-based capital	9.59%	12.98%	13.89%	14.20%	20.90%
Tier 1 risk-based capital	8.35%	11.81%	12.72%	13.10%	20.00%
Leverage ratio	6.01%	7.84%	8.42%	8.00%	11.70%
Equity to assets ratio	7.04%	8.31%	8.31%	7.82%	10.60%

(1)	Fiscal year ended is December 31st for 2006, 2005, 2004 and 2003, and September 30th for prior years.
(2)	Average balances are calculated on a daily basis for 2006 (on month-end basis for all prior periods).

LETTER TO THE STOCKHOLDERS

Dear Stockholders, Customers and Friends,

The fiscal year 2006 was the most challenging year in the 85-year history of Mutual Community Savings Bank, Inc., SSB (“Bank”). The Bank’s earning for 2006 was a $847,000 loss. Despite the challenges, the Bank’s year-end assets grew to $88,980 million, or a 5.2% increase in 2006, non-interest income increased over 70% to $722,000, and total revenue exceeded $5.7 million. The Bank’s loan portfolio decreased by 3.9% due to the accelerated pay down of variable rate Home Equity Lines of Credit while our deposits saw minimum growth of 0.4%. Management will continue to assess the profitability of operational components of the Bank and will take the appropriate steps to return the Bank to profitability in 2007.

The 2006 volatility in interest rates led to the compression of our interest rate margin, which is being addressed with the change of focus from fixed-rate residential lending, to commercial bank and commercial real estate lending. This change, along with the restructuring of our investment portfolio and funding strategies are designed to increase our net interest margin and protect it from further compression. Additionally, the Bank is currently engaged in a substantial modification of its operations. The 2007 operating plan will include efficiency improvements and cost reductions, and will work in concert with the Bank’s three year strategic plan to generate profitability in future years.

We realize the Bank has under performed financially in many areas. It remains the Management and the Board of Director’s urgency to focus our energy on making improvements, not excuses. Improving the Bank’s performance will require a continuous effort, diligence, hard work, discipline and the ability to make tough decisions, all of which this leadership is prepared to do.

On behalf of the Board of Directors, the Management, and all associates of the Bank, we thank you for your support. We remain committed to serving our communities and building stockholder value for the future.

Sincerely,

William V. “Bill” Bell	William G. Smith
Chairman of the Board	President and CEO

INTRODUCTION AND STATEMENT OF BUSINESS

Introduction and Statement of Business

Mutual Community Savings Bank, Inc., SSB (the “Bank” or “Mutual”) is a state chartered savings bank in North Carolina. Mutual operates from three branch locations in Durham, North Carolina and one branch in Greensboro, North Carolina. In 2002, the Bank changed its fiscal year end from September 30 to December 31. At December 31, 2006, Mutual had total assets of $88,980,329, deposits of $72,198,704 and stockholders’ equity of $6,263,368.

The Bank was organized under the name Mutual Building and Loan Association in 1921 as a state-chartered building and loan association with assets of approximately $425. The name was later changed to Mutual Savings and Loan Association. Mutual operated from one window in another local financial institution. Mutual has the distinction of being the first savings institution located in Durham, North Carolina to join the Federal Home Loan Bank (“FHLB”) and Federal Savings and Loan Insurance Corporation. In 1948, Mutual moved into its own building at 112 West Parrish Street. Mutual opened its first branch location at 3917 Fayetteville Road in Durham in 1990. Later that year, Mutual acquired American Federal Savings and Loan Association (“American Federal”), a $19.0 million savings institution in Greensboro, North Carolina. American Federal was a minority managed savings institution with one office. In 1992, the Bank’s headquarters were moved from the Parrish Street location to 315 E. Chapel Hill Street. Later that year, Mutual converted from a North Carolina-chartered mutual savings and loan association to a North Carolina-chartered mutual savings bank and changed its name from Mutual Savings and Loan Association to Mutual Community Savings Bank, SSB. Mutual converted to a North Carolina-chartered stock savings bank and changed its name to Mutual Community Savings Bank, Inc., SSB in 1993. In 1995, the Bank acquired Greensboro National Bank, a $17.6 million minority managed commercial bank.

The Bank’s primary business is to solicit deposit accounts and invest those funds by originating loans for the purchase or refinancing of one-to-four family residences. Funds are invested, to a lesser extent, by making commercial and consumer installment loans and purchasing investment securities. Other sources of funds include net earnings, the repayment of principal and interest on loans and borrowings from the FHLB.

In 2001, Mutual’s wholly owned subsidiary, Mutual Service Corporation of Durham, Inc. (“MSCD”), entered into a subscription agreement to invest $500,000 in Piedmont Investment Advisors, LLC (“Piedmont”) in exchange for a 12.5% interest in Piedmont. Piedmont is an investment management company located in Durham, North Carolina which manages Mutual’s investment portfolio. MSCD’s initial $500,000 investment in Piedmont, was recorded as an investment in Piedmont and was accounted for using the equity method. During the year ended September 30, 2002, Mutual’s management determined that, due to the level of losses experienced by Piedmont, MSCD’s goodwill related to its investment in Piedmont was impaired and had no value. As a result, the investment was subsequently written down to zero. In August 2003, an amended operating agreement increased membership in Piedmont causing MSCD’s interest to dilute to 9.0%. In November 2006, MSCD entered into an Installment Purchase Agreement to sell its interest back to Piedmont. The closing was completed, and proceeds received before March 2007.

MANAGEMENT’S DISCUSSION AND ANALYSIS

The following discussion and analysis is presented to assist in understanding the financial condition and results of operations. The discussion is designed to provide stockholders and other readers with a more comprehensive review of the financial condition and results of operations than can be obtained by reading the financial statements alone. Reference should be made to those statements and the selected financial data presented elsewhere in this report.

Summary of Consolidated Performance

Net loss for the years ended December 31, 2006 (“fiscal 2006”) and December 31, 2005 (“fiscal 2005) was ($846,729) and ($384,236), respectively. For fiscal 2006 and 2005, basic and diluted loss per share was ($2.33) and ($1.06), respectively. Loss on average assets for the years ended December 31, 2006 and December 31, 2005 was (0.97%) and (0.42%), respectively. Loss on average equity was (12.66%) for fiscal 2006 and (5.17%) for fiscal 2005. Comparatively, net interest income for fiscal 2006 decreased by $631,074 primarily due to increased cost on interest bearing deposits.

Non interest income increased to $722,135 for fiscal 2006 from $423,823 for fiscal 2005 primarily due to losses on sale of loans and securities available-for-sale. Net realized loss on sale of securities for fiscal 2006 was $129,750, compared with $0 loss for fiscal 2005. Loss on sale of loans for fiscal 2005 was $346,376, compared to $0 loss for fiscal 2006. General and administrative expenses increased to $4,344,638 for fiscal 2006 from $4,020,448 for fiscal 2005 largely due to an increase in compensation and benefits, depreciation, computer services, consulting, and other miscellaneous expenses.

Critical Accounting Policy

The Bank’s critical accounting policy relates to the evaluation of the allowance for loan losses which is based on management’s opinion of an amount that is adequate to absorb losses inherent in the Bank’s existing portfolio. The allowance for loan losses is established through a provision for loan losses based on available information including the composition of the loan portfolio, historical loan losses, specific impaired loans, availability and quality of collateral, age of the various portfolios, changes in local economic conditions, and loan performance and quality of the portfolio. Different assumptions used in evaluating the adequacy of the Bank’s allowance for loan losses could result in material changes in the Bank’s consolidated financial condition or consolidated financial results of operations. The Bank’s policies with respect to the methodology for determining the allowance for loan losses involve a higher degree of complexity and require management to make subjective judgments that often require assumptions or estimates about uncertain matters. This critical policy and its assumptions are periodically reviewed with the Audit Committee of the Board of Directors.

The above listing is not intended to be a comprehensive list of all of our significant accounting policies. In many cases, the accounting treatment of a particular transaction is specifically dictated by generally accepted accounting principles, with no need for management’s judgment in its application. There are also areas in which management’s judgment in selecting any available alternative would not produce a materially different result. See our audited consolidated financial statements and notes thereto included in the Annual Report which contain a discussion of our accounting policies and other disclosures required by accounting principles generally accepted in the United States.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Management’s Discussion and Analysis of Consolidated Financial Condition and Consolidated Results of Operations – Year Ended December 31, 2006 Compared to Year Ended December 31, 2005.

Income Statement Analysis

Net Interest Income: Net interest income was $2.3 million for fiscal 2006 as compared to $3.0 million for fiscal 2005. Net interest income for fiscal 2006 decreased by ($631,000), or (21.2%), over fiscal 2005. Interest income increased only $9,000, with the overall yield on average earning assets increasing approximately 41 basis points to 6.3% for fiscal 2006. Interest expense increased by $640,000, or 31.6%, to $2.7 million for fiscal 2006. The average cost of funds was 3.8% for fiscal 2006 compared to 2.7% for fiscal 2005. As a result, the Bank’s net interest margin decreased approximately 55 basis points to 2.9%. The discussion of net interest income should be read in conjunction with Table 1-Rate/Volume Analysis and Table 2-Average Balances, Interest, and Average Yields/Costs.

	Table 1. Rate/Volume Analysis Years Ended
	December 31, 2006 vs. December 31, 2005 Increase (Decrease) Due To			December 31, 2005 vs. December 31, 2004 Increase (Decrease) Due To			December 31, 2004 vs. December 31, 2003 Increase (Decrease) Due To
(In Thousands)	Volume	Rate	Total	Volume	Rate	Total	Volume	Rate	Total
INTEREST INCOME
Real Estate Loans (net of allowance)	$(315)	$108	$(207)	$216	$71	$287	$1,278	$(490)	$788
Other Loans	20	121	141	(63)	28	(35)	43	(40)	3

Total Loans	(295)	229	(66)	153	99	252	1,321	(530)	791
US Government Agency Securities	(9)	6	(3)	(121)	15	(106)	(293)	274	(19)
Mortgage-Backed Securities	(54)	(7)	(61)	(198)	69	(129)	(130)	79	(51)
Other Securities	30	(33)	(3)	(7)	8	1	(167)	64	(103)

Total Securities	(33)	(34)	(67)	(326)	92	(234)	(590)	417	(173)
Total Other Earning Assets	(7)	149	142	9	148	157	(48)	37	(11)

Total Interest Earning Assets	(335)	344	9	(164)	339	175	683	(76)	607

INTEREST EXPENSE
Demand Deposits	22	211	233	(36)	39	3	89	(146)	(57)
Savings Deposits	(4)	1	(3)	(1)	2	1	(4)	(34)	(38)
Time Deposits	(58)	522	464	29	589	618	(57)	(32)	(89)

Total Interest Bearing Deposits	(40)	734	694	(8)	630	622	28	(212)	(184)
Bank Borrowings	(135)	81	(54)	(14)	(99)	(113)	4	13	17

Total Interest Bearing Liabilities	(175)	815	640	(22)	531	509	32	(199)	(167)

NET INTEREST INCOME	$(160)	$(471)	$(631)	$(142)	$(192)	$(334)	$651	$123	$774

Volume/rate variance is allocated on the percentage relationship of changes in balances and changes in rates to the total net change in interest income.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Interest Income on Loans: Interest income on loans decreased approximately $66,000, or 1.5%, to $4.3 million in fiscal 2006. In conjunction with the decrease in interest income on loans, average loans decreased by $4.6 million, from $68.6 million to $64.0 million for fiscal 2005 and 2006, respectively.

Interest on real estate loans totaled $3.8 million with an average yield of 6.5% for fiscal 2006, compared to $4.0 million with an average yield of 6.3% for fiscal 2005. Average real estate loans decreased by $4.9 million from $63.8 million at December 31, 2005 to $58.9 million at December 31, 2006.

Interest on other loans increased, totaling $458,000 with an average yield of 8.9% for fiscal 2006 compared to $317,000 with an average yield of 6.6% for fiscal 2005. Average other loans increased by $331,000 from $4.8 million at December 31, 2005 to $5.1 million at December 31, 2006. Other loans primarily consist of commercial loans, installment loans, lines of credit, and various other loan types.

Interest Income on Securities: Interest income on securities totaled approximately $346,000 for fiscal 2006, down from approximately $413,000 for fiscal 2005. The average amortized cost of securities decreased from $8.1 million at December 31, 2005 to $7.0 million at December 31, 2006. The average yield decreased approximately 13 basis points, from 5.1% for fiscal 2005 compared to 4.9% for fiscal 2006. This decline in average balance along with the decrease in average yield resulted in the decrease in interest income.

Interest income on U.S. Government and Agency securities (“agencies”) totaled approximately $141,000 for fiscal 2006, down from approximately $144,000 for fiscal 2005. Although the yield on agencies for fiscal 2006 increased approximately 18 basis points, from 4.4% for fiscal 2005 compared to 4.6% for fiscal 2006, the average balance decreased $194,000. The average amortized cost of agencies decreased from $3.3 million at December 31, 2005 to $3.1 million at December 31, 2006. During fiscal 2006, agencies were purchased for $3.0 million, and a $130,000 loss was incurred for agencies sold. Agencies with a book value of $3,281,000 were sold for $3,150,000. No other agencies matured or were called.

Interest income on mortgage-backed securities (“MBS”) decreased approximately $61,000, from $231,000 for fiscal 2005 to $170,000 for fiscal 2006. The average amortized cost of MBS decreased from approximately $4.4 million for fiscal 2005 to approximately $3.3 million for fiscal 2006. This decrease was due to principal pay downs. In addition, the yield on MBS decreased by approximately 15 basis points to 5.1% for fiscal year 2006.

Interest income from other securities remained relatively unchanged at $35,000 for fiscal 2006. The average amortized cost of these securities increased from $486,000 at December 31, 2005 to $598,000 at December 31, 2006. Conversely, the yield on these securities decreased by approximately 197 basis points, from 7.8% for fiscal year 2005 to 5.9% for fiscal year 2006. A municipal bond with a book value of $101,000 was sold during the 2006 fiscal year at a gain of $740.

Interest Income on Other Earning Assets: Average other earning assets increased approximately $315,000 during fiscal 2006 and generated approximately $390,000 in interest income compared to $248,000 in interest income in fiscal 2005. The average yield increased 153 basis points to 4.5% in response to rising rates during fiscal 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Interest Expense on Deposits: Interest expense on deposits increased approximately $694,000 during fiscal 2006 to $2.3 million. Average interest bearing deposits decreased by $598,000 in fiscal 2006 from $63.2 million at December 31, 2005, to $62.6 million at December 31, 2006. Conversely, average cost of funds for interest-bearing deposits increased approximately 113 basis points from 2.6% for fiscal 2005 compared to 3.7% for fiscal 2006. The increase in interest expense on deposits occurred primarily due to the rise in cost of funds in 2006.

Interest Expense on Borrowings: Interest expense on borrowings was approximately $332,000 for fiscal 2006, compared to $386,000 for fiscal 2005. Average borrowings decreased from $11.9 million during fiscal 2005 to $8.2 million during fiscal 2006. The average cost of these funds also decreased approximately 79 basis points to 4.0% for fiscal 2006. The decrease in interest on borrowings was due to lower balances and repriced borrowings.

Provision for Loan Losses: The provision for loan losses is the periodic expense of maintaining an adequate allowance for loan losses to absorb probable losses, net of recoveries, in the existing loan portfolio. Management evaluates the adequacy of the allowance for loan losses each quarter. After assessing economic factors and the Bank’s historical experience, the loans are categorized based on risk.

Included in this risk analysis are past due loans, nonaccrual loans, loans specifically identified by management, and loans classified by regulatory authorities. Estimated loss percentages are applied to each category of loans to arrive at estimates of amounts at risk for each category. The total of these at risk amounts is compared to the allowance for loan losses to determine adequacy.

Based on management’s assessment, the allowance for loan losses at December 31, 2006 was believed to be adequate. Mutual provided $120,000 and $59,000 for loan losses during fiscal 2006 and 2005, respectively. This decision was based on assessments of the inherent risk in the loan portfolio and the economy. See Note 4 to the consolidated financial statements for details on the activity in the allowance for loan losses.

Non-Interest Income: A significant portion of Mutual’s operating income is derived from non-interest related sources which include fees charged to service loans on the behalf of others, service charges and related fees on deposit accounts, income from bank owned life insurance (“BOLI”), rental income, and gains or losses on the disposition of assets.

Non-interest income for fiscal 2006 was $722,000 compared with $424,000 for fiscal 2005, an increase of $298,000. This represented a 70.4% increase which was primarily due to an $86,000 increase in service fees offset by a $130,000 loss on sale of securities available for sale, absent the $346,000 loss on sale of loans incurred in 2005. Income from fees and service charges increased to $622,000 for fiscal 2006 from $536,000 for fiscal 2005. The $86,000 increase is primarily attributable to the fees earned from the maturing of automatic overdraft deposit (“AOD”) product. A portion of the securities available-for-sale portfolio which had been in a loss position for greater than one year was sold at a loss. No loans were sold during 2006.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Non-Interest Expenses: General and administrative expenses for fiscal 2006 was $4.3 million compared with $4.0 million for fiscal 2005, an increase of $324,000. Increases were largely due to an increase in compensation and benefits, depreciation, data processing services, professional and consulting fees, and other miscellaneous expenses.

Compensation and benefits expense increased approximately $47,000 to $2.1 million, primarily due to staffing for opening of new Durham branch at Northgate Mall, offset by a decrease in health insurance benefit costs. Additionally a yearend vacation payout was made for staff unable to take time off due to operational demands.

Depreciation and amortization expense increased approximately $32,000 to $230,000 for the year ended December 31, 2006. This increase was primarily due to depreciation associated with the $836,000 purchase of Premises and Equipment attributable to opening a new branch and renovations to the Murrow Boulevard branch in Greensboro. See Note 5 to the consolidated financial statements for details on Premises and Equipment.

Data processing services increased approximately $41,000 to $253,000 for the year ended December 31, 2006. This increase was primarily due to the incremental costs incurred in support of the network infrastructure redesign and expansion, and increase in service bureau costs. Network expansion and redesign support efforts such as opening of new branch and strategic system upgrades for future operational efficiencies.

Professional and consulting fees increased approximately $129,000 during fiscal 2006 to $472,000 compared to $343,000 for fiscal 2004. The primary reason for the increase was due to administrative cost associated with the deposit account overdraft privilege (AOD) product. The 2006 period included 12 months of administrative fees as compared to only four months for the 2005 period. Additional fees were incurred while contracting interim IT and internal audit services, and temporary security personnel. This was offset by a decrease in investment advisory service costs as a result of renegotiating the vendor agreement.

Other non-interest expenses increased approximately $94,000 to $629,000 for fiscal 2006. An increase in ATM cost and employee training expenses, offset by a decrease in robberies account for the majority of increase. ATM network expansion accounts for the increase in ATM expense by $37,000 in fiscal 2006 to $178,000 compared to $142,000 for fiscal 2005. Employee training cost increased primarily due to reimbursement of expenses associated with the Chief Financial Officer’s ongoing participation in the Masters of Business Administration program. Losses due to robberies decreased $20,000 or 94% as a result of incremental security and bank monitoring cost.

Income Taxes: Mutual had an income tax benefit of $556,000 for fiscal 2006 compared with a benefit of $301,000 for fiscal 2005. See Note 12 to the consolidated financial statements for a reconciliation of reported income tax expense to the amount computed by applying the Federal statutory rate to pretax income.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Balance Sheet Review

Earning Assets & Interest Bearing Liabilities: Average earning assets decreased from $85.1 million during fiscal 2005 to $79.7 million for fiscal 2006. This represents a decrease of $5.4 million, or 6.3%. The decline in average earning assets is attributed to a decrease in average securities and loans offset by an increase in average other earning assets (primarily interest-earning deposits with other banks).

	Table 2. Average Balances, Interest, and Average Yields/Costs Years Ended
(In Thousands, Except Ratios)	December 31, 2006			December 31, 2005			December 31, 2004
	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
ASSETS:
Real Estate Loans	$58,906	$3,810	6.47%	$63,804	$4,017	6.30%	$61,352	$3,730	6.08%
Other Loans	5,123	458	8.94%	4,792	317	6.62%	5,078	352	6.93%
Total Loans	64,029	4,268	6.67%	68,596	4,334	6.32%	66,430	4,082	6.14%
US Gov Agency Securities	3,064	141	4.60%	3,258	144	4.42%	5,491	249	4.53%
Mortgage-backed Securities	3,340	170	5.09%	4,405	231	5.24%	8,016	360	4.49%
Other Securities	598	35	5.85%	486	38	7.82%	596	37	6.21%
Total Securities	7,002	346	4.94%	8,149	413	5.07%	14,103	646	4.58%
Other Earning Assets	8,683	390	4.49%	8,368	248	2.96%	7,357	92	1.26%
Total Interest Earning Assets	79,714	5,004	6.28%	85,113	4,995	5.87%	87,890	4,820	5.48%
Non-Interest Earning Assets	7,189			6,193			4,732

Total Assets	86,903			91,305			92,622

LIABILITIES:				$207
Demand Deposits	2,750	5	0.18%	2,917	5	0.17%	3,105	8	0.26%
Money Market Accounts	11,066	370	3.34%	9,062	137	1.51%	10,793	131	1.21%
Savings Deposits	5,138	26	0.51%	5,833	29	0.50%	6,161	28	0.45%
Certificates of Deposit	43,656	1,931	4.42%	45,396	1,467	3.23%	40,388	849	2.10%
Total Interest Bearing Deposits	62,610	2,332	3.72%	63,208	1,638	2.59%	60,447	1,016	1.68%
Bank Borrowings	8,219	332	4.04%	11,882	386	3.25%	15,331	499	3.25%
Total Interest Bearing Liabilities	70,829	2,664	3.76%	75,090	2,024	2.70%	75,778	1,515	2.00%
Non-Interest Bearing Liabilities	9,384			8,776			9,347

Total Liabilities	80,213			83,866			85,125

TOTAL STOCKHOLDERS’ EQUITY	6,690			7,439			7,497

Total Liabilities and Equity	86,903			91,305			92,622

NET INTEREST INCOME		$2,340			$2,971			$3,305

Interest Rate Spread			2.52%			3.17%			3.49%

Net Yield on Interest Earning Assets			2.94%			3.49%			3.76%

Percentage of Average Earning Assets to Interest Bearing Liabilities			112.54%			113.35%			115.98%

Average interest bearing liabilities totaled $70.8 million and $75.1 million during fiscal years 2006 and 2005, respectively. The decrease is primarily attributed to a decrease in average borrowings. A more detailed

MANAGEMENT’S DISCUSSION AND ANALYSIS

discussion of the various earning assets and interest bearing liabilities is included herein. The discussion of average earning assets and interest-bearing liabilities should be read in conjunction with Table 2.-Average Balances, Interest and Average Yields/Costs.

Loans: Mutual experienced some loan decline during fiscal 2006. The loan portfolio averaged $64.0 million during fiscal 2006 as compared to an average of $68.6 million for fiscal 2005. Net loans totaled approximately $62.4 million as of December 31, 2006 compared to $65.0 million as of December 31, 2005. Principal repayments (net of loan originations) were $2.4 million for fiscal 2006 compared to $3.7 million for fiscal 2005.

Real estate loans made up approximately 83.0% of total loans at December 31, 2006. Real estate loans totaled $52.5 million at December 31, 2006, compared to $54.7 million at December 31, 2005. Mortgage loans remained relatively unchanged to $52.0 million at December 31, 2006. The Bank’s construction loan portfolio also decreased $1.2 million during fiscal 2006 to $808,000. Commercial loans increased $2.7 million from $2.1 million at December 31, 2005, to $4.9 million at December 31, 2006. Consumer loans increased approximately $452,000 to $1.8 million at December 31, 2006.

In step with the Bank’s strategic plan to change the ratio of fixed to variable loans, in 2005, approximately $7.0 million of 15 year fixed rate loans at an average rate of 4.6%, were sold, and approximately $7.0 million of home equity type line of credit (“HELOC”) variable rate loans were purchased providing for a higher yield opportunity for the Bank. During fiscal 2006 as rates continued to rise, a significant portion of the purchased adjustable rate HELOC loans began to pay down. Home equity loans decreased during fiscal 2006 from $7.3 million at December 31, 2005 compared to $4.0 million at December 31, 2006.

The following table reflects the maturities of loans with fixed and variable interest rates at December 31, 2006 and 2005. Loans with fixed rates are reflected based upon the contractual repayment schedule, while loans with variable interest rates are reflected based upon the contractual repayment schedule up to the contractual rate adjustment date.

	At December 31, 2006
(in thousands)	1 Year Or Less	1 - 5 Years	After 5 Years	Total
Loans with Fixed Interest Rates	$2,675	$10,486	$28,912	$42,073
Loans with Variable Interest Rates	13,871	3,578	3,757	21,206

Total Loans (excludes allowance)	$16,546	$14,064	$32,669	$63,279

	At December 31, 2005
(in thousands)	1 Year Or Less	1 - 5 Years	After 5 Years	Total
Loans with Fixed Interest Rates	$2,328	$15,866	$35,189	$53,384
Loans with Variable Interest Rates	876	3,706	7,726	12,308

Total Loans (excludes allowance)	$3,205	$19,572	$42,915	$65,691

MANAGEMENT’S DISCUSSION AND ANALYSIS

At December 31, 2006 and December 31, 2005, Mutual had outstanding loan commitments of $4.2 million and $3.9 million, respectively. In general, commitments consist of unused lines of credit and funds yet to be disbursed on commercial and construction loans. Management expects these commitments will be fulfilled during the normal course of business. See Note 15 to the consolidated financial statements.

The following table reflects loan commitments of the Bank outstanding as of December 31, 2006.

Commitments	Total Amounts Committed	Amount of Commitment Expiration Per Period
		Less than 1 Year	1 - 3 Years	4 - 5 Years	After 5 Years
Undisbursed portion of home equity lines	$2,525	$25	$1,257	$115	$1,128
Other commitments and credit lines	$601	3	466	82	50
Letters of credit	$10	10	—	—	—
Undisbursed portion of construction loans	$1,087	—	1,087	—	—

Total commitments	$4,223	$38	$2,810	$197	$1,178

Securities: All of the Bank’s investment securities are held in the available for sale (AFS) category. The AFS securities consist of agencies, mortgage-backed securities, Small Business Administration loan pools, corporate and municipal bonds. At December 31, 2006, the total book value and market value of the Bank’s investments was approximately $6.6 million and $6.5 million, respectively. Agencies make up approximately 46% of the AFS portfolio, while mortgaged-back securities make up 46%. Securities activity within the AFS portfolio consisted of primarily of principal payments of $504,000, purchases of $3.0 million, and proceeds from sales of $3.3 million with a realized loss of $130,000.

Excluding MBS, scheduled maturities totaled approximately $3.5 million at December 31, 2006 of which approximately 36.7% will mature within five years or less. MBS do not have scheduled maturities. Expected maturities are based on the effect of prepayment speeds, which may shorten or lengthen the average life of the underlying mortgage loans. The average life of Mutual’s MBS portfolio was less than four years.

Other Earning Assets: Other earning assets consist of interest bearing deposits, Federal Home Loan Bank (“FHLB”) stock and Federal funds sold. Other earning assets totaled approximately $8.7 million at December 31, 2006, and averaged $8.4 million during fiscal 2005. These investments are generally short-term in nature and are highly liquid, with the exception of FHLB stock purchased in relation to outstanding advances. Therefore, yields on other earning assets are generally lower than those on loans or investment securities. The level of these investments can vary from time to time as they are used to manage interest rate risk, to take advantage of short-term interest rate opportunities, and provide liquidity.

Non-Performing Assets: Non-performing assets include loans in nonaccrual status, restructured loans, other real estate owned (OREO), and repossessed assets. Non-performing assets increased from $414,000 at December 31, 2005 to $680,000 at December 31, 2006. Accruing loans past due 90 days or more and

MANAGEMENT’S DISCUSSION AND ANALYSIS

nonaccrual loans as to principal or interest payments totaled $1.4 million and $729,000 at December 31, 2006 and 2005, respectively. The ratio of non-performing assets plus accruing loans past due 90 days or more to total assets was 1.67% and 1.01% at December 31, 2006 and 2005, respectively. The interest forgone on nonaccrual loans was $57,000, and $17,000 for the fiscal 2006 and 2005, respectively.

Table 3. Non-Performing Assets and Past Due Loans (In Thousands, Except Ratios)

	Dec 31, 2006	Dec 31, 2005
Loans accounted for on a nonaccrual basis	$634	$288
Other real estate & repossessions	45	126

Total non-performing assets	$680	$414

Accruing loans 90 days or more past due:
Real estate loans	$495	$176
Consumer loans	46	15
Commercial loans	262	250

Total accruing loans 90 days or more past due	$803	$441

Interest foregone on nonaccrual loans	$57	$17
Non-performing assets as a percentage of total assets	0.76%	0.49%
Non-performing assets as a percentage of total loans	1.09%	0.64%
Allowance for loan losses as a percentage of non-performing assets	122.53%	171.78%
Non-performing assets & accruing loans 90 days or more past due as a percentage of total assets	1.67%	1.01%

Management continually monitors the loan portfolio to prevent the deterioration of assets, while promptly recognizing those loans that are non-performing. Loans that are severely past due are actively managed to restore them to accrual status and prevent further problems. The increase in non-performing loans is largely due to an increase in the defaults of loans secured by residential 1-4 family real estate loans. This increase in defaults is primarily as a result of an increase in the supply of rental apartments in the markets that we serve which decreases the demand for older detached residential properties.

Other Assets: Other assets consist of OREO, prepaid expenses, and various receivables. These assets are generally short-term in nature with varying balances, and are highly liquid. Other assets totaled approximately $1.0 million at December 31, 2006, compared to $433,000 at December 31, 2005. The primary variance is due to a $720,000 receivable established in November 2006 as a result of the agreement between MSCD and Piedmont Investment Advisors to sell partnership interest. See “Introduction and Statement of Business” for details of arrangement.

Deposits: Mutual offers a diverse range of deposit products including both non-interest bearing and interest bearing demand deposit accounts, savings accounts and certificates of deposit. Mutual competes for deposits with other savings banks, commercial banks, credit unions, mutual funds and providers of other non-bank financial services. Total average deposits were $72.0 million for fiscal 2006, of which $9.4 million were non-interest bearing and $62.6 million were interest bearing. For fiscal 2005, total average deposits were $71.9 million, of which $8.7 million were non-interest bearing and $63.2 million were interest bearing.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Total deposits were $72.2 million as of December 31, 2006 compared with $71.9 million as of December 31, 2005. This represents an increase of $267,000 during fiscal 2006. Most of this increase was represented by a $2.1 million increase in interest-bearing deposits concentrated in Money Market accounts, offset by a decrease of $1.8 million in non-interest bearing demand accounts.

Borrowed Funds: Borrowed funds are a secondary source of funding for the Bank. Borrowings are usually obtained from the FHLB. Advances from the FHLB may be used on a short-term basis for cash management needs or on a long-term basis as an asset/liability management tool. As of December 31, 2006, FHLB advances totaled $8.9 million compared to $5.0 million at December 31, 2005. For details regarding the rates and terms, see Note 8 to the consolidated financial statements.

Accrued Expenses and Other Liabilities: Accrued expenses and other liabilities totaled approximately $1.2 million at December 31, 2006, compared to $281,000 at December 31, 2005. These liabilities consist of accrued expenses, deferred compensation, deferred revenue, and various payables. These liabilities are generally short-term in nature with varying balances, and generally non-interest bearing. The primary variance is due to deferred revenue of $720,000 established in November 2006 as a result of the agreement between MSCD and Piedmont Investment Advisors to sell partnership interest. Revenue will be recognized upon the complete transfer of the ownership interest in 2007. See “Introduction and Statement of Business” for details of arrangement.

Capital Management

Capital Analysis: One of management’s primary objectives is to maintain a strong capital position in order to warrant confidence from customers, investors, bank regulators and stockholders. A measure of capital position is capital adequacy, defined as the amount of capital needed to maintain future asset growth and to absorb unforeseen losses. Regulators consider a variety of factors in determining an institution’s capital adequacy, including quality and stability of earnings, asset quality, guidance and expertise and liquidity. Regulatory guidelines place emphasis on stockholders’ equity in relationship to total assets adjusted for risk.

The primary focus is on credit risk; however, certain components of interest rate and market risk are incorporated into the assignment of risk classifications. Capital is defined as either core capital (Tier 1) or supplemental capital (Tier 2). The minimum risk-based capital guidelines require banks to maintain a total capital ratio of 8%, with at least 4% Tier 1 capital.

As detailed in Note 9 to the consolidated financial statements, Mutual’s risk-based capital ratios at December 31, 2006 were 9.59% and 8.35% for Total capital and Tier 1 capital, respectively. As of December 31, 2006, the capital leverage ratio was 6.01%.

The ratios are calculated as:

•	Tier 1 leverage ratio (4% minimum requirement): Tier 1 capital divided by total average assets

•	Tier 1 risk-based ratio (4% minimum requirement): Tier 1 capital divided by risk-weighted assets

•	Total risk-based ratio (8% minimum requirement): Risk-based capital divided by risk-weighted assets

MANAGEMENT’S DISCUSSION AND ANALYSIS

The Board of Directors has resolved to maintain Mutual’s Tier 1 Leverage Capital at or above 7% and will not pay any cash dividend or other distribution which may reduce the Bank’s capital below this level. Failure to meet applicable minimum capital requirements could subject the Bank to a variety of enforcement remedies by federal and North Carolina bank regulatory agencies. Regulation by these agencies is intended primarily for the protection of Mutual’s depositors and the deposit insurance fund and not for the benefit of the Bank’s stockholders.

Liquidity Management

Liquidity: Liquidity is the ability to meet present and future financial obligations through the sale or maturity of existing assets or the acquisition of additional funds through liability management. Asset liquidity is provided by cash, deposits with other correspondent banks, Federal funds sold, securities available-for-sale, maturities of securities and loans and monthly repayments of existing loans. Liability liquidity is dependent on Mutual’s ability to obtain deposits and other funding at reasonable rates. Refer to Table 4 – Interest Sensitive Gap Analysis for maturities of assets and liabilities.

Cash balances are reviewed daily, and cash flow statements are prepared and analyzed by management. Liquidity is also monitored on a monthly basis by two primary ratios. As of December 31, 2006, the ratios of net loans to total assets and net loans to total deposits were 70.2% and 86.5%, respectively.

Asset Liability Management

Interest Rate Sensitivity: Interest rate sensitivity is the relationship between changes in market interest rate and the corresponding change in interest sensitive income. Interest rate sensitivity is controlled through the asset/liability management process. Asset/liability management is the process whereby an institution changes the mix, maturity and pricing of certain asset and liability components of the balance sheet to reduce its exposure to interest rate volatility. One tool used by Mutual to monitor its balance sheet structure is gap analysis. Gap is the difference between interest earning assets and interest bearing liabilities based on the maturity/repricing of these elements over specific time periods.

The gap analysis is prepared by an outside service based on regulatory call reports for the quarter. In compiling the report for the quarter ended December 31, 2006, most of the assumptions made were based on industry standards. Unless otherwise stated, amounts are reported based on their earliest maturity or repricing date in Table 4 – Interest Sensitive Gap Analysis.

Historically, Mutual has been exposed to significant risk from rising interest rates due to the maturities of its assets being longer than its deposit products. Mutual’s primary assets are the loan portfolio and investment securities, which represents 70.2% and 7.3% of total assets, respectively. The majority of these loans are comprised of fixed rate mortgage loans. The next largest asset of the Bank is the portfolio of investment securities, most of which are fixed also. Management has attempted to change the mix of the loan portfolio by buying and selling loans, originating variable rate products, and through diversification. Generally, fixed rate loans at a yield below market will be sold at a discount. The same process is considered when purchasing investment securities. With exception of mortgage-backed securities, bonds maturing within five or seven years are considered acceptable purchases. MBS generally have no stated maturity due to certain prepayment risks.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Table 4. - Interest Sensitive Gap Analysis (In Thousands, Except Ratios)

	At December 31, 2006
	3 Months	3 to 12 Months	1 to 3 Years	3 to 5 Years	5 and Over Years	Total
Interest-earning assets:
Interest Earning Deposits	$9,619	$—	$—	$—	$—	$9,619
Federal Funds Sold	17	—	—	—	—	17
Investment Securities & FHLB Stock *	2,156	436	1,444	1,127	2,047	7,210
Loans	14,197	7,676	13,682	7,685	20,039	63,279

Total interest-earning assets	$25,989	$8,112	$15,126	$8,812	$22,086	$80,125

Percent of total interest-earning assets	32.44%	10.12%	18.88%	11.00%	27.56%	100.00%
Cumulative percent of total interest-earning assets	32.44%	42.56%	61.44%	72.44%	100.00%	100.00%

Interest-bearing liabilities
NOW, Savings and Money Market Deposits	$10,676	$—	$10,657	$—	$—	$21,333
Certificates of Deposits More Than $100,000	3,493	16,509	1,770	1,735	—	23,507
Certificates of Deposits Less Than $100,000	3,785	14,982	1,333	1,306	—	21,406
Borrowings	—		3,900	—	5,000	8,900

Total Interest-bearing liabilities	$17,954	$31,491	$17,660	$3,042	$5,000	$75,147

Percent of total interest-bearing liabilities	23.89%	41.91%	23.50%	4.05%	6.65%	100.00%
Cumulative percent of total interest-bearing liabilities	23.89%	65.80%	89.30%	93.35%	100.00%	100.00%

Interest sensitivity gap	$8,035	$(23,379)	$(2,534)	$5,770	$17,086	$4,978
Cumulative interest sensitivity gap	8,035	(15,344)	(17,878)	(12,108)	4,978

Cumulative interest sensitivity gap as a percent of total interest-earning assets	10.03%	-19.15%	-22.31%	-15.11%	6.21%
Cumulative ratio of interest-sensitive assets to interest-sensitive liabilities	144.75%	68.97%	73.36%	82.74%	106.62%

*	Mortgage-backed securities are reported based on the amortized balance of the underlying loans including the recognition of principal prepayments.

On the liability side of the balance sheet, management will continue to encourage customers to extend the maturity of deposits. This strategy primarily affects the Bank’s certificates of deposit, which make up 63.3% of total deposits. In general, Mutual will offer a higher rate for longer maturities of deposits. To enhance the Bank’s position, Mutual will offer new demand deposit programs that provide consumer benefits. The noninterest deposits will likely improve interest rate risk and reduce the Bank’s cost of funds. The other deposits related to the NOW, savings, and money market accounts are considered to be stable over time. While Mutual may experience some unexpected withdrawals, these deposits are usually recovered in a short period. Notwithstanding the advances used in the leverage strategy, borrowings are used to mitigate the risks associated with taking on deposits with shorter maturities. In general, Bank borrowings will range in maturity between three months and five years.

Off-Balance Sheet Arrangements: Mutual has various financial instruments (outstanding commitments) with off-balance sheet risk that are issued in the normal course of business to meet the financing needs of its customers. See Note 15 to the consolidated financial statements for more information regarding these commitments and contingent liabilities.

MANAGEMENT’S DISCUSSION AND ANALYSIS

Management’s Report On Internal Control Over Financial Reporting

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 (the “S-O Act”), the Bank will be required under rules adopted by the Securities and Exchange Commission (“SEC”) to include in its annual reports a report by management on the Bank’s internal control over financial reporting and an accompanying auditor’s report. In September 2005, the SEC extended the Section 404 compliance date for the Bank and other non-accelerated filers. Under the extension, the Bank must begin to comply with these requirements for its fiscal year ending December 31, 2007. The Bank’s independent registered public accounting firm will be required to report as of December 31, 2008 on management’s assessment as well as report on its own assessment of the effectiveness of the Bank’s internal controls over financial reporting. Management is currently establishing policies and procedures to assess and report on internal controls. There can be no assurance as to the successful completion of such assessment and as to the reported results offered by management and the independent registered public accounting firm. Inability to complete the assessment and unfavorable reports could have an adverse affect on the Bank.

Forward-Looking Statements

Management’s discussion and analysis includes certain forward-looking statements addressing, among other areas, the Bank’s prospects for earnings and asset growth. Forward-looking statements are accompanied by, and identified with, such terms as “anticipates”, “believes”, “expects”, “intends”, and other similar phrases. Management’s expectations for the Bank’s future may involve a number of assumptions and estimates. Factors that could cause actual results to differ from the expectations expressed herein include: substantial changes in interest rates and changes in the general economy, as well as changes in the Bank’s strategies for credit-risk management, interest rate risk management and investment activities. In addition, changes in legislation and/or regulation could possibly affect the Bank’s performance. Accordingly, any forward-looking statements included herein do not purport to be projections of future events or circumstances and may not be realized.

Recent Accounting Pronouncements

See Note 1 to the accompanying financial statements for a full description of recent accounting pronouncements including the respective expected dates of adoption and effects on results of operations and financial condition.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

Mutual Community Savings Bank, Inc., SSB:

We have audited the accompanying consolidated statements of financial condition of Mutual Community Savings Bank, Inc., SSB and subsidiary (“Mutual”) as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of Mutual’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Mutual’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Mutual’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Mutual as of December 31, 2006 and 2005 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As disclosed in Note 9 to the financial statements, as of the date of our report, the Bank had not yet received the results of the safety and soundness exam conducted jointly during 2006 by the Commissioner of Banks of the State of North Carolina and the Federal Deposit Insurance Corporation.

Raleigh, North Carolina

April 12, 2007

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

December 31, 2006 and 2005

	2006	2005
ASSETS

ASSETS:
Cash and cash equivalents (including interest-earning deposits of $9,618,785 and $5,116,622 at December 31, 2006 and 2005, respectively)	$11,600,950	$5,927,306
Federal funds sold	16,889	16,501
Securities available for sale at market value (amortized cost of $6,590,594 and $7,463,655 at December 31, 2006 and 2005, respectively)	6,507,393	7,247,708

Loans receivable	63,278,880	65,691,420
Allowance for loan losses	(833,114)	(711,890)

Net loans	62,445,766	64,979,530

Federal Home Loan Bank stock, at cost	619,200	403,800
Accrued interest and dividends receivable	433,641	442,664
Premises and equipment, net	2,889,899	2,283,956
Deferred tax assets, net	1,132,064	627,500
Bank owned life insurance	2,296,241	2,204,372
Other assets	1,038,286	432,574

TOTAL ASSETS	$88,980,329	$84,565,911

LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES:
Deposits	$72,198,704	$71,931,470
Borrowed Funds	8,900,000	5,000,000
Advances from borrowers for taxes and insurance	111,646	94,118
Accrued interest payable	342,593	229,244
Accrued expenses and other liabilities	1,164,018	280,629

TOTAL LIABILITIES	82,716,961	77,535,461

COMMITMENTS (Notes 3 and 15)

STOCKHOLDERS’ EQUITY:
Serial preferred, $.01 par value, 250,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value, 1,000,000 shares authorized, 363,719 shares issued and outstanding	3,637	3,637
Additional paid-in capital	3,145,913	3,146,373
Unearned stock compensation award	—	(460)
Accumulated other comprehensive income (loss)	(49,921)	(129,568)
Retained earnings	3,163,739	4,010,468

TOTAL STOCKHOLDERS’ EQUITY	6,263,368	7,030,450

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY:	$88,980,329	$84,565,911

See accompanying notes

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

CONSOLIDATED STATEMENTS OF INCOME

Years Ended December 31, 2006 and 2005

	2006	2005
INTEREST AND DIVIDEND INCOME:
Loans receivable	$4,267,954	$4,334,187
Securities	345,902	412,593
Federal Home Loan Bank dividends	32,279	31,390
Other interest-earning assets	357,879	216,684

TOTAL INTEREST AND DIVIDEND INCOME	5,004,014	4,994,854

INTEREST EXPENSE:
Deposits	2,332,034	1,637,935
Borrowed funds	332,260	386,125

TOTAL INTEREST EXPENSE	2,664,294	2,024,060

NET INTEREST INCOME	2,339,720	2,970,794
PROVISION FOR LOAN LOSSES	119,930	59,405

NET INTEREST INCOME AFTER
PROVISION FOR LOAN LOSSES	2,219,790	2,911,389

NON-INTEREST INCOME:
Fees and service charges	622,584	536,198
Gain on sale of other real estate owned	6,514	—
Loss on sale of loans	—	(346,376)
Net realized loss on sale of securities	(129,750)	—
Rental income	139,111	128,479
Other, net	83,676	105,522

TOTAL NON-INTEREST INCOME	722,135	423,823

NON-INTEREST EXPENSES:
Compensation and benefits	2,058,573	2,011,759
Occupancy and equipment	506,393	551,166
Depreciation and amortization	230,293	198,290
Data processing	252,721	211,474
Federal deposit insurance premiums	19,758	9,008
Advertising	97,636	87,862
Professional and consulting fees	471,992	343,158
Supplies and printing	78,381	72,580
ATM expense	178,334	141,724
Employee training	126,977	12,709
Other	323,582	380,718

TOTAL NON-INTEREST EXPENSES	4,344,640	4,020,448

LOSS BEFORE INCOME TAXES	(1,402,715)	(685,236)
INCOME TAX BENEFIT	(555,986)	(301,000)

NET LOSS	$(846,729)	$(384,236)

NET LOSS PER COMMON SHARE:
Basic and Diluted	$(2.33)	$(1.06)

WEIGHTED-AVERAGE COMMON SHARES OUTSTANDING:
Basic and Diluted	363,719	363,719

See accompanying notes

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

CONSOLIDATED STATEMENTS OF STOCKHOLDER’S EQUITY

Years Ended December 31, 2006 and 2005

	Common Stock	Additional Paid-in Capital	Unearned Stock Compensation Award	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	Total Stockholders' Equity
BALANCE, DECEMBER 31, 2004	$3,637	$3,144,761	$(5,960)	$16,156	$4,514,731	$7,673,325
Earned stock award compensation	—	1,612	5,500	—	—	7,112
Cash dividends paid ($.33 per share)	—	—	—	—	(120,027)	(120,027)
Comprehensive loss:
Net loss	—	—	—	—	(384,236)	(384,236)
Net unrealized losses on securities [1]	—	—	—	(145,724)	—	(145,724)

Total comprehensive loss	—	—	—	—	—	(529,960)

BALANCE, DECEMBER 31, 2005	$3,637	$3,146,373	$(460)	$(129,568)	$4,010,468	$7,030,450
Comprehensive loss:
Net loss	—	—	—	—	(846,729)	(846,729)
Adjustment to unearned stock compensation award for the adoption of SFAS No. 123 (R)	—	(460)	460	—	—	—
Reclassification adjustment for losses recognized in net loss	—	—	—	(129,750)	—	(129,750)
Net unrealized gains on securities [1]	—	—	—	209,397	—	209,397

Total comprehensive loss	—	—	—	—	—	79,647

BALANCE, DECEMBER 31, 2006	$3,637	$3,145,913	$—	$(49,921)	$3,163,739	$6,263,368

[1]	Net unrealized gains (losses) on securities are net of tax effects of $97,150 for 2005, and $53,101 for 2006.

See accompanying notes.

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended December 31, 2006 and 2005

	2006	2005
OPERATING ACTIVITIES:
Net loss	$(846,729)	$(384,236)
Adjustments to reconcile net loss to net cash provided (used) by operating activities:
Provision for loan losses	119,930	59,405
Deferred income tax benefit	(557,662)	(292,947)
Loss on sale of loans	—	346,376
Earned stock award compensation	—	7,112
Depreciation	230,293	198,290
Loss on sales of available-for-sale securities	129,750	—
Net amortization of premiums and discounts on securities	(36)	6,676
Income from bank owned life insurance	(91,869)	(114,108)
Gain on sale of foreclosed real estate	6,514	—
Changes in:
Accrued interest and dividends receivable	9,023	(28,968)
Other assets	(11,791)	(180,767)
Advances on loans for taxes and insurance	17,528	22,437
Accrued interest payable	113,349	117,814
Accrued expenses and other liabilities	83,387	177,770

NET CASH USED IN OPERATING ACTIVITIES	(798,313)	(65,146)

INVESTING ACTIVITIES:
Net decrease in loans	2,385,766	3,727,503
Purchase of loans	—	(6,952,919)
Proceeds from sale of loans	—	6,977,326
Purchase of securities available-for-sale	(3,000,000)	—
Proceeds from disposal of securities available-for-sale	3,283,220	—
Principal repayments of securities available-for-sale	504,925	1,542,890
Proceeds from sale of foreclosed real estate	102,836	—
Redemption (purchase) of FHLB stock	(215,400)	595,000
Proceeds from deposit on sale of partnership interest	80,000	—
Purchase of premises and equipment	(836,236)	(671,057)

NET CASH PROVIDED BY INVESTING ACTIVITIES	2,305,111	5,218,743

FINANCING ACTIVITIES:
Net increase in deposits	267,234	8,734,098
Advances (repayments) of borrowed funds	3,900,000	(13,000,000)
Cash dividends paid	—	(120,027)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	4,167,234	(4,385,929)

NET INCREASE IN CASH AND CASH EQUIVALENTS	5,674,032	767,668
CASH AND CASH EQUIVALENTS, BEGINNING	5,943,807	5,176,139

CASH AND CASH EQUIVALENTS, ENDING	$11,617,839	$5,943,807

CASH PAYMENTS FOR:
Interest	$2,550,944	$1,906,246
Income taxes refunded (paid)	130,443	(346,154)
SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Transfer from loans to other real estate	21,553	79,034
Unrealized gains (loss) on investment securities, net of tax	79,647	(145,724)

See accompanying notes

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2006 and 2005

1.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a.	Basis of Presentation - The consolidated financial statements include the accounts and transactions of Mutual Community Savings Bank, Inc. SSB and its wholly owned subsidiary, Mutual Service Corporation of Durham (collectively “Mutual” or the “Bank”). All significant intercompany accounts and transactions have been eliminated in consolidation.

Financial Statement Presentation - Certain items included in the 2005 consolidated financial statements have been reclassified to conform to the 2006 presentation. These reclassifications have no effect on the net income or shareholders’ equity previously reported.

Segment Information - The Bank follows the provisions of SFAS No. 131, “Disclosure About Segments of an Enterprise and Related Information,” which specifies guidelines for determining an entity’s reportable operating segments. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. Generally, disclosures are required for segments internally identified to evaluate performance and resource allocation. Based on these guidelines management has determined that the Bank, in all material respects, operates in a single business segment and offers a wide variety of bank products and services in North Carolina. The allocation of Bank resources is based on overall performance of the Bank, rather than individual branches or products. Also, the Bank has no foreign operations or customers.

b.	Recent Accounting Pronouncements - In July 2006, the FASB issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109” (“FIN 48”), which is a change in accounting for income taxes. FIN 48 specifies how tax benefits for uncertain tax positions are to be recognized, measured, and derecognized in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim period guidance, among other provisions. FIN 48 is effective for fiscal years beginning after December 15, 2006 and as a result, is effective for the Bank in the first quarter of fiscal 2007. It does not appear the new standard will have a material impact on the Bank’s consolidated financial statements.

In September 2006, the FASB Emerging Issues Task Force finalized Issue No. 06-4, Accounting for Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements. This issue requires that a liability be recorded during the service period when a split-dollar life insurance agreement continues after participants’ employment or retirement. The required accrued liability will be based on either the post-employment benefit cost for the continuing life insurance or based on the future death benefit depending on the contractual terms of the underlying agreement. This issue is effective for fiscal years beginning after December 15, 2007. Mutual has not completed its evaluation of the impact of adoption of EITF 06-4.

The EITF reached a consensus at its September 2006 meeting regarding EITF 06-5, Accounting for Purchases of Life Insurance Determining the Amount That Could be Realized in Accordance with FASB Technical Bulletin No. 85-5. The scope of EITF 06-5 is limited to the determination of net cash surrender value of a life insurance contract in accordance with Technical Bulletin 85-4. This EITF outlines when contractual limitations of the policy should be considered when determining the net realizable value of the contract. EITF 06-5 is effective for fiscal years beginning after

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2006 and 2005

December 15, 2006, with earlier application permitted. Mutual is evaluating this EITF Issue and does not believe the adoption of its provisions will have a material effect on the Bank’s financial position, results of operations or cash flows.

SFAS 156, “Accounting for Servicing of Financial Assets—an amendment of SFAS No. 140” requires that all separately recognized servicing assets and liabilities be initially measured at fair value and permits (but does not require) subsequent measurement of servicing assets and liabilities at fair value. This statement is effective for fiscal years beginning after September 15, 2006. Mutual has evaluated this statement and does not believe the adoption of its provisions will have a material effect on the Bank’s financial position, results of operations or cash flows.

In September 2006, the FASB issued SFAS No. 157, Fair Value measurements (“SFAS No. 157”). SFAS No. 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This standard does not require any new fair value measurements, but rather eliminates inconsistencies found in various prior pronouncements. SFAS No. 157 is effective for the Bank on January 1, 2008 and is not expected to have a significant impact on the Bank’s consolidated financial statements.

In September 2006, the FASB issued SFAS No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans (“SFAS No. 158”), which amends SFAS No. 87 and SFAS 106 to require recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS No. 158, gains and losses, prior service costs and credits, and any remaining transition amounts under SFAS No. 87 and SFAS No. 106 that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost. The measurement date – the date at which the benefit obligation and plan assets are measured – is required to be the Bank’s fiscal year end. SFAS no. 158 is effective for publicly-held companies for fiscal years ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. The Bank’s adoption of SFAS No. 158 as of December 31, 2006 had no effect on its consolidated financial statements.

From time to time, the FASB issues exposure drafts for proposed statements of financial accounting standards. Such exposure drafts are subject to comment from the public, to revisions by the FASB and to final issuance by the FASB as statements of financial accounting standards. Management considers the effect of the proposed statements on the consolidated financial statements of the Company and monitors the status of changes to and proposed effective dates of exposure drafts.

c.	Use of Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, and the valuation of deferred tax assets and liabilities.

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2006 and 2005

d.	Significant Group Concentrations of Credit Risk - Most of the Bank’s activities are with customers located within the branch locations. Note 2 discuss the types of securities in which the Bank invests. Mutual does not have any significant concentrations to any one industry, or customers with the exception of a material concentration in church related loans. Note 3 discuss the types of lending in which the Bank engages.

e.	Cash and Cash Equivalents - Cash and cash equivalents consist of cash and due from banks, interest-earning deposits with other banks, and federal funds sold. Mutual considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

f.	Investment Securities - Debt securities that Mutual has the positive intent and ability to hold to maturity are classified as “held to maturity securities” and reported at amortized cost. Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as “trading securities” and reported at fair value, with unrealized gains and losses included in consolidated earnings. Debt securities not classified as either held to maturity securities or trading securities, and equity securities not classified as trading securities, are classified as “securities available for sale” and reported at fair value, with unrealized gains and losses excluded from earnings and reported net of tax, as a separate component of consolidated stockholders’ equity and as an item of other comprehensive income. Premiums and discounts are recognized in interest income using the interest method over the period to maturity. Transfers of securities between classifications are accounted for at fair value. No securities have been classified as trading or held to maturity at December 31, 2006 and 2005.

Gains and losses on securities available for sale are recognized at the time of sale based upon the specific identification method. Other than temporary declines in the fair value of individual held to maturity and available for sale securities below their cost result in write-downs of the individual securities to their fair value. The related write-downs are included in consolidated earnings as realized losses. In estimating other-than-temporary impairment losses, management considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of Mutual to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery in fair value.

g.	Loans Receivable - Loans receivable that management has the intent and ability to hold for the foreseeable future or until maturity are reported at their outstanding unpaid principal balances, adjusted for charge-offs, the allowance for loan losses and any deferred fees or costs on originated loans. Interest income on loans is accrued on the unpaid principal balance. Loan origination fees, net or certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield over the contractual lives of the related loans using the interest method. Premiums and discounts on acquired loans are recognized as an adjustment of yield over the remaining life of the related loans using the interest method (a straight line method may be used if the yield adjustment is immaterial).

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2006 and 2005

The accrual of interest on mortgage and commercial loans is discontinued at the time the loan is 90 days past due unless the credit is well-secured and in process of collection. Credit card loans and other personal loans are typically charged off no later than 180 days past due. Past due status is based on contractual terms of the loan. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income, or an allowance is established by a charge to interest income equal to all uncollected interest previously accrued and is based on management’s periodic evaluation. The interest on these loans is accounted for on the cash-basis or cost-recovery method until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

h.	Allowance For Loan Losses - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loans are charged against the allowance for loan losses when management believes that the uncollectibility of a loan balance is confirmed. In addition to the review of loans considered impaired, the allowance for loan losses is also based upon such factors as changes in the trends in volumes and terms of loans, levels and trends of charge-offs and recoveries, national and local economic trends and conditions that may affect the borrowers’ ability to pay, effects of changes in risk selection and underwriting standards as well as overall portfolio quality. If conditions change substantially from the assumptions used to evaluate the allowance for loan losses, it is possible that management’s assessment of the allowance may change. In addition, regulatory examiners may require the Bank to recognize changes to the allowance for loan losses based on their judgments about information available to them at the time of their examination. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2006 and 2005

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

i.	Off-Balance Sheet Credit Related Financial Instruments - In the ordinary course of business the Bank may enter into commitments to extend credit, including commitments under credit card arrangements, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.

j.	Federal Home Loan Bank of Atlanta Stock - As a requirement for membership, Mutual invests in stock of the FHLB. This investment is carried at cost. Due to the redemption provisions of the FHLB, Mutual estimated that fair value equals cost and that this investment was not impaired at December 31, 2006.

k.	Foreclosed Assets and Other Real Estate Owned - Assets acquired as a result of foreclosure are valued at fair value at the date of foreclosure establishing a new cost basis. After foreclosure, valuations of the property are periodically performed by management and the assets are carried at the lower of cost or fair value minus estimated costs to sell. Losses from the acquisition of property in full or partial satisfaction of debt are treated as credit losses. Routine holding costs, subsequent declines in value, and gains or losses on disposition are included in other income and expense. Costs relating to development and improvement of property are capitalized, as well as the portion of interest costs relating to that development.

Other real estate owned is carried at the lower of cost or fair value less costs to sell. Valuations are periodically performed by management, and an allowance for losses is established by a charge to operations if the carrying value of the property exceeds its net realizable value.

l.	Premises and Equipment - Land is carried at cost. Buildings and equipment are carried at cost less accumulated depreciation. Depreciation expense is computed on the straight-line method over the estimated useful lives of the assets, which generally range from 25 to 50 years for buildings, 3 to 15 years for furniture and equipment, and 1 to 7 years for computer related cost. Maintenance and repairs are charged to operations in the period incurred.

m.	Transfers of Financial Assets - Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

n.	Insurance of Accounts - Eligible deposits are insured up to $100,000 by the Deposit Insurance Fund (“DIF”), which is administered by the Federal Deposit Insurance Corporation (“FDIC”).

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2006 and 2005

o.	Income Taxes - Deferred income tax assets and liabilities are reflected at currently enacted income tax rates applicable to the period in which the deferred income tax assets and liabilities are expected to be realized or settled. The net deferred tax asset or liability is determined based on the tax effects of the temporary differences between the book and tax bases of the various balance sheet assets and liabilities. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

p.	Comprehensive Income or Loss - Comprehensive income is defined as the change in equity during a period for non-owner transactions and is divided into net income and other comprehensive income. Other comprehensive income includes revenues, expenses, gains, and losses that are excluded from earnings under current accounting standards. Components of other comprehensive income for the Bank consist of the unrealized gains and losses, net of taxes, in the Bank’s available for sale securities portfolio. Accumulated other comprehensive income consists of the following:

	Years ended,
	December 31, 2006	December 31, 2005
Unrealized loss–securities available for sale	$(83,201)	$(215,947)
Deferred income taxes	33,280	86,379

Total accumulated other comprehensive loss	$(49,921)	$(129,568)

q.	Net Income or Loss Per Common Share - Basic net income or loss per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted net income or loss per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by Mutual relates to outstanding stock options and unpaid shares granted under the Management Recognition Plan (MRP), and are determined using the treasury stock method. Due to the losses incurred in 2006 and 2005, all options and MRP shares were antidilutive during these years. See Note 10 for details on options and MRP.

The Bank’s net income or loss per share has been computed based on the following:

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2006 and 2005

	Years Ended
	December 31, 2006	December 31, 2005
Net loss as reported	$(846,729)	$(384,236)
Deduct: Preferred stock dividends	—	—

Net income (loss) applicable to common stock	$(846,729)	$(384,236)

Weighted average number of common shares outstanding	363,719	363,719
Effect of dilutive stock options outstanding	—	—
Effect of dilutive MRP shares	—	—

Average number of common shares outstanding used to calculate diluted earnings per common share	363,719	363,719

Net income (loss) per common share:
Basic and diluted	$(2.33)	$(1.06)
Diluted	$(2.33)	$(1.06)

r.	Stock Compensation Plans - Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, encourages all entities to adopt a fair value based method of accounting for employee stock compensation plans, whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. However, it also allows an entity to continue to measure compensation cost for those plans using the intrinsic value based method of accounting prescribed by Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. The Bank has elected to continue with the accounting methodology in APB Opinion No. 25. Stock options issued under the Bank’s stock option plans have no intrinsic value at the grant date and, under APB Opinion No. 25, no compensation cost is recognized for them. Stock option transactions under the plan are described in Note 10.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 123(r) (“SFAS No. 123(r)”), “Share-Based Payment”, which is a revision of FASB Statement No. 123 “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 “Accounting for Stock Issued to Employees”. SFAS No. 123(r) requires companies to recognize in the income statement the grant-date fair value of stock options and other equity-based compensation issued to employees over the period during which an employee is required to provide service in exchange for the award, which will often be the shorter of the vesting period of the period the employee will be retirement eligible. SFAS No. 123(r) sets accounting requirements for “share-based” compensation to employees, including employee-stock purchase plans (“ESPPs”). Awards to most nonemployee directors will be accounted for as employee awards. Prior to SFAS No. 123(R), only certain pro forma disclosures of fair value were required. The provisions of this Statement are effective for the first interim reporting period that begins after December 15, 2005. Accordingly, the Bank adopted SFAS No. 123(R) on January 1, 2006.

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2006 and 2005

In March 2005, the SEC issued Staff Accounting Bulletin No. 107 (“SAB 107”), which contains guidance on applying the requirements in SFAS No. 123(r). SAB 107 provides guidance on valuation techniques, development of assumptions used in valuing employee share options and related MD&A disclosures. SAB 107 is effective for the period in which SFAS No. 123(r) is adopted. The Bank adopted SAB 107 on January 1, 2006, with no material effect on the consolidated financial statements.

The Bank has one share-based compensation plan in effect at December 31, 2006 that includes an employee based incentive plan and a non-incentive plan for directors. Options within the plan had fully vested before January 1, 2006. Therefore, the stock option compensation cost recorded from adoption forward only includes the compensation cost associated with options granted from January 1, 2006 forward. As a result, no stock-based compensation expense was recognized in the income statement during fiscal 2006. Accordingly, the adoption of SFAS No. 123(R) did not have a material effect on the financial statements.

2.	SECURITIES

All securities are considered available for sale. The carrying amounts of securities and their approximate fair values at December 31, 2006, and December 31, 2005 are summarized as follows:

	Amortized cost	Gross unrealized gains	Gross unrealized losses	Fair value
				Amount	% of total
December 31, 2006:
U.S. government and agency securities	$3,000,000	$—	$(7,190)	$2,992,810	46.0%
SBA loan pool certificates	24,597	—	(50)	24,547	0.4%
Mortgage-backed securities	3,077,362	5,438	(90,717)	2,992,083	46.0%
Corporate bonds	391,238	1,498		392,736	6.0%
Municipal bonds	97,397	7,820	—	105,217	1.6%

Total	$6,590,594	$14,756	$(97,957)	$6,507,393	100%

December 31, 2005:
U.S. government and agency securities	$3,266,356	$—	$(107,642)	$3,158,714	43.6%
SBA loan pool certificates	33,054	—	(283)	32,771	0.5%
Mortgage-backed securities	3,578,310	10,839	(91,089)	3,498,059	48.3%
Corporate bonds	387,356	—	(38,420)	348,936	4.8%
Municipal bonds	198,580	10,648	—	209,228	2.9%

Total	$7,463,655	$21,487	$(237,434)	$7,247,708	100%

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2006 and 2005

The following table provides information regarding gross unrealized losses and fair value, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006 and 2005.

	At December 31, 2006
	Less than 12 months		12 months or more		Total
Securities available for sale:	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
U.S. government and agency	$2,992,810	$7,190	$—	$—	$2,992,810	$7,190
Mortgage-backed securities	1,058,490	35,458	1,693,537	55,309	2,752,027	90,767

Total	$4,051,300	$42,648	$1,693,537	$55,309	$5,744,837	$97,957

	At December 31, 2005
	Less than 12 months		12 months or more		Total
Securities available for sale:	Fair value	Unrealized losses	Fair value	Unrealized losses	Fair value	Unrealized losses
U.S. government and agency	$1,392,618	$26,504	$1,766,096	$81,138	$3,158,714	$107,642
Mortgage-backed securities	1,371,759	24,459	693,057	66,913	2,064,816	91,372
Corporate bonds	348,936	38,420	—	—	348,936	38,420

Total	$3,113,313	$89,383	$2,459,153	$148,051	$5,572,466	$237,434

The unrealized losses relate to fixed-rate debt securities that have incurred fair value reductions due to increasing market interest rates since the securities were purchased. At December 31, 2006, a total of 5 Mortgage-backed securities have been in a loss position for 12 months or more. At December 31, 2005, at total of 6 securities (4 Mortgage-backed securities and 2 U.S. Government and Agency) have been in a loss position for 12 months or more. The unrealized losses are not likely to reverse unless and until market interest rates decline to the levels that existed when the securities were purchased. Since none of the unrealized losses relate to the marketability of the securities or the issuer’s ability to honor redemption obligations, none of the securities are deemed to be other-than-temporarily impaired.

Gross realized gains and gross realized losses from sales of securities available for sale for the 2006 period are reflected in the table below. There were no gross realized gains or losses on the sale of securities available for sale for the 2005 period.

	Gross realized gains	Gross realized losses	Net realized gains (losses)
2006
U.S. government and agency securities	$—	$(130,489)	$(130,489)
Municipal bonds	739	—	739

Total	$739	$(130,489)	$(129,750)

Mortgage-backed securities are pass-through certificates and are represented as having no stated maturity in the table below. Expected maturities of mortgage-backed securities will differ from contractual maturities because borrowers may have the right to prepay obligations with or without prepayment penalties. The scheduled maturities of investments in securities at December 31, 2006 and 2005 are summarized as follows:

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2006 and 2005

	At December 31, 2006
	1 Year or Less	Over 1 Year to 5 Years	Over 5 Years to 10 Years	Over 10 Years	No Stated Maturity	Total
Amortized Cost	$2,000,000	$391,238	$1,024,596	$97,397	$3,077,363	$6,590,594
Fair Value	$1,998,120	$392,736	$1,019,236	$105,216	$2,992,085	$6,507,393

	At December 31, 2005
	1 Year or Less	Over 1 Year to 5 Years	Over 5 Years to 10 Years	Over 10 Years	No Stated Maturity	Total
Amortized Cost	$—	$521,740	$3,266,356	$97,249	$3,578,310	$7,463,655
Fair Value	$—	$484,951	$3,158,714	$105,984	$3,498,059	$7,247,708

At December 31, 2006 and 2005, securities available for sale with a fair value of $5.1 million, and $3.9 million, respectively, were pledged to secure public deposits.

3.	LOANS RECEIVABLE

The loan portfolio consists of the various types of loans made principally to borrowers in Durham and Guilford Counties of North Carolina and are classified by major type as follows:

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2006 and 2005

	December 31, 2006	December 31, 2005
	Amount	Amount
Real Estate Loans:
Mortgage loans	$51,968,976	$52,903,220
Construction loans	807,819	2,056,417

Gross Real Estate Loans	52,776,795	54,959,637
Premiums (discounts) on loans purchased	47,740	53,686
Net deferred loan origination fees	(275,243)	(310,019)

Total real estate loans	52,549,292	54,703,304

Other:
Commercial loans	4,863,597	2,145,814
Home equity loans	3,978,593	7,299,942
Consumer loans	1,794,126	1,342,437

Gross Other Loans	10,636,316	10,788,193
Premiums on loans purchased	100,837	207,285
Net deferred loan origination fees	(7,565)	(7,362)

Total other loans	10,729,588	10,988,116

Total real estate and other loans	63,278,880	65,691,420
Less allowance for loan losses	(833,114)	(711,890)

Loans receivable, net	$62,445,766	$64,979,530

At December 31, 2006 and 2005, loans to directors, officers, and employees were $288,201, and $389,036, respectively. Such loans are made on terms substantially similar to those offered other customers. A summary of these loans follows:

	Years ended
	December 31, 2006	December 31, 2005
Beginning Balance	$389,036	$693,812
Borrowings	90,072	—
Repayments	190,907	304,776

Ending Balance	$288,201	$389,036

Mutual originates adjustable and fixed rate loans. The adjustable rate loans have interest rate adjustment limitations and are generally indexed to the weekly average yield on United States Treasury securities adjusted to a constant maturity of one year. Future market factors may affect the correlation of the interest rate adjustment with the rates Mutual pays on the short-term deposits that have been primarily utilized to fund these loans.

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2006 and 2005

At December 31, 2006, $10.6 million, or 16.7% of gross loans represent loans to churches. There were no foreign loans outstanding during fiscal 2006 or 2005, nor were there any loans to finance highly leveraged transactions. Substantially all loans are to customers domiciled within the Bank’s principal market areas.

At December 31, 2006 and 2005, Mutual had entered into a security agreement to pledge substantially all of its single-family residential real estate loans amounting to $26.9 and $28.8 million, respectively, to secure actual or potential borrowings from the FHLB.

At December 31, 2006 and 2005, Mutual was servicing loans for others totaling $1.2 and $1.4 million, respectively. Servicing loans for others generally consists of collecting mortgage payments, maintaining escrow accounts, disbursing payments to investors and foreclosure processing. Loan servicing income is recorded on the accrual basis and includes servicing fees from investors and certain charges collected from borrowers, such as late payment fees.

No loans have been restructured during the year ended December 31, 2006 or the year ended December 31, 2005. If interest from non-accrual loans had been recognized in accordance with the original terms of the loan, net income for the periods ended December 31, 2006 and December 31, 2005 would not have been materially different from the amounts reported. At December 31, 2006, and 2005, the recorded investment in loans that are considered to be impaired, which consists of nonaccrual loans, and loans 90 days or more past due and still accruing, was $1.4 million, and $729,000, respectively. The related allowance for losses on these loans is $216,000, and $109,000 at December 31, 2006, and 2005, respectively. The average recorded investment in impaired loans during the years ended December 31, 2006 and 2005 was $1.0 million, and $738,000, respectively. For the years ended December 31, 2006 and 2005, interest income recognized on impaired loans was $36,000, and $48,000, respectively.

4.	ALLOWANCE FOR LOAN LOSSES

Activity in the allowance for loan losses is summarized as follows:

	Years ended
	Dec 31, 2006	Dec 31, 2005
Balance at beginning of year	$711,890	$706,380
Provision for loan losses	119,930	59,405
Loans charged off	—	(80,985)
Recoveries	1,294	27,090

Balance at end of year	$833,114	$711,890

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2006 and 2005

5.	PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	Cost	Accumulated Depreciation	Net
December 31, 2006:
Land	$318,078	$—	$318,078
Office buildings	2,945,148	801,805	2,143,343
Furniture, fixtures and equipment	1,002,662	737,899	264,763
Computer equipment and software	1,167,072	1,003,357	163,715

Totals	$5,432,960	$2,543,061	$2,889,899

December 31, 2005:
Land	$318,078	$—	$318,078
Office buildings	2,307,848	712,572	1,595,276
Furniture, fixtures and equipment	851,384	673,584	177,800
Computer equipment and software	1,119,414	926,612	192,802

Totals	$4,596,724	$2,312,768	$2,283,956

Depreciation expense for the years ended December 31, 2006 and 2005 was $230,293, and $198,290, respectively.

Mutual leases certain premises and equipment under various lease agreements and provide for payment of property taxes, insurance and maintenance costs. Generally, operating leases provide for one or more renewal options on the same basis as current rental terms. Total lease expense for fiscal 2006 and 2005 amounted to $57,000 and $25,000, respectively.

A lease agreement for the new Northgate Branch was executed during fiscal 2006. The lease for the Northgate branch is a 5 year lease which includes a cancellation fee. Future rental commitments for the Northgate lease consisted of the following at December 31, 2006:

Years ending December 31	Estimated Lease Payment
2007	$51,262
2008	52,371
2009	54,080
2010	55,185
2011	27,765
Total payments	$240,663

6.	OTHER ASSETS

Other assets consist of prepaid expenses, various receivables, and real estate owned properties. At December 31, 2006 and 2005, prepaid expenses were $131,594, and $143,989, respectively. A $720,000 receivable was established in November 2006 as a result of the agreement between MSCD and Piedmont Investment Advisors to sell partnership interest. See “Introduction and Statement of Business” for details of arrangement. Real estate properties acquired through, or in lieu of, loan foreclosure are held for sale and are presented net of a valuation allowance.

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2006 and 2005

7.	DEPOSITS

Deposits at December 31, 2006 and 2005, are summarized as follows:

	December 31, 2006	December 31, 2005
	Amount	Amount
Demand deposits:
Non-interest checking accounts	$6,753,281	$8,627,260
NOW accounts	2,612,308	2,464,022
Money market deposits	12,200,536	9,559,527

Total demand deposits	21,566,124	20,650,809
Savings deposits	4,920,690	5,272,361
Certificates of deposit $100,000 or more	23,710,451	16,143,473
Other certificates of deposit	22,001,438	29,864,827

Total deposits	$72,198,704	$71,931,470

Deposits from related parties held by the Bank at December 31, 2006 and 2005 amounted to approximately $225,000 and $382,000, respectively.

Scheduled maturities of certificates of deposit are summarized as follows:

At December 31, 2006
2007	$29,466,893
2008	11,815,232
2009	2,230,563
2010	286,681
2011	1,817,521
Thereafter	95,000

$45,711,889

8.	BORROWED FUNDS

Borrowed funds which consist solely of advances from the FHLB are summarized as follows:

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2006 and 2005

	December 31, 2006		December 31, 2005
	Amount	WAR [1]	Amount	WAR [1]
Short term borrowings [2]
Fixed rate	$—	—	$5,000,000	2.91%
Long term borrowings [2]
Fixed rate	8,900,000	4.68%	—	—

Total borrowings	$8,900,000	0.00%	$5,000,000	2.91%

Interest expense	$332,260		$386,125

1 WAR - weighted average rate
[2] Short term is one year or less and long term is more than one year but usually less than five years.

Pursuant to collateral agreements with the FHLB, advances are secured by all stock in the FHLB and qualifying first mortgage loans. At December 31, 2006, Mutual had the following advance maturities;

Advance Amount	Fixed/Variable/ Convertible	Rate	Maturity Date	Next Put/Call Date
$3,900,000	Convertible	4.88%	November 2, 2009	November 2, 2007
$5,000,000	Convertible	4.53%	April 22, 2013	April 23, 2007

9.	REGULATORY CAPITAL REQUIREMENTS

Mutual is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on Mutual’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Mutual must meet specific capital guidelines that involve quantitative measures of Mutual’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Mutual’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

Quantitative measures established by regulation to ensure capital adequacy require Mutual to maintain minimum amounts and ratios of total and Tier I capital (as defined in the regulations) to risk-weighted assets, and of Tier I capital to average assets.

As of November 2005, the most recent notification from the FDIC categorized Mutual as exceeding the Bank’s policy and FDIC guidelines for a “well capitalized” institution. To be categorized as well capitalized, Mutual must maintain minimum total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the following table. Since that notification, Mutual has received instructions from the FDIC to reduce capital by the deferred tax assets (DTAs) amount of $1.1 million at December 31, 2006. Mutual’s DTAs have been disallowed for Call report purposes, but are not considered impaired for financial reporting purposes. This reduction in regulatory capital lowers the Tier 1 Leverage ratio from 7.26% to 6.01%, Tier 1 Risk-based capital from 10.04% to 8.35%, and Total Risk-based capital from

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2006 and 2005

11.25% to 9.59%. The Board of Directors has resolved to maintain Mutual’s Tier 1 Leverage Capital at or above 7% and will not pay any cash dividend or other distribution which may reduce the Bank’s capital below this level. Failure to meet applicable minimum capital requirements could subject the Bank to a variety of enforcement remedies by federal and North Carolina bank regulatory agencies.

Mutual’s actual capital amounts (in thousands) and ratios as of December 31, 2006 and 2005 are also presented in the table.

	Actual		Minimum For Capital Requirement		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2006:

Total capital (to risk-weighted assets)	$5,929	9.59%	$4,945	8.0%	$6,181	10.0%

Tier I capital (to risk-weighted assets)	$5,161	8.35%	$2,471	4.0%	$3,707	6.0%

Tier I capital (to average assets)	$5,161	6.01%	$3,433	4.0%	$4,291	5.0%

As of December 31, 2005:

Total capital (to risk-weighted assets)	$7,872	12.98%	$4,853	8.0%	$6,066	10.0%

Tier I capital (to risk-weighted assets)	$7,160	11.81%	$2,424	4.0%	$3,637	6.0%

Tier I capital (to average assets)	$7,160	7.84%	$3,653	4.0%	$4,566	5.0%

In addition to federal regulatory requirements, Mutual is subject to a North Carolina savings bank capital requirement of at least 5% of total assets. At December 31, 2006 and 2005, Mutual’s capital ratios under the North Carolina requirement were 7.0%, and 8.5%, respectively.

The Federal Deposit Insurance Corporation (FDIC) and the Office of the Commissioner of Banks of the State of North Carolina conducted a joint examination of the Bank during 2006 with an Asset Review as of date of August 31, 2006 and a Financial Review as of date of June 30, 2006. As of April 12, 2007, the Bank had not yet received the final examination report from these regulators. Accordingly, it is uncertain whether or not the Bank will be subject to any form of regulatory action as a result of the findings of this examination.

10.	EMPLOYEE BENEFIT PLANS

Employment Agreements—The Bank has entered into employment agreements with certain of its executive officers to ensure a stable and competent management base. The agreements provide for benefits as spelled out in the contracts and cannot be terminated by the Board of Directors, except for cause, without prejudicing the officers’ rights to receive certain vested rights, including compensation. In the event of a change in control of the Bank, as outlined in the agreements, the acquirer will be bound to the terms of the contracts.

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2006 and 2005

Supplement Executive Retirement Plan—The Bank has adopted a non-tax qualified retirement plan for certain executives (“SERP”) to supplement the benefit such executive can receive under the Bank’s 401(k) plan. The SERP is designed to provide a retirement benefit to the executives at the Normal Retirement Date. The benefit is payable for life. In case of an executive’s termination of employment for any reason (other than for cause), the Executive is one hundred percent vested in the accrued liability retirement account. In the event of the employee’s termination of employment due to disability, a benefit will be payable to the employee from the Contingent Disability Trust available through Mass Mutual Life Insurance Company. In the event of the executive’s death, the executive’s beneficiary will receive a split dollar death benefit in a stated amount that is reduced at the age of seventy and the age of eighty. The SERP has three participants, including Albernard Bass, Jr., William G. Smith, and Donna F. Sylver. Cash values from all life insurance policies totaled $2,296,000 and $2,204,000, and deferred compensation totaled $164,000 and $95,000, at December 31, 2006 and 2005, respectively.

401(k) Plan—Mutual has a 401(k) and profit sharing plan (“401(k) Plan”) for the benefit of all employees. An employee may elect to participate in the plan after completing six months of employment service and attaining age 21. The vesting period for the 401(k) plan is over five years. Employee contributions are limited by prevailing Internal Revenue Service rules. Mutual usually contributes two percent of annual compensation on behalf of all 401(k) plan participants which is considered a profit sharing benefit. In addition, Mutual matches employee contributions up to three percent of annual compensation. During the years ended December 31, 2006 and 2005 Mutual contributed $34,005, and $53,378, respectively.

Option Plan—Mutual has a Stock Option Plan (“Option Plan”) for selected employees and for nonemployee directors. The Option Plan provides for a term of ten years unless terminated earlier by the Board of Directors. The Option Plan also includes automatic grants to nonemployee Directors of up to 2.5% of the Shares reserved, along with an additional 500 Shares if eligible. The option exercise price is the market price of the common stock on the option grant date. The Option Plan provides for the issuance of 53,307 shares of common stock.

At December 31, 2006 of the 53,307 options, 26,862 were forfeited and not available for reissuance, 1,231 were exercised, and 25,214 were issued and outstanding. At December 31, 2006, the 25,214 options outstanding under the Plan have a weighted-average remaining contractual life of 6.2 years and exercise price that range from $10.75 to $11.50.

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2006 and 2005

Stock option transactions under the plan were as follows:

	Years ended
	December 31, 2006		December 31, 2005
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Options outstanding at the beginning of the year	31,029	$11.04	41,550	$11.06
Options forfeited	(5,815)	$11.05	(10,521)	$10.81

Options outstanding at end of year	25,214	$11.04	31,029	$11.04

Options exercisable	25,214		31,029

ESOP—Mutual has established an Employee Stock Ownership Plan (“ESOP”) for the exclusive benefit of employees who were either in the employ of Mutual on the date of the stock conversion or were hired afterward and enrolled under the terms of the Option Plan. The ESOP borrowed $310,320 to fund the purchase of 31,032 shares of common stock. At December 31, 2006, no shares remain to be allocated to ESOP participants and the debt related to the purchase of shares has been paid off.

MRP—Mutual has adopted a Management Recognition Plan (“MRP”), the objective of which is to enable Mutual to retain personnel of experience and ability in key positions of responsibility. Mutual contributed $142,000 to the MRP Trust so that it could purchase 14,200 shares of common stock. The shares were awarded in the form of restricted stock with vesting over a three-year period at the rate of one-third of such shares per year following the date of the award. Effective February 16, 1995, the MRP Plan was amended to extend the vesting period to six years commencing on the effective date of the amendment. Compensation expense in the amount of the fair value of the common stock at the date of the award will be recognized pro rata over the remaining years during which the shares vest. Compensation expense related to the MRP was $0 and $7,112 during the years ended December 31, 2006 and December 31, 2005, respectively.

11.	RESTRICTIONS ON CASH, CAPITAL, DIVIDENDS, LOANS, AND BORROWINGS

Cash—The Bank is required to maintain average balances on hand or with the Federal Reserve Bank. At December 31, 2006 and 2005, these reserve balance requirements were met.

Capital—A liquidation account was established at the time of conversion to a stock institution in an amount equal to the total net worth of Mutual as of December 31, 1992. Each eligible deposit account holder is entitled to a proportionate share of this account in the event of a complete liquidation, and only in such event. This share will be reduced if the account holder’s savings deposit falls below the amount on the date of record and will cease to exist if the account is closed. The liquidation account will never be increased despite any increase after conversion in the related savings deposit of an account holder. The liquidation account was approximately $2,500,000 at the date of conversion. The Board of Directors has resolved to maintain Mutual’s Tier 1 Leverage Capital at or above 7% and will not pay any cash dividend or other distribution which may reduce the Bank’s capital below this level.

Dividends—Mutual may not declare or pay a cash dividend, or repurchase any of its capital stock, if the effect would cause the regulatory net worth of Mutual to fall below the amount required for the liquidation account in connection with the conversion, or to an amount which is less than the minimum required by the FDIC and the North Carolina Banking Commission. The Bank will not pay a cash dividend without the prior consent of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks.

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2006 and 2005

Loans—Mutual is subject to numerous lending related regulations. Under the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (“FIRREA”), Mutual may not, after August 9, 1989, extend credit to one borrower in excess of 15% of its unimpaired capital and surplus. This 15% limitation results in a dollar limitation of approximately $1,064,000 and $1,161,000 at December 31, 2006 and 2005, respectively.

Borrowings—Advances from FHLB were restricted to 10% of total assets at December 31, 2006. These advances were collaterized by 1-4 family real estate mortgage loans in addition to the required purchase of FHLB capital stock.

12.	INCOME TAXES

The components of income tax benefits are summarized as follows:

	Years ending December 31
	2006	2005
Current expense (benefit)	$1,676	$(8,053)
Deferred expense (benefit)	(557,662)	(292,947)

Total	$(555,986)	$(301,000)

A reconciliation of income taxes computed at the statutory federal income tax rate to income tax expense follows:

	Years ending December 31
	2006		2005
	Amount	Rate	Amount	Rate
Income tax benefit at statutory federal rate	$(476,922)	34.00%	$(232,980)	34.00%
Effect of state income taxes, net of federal benefit	(44,800)	3.19%	(19,200)	2.80%
Other, net	(34,264)	2.44%	(48,820)	7.12%

Total	$(555,986)	39.64%	$(301,000)	43.94%

Retained earnings at September 30, 2002 include approximately $974,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reduction of the amount so allocated for purposes other than tax bad debt losses or adjustments arising from carry back of net operating losses would create income for income tax purposes only, which would be subject to the then current corporate income tax rate. The unrecorded deferred income tax liability on the above amount was approximately $370,000 at December 31, 2006.

At December 31, 2006 and 2005, Mutual had available federal net operating loss carry forwards of approximately $1,950,000 and $583,000 respectively, with various expiration dates. At December 31, 2006 and 2005, Mutual had available state net economic loss carry forwards of approximately $2,135,000 and $776,000 respectively, with various expiration dates.

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2006 and 2005

The approximate tax effect on each type of temporary difference is summarized as follows:

	Years ending December 31
	2006	2005
Deferred tax assets:
Allowance for loan losses	$321,165	$274,434
Unrealized losses on securities	33,280	86,379
Equity in losses of investee and goodwill	42,122	43,339
Deferred loan fees	109,023	122,735
Net operating loss carry forward	760,097	238,785
Other	27,713	33,904

Total	1,293,400	799,576

Deferred tax liabilities:
FHLB stock dividends	$84,420	$91,710
Prepaid expenses	50,729	50,948
Depreciation on property and equipment	26,187	29,418

Total	161,336	172,076

Net deferred tax assets (liabilities)	$1,132,064	$627,500

13.	LEGAL CONTINGENCIES

Mutual is involved in legal actions in the normal course of business. Management, based on advice of legal counsel, does not believe that any losses from current litigation matters would be material to the financial statements.

14.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices for similar instruments. However, in may instances, there are no quoted market prices for the Bank’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using discounted cash flow analysis. The discount rates used are estimated using comparable market rates for similar types of instruments adjusted to be commensurate with the credit risk, overhead costs, and optionality of such instruments. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all non-financial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2006 and 2005

fair value of the Bank. The fair value estimates presented are based on pertinent information available to management as of the dates presented. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these consolidated financial statements since these dates and, therefore, current estimates of fair value may differ significantly from the amounts presented in these consolidated financial statements.

The following methods and assumptions are used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

Cash and Cash Equivalents—For cash and cash equivalents, the carrying amounts are reasonable estimates of fair value.

Investment Securities—Fair values for securities, excluding FHLB stock, are based on quoted market prices. The carrying value of FHLB stock approximates fair value based on the redemption provisions of the FHLB.

Loans Receivable—For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one-to-four family residential), credit card loans, and other consumer loans are estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. Fair values of other types of loans (e.g., commercial real estate and investment property mortgage loans, commercial and industrial loans) are estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Bank Owned Life Insurance—The carrying value of life insurance approximates fair value because this investment is carried at cash surrender value as determined by the insurer.

Deposit liabilities—The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Borrowed Funds—The fair value of borrowed funds due within one year is the amount payable at the reporting date. The fair value of long term borrowed funds is estimated by discounting the future cash flows using the current rates at which similar loans could be obtained with similar credit ratings and for the same remaining maturities.

Accrued interest—The carrying amounts of accrued interest approximate fair value.

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2006 and 2005

Financial Instruments with Off-Balance Sheet Risk – With regard to financial instruments with off-balance sheet risk as discussed in Note 15, it is not practicable to estimate the fair value of future financing commitments.

The estimated fair values of Mutual’s financial instruments are as follows (amounts in thousands):

	December 31, 2006		December 31, 2005
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$11,601	$11,601	$5,928	$5,928
Federal funds sold	17	17	17	17
Securities available for sale	6,507	6,507	7,248	7,248
Loans receivable, net	62,446	58,377	64,980	59,122
Federal Home Loan Bank stock	619	619	404	404
Accrued interest and dividends receivable	434	434	443	443
Bank owned life insurance	2,296	2,296	2,204	2,204

Financial liabilities and equity:
Deposit liabilities	$72,199	$69,713	$71,931	$71,964
Borrowed funds	8,900	8,421	5,000	4,895
Accrued interest payable	342	342	229	229

15.	OFF-BALANCE SHEET ACTIVITIES

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. Those financial instruments include lines of credit and loan commitments and involve elements of credit risk in excess of amounts recognized in the accompanying financial statements. The Bank’s risk of loss with the lines of credit and loan commitments is represented by the contractual amount of these instruments. The Bank uses the same credit policies and funding decisions in making commitments under such instruments as it does for on-balance sheet instruments. The amount of collateral obtained, if any, is based on management’s credit evaluation of the borrower. Collateral held varies, but may include accounts receivable, securities, inventory, real estate and time deposits with financial institutions. Financial instruments whose contract amount represents potential credit risk included unfunded lines of credit and loan commitments, totaled $4.2 and $3.9 million at December 31, 2006 and 2005, respectively. Standby letters of credit are commitments guaranteeing performance of a customer to a third party. Those guarantees are issued primarily to support public and private borrowing arrangements. In order to minimize its exposure, Mutual’s credit policies govern the issuance of standby letters of credit. At December 31, 2006 and 2005, Mutual had standby letters of credit amounting to $10,000 and $0, respectively.

CORPORATE INFORMATION

Stock Transfer Agent	Independent Auditors

Registrar and Transfer Company	Dixon Hughes PLLC
10 Commerce Drive	2501 Blue Ridge Rd., Suite 200
Cranford, NJ 07016-3572	Raleigh, NC 27607

General Legal Counsel	Special Legal Counsel

Marsh and Marsh	Jones, Walker, Waechter, Poitevent, Carrere & Denegre L.L.P.
Attorneys and Counselors at Law	2600 Virginia Avenue, N.W., Suite 1113
120 East Parrish St., Suite 310	Washington, DC 20037-1922
Durham, NC 27701

Annual Meeting

The Annual Meeting of Stockholders of Mutual Community Savings Bank, Inc., SSB will be held in the lobby of the main office at 315 East Chapel Hill Street, Durham, NC on June 20, 2007 at 7:30 p.m. All stockholders are cordially invited to attend.

Form 10-KSB

Copies of the Bank’s Form 10-KSB may be obtained by stockholders without charge by writing to Beverly Washington Jones, Secretary, at the Corporate Headquarters address, or by accessing the Bank’s website www.mcsbk.com. The Annual Report also serves as the Bank’s annual disclosure statement under 12 C.F.R. Part 350. This statement has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.

OFFICE LOCATIONS

Corporate Headquarters

Mutual Community Savings Bank, Inc., SSB
315 E. Chapel Hill Street, P.O Box 3827, Durham, NC 27702
Tel: (919) 688-1308 Fax: (919) 682-1380
www.mcsbk.com

Fayetteville Street Branch:	3917 Fayetteville Street, Durham, NC 27707 (919) 682-7986
Northgate Mall Branch:	1058 West Club Blvd., Durham, NC 27701 (919) 286-5156
Murrow Blvd Branch:	100 South Murrow Blvd., Greensboro, NC 27420 (336) 373-8500

CORPORATE INFORMATION

EXECUTIVE OFFICERS

William G. Smith, President & Chief Executive Officer

Albernard Bass, Jr., Senior Vice President & Chief Operating Officer

Kaye Gantt., Senior Vice President, Retail Bank Operations

Donna Sylver, Senior Vice President & Chief Financial Officer

BOARD OF DIRECTORS

* Members of the Executive Committee

William V. “Bill” Bell*, Chairman – Executive VP/COO, UDI/Community Development Corporation

James A. Welch*, Vice Chairman – CEO, H&W Financial, Inc

Beverly Washington Jones*, Corporate Secretary – Provost, North Carolina Central University

William G. Smith* – President & CEO, Mutual Community Savings Bank

Ruby Golden Bowden – President & CEO, Golden Companies

Bishop George W. Brooks – Pastor, Mount Zion Baptist Church

Bishop Elroy Lewis – Pastor, Fisher Memorial United Holy Church

STOCK INFORMATION

Mutual’s common stock is traded on the OTC Bulletin Board under the symbol “MTUC” and the National Daily Quotation System “Pink Sheets”. As of December 31, 2006 there were 363,719 shares outstanding which were held by approximately 410 stockholders of record. The Bank declared nor paid any annual cash dividend in respect of fiscal year 2006 or 2005. The Bank will not pay a cash dividend without the prior consent of the Federal Deposit Insurance Corporation and the North Carolina Commissioner of Banks. In addition, the Board of Directors has resolved to maintain Mutual’s Tier 1 Leverage Capital at or above 7% and will not pay any cash dividend or other distribution which may reduce the Bank’s capital below this level. The following chart includes quarterly information on the price range for Mutual’s common stock. The prices represent interdealer prices without retail markup, markdown or commissions and may not necessarily represent actual transactions.

CORPORATE INFORMATION

QUARTERLY COMMON STOCK PERFORMANCE

QUARTER ENDED	HIGH	LOW
March 31, 2005	13.65	12.60
June 30, 2005	13.50	12.30
September 30, 2005	13.25	12.30
December 31, 2005	13.00	12.00
March 31, 2006	13.90	10.55
June 30, 2006	13.50	10.60
September 30, 2006	10.75	9.85
December 31, 2006	10.35	9.85

EXHIBIT 21

Subsidiaries of the Registrant

	State of Incorporation	Percentage Ownership
Mutual Service Corporation	North Carolina	100%

EXHIBIT 31.1

CERTIFICATIONS

I, William G. Smith, certify that:

1. I have reviewed this annual report on Form 10-KSB of Mutual Community Saving Bank, Inc. SSB.

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the consolidated financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4. The small business issuer’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the small business issuer and have:

a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	evaluated the effectiveness of the small business issuer ‘s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)	disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5. The small business issuer ‘s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of small business issuer ‘s board of directors (or persons performing the equivalent functions):

a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial data; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer ‘s internal control over financial reporting.

Date: April 16, 2007
/s/ William G. Smith
William G. Smith
President, and Chief Executive Officer

EXHIBIT 31.2

CERTIFICATIONS

I, Donna F.Sylver, certify that:

1. I have reviewed this annual report on Form 10-KSB of Mutual Community Saving Bank, Inc. SSB.

2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

3. Based on my knowledge, the consolidated financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

4. The small business issuer’s other certifying officer(s) and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-14 and 15d-14) for the small business issuer and have:

a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

b)	evaluated the effectiveness of the small business issuer ‘s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

c)	disclosed in this report any change in the small business issuer’s enternal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

5. The small business issuer ‘s other certifying officer(s) and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer ‘s auditors and the audit committee of small business issuer ‘s board of directors (or persons performing the equivalent functions):

a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial data; and

b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer ‘s internal control over financial reporting.

Date: April 16, 2007
/s/ Donna F. Sylver
Donna F. Sylver
Senior Vice President, and
Chief Financial Officer

EXHIBIT 32

CERTIFICATION

The undersigned hereby certifies that, to his or her knowledge, (i) the Form 10-KSB filed by Mutual Community Savings Bank, Inc., SSB (the “Issuer”) for the year ended December 31, 2006, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in that report fairly presents, in all material respects, the financial condition and results of operations of the Issuer on the dates and for the periods presented therein.

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

Date: April 16, 2007	By:	/s/ William G. Smith
William G. Smith
President, and Chief Executive Officer

	By:	/s/ Donna F. Sylver
Donna F. Sylver
Senior Vice President, and Chief Financial Officer

APPENDIX H

May 24, 2007

Dear Stockholder:

We invite you to attend the Annual Meeting of Stockholders of Mutual Community Savings Bank, Inc., SSB (the “Bank”), to be held at the Bank’s main office, 315 East Chapel Hill Street, Durham, North Carolina, on Wednesday, June 20, 2007 at 7:30 p.m., local time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Annual Meeting. Stockholders will consider and vote upon the election of directors and the ratification of the Bank’s independent auditors.

As an integral part of the Annual Meeting, we will report on the Bank’s operations. Directors and officers of the Bank as well as representatives of Dixon Hughes PLLC, the Bank’s independent auditors, will be present to respond to any questions that our stockholders may have. Detailed information concerning our activities and operating performance during the fiscal year ended December 31, 2006 is contained in our Annual Report, which also is enclosed.

YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. On behalf of the Board of Directors, we urge you to please sign, date and return the enclosed proxy card in the enclosed postage-prepaid envelope as soon as possible even if you currently plan to attend the Annual Meeting. This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the Annual Meeting.

Sincerely,

William V. Bell
Chairman of the Board

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

315 East Chapel Hill Street

Durham, North Carolina 27701

(919) 688-1308

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 20, 2007

NOTICE IS HEREBY GIVEN that the annual meeting of stockholders (the “Annual Meeting”) of Mutual Community Savings Bank, Inc., SSB (the “Bank”) will be held at the Bank’s main office, 315 East Chapel Hill Street, Durham, North Carolina on Wednesday, June 20, 2007 at 7:30 p.m., local time.

A Proxy Statement and proxy card for the Annual Meeting accompany this notice.

The Annual Meeting is for the purpose of considering and acting upon:

1.	The election of three directors of the Bank.

2.	The ratification of the appointment of Dixon Hughes PLLC as independent auditors for the Bank for the fiscal year ending December 31, 2007.

3.	The transaction of such other matters as may properly come before the Annual Meeting or any adjournments thereof.

The Board of Directors is not aware of any other business to come before the Annual Meeting.

Any action may be taken on any one of the foregoing proposals at the Annual Meeting on the date specified above or on any date or dates to which, by original or later adjournment, the Annual Meeting may be adjourned. Stockholders of record at the close of business on April 30, 2007 are the stockholders entitled to vote at the Annual Meeting and any adjournments thereof.

You are requested to fill in and sign the accompanying proxy card which is solicited by the Board of Directors and to mail it promptly in the accompanying envelope. The proxy card will not be used if you attend and vote at the Annual Meeting in person.

BY ORDER OF THE BOARD OF DIRECTORS

BEVERLY W. JONES
SECRETARY

Durham, North Carolina

May 24, 2007

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE BANK THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO INSURE A QUORUM. THE ACCOMPANYING PROXY CARD IS ACCOMPANIED BY A SELF-ADDRESSED ENVELOPE FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

PROXY STATEMENT

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

315 East Chapel Hill Street

Durham, North Carolina 27701

ANNUAL MEETING OF STOCKHOLDERS

JUNE 20, 2007

GENERAL

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mutual Community Savings Bank, Inc., SSB (the “Bank”) to be used at the annual meeting of stockholders (the “Annual Meeting”) which will be held at the Bank’s main office, 315 East Chapel Hill Street, Durham, North Carolina on Wednesday, June 20, 2007 at 7:30 p.m. This Proxy Statement and the accompanying notice and proxy card are being first mailed to stockholders on or about May 24, 2007.

VOTING AND REVOCABILITY OF PROXIES

Proxies solicited by the Board of Directors of the Bank will be voted in accordance with the directions given therein. Where no instructions are indicated, proxies will be voted FOR the nominees for directors set forth below, and FOR the proposal to ratify the appointment of Dixon Hughes PLLC as the Bank’s independent auditors. The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve, and matters incident to the conduct of the Annual Meeting. If any other business is properly presented at the Annual Meeting as to which proxies in the accompanying form confer discretionary authority, proxies will be voted by those named therein in accordance with the determination of a majority of the Board of Directors. If you withhold authority to vote with respect to any nominee, your shares will be counted for purposes of establishing a quorum, but will have no effect on the election of that nominee. Proxies marked as abstentions will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on proxy cards as not voted will not be counted as votes cast. Proxies marked as abstentions or as broker no votes, however, will be treated as shares present for purposes of determining whether a quorum is present.

Stockholders who execute proxies retain the right to revoke them at any time. Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof. Proxies may be revoked by written notice to Beverly W. Jones, Secretary of the Bank, at the address shown above, by filing a later dated proxy prior to the vote being taken on a particular proposal at the Annual Meeting or by attending the Annual Meeting and voting in person.

VOTING SECURITIES

Stockholders of record as of the close of business on April 30, 2007 (the “Record Date”) are entitled to one vote for each share then held. At the Record Date, the Bank had 363,719 shares of common stock, par value $.01 per share (“Common Stock”), issued and outstanding. The presence, in person or by proxy, of a majority of the total number of shares of Common Stock outstanding and entitled to vote will be necessary to constitute a quorum at the Annual Meeting.

Because the Common Stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), persons and groups owning in excess of 5% of Common Stock are required to file certain reports regarding ownership pursuant to the Exchange Act. Based upon information known to management, the following table sets forth, at the Record Date, certain information as to the Common Stock beneficially owned by persons owning in excess of 5% of the Common Stock and by all directors and executive officers of the Bank as a group.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Shares of Common Stock Outstanding
Jeffrey L. Gendell	33,205	(1)	9.13%
Tontine Management, L.L.C.
Tontine Financial Partners, L.P. 55 Railroad Avenue, 3rd Floor Greenwich, CT 06830

All Directors and Executive Officers as a Group (10 persons)	31,973	(2)	8.79%

(1)

Mr. Gendell serves as the Managing Member of Tontine Management, L.L.C., a Delaware limited liability company (“TM”), which is the general partner of Tontine Financial Partners, L.P., a Delaware limited partnership (“TFP”). TM has the power to direct the affairs of TFP, including decisions respecting the disposition of the proceeds from the sale of the shares. Mr. Gendell directs TM’s operations. Mr. Gendell reported shared voting and dispositive power with TM and TFP of 33,205 shares as of December 31, 2004.

(2)

Includes 22,517 shares which all directors and executive officers as a group had a right to purchase pursuant to stock options exercisable within 60 days of the Record Date; excludes 46 shares held by the Bank’s Management Recognition Plan (“MRP”) which were unallocated at the Record Date.

PROPOSAL I — ELECTION OF DIRECTORS

General

The Bank’s Board of Directors currently consists of seven members. The Bank’s Certificate of Incorporation requires that directors be divided into three classes, as nearly equal in number as possible, each class to serve for a three year term, with approximately one-third of the directors elected each year. The Nominating and Corporate Governance Committee of the Board of Directors has nominated Beverly W. Jones, Elroy Lewis, and James A. Welch, each of whom currently is a member of the Board, to serve as directors for a three-year period.

North Carolina law and the Bank’s Bylaws provide that directors are elected by a plurality of votes cast by the shares entitled to vote in the election at a meeting at which a quorum is present.

If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Nominating and Corporate Governance Committee may recommend, or the size of the Board may be reduced to eliminate the vacancy. At this time, the Board knows of no reason why any nominee might be unavailable to serve.

The following table sets forth the names and ages of the members of the Board of Directors and of the named executive officers of the Bank and also sets forth the nominees for election as directors and the directors continuing in office after the Annual Meeting. Such nominees are currently members of the Board of Directors. Also set forth is certain other information with respect to the year each director and nominee first became a director of the Bank, the expiration of directors’ terms, and the number and percentage of shares of Common Stock beneficially owned by directors, nominees and named executive officers.

Name	Age (1)	Year First Elected as Director	Current Term To Expire	Shares of Common Stock Beneficially Owned at the Record Date (2)	Percent of Common Stock Outstanding
BOARD NOMINEES FOR TERMS TO EXPIRE IN 2010
Beverly W. Jones	59	1997	2007	1,000	*
Elroy Lewis	70	1989	2007	1,731	*
James A. Welch	61	1999	2007	4,400	1.2%
DIRECTORS CONTINUING IN OFFICE
Ruby G. Bowden	55	1996	2008	1,000	*
George W. Brooks	60	1995	2008	500	*
William V. Bell	65	1994	2009	1,500	*
William G. Smith	51	2001	2009	8,446	2.3%
Other Named Executive Officer
Donna F. Sylver	49	—	—	6,184	1.7%

*	Less than 1%.
(1)	At December 31, 2006
(2)	Includes 500, 500, 500, 8,296 and 6,084 shares which directors Bowden, Jones, Welch and Smith and Ms. Sylver, respectively, had a right to purchase pursuant to stock options exercisable within 60 days of the Record Date.

Set forth below is information concerning the business and other experience of the nominees, directors and executive officers of the Bank named above. Unless otherwise stated, all directors have held their respective positions indicated below for at least the past five years.

Beverly W. Jones is Provost and Vice Chancellor for Academic Affairs at North Carolina Central University. She received her Undergraduate and Master Degrees from North Carolina Central University and her Doctorate from the University of North Carolina at Chapel Hill. She holds membership in several community and professional organizations, including: Durham Public School Board, 1992-1999, Durham Chamber of Commerce Task Force on Community Collaborative, Durham Youth Advisory Board, 1988; President, Board, Academic Help Center, 1985; member Duke-UNC Women’s Research Center, 1984; Durham North Carolina State Historical Advisory Committee, 1982; the Durham Recreational Advisory, 1980; the Association for the Study of Afro-American Life and History, National Secretary of the Association of Black Women Historians, Phi Alpha Theta Historical Honor Society, Organization of American Historians and the North Carolina Association of Black Educators. She has published five books and more than 20 articles on various subjects, from stories of Durham’s historic Hayti district to the advancement and consequence of American politics.

Elroy Lewis has been the Pastor of historic Fisher Memorial United Holy Church since 1980. He is the President of the Western North Carolina District of the United Holy Church of America, Inc., which is composed of 40 churches. He has served as a Clinical Chaplain in the Department of Corrections of North Carolina. His professional affiliations include United Holy Church of America, the NAACP (a life member), the Interdenominational Ministerial Alliance of Durham and Vicinity, Durham Congregations in Action and Concerned Clergy of Durham. His community involvement includes: Co-chair of Crop Walk for World Hunger – Durham (1995), and member Board of Directors, United Christian Campus Ministry, North Carolina Central University, and Upward Bound, University of North Carolina at Chapel Hill. He has previously served on the Round Table of Blacks and Jews of Durham and Chapel Hill and President of two Ministerial Alliances of Durham, the Interdenominational Ministerial Alliance of Durham, and Vicinity and the Durham Ministers Association.

James A. Welch is Chief Executive Officer of H&W Financial (“H&W”), an independent contractor, securities broker/dealer. H&W is currently affiliated with AEGIS Capital Corporation. Prior to founding H&W, Mr. Welch was a Senior Vice President/Municipal Finance and registered investment advisor for Wheat, First Securities Butcher & Singer. He also served on the Board of Piedmont Investment Advisors, LLC which was partly owned by the Bank through its service corporation, Mutual Service Corporation of Durham, Inc. His professional affiliations include registration with the New York Stock Exchange (NYSE), the National Association of Securities Dealers, Inc. (NASD) and the Securities and Exchange Commission (SEC). He currently serves as a commissioner on the city of Durham’s Historic Preservation Commission. He is a board member of the Merrick Washington magazine for the Blind and serves as president of the parent company which owns the magazine.

Ruby G. Bowden started Golden Electronics in March 1984. Prior to starting Golden Electronics, she was employed by General Electric Company in Greensboro from 1974 until 1984. Mrs. Bowden received her Undergraduate Degree from North Carolina Central University in 1974. She is the recipient of numerous awards and citations such as Minority Supplier of the Year, Minority Business Enterprise of the Year—1987, NAACP Economic Development—1988, in addition to the McDonnell-Douglas Excellence in Performance Award in 1990. She is currently a member of the Greensboro Chamber of Commerce, the Triad Minority Development Council, Women in Electronics, Piedmont Entrepreneurs Networks, NC Association Minority Business, Piedmont Minority Development Council, Carolina Minority Supplier Development Council, Task Force Member—Greensboro Business Center (Small Business Incubator) and Virginia Minority Supplier Development Council.

George W. Brooks has served as Senior Pastor of Mount Zion Baptist Church, Greensboro, North Carolina since 1975 and Bishop of Administration of Full Gospel Baptist Church Fellowship International since 2003. Bishop Brooks is a veteran, having served in Vietnam as Trainer of South Vietnamese Army and Infantry Man for which he was awarded the Bronze Star. He received a Bachelor of Science degree in Industrial Technology from North Carolina Agriculture & Technical University in Greensboro, North Carolina and successfully completed studies at Wake Forest University – Babcock School of Business in Winston Salem, North Carolina. Bishop Brooks also holds a Master of Divinity degree from Shaw University Divinity School in Raleigh, North Carolina and a Doctorate of Ministry from Friend International Christian University in Merced, California. He is co-founder of Welfare Reform Liaison Project, a vehicle by which welfare recipients are empowered to become self-sufficient. This project has become a national model. He serves the community on a local, state and national level via Tri-State Christian Television (TCT) Board of Directors, Mount Zion Properties, Inc. and various advisory boards and boards of directors in the Greater Greensboro area.

William V. (“Bill”) Bell, presently Mayor of Durham, NC, was employed as an Electrical Engineer by the IBM Corporation, Research Triangle Park, North Carolina from 1968 until his retirement in July 1996 as a Senior Engineer. He received his “B.S. in Electrical Engineering” from Howard University and his “M.S. in Electrical Engineering from New York University”. He currently serves as Executive Vice President/COO of UDI/Community Development Corporation in Durham, NC. Mr. Bell was elected Mayor of Durham, North Carolina in 2001 and re-elected Mayor in November 2003 and November 2005. He previously served as an elected member to the Durham Board of County Commissioner (1972—1994; and 1996—2000) and as Chairman of the Durham County Board of Commissioners from 1982 to 1994. He is also a member and past Chairman of the Triangle Transit Authority (TTA), a member of the Board of Directors Triangle United Way, a member of The Durham Committee on the Affairs of Black People and other civic organizations. Some of the other boards on which he has previously served include North Carolina Central University Board of Trustees, The NC School of Science and Mathematics Board of Trustees, The Greater Durham Chamber of Commerce Board of Directors, Durham County Hospital Corporation Board of Trustees, The Lincoln Community Health Center Board of Directors and Custom Molders Incorporated Board of Directors.

William G. Smith joined the Bank in July 2001 as President and Chief Executive Officer. Prior to joining the Bank, Mr. Smith served as Senior Vice President and Community Development Sales Leader for First Union National Bank of North Carolina (“First Union”). He began his career at First Union in 1977 in Branch Management. He was appointed Senior Vice President in 1990, serving as regional consumer bank executive for a 17-county eastern North Carolina area. In 1992, he was appointed Market President and Area Executive for First Union’s Durham/Chapel Hall Market. Mr. Smith’s background includes branch management, retail marketing, consumer credit lending and commercial relationship management. He currently serves as a Board member of NC Banking Commission, Americas’ Community Bankers Association, Downtown Durham, Inc., the Carolina Theatre, North Carolina Bankers Association, and The Forest at Duke. Mr. Smith is a former Chairman of the North Carolina Central University Board of Trustees and of the Triangle Transit Authority Board of Trustees. He is the chair of the Americas’ Community Bankers MBank Council. Mr. Smith is currently serving a four year term on the University of North Carolina Board of Governors.

Other Executive Officers

Albernard Bass, Jr., age 57, joined the Bank in November 1996 as Vice President and Senior Credit Officer. He was promoted to Senior Vice President and Senior Credit Officer in September 1997 and to Senior Vice President and Chief Operating Officer in June 2001. Mr. Bass possesses over thirty years of banking experience. After spending seven years with Wachovia Bank & Trust Company, NC, Mr. Bass worked for fifteen years at Mechanics and Farmers Bank in Durham. Most recently, he was the Senior Vice President and Credit Group Executive for Mechanics and Farmers responsible for the quality and administration of the bank’s loan portfolio. Additionally, Mr. Bass served as a member of the bank’s Asset/Liability, Technology and Loan committees. He is Chairman of the Board of UDI/Community Development Corporation and a board member of St Joseph’s Place. He was a former board member and Chairman of Downtown Durham, Inc., a former board member of the Red Cross, Hayti Development Corporation, NAACP, Salvation Army and the YMCA of Durham.

Kaye Gantt, age 45, Senior Vice President, Retail Bank Operations. Mrs. Gantt joined the Bank in September 2002 as Assistant Vice President and Branch Manager of the Bank’s Main Office. She was appointed by the Board of Directors as the Bank’s Security Officer and promoted to Vice President 2003. In 2005 she was appointed by the Board of Directors as the Bank’s BSA Officer (Bank Secrecy Act). Mrs. Gantt possesses over twenty-five years of banking experience. After spending ten years with First Union and six years with First Citizens, Mrs. Gantt spent over six year with the North Carolina Minority Support Center were she served as Senior Operations Officer for thirteen community credit unions throughout the state of North Carolina. Additionally, Mrs. Gantt has served on several boards including Downtown Durham YMCA, the Boys and Girls Club of Greater Orange and Self-Help Credit Union.

Donna F. Sylver, CPA, age 49, Senior Vice President and Chief Financial Officer, has been with the Bank since February 2003. Named one of the 25 Most Powerful Women in Banking by U.S. Banker in 2005, Ms. Sylver has over twenty-five years of diverse financial services experience in government, healthcare, communications, manufacturing, consulting, and banking. She was also a winner of the Triangle Business Journal’s prestigious 2006 Women in Business Award, and a recipient of the 2006 Triangle United Way Women’s Leadership Council Award. Her work experience in banking has included Budget Manager, Vice President/Controller and Chief Financial Officer, assisting with acquisitions and regulatory audits, and performing consulting work for various businesses and credit unions. She holds a B.S. in Accounting from North Carolina Wesleyan, a Project Management certification from the American Management Association, and expects to complete an MBA in the Executive Program at the Kenan-Flagler Business School, University of North Carolina at Chapel Hill in 2007. She is a past member of the boards of directors of My Sister’s House (a domestic violence shelter), and of Freedom Community Development Corporation, and served on the steering committees of the Business Development Subcommittee of the Parrish Street (Black Wall Street) Advocacy Group, and the 10-Year Results Plan to End Homelessness in Durham Project. Currently she serves on the board of trustees of North Carolina Wesleyan College, the board of directors and Treasurer of St. Joseph Historic Foundation, the American Institute of CPAs Depository Institutions Expert Panel, and the America’s Community Bankers Securities and Exchange Commission & Corporate Governance Committee and the MBank Council.

CORPORATE GOVERNANCE AND OTHER MATTERS

Board of Director and Stockholder Meetings

The Board of Directors met twelve times during the fiscal year ended December 31, 2006. All directors attended at least 75% of the Board of Directors meetings and assigned committee meetings in 2006. The Bank encourages directors’ attendance at its annual stockholder meetings and requests that directors make reasonable efforts to attend such meetings. All of the members of the Board of Directors attended the 2006 Annual Meeting of Stockholders.

Board of Director Independence

Each year, the Board of Directors reviews the relationships that each director has with the Bank and with other parties. Only those directors who do not have any of the categorical relationships that preclude them from being independent and who the Board of Directors affirmatively determines have no relationships that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director are considered to be “independent directors.” The Board of Directors has reviewed a number of factors to evaluate the independence of each of its members. These factors include its members’ relationships with the Bank and its competitors, suppliers and customers; their relationships with management and other directors; the relationships their current and former employers have with the Bank; and the relationships between the Bank and other companies of which the Bank’s Board members are directors or executive officers. After evaluating these factors, the Board of Directors has determined that all of the Bank’s directors other than Mr. Smith are independent directors of the Bank as defined in NASDAQ listing standards.

Independent members of the Board of Directors of the Bank meet in executive session without management present, and are scheduled to do so at least two times per year. Independent members of the Board met in executive session without management present two times during the fiscal year ended December 31, 2006.

Stockholder Communications

Stockholders may communicate directly with members of the Board of Directors or the individual chairman of standing Board of Directors committees by writing directly to those individuals at the following address: Mutual Community Savings Bank, Inc., SSB, 315 East Chapel Hill Street, Post Office Box 3827, Durham, North Carolina 27702-3827. The Bank’s general policy is to forward, and not to intentionally screen, any mail received at the Bank’s corporate office that is sent directly to an individual, unless the Bank believes the communication may pose a security risk. The Board of Directors reserves the right to revise this policy in the event it is abused, becomes unworkable or otherwise does not efficiently serve the policy’s purpose.

Code of Ethics

The Board of Directors has adopted a Code of Ethics that applies to all directors, officers, and other employees, including the Bank’s principal executive officer, principal financial officer, principal accounting officer, or persons performing similar functions. The Code of Ethics is available on the Bank’s website at www.mcsbk.com. Any waiver or substantial amendment of the Code of Ethics applicable to our director and executive officers also will be disclosed on our website.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors has a standing Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee. Although the Bank’s common stock is not listed on NASDAQ or any exchange, each of the members of these committees is an “independent director” as defined in NASDAQ listing standards. The Board of Directors has adopted a charter for each of these committees.

Audit Committee

The current members of the Audit Committee are Mrs. Bowden, who serves as the chairman, and Directors Bell, Brooks and Welch.

The Sarbanes-Oxley Act of 2002 increases the oversight of, and codifies certain requirements relating to audit committees of public companies and how they interact with a company’s “registered public accounting firm”. Audit committee members must be independent and are barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, companies must disclose whether at least one member of the committee is an “audit committee financial expert” and if not, why not.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, the Bank will be required under rules adopted by the Securities and Exchange Commission (“SEC”) to include in its annual reports (i) a management’s report on internal control over financial reporting assessing the Bank’s internal controls and (ii) an auditor’s attestation report, completed by the Bank’s registered public accounting firm that prepares or issues an accountant’s report which is included in the Bank’s annual report, attesting to the effectiveness of management’s internal control assessment. On December 15, 2006, the SEC extended the compliance dates for internal control reporting requirements mandated by Section 404. As a non-accelerated filer, the Bank will be required to provide management’s report on internal control over financial reporting when it files its annual report for its fiscal year ending December 31, 2007. The date for complying with the auditor’s attestation report requirement will be the Bank’s fiscal year ending December 31, 2008.

It is difficult for a community bank to find a single individual who possesses all of the SEC’s qualifications for an “audit committee financial expert.” In addition, having only one individual with financial expertise designation may cause the remaining members to believe that their oversight responsibility had been diminished. The Bank believes that each member of the Audit Committee has sufficient knowledge in financial and auditing matters to serve on the committee. As such, the Board of Directors does not believe that it is necessary to actively search for an outside person to serve on the Board to qualify as an Audit Committee financial expert. The Audit Committee has authority to engage legal counsel, other experts or consultants as it deems appropriate to carry out its responsibilities. As a result, the Bank has not designated one individual as an “audit committee financial expert.”

The Audit Committee has oversight responsibility for the quality and integrity of the Bank’s financial statements. The committee meets privately with the independent auditors, has the sole authority to retain and dismiss the independent auditors and reviews their performance and independence from management. The independent auditors have unrestricted access and report directly to the committee. The Audit Committee met four times during 2006. The primary functions of the Audit Committee are to oversee: (i) the audit of the financial statements of the Bank provided to the FDIC, the stockholders and the general public; (ii) the Bank’s internal financial and accounting processes; and (iii) the Bank’s internal audit process. Additionally, the Audit Committee has responsibilities relating to: (i) registered public accounting firms; (ii) complaints relating to accounting, internal accounting controls or auditing matters; (iii) authority to engage advisors; and (iv) funding as determined by the Audit Committee. These and other aspects of the Audit Committee’s authority are more particularly described in the Audit Committee Charter adopted by the Board of Directors and available on the Bank’s website at www.mcsbk.com.

The Audit Committee approves audit and non-audit services to be provided to the Bank by its independent auditor. The policy requires that all services to be provided by the independent auditor, including audit services and permitted audit-related and non-audit services, must be pre-approved by the Audit Committee. The Audit Committee approved all audit and non-audit services provided during 2006.

Nominating and Corporate Governance Committee

The independent members of the Board of Directors as defined in NASDAQ listing standards (i.e., all of the Bank’s directors other than Mr. Smith) serve as the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for evaluating and recommending individuals for election or re-election to the Board of Directors, including those recommendations submitted by Stockholders, the evaluation of the performance of the Board of Directors and its committees, and the evaluation and recommendation of corporate governance policies. In 2006, the Nominating and Corporate Governance Committee held one meeting. A copy of the Nominating and Corporate Governance Committee Charter, is currently available on the Bank’s website at www.mcsbk.com.

It is a policy of the Nominating and Corporate Governance Committee that candidates for director possess the highest personal and professional integrity, have demonstrated exceptional ability and judgment and have skills and expertise appropriate for the Bank and serving the long-term interests of the Bank’s stockholders. The committee’s process for identifying and evaluating nominees is as follows: (1) in the case of incumbent directors whose terms of office are set to expire, the committee reviews such directors’ overall service to the Bank during their terms, including the number of meetings attended, level of participation, quality of performance, and any related of party transactions with the Bank during the applicable time period; and (2) in the case of new director candidates, the committee first conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board of Directors. The committee meets to discuss and consider such candidates’ qualifications, including whether the nominee is independent, and then selects a candidate for recommendation to the Board of Directors by majority vote. In seeking potential nominees, the Nominating and Corporate Governance Committee uses its and management’s network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. To date, the Nominating and Corporate Governance Committee has not paid a fee to any third party to assist in the process of identifying or evaluating director candidates, nor has the committee rejected a timely director nominee from a stockholder(s) holding more than 5% of the Bank’s voting stock.

The Nominating and Corporate Governance Committee will consider director candidates recommended by stockholders, provided the stockholders follow the procedures set forth in the Bank’s Bylaws. The committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate was recommended by a Stockholder or otherwise.

Except in the case of a nominee substituted as a result of the death or other incapacity of a Nominating and Corporate Governance Committee nominee, the Committee will deliver nominations to the Secretary at least 20 days prior to the date of each annual meeting. Provided such committee makes such nominations, no nomination for directors except those made by the committee will be voted upon at an annual meeting unless other nominations by stockholders are made in writing and delivered to the Secretary at least 20 days prior to the date of an annual meeting. If the committee fails or refuses to act at least 20 days prior to the annual meeting, nominations for directors may be made at the annual meeting by any stockholder entitled to vote.

Compensation Committee

The members of the Compensation Committee are Mr. Brooks, who serves as chairman, and Mrs. Jones, and Mr. Welch, each of whom is independent within the meaning of NASDAQ listing standards. The Compensation Committee met two times during 2006. The functions of the Compensation Committee include making recommendations to the Board of Directors concerning compensation, including incentive compensation, of the Bank’s executive officers. The Compensation Committee’s recommendations regarding compensation to executive officers, other than the Chief Executive Officer, are based in part on Mr. Smith’s advice as to each officer’s performance during the year. The Compensation Committee also administers the Bank’s incentive plans. A copy of the Compensation Committee Charter is available on the Bank’s website at www.mcsbk.com.

Executive Compensation Philosophy. Our Bank seeks to provide an executive compensation package that is driven by our overall financial performance, our shareholder value, the success of the business unit directly impacted by an executive’s performance, and the performance of an individual executive. We do not believe that it is appropriate to establish compensation levels primarily based on benchmarking. We believe, however, that information regarding pay practices at other companies is useful in at least two respects: First, we recognize that our compensation practices must be competitive in the marketplace. Second, marketplace information is one of the many factors that our senior executives and the Compensation Committee consider in assessing the reasonableness of compensation. We rely upon our judgment about each individual – not on rigid formulas or short-term changes in business performance – in determining the amount and mix of compensation elements and whether each particular payment or award provides an appropriate incentive and reward for performance that sustains and enhances long-term stockholder value. Key factors affecting our judgment include:

•	Compensation decisions are driven by a pay-for-performance philosophy.

•	Total compensation opportunities should be comparable to the marketplace when Bank performance is good.

•	Increased compensation is appropriate based on an employee’s increased contribution.

•	Total direct compensation should consist of compensation for both short–term and long-term performance.

The Compensation Committee evaluates both performance and compensation to ensure that the Bank maintains its ability to attract and retain employees critical to the Bank’s long-term success and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executives of peer financial institutions. To that end, the Compensation Committee believes executive compensation packages provided by the Bank to its executives should include both cash and stock-based compensation that recognizes and rewards superior performance.

Objectives of Executive Compensation. The Compensation Committee believes that the most effective compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals set by the Bank, and which aligns executives’ interests with those of the Bank’s stockholders by rewarding performance above established goals, with the ultimate objective of directly and indirectly influencing stockholder value. The objectives of our executive compensation program are to:

•	attract and retain quality executive leadership,

•	enhance the individual executive’s performance,

•	align incentives with the business unit and Bank areas most directly impacted by the executive’s leadership and performance,

•	increase stockholder value,

•	improve our overall performance, and

•	drive and reward performance, which supports the Bank’s core values.

The Compensation Committee strives to meet these objectives while maintaining market competitive pay levels. We also consider each senior executive’s current salary and an appropriate balance between incentives for long-term and short-term performance. In addition, we review a tally sheet setting forth the total compensation potentially payable to and the benefits accruing to the senior executive, including current value of outstanding equity-based grants.

Role of Executive Officers. The Compensation Committee makes all compensation decisions for the President and Chief Executive Officer of the Bank. The President and Chief Executive Officer annually review the performance of each senior executive officer. The conclusions reached and recommendations based on these reviews, including salary adjustments and annual award amounts, are presented to the Compensation Committee. The Compensation Committee considers the President and Chief Executive Officer’s recommendations when making its final compensation decisions for all executives other than the President and Chief Executive Officer.

The Compensation Committee utilizes the Human Resources Department and also engages compensation and benefit plan consultants to assist the Committee. In accordance with this authority, the Compensation Committee in 2006 engaged Benmark, Incorporated.

Compensation Elements and Rationale for Pay Mix Decisions. The Bank intends to continue its strategy of compensating its executives through programs that emphasize performance-based incentive compensation. The Bank structures annual and long-term cash and non-cash executive compensation to motivate its executives to achieve the business goals set by the Board of Directors and reward the executives for achieving our goals. For the executive officers, including the named executive officer, the current compensation package includes:

•	base salary,

•	annual cash bonus incentives,

•	long-term incentives, and

•	retirement, health and welfare benefits.

Executive Committee

The Board of Directors of the Bank has established an Executive Committee which, when the Board of the Bank is not in session, may exercise all of the authority of the Board except to the extent that such authority is limited by North Carolina law or Board resolution. Members of the Executive Committee are Directors Bell, Brooks, Jones, Welch and Smith. During 2006, the Executive Committee met one time.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation earned or awarded for services rendered in all capacities by the Company’s Chief Executive Officer and Chief Financial Officer for the year ended December 31, 2006.

Name and Principal Position	Year	Salary	Bonus	Restricted Stock Award(s)	Option Award(s)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-Qualified Deferred Compensation Earnings	All Other Compensation (1)		Total
William G. Smith, President and CEO	2006	$127,200	$—	—	—	—	—	$25,334	(2)	$152,534

Donna F. Sylver, Senior Vice President and CFO	2006	$115,500	$—	—	—	—	—	$129,938	(3)	$245,438

(1)	Executive officers of the Bank receive indirect compensation in the form of certain perquisites and other personal benefits. The amounts of such benefits received by the named executive officer in the years ended December 31, 2006, 2005 and 2004 did not exceed 10% of the executive officer’s salary and bonus.
(2)	All other compensation for Mr. Smith includes the dollar value of unused earned vacation, deferred compensation, and insurance premiums paid by the bank.
(3)	All other compensation for Ms. Sylver includes the dollar value of MBA tuition and fees, unused earned vacation, deferred compensation, and insurance premiums paid by the bank.

Stock Option Plan

Pursuant to the Mutual Community Savings Bank, Inc., SSB 1992 Stock Option Plan (the “Option Plan”), 53,307 shares of Bank Common Stock have been reserved for future issuance by the Bank upon exercise of stock options to be granted to employees and directors of the Bank and its subsidiaries (if any) from time to time under the Option Plan. The purpose of the Option Plan is to attract and retain the best available personnel for positions of substantial responsibility and to provide additional incentive to key employees and to directors by facilitating their purchase of a stock interest in the Bank. The Option Plan became effective June 29, 1993, for a term of 10 years. Accordingly, no future awards may be made under the Option Plan.

The Option Plan provides that, in the event of a change in control, or an offer to effect a change in control, of the Bank (control being defined as the beneficial ownership of 25% or more of the Bank’s outstanding voting stock by any person or group), any option which provides for its exercise in installments shall become immediately exercisable, and the option shall, at the discretion of the Option Committee, be entitled to receive cash in an amount equal to the excess of the fair market value of the stock subject to the option over the option price in exchange for the surrender of the option.

The Bank will receive no monetary consideration for the granting of stock options under the Option Plan. It will receive no monetary consideration other than the option price for each share issued to optionees upon the exercise of such options.

Management Recognition Plan

The Bank has adopted the Management Recognition Plan (“MRP”), the objective of which is to enable the Bank to retain personnel of experience and ability in key positions of responsibility. Executive employees of the Bank are eligible to receive awards under the MRP. Awards of Common Stock may be granted in the sole discretion of the Management Recognition and Stock Option Plan Committee of non-employee directors appointed by the Board of Directors. The members of the MRP Committee and trustees of the MRP are Mr. Welch, who serves as chairman, and Mrs. Jones, and Mr. Bell. The trustees have the responsibility to invest all funds contributed by the Bank to the trust created for the MRP.

The MRP provides that in the event of a change in control of the Bank, or an offer to effect a change in control of the Bank, all shares of Common Stock subject to outstanding awards will be immediately payable to the holders of the awards. This provision may have the effect of deterring hostile changes in control by increasing the costs of acquiring control.

During the fiscal year ended December 31, 2006, the committee did not grant any shares of Common Stock under the MRP to bank employees.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth the outstanding equity based awards held by our named executive officers as of December 31, 2006.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested
William G. Smith	7,500	—	—	$11.00	June 30, 2013	—	—	—	—
	796	—	—	$11.50	June 30, 2013	—	—	—	—
Donna F. Sylver	5,500	—	—	$11.00	June 30, 2013	—	—	—	—
	584	—	—	$11.50	June 30, 2013	—	—	—	—

Employment Agreements with Named Executive Officers

The Bank has entered into employment agreements with its President and Chief Executive Officer, William G. Smith, and its Senior Vice President and Chief Financial Officer, Donna F. Sylver. The current term of each agreement is three years. Under the agreements, Mr. Smith currently receives an annual base salary of $127,200 and Ms. Sylver currently receives an annual base salary of $115,500. The agreements provide for a salary review by the Board of Directors not less often than annually, with the Board of Directors to consider increases to be made upon satisfactory performance, as well as inclusion in any customary fringe benefits and vacation and sick leave. The agreements may be renewed annually by the Board of Directors upon a determination of satisfactory performance within the Board’s sole judgment. The agreements are terminable upon death, are terminable by the Bank for “just cause” as defined in the agreements and are subject to compliance with applicable regulatory compliance. The executives are able to terminate the agreements by providing not less than 60 days’ written notice to the Board of Directors. If the Bank were to terminate the executives without just cause, they generally would be entitled to a continuation of their salaries and benefits from the date of termination through the remaining term of the agreements and the cost to the executives of medical and other benefits in which they would have been eligible to participate through such dates. The employment agreements also provide for a payment to be made to the executives in the event of involuntary termination of employment, without “just cause,” in connection with, or within one year after, a change in control; or voluntary termination of employment for any reason within 90 days following a change in control. In such event, Mr. Smith and Ms. Sylver generally would be entitled to receive amounts equal to 2.99 times and 1.99 times, respectively, the average annual compensation received during the five year period immediately prior to the date of the change in control. “Control” generally refers to the acquisition by any person or entity of the ownership or power to vote more than 25% of the Bank’s voting stock, or the control of the election of a majority of directors, or the exercise by any person or entity of a controlling influence over the management of policies of the Bank.

On January 26, 2006, the Bank agreed to amend the employment agreement with Ms. Sylver to reimburse her for certain expenses to be incurred by her under the Master of Business Administration (“MBA”) program at the University of North Carolina. Among other things, in the event Ms. Sylver voluntarily terminates employment with the Bank during the term of the agreement and prior to completion of the MBA program, she will pay the Bank an amount equal to 50% of all reimbursed MBA program expenses, and in the event of such termination within two years after completing the MBA program, Ms. Sylver will pay the Bank an amount equal to 35% of such reimbursed MBA program expenses.

Supplemental Executive Retirement Plan

The Bank has adopted a non-tax qualified retirement plan for certain executives (“SERP”) to supplement the benefit such executive can receive under the Bank’s 401(k) plan. The SERP is designed to provide a retirement benefit to the executives at the Normal Retirement Date. The benefit is payable for life. In case of an executive’s termination of employment for any reason (other than for cause), the Executive is one hundred percent vested in the accrued liability retirement account. In the event of the employee’s termination of employment due to disability, a benefit will be payable to the employee from the Contingent Disability Trust available through Mass Mutual Life Insurance Company. In the event of the executive’s death, the executive’s beneficiary will receive a split dollar death benefit in a stated amount that is reduced at the age of seventy and the age of eighty. The SERP has three participants, Albernard Bass, Jr., William G. Smith, and Donna F. Sylver. Cash values from the life insurance policies totaled $2,296,000 and $2,204,000, and deferred compensation totaled $164,000 and $95,000, at December 31, 2006 and 2005, respectively.

401(k) Plan

The Bank has a 401(k) and profit sharing plan (“401(k) Plan”) for the benefit of all employees. An employee may elect to participate in the 401(k) Plan after completing six months of employment service and attaining age 21. The vesting period for the 401(k) Plan is over five years. Employee contributions are limited by prevailing Internal Revenue Service rules. The Bank usually contributes 2% of annual compensation on behalf of all 401(k) Plan participants, which is considered a profit sharing benefit. In addition, the Bank matches employee contributions up to 3% of annual compensation. During the years ended December 31, 2006 and 2005, the Bank contributed $34,005, and $53,378, respectively.

Equity Compensation Plans

The following table provides information as of December 31, 2006 with respect to the shares of Common Stock that may be issued under the Bank’s existing equity compensation plans.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity Compensation Plans Approved by Stockholders(1)	25,260	$11.04	46
Equity Compensation Plans Not Approved by Stockholders	—	$—	—

Total	25,260	$11.04	46

(1)	Consists of the Option Plan and the MRP.

DIRECTOR COMPENSATION

The following table provides information concerning the fees and other compensation of the Board of Directors for the year ended December 31, 2006.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation (1)	Total
Beverly W. Jones	$4,500	—	—	—	—	—	$4,500
Elroy Lewis	$4,250	—	—	—	—	—	$4,250
James A. Welch	$7,250	—	—	—	—	—	$7,250
Ruby G. Bowden	$7,175	—	—	—	—	—	$7,175
George W. Brooks	$6,925	—	—	—	—	—	$6,925
William V. Bell	$7,500	—	—	—	—	—	$7,500

(1)	Directors of the Bank receive indirect compensation in the form of certain perquisites and other personal benefits. The amounts of such benefits received by the named director in the year ended December 31, 2006 did not exceed $10,000.

Members of the Bank’s Board of Directors receive a retainer of $4,000 per annum. Board members receive $250 for each committee meeting attended. The Chairman receives an additional fee of $1,000 and the Vice Chairman receives an additional fee of $750 annually. Total directors’ fees for fiscal 2006 were $37,600. Directors who are officers of the Bank are not paid an annual retainer or fees for meetings attended.

TRANSACTIONS WITH MANAGEMENT

From time to time the Bank makes mortgage or other loans to its directors, officers and other employees. Loans to directors, officers and employees of the Bank, as well as other affiliated persons or entities, are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features. Extensions of credit to directors, officers, and employees of the Bank as a group did not exceed 20% of the equity capital accounts of the Bank at any time since January 1, 2006, nor did any extensions of credit to any such person exceed 10% of the equity capital accounts of the Bank.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Bank’s officers and directors, and persons who own more than 10% of a registered class of the Bank’s equity securities, to file reports of ownership and changes in ownership with the FDIC. Officers, directors and greater than 10% stockholders are required to furnish the Bank with copies of all such reports. Based solely on its review of copies of such reports received by it, or written representations form certain reporting persons that no annual report of change in beneficial ownership is required, the Bank believes that, during the year ended December 31, 2006, all such filing requirements were complied with.

AUDIT COMMITTEE REPORT

In accordance with its written Charter, as adopted by the Board of Directors of the Bank and amended to comply with the Sarbanes-Oxley Act of 2002, the Audit Committee assists the Board of Directors in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Bank.

In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from Dixon Hughes PLLC, the Bank’s independent auditors, a formal written statement describing all relationships between the auditors and the Bank that might bear on the auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence. The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of the Bank’s internal controls and the internal audit function’s organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

The Audit Committee reviewed and discussed with the independent auditors all communications required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, as amended, “Communication with Audit Committees,” and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.

The Audit Committee reviewed and discussed the audited financial statements of the Bank as of and for the fiscal year ended December 31, 2006, with management and the independent auditors. Management has the responsibility for the preparation of the Bank’s financial statements and the independent auditors have the responsibility for the examination of those statements.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that the Bank’s audited financial statements be included in its Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, for filing with the Federal Deposit Insurance Corporation. The Audit Committee also approved the reappointment, subject to shareholder ratification, of the independent auditors, and the Board of Directors concurred in such recommendation.

A copy of the Audit Committee Charter, as amended, is available on the Bank’s website at www.mcsbk.com

Date: April 12, 2007	Ruby G. Bowden, Chairman
William V. Bell
George W. Brooks
James A. Welch

PROPOSAL II — RATIFICATION OF APPOINTMENT OF AUDITORS

Dixon Hughes PLLC (“Dixon”), was the Bank’s independent public accountants for the fiscal year ended December 31, 2006. The Audit Committee currently intends to appoint Dixon to continue as independent public accountants for the Bank for the fiscal year ending December 31, 2007, subject to ratification by the Bank’s stockholders. Representatives of Dixon are expected to be present at the Annual Meeting to respond to appropriate stockholders’ questions and will have the opportunity to make a statement if they so desire.

Ratification of the appointment of the auditors must be approved by a majority of the votes cast by the stockholders of the Bank at the Annual Meeting. The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of Dixon as independent auditors of the Bank for the fiscal year ending December 31, 2007.

In the event stockholders fail to ratify the appointment, the Audit Committee will reconsider the appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such change would be in the Bank’s and the stockholders’ best interest.

Audit Fees and Other Matters

Fees billed and expected to be billed to the Bank by Dixon for the fiscal years ended and December 31, 2006 and 2005 were as follows:

Fee Category	Fiscal Year 2006	% of Total	Fiscal Year 2005	% of Total
Audit Fees	$65,000	92%	$43,400	89%
Audit-Related Fees	$1,175	2%	$355	1%
Tax Fees	$4,500	6%	$4,925	10%
All Other Fees	$—	—%	$—	—%

Total Fees	$70,675	100%	$48,680	100%

Audit Fees were for professional services rendered for the audits of the consolidated financial statements of the Bank and review of the interim financial statements included in Forms 10-QSB filed with the FDIC.

Audit-Related Fees were for routine accounting consultations and for assistance provided regarding reports filed with the FDIC.

Tax Fees were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice.

No fees were paid to Dixon for items which would have been classified as All Other Fees.

Pre-Approval Policy

The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Dixon. The Audit Committee is authorized to pre-approve all audit and permissible non-audit services provided by the independent accountants. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent accountants and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent accountants in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis. For 2006 and 2005, pre-approved non-audit services included only those services described above for “Audit-Related Fees” and “Tax Fees.”

DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder who intends to present a proposal for action at the 2008 Annual Meeting of Stockholders, to be held on or about May 22, 2008, must forward a copy of the proposal or proposals to the Bank’s main office. Any such proposal or proposals intended to be presented at the 2008 Annual Meeting of Stockholders must be received by the Bank, for inclusion in its proxy statement and form of proxy relating to that meeting by January 25, 2008. Nothing in this paragraph shall be deemed to require the Bank to include in its proxy statement and proxy relating to the 2008 Annual Meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the FDIC or the Securities and Exchange Commission in effect at the time such proposal is received.

Stockholder proposals for new business that are not to be included in the Bank’s proxy statement shall be made pursuant to timely notice in writing to the Secretary of the Bank as set forth in the Bylaws. To be timely, a stockholder’s written notice shall be filed with the Secretary at least 20 days before the date of an annual meeting. Any stockholder may make any other proposal at an annual meeting and the same may be discussed and considered; however, unless stated in writing and filed with the Secretary at least 20 days before the meeting, such proposal shall be laid over for action at an adjourned, special or annual meeting taking place 30 days or more thereafter. To be timely under the Bylaws, a stockholder’s proposal for new business in connection with the 2008 Annual Meeting of Stockholders, to be held on or about May 22, 2008, must be filed with the Secretary on or before May 2, 2008.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the Annual Meeting as to which proxies in the accompanying form confer discretionary authority, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the determination of a majority of the Board of Directors. The proxies solicited on behalf of the Board of Directors confer discretionary authority upon the holders thereof with respect to any other matter presented at the Annual Meeting if notice of such matter has not been filed with the Secretary of the Bank in accordance with the provisions of the Bank’s Bylaws. To be timely under the Bylaws, a stockholder’s proposal for new business in connection with the Annual Meeting must be filed with the Secretary of the Bank on or before May 31, 2007.

ANNUAL REPORT TO STOCKHOLDERS

The Bank’s Annual Report, including financial statements, is enclosed herewith. A copy of such Annual Report may be obtained by writing to Beverly W. Jones, Secretary of the Bank, 315 East Chapel Hill Street, Post Office Box 3827, Durham, North Carolina 27702-3827, or calling (919) 688-1308, or on the Bank’s website at www.mcsbk.com. The Annual Report also serves as the Bank’s annual disclosure statement under 12 C.F.R. Part 350. This statement has not been reviewed, or confirmed for accuracy or relevance, by the FDIC.

A copy of the Bank’s Annual Report on Form 10-KSB for the year ended December 31, 2006, as filed with the FDIC, will be furnished without charge to stockholders as of the Record Date upon written request to the Bank’s Secretary at the above address.

PROPOSED CEASE AND DESIST ORDER

Following a routine periodic joint regulatory examination of the Bank by the Federal Deposit Insurance Corporation and the North Carolina Office of the Commissioner of Banks (collectively, the “Supervisory Authorities”), and based on the condition of the Bank disclosed in the joint Report of Examination, the Supervisory Authorities have delivered to the Board of Directors of the Bank a proposed Order to Cease and Desist (the “Proposed Order”) which would require the Bank to cease and desist from the following:

•	operating with inadequate management;

•	operating with a Board of Directors that has failed to provide adequate supervision over and direction to the active management of the Bank;

•	operating with inadequate equity capital and reserves in relation to the Bank’s weak earnings;

•	operating in such a manner as to produce net operating losses;

•	operating with inadequate provisions and policies for liquidity and funds management;

•	operating with an inadequate information technology program; and

•	violating law, regulations, and/or statements of policy identified in the joint Report of Examination.

The Proposed Order also outlines a number of steps to be taken by the Bank which are designed to remedy and/or prevent the reoccurrence of the items listed in the Proposed Order. These include:

•

Within a specified time period, the Bank shall analyze and assess its management and staffing needs (the “Management Plan”) and recruit, hire and retain additional or replacement executive and other personnel. The Management Plan shall include: (i) identification of both the type and number of officer positions needed to manage and supervise properly the affairs of the Bank; (ii) identification and establishment of such Bank committees as are needed to provide guidance and oversight to active management; (iii) evaluation of each Bank officer, including the chief executive officer (“CEO”) and the chief financial officer (“CFO”), to determine whether these individuals possess the ability, experience and other qualifications required to perform present and anticipated duties, including adherence to the Bank’s established policies and practices, and restoration and maintenance of the Bank in a safe and sound condition; and (iv) a plan to recruit and hire any additional or replacement personnel with the requisite ability, experience and other qualifications that the Board determines are necessary under the Management Plan. Evaluation of the CEO and CFO shall also include each person’s ability to (i) comply with the requirements of the Cease and Desist Order; (ii) operate the Bank in a safe and sound manner; (iii) comply with applicable laws and regulations; and (iv) restore capital adequacy, earnings and management effectiveness. Prior to the addition of any Board member or senior executive officer, the Supervisory Authorities must have issued their non-objections to the proposed changes or appointments.

•

Within a specified time period, appointment of a Board of Directors committee, consisting of independent directors, responsible for ensuring compliance with the Cease and Desist Order and overseeing corrective measures with respect to the Order. The Committee shall regularly monitor and report to the Board of Directors on compliance with the Cease and Desist Order.

•	Within a specified time period, adoption of an educational program for periodic training of Board members. The Board shall document the training activities.

•

Within a specified time period, adoption of a plan to meet and maintain regulatory capital ratios. During the term of the Cease and Desist Order, the Bank shall maintain Tier 1 capital of at least 7.0% of total assets and risk-based capital ratios to be “well capitalized.” The level of Tier 1 capital to be maintained during the life of the Cease and Desist Order shall be in addition to a fully funded allowance for loan and lease losses, the adequacy of which shall be satisfactory to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

•

Prior to filing the June 30, 2007 Consolidated Reports of Condition and Income, review of the Bank’s deferred tax assets and, if required by applicable reporting requirements, establish a valuation allowance. The determination of the need for a valuation allowance shall be made based on total deferred tax assets.

•	Payment of a cash dividend only with prior consent of the Supervisory Authorities.

•

Within a specified time period, adoption of a plan to improve the Bank’s earnings. The plan shall, at a minimum: (i) identify goals and strategies for improving and sustaining Bank earnings; (ii) identify the major areas in, and means by which, the Board will seek to improve the Bank’s performance; (iii) require realistic and comprehensive budgets; (iv) describe the operating assumptions that form the basis for, and adequately support, major projected income and expense components; and (v) require a budget review process to monitor the income and expenses of the Bank to compare actual figures with budgetary projections. Following each calendar quarter, the Board shall evaluate the Bank’s actual performance in relation to the plan, and each year, submit an updated plan and budget to the Supervisory Authorities.

•	Within a specified time period, the Bank shall eliminate and/or correct all violations of law and regulations and contraventions of policy cited in the joint Report of Examination.

•

Within a specified time period, the Bank shall review its Interest Rate Risk Policy and Liquidity Risk Management Policy to provide effective guidance and control over the Bank’s fund management activities and revise the policies to address all items noted in the joint Report of Examination.

•

Within a specified time period, the Bank shall develop and implement a Customer Information Security Program Policy and Procedures, including: (i) Bank-wide risk assessment of all information assets; (ii) appropriate controls to properly safeguard information assets; (iii) periodic independent testing of controls; (iv) employee training to ensure controls are properly implemented; (v) effective vendor management; (vi) an incident response program; and (vii) at least annual Board reporting. The Bank also shall develop a Bank-wide business continuity plan and correct other information technology deficiencies.

•

Within 30 days of the end of each calendar quarter following the effective date of the Proposed Order, the Bank shall furnish written progress reports to the Supervisory Authorities. These reports may be discontinued when the required corrections have been accomplished.

The time periods specified in the Proposed Order are generally 90 days or less. The Bank has already completed some of the actions required under the Proposed Order. Bank management and the Board are working to develop or revise the Bank’s policies and procedures to be required by the Proposed Order.

The Bank expects to request certain revisions of the Proposed Order. However, there can be no assurance that the Proposed Order will be revised prior to its effective date.

Upon the effectiveness of the Proposed Order, the Bank will file with the Federal Deposit Insurance Corporation a copy thereof as an exhibit to a Current Report on Form 8-K, make a copy available on the Bank’s website at www.mcsbk.com, and notify stockholders in writing that the Proposed Order is effective. If the Proposed Order is materially amended prior to the effective date, the revision(s) will be described in correspondence to the Bank’s stockholders of record. A copy of the Order to Cease and Desist will be furnished without charge to stockholders of record upon written request to the Bank’s Secretary at 315 East Chapel Hill Street, Post Office Box 3827, Durham, North Carolina 27702-3827.

MISCELLANEOUS

The cost of soliciting proxies will be borne by the Bank. The Bank will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitations by mail, directors, officers and regular employees of the Bank may solicit proxies personally or by telegraph or telephone without additional compensation.

BY ORDER OF THE BOARD OF DIRECTORS

BEVERLY W. JONES
SECRETARY

Durham, North Carolina

May 24, 2007

APPENDIX I

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, DC 20429

FORM 10-QSB

QUARTERLY REPORT UNDER SECTION 13 OF

THE SECURITIES EXCHANGE ACT OF 1934

FOR THE QUARTER ENDED SEPTEMBER 30, 2007

FDIC CERTIFICATE NO. 30118

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

(Exact name of bank as specified in its charter)

NORTH CAROLINA

(State of Incorporation)

56-0333362

(IRS Employer Identification Number)

315 East Chapel Hill Street

Durham, North Carolina 27702

(Address of Principal Office)

(919) 688-1308

(Registrant’s Telephone Number, Including Area Code)

Securities Registered Pursuant

to Section 12(g) of the Act:

COMMON STOCK, $.01 PAR VALUE

Indicate by check mark whether the Bank (1) has filed all reports required to be filed by Section 13 of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Bank was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the Bank is a shell company (as defined in Rule 12b-2 of the Securities Exchange Act of 1934.    Yes  ☐    No  ☒

The number of shares of the registrant’s common stock outstanding as of October 22, 2007 was 363,719.

Part I. FINANCIAL INFORMATION

Item 1 - Financial Statements

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(Dollars in thousands except per share data)

	September 30, 2007	December 31, 2006 *
ASSETS
Cash and due from banks	$2,713	$1,982
Interest-earning deposits with other banks	25,086	9,619
Federal funds sold	—	17
Investment securities available for sale, at fair value	5,195	6,507

Loans receivable	44,994	63,279
Allowance for loan losses	(779)	(833)

Net Loans	44,215	62,446

Premises and equipment, net	2,740	2,890
Federal Home Loan Bank stock, at cost	609	619
Accrued interest and dividends receivable	366	434
Bank owned life insurance	2,371	2,296
Deferred tax assets	4	1,132
Other real estate owned	69	45
Other assets	111	994

TOTAL ASSETS	$83,479	$88,981

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposit accounts	$68,794	$72,199
Advances from the Federal Home Loan Bank	8,900	8,900
Advances from borrowers for taxes and insurance	179	112
Accrued interest payable	237	343
Accrued expenses and other liabilities	456	1,163

TOTAL LIABILITIES	78,566	82,717

Stockholders’ equity:
Serial preferred, $.01 par value, 250,000 shares authorized, none issued and outstanding	—	—
Common stock, $.01 par value, 1,000,000 shares authorized, 363,719 shares issued and outstanding	4	4
Additional paid-in capital	3,146	3,146
Retained earnings	1,769	3,164
Accumulated other comprehensive income (loss)	(6)	(50)

TOTAL STOCKHOLDERS’ EQUITY	4,913	6,264

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$83,479	$88,981

See accompanying notes

*	Derived from audited consolidated financial statements.

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(Dollars in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2007	2006	2007	2006
INTEREST AND DIVIDEND INCOME
Loans	$887	$1,066	$2,966	$3,185
Investment securities	71	87	223	267
Federal Home Loan Bank dividends	9	2	27	21
Other earning assets	103	112	407	284

TOTAL INTEREST AND DIVIDEND INCOME	1,070	1,267	3,623	3,757

INTEREST EXPENSE
Deposits	387	632	1,584	1,708
Advances from Federal Home Loan Bank	102	98	308	223

TOTAL INTEREST EXPENSE	489	730	1,892	1,931

NET INTEREST INCOME	581	537	1,731	1,826
PROVISION FOR LOSSES ON LOANS	—	25	(17)	108

NET INTEREST INCOME AFTER PROVISION FOR LOSSES ON LOANS	581	512	1,748	1,718

NON-INTEREST INCOME
Fees and service charges	138	158	427	465
Gain on sale of other real estate owned	—	—	—	1
Gain/(loss) on sale of loans	1	—	(398)	—
Net realized losses on sale of securities available for sale	—	—	(62)	—
Rental income	29	41	90	104
Other, net	22	21	881	61

TOTAL NON-INTEREST INCOME	190	220	938	631

NON-INTEREST EXPENSE
Compensation and employee benefits	403	500	1,365	1,555
Occupancy and equipment	125	120	372	371
Depreciation and amortization	47	60	150	172
Computer services	67	74	200	182
Advertising	4	29	19	92
Consulting fees and other outside services	193	103	401	340
Supplies and printing	10	21	43	65
Other	103	160	412	485

TOTAL NON-INTEREST EXPENSE	952	1,067	2,962	3,262

LOSS BEFORE INCOME TAXES	(181)	(335)	(276)	(913)
INCOME TAXES (BENEFIT)	19	(134)	1,118	(374)

NET LOSS	$(200)	$(201)	$(1,395)	$(539)

NET LOSS PER SHARE:
BASIC	$(0.55)	$(0.55)	$(3.83)	$(1.48)
DILUTED	$(0.55)	$(0.55)	$(3.83)	$(1.48)

See accompanying notes

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(Dollars in thousands)

	Nine Months Ended September 30,
	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(1,395)	$(539)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	150	172
Net amortization of premiums and discounts on securities	2	—
Provision for losses on loans	(17)	108
Gain on sale of partnership interest	(800)	—
Loss on sale of loans	398	—
Loss on sale of foreclosed real estate	—	1
Loss on sale of investment securities	62	—
Valuation allowance of deferred tax assets	1,118	—
Bank owned life insurance	(75)	(67)

Changes in assets and liabilities:
Accrued interest and dividends receivable	68	(30)
Deferred loan origination fees and discounts	(31)	18
Other assets	142	(240)
Accrued interest payable	(106)	145
Accrued expenses and other liabilities	93	—

NET CASH USED IN OPERATING ACTIVITIES	(391)	(432)

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of investment securities available for sale	(2,000)	—
Proceeds from sales and maturities of investment securities available for sale	3,030	—
Principal repayments of investment securities available for sale	292	391
Redemption/(purchase) of FHLB stock	10	(215)
Proceeds from sale of loans	10,518	—
Proceeds from disposal of other real estate owned	21	84
Proceeds from sale of partnership interest	720	—
Net decrease in loans	7,319	803
Purchase of premises and equipment	—	(727)

NET CASH PROVIDED BY INVESTING ACTIVITIES	19,910	336

CASH FLOWS FROM FINANCING ACTIVITIES
Change in advances from the Federal Home Loan Bank	—	3,900
Net decrease in deposits	(3,405)	(1,406)
Advances from borrowers for taxes and insurance	67	213

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(3,338)	2,707

NET INCREASE IN CASH AND CASH EQUIVALENTS	16,181	2,611
CASH AND CASH EQUIVALENTS, BEGINNING	11,618	5,944

CASH AND CASH EQUIVALENTS, ENDING	$27,799	$8,555

See accompanying notes

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

NOTE A – BASIS OF PRESENTATION

In management’s opinion, the unaudited consolidated financial information, reflects all adjustments (consisting solely of normal recurring adjustments) necessary for a fair presentation of the financial information as of and for the three and nine months ended September 30, 2007 and 2006, in conformity with accounting principles generally accepted in the United States of America. The consolidated financial statements include the accounts of Mutual Community Savings Bank, Inc. SSB and its wholly owned subsidiary, Mutual Service Corporation of Durham (collectively “Mutual” or the “Bank”). All significant intercompany accounts and transactions have been eliminated in consolidation. Operating results for the three and nine months ended September 30, 2007 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2007.

The organization and business of the Bank, accounting policies followed by the Bank and other information are contained in the notes to the consolidated financial statements filed as part of the Bank’s 2006 annual report on Form 10-KSB. This quarterly report should be read in conjunction with such annual report.

NOTE B – PER SHARE RESULTS

Basic earnings (loss) per share have been computed using the weighted-average number of shares of common stock outstanding of 363,719 for the three and nine months ended September 30, 2007 and 2006. Diluted earnings (loss) per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by Mutual relate to outstanding stock options and unpaid shares granted under the Bank’s management recognition plan, and are determined using the treasury stock method. Due to the loss incurred, diluted earnings (loss) per share were equivalent to basic earnings (loss) per share for the three and nine months ended September 30, 2007 and 2006.

NOTE C – COMPREHENSIVE INCOME (LOSS)

For the three months ended September 30, 2007 and 2006, total comprehensive loss, consisting of net loss and unrealized securities gains and losses, net of taxes, was $(147,000) and $(90,000) respectively. For the nine months ended September 30, 2007 and 2006, total comprehensive loss was $(1,351,000) and $(556,000), respectively.

NOTE D – COMMITMENTS AND CONTINGENCIES

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. Those financial instruments include lines of credit and loan commitments and involve elements of credit risk in excess of amounts recognized in the accompanying financial statements.

Financial instruments whose contract amount represents potential credit risk included undisbursed home equity lines of credit of $1.8 million, undisbursed construction loans of $600,000, and other commitments and credit lines of $2.4 million, at September 30, 2007. The Bank had one letter of credit at September 30, 2007 totaling $10,000.

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

Mutual is involved in legal actions in the normal course of business. Management, based on advice of legal counsel, does not believe that any losses from current litigation matters would be material to the financial statements.

NOTE E – CEASE AND DESIST ORDER

On May 31, 2007, the Board of Directors of the Bank stipulated and consented to the issuance of an Order to Cease and Desist by the Federal Deposit Insurance Corporation and the North Carolina Office of the Commissioner of Banks, which became effective on June 24, 2007 (the “Order”). In connection with the Order, the Bank filed a Current Report on Form 8-K dated June 22, 2007.

NOTE F – PENDING MERGER

On August 9, 2007, the Bank entered into a definitive agreement to merge with M & F Bancorp, Inc. In connection with the pending merger, the Bank filed a Current Report on Form 8-K dated August 9, 2007.

NOTE G – INCOME TAXES

Effective January 1, 2007, the Company adopted Financial Accounting Standards Board Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement 109 (FIN 48). FIN 48 provides guidance on financial statement recognition and measurements of tax positions taken, or expected to be taken, in tax returns. The initial adoption of FIN 48 had no impact on the Company’s consolidated financial statements. As of January 1, 2007, there were no unrecognized tax benefits. The amount of unrecognized tax benefits may increase or decrease for various reasons including adding amounts for current year tax positions, expiration of open income tax returns due to statue of limitations, changes in management’s judgment about the level of uncertainty, status of examinations, litigation and legislative activity and the addition or elimination of uncertain tax positions.

The Company’s policy is to report interest and penalties, if any, related to unrecognized tax benefits in other non-interest expense in the Statement of Operations.

The Company’s federal and state income tax returns are open and subject to examination from the 2004 tax return year and forward.

Among other things, the Order required the Bank to review its deferred tax assets, and, if required by applicable reporting requirements, establish a valuation allowance. The determination of the need for a valuation allowance was to be made based on total deferred tax assets. Based upon this review, management determined that the Bank could no longer forecast that it will have taxable operations to sustain the realization of its deferred tax assets. Therefore a valuation allowance of $1.1 million was established, through a provision charged against income for the second fiscal quarter ended 2007, to offset substantially all of the Bank’s net deferred tax assets.

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

Item 2 - Management’s Discussion and Analysis or Plan of Operation

This Quarterly Report on Form 10-QSB may contain certain forward-looking statements consisting of estimates with respect to the financial condition, results of operations and business of the Bank that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Bank’s operations, pricing, products and services.

Comparison of Financial Condition at

September 30, 2007 and December 31, 2006

Assets - During the nine-month period ended September 30, 2007, the Bank’s assets decreased 6% or approximately $5.5 million, from $89.0 million at December 31, 2006 to $83.5 million. This decrease in assets resulted primarily from the following approximate changes; $18.2 million decrease in loans, $1.3 million decrease in investment securities, $2.1 million decrease in deferred tax and other assets, net of a $16.2 million increase in cash.

In an effort to improve its balance sheet position, the Bank sold approximately $10.5 million in fixed rate mortgage loans with a weighted average yield of approximately 5.3% at a 5% discount. An additional $7.3 million of loan principal reductions and payoffs accounted for the remainder of the $18.2 million decrease in loans.

Investment securities of $3.0 million with a sustained unrealized loss and lower yields were sold, and $2.0 million of securities with higher yields were purchased.

The $2.1 million decrease in deferred tax and other assets resulted from the collection of a $720,000 receivable from the sale of the Bank’s investment in Piedmont Investment Advisors (“Piedmont”), and the establishment of $1.1 million valuation allowance for deferred tax assets. In November 2006, Mutual Service Corporation of Durham (MSCD) entered into an Installment Purchase Agreement to sell its interest back to Piedmont. In December 2006, a deposit of $80,000 was received with the remaining $720,000 booked as a receivable and $800,000 as a deferred gain until total proceeds were received in February 2007, at which time the gain was recognized into income. Refer to Note G of the unaudited consolidated financial statements for the nine months ending September 30, 2007 for details of the deferred tax valuation allowance.

Cash and cash equivalents increased approximately $16.2 million. This increase was primarily a result of principal reductions, payoffs, and sale of loans net of a decrease in deposits.

Liabilities - Total liabilities decreased by 5% or approximately $4.2 million during the nine-month period ended September 30, 2007. This decrease was primarily a result of management’s strategic decision not to renew maturing Certificates of Deposit above market rates. Interest bearing deposits decreased approximately $22.7 million while non-interest bearing deposits increased approximately $19.3 million.

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

Stockholders’ equity - Total stockholders’ equity decreased $1.4 million from $6.3 million at December 31, 2006 to $4.9 million at September 30, 2007. This decrease in equity resulted primarily from the Bank’s net loss during the nine-month period of $1.4 million.

Comparison of Results of Operations for the

Three Months Ended September 30, 2007 and 2006

Net Loss - The Bank’s net loss for the quarter ended September 30, 2007 was $(200,000) or $(0.55) diluted per share as compared with a net loss of $(201,000) or $(0.55) diluted per share for the quarter ended September 30, 2006. The net loss before taxes for the 2007 quarter improved approximately $154,000 over the 2006 period. However, a $153,000 increase in tax provision for the 2007, related principally to the establishment of a valuation allowance for deferred tax assets, offset this improvement in pre-tax income. The primary factors contributing to the improvement in income before income taxes include a $69,000 increase in net interest income after loan loss provision and a decrease in non-interest expense of approximately $115,000.

Net Interest Income - Net interest income for the quarter ended September 30, 2007 was $581,000, an increase of 8% or $44,000 from the prior year quarter. This increase is attributable to a $197,000 decrease in interest income while also decreasing interest expense by $241,000. The overall increase resulted in the Bank’s net interest rate spread increasing nearly 100 basis points, from 2.19% for the quarter ended September 30, 2006 to 3.18% for the 2007 quarter. Additionally, the Bank’s net interest margin increased from 2.68% for the quarter ended September 2006 to 3.72% for the quarter ended September 2007.

Total interest income was $1.1 million for the quarter ended September 30, 2007, a decrease of 16%, or approximately $197,000 over the prior year quarter. This decrease was primarily due to a decrease in interest income from loans of approximately $179,000. This decrease represents a $288,000 decrease resulting from declining average loan balances (volume), net of a $109,000 increase due to a 74 basis point increase in average yields (rate). The rate increased from 6.65% for the quarter ended September 30, 2006 to 7.39% for the 2007 quarter. The declining loan balances are a result of loan sales as well as principal reductions and payoffs.

Total interest expense was approximately $489,000 for the quarter ended September 30, 2007 as compared to $730,000 for prior year quarter, a decrease of 33% or approximately $241,000. This decrease was primarily due to a strategic decision not to renew time deposits at above market rates, as well as a decrease in the average cost of time deposits. This strategic decision resulted in a decrease of approximately $16 million in the average balance of time deposits, from $42.5 million for the quarter ended September 30, 2006 to $26.5 million for the 2007 quarter. Additionally, the average cost of time deposits decreased 69 basis points, from 4.90% for the quarter ended September 30, 2006 to 4.21% for the 2007 quarter.

Provision for Loan Losses - The provision for loan losses was $25,000 for the three months ended September 30, 2006 with no loan loss provision recorded in the 2007 period. This reduction of the loan loss allowance was primarily a result of the loan sale.

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

In originating loans, Mutual recognizes that credit losses will occur and that the risk of loss will vary with, among other things, the type of loan being made, the creditworthiness of the borrower over the term of the loan, general economic conditions and, in the case of a secured loan, the quality of the security for the loan. Applicable regulations require Mutual to assess asset quality on a regular basis. It is management’s policy to maintain an adequate allowance for loan losses based on, among other things, Mutual’s and the industry’s historical loan loss experience, evaluation of economic conditions and regular reviews of delinquencies and loan portfolio quality. The ratio of allowance for loan losses to gross loans was 1.73% and 1.27% as of September 30, 2007 and September 30, 2006, respectively. While outstanding loans decreased, classified loans increased causing an increase in the ratio of allowance for loan losses.

Loans are reviewed on a regular basis and are placed on a non-accrual status if management determines that the collection of additional interest is doubtful. Non-accrual loans totaled $281,000 and $505,000 at September 30, 2007 and September 30, 2006, respectively. Real estate acquired by Mutual because of foreclosure is classified as other real estate owned (OREO) until it is sold. Such property is recorded at the lower of the unpaid principal balance plus unpaid accrued interest of the related loan or its fair value. Real estate owned because of foreclosures totaled $69,000 and $42,000 as of September 30, 2007 and September 30, 2006, respectively. The ratio of non-accruals and OREO to total assets was 0.42% and 0.63% as of September 30, 2007 and September 30, 2006, respectively.

Management believes that at September 30, 2007, Mutual’s allowance for loan losses was sufficient to absorb probable losses inherent in the loan portfolio and that Mutual’s level of problem assets at that date will not have a substantial adverse effect on Mutual’s financial condition or results of operations.

Non-Interest Income (Loss) - Non-interest income was $190,000 for the three months ended September 30, 2007 as compared with $220,000 for the same period in 2006, a decrease of $30,000. The primary reason for this decrease was due to decreases in usage fees earned from the maturing of automatic overdraft deposit product, as well as an increase in property rental vacancies.

Non-Interest Expenses - Non-interest expenses decreased to $952,000 during the three months ended September 30, 2007 as compared with $1,067,000 during the same period in 2006, a decrease of $115,000 or 11%. This decrease resulted primarily due to management’s expense reduction plan that involves strict cost controls of overhead expenses. Additionally, some 2006 non-interest expenses were non-recurring.

Total compensation and benefits decreased $97,000 or 19% compared to the 2006 quarter. This decrease was due to a reduction in total staff positions and the payroll and benefits associated with that reduction.

Depreciation and amortization decreased $13,000 or 22% due to a reduction in the estimated useful lives for building improvements and computer software.

Consulting fees and other outside services expense increased $90,000 or 88% primarily due to the Northgate Branch lease termination fee. The Branch ceased operations in August 2007.

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

Advertising, supplies and printing, and other miscellaneous expense all decreased due to the cost reduction plan as well as 2006 non-recurring expenses. Advertising expenses decreased $25,000 or 88%, supplies and printing expenses decreased $11,000 or 54%, and other miscellaneous expenses decreased $57,000 or 40%. Other miscellaneous expense decrease was primarily due to a 2006 non-recurring expense for the educational benefits approved by the Board of Directors for an executive officer, as well as cost reductions in ATM expenses, and OREO expense recovery.

Provision for Income Taxes - The Bank had an income tax expense of $19,000 during the three months ended September 30, 2007 as compared with an income tax benefit of $134,000 during the same period in 2006. Provisions for tax benefits have been suspended as a result of the Bank’s valuation allowance established for the deferred tax assets. See Note G of the unaudited consolidated financial statements for the nine months ending September 30, 2007.

Comparison of Results of Operations for the

Nine Months Ended September 30, 2007 and 2006

Net Loss - The Bank’s net loss for the nine months ended September 30, 2007 was $(1,395,000) or $(3.83) diluted per share as compared with a net loss of $(539,000) or $(1.48) diluted per share for the nine months ended September 30, 2006. The primary factors contributing to the increase in net loss are: establishing a $1.1 million valuation allowance for the deferred tax asset, offset by approximately $30,000 increase in net interest income after loan loss provision, increase in non-interest income of approximately $307,000, and decrease in non-interest expense of approximately $300,000.

Net Interest Income - Net interest income during the nine months ended September 30, 2007 was $1,731,000, a decrease of 5% or $95,000 from the prior year nine months ended. This decrease in net interest income is primarily attributable to the decline in average loan and securities balance net of an increase in average yields, an increase in the average cost of deposits and borrowings, less the positive impact of an increase in average cash balance as well as the declining average balance of time deposits.

Total interest income was $3,623,000 for the nine months ended September 30, 2007 a decrease of 4% or $134,000 over prior year period. Interest on loans decreased approximately $219,000 because of an $8.0 million decrease in average loan balance net of a 44 basis point increase in the average yield. The declining loan balances are a result of loan sales as well as principal reductions and payoffs. Investment securities also decrease by approximately $44,000 resulting from a $1.6 million decline in average securities balance net of a 45 basis point increase in the average yield. Investment securities of $3.0 million with a sustained unrealized loss and low yield were sold, and $2.0 million of securities with a higher yield were purchased. Interest income from other earning assets, primarily cash, increased approximately $123,000 due to a $3.4 million increase in average balance.

Total interest expense was $1,892,000 for the nine months ending September 30, 2007 as compared to $1,931,000 for nine months ending September 30, 2006 a decrease of 2% or $39,000 represented by $124,000 decrease in deposit interest expense and $85,000 increase in

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

the cost of borrowings. The decrease in interest expense from deposits was primarily an $185,000 decrease in cost related to time deposits, and a $60,000 increase in the cost of savings and money market accounts. The approximate $185,000 decrease in time deposit expense resulted from a $7.4 million decline in average balance. The increase in savings and money market interest expense is primarily a result of a 36 basis points rate climb in average cost, from 2.36% for the nine months ended September 30, 2006 to 2.72% for the 2007 period. Interest expense from borrowings increased $85,000 due to both average cost (rate) and average balance (volume) increases. Rates increased 90 basis points from 3.73% for the nine months ended September 30, 2006 to 4.63% for the 2007 period, as well as an increase of approximately $908,000 in the average borrowing balance.

Provision for Loan Losses - The provision for loan losses was $(17,000) and $108,000 for the nine months ended September 30, 2007 and 2006, respectively. The recovery in the provision was primarily due to the reduction in outstanding loans resulting from the sale of approximately $10.5 million of loans combined with net loan repayments of $7.3 million.

Non-Interest Income - Non-interest income was $938,000 for the nine months ended September 30, 2007 as compared with $631,000 for the same period in 2006, an increase of $307,000 or 48%. The primary reason for the increase was due to recognizing an $800,000 gain on the sale of the Bank’s interest in Piedmont, net of a $62,000 loss from the sale of securities as well as a $397,000 loss from the sale of loans.

Non-Interest Expenses - Non-interest expenses decreased to $2,962,000 during the nine months ended September 30, 2007 as compared with $3,262,000 during the same period in 2006, a decrease of $300,000 or 9%. This decrease was primarily due to management’s expense reduction plan imposing strict cost controls of overhead expenses. In addition, some 2006 non-interest expenses were non-recurring. A $190,000 decrease in compensation and benefit expense, $73,000 decrease in advertising, $73,000 decrease in other expenses, net of a $61,000 increase in consulting fee expense account for the majority of non-interest expense decreases.

Total compensation and benefits decreased $190,000 or 12% compared to the 2006 period. This decrease was due to a reduction in total staff positions and the associated payroll and benefits. In addition, a one-time tax gross up adjustment in bank owned life insurance was made during the 2006 period and not for 2007. Other 2006 one-time expenses relate to contracting an interim IT manager as well as a Controller until permanent replacements were hired.

Advertising and other miscellaneous expenses decreased $73,000 each in line with the cost reduction plan. While some other miscellaneous expenses increased, a majority of non-interest expenses decreased, along with some 2006 non-recurring expenses. OREO properties written down approximately $30,000, as well as a $12,000 write off for uncollectible rental income account for some increases in other expenses. In addition, the Bank incurred $26,000 in franchise taxes related to its subsidiary MSCD. On the other hand, contributions decreased $11,000, travel and entertainment expense decreased $13,000, and losses due to forgeries and overdrafts decreased $10,000. In addition, employee training expense decreased approximately $92,000. This decrease is primarily a non-recurring 2006 educational benefits expense approved by the Board of Directors for an executive officer.

Consulting fees and other outside services increased $61,000 primarily due to the Northgate Branch lease termination fee. The Branch ceased operations in August 2007.

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

Provision for Income Taxes - The Bank recorded an income tax expense of $1,118,000 during the nine months ended September 30, 2007 as compared with an income tax benefit of $374,000 during the same period in 2006. This change resulted primarily because of the Bank’s valuation allowance established for the deferred tax assets. See Note G of the unaudited consolidated financial statements for the nine months ending September 30, 2007.

Liquidity

The objective of the Bank’s liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses the Bank’s ability to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise.

The primary sources of internally generated funds are principal and interest payments on loans receivable, repayments on mortgage-backed securities, and cash flows generated from operations. Liability liquidity is dependent on Mutual’s ability to obtain deposits and other funding at reasonable rates.

At September 30, 2007, the Bank’s liquid assets, consisting of cash due from banks, interest-earning deposits with other banks, and investment securities available for sale, totaled $33 million and were 40% of total assets and 48% of deposits.

In response to credit availability with the Federal Home Loan Bank of Atlanta, the Bank has increased its pledge of certain loans as collateral against advances and the cash settlement account. The Bank has also signed an agreement to borrow at the Federal Reserve discount window in the event of short-term liquidity needs. Management believes that it will have sufficient funds available to meet its anticipated future loan commitments as well as other liquidity needs.

Capital

A significant measure of the strength of a financial institution is its capital base. Federal regulators have classified and defined capital into the following components: (1) Tier I capital, which includes common stockholders’ equity and qualifying preferred equity, and (2) Tier II capital, which includes a portion of the allowance for loan losses, certain qualifying long-term debt and preferred stock that does not qualify as Tier I capital. Minimum capital levels are regulated by risk-based capital adequacy guidelines, which require a financial institution to maintain capital as a percent of its assets, and certain off-balance sheet items adjusted for predefined credit risk factors (risk-adjusted assets). A financial institution is required to maintain, at a minimum, Tier I capital as a percentage of risk-adjusted assets of 4.0% and combined Tier I and Tier II capital as a percentage of risk-adjusted assets of 8.0%. In addition to the risk-based guidelines, federal regulations require that we maintain a minimum leverage ratio (Tier I capital as a percentage of tangible assets) of 4.0%.

Mutual has received from the Federal Deposit Insurance Corporation and the North Carolina Office of the Commissioner of Banks an Order to Cease and Desist (the “C&D”). The C&D among other things would require the Bank to take certain actions to return the Bank to profitability, and to meet and maintain regulatory capital ratios. See the Bank’s Current Report on Form 8-K dated June 22, 2007.

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

The Board of Directors has resolved to achieve and maintain the Bank’s Tier 1 Leverage Capital ratio at or above 7% and will not pay any cash dividend or other distribution, which may reduce the Bank’s capital below this level. Regulation by these agencies is intended primarily for the protection of Mutual’s depositors and the Deposit Insurance Fund and not for the benefit of the Bank’s stockholders. The Bank’s Tier 1 Leverage Capital ratio increased from 6.01% at December 31, 2006 to 6.85% at September 2007.

Asset Liability Management

Interest rate sensitivity is the relationship between changes in market interest rate and the corresponding change in interest sensitive income. Interest rate sensitivity is controlled through the asset/liability management process. Asset/liability management is the process whereby an institution changes the mix, maturity and pricing of certain asset and liability components of the balance sheet to reduce its exposure to interest rate volatility.

Historically, Mutual has been exposed to significant risk from rising interest rates due to the maturities of its assets being longer than its deposit products. Mutual’s primary earning assets are the loan portfolio and investment securities, which represents approximately 54% and 6% of total assets, respectively. The majority of these loans are comprised of fixed rate mortgage loans. The next largest asset of the Bank is the portfolio of investment securities, most of which are fixed also. Management has attempted to change the mix of the loan portfolio by offering variable rate products and through diversification. The same process is considered when purchasing investment securities. With exception of mortgage-backed securities (MBS), bonds maturing within five or seven years are considered acceptable purchases. MBS generally have no stated maturity due to certain prepayment risks.

On the liability side of the balance sheet, management will continue to encourage customers to extend the maturity of deposits. This strategy primarily affects the Bank’s certificates of deposit, which make up 36% of total deposits. To enhance the Bank’s position, Mutual will offer new demand deposit programs that provide consumer benefits. The non-interest deposits will likely improve interest rate risk and reduce the Bank’s cost of funds. The other deposits related to the demand, savings, and money market accounts are considered stable over time. While Mutual may experience some unexpected withdrawals, these deposits are usually recovered in a short period. Notwithstanding the advances used in the leverage strategy, borrowings are used to mitigate the risks associated with taking on deposits with shorter maturities. In general, Bank borrowings will range in maturity between three months and five years.

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

Item 3 - Controls and Procedures

Mutual carried out an evaluation, under the supervision and with the participation of Mutual’s management, including the Chief Executive Officer and Chief Financial Officer, of the effectiveness of the design and operation of its disclosure controls and procedures as of September 30, 2007. Based on this evaluation, Mutual’s principal executive officer and principal financial officer concluded that Mutual’s disclosure controls and procedures are effective in timely alerting them to material information relating to the Company required to be included in Mutual’s periodic FDIC reports. It should be noted that the design of any system of controls is based in part upon certain assumptions about the likelihood of future events, and there can be no assurance that any design will succeed in achieving its stated goals under all potential future conditions, regardless of how remote.

In addition, Mutual reviewed its internal controls. There have been no changes in Mutual’s internal control over financial reporting during the last fiscal quarter that has materially affected, or is reasonably likely to materially affect, Mutual’s internal control over financial reporting.

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

Part II. OTHER INFORMATION

Item 6. Exhibits

31.1 - Certification of the Principal Executive Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

31.2 - Certification of the Principal Financial Officer Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

32.1 - Certification Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

Date: November 14, 2007	By:	/s/ William G. Smith
William G. Smith
President and Chief Executive Officer

Date: November 14, 2007	By:	/s/ Donna F. Sylver
Donna F. Sylver
Chief Financial Officer

Exhibit 31.1

CERTIFICATION OF PRINCIPAL EXECUTIVE OFFICER

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, William G. Smith, certify that:

(1)	I have reviewed this quarterly report on Form 10-QSB of Mutual Community Savings Bank, Inc., SSB;

(2)	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

(3)	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

(4)	The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)	disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

(5)	The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: November 14, 2007	By:	/s/ William G. Smith
William G. Smith
President and Chief Executive Officer

Exhibit 31.2

CERTIFICATION OF PRINCIPAL FINANCIAL OFFICER

Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002

I, Donna F. Sylver, certify that:

(1)	I have reviewed this quarterly report on Form 10-QSB of Mutual Community Savings Bank, Inc., SSB;

(2)	Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report;

(3)	Based on my knowledge, the financial statements, and other financial information included in this report, fairly present in all material respects the financial condition, results of operations and cash flows of the small business issuer as of, and for, the periods presented in this report;

(4)	The small business issuer’s other certifying officer and I are responsible for establishing and maintaining disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the small business issuer and have:

(a)	designed such disclosure controls and procedures, or caused such disclosure controls and procedures to be designed under our supervision, to ensure that material information relating to the small business issuer, including its consolidated subsidiaries, is made known to us by others within those entities, particularly during the period in which this report is being prepared;

(b)	evaluated the effectiveness of the small business issuer’s disclosure controls and procedures and presented in this report our conclusions about the effectiveness of the disclosure controls and procedures, as of the end of the period covered by this report based on such evaluation; and

(c)	disclosed in this report any change in the small business issuer’s internal control over financial reporting that occurred during the small business issuer’s most recent fiscal quarter (the small business issuer’s fourth fiscal quarter in the case of an annual report) that has materially affected, or is reasonably likely to materially affect, the small business issuer’s internal control over financial reporting; and

(5)	The small business issuer’s other certifying officer and I have disclosed, based on our most recent evaluation of internal control over financial reporting, to the small business issuer’s auditors and the audit committee of the small business issuer’s board of directors (or persons performing the equivalent functions):

(a)	all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the small business issuer’s ability to record, process, summarize and report financial information; and

(b)	any fraud, whether or not material, that involves management or other employees who have a significant role in the small business issuer’s internal control over financial reporting.

Date: November 14, 2007	By:	/s/ Donna F. Sylver
Donna F. Sylver
Chief Financial Officer

Exhibit 32.1

Certification Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002

The undersigned hereby certifies that, to their knowledge, (i) the Form 10-QSB filed by Mutual Community Savings Bank, Inc., SSB (the “Issuer”) for the quarter ended September 30, 2007, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in that report fairly presents, in all material respects, the financial condition and results of operations of the Issuer on the dates and for the periods presented therein.

MUTUAL COMMUNITY SAVINGS BANK, INC., SSB

Date: November 14, 2007	By:	/s/ William G. Smith
William G. Smith
President and Chief Executive Officer

Date: November 14, 2007	By:	/s/ Donna F. Sylver
Donna F. Sylver
Chief Financial Officer

APPENDIX J

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D.C.

)
In the Matter of	)
	)	STIPULATION AND CONSENT TO THE
MUTUAL COMMUNITY SAVINGS	)	ISSUANCE OF AN ORDER TO
BANK, SSB	)	CEASE AND DESIST
DURHAM, NORTH CAROLINA	)
	)	FDIC-07-072b
(Insured State Savings Bank))
)

Subject to the acceptance of this STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST (“Consent Agreement”) by the Federal Deposit Insurance Corporation (“FDIC”), it is hereby stipulated and agreed by and between a representative of the Legal Division of the FDIC, the North Carolina Commissioner of Banks (“Commissioner”) and Mutual Community Savings Bank, SSB, Durham, North Carolina (“Bank”), through its board of directors, as follows.

1. The Bank has been advised of its right to receive a written Notice of Charges and of Hearing (“Notice”) detailing the unsafe or unsound banking practices and violations of law and regulations alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b)(l) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b)(l), and the FDIC Rules of Practice and Procedure (“Rules”), 12 C.F.R. Part 308, and has waived those rights.

2. The Bank, solely for the purpose of this proceeding and without admitting or denying any of the alleged charges of unsafe or unsound banking practices and any violations of law and regulations, hereby consents and agrees to the issuance of an ORDER TO CEASE AND DESIST (“Order”) by the FDIC and the Commissioner in the form attached hereto. The

Bank further stipulates and agrees that such Order shall become effective ten (10) days after its issuance by the FDIC and the Commissioner and be fully enforceable by the FDIC pursuant to the provisions of section 8(i)(l) of the Act, 12 U.S.C. § 1818(i)(l), and the Rules, and by the Commissioner subject only to the conditions set forth in paragraph 3 of this Consent Agreement.

3. In the event the FDIC accepts this Consent Agreement and issues the Order, it is agreed that no action to enforce said Order in the United States District Court will be taken by the FDIC unless the Bank or any “institution-affiliated party”, as such term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), has violated or is about to violate any provision of the Order.

4. The Bank hereby waives:

(a)	the receipt of a written Notice;

(b)	all defenses to the charges to be set forth in the Notice;

(c)	a hearing for the purpose of taking evidence regarding the allegations to be set forth in the Notice;

(d)	the filing of Proposed Findings of Fact and Conclusions of Law;

(e)	a Recommended Decision of an Administrative Law Judge; and

(f)	exceptions and briefs with respect to such Recommended Decision.

Dated: June 14, 2007

FEDERAL DEPOSIT INSURANCE CORPORATION

LEGAL DIVISION

BY:

/s/ Andrea Fulton Toliver
Andrea Fulton Toliver
Regional Counsel

NORTH CAROLINA COMMISSIONER OF BANKS

BY:

/s/ Joseph A. Smith Jr.
Joseph A. Smith, Jr.
Commissioner of Banks
State of North Carolina

MUTUAL COMMUNITY SAVINGS BANK, SSB
DURHAM, NORTH CAROLINA

BY:

/s/ William V. Bell
William V. Bell

/s/ Ruby G. Bowden
Ruby G. Bowden

/s/ George W. Brooks
George W. Brooks

/s/ Beverly W. Jones
Beverly W. Jones

/s/ Elroy Lewis
Elroy Lewis

/s/ William G. Smith
William G. Smith

/s/ James A. Welch
James A. Welch

THE BOARD OF DIRECTORS

FEDERAL DEPOSIT INSURANCE CORPORATION

WASHINGTON, D. C.

)
In the Matter of	)
)
MUTUAL COMMUNITY SAVINGS	)
BANK, SSB	)	ORDER TO CEASE AND DESIST
DURHAM, NORTH CAROLINA	)
	)	FDIC-07-072b
)
(Insured State Savings Bank))
)

Mutual Community Savings Bank, SSB, Durham, North Carolina (“Bank”), having been advised of its right to a Notice of Charges and of Hearing detailing the unsafe or unsound banking practices and violations of law and regulations alleged to have been committed by the Bank and of its right to a hearing on the alleged charges under section 8(b)(l) of the Federal Deposit Insurance Act (“Act”), 12 U.S.C. § 1818(b)(l), and having waived those rights, entered into a STIPULATION AND CONSENT TO THE ISSUANCE OF AN ORDER TO CEASE AND DESIST (“Consent Agreement”) with counsel for the Federal Deposit Insurance Corporation (“FDIC”) and with the North Carolina Commissioner of Banks (“Commissioner”), dated June 14, 2007, whereby solely for the purpose of this proceeding and without admitting or denying any of the charges of unsafe or unsound banking practices and violations of law and regulations, the Bank has consented to the issuance of an ORDER TO CEASE AND DESIST (“Order”) by the FDIC and the Commissioner. The Commissioner may issue an order to cease and desist pursuant to N.C. Gen. Stat. § 54C-76(a) (2005).

The FDIC and the Commissioner considered the matter and determined there is reason to believe the Bank had engaged in unsafe or unsound banking practices and committed violations of law and regulations. The FDIC and the Commissioner, therefore, accepted the Consent Agreement and issued the following:

ORDER TO CEASE AND DESIST

It is HEREBY ORDERED, that the Bank, its institution-affiliated parties, as that term is defined in section 3(u) of the Act, 12 U.S.C. § 1813(u), and its successors and assigns cease and desist from the following unsafe and unsound banking practices and violations of law and regulations:

(a)	operating with inadequate management;

(b)	operating with a board of directors that has failed to provide adequate supervision over and direction to the active management of the Bank;

(c)	operating with inadequate equity capital and reserves in relation to Bank’s weak earnings;

(d)	operating in such a manner as to produce net operating losses;

(e)	operating with inadequate provisions and policies for liquidity and funds management;

(f)	operating with an inadequate information technology program; and

(g)	violating law, regulations, and/or statements of policy as identified on pages 15 through 17 of the FDIC Report of Examination of the Bank dated October 16, 2006 (“Report”).

IT IS HEREBY ORDERED, that the Bank, its institution-affiliated parties, and its successors and assigns take affirmative action as follows:

MANAGEMENT

1. (a) Within 90 days from the effective date of this Order, the Bank shall have and retain qualified management with the qualifications and experience commensurate with assigned duties and responsibilities at the Bank. Each member of management shall be provided appropriate written authority from the Bank’s board of directors (“Board”) to implement the provisions of this Order. At a minimum, management shall include the following:

(i) a chief executive officer responsible for supervision of the lending function and with oversight responsibility for all other areas of bank operations. This individual must have proven ability in managing a bank of comparable size and in effectively implementing lending, investment and operating policies in accordance with sound banking practices; and

(ii) a chief financial officer with appropriate and proven experience in bank financial reporting and accounting, budgeting, funds management, and strategic planning.

(b) The qualifications of management shall be assessed on each person’s ability to:

(i) comply with the requirements of this Order;

(ii) operate the Bank in a safe and sound manner;

(iii) comply with applicable laws and regulations; and

(iv) restore capital adequacy, earnings, and management effectiveness.

(c) During the life of this Order, the Bank shall notify the Regional Director of the FDIC’s Atlanta Regional Office (“Regional Director”) and the Commissioner) (collectively, “Supervisory Authorities”) in writing, of the resignation or termination of any of the Bank’s directors or senior executive officers. Prior to the addition of any individual to the

Bank’s Board or the employment of any individual as a senior executive officer, as that term is defined in Part 303 of the FDIC Rules and Regulations, 12 C.F.R. § 303.12, the Bank shall comply with the requirements of Section 32 of the Act, 12 U.S.C. § 1831(i), and Subpart F of Part 303 of the FDIC Rules and Regulations, 12 C.F.R. § 303.100-303.104. The notification must be received at least 30 days before such addition or employment is intended to become effective and should include a description of the background and experience of the individual or individuals to be added or employed. When the Supervisory Authorities have issued their nonobjections to the proposed changes or appointments, the proposed individual(s) may begin serving in their designated capacities.

(d) The Bank may not add any individual to its Board or employ any individual as a senior executive officer if the Regional Director issues a notice of disapproval pursuant to section 32 of the Act, 12 U.S.C. § 183l(i).

(e) Within 60 days from the effective date of this Order, the Board shall develop a written analysis and assessment of the Bank’s management and staffing needs (“Management Plan”) for the purposes of providing qualified management for the Bank. The Management Plan shall include, at a minimum:

(i) identification of both the type and number of officer positions needed to manage and supervise properly the affairs of the Bank;

(ii) identification and establishment of such Bank committees as are needed to provide guidance and oversight to active management;

(ii) evaluation of each Bank officer to determine whether these individuals possess the ability, experience and other qualifications required to perform present and anticipated duties, including adherence to the Bank’s established policies and practices, and restoration and maintenance of the Bank in a safe and sound condition; and

(iii) a plan to recruit and hire any additional or replacement personnel with the requisite ability, experience and other qualifications, that the Board determines are necessary to fill the Bank officer positions consistent with the Board’s analysis, evaluation and assessment as contained in the Management Plan.

(f) The written Management Plan and any subsequent modification thereto shall be submitted to the Supervisory Authorities for review and comment. No more than 30 days from the receipt of any comment(s) from the Supervisory Authorities, and after consideration of such comment(s), the Board shall approve the written Management Plan and/or any subsequent modification.

COMPLIANCE COMMITTEE

2. Within 30 days from the effective of this Order, the Board shall establish a Board committee (“Compliance Committee”), consisting of at least three (3) members, responsible for ensuring compliance with the Order, overseeing corrective measures with respect to the Order, and reporting to the Board. More than fifty (50) percent of the members of the Compliance Committee shall be independent directors as defined herein. The Compliance Committee shall monitor compliance with this Order and, within 60 days from the effective date of this Order, and every 30 days thereafter, shall submit a written report (“Compliance Report”) detailing the Bank’s compliance with this Order to the Board for review and consideration during its regularly scheduled meeting. The Compliance Report and any discussion related to the report or Order shall be incorporated into the minutes of the meeting of the Board. Nothing contained herein shall diminish the responsibility of the entire Board to ensure compliance with the provisions of this Order. For the purposes of this Order, an “independent director” shall be an individual who:

(a) is not employed in any capacity by the Bank, any of its subsidiary, or affiliated organizations, other than as a director;

(b) does not own or control more than 10 percent of the outstanding shares of the Bank or its parent company;

(c) is not related by blood or marriage to an officer or director of the Bank or its affiliates, or to any shareholder owning more than 10 percent of the outstanding shares of the Bank or its parent company, and who does not otherwise share a common financial interest with such officer, director or shareholder;

(d) is not indebted, directly or indirectly, to the Bank or any of its affiliates, including the indebtedness of any entity in which the individual has a substantial financial interest, in an amount exceeding 15 percent of the Bank’s total Tier 1 capital and allowance for loan and lease losses (“ALLY”); and

(e) is a resident of, or engaged in business in, the Bank’s trade area; or is otherwise deemed to be an independent director for purposes of this Order by the Supervisory Authorities.

BOARD OF DIRECTORS

3. Within 90 days from the effective date of this Order, the Bank’s Board shall develop and adopt an educational program for periodic training for each member of the Board. The educational program shall include, at a minimum:

(a) specific training in the areas of lending, operations, and compliance with laws, rules and regulations applicable to banks chartered in the state of North Carolina; and,

(b) specific training in the duties and responsibilities of the Board in connection with the safe and sound operation of the Bank.

Upon adoption of the educational program, it shall be submitted to the Supervisory Authorities for review and comment. The Board shall document the training activities in the minutes of the next Board meeting following completion of the training. The Board’s actions as required by this paragraph shall be satisfactory to the Supervisory Authorities as determined at subsequent examinations.

CAPITAL

4. (a) Within 60 days from the effective date of this Order, the Bank shall develop and adopt a Capital Plan to meet the minimum Tier 1 capital and risk-based ratios set forth in Paragraph 4(b) and 4(c) of this Order. The Capital Plan shall be submitted to the Supervisory Authorities for review and comment.

(b) During the life of this Order, the Bank shall maintain Tier 1 capital in such an amount as to equal or exceed 7.0 percent of the Bank’s total assets (“Tier 1 capital ratio”). If, after the end of any calendar quarter, the Bank’s Tier 1 capital ratio falls below 7.0 percent, the Bank shall implement its written plan for restoring the Bank’s Tier 1 capital ratio to 7.0 percent within 90 days of the prior quarter end.

(c) During the life of this Order, the Bank shall maintain risk-based capital ratios such as will cause the Bank to be “well capitalized” for purposes of section 38 of the Act, 12 U.S.C. § 1831o and Subpart B of Part 325 of the FDIC Rules and Regulations, 12 C. F. R. Part 325, Subpart B. The ratios shall be calculated pursuant to the FDIC Statement of Policy on Risk-Based Capital contained in Appendix A to Part 325 of the FDIC Rules and Regulations, 12 C.F.R. Part 325, Appendix A. If, after the end of any calendar quarter, the Bank’s risk-based capital ratio falls below this requirement, the Bank shall implement its written plan for restoring the Bank’s risk based capital ratio to the required minimum within 90 days of the prior quarter end.

(d) The level of Tier 1 capital to be maintained during the life of this Order pursuant to Subparagraph 4(b) shall be in addition to a fully funded ALLL, the adequacy of which shall be satisfactory to the Supervisory Authorities as determined at subsequent examinations and/or visitations.

(e) Any increase in Tier 1 capital necessary to meet the requirements of Paragraph 4 of this Order may be accomplished by the following:

(i) sale of common stock; or

(ii) the sale of noncumulative perpetual preferred stock; or

(iii) direct contribution of cash by the Board and/or shareholders of the Bank; or

(iv) other means acceptable to the Supervisory Authorities; or

(v) any combination of the above means.

Any increase in Tier 1 capital necessary to meet the requirements of Paragraph 4 of this Order may not be accomplished through a deduction from the Bank’s ALLL.

(f) For the purposes of this Order, the terms “Tier 1 capital” and “total assets” shall have, the meanings ascribed to them in Part 325 of the FDIC Rules and Regulations, 12 C.F.R. §§ 325.2(t) and 325.2(v).

(g) If all or part of any necessary increase in Tier 1 capital required by this Paragraph is accomplished by the sale of new securities, the Board shall forthwith take all necessary steps to adopt and implement a plan for the sale of such additional securities, including the voting of any shares owned or proxies held or controlled by them in favor of the plan. Should the implementation of the plan involve a public distribution of the Bank’s securities (including a distribution limited only to the Bank’s existing shareholders), the Bank shall prepare offering materials fully describing the securities being offered, including an accurate description of the financial condition of the Bank and the circumstances giving rise to the offering, and any other material disclosures necessary to comply with any applicable securities laws. Prior to the implementation of the plan and, in any event, not less than 15 days prior to the dissemination of such materials, the plan and any materials used in the sale of the securities shall be submitted to the FDIC, Accounting and Securities Disclosure Section, 550 17th Street, N.W., Washington, D.C. 20429, and the Commissioner, 4309 Mail Service Center, Raleigh, North Carolina 27699- 4309. Any changes requested to be made in the plan or materials shall be made prior to their dissemination.

(h) In complying with the provisions of Paragraph 4 of this Order, the Bank shall provide to any subscriber and/or purchaser of the Bank’s securities, a written notice of any planned or existing development or other changes which are materially different from the information reflected in any offering materials used in connection with the sale of Bank securities. The written notice required by this Paragraph shall be furnished within 10 days from the date such material development or change was planned or occurred, whichever is earlier, and shall be furnished to every subscriber and/or purchaser of the Bank’s securities who received or was tendered the information contained in the Bank’s original offering materials.

DEFERRED TAX ASSETS

5. Prior to filing the June 30, 2007 Consolidated Reports of Condition and Income, the Bank shall review Deferred Tax Assets and, if required by Financial Accounting Standards

109 and by the Consolidated Reports of Condition and Income Instructions issued by the Federal Financial Institutions Examination Council, establish a valuation allowance. The determination of the need for a valuation allowance shall be made based on total deferred tax assets and not deferred tax assets net of deferred tax liabilities. In addition, the evaluation shall be made on a jurisdiction-by-jurisdiction basis.

CASH DIVIDENDS

6. The Bank shall not pay cash dividends without the prior written consent of the Supervisory Authorities.

BUDGET/PROFIT PLAN

7. (a) Within 60 days from the effective date of this Order, the Bank shall formulate and fully implement a written plan to improve earnings. This plan shall be forwarded to the Supervisory Authorities for review and comment and shall, at a minimum:

(i) identify goals and strategies for improving and sustaining the earnings of the Bank;

(ii) identify the major areas in, and means by which, the Board will seek to improve the Bank’s operating performance;

(iii) require realistic and comprehensive budgets;

(iv) describe the operating assumptions that form the basis for, and adequately support, major projected income and expense components; and

(v) require a budget review process to monitor the income and expenses of the Bank to compare the actual figures with budgetary projections.

(b) Following the end of each calendar quarter, the Board shall evaluate the Bank’s actual performance in relation to the plan required by this paragraph and shall record the results of the evaluation, and any actions taken by the Bank, in the minutes of the Board meeting when such an evaluation is undertaken.

(c) thereafter, the Bank shall formulate such a plan and budget by November 30 of each subsequent year and submit the plan and budget to the Supervisory Authorities for review and comment by December 15 of each subsequent year.

VIOLATIONS

8. Within 60 days from the effective date of this Order, the Bank shall eliminate and/or correct all violations of law and regulations and contraventions of policy which are more fully set out on pages 15 through 17 in the October 16, 2007 Report. In addition, the Bank shall take all necessary steps to ensure future compliance with all applicable laws and regulations.

ASSET AND LIABILITY MANAGEMENT

9. Within 90 days from the effective date of this Order, the Bank shall review its written Interest Rate Risk Policy and Liquidity Risk Management Policy to provide effective guidance and control over the Bank’s funds management activities, and at a minimum, shall revise the policies to address all items of criticism enumerated on pages 5 and 12 of the Report.

INFORMATION TECHNOLOGY (IT)

10. (a) Within 90 days from the effective date of this Order, the Bank shall develop and fully implement an appropriate Customer Information Security Program Policy and Procedures to meet all requirements of Part 364, Appendix B of the FDIC Rules and Regulations—Interagency Guidelines Establishing Information Security Standards. It shall at a minimum, address:

(i) bank wide risk assessment of all information assets;

(ii) appropriate controls to properly safeguard information assets;

(iii) periodic independent testing of controls;

(iv) employee training to ensure controls are properly implemented,

(v) effective vendor management;

(vi) incident response program; and

(vii) at least annual Board reporting.

(b) Within 120 days from the effective date of this Order, the Bank shall develop a bank-wide business continuity plan in accordance with the Federal Financial Institution Examination Council guidance outlined in the Business Continuity Planning IT Examination Handbook.

(c) Within 90 days from the effective date of this Order, the Bank shall correct all other IT deficiencies noted in the Report.

NOTICE TO SHAREHOLDERS

11. Following the effective date of this Order, the Bank shall send to its shareholders or otherwise furnish a description of this Order in conjunction with the Bank’s next shareholder communication and also in conjunction with its notice or proxy statement preceding the Bank’s next shareholder meeting. The description shall fully describe the Order in all material respects. The description and any accompanying communication, statement, or notice shall be sent to the FDIC, Registration and Disclosure Section, 550 17th Street, N. W., Washington, D.C. 20429, at least 15 days prior to dissemination to shareholders. Any changes requested to be made by the FDIC shall be made prior to dissemination of the description, communication, notice, or statement.

PROGRESS REPORTS

12. Within 30 days of the end of the first calendar quarter following the effective date of this Order, and within 30 days of the end of each calendar quarter thereafter, the Bank shall furnish written progress reports to the Supervisory Authorities detailing the form and manner of any actions taken to secure compliance with this Order and the results thereof. Such reports may be discontinued when the corrections required by this Order have been accomplished and the Supervisory Authorities have released the Bank in writing from making further reports.

This Order shall become effective 10 days from the date of its issuance.

The provisions of this Order shall remain effective and enforceable except to the extent that, and until such time as, any provisions of this Order shall have been modified, terminated, suspended, or set aside by the Supervisory Authorities.

Pursuant to delegated authority.

Dated at Atlanta, Georgia, this 14th day of June, 2007.

/s/ Mark S. Schmidt
Mark S. Schmidt
Regional Director Division of Supervision and Consumer Protection Atlanta Region Federal Deposit Insurance Corporation

The North Carolina Commissioner of Banks having duly approved the foregoing Order, and the Bank, through its Board, agree that the issuance of the said Order by the Federal Deposit Insurance Corporation shall be binding as between the Bank and the Commissioner to the same degree and legal effect that such Order would be binding on the Bank if the Commissioner had issued a separate Order that included and incorporated all of the provisions of the foregoing Order pursuant to the provisions of N. C. Stat. § 54C-76(a) (2005).

Dated this 8th day of June, 2007.

/s/ Joseph A. Smith, Jr.
Joseph A. Smith, Jr.
Commissioner of Banks
State of North Carolina

EXHIBIT INDEX

Exhibit No.	Description

Exhibit 5.1	Form of Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., as to the validity of the shares of Bancorp common stock.

Exhibit 8.1	Form of Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., as to certain tax matters.

Exhibit 8.2	Form of Opinion of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P., as to certain tax matters.

Exhibit 13.1	Bancorp’s Annual Report on Form 10-KSB/A (Amendment No. 1) for the year ended December 31, 2006 (included as Appendix D to the proxy statement/ prospectus contained in this registration statement).

Exhibit 13.2	Bancorp’s Quarterly Report on Form 10-QSB for the quarter ended September 30, 2007 (included as Appendix F to the proxy statement/ prospectus contained in this registration statement).

Exhibit 23.1	Consent of McGladrey & Pullen, LLP relating to Bancorp.

Exhibit 23.2	Consent of Deloitte and Touche LLP relating to Bancorp.

Exhibit 23.3	Consent of Dixon Hughes, PLLC relating to Mutual.

Exhibit 23.4	Form of Consent of Brooks, Pierce, McLendon, Humphrey & Leonard, L.L.P. (included in the opinions filed as Exhibits 5.1, 8.1 and 8.2 to this registration statement).

Exhibit 24.1	Powers of Attorney (included as part of the signature page hereof).

Exhibit 99.1	Form of Proxy for Special Meeting of Shareholders of Mutual

Exhibit 99.2	Consent of Howe Barnes Hoefer & Arnett, Inc.